UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 11-K

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number: 001-06033
A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
United Airlines Pilot Directed Account Plan
Benefits Administration — OPCHR
United Air Lines, Inc.
P.O. Box 66100
Chicago, IL 60666
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
UAL Corporation
77 W. Wacker Drive
Chicago, Illinois 60601
(312) 997-8000

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

NOTE:
All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Participants of the
United Airlines Pilot Directed Account Plan
We have audited the accompanying statements of net assets available for benefits of the United Airlines Pilot Directed Account Plan (the “Plan”), as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of (1) assets (acquired and disposed of within the plan year) for the year ended December 31, 2008 and (2) assets (held at end of year) as of December 31, 2008, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP
Chicago, Illinois
June 29, 2009

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2008 AND 2007
(In millions)

	2008	2007

ASSETS:
Participant-directed investments, at fair value (Notes 3 & 9)	2,346	3,184
Contributions receivable	13	3
Accrued income—net	4	7
Collateral received for securities loaned (Note 3)	85	215

Total assets	2,448	3,409

LIABILITIES:
Pending trade payables—net	(31)	(54)
Obligation for collateral received for securities loaned (Note 3)	(86)	(216)

Total liabilities	(117)	(270)

NET ASSETS AVAILABLE FOR BENEFITS	$2,331	$3,139

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2008
(In millions)

ADDITIONS:
Contributions:
Employer contributions	$135
Participant contributions	45
Rollover contributions (Note 1)	2

Total contributions	182

Investment income:
Income from securities lending	2
Dividends and interest	71

Total additions	255

DEDUCTIONS:
Net depreciation in fair value of investments	(912)
Benefits paid to participants	(138)
Administrative expenses	(13)

Total deductions	(1,063)

DECREASE IN NET ASSETS	(808)

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of year	3,139

End of year	$2,331

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007, AND FOR THE YEAR ENDED DECEMBER 31, 2008
1.	DESCRIPTION OF PLAN
The following description of the United Airlines Pilot Directed Account Plan (the “Plan”) is for general information purposes only. Participants should refer to the Plan document for more complete information.
General and Plan Participants—The Plan is a defined contribution plan covering all employees of United Air Lines, Inc. (“United” or the “Company”) who are represented by the Air Line Pilots Association, International (“ALPA”). United pilots are eligible to become participants in the Plan on their date of hire. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Trustee and Record Keeper —The Russell Trust Company (“Russell” or “Trustee”) serves as Plan Trustee. Per the United Airlines, Inc. Pilots’ Directed Account Plan Trust Agreement, Russell is responsible for many aspects of the trust, including administration and the management and custody of all Plan assets. As approved by the Retirement and Welfare Administration Committee appointed by the Board of Directors of the Company, Russell has hired The Northern Trust Company to serve as sub-custodian of the Plan and Hewitt & Associates to serve as the subagent performing the participant recordkeeping functions.
Contributions— There are several types of contributions that may be made to the Plan on participants’ behalf:
•
Company Contributions: The Company contributes to the Plan an amount equal to 16% of participant eligible earnings. Company contributions on behalf of a participant are allocated directly to each participant’s account. The participant is not required to contribute to the Plan to receive this direct employer contribution.

•
Employee contributions: Eligible employees may elect to contribute to the Plan in any whole percentage from 1% to 60% of eligible earnings. Eligible employees may also make a supplemental election to contribute an additional pretax contribution in an amount equal to 1% to 90% of their net pretax pay. Section 402(g) of the Internal Revenue Code (“IRC”) limits the amount of pretax 401(k) contributions to a maximum of $15,500 in 2008. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Eligible employees may also elect to make voluntary after-tax contributions to the Plan from 1% to 60% of the participant’s earnings (as defined by the Plan) for each pay period only after making the maximum pretax contribution. Section 415(c) of the IRC limits the total amount of contributions to all qualified defined contribution retirement plans to the lesser of 100% of annual taxable earnings or $46,000.

•
Voluntary pretax catch-up contributions: Participants age 50 or older at any time during the Plan year can make additional pretax catch-up contributions to the Plan. This catch-up contribution is available only to the extent the participant has contributed the maximum amount of 401(k) contributions permitted under the Plan and the participant has not exceeded the annual catch-up contribution limit. For calendar year 2008, the maximum amount is $5,000.

•
Rollover Contributions— Participants may elect to roll over money into the Plan from certain other qualified employer plans or qualified IRA. The Plan will not accept a rollover of after-tax contributions. Rollover contributions for the year ended December 31, 2008, include $2,030,255, which were transferred from other qualified plans as rollovers under the IRC Sections 402(c) and 408(d).

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the contributions, and Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Investments—Participants direct the investment of their contributions and account balances in 1% increments into the following various investment options offered by the Plan:
•	Money Market Fund

•	Short-Term Bond Fund

•	Diversified Bond Fund

•	Value Equity Fund

•	Growth Equity Fund

•	Small Cap Equity Fund

•	International Equity Fund

•	S&P 500 Index Fund

•	AutoPDAP Funds, which are funds that are invested in a diversified portfolio of underlying stock and bond funds strategically mixed for investors based on their estimated retirement date.

•
Individual Brokerage Account (IBA) — Subject to a number of conditions and restrictions, this option allows participants to select from a wide range of investments, including UAL common stock, which are made available through the Charles Schwab and Co., Inc. individual brokerage account network.

Vesting—Participants are vested immediately in their contributions and the Company’s contributions, plus actual earnings thereon, and the balance of a participant’s account is nonforfeitable at all times. Accordingly, there are no forfeitures under the Plan.
Participant Loans—Active employees- receiving regular pay from the Company- may borrow from their fund accounts. A loan may not exceed $50,000 minus their highest outstanding loan balance over the last 12 months or one-half of their PDAP account balance, whichever is less. The minimum that may be borrowed is $1,000. Loans will be funded by a pro rata transfer from the assets of the account invested in the investment funds (excluding Individual Brokerage Account). The loan is secured by the participant’s account balance, and is generally repaid through payroll deductions on an after-tax basis for the term of the loan, which is a maximum of 60 months. The term of the loan may be extended to a period up to 15 years if the loan is used to acquire a principal residence. Loans are subject to an annual interest rate at one percent above the prime rate listed in the Wall Street Journal on the business day preceding the effective date of the participant request (interest rates ranged from 4.25% to 10.5% at December 31, 2008). Participants may only have one loan outstanding at any time. Participants are eligible to request a new loan 30 days after full repayment of a prior loan. An administrative fee of $90 is charged to each participant taking a loan and is automatically deducted from the participant’s account and added to the loan amount.

Payment of Benefits—Withdrawals from the Plan may be made as follows, as applicable to the participant’s eligibility, amount requested, and existing balances:
•
Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or in the form of a fixed or variable annuity. All or a portion of the amount of the distribution may be excluded from income by a direct roll over into an Individual Retirement Account, qualified plan, an annuity contract or annuity plan under Section 403, and certain governmental plans under Section 457. However, distributions required under the minimum distribution rules, a hardship distribution from pretax contributions, or periodic payments in substantially equal amounts over the life, life expectancy or period of 10 years and more are not eligible for rollover distributions. Participants must begin to receive plan benefits not later than April 1st of the year following the year in which they reach age 70 1/2. At a minimum, they must draw benefits in annual installments at least equal to the minimum required by law.

•
Distributions of accounts due to the death of a participant may be taken by the participant’s beneficiaries in any one, or any combination of forms, and in any proportions, as are made available to participant upon retirement or termination of employment. The participant’s surviving spouse, if any, is automatically the beneficiary of at least half of the account. The surviving spouse may elect to defer distribution until participant would have attained age 70 1/2 or may elect an earlier distribution. Any designated beneficiary who is not the participant’s surviving spouse may elect a direct trustee-to-trustee transfer of eligible distributions.

•
In-service withdrawals for participants who are actively employed or are absent due to reasons of illness (other than grounded status), or approved leave of absence and maintain an employer-employee relationship with the Company are permitted as follows:

•	Discretionary withdrawals of after-tax contributions and earnings

•	Hardship withdrawals of pretax 401(k) contributions, subject to restrictions described in the Plan

•
After reaching age 59 1/2, rollover contributions (as adjusted for earnings and losses) may be withdrawn at any time. After rollover contributions are depleted, pretax contributions (but no earnings) can be withdrawn.

Generally, withdrawals are allocated pro rata to the balances of each of the investment funds in the participant’s account.
2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting—The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of net assets available for benefits and changes therein. Actual results could differ from those estimates. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

New Accounting Pronouncements— In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The Plan adopted SFAS No. 157 on January 1, 2008. (See Note 9 “Fair Value Measurements”).
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”). This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for periods beginning January 1, 2009, although early adoption is allowed. The Plan is currently evaluating the impact of adopting SFAS 161.
In October 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”). FSP No. 157-3 clarifies the application of SFAS 157 in a market that is not active and provides examples to illustrate key considerations in determining fair value in such market. The adoption of FSP 157-3 did not have a material effect on the Plan’s financial statements.
In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 157-4, Determining Fair Value when the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly (“FSP 157-4”), which is effective for the Plan for the year ending December 31, 2009. FSP 157-4 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The FSP provides guidance for estimating fair value when the volume and level of market activity for an asset or liability have significantly decreased and determining whether a transaction was orderly. This FSP applies to all fair value measurements when appropriate. The Plan is currently evaluating the impact of adopting FSP 157-4.
Investment Valuation and Income Recognition—The Plan’s investments are reported at fair value (See Note 9 “Fair Value Measurements”). The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
The pending trade payables are recorded net of related receivables and represent net amounts due to investment managers arising from security trading activities settled subsequent to year-end.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation (Depreciation) in Value of Investments—Net appreciation (depreciation) in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at January 1, or date of purchase if subsequent to January 1, and fair value at date of sale or the current year-end. The unrealized gain or loss on investments in the International Equity Fund represents the difference between fair value at January 1, or date of purchase, and the fair value at the date of sale or the current year-end plus, where applicable, the change in the exchange rate between the U.S. dollar and the foreign currency in which the assets are denominated from January 1, or the date of purchase, to the date of sale or the current year-end.
Administrative and Investment Management Expenses—Management and audit fees, which are paid by the Plan, are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included as an addition to the net depreciation in fair value of investments. United performs certain administrative functions for the Plan without charge.
Payment of Benefits—Benefit payments to participants are recorded upon distribution. Amounts relating to participants who have elected to withdraw from the Plan but have not yet been paid were $293,262 and $1,429,065 at December 31, 2008 and 2007, respectively.

3.	INVESTMENTS
The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2008 and 2007, are as follows (in millions):

	2008	2007

Frank Russell Short-Term Investment Fund	$523	$476
Schwab Money Market Fund *	$233	$139

*	Represented less than 5% of the Plan’s net assets available for benefits as of December 31, 2007.
During the year ended December 31, 2008, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows (in millions):

Cash and cash equivalents	$(1)
Equity securities	(904)
Corporate and International Bonds	(17)
Government securities and other fixed income instruments	31
Net Gain on In-Kind Schwab IBA Benefit Distributions	(21)

Total	$(912)

The Trustee is authorized to engage in the lending of certain Trust assets. Securities lending is an investment management strategy that utilizes the existing securities (government bonds, corporate bonds, or equities) of the Trust to earn additional income ($1,566,277 and $861,104 in 2008 and 2007, respectively). It involves the loaning of securities by the Lending Agent (The Northern Trust Company) to a select group of approved broker-dealers. In return for the loaned securities, the Lending Agent simultaneously receives collateral from a borrower (such as in the form of cash, U.S. government securities and irrevocable bank letters of credit) as a precaution against possible default of any borrower on the return of the loan. Each loan is collateralized to the extent of 102% for domestic securities and 105% for international securities of the fair value of the loan (including any accrued interest if appropriate to particular securities). The collateral is marked-to-market on a daily basis to maintain the margin requirement.

Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the investment funds.
As of December 31, 2008, the investment managers were as follows:

Money Market Fund	-	Russell Trust Company

Short Term Bond Fund	-	Pacific Investment Management Company LLC

Diversified Bond Fund	-	Western Asset Management Company
	-	Pacific Investment Management Company LLC
	-	Russell Trust Company

International Equity Fund	-	Arrowstreet Capital, LP
	-	Marsico Capital Management, LLC
	-	MFS Institutional Advisors, Inc.
	-	AllianceBernstein. LP
	-	Russell Trust Company

Value Equity Fund	-	Dodge & Cox Incorporated
	-	Jacobs Levy Equity Management, Inc.
	-	MFS Institutional Advisors, Inc.
	-	Deprince, Race & Zollo, Inc.
	-	JS Asset Management
	-	Russell Trust Company

Growth Equity Fund	-	Marsico Capital Management, LLC
	-	Cornerstone Capital Management, Inc.
	-	Suffolk Capital Management, LLC
	-	Sustainable Growth Advisers. LP
	-	Turner Investment Partners, Inc.
	-	Russell Trust Company

Small Cap Equity Fund	-	ClariVest Asset Management, LLC
	-	Copper Rock Capital Partners, LLC
	-	Delaware Investment Advisers
	-	Jacobs Levy Equity Management, Inc.
	-	Martingale Asset Management, LP
	-	Opus Capital Management
	-	Turner Investment Partners, Inc.
	-	Russell Trust Company

S&P 500 Index Fund	-	PanAgora Asset Management, Inc.
	-	Russell Trust Company

Individual Brokerage Account Option	-	Self-directed account with Charles Schwab

4.	DERIVATIVE FINANCIAL INSTRUMENTS
The Plan allows certain investment managers to reduce the funds’ exposure to foreign currency fluctuations through the use of foreign currency forwards and options. The Plan authorizes certain investment managers to earn equity returns on the funds’ cash position through equity index future contracts. Additionally, other investment managers use interest rate futures and money market futures to replicate government bond positions and manage interest rate exposure. Credit default swaps may be used by investment managers to effectively increase or decrease their exposure to individual corporate bond issues or baskets of corporate bond issues. They may also be used to effectively replicate corporate bond positions and manage overall credit risk. The Plan prohibits investment managers from being a party to any leveraged derivatives. All derivative positions are stated at fair value as determined by exchange quoted market prices or through other valuation techniques.
5.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS
The Plan holds investments managed by Russell. Russell is the trustee as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions. Total fees and commissions paid by the Plan to Russell for plan year 2008 totaled $11,534,587.
The Plan invests in shares of UAL common stock. UAL is the parent company of United and, as such, investment activity related to UAL common stock qualifies as exempt party-in-interest transactions.
6.	PLAN TERMINATION
The Company expects to continue the plan indefinitely, but reserves the right to terminate the Plan, in whole or in part, provided that Plan termination is effected by a written resolution adopted by a majority of the Board of Directors of the Company subject to the provisions set forth in ERISA and the currently effective collective bargaining agreement with ALPA. If the Plan is terminated, employer contributions would cease and all amounts credited to a participant’s account at the time of termination shall be retained in the Plan and will be distributed in accordance with ERISA and the normal distribution rules of the Plan.
7.	FEDERAL INCOME TAX STATUS
The IRS has determined and informed the Company by a letter, dated March 31, 2009, that the Plan and related trust were designed in accordance with applicable regulations of the Internal Revenue Code. United and Plan management believe the Plan is currently designed and operated in accordance with applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

8.	RECONCILIATION TO FORM 5500
At December 31, 2008 and 2007, certain participants had requested distributions from the plan, but were not paid until the following January. No liability is recorded in the financial statements for such transactions. However, these amounts are included as a benefit payable in the Form 5500. The reconciliation between the financial statements and the Form 5500 is as follows (in millions):

	2008	2007

Net assets available for plan benefits per financial statements	$2,331	$3,139
Less amounts allocated to withdrawing participants	—	(2)

Net assets available for plan benefits per Form 5500	2,331	3,137

Benefits paid to participants per financial statements	$138
Add amounts allocated to withdrawing participants at December 31, 2008	—
Less amounts allocated to withdrawing participants at December 31, 2007	(2)

Benefits paid to participants per Form 5500	$136

9.	FAIR VALUE MEASUREMENTS
Effective January 1, 2008, the Plan adopted SFAS 157 which establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	Quoted market prices in active markets for identical assets that are accessible at the measurement date.

Level 2	Quoted market prices of identical assets in inactive markets or similar assets in active markets; and observable or correlated inputs for the asset (e.g., interest rates and yield curves observable at commonly quoted intervals).

Level 3	Unobservable inputs that reflect the reporting entity’s own assumptions about inputs used by market participants in pricing assets or liabilities.

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Shares held in mutual funds are valued at the closing share price, which is based on the funds’ net asset value at year-end. Units held in collective trusts are valued at the unit value as reported by the investment managers at year-end.
Participant loans are valued at cost, which approximates fair value.
Investments in Individual Brokerage Accounts and the UAL Stock Fund are described below:
Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest, which approximates market value.
Common stock, preferred stock, and fixed income securities traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Fixed income securities classified as level 2 are valued based on quoted prices in inactive markets.
The following table presents the Trust’s investment assets and liabilities at fair value categorized in the different levels, as of December 31, 2008. As required by SFAS No. 157, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

(in thousands)	Investment Assets and Liabilities at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total

Assets:
Cash and cash equivalents	$29,116	$10,169	$—	$39,285
Mutual funds	221,226	—	—	221,226
Common collective trusts	—	998,779	—	998,779
Equity securities	824,625	5,940	48	830,613
Asset backed securities	—	14,777	810	15,587
Corporate and international bonds	—	51,111	390	51,501
Government securities and other fixed income	—	70,181	1,021	71,202
Other	100	9,887	601	10,588
Participant loans	—	—	23,130	23,130
Securities on loan:
Equity securities	80,738	612	—	81,350
Corporate and international bonds	—	969	—	969
Government securities and other fixed income	—	1,849	—	1,849

Total investment assets at fair value	$1,155,805	$1,164,274	$26,000	$2,346,079

Liabilities:
Obligation to return collateral:
Cash and cash equivalents	$85,483	$—	$—	$85,483
Equity securities	17	—	—	17

Total investment liabilities at fair value	$85,500	$—	$—	$85,500

Level 3 Gains and Losses
The table below summarizes the changes in the fair value of the Trust’s level 3 investment assets for the year ended December 31, 2008.

(in thousands)	Level 3 Investment Assets
	Year Ended December 31, 2008
			Corporate	Government
		Asset	and	securities and
	Equity	Backed	International	other fixed		Participant
	Securities	Securities	Bonds	income	Other	Loans	Total

Fair value balance, beginning of year	$13	$822	$116	$950	$2	$21,689	$23,592

Realized and unrealized gains / (losses)	(41)	19	(430)	(103)	(7)	—	(562)
Purchases, issuances, and settlements	76	(31)	704	174	606	1,441	2,970

Fair value balance, end of year	$48	$810	$390	$1,021	$601	$23,130	$26,000

The amount of total gains or losses for the period included in net depreciation in value of the Plan’s investments attributable to the change in unrealized gains or losses relating to assets still held at the reporting date.	$(18)	$19	$(434)	$(25)	$(6)	$—	$(464)

10.	PLAN AMENDMENTS
During 2008, the Plan was amended to increase the Company contribution on behalf of each participant from 15% to 16% of the Participant’s earnings for hours worked on or after January 1, 2008.
******

SUPPLEMENTAL SCHEDULES

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
AS OF DECEMBER 31, 2008

		Disposition
Identity of Issue/Description of Investment	Acquisition Cost	Proceeds
ABC LEARNING CENTR NPV	(12,028.14)	13,341.65
ACCURIDE CORP COM STK	(16,341.50)	19,356.33
ADR OAO GAZPROM LEVEL 1 ADR	(396,582.28)	376,804.73
AEON CO LTD NPV	(44,161.17)	40,653.56
AGFA GEVAERT NV NPV	(77,608.93)	55,053.37
ALCATEL-LUCENT EUR2	(246,327.08)	276,069.51
ALLIANCE&LEICESTER ORD GBP0.50	(225,605.07)	—
ANGLO IRISH BK CP IE EUR0.16	—	53,987.20
ARCANDOR COMMON STOCK	(24,366.40)	15,491.06
ASUSTEK COMPUTER TWD10	(210,813.98)	162,799.05
BANCO BPI SA EUR1(REGD)	(93,232.39)	70,196.61
BANCO SANTANDER EUR0.50(REGD)	—	69,338.70
BCO COM PORTUG. EUR1(REGD)	(86,416.87)	76,805.06
BCO ESPIRITO SANTO EUR5(REGD)	(21,583.66)	20,106.33
BM&F BOVESPA SA BO COM NPV	—	164,850.84
BOLIDEN AB NPV	(119,822.86)	110,666.68
BOVIS HOMES GROUP ORD GBP0.50	(110,147.77)	124,541.19
BRIT AMER TOBACCO ORD GBP0.25	(145,958.91)	98,285.99
CENTRICA PLC RIGHT	—	24,678.15
CENTRO PROPS GPLTD NPV (STAPLED)	(30,489.75)	7,479.27
CEZ CZK100	(394,909.09)	299,724.88
CHINA UNICOM (HK)L HKD0.10	—	91,457.20
CHIYODA CORP NPV	(111,648.85)	131,818.75
CHUGAI PHARMACY CO. LTD NPV	(129,706.65)	145,347.11
CITIGROUP INC GLOBAL SR NT 5.5% DUE 04-11-2013 BEO	(258,679.20)	251,902.60
COMMERZBANK AG ORD NPV	(685,272.23)	532,641.81
COMVERSE TECHNOLOGY INC COM PAR $0.10 COM PAR $0.10	(83,044.45)	57,623.51
COSMO OIL COMPANY NPV	(42,357.85)	22,750.23
CSL LIMITED PLACEMENTS SHARES	(151,050.21)	—
CSR PLC ORD GBP0.001	(41,398.63)	41,258.34
DAI NIPPON PRINTNG NPV	(81,631.92)	67,588.43
DOWA HOLDINGS CO LTD	(18,572.76)	22,584.38
DSG INTERNATIONAL ORD GBP0.025	(170,819.96)	129,725.80
E.ON AG NPV	(322,483.38)	3,930,595.54
ELAN CORP ORD EUR0.05	(43,685.81)	33,192.86
ELETROPAULO PREF B	(42,919.15)	28,909.20
FABEGE AB NPV	(120,871.60)	40,959.82
FABEGE AB NPV	—	17,935.61
FORTIS NPV	(689,456.43)	367,380.61
FUJIKURA NPV	(118,375.23)	133,619.76
GN STORE NORD DKK4	(13,708.90)	13,093.07
GPE BRUXELLES LAM NPV	(72,597.77)	85,508.99
HBOS PLC ORD GBP0.25 (NPD 18/07/08)	—	404.00
HIKARI TSUSHIN INC NPV	(100,503.80)	91,295.93
HITACHI CONST MACH NPV	(265,591.19)	268,696.70

		Disposition
Identity of Issue/Description of Investment	Acquisition Cost	Proceeds
HITACHI HIGH-TECH NPV	(37,950.96)	47,542.10
HOKURIKU ELEC PWR Y500	(65,055.99)	68,961.26
HONG KONG EXCHANGES & CLEAR	(20,074.55)	182,173.78
IFI(ISTIT FIN IND) PRIV EUR1	(99,180.17)	34,604.79
IFIL SPA EUR1	(66,845.24)	64,686.59
IMERYS EUR2	(11,204.22)	9,301.12
INCITEC PIVOT NPV	(143,868.26)	35,931.15
INVESTEC ORD GBP0.0002	(40,987.42)	45,017.99
IRISH LIFE & EUR0.32	(86,671.94)	49,534.43
ITV ORD GBP0.10	(262,235.70)	124,095.35
JPMORGAN CHASE & CO FORMERLY JP MORGAN 6 DUE 01-15-2018 BEO	(64,635.90)	64,539.40
JS GROUP CORP COM NPV	(122,883.12)	88,063.62
KAJIMA CORP NPV	(94,101.29)	91,019.42
KAWASAKI KISEN KAISHA LTD NPV	(9,260.69)	10,300.26
KEMET CORP COM	(28,698.40)	8,900.63
KGHM POLSKA MIEDZ PLN10 BR	(259,610.47)	65,411.06
KINGFISHER ORD GBP0.157142857	(186,360.96)	161,017.40
KOBE STEEL NPV	(118,945.96)	106,437.26
KUEHNE&NAGEL INTL CHF1(REGD)	(56,492.77)	43,085.55
LAFARGE EUR4	(688,123.17)	549,947.43
LAND SECURITIES GP ORD GBP0.10	(65,813.75)	32,594.61
LEOPALACE 21 CORP NPV	(11,801.57)	7,116.39
LUNDIN PETROLEUM A NPV	(129,004.06)	42,690.92
MEDICEO PALTAC NPV	(84,716.50)	54,388.04
MITSUBISHI RAYON NPV	(71,725.17)	55,692.29
MITSUI MINING & SM NPV	(29,425.82)	30,227.01
NATIXIS EUR1.6(POST SUBDV)	(12,618.46)	7,002.60
NATL BK OF CANADA COM NPV	(367,056.12)	302,180.98
NESTLE SA CHF1(REGD)	(218,085.26)	1,919,743.97
NEWCREST MINING NPV	(83,607.73)	76,777.19
NIPPON EXPRESS CO NPV	(149,032.80)	127,361.15
NIPPON OIL CORP Y50	(57,481.60)	59,628.72
NIPPON STEEL CORP NPV	(97,548.52)	99,565.79
NISHIMATSU CONSTCN NPV	(52,796.95)	59,881.20
NISSIN FOODS HOLDINGS CO LTD NPV	(66,038.36)	79,002.27
NORDEX AG NPV	(23,025.54)	21,725.16
NOVA CHEMICALS COM NPV	(174,837.07)	42,603.02
NTT DOCOMO NPV	(73,539.56)	83,450.84
OGX PETROLEO E GAS COMSTK	(164,697.23)	114,172.03
ONO PHARMACEUTICAL NPV	(44,880.25)	38,768.82
ORIFLAME COSMETICS SDR EACH REP 1 EUR1.25	(31,181.41)	35,107.64
OUTOKUMPU OYJ SER’A’NPV	(79,025.66)	63,002.61
OXIANA LTD NPV	—	442,435.05
OZ MINERALS LTD COMSTK	—	71,844.51
PAPERLINX NPV	(35,021.23)	37,605.21
PILGRIMS PRIDE CORP COM	(106,092.15)	102,444.48
PIRELLI & C EUR0.29	(57,163.92)	57,214.26
PROMISE CO NPV	(13,228.44)	13,055.90
PROSIEBENSAT1 MEDI NPV PRF	(33,473.56)	17,950.21
PVTPL ALLISON TRANSM INC SR NT 144A 11 DUE 11-01-2015 BEO	(417,500.00)	443,125.00

		Disposition
Identity of Issue/Description of Investment	Acquisition Cost	Proceeds
PVTPL ECHOSTAR DBS CORP SR NT 144A 7.75%DUE 05-31-2015 BEO	(9,975.00)	—
REINET INVESTMENTS ORD NPV	—	128,531.19
REXAM ORD GBX64.285714	(47,389.21)	55,634.22
RICHEMONT(CIE FIN) A CHF1(BR)EQUITY UNIT	(546,372.90)	55,731.47
ROHM CO LTD NPV	(50,399.75)	45,244.18
ROYAL BK SCOT GRP NEW GBP0.25 (NPD-06/06/08)	—	139,151.66
SAIPEM EUR1	(533,037.18)	283,448.32
SAMPO OYJ SER’A’NPV	(80,363.44)	87,846.83
SASOL NPV	(96,327.52)	82,659.07
SEINO HOLDINGS NPV	(153,671.55)	135,508.34
SEMGROUP ENERGY PARTNERS LP COM UNIT REPSTG LTD COM UNIT	(207,714.25)	218,834.02
SHINSEI BANK NPV	(68,247.58)	72,671.99
SHISEIDO CO LTD NPV	(88,625.93)	78,984.96
SIMS METAL MANAGEMENT LTD	(93,243.96)	76,765.45
SINGAPORE EXCHANGE NPV	(21,223.87)	19,656.49
SINGAPORE PETROLEUM CO. LTD SGD0.50	(89,222.01)	83,155.33
SKAND ENSKILDA BKN SER’A’NPV	(44,671.33)	39,153.51
SMURFIT KAPPA GROUP PLC ORD EUR0.001	(34,496.36)	21,939.81
SNAM RETE GAS EUR1	(78,555.12)	79,769.30
SOC GENERALE EUR1.25 (RFD 03/06/2008)	(101,766.68)	—
SPECTRUM BRANDS INC COM	(11,330.10)	8,909.66
STMICROELECTRONICS EUR1.04	(45,524.19)	56,312.04
SUEZ ENVIRONNEMENT EUR4(B/R22/06/10)VAL RADIEE	—	76,812.46
SUMITOMO OSAKA CEM NPV	(66,446.33)	51,209.35
SVENSKA CELLULOSA SER’B’NPV	(418,811.12)	—
SVENSKA HANDELSBKN SER’A’SEK4.30	(47,407.73)	38,282.80
SWEDBANK AB PRF SHS (S/R 16/12/08)	—	187.81
SWEDISH MATCH NPV	(80,703.42)	75,118.09
SWISS LIFE HOLDINGS AG	(68,507.69)	65,315.20
TAIHEIYO CEMENT NPV	(116,850.12)	98,925.78
TAISEI CORP NPV	(122,947.81)	114,219.71
TERUMO CORP NPV	(39,001.11)	37,999.07
TGS NOPEC GEOPH.CO NOK0.25	(14,440.62)	16,300.61
THOMSON SA EUR3.75	(18,997.73)	14,613.10
TOPPAN PRINTING CO NPV	(20,752.50)	20,385.85
TRINITY MIRROR ORD GBP0.10	(25,000.22)	19,871.49
UMICORE COMMON STOCK NPV	(36,961.65)	38,202.57
UNI-CHARM CORP NPV	(78,096.91)	78,689.36
VEDANTA RESOURCES ORD USD0.10	(193,944.54)	211,691.57
WA MUT INC UNIT TR PFD INC EQTY REDEMABLE SECS PIERS CAP TR & 1WT EXP	(52,612.50)	4,371.49
WACKER CHEMIE AG NPV(BR)	(11,119.75)	10,271.42
WHITBREAD ORD GBP0.76797385	(104,308.15)	73,545.56
WOLSELEY ORD GBP0.25	(797,404.54)	465,763.98
WOODSIDE PETROLEUM NPV	(53,116.75)	40,844.24
YAMAHA MOTOR CO NPV	(62,223.91)	37,878.93
YANZHOU COAL MININ ‘H’CNY1	(47,221.83)	23,068.51
YARA INTERNATIONAL NOK1.7	(125,578.30)	117,927.27
YELL GROUP ORD GBP0.01	(17,531.21)	20,886.78

	(16,056,522.06)	18,497,739.71

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
1ST BK IDA KETCHUM DTD 03-05-2008 4.5 03-05-2015	10,000.00	10,000.00
1ST BK LEXINGTON TENN CTF DEP ACT/365 SEMI-ANNU 4 03-19-2010	35,000.00	35,515.90
1ST REGL BK L A CAL DTD 07-30-2008 3.85 10-30-2009	10,000.00	10,000.00
ACCESS NATL BK RESTON VA DTD 08-07-2008 3.1 C/D 02-09-2009	50,000.00	50,000.00
ACT/365 AT MAT 2.9 03-19-2009	60,000.00	60,000.00
ADVANTA BK CORP DRAPER UT CTF DEP DTD 10/01/2008 ACT/365 5 10-01-2013	10,000.00	10,000.00
ADVANTA BK CORP DRAPER UTAH CTF DEP DTD 10-22-2008 4.45 10-24-2011	60,000.00	60,000.00
ADVANTA BK CORP DRAPER UTAH CTF DEP DTD 10-22-2008 4.95 10-22-2013	50,000.00	50,000.00
AMCORE BK N A ROCKFORD ILL CTF DEP DTD 07-07-2006 5.55 07-07-2009	30,000.00	30,000.00
AMERICAN CMNTY BK WOODSTOCK ILL CTF DEP DTD 08-06-2008 3.8 11-06-2009	10,000.00	10,000.00
AMERICAUNITED BK TR CO USA SCHAUMBURG ILL DTD 08-29-2008 2.7 C/D 02-27-2009	90,000.00	90,000.00
ANCHOR BK MADISON WIS DTD 08-06-2008 3.65 C/D 08-06-2009	95,000.00	95,000.00
APPLE BANCORP INC CTF DEP DTD 10-08-20082.4 C/D 01-08-2009	95,000.00	95,000.00
ATLC SOUTHN BK MACON GA DTD 07-18-2008 4.55 12-16-2011	40,000.00	40,000.00
BANCORP BK WILMINGTON DEL DTD 10-30-20082.45 C/D 01-30-2009	95,000.00	94,905.00
BANK AMER NA CHARLOTTE NC DTD 10-08-20082.8 C/D 04-08-2009	95,000.00	94,881.25
BANK AMER NA CHARLOTTE NC DTD 10-15-20082.9 C/D 04-14-2009	54,000.00	54,000.00
BANK AMER NA CHARLOTTE NC DTD 10-22-20082.4 C/D 01-22-2009	25,000.00	25,000.00
BANK AMER NA CHARLOTTE NC DTD 10-29-20082.45 C/D 01-29-2009	95,000.00	94,905.00
BANK FAYETTEVILLE NATL ASSN ARK CTF DEP DTD 12-14-2007 4.5 03-16-2009	10,000.00	10,000.00
BANK HAPOALIM B M NEW YORK BRH CTF DEP DTD 04-23-2008 6 04-23-2028	10,000.00	10,000.00
BANK HAPOALIM B M NEW YORK BRH DTD 12-15-2008 1.65 C/D 01-15-2009	120,000.00	120,000.00
BANK NORTH GA ALPHARETTA DTD 03-31-2008 3.4 C/D 03-31-2009	50,000.00	50,171.50
BANK OF AMERICA DTD 11-05-2008 3 C/D 05-05-2009	120,000.00	120,000.00
BANK OKLA N A TULSA DTD 06-05-2008 3.35 C/D 06-05-2009	20,000.00	20,108.40
BANK OKLA N A TULSA DTD 07-30-2008 3.15 C/D 01-30-2009	50,000.00	50,000.00
BANK OZARKS LITTLE ROCK ARK DTD 01-09-2008 4.55 C/D 01-09-2009	50,000.00	50,008.50
BANKUNITED FSB CORAL GABLES FLA CTF DEP DTD 04-09-2008 3.45 07-09-2009	10,000.00	10,000.00
BANKUNITED FSB CORAL GABLES FLA DTD 04-09-2008 3.4 C/D 04-09-2009	100,000.00	100,000.00
BEAL BK DTD 11-26-2008 2.7 C/D 05-26-2009	95,000.00	95,000.00
BK TENN KINGSPORT DTD 05-30-2008 3.55 11-30-2009	7,000.00	7,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BRANCH BKG & TR CO WINSTON SALEM N C DTD09-12-2008 2.5 C/D 01-12-2009	50,000.00	50,000.00
BRANCH BKG & TR CO WINSTON SALEM N C DTD10-22-2008 2.45 C/D 01-22-2009	15,000.00	15,000.00
BRANCH BKG & TR CO WINSTON SALEM N C DTD10-22-2008 2.95 C/D 04-22-2009	50,000.00	50,000.00
BRANCH BKG & TR CO WINSTON SALEM N C DTD10-22-2008 3.45 C/D 07-22-2009	75,000.00	75,000.00
BRIDGEVIEW BK GROUP ILL DTD 10-08-2008 2.75 C/D 04-08-2009	10,000.00	9,987.50
BUSEY BK CHAMPAIGN ILL DTD 07-11-2008 3.85 10-13-2009	10,000.00	10,000.00
BUSINESS BK ST LOUIS CLAYTON MO CTF DEP DTD 05-05-2006 5.2 05-05-2010	1,001.10	1,001.10
CAP 1 BK NATL ASSN CTF DEP DTD 03/05/08 ACT/365 SEMI ANNU STEP UP DUE 03-05-15	95,000.00	94,610.50
CAP 1 BK USA NATL ASSN GLEN ALLEN CD DTD03/27/2008 SEMI ANNU 4 03-27-2012	10,000.00	10,000.00
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP ACT/365 SEMI ANNU 4.75 05-07-2015	10,000.00	10,080.00
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP ACT/365 SEMI-ANNU 4 03-24-2010	25,000.00	25,000.00
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP DTD 10/15/2008 4.15 10-15-2010	25,000.00	25,000.00
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP DTD 4.4 10-17-2011	60,000.00	60,000.00
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP S/A DTD10-22-2008 4.15 10-22-2010	95,000.00	95,000.00
CAP 1 NATL ASSN MCLEAN VA CTF DEP SEMI-ANNU DTD 11-19-2008 4.25 11-19-2010	5,000.00	5,000.00
CAP 1 NATL ASSN MCLEAN VA CTF DEP DTD 10/08/2008 ACT/365 4.65 10-09-2012	95,000.00	95,000.00
CAPITAL 1 BK USA NATL ASSN GLEN ALLEN VACTF DEP DTD 06-11-2008 3.85 06-11-2010	10,000.00	10,000.00
CAPITAL 1 BK USA NATL ASSN GLEN ALLEN VACTF DEP DTD 09-17-2008 4.15 09-17-2010	50,000.00	50,000.00
CAPITAL 1 BK USA NATL ASSN GLEN ALLEN VACTF DEP DTD 10-22-2008 4.65 10-22-2012	8,000.00	8,000.00
CAPITAL 1 BK USA NATL ASSN GLEN ALLEN VACTF DEP DTD 11-09-2005 4.75 11-09-2010	40,205.00	40,205.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 01-23-2008 4.3 C/D 01-23-2009	13,000.00	13,000.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 03-19-2008 3.7 C/D 03-19-2009	96,000.00	96,000.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 04-16-2008 3.55 C/D 04-16-2009	44,000.00	44,000.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 04-23-2008 3.35 C/D 04-23-2009	6,000.00	6,000.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 05-07-2008 3.4 C/D 05-07-2009	99,000.00	99,000.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 10-01-2008 3.5 C/D 10-01-2009	40,000.00	40,000.00
CAPITAL ONE BK USA NATL ASSN GLEN ALLEN VA DTD 10-22-2008 3.6 C/D 10-22-2009	60,000.00	60,000.00
CAPITAL ONE NA MCLEAN VA CTF DEP DTD 11 MAY 8 ACT/365 SEMI-ANNU 4.4 7 NOV 11	80,000.00	81,544.80
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 04-09-2008 4.25 04-09-2013	10,000.00	10,000.00
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 09-24-2008 4 03-24-2010	95,000.00	95,000.00
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 10-22-2008 4.65 10-22-2012	50,000.00	50,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 11-26-2008 5 11-26-2013	4,000.00	4,000.00
CAPITAL ONE NATL ASSN MCLEAN VA DTD 04-09-2008 3.45 C/D 04-09-2009	200,000.00	200,000.00
CAPITAL ONE NATL ASSN MCLEAN VA DTD 09-24-2008 3.5 C/D 09-24-2009	96,000.00	96,000.00
CAPITAL ONE NATL ASSN MCLEAN VA DTD 10-01-2008 2.8 C/D 04-01-2009	95,000.00	94,881.25
CAPITAL ONE NATL ASSN MCLEAN VA DTD 10-08-2008 2.85 C/D 04-08-2009	95,000.00	94,881.25
CAPMARK BK MIDVALE UT CD ACT/365 SEMI ANNU DTD 08-13-2008 4.35 08-13-2010	10,000.00	10,000.00
CAPMARK BK MIDVALE UT CTF DEP DTD 07/16/2008 ACT/365 5.05 07-16-2013	70,000.00	70,000.00
CAPMARK BK MIDVALE UT CTF DEP SEMI-ANNU DTD 11-05-2008 4.75 11-05-2012	80,000.00	80,000.00
CAPMARK BK MIDVALE UTAH CTF DEP DTD 07-23-2008 5.05 07-23-2013	40,000.00	40,000.00
CAPMARK BK MIDVALE UTAH CTF DEP DTD 07-30-2008 4.25 07-30-2010	30,000.00	30,000.00
CAPMARK BK MIDVALE UTAH DTD 07-23-2008 3.8 C/D 07-23-2009	61,000.00	61,000.00
CAPMARK BK MIDVALE UTAH DTD 09-24-2008 3.35 C/D 06-24-2009	186,000.00	186,000.00
CAPMARK BK MIDVALE UTAH DTD 10-01-2008 3.6 C/D 10-01-2009	10,000.00	10,000.00
CAPMARK BK MIDVALE UTAH DTD 10-15-2008 3C/D 04-15-2009	194,000.00	193,757.50
CAROLINA 1ST BK GREENVILLE S C CTF DEP DTD 06/04/2008 ACT/365 3.65 12-04-2009	14,000.00	14,000.00
CAROLINA FIRST BK GREENVILLE S C CTF DEPDTD 06-04-2008 3.35 08-04-2009	1,000.00	1,000.00
CAROLINA FIRST BK GREENVILLE S C CTF DEPDTD 06-18-2008 3.55 07-20-2009	95,000.00	95,000.00
CAROLINA FIRST BK GREENVILLE S C CTF DEPDTD 06-18-2008 4 06-18-2010	95,000.00	95,000.00
CAROLINA FIRST BK GREENVILLE S C DTD 05-07-2008 3.3 C/D 02-09-2009	22,000.00	22,000.00
CATHAY BK LOS ANGELES CALIF DTD 06-13-2008 3.4 C/D 06-12-2009	98,000.00	98,000.00
CATHAY BK LOS ANGELES CALIF DTD 07-30-2008 3.7 C/D 07-30-2009	95,000.00	95,000.00
CATHAY BK LOS ANGELES CALIF DTD 10-03-2008 3 C/D 04-03-2009	95,000.00	95,000.00
CCAP ONE BK USA NATL ASSN GLEN ALLEN CTFDEP DTD 10/15/08 ACT/365 SEMI ANNU 4.0%	59,000.00	59,870.84
CHARTER BK EAU CLAIRE WIS DTD 08-08-20083.65 C/D 08-07-2009	95,000.00	95,000.00
CHEVY CHASE SVGS BK F S B MCLEAN VA DTD 10-15-2008 3.65 C/D 10-15-2009	100,000.00	101,119.90
CHINATRUST BK TORRANCE CALIF DTD 10-15-2008 2.5 C/D 01-15-2009	105,000.00	104,895.00
CHINATRUST BK TORRANCE CALIF DTD 10-31-2008 2.55 C/D 02-02-2009	290,000.00	289,710.00
CIT BK SALT LAKE CITY UTAH CTF DEP DTD 01-24-2007 0 01-25-2010	20,000.00	20,511.00
CIT BK SALT LAKE CITY UTAH DTD 09-10-2008 3.35 C/D 06-10-2009	50,000.00	50,000.00
CIT BK SALT LAKE CITY UTAH DTD 09-10-2008 3.55 C/D 09-10-2009	70,000.00	70,000.00
CITIZENS 1ST SVGS BK PORT HURON MICH DTD03-26-2008 3.75 03-26-2010	10,000.00	10,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CITIZENS BK FLINT MICH CTF DEP DTD 12-07-2007 4.6 12-07-2009	93,000.00	93,000.00
CITIZENS BK FLINT MICH DTD 10-20-2008 3.6 C/D 10-20-2009	50,000.00	50,000.00
COBIZ BK DENVER COLO DTD 10-03-2008 2.25C/D 01-05-2009	95,000.00	95,000.00
COLE TAYLOR BK CHICAGO ILL CTF DEP DTD 06-18-2008 3.55 09-18-2009	25,000.00	25,000.00
COLE TAYLOR BK CHICAGO ILL DTD 07-23-2008 3.5 C/D 04-23-2009	12,000.00	12,000.00
COLUMBUS BANK & TRUST CTF DEP DTD 10-29-2008 3.9 01-29-2010	75,000.00	75,000.00
COLUMBUS BANK & TRUST DTD 08-01-2008 3.1C/D 02-02-2009	10,000.00	10,000.00
COLUMBUS BANK & TRUST DTD 10-17-2008 2.55 C/D 02-17-2009	15,000.00	15,000.00
COMERICA BK DALLAS TEX CTF DEP ACT/365 SEMI-ANNU 3.85 02-05-2010	80,000.00	80,000.00
COMERICA BK DALLAS TEX CTF DEP DTD 10-22-2008 3.9 01-22-2010	35,000.00	35,000.00
COMERICA BK DALLAS TEX CTF DEP DTD S/A DTD 10-22-2008 4.05 04-22-2010	140,000.00	140,000.00
COMERICA BK DALLAS TEX DTD 10-01-2008 2.85 C/D 04-01-2009	90,000.00	90,000.00
COMERICA BK DALLAS TEX DTD 10-01-2008 3.55 C/D 10-01-2009	105,000.00	105,000.00
COMERICA BK DALLAS TEX DTD 10-08-2008 2.45 C/D 01-08-2009	348,000.00	348,000.00
COMERICA BK DALLAS TEX DTD 10-08-2008 2.9 C/D 04-08-2009	20,000.00	20,000.00
COMERICA BK DALLAS TEX DTD 10-15-2008 2.95 C/D 04-15-2009	90,000.00	90,000.00
COMERICA BK DALLAS TEX DTD 10-22-2008 3.5 C/D 07-22-2009	95,000.00	95,000.00
COMMERCE NATL BK COLUMBUS OHIO CTF DEP DTD 07-22-2008 4.4 04-25-2011	40,000.00	40,000.00
COMMUNITY BK OF NEV LAS VEGAS CTF DEP DTD 09-30-2008 4.05 09-30-2010	10,000.00	10,000.00
COMMUNITY BK OF NEV LAS VEGAS CTF DEP DTD 10-27-2008 3.75 01-27-2010	20,000.00	20,000.00
COMMUNITY BK OF NEV LAS VEGAS CTF DEP DTD 11-28-2008 3.4 12-28-2009	22,000.00	22,000.00
COMMUNITY BK OF NEV LAS VEGAS CTF DEP DTD 11-28-2008 3.55 02-26-2010	20,000.00	20,000.00
COMMUNITY WEST BK N A GOLETA CALIF CTF DEP DTD 10-21-2008 4 04-21-2010	44,000.00	44,000.00
CRESCENT BK & TR NEW ORL LA CTF DEP DTD 09/24/2008 ACT/365 4.45 09-26-2011	95,000.00	95,000.00
CRESCENT ST BK CARY NORTH CAR CD DTD 11 MAR 08 ACT/365 MNTHLY 4.3 3 NOV 2011	10,000.00	10,168.90
CTF DEP DTD 12/11/2008 ACT/365 SEMI ANNUDTD 12-11-2008 2.9 03-11-2010	5,000.00	5,000.00
DISCOVER BK GREENWOOD DEL CD ACT/365 SEMI-ANNU DTD 08-29-2008 3.95 11-30-2009	142,000.00	142,000.00
DISCOVER BK GREENWOOD DEL CTF DEP 03/08/07 FXD ACT/365 SEMIAN 5.4 03-08-10	58,000.00	58,000.00
DISCOVER BK GREENWOOD DEL CTF DEP ACT/365 SEMI-ANNU 4.3 08-30-2010	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP SEMI-ANNU DTD 09-17-2008 5 09-17-2013	69,000.00	69,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 02-08-2007 5.4 02-08-2010	100,000.00	100,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DISCOVER BK GREENWOOD DEL CTF DEP DTD 02-27-2008 3.45 05-27-2009	75,000.00	75,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 03-21-2007 5.1 03-21-2012	19,000.00	19,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 03-28-2007 5.1 03-30-2009	2,000.00	2,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 05-28-2008 4.85 05-28-2015	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 06/04/2008 ACT/365 SEMI 4.25 12-05-11	7,000.00	7,102.62
DISCOVER BK GREENWOOD DEL CTF DEP DTD 06/25/2008 ACT/365 4.2 06-25-2010	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 06-01-2005 4.4 DUE 06-01-2010	2,000.00	2,040.20
DISCOVER BK GREENWOOD DEL CTF DEP DTD 07/16/2008 ACT/365 5 07-16-2013	50,000.00	50,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 07-05-2007 5.45 07-05-2013	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 07-11-2007 5.4 07-11-2013	5,078.00	5,078.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 08-06-2008 4.75 08-06-2012	40,000.00	40,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09/24/2008 ACT/365 5.15 09-24-2015	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09-17-2008 5.15 09-17-2015	95,000.00	95,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09-17-2008 5.2 09-17-2018	20,000.00	20,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 9/24/08 ACT/365 SEMI-ANNU 5.2 24 SEP 18	10,000.00	10,172.40
DISCOVER BK GREENWOOD DEL DTD 05-21-20084.75 05-21-2015	25,000.00	25,000.00
DISCOVER BK GREENWOOD DEL DTD 12-03-20085 12-03-2015	2,000.00	2,000.00
DISCOVER BK GREENWOOD DEL DTD 06-25-20085 06-25-2013	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL SEMI-ANNU DTD 01-02-2009 3.6 01-03-2012	118,000.00	118,000.00
DTD 07-31-2008 3.65 C/D 07-31-2009	95,000.00	95,000.00
DTD 09-25-2008 3.5 C/D 09-25-2009	25,000.00	25,000.00
DTD 10-03-2008 2.85 C/D 04-03-2009	90,000.00	90,000.00
DTD 10-15-2008 2.5 C/D 01-15-2009	10,000.00	10,000.00
DTD 11-25-2008 2.15 C/D 02-25-2009	130,000.00	129,837.50
DTD 12-11-2008 5 12-11-2015	5,000.00	5,000.00
DTD 12-18-2008 2.3 C/D 09-18-2009	10,000.00	10,000.00
DTD 12-26-2008 1.25 C/D 03-26-2009	197,000.00	197,000.00
EAGLEBANK BETHESDA MD DTD 07-25-2008 3.7C/D 07-24-2009	10,000.00	10,000.00
EAST-WEST BK PASADENA CALIF DTD 10-28-2008 3.05 C/D 04-28-2009	25,000.00	25,000.00
EAST-WEST BK PASADENA CALIF DTD 12-30-2008 1 C/D 01-30-2009	235,000.00	235,000.00
ENTERPRISE BK & TR CLAYTON MO FORMERLY DTD 08-22-2008 2.65 C/D 01-22-2009	90,000.00	90,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FIRESIDE BK PLEASANTON CAL FORMERLY FI CTF DEP DTD 06-21-2007 5.4 06-21-2012	5,000.00	5,249.40
FIRST CHICAGO BK & TR ILL DTD 10-16-20083.45 C/D 10-16-2009	10,000.00	10,000.00
FIRST FED BK CALIF FSB SANTA MONICA DTD 06-25-2008 3.5 C/D 03-25-2009	50,000.00	50,000.00
FIRST FED BK CALIF FSB SANTA MONICA DTD 08-20-2008 3.4 C/D 05-21-2009	50,000.00	50,000.00
FIRST FED BK CALIF FSB SANTA MONICA DTD 08-27-2008 3.3 C/D 05-27-2009	81,000.00	81,000.00
FIRST NATL BK SIOUX FALLS S D DTD 07-25-2008 3.2 C/D 01-26-2009	1,000.00	1,000.64
FIRST REGL BK LOS ANGELES CALIF DTD 07-30-2008 3.75 C/D 07-30-2009	10,000.00	10,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 04-18-2008 3.55 07-17-2009	2,000.00	2,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 06/06/2008 ACT/365 3.5 09-08-2009	15,000.00	15,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 06-13-2008 3.55 09-14-2009	3,000.00	3,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 07/11/2008 DTD 07-11-2008 4 10-13-2009	65,000.00	65,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 07-09-2008 4.4 07-09-2010	5,000.00	5,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 07-23-2008 4.3 07-23-2010	70,000.00	70,000.00
FIRSTBANK P R SANTURCE CTF DEP DTD 10/24/08 ACT/365 MONTHLY 3.8 25 JAN 10	29,000.00	29,356.99
FIRSTBANK P R SANTURCE CTF DEP DTD 11-19-2008 3.85 02-19-2010	25,000.00	25,323.75
FIRSTBANK P R SANTURCE CTF DEP DTD 12-24-2008 3.55 12-27-2010	240,000.00	240,000.00
FIRSTBANK P R SANTURCE DTD 05-02-2008 3.35 C/D 02-02-2009	60,000.00	60,000.00
FIRSTBANK P R SANTURCE DTD 10-17-2008 2.5 C/D 01-16-2009	95,000.00	94,905.00
FIRSTBANK P R SANTURCE DTD 10-17-2008 3.5 C/D 07-17-2009	230,000.00	229,655.00
FIRSTBANK P R SANTURCE DTD 11-19-2008 4.25 C/D 11-19-2010	7,000.00	7,000.00
FIRSTMERIT BK AKRON OHIO DTD 10-31-2008 3 C/D 05-01-2009	50,000.00	50,000.00
FLORIDA CMNTY BK IMMOKALEE FLA DTD 07-24-2007 5.25 01-26-2009	5,000.00	5,008.65
FLUSHING SVGS BK N Y CTF DEP DTD 03-10-2006 5.15 09-10-2010	10,000.00	10,000.00
FNDTN BK BELLEVUE WA CTF DEP 06/13/08 FXD ACT/365 QTRLY 4.6 06-13-12	7,000.00	7,033.25
FOSTER BK CHICAGO ILL DTD 08-08-2008 3.4C/D 05-08-2009	40,000.00	40,000.00
FULLERTON CMNTY BK FSB FULLERTON CA SEMIANNU DTD 12-23-2008 2.4 01-25-2010	240,000.00	240,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BC DTD 06-11-2008 3.3 C/D 03-11-2009	10,000.00	10,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 05-28-2008 3.25 C/D 03-02-2009	80,000.00	80,153.60
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 06-18-2008 3.35 C/D 03-18-2009	95,000.00	95,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 06-18-2008 3.5 C/D 06-18-2009	95,000.00	95,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 06-25-2008 3.75 C/D 06-25-2009	65,000.00	65,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 07-16-2008 3.2 C/D 01-16-2009	155,000.00	155,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 07-23-2008 3.45 C/D 07-23-2009	60,000.00	60,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 07-30-2008 3.45 C/D 04-30-2009	31,000.00	31,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 07-30-2008 3.65 C/D 07-30-2009	95,000.00	95,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 08-20-2008 2.85 C/D 02-20-2009	90,000.00	90,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 10-09-2008 2.95 C/D 04-09-2009	50,000.00	50,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 10-16-2008 5 10-16-2013	10,000.00	10,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 10-23-2008 3.7 C/D 10-23-2009	152,000.00	152,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 11-06-2008 4.55 11-07-2011	100,000.00	102,329.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 11-13-2008 4.3 11-15-2010	224,000.00	228,453.12
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 12-18-2008 2.05 C/D 06-18-2009	64,000.00	64,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 12-18-2008 3.9 12-19-2011	100,000.00	100,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 7-9-08 3.75 CTF OF DEP DUE 7-9-09	50,000.00	50,419.00
GE CAP FINL INC RETAIL PROGRAM B DTD 07-02-2008 3.8 CTF OF DEP DUE 07-02-2009	10,000.00	10,083.20
GE CAP FINL RETAIL CD PROGRAM BGE CY UT ACT/365 DTD 09-18-2008 5 09-18-2013	70,000.00	70,000.00
GE CAPITAL FINANCE DTD 09-18-2008 4.15 09-20-2010	75,000.00	76,279.50
GE MONEY BK DTD 09-18-2008 4.7 09-18-2012	95,000.00	95,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD06-25-2008 3.75 C/D 06-25-2009	30,000.00	30,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD07-02-2008 3.25 C/D 01-02-2009	22,000.00	22,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD07-02-2008 3.55 C/D 04-02-2009	95,000.00	95,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD08-27-2008 3.5 C/D 08-27-2009	83,000.00	83,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD09-25-2008 2.8 C/D 03-25-2009	40,000.00	40,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD10-02-2008 2.4 C/D 01-02-2009	231,000.00	231,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD10-02-2008 2.85 C/D 04-02-2009	5,000.00	5,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD10-02-2008 3.55 C/D 10-02-2009	95,000.00	95,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD10-09-2008 2.45 C/D 01-09-2009	40,000.00	39,960.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD10-09-2008 2.95 C/D 04-09-2009	115,000.00	115,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD10-30-2008 3.5 C/D 07-30-2009	10,000.00	10,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD11-06-2008 2.55 C/D 02-06-2009	15,000.00	15,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD11-06-2008 3.05 C/D 05-06-2009	100,000.00	100,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD11-06-2008 5.3 11-06-2015	10,000.00	10,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GE MONEY BK SALT LAKE CY UT INSTL CT DTD11-13-2008 3.45 C/D 08-13-2009	46,000.00	45,931.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD12-11-2008 2.2 C/D 06-11-2009	51,000.00	51,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD12-30-2008 1.75 C/D 06-30-2009	5,000.00	5,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT CTFDEP DTD 12-11-2008 3.85 DUE 12-13-2010	5,000.00	5,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD11-06-2008 4.3 DUE 11-08-2010	10,000.00	10,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD12-18-2008 4.75 DUE 12-18-2013	100,000.00	100,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT GE MONEY BK DTD 11-06-2008 5.05 11-06-2013	320,000.00	320,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT GE UT DTD 10-02-2008 5 10-02-2013	190,000.00	190,000.00
GEORGIA BK TR CO AUGUSTA DTD 05-09-2008 3.4 C/D 05-08-2009	108,000.00	108,531.36
GEORGIAN BK ATLANTA GA CTF DEP DTD 10-23-2008 4.05 10-25-2010	50,000.00	50,000.00
GIBRALTAR PRIVATE BK & TR FLA CTF DEP DTD 07-31-2008 4 01-28-2010	25,000.00	25,000.00
GIBRALTAR PRIVATE BK & TR FLA CTF DEP DTD 07-31-2008 5.05 07-31-2015	25,000.00	25,000.00
GLDM SACHS BK SALT LAKE CY UT CTFDEP DTD01/30/08 ACT/365 SEMI ANNU DTD 4.4	15,000.00	15,113.25
GMAC BK MIDVALE UT CTF DEP DTD S/A DTD 10-17-2008 04-16-2010	130,000.00	130,000.00
GMAC BK MIDVALE UT DTD 11-28-2008 2.75 C/D 05-28-2009	77,000.00	76,903.75
GMAC BK MIDVALE UTAH CTF DEP DTD 01-09-2008 4.55 01-10-2011	70,000.00	70,000.00
GMAC BK MIDVALE UTAH CTF DEP DTD 04-09-2008 3.85 04-08-2011	10,000.00	10,000.00
GMAC BK MIDVALE UTAH DTD 04-09-2008 3.4 C/D 01-09-2009	5,000.00	5,000.00
GMAC BK MIDVALE UTAH DTD 04-09-2008 3.5 C/D 04-09-2009	200,000.00	200,000.00
GMAC BK MIDVALE UTAH DTD 04-17-2008 3.45C/D 04-17-2009	20,000.00	20,000.00
GMAC BK MIDVALE UTAH DTD 10-08-2008 3.6 C/D 10-08-2009	30,000.00	29,940.00
GMAC BK MIDVALE UTAH DTD 10-17-2008 3 C/D 04-17-2009	10,000.00	10,000.00
GMAC BK MIDVALE UTAH DTD 10-17-2008 3.45C/D 07-17-2009	50,000.00	49,925.00
GMAC BK MIDVALE UTAH DTD 10-31-2008 3.5 C/D 07-31-2009	50,000.00	50,000.00
GOLDMAN SACHS BK SALT LAKE CITY UTAH CTFDEP DTD 10/15/08 ACT/365 SEMI ANNU 5	20,000.00	20,627.00
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP ACT/365 SEMI-ANNU 5.15 10-01-2015	10,000.00	10,278.40
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP DTD 10/08/2008 SA 5 10-08-2013	190,000.00	190,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP DTD 10/22/2008 4.25 10-22-2010	24,000.00	24,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT DTD01-16-2008 5 01-16-2018	30,000.00	30,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT DTD02-27-2008 5 02-27-2018	25,000.00	25,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP S/A DTD10-22-2008 5.35 10-22-2018	15,000.00	15,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GOLDMAN SACHS BK USA YORK CTF DEP DTD 03-19-2008 4.75 03-19-2018	10,000.00	10,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 07-30-2008 5.15 07-30-2015	45,000.00	45,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 10-24-2007 5.2 10-24-2014	10,000.00	10,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 11-12-2008 4.3 11-12-2010	30,000.00	30,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 11-19-2008 4.25 11-19-2010	20,000.00	20,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 12-05-2007 5.15 12-05-2017	10,000.00	10,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 12-24-2008 3.45 12-27-2010	80,000.00	80,000.00
GOLDMAN SACHS BK USA YORK DTD 10-01-20082.85 C/D 04-01-2009	115,000.00	115,000.00
GOLDMAN SACHS BK USA YORK DTD 10-08-20082.85 C/D 04-08-2009	95,000.00	95,000.00
GOLDMAN SACHS BK USA YORK DTD 10-08-20083.3 C/D 07-08-2009	10,000.00	10,000.00
GOLDMAN SACHS BK USA YORK DTD 10-08-20083.55 C/D 10-08-2009	80,000.00	80,000.00
GOLDMAN SACHS BK USA YORK DTD 10-22-20083.65 C/D 10-22-2009	10,000.00	10,000.00
GOLDMAN SACHS DTD 11-26-2008 4.25 11-26-2010	75,000.00	75,000.00
GOLDMAN SACHS USA SALT LAKE CY UT CTFDEP04/02/2008 ACT/365 SEMI 4.75 04-02-18	10,000.00	10,175.10
GREAT SOUTHN BK REEDS SPRINGS MO CTF DEPDTD 10/20/2008 ACT/365 MONTHLY 4.6	1,000.00	1,007.61
GREAT SOUTHN BK REEDS SPRINGS MO CTF DEPDTD 10-03-2008 4.25 01-03-2011	95,000.00	95,000.00
GREAT SOUTHN BK REEDS SPRINGS MO DTD 09-29-2008 4.3 12-29-2010	85,000.00	86,701.70
GTY BK & TR CO DENVER COLO CTF DEP ACT/365 MONTHLY DTD 05-30-08 3.45	5,000.00	5,044.00
GTY BK & TR CO DENVER COLO DTD 07-30-2008 4.6 07-29-2011	30,000.00	30,000.00
HANMI BK LOS ANGELES CALIF CTF DEP DTD 12-12-2008 3 02-12-2010	1,000.00	1,000.00
HANMI BK LOS ANGELES CALIF DTD 10-22-2008 3.7 C/D 10-22-2009	3,000.00	3,000.00
HARRIS NATL ASSN CHGO ILL CTF DEP DTD 09/18/2008 ACT/365 MONTHLY 09-18-2028	29,875.00	30,000.00
HILLCREST BK OVERLAND PK KANS CTF DEP DTD 10-21-2008 0 10-21-2011	50,000.00	50,000.00
HSBC BK USA N A WILMINGTON DEL CTF DEP DTD 03-21-2006 0 09-21-2011	20,000.00	20,000.00
HUNTINGTON NATL BK COLUMBUS OHIO DTD 01-31-2008 3.4 C/D 01-30-2009	10,000.00	10,000.00
IMPERIAL CAP BK LA JOLLA CALIF CTF DEP DTD 06-25-2008 4 12-28-2009	53,000.00	53,000.00
IRONSTONE BK FT MYERS FLA CTF DEP DTD 07-18-2007 5.45 07-18-2017	10,000.00	10,000.00
IRONSTONE BK FT MYERS FLA CTF DEP DTD 11-17-2006 5.2 11-17-2016	5,000.00	5,133.35
JPMORGAN CHASE BK N A NY N Y FORME EQTY LKD CTF DEP LKD S&P 500 INDEX 3-30-2012	20,000.00	20,000.00
KEY BK NATL ASSN OH CTF DEP DTD 10/15/2008 ACT/365 4.25 10-15-2010	10,000.00	10,000.00
KEY BK NATL ASSN OHIO CTF DEP DTD 10 AUG2008 ACT/365 MONTHLY 4.25 08 OCT 2010	30,000.00	30,570.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LAKE FST BK & TR CO ILL DTD 11-21-2008 2.95 C/D 05-21-2009	90,000.00	90,000.00
LASALLE BK N A CHICAGO ILL CTF DEP DTD 06-06-2007 5.25 06-06-2017	10,000.00	10,278.10
LASALLE BK N A CHICAGO ILL CTF DEP DTD 08-02-2006 5.2 08-03-2009	100,000.00	100,000.00
LEHMAN BROS BK FSB WILMINGTON DEL CTF DEP DTD 03-22-2006 5.15 03-22-2011	100,000.00	100,000.00
LEHMAN BROS BK FSB WILMINGTON DEL CTF DEP DTD 12-14-2005 4.85 DUE 12-14-2010	50,000.00	51,369.50
LEHMAN BROS BK FSB WILMINGTON DEL DTD 08-06-2008 3.75 C/D 08-06-2009	41,000.00	41,000.00
LEHMAN BROS COML BK SALT LAKE CITY UTAH CTF DEP DTD 02-29-2008 0 02-28-2013	5,000.00	5,000.00
LEHMAN COML BK SALT LAKE CY UT DTD 06-30-2008 4.25 06-30-2010	10,000.00	10,000.00
M & I MARSHALL & ILSLEY BK MILWAUKEE WISDTD 10-17-2008 3.45 C/D 07-17-2009	50,000.00	50,000.00
MACHIAS SVGS BK ME CTF DEP DTD 03-23-2005 4.25 DUE 03-23-2010	30,000.00	30,535.20
MB FINL BK N A CHICAGO ILL CTF DEP DTD 06-09-2008 3.85 06-09-2010	7,000.00	7,000.00
MB FINL BK N A CHICAGO ILL CTF DEP DTD 07-25-2008 4.6 07-25-2011	40,000.00	40,000.00
MERCANTILE TR & SVGS BK QUINCY ILL DTD 08-08-2008 3.35 C/D 05-08-2009	50,000.00	50,000.00
MERIDIAN BK NATL ASSN WICKENBURG ARIZ CTF DEP DTD 02-20-2008 4.25 02-20-2018	225,000.00	225,000.00
MERRICK BK CORP SOUTH JORDAN UTAH CTF DEP DTD 06-20-2008 4.3 06-20-2011	7,000.00	7,000.00
MERRICK BK CORP SOUTH JORDAN UTAH CTF DEP DTD 07-30-2007 5.2 07-30-2009	10,000.00	10,000.00
MIDDLEBURG BK VA DTD 05-22-2008 3.25 C/D02-23-2009	10,000.00	10,016.50
MIDFIRST BK OKLA CITY DTD 08-20-2008 2.85 C/D 02-20-2009	90,000.00	90,000.00
MONTHLY DTD 12-19-2008 3.35 06-21-2010	50,000.00	50,000.00
MONTHLY DTD 12-19-2008 3.9 12-19-2011	15,000.00	15,000.00
MORGAN STANLEY BK AG CTF DEP DTD 12/12/08 ACT/365 MTHLY 3.9 12-13-10	99,000.00	99,000.00
MORGAN STANLEY BK N A CTF DEP S/A DTD 11-12-2008 4.15 05-12-2010	55,000.00	55,000.00
MORGAN STANLEY BK N A MONTHLY DTD 11-28-2008 4.15 11-29-2010	25,000.00	25,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 01-02-2009 2 C/D 10-02-2009	20,000.00	20,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 10-08-2008 3.35 C/D 07-08-2009	10,000.00	9,985.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 10-08-2008 3.6 C/D 10-08-2009	150,000.00	150,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 10-15-2008 3.45 C/D 07-15-2009	85,000.00	85,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 11-05-2008 2.6 C/D 02-05-2009	146,000.00	145,854.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 11-05-2008 4 12-31-2009	220,000.00	220,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 11-28-2008 3.25 C/D 11-27-2009	65,000.00	65,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 12-05-2008 2 C/D 03-05-2009	300,000.00	300,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 12-12-2008 1.8 C/D 03-12-2009	35,000.00	35,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 12-12-2008 2.65 C/D 09-14-2009	70,000.00	69,895.00
MORGAN STANLEY BK N A SALT LAKE CITY UTAH DTD 12-26-2008 1.7 C/D 06-26-2009	80,000.00	80,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 10-15-2008 4.05 04-15-2010	23,000.00	23,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 10-15-2008 4.55 10-17-2011	56,000.00	56,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 10-22-2008 4.75 10-22-2012	10,000.00	10,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 10-29-2008 5.05 10-29-2013	10,000.00	10,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 12-05-2008 4.6 12-05-2012	30,000.00	30,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT MONTHLY DTD 01-02-2009 3.45 01-03-2012	10,000.00	10,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT MONTHLY DTD 12-05-2008 4.1 12-06-2010	30,000.00	30,000.00
MORGAN STANLEY BK N A SALT LAKE CY UTA 10/15/2008 ACT/365 4.25 10-15-2010	119,000.00	119,000.00
MORGAN STANLEY BK N A SALT LAKE CY UTA CTF DEP DTD 01/02/2009 3.15 01-03-2011	30,000.00	29,880.00
MORGAN STANLEY BK N A SALT LAKE CY UTA CTF DEP DTD 12-26-2008 3.15 12-27-2010	95,000.00	95,000.00
MORGAN STANLEY BK N A SALT LAKE CY UTA CTF DEP S/A 10-29-2008 4.55 10-31-2011	11,000.00	11,000.00
MORGAN STANLEY BK N A SALT LAKE CY UTA CTF DEP S/A DTD 10-29-2008 4 12-29-2009	50,000.00	50,000.00
MORGAN STANLEY BK N A SALT LAKE CY UTA DTD 01-02-2009 1.7 C/D 07-02-2009	20,000.00	19,975.00
MORGAN STANLEY BK N A SALT LAKE CY UTA DTD 12-12-2008 3.6 06-14-2010	20,000.00	20,181.00
MORGAN STANLEY BK SALT LAKE CY UT CTF DEP DTD 10/08/2008 4.25 10-08-2010	119,000.00	119,000.00
MORGAN STANLEY BK SALT LAKE CY UT CTF DEP DTD 10/08/2008 5.05 10-08-2013	191,000.00	191,000.00
MORGAN STANLEY BK SALT LAKE CY UT DTD 10-08-2008 4.75 10-09-2012	56,000.00	56,000.00
NATIONAL CITY BK CLEVELAND OHIO DTD 07-31-2008 3.8 C/D 07-31-2009	95,000.00	95,000.00
NATIONAL CITY BK CLEVELAND OHIO DTD 08-22-2008 3.65 C/D 08-21-2009	50,000.00	50,000.00
NATIONAL REP BK CHICAGO CTF DEP DTD 10-30-2008 4.7 10-30-2013	50,000.00	50,000.00
NATL REP BK CHGO CTF DEP ACT/365 MONTHLYDTD 08-28-2008 4.75 08-28-2012	25,000.00	25,000.00
NEW FRONTIER BK GREELEY COLO CTF DEP DTD10 JAN 2008 ACT/365 SEMI ANNU 3.6 04	5,000.00	5,050.80
NEW FRONTIER BK GREELEY COLO CTF DEP DTD10/15/08 ACT/365 SEMI ANNU 4.5%	85,000.00	86,998.35
NEW FRONTIER BK GREELEY COLO CTF DEP DTD11 JUL 08 ACT/365 SEMI-ANN 4.75 7 NOV 12	100,000.00	102,923.00
NEW FRONTIER BK GREELEY COLO DTD 09-26-2008 4.45 12-27-2011	1,000.00	1,019.70
NEW SOUTH FED SVGS BK IRONDALE ALA CTF DEP ACT/365 MONTHLY 4 17 SEP 10	95,000.00	96,401.25
NEW SOUTH FED SVGS BK IRONDALE ALA CTF DEP DTD ACT/365 MONTHLY 3.65 18 JAN 10	6,000.00	6,064.44
NEW SOUTH FED SVGS BK IRONDALE ALA DTD 08-06-2008 3.65 C/D 08-06-2009	95,000.00	95,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NEW YORK CMNTY BK WESTBURY NEW YORK DTD 07-31-2008 3.7 C/D 07-31-2009	105,000.00	105,000.00
NEW YORK COML BK ISLANDIA NY DTD 10-07-2008 2.85 C/D 04-07-2009	20,000.00	20,000.00
OLD NATL BK EVNSVL IND CTF DEP DTD 07/09/2008 DTD 7-9-2008 4.25 DUE 7-9-2010	30,000.00	30,000.00
ORIENTAL BK & TR SAN JUAN P R DTD 08-22-2008 2.85 C/D 02-23-2009	95,000.00	95,000.00
PARAGON COML BK RALEIGH N C DTD 08-22-2008 2.7 C/D 02-23-2009	90,000.00	90,000.00
PARKWAY BK & TR HARWOOD HEIGHTS ILL DTD 06-30-2008 3.8 C/D 06-30-2009	10,000.00	10,000.00
PARKWAY BK & TR HARWOOD HEIGHTS ILL DTD 10-09-2008 3.55 C/D 10-09-2009	95,000.00	95,000.00
PEOPLES BK OZARKS NIXA MO CTF DEP DTD 07-13-2007 5.5 07-13-2017	10,000.00	10,000.00
PINNACLE NATL BK NASHVILLE TENN DTD 10-15-2008 3.5 C/D 10-15-2009	10,000.00	10,000.00
PRIVATEBANK & TC CHICAGO ILL DTD 06-25-2008 3.65 C/D 06-25-2009	10,000.00	10,000.00
PRIVATEBANK & TC CHICAGO ILL DTD 06-27-2008 3.55 C/D 03-27-2009	10,000.00	10,036.00
R G PREMIER BK P R HATO REY CTF DEP DTD 05/24/2006 DTD 05-24-2006 5.4 05-24-2011	95,000.00	99,205.65
R G PREMIER BK P R HATO REY CTF DEP DTD 06-07-2006 5.3 06-08-2009	75,000.00	76,033.50
R G PREMIER BK P R HATO REY CTF DEP DTD 11-08-2006 5.1 11-09-2009	10,000.00	10,000.00
R G PREMIER BK P R HATO REY CTF DEP DTD 12-27-2006 4.95 12-28-2009	75,000.00	75,000.00
RABOBANK NATL ASSN EL CENTRO CALIF CTF DEP DTD 03-15-2006 0 09-15-2009	10,000.00	10,000.00
RIVERSIDE NATL BK FLA CTF DEP DTD 04-23-2008 3.55 09-23-2009	12,000.00	12,000.00
S.W BK ST LOUIS MO DTD 04-18-2008 5.2 10-18-2018	10,000.00	10,000.00
SALLIE MAE BK MURRAY UT CTF DEP ACT/365 MONTHLY 4.35 10-29-2010	10,000.00	10,000.00
SALLIE MAE BK MURRAY UT CTF DEP SEMI ANNU DTD 11-13-2008 5 11-13-2013	160,000.00	160,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 10/29/08 ACT/365 SEMI-ANNU 4.15 4/29/10	3,000.00	3,050.01
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 10-01-2008 4 04-01-2010	19,000.00	19,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 10-22-2008 4.25 10-22-2010	3,000.00	3,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 11-13-2008 4.7 11-13-2012	10,000.00	10,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 11MAY 08 ACT/365 SEMI ANNU 4.3 05 NOV 10	130,000.00	132,580.50
SALLIE MAE BK MURRAY UTAH DTD 06-20-20083.35 C/D 03-20-2009	95,000.00	95,000.00
SALLIE MAE BK MURRAY UTAH DTD 10-22-20083.05 C/D 04-22-2009	10,000.00	9,987.50
SALLIE MAE BK MURRAY UTAH DTD 10-29-20083.1 C/D 04-29-2009	28,000.00	27,965.00
SALLIE MAE BK MURRAY UTAH DTD 10-29-20083.6 C/D 07-29-2009	3,000.00	2,995.50
SEATTLE BK WASH DTD 10-09-2008 2.85 C/D 04-09-2009	75,000.00	75,000.00
SOVEREIGN BK FSB WYOMISSING PA CTF DEP SEMI ANNU DTD 11-12-2008 3.85 12-30-2009	140,000.00	140,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
STERLING SVGS BK SPOKANE WASH CTF DEP DTD 06/18/08 ACT/365 SEMI-ANNU 3.55	20,000.00	20,201.40
STERLING SVGS BK SPOKANE WASH CTF DEP DTD 07-02-2008 4.05 01-04-2010	39,000.00	39,567.45
STERLING SVGS BK SPOKANE WASH CTF DEP DTD 09-30-2008 4.05 03-30-2010	95,000.00	95,000.00
STERLING SVGS BK SPOKANE WASH CTF DEP DTD 10 JAN 08 ACT/365 SEMI-ANNU 4.1%	5,000.00	5,079.35
STERLING SVGS BK SPOKANE WASH CTF DEP DTD 10-01-2008 3.75 02-01-2010	10,000.00	10,000.00
STRATEGIC CAP BK CHAMPAIGN ILL DTD 04-09-2008 3.5 C/D 04-09-2009	20,000.00	20,000.00
SUMMIT CMNTY BK MOOREFIELD WEST VA CTF DEP DTD 06-16-2006 5.25 06-16-2009	100,000.00	100,000.00
SUN NATL BK VINELAND NJ DTD 07-25-2008 3.5 C/D 04-27-2009	13,000.00	13,000.00
SUNTRUST BK ATLANTA GA CTF DEP DTD 03-29-2006 0 09-29-2009	10,000.00	10,000.00
TOMATOBANK NA DIAMOND BAR CALIF DTD 08-27-2008 2.9 C/D 02-27-2009	90,000.00	90,000.00
TOMATOBANK NA DIAMOND BAR CALIF DTD 09-30-2008 3.75 C/D 12-30-2009	25,000.00	25,291.75
TRISTATE CAP BK PITT PA CTF DEP DTD 06/11/2008 ACT/365 MONTHLY 3.5 09-11-09	10,000.00	10,094.70
UNITED COML BK SAN FRAN CAL CTF DEP DTD 10 AUG 8 ACT/365 SEMI ANNU 4.5 7 OCT 11	129,000.00	131,898.63
UTD CMNTY BKS INC BLAIRSVILLE GA CTF DEPDTD 08/27/2008 ACT/365 4.3 08-27-2010	50,000.00	50,000.00
UTD COML BK SAN FRAN CAL CTF DEP DTD 07/30/2008 ACT/365 4.3 07-30-2010	20,000.00	20,000.00
UTD COML BK SAN FRAN CAL CTF DEP DTD 10-17-2008 4.15 10-18-2010	112,000.00	112,000.00
UTD COML BK SAN FRAN CAL DTD 12-02-2008 2.55 C/D 06-02-2009	50,000.00	50,000.00
VINEYARD BK RANCHO CUCAMONGA CALIF CTF DEP DTD 06-18-2008 3.5 08-18-2009	25,000.00	25,000.00
VINEYARD BK RANCHO CUCAMONGA CALIF DTD 06-27-2008 4 C/D 10-27-2009	21,000.00	21,000.00
WACHOVIA BK N A CHARLOTTE N C CTF DEP DTD 04-04-2006 0 04-01-2011	10,000.00	10,000.00
WACHOVIA BK N A CHARLOTTE N C CTF DEP DTD 09/30/2008 ACT/365 4.25 09-30-2010	100,000.00	100,000.00
WACHOVIA BK N A CHARLOTTE N C CTF DEP DTD 09/30/2008 ACT/365 5.05 09-30-2013	34,000.00	34,000.00
WACHOVIA BK N A CHARLOTTE N C DTD 09-30-2008 2.85 C/D 03-30-2009	105,000.00	105,000.00
WACHOVIA BK N A CHARLOTTE N C DTD 09-30-2008 3.55 C/D 09-30-2009	95,000.00	95,000.00
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP ACT/365 MAT 07-18-2008 3.8 07-17-2009	155,000.00	155,000.00
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP ACT/365 SEMI ANNU 4.05 03-19-2010	120,000.00	121,839.60
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP ACT/365 SEMI ANNU 4.25 09-20-2010	150,000.00	152,812.50
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP ACT/365 SEMI ANNU D 505 09-19-2013	90,000.00	93,084.30
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 05/14/2008 ACT/365 4.4 05-14-2012	20,000.00	20,000.00
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 06-11-2008 4.7 06-11-2013	10,000.00	10,000.00
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 07/03/2008 DTD 07-03-2008 4 1-4-2010	10,000.00	10,140.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 09-30-2008 5.05 09-30-2013	30,000.00	30,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 07-11-2008 3.55 C/D 04-13-2009	10,000.00	10,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 07-18-2008 3.15 01-20-2009	10,000.00	10,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 08-01-2008 3.7 C/D 07-31-2009	95,000.00	95,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 08-15-2008 3.1 C/D 02-17-2009	5,000.00	5,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 08-29-2008 3.35 C/D 05-29-2009	70,000.00	70,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 08-29-2008 3.6 C/D 08-28-2009	16,000.00	16,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 09-12-2008 2.9 C/D 03-12-2009	10,000.00	10,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 09-12-2008 3.35 C/D 06-12-2009	21,000.00	21,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 09-19-2008 3.35 C/D 06-19-2009	51,000.00	51,000.00
WACHOVIA MTG FSB LAS VEGAS NEV DTD 09-30-2008 3.3 C/D 06-30-2009	106,000.00	106,000.00
WASHINGTON MUT BK HENDERSON NEV CTF DEP DTD 04-18-2007 5.1 04-18-2017	10,000.00	10,000.00
WASHINGTON MUT BK HENDERSON NEV CTF DEP DTD 08-16-2006 5.15 08-17-2009	110,000.00	110,000.00
WASHINGTON MUT BK HENDERSON NEV DTD 07-18-2007 5.25 C/D 07-16-2010	96,000.00	99,155.52
WESTERNBANK P R DTD 08-22-2007 5.15 08-24-2009	6,000.00	6,000.00
WORLD SVGS BK FSB OAKLAND CAL CTF DEP 07-06-2007 5.3 07-06-2010	23,000.00	23,000.00
WORLD SVGS BK FSB OAKLAND CALIF CTF DEP DTD 11-28-2007 4.6 11-29-2010	100,000.00	102,542.00
ZIONS 1ST NATL BK SALT LAKE CY UT DTD 08-26-2008 2.9 CTF OF DEP 02-24-2009	81,000.00	81,000.00
ZIONS 1ST NATL BK SALT LAKE CY UT DTD 09-24-2008 3.5 C/D 09-23-2009	20,000.00	20,000.00
ZIONS 1ST NATL BK SALT LAKE CY UT DTD 10-06-2008 2.45 C/D 01-05-2009	50,000.00	50,000.00

Certificates of Deposit Total	23,937,159.10	23,988,031.33

6 FLAGS INC SR NT 8.875 DUE 02-01-2010/02-01-2006 BEO	9,235.00	1,325.00
6 FLAGS INC SR NT 9.75 DUE 04-15-2013/04-15-2008	24,556.25	3,718.75
ACCURIDE CORP SR SUB NT 8.5% DUE 02-01-2015/02-01-2009 REG	3,985.00	1,625.00
AES CORP 7.75 DUE 03-01-2014/02-13-2004 BEO	5,300.00	4,400.00
AES CORP SR NT 7.75% DUE 10-15-2015 REG	40,000.00	33,600.00
AES CORP SR NT 8% DUE 10-15-2017/01-17-2008 BEO	220,000.00	180,400.00
ALBERTSONS INC SR NT 8.35 DUE 05-01-2010BEO	10,490.82	9,450.00
ALCOA INC NT 6% DUE 07-15-2013 BEO	119,622.00	108,501.96
ALLIED WASTE N AMER INC ALLIED WASTE NA 5.75 DUE 02-15-2011 BEO	13,714.62	14,137.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ALLIS-CHALMERS ENERGY INC FORMERLY ALLI SR NT 9 DUE 01-15-2014 BEO	4,660.00	2,650.00
ALTRIA GROUP INC NT 9.7% DUE 11-10-2018 BEO	209,855.10	226,974.30
AMBAC FINL GROUP INC 9.375 DUE 08-01-2011 REG	4,972.50	2,762.50
AMER INTL GRP 4% MTN 20/09/2011 EUR50000	191,360.06	170,281.12
AMER MOVIL S A B DE C V 5.625 DUE 11-15-2017 BEO	59,779.80	53,341.74
AMERADA HESS CORP NT 7.875% DUE 10-01-2029/09-30-2029 BEO	57,790.80	47,999.10
AMERADA HESS CORP NT DTD 08/15/2001 7.3%DUE 08-15-2031/08-14-2031 BEO	180,169.07	150,126.24
AMERICAN AXLE & MFG INC GTD SR NT 7.875%DUE 03-01-2017/03-01-2008 REG	4,233.00	1,600.00
AMERICAN EXPRESS CO SUB DEB FLTG RATE VAR RT DUE 09-01-2066/09-01-2016	72,672.60	36,235.57
AMERICAN GEN FIN CORP MEDIUM TERM SR NTS-BOOK ENTRY MTN 4.875% DUE 07-15-2012	4,274.45	2,150.00
AMERISOURCEBERGEN CORP SR NT 5.875% DUE 09-15-2015	19,900.00	17,479.68
AMERN EXPRESS CENTURION BK NEWARK DEL BKNT VAR RT DUE 03-23-2010	267,000.00	277,273.50
AMERN GEN FIN CORP INCOMENOTES BOOK E TRANCHE # TR 00048 4.2 DUE 08-15-2009	14,463.05	10,162.50
ANADARKO FIN CO SR NT 7.5% DUE 05-01-2031/08-27-2001 BEO	33,635.40	26,528.31
ANADARKO PETE CORP SR NT 6.45% DUE 09-15-2036/09-19-2006 BEO	150,240.18	118,325.10
ANADARKO PETE CORP SR NT FLTG RATE DUE 09-15-2009/03-15-2008 BEO	140,000.00	133,955.22
AOL TIME WARNER INC DEB DTD 04/19/2001 7.625% DUE 04-15-2031/04-14-2031 BEO	166,174.69	167,077.70
ARVINMERITOR INC NT 8.75% DUE 03-01-2012/02-26-2002 BEO	4,541.50	2,650.00
ASBURY AUTOMOTIVE GROUP INC SR SUB NT CONV 3% DUE 09-15-2012 BEO	2,232.50	1,055.22
ASBURY AUTOMOTIVE GROUP INC SR SUB NT 8%DUE 03-15-2014/03-15-2008 BEO	3,102.50	1,410.00
AT&T BROADBAND CORP NT 9.455% DUE 11-15-2022 BEO	10,550.94	11,264.83
AVIS BUDGET CAR RENT LLC / AVIS BUDGET FSR NT 7.625 05-15-2014/06-01-2007 BEO	4,385.00	1,450.00
BARCLAYS BK PLC PERPETUAL SUB UPPER TIERNT 144A 7.7% DUE 04-25-2049 BEO	600,000.00	396,756.00
BEAR STEARNS COS INC SER NT DUE 02-01-2012 BEO	1,059,960.00	973,857.50
BON-TON DEPT STORES INC SR NT 10.25% DUE03-15-2014/03-15-2010	25,048.44	3,000.00
BORDEN CHEM INC	24,585.18	1,500.00
BOWATER INC DEB 9% DUE 08-01-2009 REG	20,474.50	4,800.00
BOYD GAMING CORP SR SUB NT 6.75 DUE 04-15-2014/04-15-2009 REG	9,855.00	6,300.00
BOYD GAMING CORP SR SUB NT 7.125% DUE 02-01-2016/02-01-2009 REG	39,800.00	23,600.00
BRIT TELECOMMUNICATIONS P L C VARIABLE RATE NT DUE 12-15-2010/01-11-2001 BEO	54,910.35	56,578.45
CCH I LLC / CCH HLDGS LLC SR SECD NT 11%DUE 10-01-2015/10-01-2010 REG	31,162.50	5,250.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CENTENNIAL COMMUNICATIONS CORP NEW SR NTFLT RT DUE 01-01-2013/01-01-2009 BEO	3,171.25	2,910.00
CHESAPEAKE ENERGY CORP CHESAPEAKE ENRGY 7.25% DUE 12-15-2018 BEO	30,000.00	23,400.00
CHESAPEAKE ENERGY CORP SR NT 6.25% DUE 01-15-2018/07-15-2010 REG	19,784.60	14,800.00
CHESAPEAKE ENERGY CORP SR NT 6.5% DUE 08-15-2017 REG	978.75	765.00
CHIQUITA BRANDS INTL INC SR NT 8.875% DUE 12-01-2015/06-01-2008 REG	23,263.63	17,750.00
CHS / CMNTY HEALTH SYS INC SR NT 8.875% DUE 07-15-2015/07-15-2008 BEO	39,717.60	36,800.00
CIT GROUP INC 7.625% DUE 11-30-2012 BEO	46,155.60	38,250.00
CIT GROUP INC INTERNOTES BOOK ENTRY TRANCHE # TR 00419 6.5% DUE 03-15-2010	10,000.00	6,625.00
CIT GROUP INC INTERNOTES BOOK ENTRY MTN 4.6% DUE 08-15-2010	3,947.50	3,312.50
CIT GROUP INC INTERNOTES BOOK ENTRY MTN 6.5% DUE 06-15-2022/06-15-2010	4,000.00	1,905.00
CIT GROUP INC NEW SR NT 5.4% DUE 03-07-2013 BEO	60,500.00	75,522.80
CITIGROUP FDG INC DISC COML PAPER 3/A3 YRS 1&2 01-26-2009	426,398.75	428,959.62
CITIZENS COMMUNICATIONS CO CITIZENS COMMUNICATIONS 9.25 DUE 05-15-2011 BEO	11,187.50	9,500.00
CITIZENS COMMUNICATIONS CO SR NT 7.875% DUE 01-15-2027 BEO	20,800.00	11,600.00
CITIZENS COMMUNICATIONS CO SR NT 9% DUE 08-15-2031 BEO	17,745.00	12,700.00
CLEAR CHANNEL COMMUNICATIONS INC 4.25 DUE 05-15-2009 BEO	48,056.60	44,000.00
CLEAR CHANNEL COMMUNICATIONS INC SR NT DTD 03/21/2006 6.25% DUE 03-15-2011 BEO	59,398.20	18,000.00
CLOROX CO SR NT 5% DUE 01-15-2015 REG	33,006.35	33,108.32
CMO FNMA SERIES 2003-88 CLASS-F DUE 05-25-2030 REG	365,282.59	355,876.79
CMO INDYMAC INDX MTG LN TR 2007-AR15 CTFCL 2-A-1 VAR RATE DUE 08-25-2037 REG	222,738.34	141,276.97
CMO INDYMAC INDX MTG LN TR 2007-AR5 MTG CL 2-A-1 VAR DUE 05-25-2037 REG	143,579.21	100,198.60
CMO J P MORGAN CHASE COML MTG SECS CORP 5.2945% DUE 01-12-2043 BEO	100,499.63	80,323.90
CMO MASTR ADJ RATE MTGS TR 2004-15 MTG PASSTHRU CTF CL 1-A-1 DUE 12-25-2034 REG	22,273.99	11,885.63
CMO ML-CFC COML MTG TR 2007-6 MTG PASSTHRU CTF CL A-4 DUE 03-12-2051 REG	150,823.00	103,272.30
CMO THORNBURG MTG SECS TR 2006-3 SERIES CLASS-A3 DUE 06-25-2046 REG	367,264.68	359,301.65
CMO WELLS FARGO ALTERNATIVE LN 2007-PA2 MTG AST BKD CTF CL II-A-1 DUE 06-25-2037	165,430.54	102,534.40
COLEMAN CABLE INC SR NT 9.875% DUE 10-01-2012/10-01-2008 REG	9,385.00	6,325.00
COLUMBIA / HCA HEALTHCARE CORP 7.5 DUE 11-15-2095 REG	92,400.00	88,981.20
COMCAST CORP NEW 0 DUE 08-15-2037 BEO	170,283.20	168,488.32
COMCAST CORP NEW COMCAST CORPORATION 6.5% DUE 01-15-2017 BEO	141,600.20	133,341.39
COMMERCIAL VEH GROUP INC SR NT 8% DUE 07-01-2013/07-01-2008 REG	6,230.00	3,290.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
COMPAGNIE GENERALE DE GEOPHYSIQUE VERITASR NT 7.75 DUE 05-15-2017	25,912.50	14,500.00
COMPAGNIE GENERALE DE GEOPHYSIQUE SR NT 7.5% DUE 05-15-2015/05-15-2006 REG	25,550.00	15,500.00
COMPLETE PRODTN SVCS INC SR NT 8% DUE 12-15-2016/12-15-2008 REG	41,075.00	25,200.00
CONSECO FIN SECURITIZATIONS CORP SR/SUB PASSTHRU 06-01-2030 BEO	197,789.90	151,873.71
CONSECO FIN SECURITIZATIONS SER 2000-4 CL A6 EXP MAT 4-1-13 8.31 05-01-32 BEO	72,332.96	45,749.16
CONSTAR INTL INC NEW SR SUB NT 11% DUE 12-01-2012/12-01-2008 BEO	23,190.28	500.00
CONTINENTAL AIRLS INC NTS 8.75% DUE 12-01-2011/11-13-2006 BEO	8,010.00	6,150.00
CVS CAREMARK CORP PASS THRU CTF 144A 6.943% DUE 01-10-2030/04-10-2008 BEO	147,316.03	92,627.90
CVS CAREMARK CORP SR NT FLTG DUE 06-01-2010/12-01-2008 REG	1,470,735.00	1,380,166.50
DAVE & BUSTERS INC SR NT 11.25% DUE 03-15-2014/03-15-2010	52,545.31	26,000.00
DAVITA INC SR NT 6.625% DUE 03-15-2013/03-15-2009 REG	45,237.50	42,750.00
DELUXE CORP SR NT 5 DUE 12-15-2012/12-14-2012 BEO	12,617.50	6,937.50
DENNYS HLDGS INC SR NT 10% DUE 10-01-2012/10-01-2008 REG	4,685.00	3,450.00
DEUTSCHE BK AG LDN 0% IDX-LKD BDS 24/06/09 USD	20,000.00	1,416,786.00
DEUTSCHE TELEKOM INTL FIN B V NT 5.75% DUE 03-23-2016 REG	74,516.25	71,792.85
DEX MEDIA INC NT 8% DUE 11-15-2013/11-15-2008 REG	7,695.00	1,850.00
DI FIN SUB LLC / DYNCORP INTL LLC / DIV SR SUB NT 9.5 DUE 02-15-2013 REG	8,160.00	6,970.00
DIRECTV HLDGS LLC / DIRECTV FING INC SR NT 8.375% DUE 03-15-2013/03-15-2008 BEO	20,837.50	19,900.00
DOLE FOOD INC DEB DTD 08-03-1993 8.75% DUE 07-15-2013 REG	9,438.10	5,900.00
DOLLAR GEN CORP SR NT 10.625% DUE 07-15-2015/07-15-2011 REG	26,628.30	23,875.00
DRS TECHNOLOGIES INC SR NT 6.625% DUE 02-01-2016/02-01-2011 REG	10,000.00	10,000.00
DVI INC IN DEFAULT 9.875 DUE 12-31-2040/02-01-2003 REG	18,733.76	3,250.00
DYNEGY HLDGS INC SR NT 7.75% DUE 06-01-2019 REG	64,168.75	44,850.00
E TRADE FINL CORP FORMERLY E TRADE GROU SR NT 8 DUE 06-15-2011 REG	4,135.00	2,275.00
EASTMAN KODAK CO 7.25 DUE 11-15-2013 BEO	39,200.80	25,800.00
ECHOSTAR DBS CORP SR NT 6.625% DUE 10-01-2014 REG	9,910.20	8,350.00
ECHOSTAR DBS CORP SR NT 7.125% DUE 02-01-2016	14,941.80	12,525.00
ECHOSTAR DBS CORP SR NT 7.75% DUE 05-31-2015 REG	9,975.00	8,500.00
EDISON MISSION ENERGY SR NT TRANCHE A 7%DUE 05-15-2017 REG	40,000.00	34,800.00
EDISON MISSION ENERGY SR NT TRANCHE B 7.2% DUE 05-15-2019 REG	50,000.00	41,000.00
EDISON MISSION ENERGY SR NT TRANCHE C 7.625% DUE 05-15-2027 REG	10,000.00	7,750.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
EKSPORTFINANS A S A MEDIUM TERM NTS BOOKTR # TR 00147 5.5 DUE 06-26-2017 REG	992,650.00	1,091,859.00
EL PASO CORP EL PASO ENERGY CORP 7% DUE 05-15-2011/05-14-2011 BEO	10,158.33	9,000.00
EL PASO CORP NAT GAS SR NT 7 DUE 06-15-2017 BEO	158,758.40	125,216.80
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	80,550.71	56,680.76
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	316,853.98	214,209.93
EL PASO NAT GAS CO NT 8.375% DUE 06-15-2032/06-14-2032 BEO	87,902.32	75,934.41
ENTERPRISE PRODS OPER LLC GTD SR NT 9.75% DUE 01-31-2014/12-08-2008 REG	190,000.00	193,474.72
EXELON CORP EXELON CORP 5.625 6 15 35 5.625% DUE 06-15-2035/06-09-2005 BEO	126,059.90	82,064.06
FIRSTENERGY CORP NT SER C 7.375 DUE 11-15-2031/11-14-2031 BEO	416,850.95	359,486.08
FMC FIN III S A GTD SR NT 6.875% DUE 07-15-2017 BEO	29,467.50	28,050.00
FORD HLDGS INC DEB DTD 03/01/1990 9.375%DUE 03-01-2020 REG	12,787.50	2,640.00
FORD MTR CO DEL 9.98% DUE 02-15-2047 REG	35,380.00	7,600.00
FORD MTR CO DEL SR NT CONV 4.25 DUE 12-15-2036 REG	20,000.00	4,925.00
FORD MTR CR CO CONTINUOUSLY OFFERED BDS TRANCHE # TR 00212 09/17/03 6.15 9-20-10	9,155.00	5,107.35
FORD MTR CR CO LLC GLOBAL LANDMARK SECS-GLOBLS 7.375% DUE 02-01-2011 BEO	103,003.20	76,046.20
FORD MTR CR CO LLC NT 7% DUE 10-01-2013	351,000.00	270,332.00
FORD MTR CR CO LLC NT 7.375% DUE 10-28-2009 BEO	146,475.64	131,733.15
FORD MTR CR CO MEDIUM TERM NTS BOOK ENTRY 7.5% DUE 04-25-2011/04-25-2001	8,936.00	4,696.29
FORD MTR CR CO NT 8 DUE 12-15-2016 REG	218,262.50	149,814.41
FOREST CITY ENTERPRISES INC SR NT 6.5% DUE 02-01-2017/02-01-2010 BEO	16,000.00	5,600.00
FREEPORT-MCMORAN COPPER & GOLD INC SR NT8.375% DUE 04-01-2017/04-01-2008 REG	237,544.20	180,400.00
FREESCALE SEMICONDUCTOR INC SR NT 8.875%DUE 12-15-2014/12-15-2008 REG	10,000.00	4,400.00
GEN MTR CORP 8.80 BD DUE 3-1-2021 REG PUTABLE ON 3-1-98	12,857.04	1,680.00
GEN MTRS ACCEP CORP 5.625 DUE 05-15-2009BEO	82,467.30	86,486.94
GEN MTRS ACCEP CORP NT DTD 09/12/2001 6.875 DUE 09-15-2011 BEO	177,650.00	153,831.79
GEN MTRS ACCEP CORP SMARTNOTES BOOK TRANCHE # TR 00645 7.5 DUE 10-15-2012	9,796.50	4,500.00
GEN MTRS ACCEP CORP SMARTNOTES TRANCHE #TR 00651 7.75 DUE 10-15-12/05 BEO	1,008.00	450.00
GEN MTRS CORP 8.25 DUE 07-15-2023 BEO	99,400.00	23,100.00
GEN MTRS CORP 8.25 DUE 07-15-2023 BEO	1,092.60	160.00
GEN MTRS CORP SR NT 7.125 DUE 07-15-2013REG	20,242.60	3,200.00
GENERAL MTRS ACCEP CORP GLOBAL BD 7.25% DUE 03-02-2011 BEO	99,792.10	84,983.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GENERAL MTRS ACCEP CORP GMAC GWBAL 7.0% 02-01-02 7% DUE 02-01-2012 BEO	10,069.50	7,900.00
GENERAL MTRS ACCEP CORP NT 6.75% DUE 12-01-2014	312,000.00	273,458.40
GENERAL MTRS ACCEP CORP NT 7.75% DUE 01-19-2010 BEO	872,378.10	802,695.60
GENERAL MTRS ACCEP CORP NT 7.75% DUE 01-19-2010 BEO	9,904.95	8,900.00
GENERAL MTRS ACCEP CORP SR NT DTD 01/14/1999 5.85% DUE 01-14-2009 BEO	84,787.50	89,413.47
GENERAL MTRS CORP DEB DTD 06/10/1996 8.1% DUE 06-15-2024/06-15-2008 BEO	11,715.00	1,540.00
GENERAL MTRS CORP NT DTD 07/15/1991 9.4%DUE 07-15-2021 REG	9,565.00	1,500.00
GEORGIA GULF CORP SR NT 9.5% DUE 10-15-2014/10-15-2008 REG	9,930.40	3,000.00
GLITNIR BANKI HF GLOBAL MEDIUM TERM SR NTRANCHE # TR 00003 6.33 DUE 07-28-2011	100,000.00	4,750.00
GLITNIR BANKI HF MEDIUM TERM SR BK NTS BTRANCHE # TR 00005 BD IN DEFAULT	99,776.00	4,750.00
GMAC LLC NT 7.375 DUE DO NOT USE SEE SEC#1-002955	9,196.13	13,090.00
GRAHAM PACKAGING CO L P / GPC CAP CORP ISR NT 8.5% DUE 10-15-2012/10-15-2008 REG	20,050.00	14,250.00
GROUP 1 AUTOMOTIVE INC SR SUB NT 8.25% DUE 08-15-2013/08-15-2008 REG	4,810.00	3,300.00
HARRAHS OPER INC GTD SR NT DTD 09/28/2005 5.75 DUE 10-01-2017 REG	18,148.96	4,187.50
HARRY & DAVID OPERATIONS CORP SR NT 9% DUE 03-01-2013/03-01-2008 REG	24,098.75	7,750.00
HCA INC 6.25 DUE 02-15-2013/02-14-2013 BEO	20,349.75	12,500.00
HCA INC FORMERLY HCA-HEALTHCARE CO NT DTD 09-23-2002 6.3 DUE 10-01-2012 BEO	1,373.60	1,410.00
HCA INC NT 7.5% DUE 11-06-2033/11-05-2033 REG	19,964.47	9,300.00
HCA INC SR SECD NT 9.125% DUE 11-15-2014/11-15-2008 BEO	10,000.00	9,275.00
HCA INC SR SECD NT 9.25% DUE 11-15-2016/11-15-2008 BEO	60,000.00	55,050.00
HCA INC SR SECD TOGGLE NT 9.625 DUE 11-15-2016/11-15-2008 BEO	3,023.44	2,340.00
HERTZ CORP SR NT 10.5% DUE 01-01-2016/01-01-2009	10,987.50	4,562.50
HERTZ CORP SR NT 8.875% DUE 01-01-2014/01-01-2009	15,000.00	9,225.00
HERTZ CORP SR NT 8.875% DUE 01-01-2014/01-01-2009	4,766.25	3,050.00
HOST MARRIOTT L P SR NT SER Q 6.75% DUE 06-01-2016/06-01-2008	10,000.00	7,300.00
HOVNANIAN K ENTERPRISES INC GTD SR SUB NT 7.75% DUE 05-15-2013/05-15-2008 REG	21,441.15	6,000.00
IDEARC INC SR NT 8 DUE 11-15-2016 REG	3,335.00	425.00
IDEARC INC SR NT 8 DUE 11-15-2016 REG	51,506.25	3,750.00
ILFC E-CAPITAL TR II BD 144A DUE 12-21-2065/12-21-2008 BEO	19,974.80	8,352.26
INN OF THE MTN GODS RESORT & CASINO SR NT 12% DUE 11-15-2010/11-15-2008 REG	11,775.00	3,300.00
INTERNATIONAL COAL GROUP INC NEW SR NT 10.25% DUE 07-15-2014/07-15-2008	24,256.77	18,750.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
INTERNATIONAL LEASE FIN CORP MEDIUM TERMNTS BOOK ENTRY MTN 7.7% DUE 03-15-2010	2,560.00	2,490.00
INTL LEASE FIN CORP- MEDIUM TER TRANCHE # TR 00565 4.375 DUE 11-01-2009	83,000.00	87,673.90
INTL LEASE FIN CORP- MEDIUM TER TRANCHE # TR 00588 5.625 DUE 09-15-2010	483,750.00	471,630.00
ISTAR FINL INC SR NT 5.125% DUE 04-01-2011 REG	8,210.00	3,425.00
JPMORGAN CHASE & CO GLOBAL MEDIUM TERM NZERO CPN DUE 02-19-2010	20,000.00	14,922.00
KAUPTHING BK HF MED TRM SR BK NTS TR # SR 7.625 12-31-40 BD IN DEFAULT	401,980.80	14,400.00
KERR MCGEE CORP 6.95 DUE 07-01-2024 BEO	21,612.60	17,536.96
KERR MCGEE CORP CRP KMG 7.875 DUE 09-15-2031 BEO	142,201.98	119,671.11
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN ENER PT NT 5 12-15-13 BEO	27,962.20	26,161.35
KINDER MORGAN ENERGY PARTNERS L P 7.125 3-15-12 BEO	10,461.80	9,658.02
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN ENERGY PARTNERS 6 DUE 020117	80,698.84	69,454.00
KINDER MORGAN ENERGY PARTNERS L P KMP 5.95 02/15/18 5.95% DUE 02-15-2018 BEO	69,639.70	59,742.55
KINDER MORGAN ENERGY PARTNERS L P SR NT 6.3% DUE 02-01-2009/01-29-1999 BEO	20,183.60	19,980.72
KINDER MORGAN ENERGY PARTNERS L P SR NT 6.95 DUE 01-15-2038 REG	31,099.40	24,262.41
KINDER MORGAN ENERGY PARTNERS L P SR NT UNSOLICITED 5.85 DUE 09-15-2012 BEO	9,594.50	9,157.99
LANDSBANKI IS HF MED TRM SR BK NTS BTRNCHE #SR00001 6.1 08-25-11 IN DEFAULT	189,950.60	3,325.00
LEHMAN BROS HLDGS INC 5.857 DUE BD IN DEFAULT	52,998.00	6.00
LEHMAN BROS HLDGS INC LEHMAN BROTHERS HOLDINGS 6.75 12-28-17 BEO DEFAULT	349,741.00	35.00
LEHMAN BROS HLDGS INC MEDIUM TERM NT TRANCHE 00861 6.2 09-26-14 BD IN DEFAULT	39,966.40	3,800.00
LEHMAN BROS HLDGS INC MTN BEO # TR00048 5.625 01-24-2013 BD IN DEFAULT	1,094,984.00	104,500.00
LEHMAN BROS HLDGS INC MTN TRANCHE # TR 00475 3.6 DUE 03-13-2009 REG IN DEFAULT	24,962.50	2,437.50
LEHMAN BROS HLDGS INC SR NT DTD 08/19/1997 7.2% DUE 12-31-2040 REG	10,075.10	950.00
LEUCADIA NATL CORP JR SUB DEFFERABLE INTDEB 8.65% DUE 01-15-2027/01-15-2009 REG	3,155.00	1,972.50
LEVEL 3 COMMUNICATIONS INC SR CONV NT 2.875 DUE 07-15-2010/07-08-2003 REG	2,626.00	1,860.00
LIBERTY MEDIA CORP SR EXCHANGEABLE EXCH INTO SPRINT 3.75 02-15-30/02-15-04	14,616.40	7,950.00
MERCER INTL INC SR NT 9.25% DUE 02-15-2013/02-15-2009 BEO	4,435.00	2,475.00
METLIFE INC JR SUB DEB 6.4% DUE 12-15-2066/12-15-2008 REG	27,182.40	18,000.00
MGM MIRAGE 7.625 DUE 01-15-2017 BEO	50,630.21	32,250.00
MGM MIRAGE SR NT 6.75% DUE 09-01-2012 REG	20,000.00	14,000.00
MICHAELS STORES INC SR NT 10% DUE 11-01-2014/11-01-2008 REG	4,360.00	2,250.00
MOHEGAN TRIBAL GAMING AUTH SR SUB NT 8% DUE 04-01-2012/04-01-2008 BEO	7,000.00	4,270.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MORGAN STANLEY DEAN WITTER DISCOVER & COTR # TR 00709 11/13/8 10.75 13 NOV 2023	74,275.00	75,000.00
MRS FIELDS FAMOUS BRANDS LLC / MRS FIELDSR SECD NT 10 DUE 10-24-2014	837.13	—
NEWS AMER INC SR NT 6.65% DUE 11-15-2037REG	9,855.00	9,897.61
NEXTEL COMMUNICATIONS INC CONV SR NT 5.25% DUE 01-15-2010/01-15-2009 BEO	3,008.00	2,600.10
NEXTEL COMMUNICATIONS INC SR SER RED NT SER F 5.95 DUE 03-15-2014/03-15-2009 REG	15,327.50	6,300.00
NEXTEL COMMUNICATIONS INC SR SERIAL RED NT SER D 7.375 DUE 08-01-2015REG	55,000.00	21,000.00
NEXTEL COMMUNICATIONS INC SR SERIAL RED NT SER D 7.375 DUE 08-01-2015REG	7,882.50	4,173.82
NII HLDGS INC NT CONV 3.125 DUE 06-15-2012 BEO	1,443.75	1,210.05
NOVA CHEMICALS CORP SR NT 6.5% DUE 01-15-2012 REG	9,500.36	4,175.00
NPC INTL INC SR SUB NT 9.5% DUE 05-01-2014/05-01-2008 REG	24,081.25	18,000.00
NRG ENERGY INC 7.375% DUE 02-01-2016/02-01-2009 BEO	10,437.50	9,300.00
NRG ENERGY INC SR NT 7.25% DUE 02-01-2014/02-01-2010 REG	39,937.50	37,400.00
NRG ENERGY INC SR NT 7.375% DUE 01-15-2017/01-15-2009 REG	10,437.50	9,200.00
NXP B V / NXP FDG LLC SR SECD NT 7.875% DUE 10-15-2014/10-15-2008 REG	5,000.00	1,950.00
OPTI CDA INC GTD SR SECD NT 7.875% DUE 12-15-2014/12-15-2008 BEO	40,000.00	20,400.00
OPTI CDA INC GTD SR SECD NT 8.25% DUE 12-15-2014/12-15-2008 REG	25,137.50	13,500.00
OXFORD INDS INC SR NT 8.875% DUE 06-01-2011/06-01-2008 REG	10,650.00	7,550.00
PACIFIC GAS & ELEC CO 1ST MTG BD 6.05% DUE 03-01-2034 REG	54,835.77	58,413.25
PACIFIC GAS & ELEC CO 8.25% DUE 10-15-2018/10-21-2008 BEO	78,674.40	96,116.88
PARK OHIO INDS INC OHIO SR SUB NT 8.375%DUE 11-15-2014/11-15-2009 REG	6,987.27	3,280.00
PARK PL ENTMT CORP SR SUB NT 8.125% DUE 05-15-2011/05-14-2011 BEO	18,097.92	8,330.00
PEABODY ENERGY CORP SR NT 6.875% DUE 03-15-2013/03-15-2008 BEO	15,049.69	14,212.50
PENNEY J C INC DEB 7.4 DUE 04-01-2037 REG PUT	10,462.50	6,583.88
PETROBRAS INTL FIN CO GLOBAL NT 6.125% DUE 10-06-2016 REG	109,590.60	107,250.00
PILGRIMS PRIDE CORP SR SUB NT 8.375 DUE 05-01-2017 BEO	25,094.98	2,100.00
PLY GEM INDS INC SR SUB NT 9% DUE 02-15-2012/02-15-2008 REG	23,800.00	6,000.00
POINDEXTER J B INC SR NT 8.75% DUE 03-15-2014/03-15-2009 REG	23,013.89	11,500.00
PRIDE INTL INC DEL SR NT 7.375% DUE 07-15-2014/07-15-2008 REG	19,894.80	18,600.00
PVTPL AES CORP 2ND PRIORITY SR SECD NT 144A 8.75% DUE 05-15-2013/05-15-2008 BEO	163,277.40	149,760.00
PVTPL AES CORP SR NT 144A 8% DUE 06-01-2020 REG	100,000.00	77,500.00
PVTPL AIFUL CORP SR NT 144A 5% DUE 08-10-2010 BEO	108,598.60	60,477.89

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PVTPL AIR 2 US ENHANCED EQUIP SER A 8.027 DUE 10-01-2020 BEO SF 10-01-2000	20,094.68	29,769.89
PVTPL AMES TRUE TEMPER INC SR SUB NT 10%DUE 07-15-2012/07-15-2008 REG	25,802.78	8,750.00
PVTPL CMO CMO HLDGS III LTD SER 2007-R11CL A-1A VAR RT DUE 9-27-37 BEO	648,080.85	692,877.39
PVTPL CMO GMAC COML MTG SECS INC MTG PT CTF 1998-C2 CL F 144A 6.5 05-15-35	93,750.00	142,065.30
PVTPL DR PEPPER SNAPPLE GROUP INC SR NT 144A 6.82% DUE 05-01-2018 BEO	59,991.00	59,181.12
PVTPL ENERGY FUTURE HLDGS CORP 11.25% DUE 11-01-2017/11-01-2012 BEO	714,896.50	354,050.00
PVTPL ENERGY FUTURE HLDGS CORP SR NT 144A 10.875 DUE 11-01-2017 BEO	10,000.00	7,100.00
PVTPL EVRAZ GROUP S A 8.875% DUE 04-24-2013 BEO	170,000.00	86,700.00
PVTPL GLEN MEADOW PASS-THRU TR GLEN MEADOW PASS THRU 6.505 DUE 021267 BEO	96,462.00	44,709.30
PVTPL GLITNIR BANKI HF SUB NT FIXED/ FLT RT 144A DUE 06-15-2016 BEO	100,000.00	15.00
PVTPL ICICI BK LTD SUB NT 144A VAR RT DUE 04-30-2022/04-30-2017 BEO	121,958.54	64,063.66
PVTPL INDYMAC ABS INC 2006-H1 CL A VAR RT DUE 04-25-2036 REG	442,106.82	95,176.47
PVTPL KAZMUNAIGAZ FIN SUB BV GTD GLOBAL # TR 00002 8.375 DUE 07-02-2013 BEO	159,198.40	124,800.00
PVTPL LEVEL 3 FING INC SR GTD NT 9.25 DUE 11-01-2014/11-01-2010 REG	25,387.50	14,500.00
PVTPL PEGASUS AVIATION LEASE SECUR SER 2000-1 NT CL A-2 144A 8.37 3-25-2030 BEO	143,425.00	117,552.50
PVTPL PETROLEUM EXPT LTD NT CL A-2 144A 4.633% DUE 06-15-2010/07-20-2005 BEO	133,332.01	131,232.03
PVTPL RESIDENTIAL CAP LLC SR SECD NT 144A 9.625% DUE 05-15-2015 BEO	64,853.43	16,240.00
PVTPL SEMGROUP L P / SEMGROUP FIN SR NT 144A 8.75 11-15-15/10 BEO BD IN DEFAULT	24,625.00	875.00
PVTPL SHINSEI FIN CAYMAN LTD PERP PFD SECS STEP-UP 144A VAR RT DU7-20-16 BEO	103,335.10	23,006.72
PVTPL SOUTHN NAT GAS CO SOUTHN NAT GAS 5.9 DUE 04-01-2017 BEO	30,015.70	23,773.74
PVTPL TL ACQUISITIONS INC SR TOGGLE NT 144A 10.5% DUE 01-15-2015/07-15-2008 BEO	19,744.80	8,200.00
PVTPL TNK-BP FIN S A SR MTN BK ENT TRANCHE # TR 00006 7.875 3-13-2018 BEO	98,728.00	50,000.00
PVTPL TNK-BP FIN S A SR MTN TRANCHE # TR00002 144A 7.5 DUE 07-18-2016 BEO	119,551.20	60,048.00
PVTPL TURANALEM FIN BV CO GUAR 8.25 DUE 01-22-2037 BEO	210,706.50	90,300.00
PVTPL VEDANTA RES PLC SR GLOBAL NT 144A 8.75% DUE 01-15-2014 BEO	100,000.00	60,000.00
PVTPL VISTEON CORP SR NT 144A 12.25% DUE12-31-2016/12-31-2013 BEO	17,407.99	4,560.00
QUALITY DISTR LLC / QD CAP CORP SR SUB NT 9% DUE 11-15-2010/11-15-2008 REG	25,300.00	8,125.00
QWEST COMMUNICATIONS INTL INC SR NT FLTGRATE DUE 02-15-2009/02-15-2008 REG	15,093.75	14,925.00
QWEST COMMUNICATIONS INTL INC SR NT SER B 7.5% DUE 02-15-2014/02-15-2008 REG	26,937.50	19,305.00
QWEST CORP NT FLTG RATE DUE 06-15-2013 REG	500,000.00	372,500.00
R H DONNELLEY CORP SR NT SER A-4 8.875% DUE 10-15-2017/10-15-2012 REG	5,000.00	750.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
RADIAN GROUP INC DEB 7.75 DUE 06-01-2011BEO	16,653.25	8,950.00
REALOGY CORP SR SUB NT 12.375% DUE 04-15-2015/04-15-2008 REG	10,145.00	2,600.00
REALOGY CORP SR SUB NT 12.375% DUE 04-15-2015/04-15-2008 REG	98,575.00	14,850.00
RESIDENTIAL CAP LLC SR SECD NT 144A 8.5%DUE 05-15-2010 BEO	47,625.00	20,357.10
REYNOLDS AMERN INC REYNOLDS AMER 6.75 DUE 06-15-2017 BEO	49,954.00	39,689.30
ROGERS CABLE INC SR SECD 2ND PRIORITY NT6.75% DUE 03-15-2015/03-14-2015 REG	20,287.50	19,476.28
ROGERS WIRELESS INC SR SECD NT 6.375 DUE03-01-2014 REG	10,000.00	9,505.97
ROYAL BK SCOTLAND GROUP PLC PFD CAP SECS144A DUE 10-29-2049 BEO	120,000.00	56,104.32
ROYAL KPN NV 8 DUE 10-01-2010	32,316.90	30,276.09
S W AIRLS CO NT 6.5 DUE 03-01-2012/02-28-2012 BEO	10,071.30	9,415.49
SABRE HLDGS CORP SR NT 8.35% DUE 03-15-2016/03-13-2006 REG	46,136.26	10,750.00
SAFEGUARD SCIENTIFICS INC SR DEB CONV 2.625% DUE 03-15-2024/03-20-2009 REG	1,460.00	1,398.67
SEALY MATTRESS CO SR SUB NT 8.25% DUE 06-15-2014/06-15-2008 REG	4,385.00	2,987.50
SERVICE CORP INTL SR NT 6.75% DUE 04-01-2016/10-21-2004 REG	9,813.80	7,600.00
SHAW COMMUNICATIONS INC SR NT 7.25 DUE 04-06-2011/04-05-2011 BEO	10,500.00	9,450.00
SLM CORP MEDIUM TERM NTS BOOK ENTRY 5.625 DUE 08-01-2033	16,965.50	12,132.92
SLM CORP MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00015 5 DUE 04-15-2015 BEO	8,834.00	6,344.09
SLM CORP MEDIUM TERM NTS BOOK ENTRY 5% DUE 10-01-2013 BEO	142,469.70	114,483.20
SLM CORP MEDIUM TERM NTS BOOK ENTRY NT 5.05% DUE 11-14-2014 BEO	26,786.40	19,964.67
SLM CORP MEDIUM TERM NTS BOOK ENTRY TR #00057 5.375% DUE 05-15-2014 REG	175,732.70	131,600.43
SOLO CUP CO SR SUB NT 8.5 DUE 02-15-2014/02-15-2009 REG	41,044.79	32,000.00
SONIC AUTOMOTIVE INC SR SUB NT 8.625% DUE 08-15-2013/08-15-2008 REG	4,716.50	1,862.50
SOUTHERN UN CO NEW SOUTHN UN CO 7.2 DUE 11/01/66 DUE 11-01-2066/11-01-2008 BEO	3,053.75	1,050.00
SOUTHN NAT GAS CO SOUTHN NAT GAS CO 8 DUE 03-01-2032/02-28-2032 BEO	17,437.50	12,499.01
SPECTRUM BRANDS INC SR SUB 12.5% DUE 10-02-2013/10-01-2008 BEO	2,834.38	832.50
SPECTRUM BRANDS INC SR SUB NT 7.375% DUE02-01-2015/02-01-2010 REG	21,201.82	4,625.00
SPRINT CAP CORP NT 7.625% DUE 01-30-2011BEO	48,150.50	41,750.00
SPRINT CAP CORP NT 8.375 DUE 03-15-2012 BEO	121,410.63	84,000.00
SPRINT CAP CORP NT 8.75% DUE 03-15-2032 BEO	12,020.67	6,750.00
SR NT 10.75% DUE 04-01-2013/04-01-2008 BEO	24,734.03	6,000.00
STANDARD PAC CORP NEW SR NT 6.5% DUE 08-15-2010/09-07-2005 REG	10,091.67	7,850.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
STATION CASINOS INC SR NT 7.75% DUE 08-15-2016/08-15-2011 REG	41,062.50	7,600.00
STATION CASINOS INC SR SUB NT 6.875% DUE03-01-2016/03-01-2009 REG	5,125.00	287.50
STEEL DYNAMICS INC SR NT 6.75% DUE 04-01-2015/04-01-2011 BEO	35,012.50	24,150.00
STEEL DYNAMICS INC SR NT 7.375% DUE 11-01-2012 REG	10,000.00	7,300.00
SUBN PROPANE PARTNERS L P / SUBN ENE SR NT 6.875 DUE 12-15-2013/12-15-2008 REG	24,457.25	20,500.00
SUN MEDIA CORP CDA SR NT 7.625% DUE 02-15-2013/02-15-2008 BEO	16,237.50	12,075.00
SUNTRUST PFD CAP I NORMAL PFD PUR SECS PPS 5.853 DUE 12-15-2011/12-15-2011REG	56,511.60	32,400.00
SVC CORP INTL SR NT 7.5 DUE 04-01-2027 REG	30,000.00	19,200.00
TCI COMMUNICATIONS INC 7.875% DUE 02-15-2026 REG	181,243.19	160,835.91
TEEKAY SHIPPING CORP SR NT 8.875 DUE 07-15-2011 BEO	18,448.23	15,210.00
TELECOM ITALIA CAP ***TELECOM ITALIA CAPITAL SA NOTES 5.25 DUE 10-01-2015 BEO	9,937.00	7,612.50
TELECOM ITALIA CAP GTD SR NT 4.95% DUE 09-30-2014/09-30-2006 REG	49,825.50	38,062.50
TELECOM ITALIA CAP GTD SR NT SER B 5.25 DUE 11-15-2013/05-15-2005 REG	24,927.40	19,062.50
TENET HEALTHCARE CORP SR NT 9.875% DUE 07-01-2014 REG	17,420.00	12,880.00
TENET HEALTHCARE CORP SR NT DTD 11/06/2001 6.375 DUE 12-01-2011 BEO	95,063.75	75,705.00
TENET HEALTHCARE CORP SR NT DTD 11/06/2001 6.875% DUE 11-15-2031 BEO	2,279.38	1,260.00
TENET HEALTHCARE CORP SR NT VAR RT DUE 02-01-2015	107,262.54	87,745.00
TESORO CORP FORMERLY TESORO PETE CORP T SR NT 6.25 DUE 11-01-2012 BEO	16,842.36	13,900.00
TFM S A DE C V TFM SA DE CV SRNT 9.375 DUE 05-01-2012 BEO	16,900.00	18,300.00
THORNBURG MTG INC MTN 8 DUE 05-15-2013/05-15-2008	2,569.31	1,012.50
TIME WARNER CABLE INC NT 8.75% DUE 02-14-2019 BEO	138,300.70	152,226.90
TN GAS PIPELN CO DEB DTD 03/13/1997 7.625 DUE 04-01-2037 REG	67,790.00	47,624.64
TOLL CORP TOLL BROTHERS INC. 8.25% DUE 12-01-2011/12-01-2008 BEO	9,785.00	8,900.00
TOUSA INC SR SUB NT 7.5% DUE 03-15-2011/03-15-2008 REG	18,931.25	31.25
TRAVELERS COS INC JR SUB DEB FXD / FLTG RATE 6.25 DUE 03-15-2067/03-15-2017BEO	47,181.70	32,751.85
TRIBUNE CO NEW NT 4.875% DUE 08-15-2010/08-15-2005 REG	9,490.00	712.50
TRONOX WORLDWIDE LLC / TRONOX FIN CORP 9.5 DUE 12-01-2012/12-01-2009 IN DEFAULT	4,535.00	500.00
TURANALEM FINANCE 8.25% GTD MTN 22/01/37USD	130,162.50	59,800.00
TXU CORP SR NT SER P 5.55% DUE 11-15-2014/08-15-2005 REG	18,272.30	9,344.56
TXU CORP SR NT SER Q 6.5% DUE 11-15-2024/08-15-2005 REG	33,738.40	14,151.52
TXU CORP SR NT SER R 6.55% DUE 11-15-2034/08-15-2005 REG	144,371.50	52,326.76

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TYCO INTL FINANCE S A CRP TYC 6.375% DUE10-15-2011/10-14-2011 BEO	87,592.60	98,294.40
TYCO INTL FINANCE S A GTD NT DTD 02/21/2001 6.75% DUE 02-15-2011 BEO	89,398.30	89,458.47
TYCO INTL LTD / TYCO INTL FIN S A NT 6.875% DUE 01-15-2021 REG	368,590.84	319,361.75
TYCO INTL LTD / TYCO INTL FIN S A NT 7% DUE 12-15-2019 REG	57,176.47	61,610.25
USFREIGHTWAYS CORP GTD DEB 8.5% DUE 04-15-2010 BEO	5,495.00	3,120.00
USG CORP SR NT 6.3 DUE 11-15-2016 REG	13,087.89	9,406.43
VALE OVERSEAS LTD VALE OVERSEAS 6.875 1121 36 6.875% DUE 11-21-2036 BEO	201,457.59	190,617.00
VANDERBILT MTG & FIN INC 1997B MFD HSG SR/SUB PASSTHRU IB-2 8.155 10-07-26 BEO	17,708.96	12,391.02
VANDERBILT MTG & FIN INC 1997C MFD HSG SR/SUB PASSTHRU IB-2 7.83 08-07-2027 REG	20,395.17	15,702.56
VANDERBILT MTG & FIN INC SER 2000B CL IB-2 9.25 DUE 07-07-2030 REG	143,150.64	109,943.04
VENTAS RLTY LTD PARTNERSHIP / VENTAS CAPSR NT 2012 9 5-1-12/4-30-12 BEO	10,000.00	8,900.00
VENTAS RLTY LTD PARTNERSHIP / VENTAS CAPCORP SR NT 2009 8.75 DUE 05-01-2009 BEO	20,766.67	19,700.00
VERASUN ENERGY CORP SR SECD NT 9.875 DUE 12-15-2012 BD IN DEFAULT	4,685.00	2,625.00
VISTEON CORP 8.25% DUE 08-01-2010 BEO	7,612.50	2,480.00
VISTEON CORP 8.25% DUE 08-01-2010 BEO	8,935.00	3,100.00
WA MUT INC SUB NT 8.25 DUE 04-01-2010 BEO IN DEFAULT	16,575.00	4,051.20
WASTE MGMT INC DEL SR NT 6.875% DUE 05-15-2009 BEO	491,840.00	497,678.50
WASTE MGMT INC DEL WMI 7.375 DUE 08-01-2010 BEO	89,633.70	91,204.92
WESTLAKE CHEM CORP SR NT 6.625% DUE 01-15-2016/01-15-2011 REG	10,969.90	6,380.00
WESTPOINT STEVENS INC SR NT 7.875 DUE 06-15-2008 BEO	3,239.00	1.00
WEYERHAEUSER CO NT 6.75% DUE 03-15-2012/09-24-2002 BEO	67,299.30	53,709.00
WILLIAMS COS INC 7.75 DUE 06-15-2031 BEO	69,615.00	57,540.00
WILLIAMS COS INC DEB SER A 7.5% DUE 01-15-2031 BEO	2,846.77	2,010.00
WINDSTREAM CORP SR NT 8.625 DUE 08-01-2016 BEO	37,439.85	30,975.00
XEROX CORP SER NT 6.75% DUE 02-01-2017/08-18-2006 BEO	9,939.20	7,256.34
XEROX CORP US$ SR NT 9.75 DUE 01-15-2009	645,615.00	599,397.00
XM SATELLITE RADIO INC SR NT 9.75% DUE 05-01-2014/05-01-2008	25,268.23	24,000.00
XTO ENERGY INC SR NT 7.5 DUE 04-15-2012/04-14-2012 BEO	29,624.88	25,697.31
XTO ENERGY INC XTO ENERGY INC 5.65% DUE 04-01-2016/03-30-2006 BEO	147,520.50	137,620.20
XTO ENERGY INC XTO ENERGY INC6.750 08/01/2037 6.75 DUE 08-01-2037 BEO	9,655.00	9,365.64
YELLOW ROADWAY CORP CONTINGENT SR NT CONV 5% DUE 08-08-2023/08-13-2010 REG	2,730.00	920.17

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Corporate Debt Instruments — Other Total	29,266,784.75	23,029,191.66

ABBOTT LABS 5.15% DUE 11-30-2012/11-09-2007 BEO	5,002.40	5,363.68
ALLSTATE LIFE GL FDG SECD MED TRM TRANCHE # TR 00039 5.375 DUE 4-30-2013	59,940.00	59,063.88
AMERICAN EXPRESS CO 4.75% DUE 06-17-2009BEO	4,896.40	4,965.12
AMERICAN EXPRESS CO NT 7% DUE 03-19-2018REG	298,851.00	303,343.20
AMERICAN EXPRESS CO SR NT 5.25% DUE 09-12-2011	22,953.84	24,116.33
AMERIPRISE FINL INC SR NT 5.35% DUE 11-15-2010/11-23-2005 REG	9,010.00	8,962.67
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00079 5.85 DUE 01-16-2018	19,889.80	13,405.70
APACHE CORP NT 6% DUE 09-15-2013 REG	109,423.60	114,077.92
ARGENT SECS INC 2004-W10 AST BKD PASSTHRU CTF CL A2 10-25-2034 REG	168,209.86	110,059.85
ASSET BACKED SECS CORP HOME EQUITY LN TR2001-HE3 CTF CL A1 11-15-2031 BEO	24,562.21	19,318.03
AT&T INC GLOBAL NT 5.5% DUE 02-01-2018/02-01-2008 BEO	239,472.00	242,550.00
BA CR CARD TR 2008-3 NT CL A FLTG 08-15-2011/03-16-2009 REG	800,000.00	793,319.20
BAKER HUGHES INC BAKER HUGHES INCYIELD TO MATURITY 7.578 7.5 DUE 11-15-2018 BEO	139,185.00	155,212.12
BANK AMER CORP BANK AMER 5.75% DUE 12-01-2017 BEO	29,789.10	29,953.23
BANK AMER CORP SENIOR NOTE 5.625% DUE 10-14-2016 BEO	19,169.55	19,742.16
BANK AMER CORP SUB INTERNOTES BOOK ENTRYTRANCHE # SB 00092 6% DUE 02-15-2012	25,661.50	25,391.98
BEAR STEARNS ABS I TR 2004-BO1 AST BACKED CTF II-A-2 10-25-2034 REG	1,178,368.67	1,127,135.55
BEAR STEARNS COS INC BEAR STEARNS CO 6.410 2 17 6.4% DUE 10-02-2017	37,108.80	41,567.12
BEAR STEARNS COS INC SR GLOBAL NT 7.25% DUE 02-01-2018 BEO	316,514.20	350,673.92
BELLSOUTH CORP NT 4.75% DUE 11-15-2012 BEO	9,664.90	9,810.73
BERKSHIRE HATHAWAY FIN CORP SR NT 4.2% DUE 12-15-2010/05-03-2004 REG	9,799.50	10,233.41
BERKSHIRE HATHAWAY FIN CORP SR NT 4.625%DUE 10-15-2013/04-22-2004 REG	24,620.94	25,740.58
BRAZOS TEX HIGHER ED AUTH INC STUDENT LNREV VAR-NTS-SER I-A-1 09-26-2016 REG	84,000.02	79,865.54
BRISTOL MYERS SQUIBB CO SR NT 5.25 DUE 08-15-2013 BEO	4,968.15	5,335.78
CAP AUTO RECEIVABLES AST TR 2008-2 CAP AUTO TR 2 CAP AUTO T 10-15-2012 BEO	600,000.00	534,532.20
CATERPILLAR FINL SVCS CORP MEDIUM TERM N# TR 00789 5.05 DUE 12-01-2010 REG	4,950.00	5,030.97
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00819 6.2 DUE 09-30-2013	159,828.80	164,946.72
CHASE ISSUANCE TR 2007-1 NT CL A 03-15-2013 REG	493,359.38	444,384.50
CISCO SYS INC SR NT FLTG RATE DUE 02-20-2009 REG	1,400,935.00	1,399,554.80

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CIT HOME EQUITY LN TR 2003-1 ASSET BKD CTF CL A-4 03-20-2032 REG	385,395.96	281,684.30
CITICORP SUB NT DTD 10/18/1996 7.25% DUE10-15-2011 REG	969,720.00	982,981.00
CITIGROUP INC 5.5 DUE 02-15-2017 BEO	117,416.80	109,175.88
CITIGROUP INC GLOBAL SR NT 6.5% DUE 08-19-2013 BEO	129,923.30	131,181.18
CITIGROUP INC SR NT 6.875% DUE 03-05-2038 BEO	188,711.80	216,198.53
CITIGROUP INC SUB NT 5% DUE 09-15-2014	117,227.20	114,345.66
CITIGROUP MTG LN TR 2005-HE2 ASSET BKD CTF CL A 144A VAR 05-25-2035 BEO	114,281.59	99,572.41
CMO 1ST HORIZON MTG PASSTHRU TR SER 2004-AA1 CL-A1 DUE 06-25-2034 BEO	160,937.13	89,478.09
CMO 2005-AR17 CL A-1A2 DUE 12-25-2045 REG	168,117.85	77,881.43
CMO 2005-AR2 CL 2A-1A VAR DUE 01-25-2045REG	239,124.65	122,991.13
CMO 2006-2N MTG PASSTHRU CTF CL 1-A1 VARDUE 02-25-2046 REG	316,588.61	128,879.11
CMO ALTERNATIVE LN TR 2006-OA11 CL A-4 FLTG DUE 07-25-2036 REG	339,365.55	118,768.78
CMO BANC AMER COML MTG INC SERIES 2005-5CL-A4 DUE 10-10-2045 REG	70,354.06	57,050.63
CMO BANC AMER COML MTG TR 2007-5 5.62 DUE 10-10-2014 REG	5,228.13	6,426.16
CMO BANC AMER MTG SECS INC BOAMS 2004-2 1A5 6.5% DUE 10-25-2031 BEO	86,915.97	78,149.11
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	126,764.85	86,642.58
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	91,624.38	72,581.48
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-2DUE 02-25-2033/04-25-2006 BEO	61,750.58	50,945.62
CMO BEAR STEARNS ARM TR 2003-1 MTG PASSTHRU CTF CL V-A-1 DUE 04-25-2033 BEO	690,302.06	555,884.65
CMO BEAR STEARNS ARM TR 2005-6 MTG PASSTHRU CTF CL I-A-1 DUE 08-25-2035 REG	400,705.13	193,094.74
CMO CR SUISSE 1ST BSTN MTG SECS CORP SER2005-C2 CL A4 4.832 DUE 04-15-2037 BEO	60,307.50	48,910.20
CMO CWALT INC 2005-14 ALT LN TR MTG PASSTHRU DUE 05-25-2035 REG	133,177.51	61,018.74
CMO CWALT INC 2005-38 MTG PASSTHRU CTF CL A-3 DUE 09-25-2035 REG	168,737.38	76,094.32
CMO CWALT INC COUNTRYWIDE ALTERNATIVE DUE 07-25-2035 BEO	168,408.81	77,041.30
CMO CWALT INC COUNTRYWIDE ALTERNATIVE DUE 07-25-2035 BEO	233,204.43	106,277.32
CMO CWALT INC SER 2005-J12 CL 2-A-1 FLT RT DUE 08-25-2035 REG	195,027.65	94,056.96
CMO CWMBS INC 2003-60 CHL MTG PASSTHRU CTF CL 1-A-2 DUE 02-25-2034 REG	238,921.84	163,716.90
CMO DSLA MTG LN TR 2006-AR1 MTG PASSTHRUCTF CL 1A-1A DUE 03-19-2046 REG	550,343.83	333,995.99
CMO GE COML MTG CORP SER 2007-C1 TR MTG PASSTHRU CTF CL A-4 DUE 12-10-2049 REG	394,096.49	305,592.68
CMO GREENPOINT MTG FDG TR 2005-AR4 MTG PASSTHRU CTF CL I-A-1 DUE 10-25-2045 REG	80,607.65	35,948.09
CMO GREENPOINT MTG FDG TR SER 2006-AR5 CLASS-A1A DUE 10-25-2046 REG	284,972.52	233,131.72

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CMO GREENWICH CAP COML FDG CORP SER 2005-GG5 CL A5 DUE 04-10-2037 BEO	398,812.50	328,721.20
CMO GS MTG SECS CORP SER 2005-AR6 CL 2A14.540901% DUE 09-25-2035/10-25-2005 REG	255,923.28	189,776.31
CMO GS MTG SECS CORP SER 2005-RP3 CL 1AFDUE 09-25-2035 BEO	342,281.22	269,173.23
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG	275,231.25	195,927.39
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	134,595.70	64,516.43
CMO IMPAC CMB TR SER 2003-9F CL A VAR RATE 1.47125% DUE 07-25-2033 REG	332,007.31	260,188.15
CMO INDYMAC ARM TR 2001-H2 MTG PASSTHRU CTF A-2 VAR RATE DUE 01-25-2032 BEO	13,924.59	9,891.20
CMO INDYMAC INDA MTG LN TR 2007-AR7 MTG PASS THRU CTF CL 1-A-1 11-25-37 REG	78,324.64	48,312.77
CMO LB-UBS COML MTG TR SR 2005-C5 CL A-4DUE 09-15-2030 BEO	100,375.00	81,630.20
CMO MASTR ADJ RATE MTG TR 2007-3 MTG PASSTHRU CTF CL 1-2A1 VAR 05-25-47	568,044.78	224,846.74
CMO MERRILL LYNCH MTG TR 2005-CKI1 COML MTG PASSTHRU CTF A6 DUE 11-12-2037 REG	99,979.95	82,538.10
CMO MERRILL LYNCH MTG TR 2006-C1 CL A-4 DUE 05-12-2039 REG	159,669.82	130,303.68
CMO MORGAN STANLEY CAP I INC 2005-HQ6 CTF A-4A 4.989 DUE 08-13-2042 REG	100,548.30	81,697.60
CMO MORGAN STANLEY MTG LN TR 2004-2AR SER 2005-10 MTG DUE 12-25-2035	158,622.17	129,364.02
CMO RESDNTL ACCREDIT LNS INC MTG 2005-QO3 CL A-1 DUE 10-25-2045 REG	197,143.82	90,455.82
CMO RESDNTL ACCREDIT LNS INC MTG PASS SER 2004-QA6 CL NBIV FLTRT 12-26-2034REG	524,263.59	255,777.96
CMO RESDNTL ACCREDIT LNS INC MTG PASS TH2003-QS1 CTF CL A-4 DUE01-25-2033 BEO	120,212.42	99,414.27
CMO SER 2005-7N CL 1A1B DUE 12-25-2035 BEO	145,016.09	41,508.39
CMO STRUCTURED AST MTG INVTS II INC MTG PA CL I-A-1A DUE 08-25-2036 REG	371,225.41	147,522.58
CMO THORNBURG MTG SECS TR 2007-4 6.200665% DUE 09-25-2037 BEO	208,510.38	162,279.90
CMO THORNBURG MTG SECS TR 2007-4 MTG PASS THRU CTF CL 1A-2 DUE 09-25-2037 REG	224,601.94	159,728.74
CMO WACHOVIA BK COML MTG TR 2005-C18 COMMTG PASSTHRU A-4 DUE 04-15-2042 REG	130,541.06	105,235.13
CMO WACHOVIA BK COML MTG TR SER 2005-C20CL A-7 DUE 07-15-2042 BEO	109,789.45	90,054.58
CMO WAMU MTG PASS-THRU CTFS 2005-AR17 CLA-1A1 DUE 12-25-2045 REG	252,620.01	118,448.92
CMO WAMU MTG PASS-THRU CTFS 2005-AR6 CL 2-A-1A DUE 04-25-2045 REG	118,760.84	54,350.90
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CL 1-A-1A DUE 06-25-2045 REG	165,878.03	66,312.23
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR11 CL A1A FLT RT 8-25-2045REG	358,839.78	194,088.25
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR13 CL A-1A1 FLT RT 10-25-2045BEO	136,274.56	74,429.89
CMO WELLS FARGO MTG BACKED SECS 2004-S TR CL A-7 DUE 09-25-2034 REG	735,951.56	755,103.58
CMO ZUNI MTG LN TR 2006-1 CL A-1 .51938%DUE 08-25-2036 REG	184,359.54	174,761.97
CONOCO FDG CO NT 6.35% DUE 10-15-2011 BEO	22,240.80	21,040.68

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CONOCO INC NT DTD 04/20/1999 6.95% DUE 04-15-2029 BEO	20,854.00	21,522.02
CONOCOPHILLIPS AUSTRALIA FDG CO GTD NT FLTG RATE DUE 04-09-2009/04-09-2008 REG	684,000.00	683,220.92
CONOCOPHILLIPS CO NT 8.75 DUE 05-25-2010BEO	204,471.75	184,438.45
CONS EDISON CO N Y INC BD 5.3 DUE 12-01-2016 BEO	9,162.10	9,666.33
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 00159 5.8 DUE 06-07-2012	9,725.00	9,746.53
COUNTRYWIDE FINL CORP SUB NT 6.25% DUE 05-15-2016 BEO	35,150.00	37,980.32
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSTRANCHE # TR 00287	245,875.00	308,636.62
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSTRANCHE # TR 00324 4.125 9-15-2009	57,550.00	59,296.86
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSTRANCHE # TR 00324 4.125 9-15-2009	189,000.00	197,656.20
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSBOOK ENTRY TRANCHE # TR 00173 6.25 DUE	8,885.00	10,050.00
CWABS INC SER 2005-AB1 CL A3 FLT RT 08-25-2035 REG	450,000.00	298,412.55
CWABS INC SERIES 2002-1 CLASS-A FLTG RATE ASSET BACKED CTF 08-25-2032 BEO	33,536.44	13,611.40
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKTRANCHE # TR 00353 VAR RT DUE 06-10-11	900,000.00	821,243.70
DET EDISON CO 6.125 DUE 10-01-2010 BEO	54,990.10	55,317.63
DIAGEO CAP PLC DIAGEO PLC 7.375% DUE 01-15-2014 BEO	229,121.40	245,007.73
DOMINION RES INC DEL NT DTD 09/16/2002 5.7 DUE 09-17-2012 BEO	118,603.10	113,870.70
DOMINION RES INC DEL SR NT SER D 5.125% DUE 12-15-2009/12-14-2009 BEO	69,687.10	69,845.93
DOMINION RES INC VA NEW DOMINION RES INC4.75 12 15 10 4.75% DUE 12-15-2010 BEO	9,989.10	9,887.87
DOMINION RESOURCES INC V SR NT 2008 SER D 8.875% DUE 01-15-2019 BEO	19,994.40	21,567.78
ELECTR DATA SYS CORP NT 7.125 DUE 10-15-2009/10-12-1999 BEO	131,387.34	127,078.13
EXPORT IMPORT BK KOREA EXPORT-IMPORT BK KOREA VAR RT DUE 06-01-2009	699,867.00	698,055.40
FIRST UN CORP SUB NT DTD 01/18/1994 6.375% DUE 01-15-2009 REG	2,860.00	2,998.65
FORD CR AUTO OWNER TR 2008-C ASSET BACKED NT CL A-2B 01-15-2011 REG	200,000.00	194,081.00
GCB WALT DISNEY COMP D12/04/07 0.010 JD12 4.7 DUE 12-01-12 BEO	4,914.73	5,129.29
GEN ELEC CAP CORP INTERNOTES BOOK EN TRANCHE # TR 00152 3.25 DUE 07-15-2010	9,900.00	9,808.80
GEN ELEC CAP CORP INTERNOTES BOOK EN TRANCHE # TR 00338 4.125 DUE 05-15-2009	19,448.99	20,010.38
GEN ELEC CAP CORP INTERNOTES BOOK EN MTNTRANCHE # TR 00070 4.05 3-15-12/04	1,881.68	1,901.60
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00560 4.625 DUE 09-15-2009	15,625.80	15,179.12
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00654 4.25 9-13-2010 REG	24,450.25	24,973.15
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00714 5 DUE 11-15-2011	2,894.58	3,055.18
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00800 5.625 DUE 09-15-2017	58,473.00	59,599.98

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00804 VAR RT DUE 11-15-2067	240,431.10	150,856.56
GEN ELEC CAP CORP MEDIUM TERM NTS BOOK TRANCHE # TR 00443 7.375 1-19-10 BEO	17,491.85	17,381.00
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 3.75% DUE 12-15-2009	9,768.30	10,103.61
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 11-21-2011	23,557.23	24,944.03
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 5% DUE 01-08-2016	5,390.74	5,867.66
GENERAL ELECTRIC CAPITAL CORP MTN # TR 00482 6.125% DUE 02-22-2011	4,985.80	5,192.29
GLAXOSMITHKLINE CAP INC GTD NT 5.65% DUE05-15-2018 BEO	209,871.90	220,568.88
GOLDMAN SACHS GROUP INC 4.5% DUE 06-15-2010 BEO	137,911.20	137,954.46
GOLDMAN SACHS GROUP INC 5.5 DUE 11-15-2014 BEO	20,032.76	18,592.28
GOLDMAN SACHS GROUP INC BD 6.15% DUE 04-01-2018 BEO	603,012.00	576,576.60
GOLDMAN SACHS GROUP INC BOND 5.25 DUE 10-15-2013 BEO	455,375.00	459,326.00
GOLDMAN SACHS GROUP INC NT 6.875 DUE 01-15-2011 BEO	9,685.00	10,149.19
GSAA HOME EQUITY TR 2007 7 SR AST BACKEDCTF CL A 4 VAR RATE 07-25-2037 REG	174,487.50	19,194.84
HANCOCK JOHN LIFE INS CO SIGNATURENOTES TRANCHE TR 00604 FLTG 2/09/06 04-15-2009	2,000.00	1,971.19
HARTFORD FINL SVCS GROUP INC NT 5.25 DUE 10-15-2011 BEO	8,308.00	8,771.55
HELLER FINL INC NT 7.375% DUE 11-01-2009BEO	5,059.65	5,176.97
HEWLETT PACKARD CO NT 4.5% DUE 03-01-2013 BEO	4,783.69	5,094.08
HOUSEHOLD FIN CORP NT 8% DUE 07-15-2010 BEO	75,068.87	71,164.17
HSBC CAP FDG DLR 2 L P PERP PFD SECS 144A DUE 12-29-2049/06-27-2013 BEO	45,000.00	24,385.01
HSBC FINANCE CORPORATION CRP HI 7 DUE 05-15-2012 BEO	35,201.07	35,053.13
HSEHD FIN CORP HSEHD FIN GLBL CPN 6.375 MAT 11/27/12 6.375 DUE 11-27-2012 BEO	14,904.90	14,675.70
I/O CMO GMAC COML MTG SECS INC SER 1999-CTL1 CL X 12-15-2016 BEO	17,391.79	115.10
J P MORGAN CHASE & CO GLOBAL SUB NT 5.75 DUE 01-02-2013 BEO	56,817.90	55,800.03
J P MORGAN CHASE & CO GLOBAL SUB NT 5.75 DUE 01-02-2013 BEO	50,389.00	50,727.30
J P MORGAN CHASE & CO NT 6.75 DUE 02-01-2011 BEO	119,675.90	117,894.90
KEYCORP FRN SNR EMTN 11/10 EUR10000	217,824.44	222,408.06
LEHMAN XS TR SER 2006 GP4 MTG PASSTHRU CTF CL 3-A1A .45938% DUE 08-25-2046 REG	553,415.08	425,256.84
MCDONALDS CORP MTN BE TRANCHE # TR 000846 DUE 04-15-2011	24,214.25	26,524.35
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00457 VAR RT DUE 02-05-10	990,000.00	1,043,776.80
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00667 5.45 DUE 02-05-2013	379,854.80	365,273.48
MERRILL LYNCH & CO MTN 5.076% 22/03/2011	651,793.80	715,931.33

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MORGAN STANLEY DEAN WITTER & CO GLOBAL NT 4/25/01 6.75 DUE 4-15-11 BEO	28,615.71	29,283.63
MORGAN STANLEY FOR EQTY SEE 617 SR GBL MTN SER F FLTG RT DUE 10-18-16 BEO	40,147.73	27,522.16
MORGAN STANLEY FOR EQUITY ISSUES SEE 61747Y NT 4% DUE 01-15-2010 BEO	9,781.80	9,810.19
MORGAN STANLEY FORMERLY MORGAN STANLEY MORGAN STANLEY 5.95 DUE 12-28-2017	99,717.00	82,998.10
MORGAN STANLEY GLOBAL MED TERM NT SER F 5.75% DUE 08-31-2012	92,029.50	83,917.26
MORGAN STANLEY MTN 6% DUE 04-28-2015	693,210.00	603,911.00
MORGAN STANLEY NOTES 5.625 DUE 01-09-2012 BEO	142,385.60	132,762.98
MORGAN STANLEY SR GLOBAL MEDIUM TERM NT SER F VAR RT DUE 05-14-2010	400,000.00	372,318.80
MSDWCC HELOC TR 2005-1 ASSET BKD NT CL AFLTG 07-25-2017/02-25-2005 BEO	44,096.24	29,579.89
NATIONAL CITY CORP SUB NT 5.75% DUE 02-01-2009 BEO	4,860.00	4,967.80
NATL AUSTRALIA BK LTD GLOBAL MEDIUM TRANCHE # SR 00013 VAR RT DUE 02-08-2010	400,000.00	400,268.00
NATL RURAL UTILS COOP FIN CORP COLL TR BD 10.375 DUE 11-01-2018/10-30-2008 REG	10,815.40	11,642.64
NATL WESTMINSTER BK PLC SUB NT 7.375 DUE10-01-2009 BEO	389,500.00	392,194.40
NELNET STUDENT LN TR 2008-4 ASSET BKD NTCL A-4 FLTG 04-25-2024 REG	110,000.00	89,114.74
OCCIDENTAL PETE CORP C CRP OXY 7% DUE 11-01-2013/10-21-2008 BEO	178,444.80	196,460.10
OPTION ONE MTG LN TR 2003-1 CL A-2 02-25-2033 BEO	376,003.72	256,079.06
ORIGEN MANUFACTURED HSG CONT TR SER 02-A SR/SUB ASTBKD CTF CL A-1 05-15-32	21,107.55	18,858.14
PROCTER & GAMBLE CO NT 4.95% DUE 08-15-2014/08-10-2004 BEO	1,990.92	2,065.89
PROTECTIVE LIFE SECD TRS INTERNOTES BOOKENTRY MTN 5.5% DUE 11-15-2015/05-15-2009	3,860.00	4,099.77
PVTPL AMERICAN INTL GROUP INC NT 144A 8.25% DUE 08-15-2018 BEO	131,500.00	146,383.80
PVTPL AMERICAN INTL GROUP INC NT 144A 8.25% DUE 08-15-2018 BEO	240,000.00	175,660.56
PVTPL ASIF GLOBAL FING XIX SR NT 144A 4.9% DUE 01-17-2013 BEO	9,987.60	8,027.42
PVTPL CMO GREENPOINT MTG FDG TR SER 2006AR6 CL 1-A1A VAR RT DUE 10-25-2046	173,571.78	139,356.93
PVTPL CORPORACION NACIONAL DEL COBRE DE CHILE NT 144A 4.75% DUE 10-15-2014 BEO	49,241.00	46,959.65
PVTPL HBOS CAP FDG NO 2 L P BONDS 144A 6.071% DUE 06-30-2049/06-30-2014 BEO	28,240.50	11,095.53
PVTPL PACIFIC LIFE GLOBAL FDG NT 144A 5.15 DUE 04-15-2013 BEO	99,073.00	93,955.80
PVTPL PETE EXPT LTD NT CL A-1 144A 4.623DUE 06-15-2010 BEO SINKING FD 12-15-2008	99,998.98	98,414.97
PVTPL RABOBANK CAP FDG III 5.254% DUE 12-29-2049/06-30-2017 BEO	20,155.20	10,965.46
PVTPL RABOBANK CAP FDG TR II BD 144A 5.26% DUE 12-29-2049/12-31-2013 BEO	10,181.40	5,290.30
PVTPL SYSTEMS 2001 A T LLC SERIES-2001 CLASS-G 144A 6.664 DUE 09-15-2013 BEO	187,962.79	184,926.66
PVTPL VERIZON WIRELESS CAP LLC / CELLCO PARTNE NT 144A 8.5 DUE 11-15-2018 BEO	19,801.20	23,433.54

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
REGIONS FINL CORP NEW FLTG RT DUE 06-26-2012	401,875.00	402,726.00
SACO I TR 2005-7 MTG BKD CTF CL A VAR RATE 09-25-2035 REG	67,946.92	44,300.24
SBC COMMUNICATIONS INC NT 4.125% DUE 09-15-2009/11-03-2004	1,098,680.00	1,104,506.70
SBC COMMUNICATIONS INC NT 5.1% DUE 09-15-2014 BEO	58,023.40	58,979.22
STRUCTURED ADJ RATE MTG LN TR 2004-16 MTG PASSTHRU CTF 1-A2 ADJ 11-25-2034 REG	80,201.91	41,234.63
TARGET CORP NT 4 DUE 06-15-2013/06-14-2013 BEO	85,046.22	83,948.94
UNILEVER CAP CORP NT 7.125% DUE 11-01-2010/10-24-2000 BEO	49,552.00	53,471.80
UNITED PARCEL SVC INC SR NT 4.5% DUE 01-15-2013/01-15-2008 REG	219,065.00	226,939.24
UNITED PARCEL SVC INC SR NT 5.5% DUE 01-15-2018/01-15-2008 REG	3,706.06	4,253.67
UNITEDHEALTH GROUP INC UNITEDHEALTH GROUP INC 4.875% DUE 02-15-2013 BEO	79,160.80	74,689.92
UNITEDHEALTH GROUP INC UNITEDHEALTH GROUP INC 4.875% DUE 04-01-2013 BEO	78,902.40	74,544.48
VAR RT DUE 03-20-2010	84,000.00	92,780.00
VERIZON COMMUNICATIONS INC NT 4.35% DUE 02-15-2013/02-12-2008 BEO	39,448.00	38,687.40
VERIZON COMMUNICATIONS INC NT 8.95% DUE 03-01-2039 BEO	146,224.50	193,753.50
VERIZON GLOBAL FDG CORP NT 7.25 DUE 12-01-2010 BEO	123,041.95	120,561.52
WACHOVIA CAP TR III FIXED-FLTG RATE NORMAL WACHOVIA 5.8% DUE 03-15-2042 REG	80,100.50	47,200.00
WACHOVIA CORP GL MED TRM SR NTS TRANCHE # SR 00032 5.75 DUE 02-01-2018 BEO	211,091.03	210,417.90
WACHOVIA CORP NEW NT 5.625% DUE 10-15-2016 BEO	163,811.20	182,699.40
WACHOVIA CORP NEW SUB NT DTD 03/15/1999 6.15% DUE 03-15-2009 BEO	4,860.00	5,033.05
WELLPOINT INC NT 5% DUE 01-15-2011/01-10-2006 BEO	4,645.15	4,871.02
WELLPOINT INC WELLPOINT INC 5.875 20170615 5.875 DUE 06-15-2017 BEO	9,924.60	9,101.35
WELLS FARGO & CO NEW SUB GLOBAL NT 6.375% DUE 08-01-2011 BEO	86,430.55	86,761.29
WELLS FARGO CAP X GTD CAP SECS 5.95% DUE12-15-2086/12-15-2008 REG	99,900.00	85,704.80
WELLS FARGO CAP XV C CRF WFC DUE 12-29-2049/09-26-2017 BEO	100,000.00	101,000.00
WORLD SVGS BK FSB OAKLAND CAL MEDIUM T NT 4.125 DUE 12-15-2009 REG	2,800.00	2,976.48
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO	109,253.10	122,131.57

Corporate Debt Instruments — Preferred Total	37,902,936.71	32,289,911.29

ABN AMRO CAP FDG TR VII GTD TR PFD SECS 6.08%	8,446.80	11,976.00
ADR BANCO ITAU HLDG FINANCEIRA S A FORMERLY SPONSORED ADR REPSTG 500 PFD	29,856.63	15,950.00
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $0.01 REP NON VTG PFD	2,885.75	2,748.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR NET SERVICOS DE COMUNICACAO S A SPONSORED ADR REPSTG PFD NEW	1,260.55	582.00
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR NON VTG	31,635.40	11,225.50
ADR ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR SER M REPSTG PREF M	6,131.85	4,430.00
ADR ROYAL BK SCOTLAND GROUP PLC ADR REPSTG PREF SHS SER Q	1,010.95	879.00
ADR TELECOMUICACOES DE SAO PAULO S A TELESP SPONSORED ADR REPSTG PFD	30,207.92	21,545.10
AES TR III TR PFD STK CONV SECS	4,939.95	3,780.00
AMERICAN INTL GROUP INC CORP UNIT	1,568.95	2,550.00
AMERICAN INTL GROUP INC JR SUB DEB SER A-5 PFD STK	7,568.95	7,940.00
AMR CORP DEL PFD	10,530.85	6,990.00
AT&T INC SR NT	17,390.08	19,328.50
AXIS CAPITAL HOLDINGS LTD PFD STK	2,108.95	2,607.00
BAC CAP TR XII GTD CAP SECS	13,746.25	10,459.35
BANK AMER CORP DEP SH REPSTG 1/1000TH PFD SER I PFD STK	32,483.28	31,134.97
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000TH PFD SER J	5,287.45	4,850.00
BANK AMER CORP NON CUMULATIVE PERP CONV PFD SER L NON CUM PERP CONV PFD SER L	31,688.05	32,575.00
BLACKOUT MEDIA CORP PFD	1,073.97	—
BRE PPTYS INC PFD SER D 6.75%	5,639.95	3,753.00
CAPITAL AUTOMOTIVE REIT RED PFD SHS SER A 7.50%	6,849.95	1,209.39
CASINO GUICH-PERR PRF EUR1.53	130,221.24	143,339.73
CBS CORP NEW SR NT	1,865.48	1,115.20
CIA PARANAENSE DE PRF’B’NPV	93,035.06	58,662.09
CITIGROUP CAP XV ENHANCED TR PFD SECS	17,484.30	10,526.00
CITIGROUP FDG INC PISTONS BASED UPON CBOE S&P 500	4,635.95	2,592.00
CITIGROUP INC DEP SH REPSTG 1/1000TH PFDCONV SER CONV PFD STK	11,941.45	6,997.50
CITIGROUP INC DEP SHS REPSTG 1/1000TH PFD SER AA PFD STK	108,562.05	84,535.00
COMCAST CORP NEW NT	2,562.45	2,293.20
COMCAST CORP NEW NT SER B	6,820.45	5,830.00
CORP BACKED CALL TR CTFS J C PENNEY JC PENNEY DEB BKD 2006-1 CTF A-1	3,149.95	1,340.00
CORPORATE BACKED TR CTFS USE 21988K FOR EQUITY ISSUES SER 2001-8 CL A-1	2,109.95	264.93
CORTS TR BELLSOUTH CAP FDG DEBS CORP BKDTR SECS 7.12% CORP BKD TR SECS 7.12%	4,858.95	4,950.00
CREDIT SUISSE GUERNSEY BRH CAP NT TIER 1PFD STK	11,491.00	10,275.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DUKE RLTY CORP DEP SH REPSTG 1/10TH PFD SER L PFD STK	5,296.45	2,160.90
DUKE RLTY CORP DEP SH REPSTG 1/10TH PFD SER M PFD STK	2,537.95	1,100.00
FED HOME LN MTG CORP VAR RATE	3,697.90	981.50
FEDERAL HOME LN MTG CORP PFD FLTG RATE	2,224.95	264.00
FIRST INDL RLTY TR DEP SHS REPSTG 1/10000 PFD SER J	2,552.95	1,000.00
FNMA NON CUM PFD SER R 7.625% PFD STK	278.12	82.85
FNMA PFD SER M 4.75	12,612.95	300.00
FORD MTR CO CAP TR II TR ORIGINATED PFD SECS 6.50%	46,437.09	27,962.00
FORD MTR CR CO LLC 7.375 PRF 15/10/31 USD25	4,486.95	2,160.00
FORD MTR CR CO LLC 7.6 PRF SNR NTS 3/1/2032 CALL ON 2/27/07	1,957.93	1,088.00
FRANKLIN BK CORP PFD SER A 7.50%	16,219.90	0.10
GDR UNIBANCO-UNIAO DE BANCOS BRASILEIROSS A UNITS PFD & PFD CL B	128,882.39	79,805.70
GDR UNIBANCO-UNIAO DE BANCOS BRASILEIROSS A UNITS PFD & PFD CL B	127,053.67	64,620.00
GDR UNIBANCO-UNIAO DE BANCOS BRASILEIROSS A UNITS PFD & PFD CL B	94,147.75	64,620.00
GDR UNIBANCO-UNIAO DE BANCOS BRASILEIROSS A UNITS PFD & PFD CL B	924,308.09	706,942.80
GEN ELEC CAP CORP NT	2,579.41	2,113.61
GEN MTRS CORP SR DEB CONV SER B	101,023.71	18,662.00
GEN MTRS CORP SR DEB CONV SER B	199,818.23	86,344.00
GEN MTRS CORP SR DEB CONV SER C	22,762.00	3,200.00
GEN MTRS CORP SR DEB CONV SER C	11,130.96	8,316.80
GEN MTRS CORP SR NT 7.375 CALLABLE 10/03/2006	10,972.94	5,270.00
GEN MTRS CORP SR NT 7.5 PRF 01/07/2044 USD25	2,012.95	315.00
GEN MTRS CORP SR NT PFD 7.250 CALLABLE 07/15/2006	1,882.95	318.00
GENERAL ELEC CAP CORP PUBLIC INCOME NT PINES	19,584.40	18,640.48
GENERAL MTRS CORP QUARTERLY INT BD QUIBS	11,041.90	2,289.00
GENERAL MTRS CORP SR DEB CONV SER D	11,008.95	8,250.00
GENERAL MTRS CORP SR NT	3,756.91	1,008.00
GMAC LLC PFD 7.35 CALLABLE 8/8/07 DUE 8/8/32	4,300.69	2,373.60
HOSPITALITY PPTYS TR PFD SER C 7.00%	4,273.90	3,927.00
HUNTINGTON PFD CAP INC EXCH PREP PFD SECS CL C	9,429.40	5,687.22
ING GROEP N V PERP HYBRID CAP SECS	5,172.95	5,640.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ING GROEP N V PERPETUAL DENT SECS 6.125%PFD STK	6,069.92	4,480.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN DEPOS SHS REPSTG 1/4TH PFD SER E STK	10,258.95	10,237.50
JPMORGAN CHASE CAP XIV CAP SECS SER N	7,005.95	6,294.00
JPMORGAN CHASE CAP XIX CAP SECS SER S	2,529.95	2,197.00
JPMORGAN CHASE CAP XVI TR PFD SECS SER P	12,656.45	10,690.00
LEHMAN BROS HLDGS CAP TR V PFD SECS SER M 6.00 PFD STK	9,892.95	2.25
MBNA CAP D TR PFD SECS SER D 8.125% TRUPS MBNA CAP D	2,559.95	1,870.00
MERRILL LYNCH & CO INC CALLABLE STK RETURN INCOME DEBT SECS CONV PFD STK	4,131.75	2,597.40
METLIFE INC SR NT DTD 11/21/2003	6,768.95	6,600.00
NEWCASTLE INVT CORP NEW PFD SER D 8.375	986.13	180.00
NEXEN INC SUB NT	2,689.95	1,745.00
PFD $3.50	7,312.95	5,160.00
PREFERREDPLUS TR SER QWS-1 TR CTF	1,956.64	906.10
PREFERREDPLUS TR SER UPC-1 TR CTF	2,025.73	1,151.75
PRIMUS GUARANTY LTD PFD STK	3,128.70	875.00
PUB STORAGE DEP SHS REPSTG 1/1000TH PFD SER K	10,066.84	9,515.18
PUB STORAGE DEPY SH REPSTG 1/100TH COM SER A	2,070.54	1,920.00
REORG/WACHOVIA CORP STK MERGER TO WELLSFARGO PFD 1003111 12/31/08	1,328.02	0.35
SAMSUNG ELECTRONIC PFD KRW5000	145,198.50	61,450.52
SATURNS TRIBUNE CO 2006-1 UNIT CL A	2,502.97	72.00
SCHERING PLOUGH CORP PFD CONV MANDATORY 2007 CONV PFD STK	53,440.47	52,200.00
TELE NORTE LESTE P PRF NPV	—	—
TELEMAR NORTE LEST PRF’A’NPV	145,961.84	61,878.22
TR ORIGINATED PFD SECS 13.25%	1,307.60	—
UNITED STATES CELLULAR CORP SR NT	1,950.72	1,241.00
UNITED STATES CELLULAR CORP SR NT PREFERRED	5,159.95	3,700.00
US BANCORP DEL DEPOSITARY SHS REPSTG 1/1000TH PFD SER B	8,233.95	8,120.00
USB CAP VI GTD TR PFD SECS	2,454.95	1,938.00
VORNADO RLTY TR PFD SER E 7	2,536.95	1,705.00
WACHOVIA PFD FDG CORP PERP PFD SECS SER A 7.25%	3,434.95	2,520.00
WASHINGTON MUT INC 7.75% NON CUMULATIVE PERP CONV PFD CONV PFD	31,361.71	23,807.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WELLS FARGO CAP IX TR ORIGINATED PFD SECS 5.625 TOPRS	2,291.32	2,099.00
WELLS FARGO CAP XII ENHANCED TR PFD SECSTRUPS PFD STK	76,525.45	75,329.70

Corporate Stock — Preferred Total	3,020,299.70	2,017,158.59

REORG SOVEREIGN BANCORP INC STOCK MERGER TO BANCO SANTANDER EFF 1-30-09.	220,399.62	40,379.00
REORG SOVEREIGN BANCORP INC STOCK MERGER TO BANCO SANTANDER EFF 1-30-09.	84,378.62	55,279.00
1 800 FLOWERS COM INC CL A COM STK	13,356.98	5,730.00
1/10 BERKSHIRE HATHAWAY INC DEL CL A COMSTK	2,810,289.67	2,318,400.00
1ST BANCORP P R COM	33,532.95	36,762.00
1ST BANCORP P R COM	169,640.65	194,950.00
1ST CMNTY BANCSHARES INC NEV COM	32,369.04	31,383.00
1ST FINL HLDGS INC COM	25,986.80	28,336.00
1ST HORIZON NATL CORP COM	135,252.36	156,436.00
1ST HORIZON NATL CORP COM	205,949.60	181,804.00
1ST HORIZON NATL CORP COM	135,832.71	52,152.38
1ST HORIZON NATL CORP COM	8,119.76	4,397.52
1ST HORIZON NATL CORPORATION	—	7.13
1ST MED GROUP INC COM	676.26	4.02
1ST NIAGARA FINL GROUP INC NEW COM	42,784.72	46,893.00
1ST NIAGARA FINL GROUP INC NEW COM	163,840.58	174,636.00
1ST NIAGARA FINL GROUP INC NEW COM	60,159.60	64,680.00
21ST CENTY HLDG CO COM	5,988.95	4,630.00
3COM CORP COMMON STOCK	2,959.17	2,339.28
3COM CORP COMMON STOCK	118,005.30	110,124.00
3DICON CORP COM	9,785.16	540.00
3I GROUP ORD GBP0.738636	476,330.47	163,212.23
3M CO COM	391,808.07	305,970.68
3M CO COM	744,695.41	989,688.00
3M CO COM	251,328.88	198,340.38
4 KIDS ENTMT INC COM	3,994.75	882.00
5 STAR QUAL CARE INC COM	10.19	1.53

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
5TH 3RD BANCORP COM	500,595.93	119,034.86
5TH 3RD BANCORP COM	503,925.00	303,968.00
5TH 3RD BANCORP COM	118,385.31	48,394.42
6 FLAGS INC COM	156,848.12	16,843.85
727 COMMUNICATIONS INC COM PAR $0.001 COM PAR $0.001	553.72	—
A D A M INC COM	11,851.85	5,500.00
A.C.L.N LTD COM STK	43,328.56	—
A21 INC COM STK	13,531.45	5.00
AAON INC COM PAR $0.004 COM PAR $0.004	31,382.16	30,276.00
AAR CORP COM	9,485.90	11,046.00
AARO BROADBAND WIRELESS COMMUNICATIONS INC COM	989.95	—
AARON RENTS INC CL B CL B	—	—
AARON RENTS INC CL B CL B	319,354.73	306,130.00
AASTROM BIOSCIENCES INC COM	24,928.40	15,700.00
ABATIX CORP FORMERLY ABATIX ENVIRONMENTAL CORP TO 05/20/1999 COM	2,167.77	600.00
ABAXIS INC COM	6,657.72	3,206.00
ABB LTD CHF2.02 (REGD)	431,097.57	331,727.31
ABBOTT LAB COM	214,909.52	215,114.72
ABBOTT LAB COM	604,177.99	603,081.00
ABBOTT LAB COM	1,146,175.85	2,060,082.00
ABBOTT LAB COM	410,839.82	382,129.20
ABBOTT LAB COM	102,129.85	115,652.79
ABCOURT MINES INC CL B CL B COM STK	10,890.05	1,425.60
ABERCROMBIE & FITCH CO CL A	4,418.79	4,917.19
ABERCROMBIE & FITCH CO CL A	169,301.91	53,061.00
ABIOMED INC COM	381,441.85	446,624.00
ABIOMED INC COM	44,118.33	45,155.00
ABITIBIBOWATER INC COM STK	4,670.16	64.39
ABITIBIBOWATER INC COM STK	552,347.47	19,787.00
ABLAZE TECHNOLOGIES INC COM	4,812.53	2.00
ABRAXIS BIOSCIENCE INC NEW COM	40.47	1,648.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ABSOLUTE HEALTH & FITNESS INC COM STK	272.49	0.02
ABSOLUTE SOFTWARE CORP COM STK	2,199.20	563.05
AC ENERGY INC NEV COM STK	11,365.43	70.04
ACADIA PHARMACEUTICALS INC COM	5,236.22	630.00
A-CAP RESOURCES COM STK	53,101.75	2,492.95
ACCENTURE LTD BERMUDA CLS A COM	154,424.69	156,544.94
ACCENTURE LTD BERMUDA CLS A COM	312,290.39	339,343.71
ACCO BRANDS CORP COM	467.80	79.35
ACCOR EUR3	914,641.07	586,387.92
ACCURAY INC DEL COM	38,655.93	12,900.00
ACHILLION PHARMACEUTICALS INC COM	4,314.21	680.00
ACME PACKET INC COM STK	5,445.93	2,104.00
ACTELION CHF0.50 (REGD)	279,500.22	317,663.17
ACTELION CHF0.50 (REGD)	209,080.91	285,182.51
ACTIGA CORP COM STK	6,214.80	360.00
ACTIS GLOBAL VENTURES INC COM STK	9,177.30	0.90
ACTIVE PWR INC COM	720.03	96.00
ACTIVIDENTITY CORP COM STK	6,567.36	2,237.50
ACTIVISION BLIZZARD INC COM STK	201,854.82	109,900.80
ACTIVISION BLIZZARD INC COM STK	282,146.39	196,871.04
ACTUANT CORP CL A NEW	33,757.93	21,159.20
ACUITY BRANDS INC COM	34,291.69	30,565.00
ACUITY BRANDS INC COM	99,719.94	104,730.00
ACURA PHARMACEUTICALS INC COM NEW STK	39,800.22	32,376.74
ACUSPHERE INC COM	27,136.58	980.00
ACXIOM CORP COM	97,889.40	109,485.00
ACXIOM CORP COM	233,081.58	269,252.00
ADA-ES INC COM STK	3,069.05	620.00
ADAPTEC INC COM	9,007.84	7,590.00
ADAPTEC INC COM	491,544.72	429,445.50
ADAPTEC INC COM	34,772.68	31,680.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADC TELECOMMUNICATIONS INC COM NEW	139,185.84	76,033.00
ADC TELECOMMUNICATIONS INC COM NEW	87,245.19	46,495.00
ADC TELECOMMUNICATIONS INC COM NEW	46,959.48	30,260.04
ADECCO SA	5,177.95	3,361.60
ADHEREX TECHNOLOGIES INC COM NEW	24,098.06	565.50
ADMINISTAFF INC COM	341,050.60	205,960.00
ADOBE SYS INC COM	254,075.40	281,028.00
ADOBE SYS INC COM	276,714.91	266,188.87
ADOBE SYS INC COM	144,382.08	96,166.93
ADOBE SYS INC COM	208,489.44	107,514.50
ADR 3SBIO INC SPONSORED ADR	11,835.78	11,310.00
ADR 51JOB INC SPONSORED ADR REPSTG COM	560.64	123.20
ADR A/S DAMPSKIBSSELSKABET TORM SPONSORED ADR	3,009.25	1,087.00
ADR ABB LTD SPONSORED ADR	130,192.08	147,338.16
ADR ABB LTD SPONSORED ADR	1,704,165.48	1,253,184.90
ADR ABB LTD SPONSORED ADR	138,240.24	96,964.60
ADR ACERGY S A SPONSORED ADR	977.74	433.50
ADR ACTIONS SEMICONDUCTOR CO LTD ADR ADR- COMMON STOCK	6,827.32	4,508.00
ADR AEGON N V NY REGISTRY SHS SHS	130,923.62	61,002.15
ADR ALCATEL-LUCENT	821,425.74	338,625.00
ADR ALCATEL-LUCENT	151,837.51	27,980.10
ADR ALLIED IRISH BKS P L C SPONSORED ADRREPSTG ORD	73,039.75	15,059.59
ADR ALUMINA LTD SPONSORED ADR	23,934.95	4,708.00
ADR ALUMINUM CORP CHINA LTD SPONSORED ADR REPSTG H SHS	51,899.73	31,005.45
ADR ANGLO AMERN PLC ADR NEW	292,143.24	129,005.24
ADR ANGLO PLATINUM LTD ADR	121,571.94	51,731.99
ADR ANGLOGOLD ASHANTI LTD	105,598.15	78,668.69
ADR ARACRUZ CELULOSE S A SPONSORED ADR REPSTG CL B SHS	7,900.10	9,475.20
ADR ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS	101,380.69	53,606.20
ADR ARM HLDS PLC SPONSORED ISIN US0420681068	1,299.34	770.00
ADR ASIA PULP & PAPER LTD SPONSORED ADR	416.17	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR ASTRAZENECA PLC SPONSORED ADR UK	17,789.09	17,273.63
ADR AU OPTRONICS CORP SPONSORED ADR	15,984.85	11,389.44
ADR AUSTRALIA & NEW ZEALAND BKG GROUP LTD SPONSORED ADR	26,021.40	12,898.60
ADR AXA SA SPONSORED ADR	46,902.40	30,896.25
ADR BABCOCK & BROWN AIR LTD SPONSORED ADR ADR	3,614.00	3,385.00
ADR BAE SYS PLC SPONSORED ADR	3,354.95	2,166.68
ADR BAIDU INC SPONSORED ADR	372,195.13	319,243.65
ADR BANCO BILBAO VIZCAYA ARGENTARIA S A SPONSORED ADR	164,332.87	141,224.43
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	31,866.64	15,081.36
ADR BANCOLOMBIA S A SPONSORED ADR REPSTG4 PREF SHS	8,249.19	5,837.50
ADR BARLOW LTD ADR	17,767.90	11,300.50
ADR BASF AKTIENGESELLSCHAFT — LEVEL I	50,767.37	36,039.29
ADR BAYER A G SPONSORED ADR	81,729.94	62,894.76
ADR BERKELEY TECH LTD SPONSORED ADR	14,194.86	29.33
ADR BHP BILLITON LTD SPONSORED ADR	322,560.67	216,455.64
ADR BHP BILLITON PLC SPONSORED ADR	9,524.63	6,751.50
ADR BNP PARIBAS SPONSORED ADR REPSTG	17,250.93	6,832.74
ADR BP P L C SPONSORED ADR SPONSORED ADR	423,172.88	382,809.15
ADR BP P L C SPONSORED ADR SPONSORED ADR	328,373.00	257,070.00
ADR BRIT AMERN TOB PLC SPONSORED COM STK	6,873.95	5,311.00
ADR BT GROUP PLC ADR	31,296.24	17,882.10
ADR C P POKPHAND LTD SPONSORED ADR NEW	3,037.12	323.50
ADR CANON INC A.D.R. FOR COM YEN	7,403.01	4,710.00
ADR CATHAY PAC AWYS LTD SPONSORED ADR	533.95	281.28
ADR CEMEX SAB DE CV	92,242.54	41,358.50
ADR CEMEX SAB DE CV	949,476.50	593,542.46
ADR CEMEX SAB DE CV	234,317.14	75,596.94
ADR CGG VERITAS ADS EACH 5 REPR 1 ORD EUR2	18,912.19	5,996.00
ADR CHEUNG KONG HLDG LTD A.D.R. FOR ORD HK $2	33,866.06	25,299.35
ADR CHICAGO BRDG & IRON CO N V N Y REGISTRY SH NV	51,999.63	24,471.75
ADR CHINA DIGITAL TV HLDG CO LTD SPONSORED ADR	202,589.34	57,738.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR CHINA FIN ONLINE CO LTD SPONSORED ADR	3,346.93	2,460.50
ADR CHINA LIFE INS CO LTD SPONSORED ADR REPSTG H SHS	28,005.89	20,416.00
ADR CHINA MED TECHNOLOGIES INC SPONSOREDADR	111,975.39	52,007.42
ADR CHINA MOBILE LTD	705,299.63	522,738.00
ADR CHINA OILFIELD SVCS LTD SPONSORED ADR REPSTG H SHS	3,553.95	1,612.85
ADR CHINA PETE & CHEM CORP SPONSORED ADRREPSTG H SHS	74,259.38	33,675.55
ADR CHINA SOUTHN AIRLS LTD 50 SHS CL H ISIN US1694091091	18,286.06	6,367.50
ADR CHINA SUNERGY CO LTD SPONSORED ADR	42,003.02	19,947.50
ADR CHINA TECHFAITH WIRELESS COMMUNICATION TECH LTD SPONSORED ADR	11,935.45	3,840.00
ADR CNOOC LTD SPONSORED ADR SPONSORED ADR	19,397.46	16,762.24
ADR CNOOC LTD SPONSORED ADR SPONSORED ADR	21,605.27	16,190.80
ADR COCA-COLA FEMSA S.A.B DE C.V.	5,508.95	4,351.00
ADR COCA-COLA HELLENIC BOTTLING CO S A SPONSORED ADR	4,437.45	1,446.00
ADR COMPANHIA DE SANEAMENTO BASICO DO ESTADO DE SAO PAULO SABESP SPONSORED ADR	186,517.65	102,287.25
ADR COMPANHIA SIDERURGICA NACIONAL REPSTG ORD SHS	16,228.26	7,686.00
ADR COMPANHIA VALE DO RIO DOCE SPONSOREDADR	666,982.71	299,177.55
ADR COMPANIA DE MINAS BUENAVENTURA S A SPONSORED ADR REPSTG SER B SHS	33,031.41	24,621.12
ADR CPFL ENERGIA S A SPONSORED ADR	3,238.78	1,758.15
ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081	74,270.16	38,716.20
ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081	220,582.97	115,866.00
ADR CTRIP COM INTL LTD AMERICAN DEP SHS AMERICAN DEP SHS	72,359.21	38,270.40
ADR DESARROLLADORA HOMEX SAB DE CV SPONSORED ADR	5,643.44	2,283.00
ADR DEUTSCHE TELEKOM AG ISIN # US2515661054	7,178.05	5,355.00
ADR DRDGOLD LTD SPONSORED ADR REPSTG 10 SHS	6,364.73	9,329.75
ADR E ON AG SPONSORED ADR	62,106.10	44,473.05
ADR E-HOUSE CHINA HLDGS LTD ADR	41,693.43	24,219.00
ADR ELAN CORP PLC ADR REPRESENTING SHS	60,183.88	23,202.00
ADR EMBOTELLADORA ANDINA S A SPONSORED ADR REPSTG SER A	1,645.95	1,050.00
ADR EMBRAER-EMPRESA BRASILEIRA DE AERONAUTICA S A SPONSR ADR REPSTG PFDSHS	6,544.99	3,242.00
ADR ENI S P A SPONSORED ADR	45,057.04	33,474.00
ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR	145,827.09	109,340.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR	4,246.94	2,811.60
ADR FOCUS MEDIA HLDG LTD SPONSORED ADR	60,918.37	22,452.30
ADR FOMENTO ECONOMICO MEXICANA SAB DE CV	5,185.35	6,026.00
ADR FRANCE TELECOM	3,371.15	2,807.00
ADR FUTUREMEDIA PLC SPONSORED ADR COM NEW DEC 2007 ADR	999.60	0.40
ADR GAFISA S A SPONSORED ADR REPSTG 2 COM SHS	13,434.31	3,704.00
ADR GDF SUEZ SPONSORED ADR ADR	5,250.11	4,664.67
ADR GENESIS LEASE LTD ADR ADR	71,580.78	17,786.55
ADR GERDAU S A SPONSORED ADR	26,892.25	21,285.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	149,210.44	116,696.32
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	812,488.74	626,136.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	116,547.59	93,398.62
ADR GMARKET INC SPONSORED ADR	17,732.34	13,800.00
ADR GOL LINHAS AEREAS INTELIGENTES SPONSORED ADR REPSTG PFD SHS	23,240.07	5,160.60
ADR GOLD FIELDS LTD NEW SPONSORED ADR	28,294.02	28,052.25
ADR GRUPO AEROPORTUAIRO DEL PACIFICO SABDE CV	9,614.12	7,251.30
ADR GRUPO CASA SABA S A DE C V SPONSOREDADR	2,614.70	1,380.00
ADR GRUPO SIMEC SAB	306.43	123.75
ADR GRUPO TELEVISA SA DE CV SPONSORED ADR REPSTG ORD PARTN SPONS ADR	17,846.03	11,952.00
ADR GRUPO TMM SAB SPONSORED ADR REPSTG SER A SHS CPO	1,308.95	1,420.00
ADR GUANGSHEN RY LTD	5,827.67	6,179.52
ADR GUSHAN ENVIRONMENTAL ENERGY LTD SPONSORED ADR	19,494.34	2,668.00
ADR HANG LUNG PPTYS LTD SPONSORED ADR	9,900.90	10,864.10
ADR HARMONY GOLD MNG LTD	75,877.75	109,700.00
ADR HDFC BK LTD ADR REPSTG 3 SHS	11,182.10	10,849.76
ADR HITACHI LTD A.D.R. FOR 10 COM	124,469.32	82,194.00
ADR HONDA MOTOR CO. LTD AMER DEPOSITARY SHARES REPRESENTING 10 SHARES OF COMMON	66,651.22	51,642.80
ADR HOYA CORP SPONSORED ADR	2,158.95	1,699.94
ADR HSBC HLDGS PLC SPONSORED ADR NEW	245,686.33	131,409.00
ADR HSBC HLDGS PLC SPONSORED ADR NEW	108,089.87	60,302.13
ADR HUANENG PWR INTL INC SPONSORED ADR SER N SHS	8,315.42	10,213.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR HUTCHISON TELECOMMUNICATIONS INTL LTD SPONSORED ADR	15,828.98	4,864.05
ADR IBERDROLA S A SPONSORED ADR REPSTG 1ORD SHS	19,218.51	18,181.20
ADR ICICI BK LTD	3,731.65	5,775.00
ADR ICICI BK LTD	487,683.59	291,849.25
ADR IMPALA PLATINUM HLDGS LTD SPONSORED ADR REPSTG 1/4 SH	9,303.78	4,818.79
ADR INFINEON TECHNOLOGIES AG SPONSORED ADR ADR STK ISIN# US45662N1037	13,782.88	1,820.00
ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	412,097.77	274,446.90
ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	64,027.76	35,061.39
ADR ING GROEP N V SPONSORED ADR	38,331.68	22,200.00
ADR INSIGNIA SOLUTIONS PLC SPONSORED ADR	601,291.48	1,304.00
ADR INTERCONTINENTAL HOTELS GROUP PLC NEW SPONSORED ADR NEW JUNE 2007	19,283.95	12,555.00
ADR INTESA SANPAOLO S P A SPONSORED ADR REPSTG ORD SHS ADR	29,176.56	16,930.16
ADR IRELAND BK SPONSORED	6,933.28	6,215.31
ADR JA SOLAR HLDGS CO LTD SPONSORED ADR	407,452.64	163,385.56
ADR JARDINE MATHESON HLDGS LTD ADR	9,158.95	5,550.00
ADR JSC MMC NORILSK ADR	446.16	137.00
ADR JSC MMC NORILSK NICKEL SPONSORED ADR	146,527.37	34,164.90
ADR JSC MMC NORILSK NICKEL SPONSORED ADR	164,898.47	49,241.60
ADR KEPPEL LTD SPONSORED	2,958.95	3,005.35
ADR KONGZHONG CORP SPONSORED ADR	18,102.16	9,373.30
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000	79,048.73	45,701.00
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000	51,454.92	44,210.75
ADR KOREA ELEC PWR CORP SPONSORED ADR ISIN #US5006311063	15,011.69	16,254.00
ADR KUBOTA CORP	3,774.47	3,426.65
ADR KYOCERA CORP A.D.R. FOR COM	119,806.43	108,555.00
ADR LAN AIRL S A	1,315.84	764.75
ADR LDK SOLAR CO LTD SPONSORED ADR	273,964.19	88,664.96
ADR LENOVO GROUP LTD SPONSORED ADR	12,388.30	7,078.37
ADR LIHIR GOLD LTD SPONSORED ADR	10,435.15	6,579.00
ADR LUXOTTICA GROUP S P A SPONSORED ADR	18,888.95	14,496.00
ADR M 2003 PLC SPONSORED ADR	4,800.70	8.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR MACQUARIE GROUP LTD ADR ADR	11,426.77	4,017.22
ADR MECHEL OAO SPONSORED ADR	104,486.72	26,660.00
ADR METAL STORM LTD SPONSORED ADR	5,539.48	1,394.20
ADR MINDRAY MED INTL LTD SPONSORED ADR REPSTG CL A	83,145.89	48,240.00
ADR MINDRAY MED INTL LTD SPONSORED ADR REPSTG CL A	211,620.25	96,120.00
ADR MITSUBISHI UFJ FINL GROUP INC SPONSORED ADR	56,417.58	35,552.25
ADR MIZUHO FINL GROUP INC SPONSORED ADR	1,275.95	577.00
ADR MOBILE TELESYSTEMS OJSC SPONSORED	11,677.98	3,735.20
ADR NATIONAL AUSTRALIA BK LTD SPONSORED ADR	7,973.95	4,365.12
ADR NATIONAL GRID TRANSCO PLC SPONSORED ADR NEW	12,743.96	11,656.26
ADR NATUZZI S P A ADR	2,631.60	840.00
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	250,730.70	283,458.00
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	140,971.77	125,381.47
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	153,994.00	150,892.68
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	23,083.34	19,053.77
ADR NEWCREST MNG LTD SPONSORED ADR	168,607.90	191,668.71
ADR NINTENDO LTD	31,162.93	26,154.81
ADR NIPPON TELEG & TEL CORP SPONSORED ADR	13,867.95	13,595.00
ADR NIPPON TELEG & TEL CORP SPONSORED ADR	132,657.90	165,804.62
ADR NOAH ED HLDGS LTD ADR	1,198.15	315.00
ADR NOKIA CORP SPONSORED ADR	192,560.32	128,060.40
ADR NOMURA HLDGS INC SPONSORED ADR	26,668.09	13,568.75
ADR NORSK HYDRO A.S. SPONSORED FOR COMMON STOCK	3,221.59	694.79
ADR NOVARTIS AG	91,346.46	84,094.40
ADR NOVARTIS AG	775,809.67	726,496.00
ADR NOVO-NORDISK A S ADR	14,903.46	12,333.60
ADR NTT DOCOMO INC SPONSORED ADR	6,156.98	6,533.46
ADR OAO GAZPROM LEVEL 1 ADR	22,002.51	6,735.50
ADR OAO GAZPROM LEVEL 1 ADR	—	—
ADR OIL CO LUKOIL SPONSORED ADR	477,159.46	180,395.00
ADR OPEN JT STK CO-VIMPEL COMMUNICATIONSSPONSORED ADR	152,207.31	84,530.96

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR ORKLA A S SPONSORED ADR	12,998.95	6,490.90
ADR PANASONIC CORP ADR ADR	32,770.24	20,264.76
ADR PANASONIC CORP ADR ADR	333,444.68	279,900.00
ADR PARTNER COMMUNICATIONS CO LTD ADR ISIN US70211M1099	22,633.65	16,665.00
ADR PERFECT WORLD CO LTD SPONSORED ADR REPSTG CL B	2,621.43	1,725.00
ADR PETROBAS ENERGIA PARTICIPACIONES S ASPONSORED ADR REPSTG 2 CL B SH	8,626.90	7,917.00
ADR PETROCHINA CO LTD SPONSORED ADR	151,688.65	83,690.41
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	566,270.87	361,203.01
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	267,048.64	134,009.28
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	931,724.68	603,654.01
ADR POSCO SPONSORED ADR	115,818.22	72,766.75
ADR PRANA BIOTECHNOLOGY LTD SPONSORED ADR	9,018.90	5,700.00
ADR RANDGOLD RES LTD ADR	21,434.36	21,960.00
ADR REDIFF COM INDIA LTD SPONSORED ADR ISIN# US7574791007	4,514.43	506.52
ADR RENESOLA LTD SPONSORED ADS ADR	25,723.18	29,370.60
ADR RIO TINTO PLC SPONSORED ADR	55,170.62	13,781.05
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	35,191.95	35,978.50
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	67,692.29	62,977.28
ADR ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR REPSTG 20 ORD SH	38,255.10	25,971.04
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	27,046.85	21,176.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	107,616.83	116,468.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	30,448.11	25,715.00
ADR SADIA S A	53,176.57	27,028.40
ADR SANOFI-AVENTIS SPONSORED ADR	40,236.20	29,973.12
ADR SANOFI-AVENTIS SPONSORED ADR	910,525.31	691,440.00
ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR	13,677.90	14,488.00
ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR	1,051,368.03	720,778.00
ADR SASOL LTD SPONSORED ADR	42,998.49	32,665.41
ADR SATYAM COMPUTER SVCS LTD AMERN DEPOSITORY RCPT ISIN US8040981016	1,299.24	1,356.00
ADR SCMP GROUP LTD SPONSORED ADR	2,109.95	220.00
ADR SEMICONDUCTOR MFG INTL CORP SPONSORED ADR	467.95	358.70

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR SHANDA INTERACTIVE ENTMT LTD SPONSORED ADR	20,942.48	22,263.68
ADR SIEMENS AG COM DM50 (NEW)	387,139.97	340,875.00
ADR SIEMENS AG COM DM50 (NEW)	153,619.25	115,215.75
ADR SILEX SYS LTD SPONSORED ADR	95,719.07	24,429.60
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS	18,849.96	3,526.60
ADR SINOPEC SHANGHAI PETROCHEMICAL CO LTD SPONSORED ADR REPSTG CL H SHS	13,004.89	5,232.00
ADR SK TELECOM LTD SPONSORED ADR	2,461.16	1,818.00
ADR SKILLSOFT PUB LTD CO SPONSORED ADR	141,673.95	103,530.00
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	88,011.12	81,096.75
ADR SOLARFUN PWR HLDGS CO LTD SPONSORED ADR	223,655.24	82,750.17
ADR SONY CORP AMERN SH NEW	573,290.78	349,920.00
ADR SONY CORP AMERN SH NEW	86,036.80	43,040.16
ADR SPONSORED ADR	3,721.13	2,440.00
ADR SPONSORED ADR REPSTG ORD SHS ADR	2,131.56	799.00
ADR ST GEORGE BK LTD SPONSORED ADR	4,008.62	2,249.57
ADR STARPHARMA HLDGS LTD SPONSORED ADR ADR	3,409.95	1,359.50
ADR STERLITE INDS INDIA LTD ADS	48,243.20	11,950.80
ADR SUMITOMO MITSUI FINL GROUP INC ADR	27,415.21	15,657.95
ADR SUNTECH PWR HLDGS CO LTD ADR	628,216.13	306,785.70
ADR SYNGENTA AG SPONSORED ADR	29,592.80	19,061.18
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	369,769.13	279,573.10
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	1,114,249.47	896,721.10
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	22,236.86	18,312.20
ADR TAM S A SPONSORED ADR REPSTG PFD	9,110.23	2,472.00
ADR TATA COMMUNICATIONS LTD SPONSORED ADR ADR	5,508.95	4,274.00
ADR TATA MTRS LTD SPONSORED ADR	33,956.77	8,677.50
ADR TELECOM CORP NEW ZEALAND LTD SPONSORED ADR	13,962.73	5,433.70
ADR TELEFONICA DE ARGENTINA S A SPONSORED ADR REPSTG 0.8156 CL B SHS	1,832.95	800.00
ADR TELEFONICA S A SPONSORED	69,714.93	58,696.69
ADR TELEFONOS DE MEXICO S A SPONSORED ADR REPSTG SH ORD L	1,983.95	1,654.26
ADR TENARIS S A SPONSORED ADR	42,183.25	20,665.30

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADR TERNIUM S A SPONSORED ADR	5,858.51	1,285.50
ADR TEVA PHARMACEUTICAL INDS	1,144,940.24	1,056,033.99
ADR TEVA PHARMACEUTICAL INDS	102,134.64	102,763.98
ADR TEVA PHARMACEUTICAL INDS	1,030,979.38	1,028,789.19
ADR TEVA PHARMACEUTICAL INDS	834,917.63	817,344.00
ADR THE9 LTD ADR ADR	5,872.30	3,996.00
ADR TOMKINS PLC SPONSORED ADR	11,038.95	7,310.00
ADR TOTAL SA	276,835.64	261,513.70
ADR TOTAL SA	73,749.80	56,682.50
ADR TOYOTA MTR CORP ADR FOR 2 COM	362,589.81	287,936.00
ADR TOYOTA MTR CORP ADR FOR 2 COM	396,457.00	269,940.00
ADR TRANSPORTADORA DE GAS DEL SUR S A SPONSORED ADR REPSTG 5 CL B SH	4,848.07	2,612.74
ADR TRINITY BIOTECH PLC SPONSORED ADR NEW	9,389.77	1,404.80
ADR TURKCELL ILETISIM HIZMETLERI A S SPONSORED ADR NEW	11,424.20	8,748.00
ADR ULTRAPAR PARTICIPACOES S A SPONSORED# US90400P1012	6,698.32	6,747.00
ADR UNILEVER N V NEW YORK SHS NEW	108,456.77	88,134.50
ADR UNILEVER PLC SPONSORED ADR NEW	12,617.61	9,208.00
ADR UNITED MICROELECTRONICS CORP SPONSORED ADR NEW	42,835.03	30,332.96
ADR VEOLIA ENVIRONNEMENT SPONSORED ADR	100,568.06	58,314.69
ADR VESTAS WIND SYS A/S UTD KINGDOM UNSPONSORED ADR REPSTG 3 ORD SHS	33,542.35	32,247.45
ADR VISIONCHINA MEDIA INC SPONSORED ADR	252.40	65.52
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNEW ADR	251,834.23	204,706.60
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNEW ADR	35,320.96	30,393.46
ADR VOTORANTIM CELULOSE E PAPEL S A SPONSORED ADR	3,268.61	1,982.50
ADR WESTPAC BKG LTD SPONSORED A.D.R.	24,731.70	14,584.42
ADR WIMM-BILL-DANN FOODS OJSC SPONSORED ADR	53,422.07	13,944.30
ADR WIPRO LTD SPONSORED ADR REPSTG 1 SH SPONSORED ADR REPSTG 1 SH\COM\	19,046.65	10,162.50
ADR XINYUAN REAL ESTATE CO LTD SPONSOREDADR	863.08	976.00
ADR YANZHOU COAL MNG CO LTD ISIN US9848461052	19,860.50	9,964.00
ADR YINGLI GREEN ENERGY HLDG CO LTD ADR ADR	51,771.14	16,671.30
ADUDDELL INDS INC COM STK	45.03	0.35

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ADVANCE AMER CASH ADVANCE CTRS INC COM STK	53,717.90	17,577.00
ADVANCE AMER CASH ADVANCE CTRS INC COM STK	115,754.38	16,821.00
ADVANCE AUTO PTS INC COM	117,188.88	97,585.00
ADVANCED BATTERY TECHNOLOGIES INC COM COM	6,024.59	5,253.50
ADVANCED BIOTHERAPY INC	33,718.30	8,161.20
ADVANCED CELL TECHNOLOGY INC COM	9,961.75	5,616.60
ADVANCED DEPOSITION TECHNOLOGIES INC COM	1,506.39	0.15
ADVANCED GROWING SYS INC NEV COM	4,040.70	2,000.00
ADVANCED ID CORP COM	11,240.98	2,100.00
ADVANCED MED INST INC COM	8,759.95	350.00
ADVANCED MICRO DEVICES INC COM	250,379.55	32,832.00
ADVANCED MICRO DEVICES INC COM	116,037.15	71,258.40
ADVANCED OPTICS ELECTRONICS INC COM	9,411.96	200.00
ADVANCED POWERLINE TECHNOLOGIES INC COM	3,635.90	0.70
ADVANCED VIRAL RESH CORP COM	13,629.35	220.00
ADVANTA CORP CL B	4,843.11	3,605.25
ADVANTEST CORP NPV	74,249.05	85,184.78
ADVENTRX PHARMACEUTICALS INC COM STK	1,384.45	37.50
AECOM TECHNOLOGY CORP DELAWARE COM	90,451.75	92,804.60
AEGEAN MARINE PETROLEUM NETWORK INC COM STK USD0.01	11,220.34	12,041.60
AEGIS ASSMTS INC COM	3,578.85	1.20
AEGON NV COM STK EUR0.12	32,127.55	38,337.41
AEHR TEST SYS COM	1,007.51	205.00
AEON CREDIT SERV NPV	320,636.30	184,185.33
AERCAP HOLDINGS N.V. EUR0.01	8,988.95	1,505.00
AERO PERFORMANCE PRODS INC COM STK	956.80	210.00
AEROFOAM METALS INC COM	5,138.44	3.00
AEROPOSTALE COM	21,898.24	11,237.80
AEROPOSTALE COM	7,271.10	8,050.00
AEROVIRONMENT INC COM	99,570.54	132,147.90
AES CORP COM	341,234.58	138,432.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AES CORP COM	26,399.37	11,395.92
AETNA INC	65,125.91	46,241.14
AETNA INC	161,514.99	327,636.00
AETNA INC	296,309.17	319,200.00
AETRIUM INC COM STK USD0.001	4,149.95	1,950.00
AFC ENTERPRISES INC COM	9,101.20	4,690.00
AFFILIATED COMPUTER SVCS INC CL A COM	133,179.71	110,280.00
AFFILIATED COMPUTER SVCS INC CL A COM	583,013.67	523,830.00
AFFILIATED MANAGERS GROUP INC COM STK	915,147.99	507,232.00
AFFILIATED MANAGERS GROUP INC COM STK	215,723.99	145,043.20
AFFILIATED MANAGERS GROUP INC COM STK	10,940.51	4,192.00
AFFYMETRIX INC OC-CAP STK	2,870.35	717.60
AFFYMETRIX INC OC-CAP STK	15,550.00	11,960.00
AFLAC INC COM	360,897.85	536,328.00
AFLAC INC COM	91,069.13	83,859.88
AFRICAN DIAMOND CO INC COM	2,808.95	2,750.00
AGCO CORP COM	14,703.48	7,171.36
AGCO CORP COM	94,916.64	99,078.00
AGCO CORP COM	506,581.97	224,105.00
AGCO CORP COM	182,950.40	75,488.00
AGILENT TECHNOLOGIES INC COM	50,616.17	45,639.60
AGILENT TECHNOLOGIES INC COM	974.66	468.90
AGILENT TECHNOLOGIES INC COM	239,370.49	137,840.97
AGL RES INC COM	46,033.86	37,297.75
AGNICO EAGLE MINES LTD COM	333,683.82	317,476.05
AGRIUM INC COM	57,585.38	57,031.23
AIFUL CORP NPV	217,373.56	68,238.83
AIR CDA INC CL A COM STK	3,547.70	3,544.00
AIR FRANCE — KLM EUR8.50	1,174,864.73	364,582.78
AIR LIQUIDE(L’) EUR5.50	614,760.94	509,663.07
AIR METHODS CORP COM NEW COM NEW	5,776.25	2,398.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AIR PROD & CHEM INC COM	198,333.22	261,404.00
AIR PROD & CHEM INC COM	580,807.64	588,159.00
AIR PROD & CHEM INC COM	281,118.54	296,593.00
AIR PROD & CHEM INC COM	184,021.76	107,195.25
AIR PROD & CHEM INC COM	148,502.01	136,985.75
AIR TRANS SVCS GROUP INC COM STK	10,188.13	423.00
AIR WTR INTL CORP COM STK	482.67	—
AIRCASTLE LIMITED COM STK	38,748.48	10,109.70
AIRGAS INC COM	186,292.34	180,523.70
AIRGAS INC COM	15,179.56	13,646.50
AIRNET COMMUNICATIONS CORP COM NEW STK	3,389.37	—
AIRSCOOTER CORP COM	10,628.14	1,050.00
AIRSPAN NETWORKS INC COM STK ISIN#US00950H1023	25,623.18	2,120.30
AIRTECH INTL GROUP INC COM NEW	6,883.43	—
AIRTRAN HLDGS INC COM	8,406.14	10,434.00
AIRVANA INC COM STK	17,570.69	17,974.44
AISIN SEIKI CO NPV	87,669.66	83,105.35
AK STL HLDG CORP COM STK PAR $0.01	181,397.63	26,096.00
AK STL HLDG CORP COM STK PAR $0.01	60,618.29	15,016.37
AKAMAI TECHNOLOGIES INC COM STK	69,995.77	44,138.25
AKAMAI TECHNOLOGIES INC COM STK	202,688.48	63,378.00
AKEENA SOLAR INC COM STK	31,077.78	11,162.80
AKZO NOBEL NV EUR2	315,303.44	184,972.28
ALADDIN KNOWLEDGE SYS COM	4,394.81	1,848.00
ALASKA AIR GROUP INC COM	7,537.90	10,939.50
ALASKA COMMUNICATIONS SYS GROUP INC COM ISIN US01167P1012	71,058.24	59,608.59
ALBANY INTL CORP NEW CL A	714.45	642.00
ALBANY MOLECULAR RESH INC COM	247,298.13	149,976.52
ALBERTA STAR DEV CORP COM	239,120.74	20,498.16
ALBERTO-CULVER CO NEW COM STK	90,003.36	102,942.00
ALBERTO-CULVER CO NEW COM STK	211,189.60	189,952.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ALBERTO-CULVER CO NEW COM STK	1,127.20	1,229.59
ALCOA INC COM STK	268,154.48	208,564.25
ALCOA INC COM STK	423,182.94	224,254.16
ALCOA INC COM STK	865,596.69	343,430.00
ALCON INC COM CHF0.20	2,845.29	1,516.23
ALDERSHOT RES LTD NEW COM STK	252.75	32.40
ALEXANDER & BALDWIN INC COM	16,193.26	8,771.00
ALEXCO RESOURCE CORP COM STK	15,422.86	10,950.00
ALEXION PHARMACEUTICALS INC COM	93,416.45	144,036.20
ALEXION PHARMACEUTICALS INC COM	128,494.81	124,348.84
ALGONQUIN PWR INC FD TR UNITS COM	15,848.21	4,210.20
ALICO INC COM	9,520.83	9,298.01
ALIGN TECHNOLOGY INC COM	4,900.23	4,375.00
ALIGN TECHNOLOGY INC COM	68,997.64	46,375.00
ALKERMES INC COM	8,587.18	5,325.00
ALL FUELS & ENERGY CO COM STK	2,154.95	1.52
ALLEGHENY ENERGY INC COM	145,004.13	142,212.00
ALLEGHENY ENERGY INC COM	8,211.41	7,089.74
ALLEGHENY TECHNOLOGIES INC COM	85,126.06	61,425.18
ALLEGHENY TECHNOLOGIES INC COM	38,878.26	28,135.67
ALLEGIANT TRAVEL CO COM	186,704.02	228,279.00
ALLERGAN INC COM	192,969.56	306,432.00
ALLERGAN INC COM	132,019.42	95,558.40
ALLERGAN INC COM	49,020.42	37,760.04
ALLETE INC COM NEW	7,164.15	6,454.00
ALLIANCE 1 INTL INC COM	3,790.27	2,940.00
ALLIANCE DATA SYS CORP COM	151,369.02	167,508.00
ALLIANCE DATA SYS CORP COM	67,474.15	41,877.00
ALLIANCE HEALTHCARE SVCS INC COM NEW COMNEW	3,232.03	3,188.00
ALLIANCE HEALTHCARE SVCS INC COM NEW COMNEW	146,119.44	142,663.00
ALLIANCE HLDGS GP L P	2,147.31	1,345.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ALLIANT TECHSYSTEMS INC COM	3,506.05	3,430.40
ALLIANT TECHSYSTEMS INC COM	171,791.04	137,216.00
ALLIANZ SE (SE SOCIETAS EUROPEAE)	1,313,311.07	740,201.61
ALLIED CAP CORP NEW COM	11,912.90	18,023.00
ALLIED CAP CORP NEW COM	48,341.33	65,905.00
ALLIED CAP CORP NEW COM	231,773.37	37,485.56
ALLIED ENERGY INC FLA COM	539.95	80.00
ALLIED HEALTHCARE INTL INC COM	5,708.95	5,450.00
ALLIED IRISH BANKS PLC	240,880.57	85,157.13
ALLIED MOTION TECHNOLOGIES INC COM	4,590.68	2,016.00
ALLIED NEV GOLD CORP COM STK	25,949.04	25,203.86
ALLIED WORLD ASSURANCE COM STK	61,786.73	73,080.00
ALLIED WORLD ASSURANCE COM STK	150,219.33	154,280.00
ALLIED WORLD ASSURANCE COM STK	126,734.27	121,800.00
ALLION HEALTHCARE INC COM	1,076.90	824.00
ALLIS-CHALMERS ENERGY INC FORMERLY ALLI COM PAR $0.01 NEW	132,142.65	44,550.00
ALLIS-CHALMERS ENERGY INC FORMERLY ALLI COM PAR $0.01 NEW	10,024.68	3,300.00
ALLOY INC COM NEW STK	1,261.93	634.50
ALLSCRIPT-MISYS HEALTHCARE SOLUTIONS INC	116,672.97	129,108.80
ALLSTATE CORP COM	46,985.43	31,261.59
ALLSTATE CORP COM	113,259.94	78,624.00
ALLSTATE CORP COM	773,866.44	511,678.44
ALLSTATE CORP COM	347,810.99	439,901.28
ALMOST FAMILY INC COM	85,212.68	81,233.88
ALNYLAM PHARMACEUTICALS INC COM	252,655.80	237,408.00
ALPHA NAT RES INC COM STK	267,024.43	189,423.00
ALPHA NAT RES INC COM STK	177,102.97	52,795.59
ALPHATEC HLDGS INC COM STK	2,614.95	1,175.00
ALPHATRADE COM NEW STK	114.95	15.00
ALPINE AIR EXPRESS INC COM NEW STK	11,342.65	4,065.00
ALPS ELECTRIC CO NPV	161,999.59	73,419.75

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ALSTOM EUR7.0	726,071.57	437,073.69
ALTAIR NANOTECHNOLOGOES INC COM	24,175.65	12,078.00
ALTERA CORP COM	3,398.95	3,342.00
ALTERA CORP COM	252,500.18	123,654.00
ALTERNATE ENERGY CORP NEV COM STK	12,225.43	450.00
ALTRA HLDGS INC COM	5,205.81	2,373.00
ALTRA HLDGS INC COM	27,569.80	15,820.00
ALTRIA GROUP INC COM	501,909.08	772,578.00
ALTRIA GROUP INC COM	64,069.43	64,547.16
ALTRIA GROUP INC COM	1,015,114.27	816,931.39
ALTUS PHARMACEUTICALS INC COM	2,288.95	795.00
ALVARION LTD COM	15,800.31	6,497.70
AMADA CO LTD NPV	111,961.12	85,383.34
AMAZON COM INC COM	75,067.10	89,022.08
AMAZON COM INC COM	394,037.55	405,112.00
AMAZON COM INC COM	986,063.35	728,176.00
AMAZON COM INC COM	74,352.91	55,690.08
AMAZON GOLDSANDS LTD COM STK	3,519.95	48.00
AMBAC FNCL GROUP COM STK	515,542.60	276,893.40
AMCOR LIMITED NPV	197,570.03	166,238.97
AMDL INC COM PAR 2006 STK	478.91	69.00
AMDOCS ORD GBP0.01	64,554.86	43,438.75
AMDOCS ORD GBP0.01	27,689.57	15,308.73
AMEDISYS INC COM	98,393.05	107,897.40
AMEDISYS INC COM	36,528.26	37,826.10
AMELOT HLDGS INC COM	726.85	300.00
AMER ELEC PWR CO INC COM	355,482.37	276,224.00
AMER ELEC PWR CO INC COM	362,211.10	334,131.20
AMER ELEC PWR CO INC COM	13,009.73	11,929.42
AMER FINL GROUP INC OH COM STK	38,541.45	34,320.00
AMER FINL GROUP INC OH COM STK	303,553.94	234,520.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AMER FINL GROUP INC OH COM STK	198,414.90	157,872.00
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	204,066.33	117,351.63
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	17,502.32	14,875.20
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	362,373.15	197,716.20
AMER WILD WOODLAND GINSENG CORP	281,353.61	—
AMEREN CORP COM	220,173.42	172,952.00
AMEREN CORP COM	11,305.90	8,697.26
AMERICAN APPAREL INC COM STK	7,088.95	1,990.00
AMERICAN BIO MEDICA CORP COM	15,880.90	4,800.00
AMERICAN CAP AGY CORP COM	2,000.95	2,274.39
AMERICAN CAP LTD COM STK	73,170.65	66,420.00
AMERICAN CAP LTD COM STK	221,601.31	16,200.00
AMERICAN CAP LTD COM STK	12,153.56	11,340.00
AMERICAN CAP LTD COM STK	267,589.24	97,877.55
AMERICAN EAGLE OUTFITTERS INC NEW COM	94,709.96	44,793.99
AMERICAN EAGLE OUTFITTERS INC NEW COM	61,601.80	71,136.00
AMERICAN EAGLE OUTFITTERS INC NEW COM	103,854.95	99,113.04
AMERICAN EAGLE OUTFITTERS INC NEW COM	363,558.02	336,024.00
AMERICAN EAGLE OUTFITTERS INC NEW COM	37,396.64	34,632.00
AMERICAN ENTERPRISE DEV CORP COM STK	277.90	110.00
AMERICAN EQUITY INVT LIFE HLDG CO COM	194,700.34	243,600.00
AMERICAN EXPRESS CO	1,113,447.45	456,330.00
AMERICAN EXPRESS CO	698,068.62	534,240.00
AMERICAN EXPRESS CO	73,743.60	39,728.03
AMERICAN GREEN GROUP INC COM NEW COM NEW	864.95	—
AMERICAN INTERNATIONAL GROUP	1,427,553.77	983,496.66
AMERICAN INTERNATIONAL GROUP	2,348,945.17	105,028.29
AMERICAN INTERNATIONAL GROUP	1,773,561.37	76,773.00
AMERICAN INTL PETE CORP COM PAR $0.08 NEW COM PAR $0.08 NEW	3,347.50	—
AMERICAN OIL & GAS INC NEV NEW COM	7,503.98	984.00
AMERICAN PHYSICIANS CAP INC COM	4,698.97	4,830.83

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AMERICAN PHYSICIANS CAP INC COM	45,765.50	52,910.00
AMERICAN PUB ED INC COM STK	86,526.52	81,408.91
AMERICAN RAILCAR INDS INC COM STK	75,203.06	24,219.00
AMERICAN REPROGRAPHICS CO COM	32,208.73	12,019.80
AMERICAN SEC RES CORP COM	1,959.55	210.00
AMERICAN SUPERCONDUCTOR CORP SHS	30,725.01	19,164.25
AMERICAN TECHNOLOGY CORP COM NEW COM NEW	5,428.66	550.00
AMERICAN TOWER CORP CL A	430,995.68	287,336.00
AMERICAN UNITY INVTS INC FLA COM STK	2,159.75	4.00
AMERICAN VANGUARD CORP COM	12,750.08	9,360.00
AMERICAN WTR WKS CO INC NEW COM	206,393.02	204,415.20
AMERICAN WTR WKS CO INC NEW COM	18,109.63	17,825.15
AMERICAS CAR-MART INC COM	13,353.57	9,667.00
AMERICAS WIND ENERGY CORP COM	2,960.87	223.20
AMERICREDIT CORP COM	98,768.95	114,600.00
AMERIGO RES LTD	7,753.40	6,156.00
AMERIGROUP CORP COM	971.51	1,416.96
AMERIGROUP CORP COM	175,466.26	150,552.00
AMERIGROUP CORP COM	282,665.89	277,488.00
AMERIGROUP CORP COM	650,940.96	687,816.00
AMERIPRISE FINL INC COM	97,403.19	124,742.40
AMERIPRISE FINL INC COM	4,522.04	4,672.00
AMERISOURCEBERGEN CORP COM	127,549.53	142,640.00
AMERISOURCEBERGEN CORP COM	159,899.59	146,206.00
AMERISOURCEBERGEN CORP COM	139,572.84	141,926.80
AMERISTAR CASINOS INC COM STK USD0.01	5,153.95	6,350.40
AMERITYRE CORP COM	56,503.42	3,911.60
AMERN COML LINES INC COM NEW	3,418.49	980.00
AMERN ECOLOGY CORP COM NEW	8,697.32	6,473.60
AMERN HOMEPATIENT INC COM	938.95	420.00
AMERN ITALIAN PASTA CO CL A	7,408.49	7,372.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AMERN MED SYS HLDGS INC COM STK	33.01	17.98
AMERN ORIENTAL BIOENGINEERING INC COM STK	45,944.03	50,870.68
AMERN ORIENTAL BIOENGINEERING INC COM STK	25,013.78	21,728.00
AMERN SCI & ENGR INC COM	33,935.07	48,130.73
AMERN SOFTWARE INC CL A	19,174.10	13,592.74
AMERN STS WTR CO COM	24,337.90	26,384.00
AMETEK INC NEW COM	7.01	4.44
AMETEK INC NEW COM	247,713.57	233,825.40
AMETEK INC NEW COM	220,926.56	145,008.00
AMGEN INC COM	875,295.07	1,516,515.00
AMGEN INC COM	678,980.90	820,050.00
AMGEN INC COM	154,229.88	163,605.75
AMICAS INC COM	1,204.41	951.90
AMISH NATURALS INC COM STK	4,371.75	34.35
AMKOR TECHNOLOGY INC COM	36,258.15	12,862.00
AMKOR TECHNOLOGY INC COM	102,172.24	27,250.00
AMKOR TECHNOLOGY INC COM	268,732.54	54,282.00
AMN HEALTHCARE SVCS INC COM	41,297.28	20,304.00
AMOROCORP INC COM STK	1,030.00	—
AMPCO-PITTSBURG CORP COM	7,793.95	10,850.00
AMPHENOL CORP NEW CL A	9,879.50	4,796.00
AMPHENOL CORP NEW CL A	176,085.61	105,512.00
AMR CORP COM	369,673.28	371,316.00
AMR CORP COM	102,543.47	102,389.32
AMR CORP COM	12,114.00	12,804.00
AMR CORP COM	747,422.73	813,726.21
AMSURG CORP COM	16,466.34	14,984.28
AMTECH SYS INC COM PAR $0.01 NEW STK	21,998.41	18,450.00
AMTRUST FINL SVCS INC COM	116,133.42	90,480.00
AMYLIN PHARMACEUTICALS INC COM	26,094.34	19,367.25
ANADARKO PETRO CORP COM	358,557.62	265,995.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ANADARKO PETRO CORP COM	154,158.83	117,955.60
ANADARKO PETRO CORP COM	309,591.45	440,086.80
ANADIGICS INC COM	15,995.20	7,696.00
ANADIGICS INC COM	32,974.24	10,863.20
ANALOG DEVICES INC COM	238,150.00	138,846.00
ANALOG DEVICES INC COM	379,878.22	384,204.00
ANALOG DEVICES INC COM	6,724.77	5,059.32
ANALYSTS INTL CORP COM	6,839.98	1,740.00
ANAVEX LIFE SCIENCES CORP COM STK	51,973.81	26,000.00
ANDERSONS INC COM	95,326.28	46,144.00
ANDERSONS INC COM	25,432.83	9,888.00
ANDINA MINERALS INC COM STK	15,983.43	20,828.11
ANDREA ELECTRS CORP COM	70.80	8.00
ANDRESMIN GOLD CORP COM NEW COM NEW	3,777.90	16.00
ANGLO AMERICAN USD0.54945	259,855.01	302,695.67
ANGLO IRISH BK CP GB EUR0.16	85,051.50	16,170.30
ANIKA THERAPEUTICS INC COM STK	5,889.29	1,520.00
ANIMAL HEALTH INTL INC COM	23,598.97	6,816.00
ANNTAYLOR STORES CORP COM	11,612.95	2,885.00
ANNTAYLOR STORES CORP COM	82,259.25	31,735.00
ANNTAYLOR STORES CORP COM	23,789.70	25,965.00
ANSYS INC COM	87,898.58	61,358.00
ANSYS INC COM	292,426.16	201,644.70
ANSYS INC COM	17,977.32	14,307.57
ANTARES PHARMA INC COM	2,109.95	555.00
ANTIGENICS INC DEL COM STOCK	6,452.69	768.00
ANTOFAGASTA ORD GBP0.05	523,415.54	258,775.59
ANTRIM ENERGY INC COM	820.73	105.72
AON CORP COM	70,837.02	76,605.36
AON CORP COM	8,442.22	9,562.29
AON CORP COM	188,231.23	306,056.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
APACHE CORP COM	371,611.03	312,578.82
APACHE CORP COM	290,990.64	617,853.70
APACHE CORP COM	453,424.18	275,761.00
APACHE CORP COM	245,386.78	256,010.55
APACHE CORP COM	355,779.31	353,249.84
APERTURE HEALTH INC COM STK	22,909.95	366.00
APEX SILVER MINE LTD COM STK	10,294.31	5,194.00
APOGEE ENTERPRISES INC COM	2,343.98	1,054.48
APOGEE ENTERPRISES INC COM	521,436.19	249,676.00
APOGEE TECH INC COM STK	14,354.85	3,900.00
APOLLO GOLD CORP YUKON COM DO NOT USE SEE 2009928	6,750.80	9,177.00
APOLLO GROUP INC CL A CL A	51,068.47	56,468.94
APOLLO GROUP INC CL A CL A	129,547.39	206,874.00
APOLLO GROUP INC CL A CL A	80,017.05	110,332.80
APOLLO INVT CORP COM SH BEN INT	250,016.35	120,874.84
A-POWER ENERGY GENERATION SYSTEMS LTD COM STK USD0.0001	8,675.63	4,622.50
APPIANT TECHNOLOGIES INC COM	554.95	1.65
APPLE INC	11,061,895.29	7,878,658.50
APPLE INC	721,001.75	508,686.00
APPLE INC	1,472,558.08	752,530.95
APPLE INC	663,276.56	588,915.00
APPLE INC	578,299.88	418,215.00
APPLE INC	761,636.58	1,877,700.00
APPLIED ENERGETICS INC COM STK	9,572.33	608.00
APPLIED INDL TECHNOLOGIES INC COM	5,057.55	3,784.00
APPLIED INDL TECHNOLOGIES INC COM	514,620.21	360,426.00
APPLIED INDL TECHNOLOGIES INC COM	29,872.98	20,812.00
APPLIED MATERIALS INC COM	406,278.21	337,329.00
APPLIED MATERIALS INC COM	1,133,221.10	596,657.00
APPLIED MATERIALS INC COM	653,773.52	334,290.00
APPLIED MATERIALS INC COM	229,526.07	129,650.25

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
APPLIED MICRO CIRCUITS CORP COM NEW STK	1,124.66	982.50
APPLIED MICRO CIRCUITS CORP COM NEW STK	238,558.32	112,398.00
APPLIED MICRO CIRCUITS CORP COM NEW STK	32,272.02	16,113.00
APPLIED NEUROSOLUTIONS INC COM	10,569.95	750.00
APPLIED SIGNAL TECH INC COM	4,799.78	5,024.58
APPLIED SIGNAL TECH INC COM	11,989.36	14,352.00
APPLIEDTHEORY CORP COM	11,260.37	10.00
APTARGROUP INC COM	5,329.93	4,341.78
AQUA AMER INC COM	17,677.98	14,876.73
AQUILINE RES INC COM STK	191,056.28	36,645.21
ARABIAN AMERN DEV CO COM	27,899.12	8,755.20
ARADIGM CORP COM NEW	4,134.83	185.00
ARAFURA RESOURCES LTD COM STK	41,599.55	7,501.54
ARC ENERGY TR TR UNIT UNIT	79,811.36	68,383.56
ARCELORMITTAL NPV	158,908.95	175,524.11
ARCELORMITTAL NPV	479,439.34	249,729.43
ARCH CAPITAL GROUP COM STK	206,131.78	236,938.00
ARCH CAPITAL GROUP COM STK	240,736.32	245,350.00
ARCH CAPITAL GROUP COM STK	284,798.78	273,390.00
ARCH CAPITAL GROUP COM STK	318,047.91	315,450.00
ARCH COAL INC COM	86,636.84	50,426.87
ARCHER-DANIELS-MIDLAND CO COM	124,528.66	196,044.00
ARCHER-DANIELS-MIDLAND CO COM	253,090.09	456,753.69
ARCHER-DANIELS-MIDLAND CO COM	146,832.69	178,457.70
ARCHER-DANIELS-MIDLAND CO COM	397,735.50	288,300.00
ARCHER-DANIELS-MIDLAND CO COM	147,706.41	136,491.14
ARCTIC GLACIER INCOME FD TR UNIT	2,244.68	129.60
ARENA RES INC COM	33,606.84	25,140.55
ARENA RES INC COM	315,011.89	188,203.00
ARENA RES INC COM	107,400.89	83,848.65
ARES CAP CORP COM	10,900.30	4,664.40

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AREVA COM STK	50,223.68	26,758.78
ARGAN INC COM	11,083.50	7,630.00
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	444,906.87	352,768.00
ARGON ST INC COM	110,866.30	86,756.00
ARIAD PHARMACEUTICALS INC COM	7,093.73	1,275.00
ARIBA INC COM NEW	1,052.12	483.07
ARIBA INC COM NEW	204,137.37	100,940.00
ARIBA INC COM NEW	13,730.00	14,420.00
ARIES MARITIME TRANSPORT LIMITED COM STK	338.26	31.68
ARKANSAS BEST CORP DEL COM	60,034.58	54,198.00
ARKANSAS BEST CORP DEL COM	103,539.69	111,407.00
ARMSTRONG WORLD INDS INC NEW COM STK	185,234.44	125,396.00
AROTECH CORP COM NEW STK	11,709.37	360.39
ARRAY BIOPHARMA INC COM	2,845.30	1,012.50
ARRHYTHMIA RESH TECHNOLOGY INC COM PAR $0.01 NEW COM PAR $0.01 NEW	21,646.52	3,000.00
ARRIS GROUP INC COM	73,860.50	86,655.00
ARRIS GROUP INC COM	2,123.35	2,385.00
ARROW ELECTR INC COM	257,616.00	135,648.00
ARROW ELECTR INC COM	106,991.04	146,952.00
ARROW ELECTR INC COM	12,335.61	7,347.60
ARROW ELECTR INC COM	219,314.96	128,112.00
ARROW ELECTR INC COM	503,611.25	339,120.00
ARROW ELECTR INC COM	305,086.04	171,444.00
ARROW ELECTR INC COM	108,155.67	118,692.00
ART TECH GROUP INC OC-COM ISIN US04289L107	3,490.51	2,065.10
ARTHROCARE CORP COM	9,192.01	954.00
ARVINMERITOR INC COM STK ISIN# US0433531011	91,630.99	21,945.00
ASA LTD	117,919.25	90,561.98
ASAHI BREWERIES NPV	207,307.30	200,333.15
ASAHI KASEI CORP NPV	101,499.08	68,836.18
ASBURY AUTOMOTIVE GROUP INC COM	56,190.20	20,108.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ASBURY AUTOMOTIVE GROUP INC COM	5,918.95	4,570.00
ASCENDIA BRANDS INC COM STK	4,119.90	1.95
ASCENT MEDIA CORP COM SER A STK	1,614.41	2,467.92
ASCENT SOLAR TECHNOLOGIES INC COM	46,932.67	25,906.40
ASCENT SOLAR TECHNOLOGIES INC WT CL B EXP	194,449.33	22,732.60
ASCIANO GROUP NPV(STAPLED)	58,623.82	66,957.35
ASHLAND INC NEW COM	439,759.44	76,723.00
ASHLAND INC NEW COM	514,422.59	91,437.00
ASHLAND INC NEW COM	578,945.12	169,452.73
ASHLAND INC NEW COM	21,324.59	15,765.00
ASIA GLOBAL CROSSING	715.19	0.30
ASIA GLOBAL HLDGS CORP COM STK	1,129.95	84.00
ASIA PAC FD INC COM	368.65	211.86
ASIAINFO HLDGS INC COM	65,974.36	63,758.40
ASML HOLDING NEW	205,345.10	175,724.90
ASPECT MED SYS INC COM ISIN US0452351085	4,908.21	613.80
ASPEN INSURANCE HLDGS COM	241,647.76	213,400.00
ASPEN INSURANCE HLDGS COM	643,105.72	583,212.50
ASPEN INSURANCE HLDGS COM	266,631.75	242,500.00
ASPEN INSURANCE HLDGS COM	2,537.91	2,425.00
ASPEN TECHNOLOGY INC COM	4,681.39	2,226.00
ASPENBIO INC COM	5,867.46	6,170.00
ASSOCD BRIT FOODS ORD GBP0.0568	586,160.45	347,403.54
ASSOCTD BANC-CORP COM	16,136.88	12,163.85
ASSURANT INC COM	16,161.44	24,000.00
ASSURANT INC COM	162,781.15	90,000.00
ASSURED PHARMACY INC COM	45,128.35	651.30
ASTA FDG INC COM	20,344.32	5,984.00
ASTEC INDS INC COM	53,425.90	50,128.00
ASTELLAS PHARMA NPV	576,996.12	528,582.46
ASTORIA FINL CORP COM	230,656.32	159,856.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ASTRAZENECA ORD USD0.25	1,081,363.12	950,180.35
ASTRO MED INC NEW COM STK	9,377.49	5,896.38
ASYST TECHNOLOGIES INC COM	15,957.95	1,185.00
AT & T LATIN AMER CORP COM	11.28	—
AT&T INC COM	380,534.09	381,900.00
AT&T INC COM	875,856.14	714,837.00
AT&T INC COM	3,373,266.93	4,181,605.50
AT&T INC COM	791,679.33	694,772.74
ATAC RES LTD COM	3,880.10	729.00
ATC TECHNOLOGY CORP COM	38,220.00	35,112.00
ATHENAHEALTH INC COM MON STOCK	44,035.12	61,245.36
ATHENAHEALTH INC COM MON STOCK	6,159.40	7,524.00
ATHEROGENICS INC COM	4,614.65	400.00
ATHEROS COMMUNICATIONS INC COM	237,021.77	111,188.70
ATHEROS COMMUNICATIONS INC COM	21,781.54	13,222.44
ATLANTIC PWR CORP	1,943.75	1,271.76
ATLANTIC WIND & SOLAR INC COM	3,462.95	78.65
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	15,139.48	5,670.00
ATLAS ENERGY RES LLC COM STK	6,665.62	4,724.90
ATLAS MNG CO COM STK	4,389.63	474.00
ATLC TELE-NETWORK INC COM NEW	50,634.00	39,825.00
ATMEL CORP COM	3,977.90	2,817.00
ATMI INC COM	10,576.95	12,344.00
ATMOS ENERGY CORP COM	100,841.85	92,430.00
ATMOS ENERGY CORP COM	208,482.44	180,120.00
ATMOS ENERGY CORP COM	657,382.31	584,205.00
ATMOS ENERGY CORP COM	350,213.48	362,610.00
ATMOS ENERGY CORP COM	8,101.61	6,291.52
ATNA RES LTD COM	1,505.36	477.90
ATP OIL & GAS CORP COM	24,908.80	9,360.00
ATRION CORP COM	10,655.48	19,420.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ATSI COMMUNICATIONS INC COM NEW	11.55	32.00
ATWOOD OCEANICS INC COM	55,348.19	22,828.32
AU OPTRONICS CORP TWD10	153,306.45	161,816.69
AUDIOCODES LTD COM STK	25,308.95	17,400.00
AUEX VENTURES INC COM AUEX VENTURES, INC. F	17,952.78	26,896.97
AURIZON MINES LTD COM STK	10,589.48	10,270.80
AURORA OIL & GAS CORP COM STK	7,757.21	259.58
AUST & NZ BANK GRP NPV	208,512.40	239,854.22
AUTODESK INC COM	48,213.44	27,804.75
AUTODESK INC COM	12,112.80	15,720.00
AUTODESK INC COM	76,959.40	108,075.00
AUTOIMMUNE INC COM	3,050.69	1,070.00
AUTOLIV INC COM STK	18,108.95	8,584.00
AUTOLIV INC COM STK	43,569.82	49,358.00
AUTOLIV INC COM STK	79,487.56	32,190.00
AUTOMATIC DATA PROCESSING INC COM	128,388.14	119,916.70
AUTOMATIC DATA PROCESSING INC COM	63,430.55	66,169.88
AUTOMATIC DATA PROCESSING INC COM	312,259.92	495,684.00
AUTOMATIC DATA PROCESSING INC COM	1,155,220.51	952,028.00
AUTONATION INC DEL COM	39,300.69	26,300.56
AUTONATION INC DEL COM	120,674.38	92,872.00
AUTOZONE INC COM	50,039.05	153,417.00
AUTOZONE INC COM	35,390.15	41,841.00
AVALON CAP HLDGS CORP COM NEW COM NEW	16.52	0.95
AVANEX CORP COM NEW STK	22,875.83	1,468.95
AVANIR PHARMACEUTICALS CL A NEW	425.45	41.02
AVENTINE RENB ENERGY HLDGS INC COM	46,039.64	5,460.00
AVERY DENNISON CORP COM	99,609.58	85,098.00
AVERY DENNISON CORP COM	375,721.56	268,386.00
AVERY DENNISON CORP COM	16,831.75	9,819.00
AVI BIOPHARMA INC COM	44,492.96	7,040.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AVID TECHNOLOGY INC COM	50,091.20	21,820.00
AVIGEN INC COM	2,991.95	3,800.00
AVIS BUDGET GROUP INC COM STK	6,071.07	3,168.90
AVIS BUDGET GROUP INC COM STK	65,497.62	6,160.00
AVIS BUDGET GROUP INC COM STK	19,998.30	2,940.00
AVISTA CORP COM ISIN # US05379B1070	39,646.44	34,884.00
AVISTA CORP COM ISIN # US05379B1070	2,186.95	1,938.00
AVITAR INC NEW COM NEW STK	3,708.00	0.02
AVIVA CORP PLC 25P ORD COM	45,014.35	16,864.80
AVIVA ORD GBP0.25	923,934.65	316,522.25
AVNET INC COM	448.36	309.57
AVNET INC COM	77,143.38	47,346.00
AVNET INC COM	474,163.51	267,687.00
AVOCENT CORP COM	380,485.73	226,561.50
AVOCENT CORP COM	178,372.60	150,444.00
AVOCENT CORP COM	4,932.45	3,582.00
AVON PRODUCTS INC COM USD0.25	16,008.46	17,085.33
AVON PRODUCTS INC COM USD0.25	187,269.81	252,315.00
AVX CORP COM	1,804.35	817.82
AWG LTD COM NEW STK	3,917.90	550.00
AXA EUR2.29	1,308,653.76	749,456.31
AXIAL VECTOR ENGINE CORP COM	7,347.93	210.00
AXIS CAPITAL HLDGS LTD COM USD0.0125	355,693.18	282,464.00
AXIS CAPITAL HLDGS LTD COM USD0.0125	3,520.95	2,912.00
AXIS CAPITAL HLDGS LTD COM USD0.0125	129,252.11	111,820.80
AXIS ENERGY CORP COM STK	13,130.60	6,200.00
AXIS TECHNOLOGIES GROUP INC COM	1,059.95	114.00
AXM PHARMA INC COM AXM PHARMA INC	235.65	1.53
AXSYS TECHNOLOGIES INC COM	29,150.24	23,480.08
AXT INC COM	17,647.30	7,425.00
AZTECA GOLD CORP COM	32,485.10	3,499.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
AZURE DYNAMICS CORP CL A	3,090.45	162.00
AZZ INC COM	44,752.39	30,120.00
AZZ INC COM	64,211.43	40,160.00
B & G FOODS INC FORMERLY B & G FOOD HLDGS INC	21,970.13	12,046.45
B & G FOODS INC NEW FORMERLY B & G FOODSHLDGS CORP TO 10/14/2004 CL A CL A	11,887.98	5,776.96
B A T INTL INC COM	1,508.95	1,500.00
BABCOCK & BROWN INFRASTRUCTURE GRP COM STK UNIT	20,902.90	1,035.45
BABY BEE BRIGHT CORP NEW COM PAR $.001 STK	2,819.60	0.04
BADGER METER INC COM	20,073.71	14,201.40
BAE SYSTEMS ORD GBP0.025	359,011.39	220,422.72
BAJA MNG CORP COM	60,196.99	12,260.16
BAKER HUGHES INC COM	82,155.67	41,742.18
BAKER HUGHES INC COM	465,299.98	336,735.00
BAKER HUGHES INC COM	215,915.80	245,014.80
BAKER MICHAEL CORP COM	110,837.00	107,039.00
BALD EAGLE ENERGY INC COM STK	1,636.85	775.00
BALDOR ELEC CO COM	5,985.62	3,570.00
BALL CORP COM	39,599.41	99,816.00
BALLARD PWR SYS INC COM NPV USD	27,071.07	6,982.27
BALLY TECHNOLOGIES INC COM STK	7,140.19	5,767.20
BALLY TOTAL FITNESS COM STK SEE SEC 6066594	607.46	—
BANCFIRST CORP COM	22,136.20	26,460.00
BANCO LATINOAMERICANO DE EXPORTACIONES SA CL E	60,933.12	48,824.00
BANCO SANTANDER S.A.	66,635.20	35,824.75
BANCORPSOUTH INC COM	85,572.36	84,096.00
BANCPRO INC COM	1,404.95	1.00
BANCROFT URANIUM INC COM STK	3,123.95	7.00
BANK NEW YORK MELLON CORP COM STK	23,499.44	17,153.76
BANK NEW YORK MELLON CORP COM STK	657,539.84	810,266.33
BANK NEW YORK MELLON CORP COM STK	526,576.95	458,946.00
BANK NEW YORK MELLON CORP COM STK	524,476.43	427,924.65

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BANK OF AMERICA CORP	417,621.90	164,693.76
BANK OF AMERICA CORP	606,366.50	194,304.00
BANK OF AMERICA CORP	498,802.46	230,912.00
BANK OF AMERICA CORP	957,231.07	457,600.00
BANK OF AMERICA CORP	430,540.66	188,672.00
BANK OF AMERICA CORP	3,240,151.32	1,758,648.32
BANK OF AMERICA CORP	1,970,356.96	1,251,898.43
BANK OF IRELAND ORD STK EUR0.64	218,488.56	76,634.84
BANK OF THE OZARKS INC COM	15,584.30	20,748.00
BANK OF THE OZARKS INC COM	62,486.40	71,136.00
BANKATLANTIC BANCORP INC CL’A’NON-VTG COM USD0.01	2,524.95	593.78
BANKFINANCIAL CORP COM	19,468.00	18,342.00
BANKRATE INC COM	4,407.79	5,130.00
BANNER CORP COM	16,133.13	12,233.00
BANYAN CORP ORE COM NEW 2007 STK	419.90	2.00
BARCLAYS ORD GBP0.25	288,906.58	67,543.70
BARCLAYS ORD GBP0.25	1,534,401.06	464,480.10
BARD C R INC CAP	78,165.80	219,076.00
BARD C R INC CAP	10,434.68	10,111.20
BARE ESCENTUALS INC COM	15,620.59	2,876.50
BARNES & NOBLE INC COM	70,843.14	40,500.00
BARNES & NOBLE INC COM	30.57	15.66
BARNES GROUP INC COM	7,524.73	6,093.22
BARNES GROUP INC COM	568,697.07	290,725.00
BARRATT DEVEL ORD GBP0.10	352,274.36	48,094.03
BARRETT BILL CORP COM STK	15,567.22	8,980.25
BARRETT BUSINESS SVCS INC COM	12,729.17	7,862.16
BARRICK GOLD CORP	610,818.96	564,051.80
BARRICK GOLD CORP COM NPV CAD	223,177.16	206,437.42
BASF SE NPV	613,846.24	504,953.72
BASIN WTR INC COM	9,138.36	1,040.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BAXTER INTL INC COM	113,288.03	99,035.98
BAXTER INTL INC COM	366,690.27	410,499.40
BAXTER INTL INC COM	415,972.91	825,286.00
BAXTER INTL INC COM	670,023.90	584,131.00
BAYER AG NPV (BR)	83,837.09	98,186.18
BAYER AG NPV (BR)	578,998.50	652,129.50
BAYER MOTOREN WERK EUR1	250,263.53	276,028.19
BAYOU BEND PETE LTD COM STK	46,695.18	5,540.40
BAYOU CITY EXPL INC COM	629.95	5.00
BAYSWATER URANIUM CORP NEW COM STK	273,213.34	22,181.54
BAYTEX ENERGY TR TR UNIT	38,119.80	20,127.17
BB&T CORP COM	61,720.59	54,531.66
BB&T CORP COM	477,639.02	376,202.00
BBJ ENVIRONMENTAL TECHNOLOGIES INC COM	59.95	0.10
BE AEROSPACE INC COM	795,911.08	204,169.50
BE AEROSPACE INC COM	24,944.24	25,530.80
BEACON PWR CORP COM	201,824.27	66,468.36
BEACON ROOFING SUPPLY INC COM	11,892.47	8,536.20
BEARD CO NEW COM PAR $.0006665 COM PAR $.001	1,198.95	2,000.00
BEARINGPOINT INC COM NEW STK	651,636.35	9,954.90
BEAZER HOMES USA INC COM	14,443.10	8,137.00
BEBE STORES INC COM	7,074.44	5,289.02
BECKMAN COULTER INC COM	154,595.97	92,713.40
BECTON DICKINSON & CO COM	196,163.36	417,179.00
BECTON DICKINSON & CO COM	65,718.23	58,268.28
BED BATH BEYOND INC COM	41,374.46	35,893.04
BED BATH BEYOND INC COM	162,867.90	165,230.00
BELDEN INC COM	20,560.93	27,144.00
BELDEN INC COM	18,881.53	7,308.00
BELGACOM SA NPV	265,326.78	313,873.92
BELLUS HEALTH INC COM	6,771.58	385.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BEMIS CO INC COM	8,403.05	7,104.00
BEMIS CO INC COM	48,655.62	61,568.00
BENCHMARK ELECTRS INC COM	493,079.87	358,837.00
BENCHMARK ELECTRS INC COM	821,761.36	430,349.00
BENCHMARK ELECTRS INC COM	152,988.64	117,484.00
BENCHMARK ELECTRS INC COM	2,716.97	1,404.70
BENEFICIAL MUT BANCORP INC COM STK	65,971.34	78,750.00
BENIHANA INC COM	998.95	315.00
BENNETT ENVIRONMENTAL INC COM STK	10,859.62	91.88
BERKLEY W R CORP COM	199,943.42	229,400.00
BERKLEY W R CORP COM	161,984.10	168,020.00
BERKSHIRE HATHAWAY INC CL B COM	7,127,696.37	5,990,896.00
BERKSHIRE HILLS BANCORP INC COM	163,001.52	178,957.14
BERRY PETE CO CL A CL A	20,644.26	15,876.00
BERRY PETE CO CL A CL A	44,336.70	25,704.00
BERRY PETE CO CL A CL A	11,678.79	6,426.00
BEST BUY INC COM STK	263,354.97	233,313.00
BEST BUY INC COM STK	219,183.87	225,470.31
BEST BUY INC COM STK	72,094.82	56,582.31
BEVERAGE CREATIONS INC DEL COM STK	7,708.95	50.00
BG GROUP ORD GBP0.10	129,356.21	143,041.35
BG GROUP ORD GBP0.10	848,761.55	530,777.51
BHP BILLITON LTD NPV	449,035.98	358,664.77
BHP BILLITON PLC USD0.50	82,505.17	86,343.42
BHP BILLITON PLC USD0.50	136,980.45	147,738.22
BIFS TECHNOLOGIES CORP COM	2,936.58	—
BIG CAT ENERGY CORP COM	36,335.78	2,593.80
BIG LOTS INC COM	62,589.87	30,429.00
BIG LOTS INC COM	12,389.86	7,245.00
BIG SCREEN ENTMT GROUP INC COM	15.51	0.48
BIGBAND NETWORKS INC COM CDT-COM	5,984.44	3,864.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BIO IMAGING TECHNOLOGIES INC COM	46,775.25	50,508.00
BIO RAD LABS INC CL A	9,043.23	9,865.61
BIO RAD LABS INC CL A	101,861.16	90,372.00
BIO RAD LABS INC CL A	95,468.66	75,310.00
BIOCRYST PHARMACEUTICALS INC COM	1,541.63	137.00
BIOCUREX INC COM	40,768.18	8,620.00
BIODELIVERY SCIENCES INTL INC COM	4,988.95	5,800.00
BIOFUEL ENERGY CORP COM	5,338.95	350.00
BIOGEN IDEC INC COM STK	40,048.53	35,579.61
BIOGEN IDEC INC COM STK	369,374.90	344,603.05
BIO-KEY INTL INC COM	31,709.90	7,980.00
BIOMAGNETICS DIAGNOSTICS CORP COM STK	2,745.80	126.00
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	5,104.68	2,403.00
BIO-MATRIX SCIENTIFIC GROUP INC NEW COM STK	67,483.60	31,450.00
BIONOVO INC COM	8,939.41	2,888.00
BIOPHAN TECHNOLOGIES INC COM	113,002.88	2,340.00
BIOPURE CORP CL A PAR $0.01 COM STK	26.76	4.67
BIOSANTE PHARMACEUTICALS INC COM NEW COMNEW	671.51	200.00
BIOSCRIP INC COM	47,609.26	11,766.00
BIOSHAFT WTR TECHNOLOGY INC COM STK	12,172.47	1,820.00
BIOTIME INC COM	8,047.16	7,080.00
BIOVAIL CORP COM	25,440.81	21,271.95
BIRCH MTN RES LTD COM STK	79.72	0.10
BIRCHCLIFF ENERGY LTD NEW COM STK	4,037.39	1,534.01
BITSTREAM INC CL A COM	89.18	68.85
BIZAUCTIONS INC COM STK	1,032.49	30.00
BJ SERVICES	146,068.83	84,024.00
BJ SERVICES	16,092.99	7,002.00
BJ SERVICES	161,970.50	60,684.00
BJS RESTAURANTS INC COM	1,789.76	1,077.00
BJS WHSL CLUB INC COM STK	6,773.76	6,852.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BJS WHSL CLUB INC COM STK	296,555.66	291,210.00
BK HAW CORP COM	156,682.68	140,027.00
BK HAW CORP COM	145,877.82	149,061.00
BK HAW CORP COM	262,294.09	231,722.10
BK HAW CORP COM	199,155.36	203,265.00
BK HAW CORP COM	4,792.45	13,551.00
BLACK & DECKER CORP COM	16,296.35	10,541.22
BLACK & DECKER CORP COM	109,946.34	129,611.00
BLACK & DECKER CORP COM	58,279.09	62,715.00
BLACK & DECKER CORP COM	337,663.90	204,869.00
BLACK BOX CORP DEL COM	3,824.77	2,612.00
BLACK DRAGON RES COS INC COM	115.55	5.94
BLACK HILLS CORP COM	9,728.07	7,024.45
BLACKBAUD INC COM	1,107,721.69	568,350.00
BLACKBOARD INC COM	39,616.69	35,017.05
BLACKOUT MEDIA CORP COM	2,123.46	1,650.00
BLACKROCK INC COM STK	161,769.75	167,687.50
BLAST ENERGY SVCS INC COM	33,938.85	2,400.00
BLOCK H & R INC COM	108,684.03	190,848.00
BLOCK H & R INC COM	7,248.49	6,929.60
BLOCKBUSTER INC CL A CL A ISIN #US0936791088	38,468.74	23,374.08
BLOCKBUSTER INC CL A CL A ISIN #US0936791088	82,742.40	32,760.00
BLUE COAT SYS INC COM NEW	1,859.95	840.00
BLUE DOLPHIN ENERGY CO COM NEW COM NEW	4,682.87	2,205.00
BLUE HLDGS INC COM	4,994.95	90.00
BLUE NILE INC COM	1,557.61	489.80
BLUELINX HLDGS INC COM	30,868.11	11,304.67
BLUEPHOENIX SOLUTIONS LTD COM	2,051.23	736.00
BLUEROCK RES LTD COM STK	8,402.35	364.50
BLUESCOPE STEEL NPV	229,300.86	73,913.66
BMC SOFTWARE INC COM STK	9,392.02	8,557.38

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BMC SOFTWARE INC COM STK	204,149.44	126,477.00
BMC SOFTWARE INC COM STK	84,018.16	142,623.00
BNP PARIBAS EUR2	798,421.19	365,826.40
BNP PARIBAS EUR2	745,118.22	402,366.99
BOB EVANS FARMS INC COM	24,643.89	18,387.00
BOEING CO COM	686,105.50	780,263.62
BOEING CO COM	1,862,655.98	1,385,347.05
BOFI HLDG INC COM STK	7,163.95	4,275.00
BOGUE INTL INC COM	435.79	—
BOLIVAR MNG CORP COM STK	689.96	—
BOLT TECHNOLOGY CORP COM	7,930.59	2,088.00
BOMBARDIER INC CLASS’B’S/VTG NPV	71,465.34	81,466.18
BOMBAY INC COM	9,518.17	—
BOOKHAM INC COM	13,599.16	989.55
BOOKHAM INC COM	42,782.90	7,785.00
BOOKS-A-MILLION INC COM	967.54	395.31
BOOTS & COOTS INTL WELL CTL INC COM NEW STK	14,998.97	15,093.00
BORDERS GROUP INC COM STK	9,678.08	1,280.00
BORG WARNER INC COM	12,630.87	5,919.28
BOSTON BEER INC CL A CL A	20,154.08	14,200.00
BOSTON SCIENTIFIC CORP COM	45,435.36	29,179.80
BOSTON SCIENTIFIC CORP COM	463,287.67	289,313.46
BOSTON SCIENTIFIC CORP COM	444,872.36	263,160.00
BOTSWANA METALS LIMITED NPV	—	237.25
BOYD GAMING CORP COM	54,976.11	23,177.00
BOYD GAMING CORP COM	136.81	114.41
BOYDS COLLECTION LTD	1.00	—
BOYDS COLLECTION LTD NEW COM STK	659.95	4.50
BP ORD USD0.25	552,227.95	536,760.62
BP ORD USD0.25	1,163,334.64	737,266.91
BP ORD USD0.25	973,414.07	729,031.28

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BP PRUDHOE BAY RTY TR UNITS BEN INT	87,558.53	75,141.38
BPZ RESOURCE INC	22,818.24	17,971.20
BRADY CORP CL A	542,894.74	346,077.50
BRAINSTORM CELL THERAPEUTICS INC COM	1,909.95	120.00
BRAVO VENTURE GROUP INC COM STK	19,516.24	26,730.00
BRAZIL FAST FOOD CORP COM NEW	668.45	687.70
BREAKWATER RES LTD COM NEW COM NEW	1,029.11	40.00
BRETT RES INC COM STK	14,771.43	18,095.24
BRIGGS & STRATTON CORP CAP	88,705.96	87,950.00
BRIGHAM EXPL CO COM	3,599.10	1,312.00
BRIGHTPOINT INC COM NEW	129,532.92	33,930.00
BRIGHTPOINT INC COM NEW	4,839.70	1,605.15
BRINKER INTL INC COM	14,770.12	8,432.00
BRINKER INTL INC COM	464,659.45	279,310.00
BRISTOL MYERS SQUIBB CO COM	370,866.24	402,225.00
BRISTOL MYERS SQUIBB CO COM	1,135,567.49	1,146,225.00
BRISTOL MYERS SQUIBB CO COM	427,578.53	448,499.01
BRISTOW GROUP INC COM	5,358.95	5,358.00
BRITISH AIRWAYS ORD GBP0.25	1,281,790.39	385,328.75
BRITISH ENERGY GP ORD GBP0.10	366,036.87	376,356.76
BROADBAND WIRELESS INTL CORP COM	705.71	0.04
BROADCOM CORP CL A CL A	25,149.41	24,827.11
BROADCOM CORP CL A CL A	779,720.87	186,670.00
BROADCOM CORP CL A CL A	291,092.74	274,863.09
BROADCOM CORP CL A CL A	537,177.94	363,497.40
BROADRIDGE FINL SOLUTIONS INC COM STK	231,592.35	150,480.00
BROADRIDGE FINL SOLUTIONS INC COM STK	3,050.43	1,881.00
BROADVISION INC COM PAR $.001 COM PAR $.001	917.11	122.10
BROADWIND ENERGY INC COM STK	31,445.90	12,487.50
BROCADE COMMUNICATIONS SYS INC COM NEW STK	39,844.19	22,102.30
BRONCO DRILLING CO INC COM	11,322.78	4,845.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BROOKDALE SR LIVING INC COM STK	4,185.60	2,790.00
BROOKFIELD ASSET MGMT INC VOTING SHS CL A VOTING SHS CL A	66,785.60	57,445.74
BROOKFIELD HOMES CORP COM	4,943.95	1,296.00
BROOKFIELD HOMES CORP COM	37,258.62	19,872.00
BROOKS AUTOMATION INC COM	1,604.60	644.91
BROTHER INDUSTRIES NPV	40,707.06	35,462.77
BROWN & BROWN INC COM	111,840.76	118,712.00
BROWN & BROWN INC COM	78,261.42	62,700.00
BROWN & BROWN INC COM	127,690.24	103,398.42
BROWN SHOE CO INC COM	15,045.49	24,563.00
BROWN-FORMAN INC CL B NON-VTG COM	62,583.16	123,576.00
BROWN-FORMAN INC CL B NON-VTG COM	—	—
BROWN-FORMAN INC CL B NON-VTG COM	18,243.95	16,064.88
BRUNSWICK CORP COM	6,192.40	8,420.00
BRUSH ENGINEERED MATLS INC HLDGS CO COM	15,700.63	5,724.00
BT GROUP ORD GBP0.05	82,366.15	88,116.12
BTU INTL INC COM	13,127.85	4,200.00
BUCKEYE TECHNOLOGIES INC COM	4,931.10	2,184.00
BUCKEYE TECHNOLOGIES INC COM	195,608.62	54,600.00
BUCKEYE TECHNOLOGIES INC COM	81,871.54	21,476.00
BUCKLE INC COM	20,776.14	22,911.00
BUCYRUS INTL INC NEW COM CL A	101,201.10	61,624.95
BUFFALO WILD WINGS INC COM STK	79,628.03	67,382.55
BUILD-A-BEAR WORKSHOP INC COM STK	26,523.82	14,580.00
BUILDERS FIRSTSOURCE INC COM STK	11,376.00	2,448.00
BUILDERS FIRSTSOURCE INC COM STK	2,551.98	638.01
BUILDING MATLS HLDG CORP COM	5,917.90	555.00
BULLDOG TECHNOLOGIES INC COM	1,209.95	20.00
BUNGE LTD	341,341.15	196,726.00
BUNGE LTD	150,291.52	96,432.55
BURBERRY GROUP ORD GBP0.0005	422,526.66	148,985.09

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BURGER KING HLDGS INC COM	47,614.74	46,591.62
BURGER KING HLDGS INC COM	132,104.45	145,357.56
BURL NORTHN SANTA FE CORP COM	210,688.57	528,077.25
BURL NORTHN SANTA FE CORP COM	24,619.45	47,015.91
BURL NORTHN SANTA FE CORP COM	324,091.36	280,377.52
BUYER GROUP INTL INC COM	—	7.33
BWAY HLDG CO COM STK	11,347.50	13,532.00
C D I CORP COM	32,780.00	14,234.00
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	220,779.08	236,629.00
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	676,276.59	698,881.00
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	29,391.43	29,368.41
CA INC COM	197,711.22	218,283.40
CA INC COM	209,805.40	179,574.23
CA INC COM	10,370.11	9,691.19
CA PIZZA KITCHEN INC COM ISIN US13054D1090	82,269.76	62,176.00
CABELAS INC COM STK	36,582.26	9,911.00
CABLEVISION NY GROUP CL A COM	7,322.25	4,210.00
CABOT CORP COM	259,496.86	221,850.00
CABOT OIL & GAS CORP COM	163,049.27	67,600.00
CABOT OIL & GAS CORP COM	16,994.85	9,100.00
CACI INTL INC CL A	594,628.36	592,933.50
CADENCE DESIGN SYS INC COM	123,538.96	41,358.00
CADENCE DESIGN SYS INC COM	11,982.97	7,320.00
CAL MAINE FOODS INC COM NEW STK	48,362.77	39,347.70
CALAMOS ASSET MGMT INC CL A COM STK	28,034.25	11,100.00
CAL-BAY INTL INC COM NEW COM NEW	628.92	500.00
CALEDONIA MNG CORP COM STK	36,092.56	21,775.00
CALIFORNIA MICRO DEVICES CORP COM STK NPV	2,986.68	372.00
CALIFORNIA OIL & GAS CORP COM STK	16,304.85	750.00
CALIFORNIA WTR SVC GROUP COM	225,015.73	264,651.00
CALIPER LIFE SCIENCES INC COM	378.51	72.75

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CALLAWAY GOLF CO COM	31,308.75	30,657.00
CALLAWAY GOLF CO COM	1,830.21	1,881.78
CALLON PETE CO DEL COM	15,141.95	15,277.60
CALPINE CORP COM NEW STK	529.25	313.04
CALTEX AUSTRALIA NPV	181,984.26	88,797.94
CALYPSO WIRELESS INC COM	31,667.55	1,150.00
CAMBRIDGE HEART INC COM	7,553.46	570.00
CAMBRIDGE RES CORP COM STK	3,619.90	100.00
CAMECO CORP COM	282,746.26	144,296.25
CAMERON INTL CORP COM STK	187,821.04	116,542.50
CAMERON INTL CORP COM STK	234,645.83	112,750.00
CAMERON INTL CORP COM STK	64,658.66	28,700.00
CAMPBELL SOUP CO COM	144,308.86	153,051.00
CAMPBELL SOUP CO COM	34,984.40	29,262.00
CANADIAN NATL RY CO COM	459,753.12	373,849.20
CANADIAN OIL SANDS TR NEW UNIT	84,039.77	43,755.01
CANADIAN SOLAR INC COM	31,245.34	26,163.00
CANADIAN SUPERIOR ENERGY INC COM STK	9,031.66	3,840.40
CANADIAN ZINC CORP COM STK	18,914.60	4,437.00
CANARGO ENERGY CORP COM STK	5,984.82	572.76
CANASIL RES INC COM	9,756.40	810.00
CANO PETE INC COM	22,211.67	4,400.00
CANON INC NPV	1,386,061.45	916,712.63
CANPLATS RES CORP COM	29,553.05	24,660.78
CAP 1 FNCL COM	38,102.65	25,959.58
CAP 1 FNCL COM	674,752.88	436,893.00
CAP 1 FNCL COM	592,741.19	311,373.96
CAP CY BK GROUP INC COM	1,008.15	854.08
CAP TR INC MD CL A NEW	2,384.59	617.81
CAPE SYS GROUP INC COM	214.95	1.00
CAPITAL DIAGNOSTIC CORP COM	8,240.00	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CAPITAL MKTS TECHNOLOGIES INC COM STK	3,669.95	1,050.00
CAPITALAND NPV	74,121.26	71,233.73
CAPRIUS INC COM NEW	1,858.30	163.84
CAPSTONE MNG CORP COM STK	2,528.42	1,474.20
CAPSTONE TURBINE CORP COM STK ISIN# US14067D1028	75,032.32	33,138.00
CARAUSTAR INDS INC COM	7,124.88	1,564.00
CARBO CERAMICS INC COM	4,578.82	3,553.00
CARBON SCIENCES INC COM STK	25,905.70	19,500.00
CARDIAC SCI CORP COM	25,320.00	18,000.00
CARDIAC SCI CORP COM	6,399.95	4,500.00
CARDICA INC COM	945.10	350.00
CARDINAL COMMUNICATIONS INC COM NEW STK	37,277.24	—
CARDINAL FINL CORP COM	90,050.94	51,210.00
CARDINAL HLTH INC	822,101.46	520,497.00
CARDINAL HLTH INC	124,167.06	93,069.00
CARDINAL HLTH INC	425,262.99	305,059.50
CARDINAL HLTH INC	68,997.88	44,849.71
CARDIODYNAMICS INTL CORP COM NEW STK	312.95	15.82
CAREER ED CORP COM	54,763.92	64,584.00
CARIBOU COFFEE INC COM	5,628.90	2,720.00
CARLISLE COMPANIES INC COM	599,934.86	255,645.00
CARLISLE COMPANIES INC COM	13,573.41	8,280.00
CARMAX INC COM	56,234.10	22,442.24
CARMAX INC COM	68,861.66	77,224.00
CARMAX INC COM	123,403.06	56,736.00
CARNIVAL CORP COM PAIRED	437,797.20	265,088.00
CARNIVAL CORP COM PAIRED	23,359.55	13,573.28
CARPENTER TECH CORP COM	58,164.00	24,648.00
CARPENTER TECH CORP COM	22,075.74	8,220.31
CARRIAGE SERVICES INC COM	7,568.95	8,040.00
CARRIZO OIL & GAS INC COM	6,008.95	1,610.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CARROLL SHELBY INTL INC COM	349.95	260.00
CARSON DEV CORP COM STK	3,899.68	250.00
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	367,556.81	344,754.00
CASA HAVANA INC COM	1,374.85	2.75
CASCADE CORP COM	50,049.80	29,860.00
CASCADE ENERGY INC COM STK	200.95	0.06
CASEYS GEN STORES INC COM	33,578.60	25,047.00
CASEYS GEN STORES INC COM	1,910.52	1,727.42
CASH AMER INVTS INC COM	22,029.83	17,777.50
CASH AMER INVTS INC COM	97,210.43	84,785.00
CASH AMER INVTS INC COM	151,032.21	134,015.00
CASH MINERALS LTD COM	138,788.60	13,084.45
CASIO COMPUTER CO NPV	111,093.93	104,831.77
CASTLE A M & CO MRYLAND	4,158.22	2,166.00
CASUAL MALE RETAIL GROUP INC COM	2,365.15	104.00
CATERPILLAR INC COM	1,281,770.33	1,065,172.14
CATERPILLAR INC COM	436,682.72	463,719.27
CATERPILLAR INC COM	356,816.36	670,050.00
CATHAY GENERAL BANCORP INC COM	81,664.80	142,500.00
CATO CORP NEW CL A	45,642.07	37,750.00
CAVCO INDS INC DEL COM STK	503.91	376.46
CB RICHARD ELLIS GROUP INC CL A CL A	50,375.94	28,308.96
CB RICHARD ELLIS GROUP INC CL A CL A	135,274.41	23,760.00
CBEYOND INC	120,079.17	139,026.00
CBS CORP NEW CL B	377,657.63	137,379.06
CBS CORP NEW CL B	722,847.76	306,306.00
CBS CORP NEW CL B	44,318.07	43,784.77
CBS CORP NEW CL B	448,623.39	147,420.00
CDC CORP COM STK	10,777.29	1,495.00
CDEX INC CL A	11,748.16	721.76
CDN NAT RES LTD COM CDN NAT RES COM STK	121,208.49	70,764.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CDN NATL RAILWAYS COM NPV	47,386.96	34,738.20
CDN PAC RY LTD COM CDN PAC RY LTD	5,573.00	3,530.10
CEC ENTMT INC COM	161,880.00	138,225.00
CECORS INC COM COM	30,142.68	375.00
CEDAR SHOPPING CTRS INC COM NEW COM NEW	152,116.00	87,084.00
CEDAR SHOPPING CTRS INC COM NEW COM NEW	11,351.46	7,080.00
CELADON GROUP INC COM	13,920.29	7,677.00
CELADON GROUP INC COM	21,768.82	18,766.00
CELANESE CORP DEL COM SER A STK	889,247.95	408,947.00
CELANESE CORP DEL COM SER A STK	42,700.61	15,545.78
CELERA CORP COM STK	54,490.00	44,520.00
CELERA CORP COM STK	1,390.88	1,113.00
CELESIO AG NPV(REGD)	198,345.92	126,744.76
CELESTICA INC SUB VTG SHS SUB VTG SHS	26,487.51	18,440.00
CELGENE CORP COM	614,692.83	624,664.00
CELGENE CORP COM	286,557.26	263,409.20
CELL GENESYS INC COM	831.29	66.00
CELL THERAPEUTICS INC NEW	929.95	1.68
CELLCOM ISRAEL LTD COM STK ILS0.01	62,847.13	41,172.30
CELLCOM ISRAEL LTD COM STK ILS0.01	16,166.31	11,050.00
CELLDEX THERAPEUTICS INC NEW COM STK	4,986.85	2,376.00
CEL-SCI CORP COM NEW COM NEW	308.16	117.71
CENT EUROPEAN DISTR CORP COM STK	209,630.10	59,100.00
CENT EUROPEAN DISTR CORP COM STK	19,040.42	7,387.50
CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK	1,989.95	477.84
CENT PAC FINL CORP COM	73,678.05	51,204.00
CENT VT PUB SVC CORP COM	62,561.00	73,966.00
CENTENE CORP DEL COM	104,854.75	108,405.00
CENTENE CORP DEL COM	22,648.21	25,623.00
CENTENE CORP DEL COM	131,146.33	116,289.00
CENTERPOINT ENERGY INC COM	137,586.32	106,878.78

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CENTERPOINT ENERGY INC COM	212,457.20	169,108.00
CENTERPOINT ENERGY INC COM	36,655.26	30,849.64
CENTERSTATE BKS FLA INC COM	13,992.86	13,960.89
CENTEX CORP COM	156,413.40	147,789.60
CENTEX CORP COM	116,013.38	78,736.00
CENTEX CORP COM	1,075,508.76	611,800.00
CENTEX CORP COM	196,806.84	137,256.00
CENTEX CORP COM	57,483.86	32,984.00
CENTEX CORP COM	17,567.37	18,741.66
CENTRAIS ELET BRAS COM NPV	76,898.66	54,400.09
CENTRICA ORD GBP0.061728395	726,831.52	417,844.12
CENTURYTEL INC COM STK	105,410.08	71,058.00
CENTURYTEL INC COM STK	789,944.63	470,076.00
CENTURYTEL INC COM STK	333,767.32	248,703.00
CENTURYTEL INC COM STK	9,459.17	6,889.78
CENTY ALUM CO COM	73,320.99	49,000.00
CENTY ALUM CO COM	199,993.85	53,000.00
CENTY TECHNOLOGIES INC COLO COM	740.77	—
CENVEO INC COM	47,668.75	19,135.00
CEO AMER INC COM	7,774.82	1,300.00
CEPHALON INC CON	126,261.38	130,968.00
CEPHALON INC CON	102,102.29	113,942.16
CEPHALON INC CON	268,797.80	292,752.00
CEPHALON INC CON	25,315.97	25,423.20
CEPHEID INC COM	5,417.21	2,076.00
CERADYNE INC DEL COM	79,350.14	27,926.25
CERADYNE INC DEL COM	192,609.17	97,488.00
CERADYNE INC DEL COM	17,505.50	10,155.00
CERAGENIX PHARMACEUTICALS INC COM	579.95	66.00
CERAGON NETWORKS LTDSEDOL 2616148	40,429.42	17,336.65
CEREPLAST INC COM	11,219.90	2,300.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CERNER CORP COM	189,484.34	155,491.80
CERNER CORP COM	896.98	884.35
CF INDS HLDGS INC COM	212,184.98	68,824.00
CF INDS HLDGS INC COM	120,933.00	60,826.85
CGG VERITAS EUR0.40	595,540.40	221,695.73
CHANNELL COML CORP COM	4,512.95	130.00
CHARLES RIV LABORATORIES INTL INC COM	6,333.45	2,620.00
CHARLES RIV LABORATORIES INTL INC COM	225,244.83	91,490.40
CHARLOTTE RUSSE HLDG INC COM ISIN US1610481038	31,079.74	11,033.00
CHART INDS INC COM PAR $0.01 COM PAR $0.01	2,667.64	797.25
CHARTER COMMUNICATIONS INC DEL CL A	4,262.13	245.40
CHATTEM INC COM	108,040.58	110,871.50
CHAZAK VALUE CORP COM	1,637.70	—
CHDT CORP COM STK	126,809.50	13,860.00
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	4,094.65	3,323.25
CHECKPOINT SYS INC COM STK USD0.10	3,633.24	1,968.00
CHEESECAKE FACTORY INC COM	3,060.98	2,020.00
CHEETAH OIL & GAS LTD COM STK	15,165.90	6.60
CHEMICAL FINL CORP COM	55,144.80	64,124.00
CHEMTURA CORP COM	9,411.20	11,900.00
CHEMTURA CORP COM	11,625.60	14,700.00
CHEMTURA CORP COM	24,602.62	7,841.05
CHEROKEE INC DEL NEW COM	1,511.03	728.70
CHESAPEAKE ENERGY CORP COM	687,877.86	521,534.18
CHESAPEAKE ENERGY CORP COM	454,842.98	218,295.00
CHESAPEAKE ENERGY CORP COM	401,081.89	392,931.00
CHEUNG KONG(HLDGS) HKD0.50	336,442.95	321,565.90
CHEVRON CORP COM	273,428.90	236,704.00
CHEVRON CORP COM	1,721,247.21	3,742,808.03
CHEVRON CORP COM	324,027.09	318,071.00
CHEVRON CORP COM	457,786.22	585,472.55

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CHEVRON CORP COM	234,289.06	440,195.47
CHEVRON CORP COM	694,637.18	642,219.75
CHICOS FAS INC COM	38,063.13	22,154.00
CHICOS FAS INC COM	26,675.93	15,884.00
CHILDRENS BEVERAGE GROUP INC COM	865.93	0.05
CHILDRENS PL RETAIL STORES INC COM	71,961.48	78,048.00
CHILDRENS PL RETAIL STORES INC COM	173,803.00	106,232.00
CHINA 3C GROUP COM	26,526.31	4,992.40
CHINA AGRITECH INC COM STK	5,741.85	2,300.00
CHINA AUTOMOTIVE SYS INC COM	73,093.16	38,646.00
CHINA BAK BATTERY INC COM STK	8,102.56	3,888.00
CHINA COMMUNICATIONS CONSTRUCTION COM STK	71,007.69	43,172.50
CHINA CONSTRUCTION BANK CORPORATION COM STK	177,807.80	101,454.00
CHINA CONTL INC COM	262.95	—
CHINA DIGITAL COMMUNICATION GROUP COM COM	1,459.95	300.00
CHINA DIRECT INC COM NEW COM NEW	12,553.56	2,030.00
CHINA FIRE & SEC GROUP INC COM STK	10,759.85	7,627.20
CHINA HEALTH MGMT CORP COM NEW STK	1,679.95	14.50
CHINA INTL TOURISM HLDGS LTD COM	10,942.20	6.00
CHINA MERCHANTS BANK ‘H’ CNY1	7,636.45	8,338.05
CHINA NAT GAS INC COM	75,221.04	30,240.00
CHINA NAT RES IN COM	30,391.49	13,320.00
CHINA NORTH EAST PETE HLDGS LTD COM STK	9,408.95	6,720.00
CHINA PETROLEUM & CHEMICAL CORP CNY1’H’SHS	274,967.33	229,955.36
CHINA PETROLEUM & CHEMICAL CORP CNY1’H’SHS	51,368.24	33,888.16
CHINA PRECISION STL INC COM STK	19,008.03	4,562.50
CHINA SEC & SURVEILLANCE TECHNOLOGY INC COM STK	9,213.40	2,303.60
CHINA SKY ONE MED INC COM	3,524.14	4,477.20
CHINA SOLAR & CLEAN ENERGY SOLUTIONS INCCOM STK	2,551.58	13.65
CHINA STEEL CORP TWD10	161,089.08	113,505.20
CHINA SXAN BIOTECH INC COM STK	3,842.16	2.67

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CHINA TECHNOLOGY GLOBAL CORP	1,181.11	31.50
CHINA TECHNOLOGY GLOBAL CORP	3,369.28	1,013.00
CHINA TELECOM CORP ‘H’CNY1	111,713.13	83,528.17
CHINA VOICE HLDG CORP COM	14,758.20	4,410.00
CHINA VOIP & DIGITAL TELECOM INC COM STK	2,649.25	57.00
CHINA WTR GROUP INC COM STK	2,309.95	75.00
CHINA YOUTV CORP COM	13,983.17	150.00
CHINACAST ED CORP COM	1,002.00	596.90
CHINDEX INTL INC COM	2,386.22	834.75
CHIPOTLE MEXICAN GRILL INC CL A COM STK	102,514.20	88,197.54
CHIPOTLE MEXICAN GRILL INC CL B COM STK	38,746.32	43,139.37
CHIQUITA BRANDS INTL INC COM	5,322.95	5,934.58
CHIQUITA BRANDS INTL INC COM	30,819.95	51,730.00
CHIQUITA BRANDS INTL INC COM	193,389.47	116,762.00
CHORDIANT SOFTWARE INC COM NEW COM NEW	148,014.10	29,792.00
CHRISTOPHER & BANKS CORP COM	71,156.94	33,600.00
CHUBB CORP COM	270,147.75	459,000.00
CHUBB CORP COM	106,576.78	151,368.00
CHUBB CORP COM	83,378.45	85,173.72
CHUBU ELEC POWER NPV	75,561.16	75,427.47
CHURCH & DWIGHT INC COM	94,446.73	95,426.34
CHURCH & DWIGHT INC COM	720,967.71	656,604.00
CHURCH & DWIGHT INC COM	104,514.57	114,989.88
CIBER INC COM	232,769.95	155,844.00
CIBER INC COM	29,044.34	17,797.00
CIBER INC COM	16,586.49	12,308.79
CIE FINANCIE RICHEMONT CHF	387,483.14	270,774.18
CIE FINANCIE RICHEMONT CHF	164,230.03	145,390.03
CIENA CORP COM NEW COM NEW	36,560.07	23,885.50
CIENA CORP COM NEW COM NEW	138,752.27	15,410.00
CIGNA CORP COM	118,933.68	116,265.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CIGNA CORP COM	212,164.59	350,480.00
CIGNA CORP COM	2,327.24	708.76
CIMAREX ENERGY CO COM	1,498.31	1,344.81
CIMAREX ENERGY CO COM	267,017.71	141,934.00
CIMAREX ENERGY CO COM	267,450.42	133,900.00
CIN BELL INC NEW COM STK	63,969.96	38,407.00
CIN BELL INC NEW COM STK	509.95	193.00
CIN FNCL CORP COM	166,722.66	120,378.87
CINTAS CORP COM	117,943.22	74,336.00
CINTAS CORP COM	15,186.86	9,887.85
CIRCA PICTURES & PRODTN CO INTL INC COM STK	3,967.43	1.70
CIRCOR INTL INC COM	98,290.50	96,250.00
CIRCOR INTL INC COM	5,050.95	5,500.00
CIRCUIT CY STORES INC COM	2,246.18	1,262.96
CIRRUS LOGIC INC COM	15,640.32	17,152.00
CIRTRAN CORP COM NEW STK	4,159.35	328.00
CISCO SYSTEMS INC	1,610,158.74	1,114,920.00
CISCO SYSTEMS INC	2,246,145.37	2,374,910.00
CISCO SYSTEMS INC	1,585,574.68	883,411.10
CISCO SYSTEMS INC	1,167,421.39	1,005,710.00
CIT GROUP INC NEW COM	215,063.17	40,860.00
CIT GROUP INC NEW COM	11,310.68	10,595.28
CITADEL BROADCASTING CORP COM	322.02	55.04
CITI TRENDS INC COM ORD USD1	27,944.22	20,608.00
CITIGROUP INC COM	3,253,036.71	909,963.23
CITIGROUP INC COM	626,256.84	207,339.00
CITIGROUP INC COM	1,572,838.89	506,605.00
CITIGROUP INC COM	1,066,310.48	208,010.00
CITIGROUP INC COM	960,194.77	682,443.41
CITIZENS REPUBLIC BANCORP INC	15,803.41	7,519.09
CITIZENS REPUBLIC BANCORP INC	28,819.90	18,178.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CITRIX SYS INC COM	172,417.39	106,065.00
CITRIX SYS INC COM	204,251.62	150,848.00
CITRIX SYS INC COM	94,797.43	90,980.20
CITRIX SYS INC COM	133,963.17	129,399.30
CITRIX SYS INC COM	1,249.64	777.81
CITY HLDG CO COM	118,735.70	114,774.00
CITY HLDG CO COM	53,606.57	45,214.00
CITY NATL CORP COM	93,344.80	77,920.00
CITY NATL CORP COM	111,578.21	97,400.00
CKE RESTAURANTS INC COM STK	37,746.11	17,360.00
CKE RESTAURANTS INC COM STK	3,241.47	2,604.00
CLARENT CORP DEL COM ISIN US1804611051	208.50	—
CLEAN COAL TECHNOLOGIES INC COM STK	5,683.48	4,035.85
CLEAN ENERGY FUELS CORP COM	128,605.30	80,996.40
CLEAN HBRS INC COM	34,846.29	35,970.48
CLEAN HBRS INC COM	187,068.89	167,481.60
CLEARANT INC NEW COM NEW STK	4,211.24	21.63
CLEARLY CDN BEVERAGE CORP COM STK	53,279.17	4,322.50
CLEARWATER PAPER CORP COM STK	2,962.22	822.22
CLEARWIRE CORP NEW CL A CL A	5,844.85	2,465.00
CLICKABLE ENTERPRISES INC COM	7,427.90	26.40
CLICKSOFTWARE TECHNOLOGIES	7,407.68	2,386.50
CLIFFS NAT RES INC COM STK	63,420.00	57,366.40
CLIFFS NAT RES INC COM STK	137,470.82	52,679.51
CLOROX CO COM	39,088.91	37,225.20
CLOROX CO COM	180,309.48	166,680.00
CLOROX CO COM	121,146.17	194,460.00
CLOROX CO COM	479,355.90	477,816.00
CLP HOLDINGS HKD5	641,449.68	610,822.95
CLST HLDGS INC COM STK	2,196.71	116.70
CME GROUP INC COM STK	773,750.13	332,976.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CME GROUP INC COM STK	497,342.65	376,564.22
CMS ENERGY CORP COM	125,182.06	56,616.00
CNA FNCL CORP COM	186,694.49	87,132.00
CNA FNCL CORP COM	4,015.37	1,644.00
CNA SURETY CORP COM	9,839.05	9,600.00
CNA SURETY CORP COM	26,326.35	23,040.00
CNH GLOBAL NV COMMON STOCK	10,404.27	4,992.00
CNOOC LTD HKD0.02	84,714.06	59,786.84
CNOOC LTD HKD0.02	332,540.37	284,454.59
COACH INC COM	195,919.20	168,237.00
COACH INC COM	87,928.01	67,274.03
COCA COLA BOTTLING CO CONS COM	51,504.77	50,489.77
COCA COLA CO COM	1,818,547.64	2,240,865.00
COCA COLA CO COM	628,788.36	570,402.00
COCA COLA CO COM	500,592.52	468,951.93
COCA COLA CO COM	830,546.59	728,847.00
COCA COLA CO COM	883,085.86	752,544.76
COCA COLA ENTERPRISES INC COM	22,935.84	13,233.00
COCA COLA ENTERPRISES INC COM	194,749.04	95,037.00
COCA COLA ENTERPRISES INC COM	205,932.93	146,766.00
COEUR D ALENE MINES CORP IDAHO COM	205,027.10	111,792.56
COGENT INC COM	4,002.86	4,071.00
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	16,225.41	12,642.00
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	279,218.49	130,032.00
COGO GROUP INC COM STK	42,082.03	17,982.00
COGO GROUP INC COM STK	25,060.80	14,191.20
COHEN & STEERS TOTAL RETURN RLTY FD INC COM	8,796.15	7,350.00
COHO ENERGY INC COM NEW	4,482.82	—
COHU INC COM	2,351.25	1,270.68
COIL TUBING TECHNOLOGY INC COM	259.84	232.86
COLBS MCKINNON CORP N Y COM	79,760.56	40,950.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
COLDWATER CREEK INC COM	15,805.83	7,980.00
COLE KENNETH PRODTNS INC CL A	77,484.00	23,364.00
COLEMAN CABLE INC COM STK	1,872.85	566.25
COLFAX CORP COM US .01	675.15	1,039.00
COLGATE-PALMOLIVE CO COM	422,144.23	863,604.00
COLGATE-PALMOLIVE CO COM	507,619.00	552,569.48
COLGATE-PALMOLIVE CO COM	5,898.50	6,168.60
COLGATE-PALMOLIVE CO COM	181,094.16	191,034.55
COLLECTIVE BRANDS INC COM STK	6,374.33	7,032.00
COLLECTIVE BRANDS INC COM STK	15,713.59	36,332.00
COLLINS & AIKMAN CORP NEW COM NEW	124.95	—
COLONIAL BANCGROUP INC COM	131,864.24	22,382.30
COLUMBIA BKG SYS INC COM	26,554.17	20,281.00
COLUMBIA SPORTSWEAR CO COM	7,329.06	5,063.89
COM	2,201.09	24.60
COM	50,199.11	770.38
COM	822.81	306.00
COM	17,158.23	6,560.00
COM NEW STK	1,322.39	34.50
COM PAR $0.001 STK	980.55	900.00
COM PAR NEW STK	924.47	146.70
COM STK	6,105.87	1,435.85
COM STK	83,842.27	51,255.00
COMBIMATRIX CORP DEL COM	174,725.55	50,855.00
COMCAST CORP NEW CL A CL A	32,039.01	27,411.96
COMCAST CORP NEW CL A CL A	351,404.28	281,389.60
COMCAST CORP NEW CL A CL A	1,108,551.95	970,600.00
COMCAST CORP NEW CL A CL A	1,377,561.69	1,210,532.32
COMCAST CORP NEW CL A SPL CL A SPL	3,346.15	2,555.93
COMERICA INC COM	242,114.15	170,710.00
COMERICA INC COM	150,712.30	75,430.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
COMERICA INC COM	251,723.23	178,650.00
COMERICA INC COM	8,740.92	5,067.72
COMFORT SYS USA INC COM	7,099.47	5,489.90
COMFORT SYS USA INC COM	177,424.08	138,580.00
COMFORT SYS USA INC COM	190,966.40	160,966.00
COML METALS CO COM	75,193.97	82,733.90
COML METALS CO COM	3,255.66	1,379.07
COMM BANCSHARES INC COM	88,002.41	83,065.50
COMM BANCSHARES INC COM	49,950.10	46,147.50
COMM BANCSHARES INC COM	198,200.73	179,975.25
COMMERCEPLANET INC COM STK	786.40	2.80
COMMSCOPE INC COM	37,201.51	12,432.00
COMMUNICATION INTELLIGENCE CORP DEL NEW COM	985.82	152.00
COMMUNITY 1ST BK ROSEVILLE CALIF COM	79,822.60	61,750.00
COMMUNITY BK SYS INC COM	298,111.90	314,631.00
COMMUNITY TR BANCORP INC COM	14,004.44	14,700.00
COMPASS MINERALS INTL INC COM	200,548.73	234,640.00
COMPASS MINERALS INTL INC COM	36,447.18	34,022.80
COMPETITIVE TECHNOLOGIES INC COM	9,285.31	2,000.00
COMPLETE PRODTN SVCS INC COM	108,196.90	39,935.00
COMPLETE PRODTN SVCS INC COM	198,520.60	52,975.00
COMPOSITE TECHNOLOGY CORP COM STK	381,406.89	111,202.20
COMPRESS TECHNOLOGIES INC COM	315,128.65	2,695.00
COMPUCREDIT CORP COM ISIN #US20478N1000	13,078.11	3,080.21
COMPUTER PROGRAMS & SYS INC COM	24,691.68	24,120.00
COMPUTER PROGRAMS & SYS INC COM	112,997.76	115,802.80
COMPUTER SCI CORP COM	129,563.71	130,018.00
COMPUTER SCI CORP COM	370,707.43	340,858.00
COMPUTER SCI CORP COM	115,790.02	77,308.00
COMPUTER SCI CORP COM	19,228.78	21,084.00
COMPUWARE CORP COM	176,548.35	149,175.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
COMPUWARE CORP COM	17,401.50	18,225.00
COMPUWARE CORP COM	154,282.87	41,175.00
COMPUWARE CORP COM	74,008.12	69,525.00
COMPUWARE CORP COM	279,971.62	187,650.00
COMSCORE INC COM	38,199.66	14,790.00
COMSTOCK RES INC COM NEW COM NEW	109,993.56	113,305.50
COMSYS IT PARTNERS INC COM	55,005.56	5,824.00
COMSYS IT PARTNERS INC COM	14,879.84	3,391.36
COMTECH TELECOMMUNICATIONS CORP COM NEW	7,074.19	6,873.00
COMVERGE INC COM	98,410.12	49,000.00
CONAGRA FOODS INC	221,167.95	184,800.00
CONAGRA FOODS INC	158,078.38	183,150.00
CONAGRA FOODS INC	73,229.59	54,661.35
CONCEPTUS INC COM	164,616.44	128,137.18
CONCHO RES INC COM STK	87,750.08	93,813.02
CONCHO RES INC COM STK	7,838.75	4,564.00
CONCUR TECHNOLOGIES INC COM	120,380.93	101,971.74
CONCUR TECHNOLOGIES INC COM	135,693.42	144,079.80
CONECTISYS CORP COM PAR $.001 STK	1,508.95	60.00
CONEXANT SYS INC COM NEW STK	72,112.60	4,521.00
CONEXANT SYS INC COM NEW STK	22,408.61	5,791.68
CONFORCE INTL INC COM	1,067.95	644.00
CONGOLEUM CORP NEW CL A CL A	1,209.95	105.00
CONMED CORP COM	244,757.20	193,914.00
CONNACHER OIL & GAS LTD COM STK	54,286.84	38,841.12
CONNECTAJET COM INC COM STK	1,189.56	0.05
CONNECTYX TECHNOLOGIES HLDGS GROUP INC COM STK	2,001.85	202.50
CONNS INC COM	30,911.88	12,720.00
CONNS INC COM	10,859.18	4,892.96
CONOCOPHILLIPS COM	1,033,382.68	1,921,883.60
CONOCOPHILLIPS COM	556,413.72	429,940.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CONOCOPHILLIPS COM	91,605.82	157,938.20
CONOCOPHILLIPS COM	681,111.23	466,200.00
CONOCOPHILLIPS COM	1,006,425.87	836,543.43
CONOLOG CORP COM PAR $0.01 NEW MAY 08 STK	7,084.97	293.69
CONQUEST RESOURCES COM NPV	7,731.45	1,421.00
CONS EDISON INC COM	281,020.41	249,152.00
CONS EDISON INC COM	249,209.17	260,831.00
CONS EDISON INC COM	218,945.77	210,196.62
CONS FREIGHTWAYS CORP COM	534.95	—
CONS GRAPHICS INC COM	389,502.63	129,048.00
CONS WTR CO LTD COM	45,749.73	37,500.00
CONSECO INC COM NEW STK	48,952.08	27,972.00
CONSECO INC COM NEW STK	11,777.58	7,252.00
CONSOL ENERGY INC COM	203,716.48	128,610.00
CONSOL ENERGY INC COM	61,580.00	52,468.31
CONSOLIDATED ABADDON RES INC COM	8,739.00	1,095.00
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	15,325.83	10,136.31
CONSOLIDATED ENERGY INC WYO COM	20,241.34	7.50
CONSTELLATION 3D INC DELAWARE	13,013.75	—
CONSTELLATION BRANDS INC CL A CL A	12,368.05	8,673.50
CONSTELLATION BRANDS INC CL A CL A	135,477.59	75,696.00
CONSTELLATION ENERGY GROUP INC MARYLAND COM	147,543.81	109,141.50
CONSTELLATION ENERGY GROUP INC MARYLAND COM	17,113.01	16,810.30
CONSTELLATION ENERGY PARTNERS LLC COM UNIT REPSTG LTD LIABILITY CO INT	11,848.70	2,780.00
CONTANGO OIL & GAS CO COM NEW	7,033.01	9,571.00
CONTINENTAL PRECIOUS MINERALS INC COM	222,623.81	40,616.17
CONTINENTAL RES INC OKLA COM	13,596.71	5,384.60
CONTINENTAL RES INC OKLA COM	59,946.72	70,165.48
CONTL AIRL INC CL B	76,816.61	95,718.00
CONTL AIRL INC CL B	106,916.73	113,055.60
CONTL AIRL INC CL B	1,224,799.91	1,475,664.54

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CONVERGYS CORP DE COM	105,175.47	19,871.00
CONVERSION SOLUTIONS HLDGS CORP COM STK	880.30	0.37
CONVERTED ORGANICS INC COM STK	4,080.92	2,973.60
CON-WAY INC COM STK	199,121.62	111,720.00
CON-WAY INC COM STK	91,234.02	55,860.00
COOPER INDUSTRIES INC COM	108,458.75	125,689.00
COOPER TIRE & RUBBER CO COM, NO PAR	14,122.50	5,721.93
COPANO ENERGY L L C COM UNITS	42,696.60	46,680.00
COPART INC COM	61,661.94	40,757.81
COPART INC COM	189,207.92	116,917.00
COPERNIC INC COM	10,480.10	273.00
COPPER CANYON RES LTD COM STK	4,322.75	3,628.80
COPPER MTN MNG CORP COM STK	14,608.23	14,790.99
COPYTELE INC COM	354.94	344.00
CORD BLOOD AMER INC COM STK	2,659.85	120.00
CORE LAB NV NLG0.03	878,209.28	419,020.00
CORE LAB NV NLG0.03	33,568.81	18,556.60
CORE-MARK HLDG CO INC COM	40,339.04	30,128.00
CORINTHIAN COLLEGES INC COM STK	79,681.37	98,727.47
CORN PRODS INTL INC COM	39,708.19	32,235.35
CORNERSTONE THERAPEUTICS INC COM STK	169.34	26.50
CORNERSTONE TOTAL RETURN FD INC COM NEW COM NEW	11,997.75	13,300.00
CORNING INC COM	752,518.34	351,884.56
CORNING INC COM	870,724.34	436,474.00
CORNING INC COM	705,052.21	368,811.00
CORPORATE EXECUTIVE BRD CO COMMON STOCK	878,710.09	273,544.00
CORPORATE EXECUTIVE BRD CO COMMON STOCK	21,573.20	8,200.17
CORRECTIONS CORP AMER	2,084.48	1,145.20
CORVEL CORP COM	11,557.41	6,594.00
COSAN LTD COM STK	9,795.90	4,844.00
COSTCO WHOLESALE CORP NEW COM	260,540.33	256,200.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
COSTCO WHOLESALE CORP NEW COM	1,139,549.48	919,695.00
COSTCO WHOLESALE CORP NEW COM	284,239.00	567,000.00
COSTCO WHOLESALE CORP NEW COM	469,144.40	395,955.68
COURTSIDE PRODS INC COM	391.40	1.00
COVANCE INC COM	62,983.06	36,824.00
COVANTA HLDG CORP COM	195,822.21	201,592.80
COVANTA HLDG CORP COM	14,608.32	12,407.40
COVENTRY HEALTH CARE INC COM	11,085.95	8,928.00
COVENTRY HEALTH CARE INC COM	192,544.12	55,800.00
COVIDIEN LTD COM STK	415,070.65	453,000.00
COVIDIEN LTD COM STK	23,252.83	20,366.88
COVIDIEN LTD COM STK	152,944.04	142,242.00
COVIDIEN LTD COM STK	234,855.96	172,140.00
CRA INTL INC COM	6,335.56	3,770.20
CRACKER BARREL OLD CTRY STORE INC COM	4,847.72	3,485.91
CRACKER BARREL OLD CTRY STORE INC COM	77,347.48	57,652.00
CRANE CO COM	109,625.88	58,616.00
CRANE CO COM	534,551.65	258,600.00
CRANE CO COM	267,297.69	105,164.00
CRAWFORD & CO CL B CL B	4,957.74	5,816.00
CRAY INC COM NEW STK	15,978.69	4,160.00
CRAY INC COM NEW STK	43,905.30	12,896.00
CREAM MINERALS LTD COM NEW	210,369.91	53,202.50
CREATIVE TECHNOLOGY INC COM STK	2,772.38	895.38
CREDICORP LTD COM STK	8,122.23	4,996.00
CREDIT AGRICOLE SA EUR3	795,211.49	319,555.81
CREDIT SUISSE AG CHF0.04(REGD)	1,617,018.73	908,754.64
CREDIT SUISSE AG CHF0.04(REGD)	925,676.43	372,198.99
CREDO PETE CORP COM PAR $0.10 COM PAR $0.10	3,493.52	1,987.12
CREE INC COM	95,184.03	58,242.90
CREE INC COM	101,922.32	74,589.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CRESUD SPONS ADR EACH CNV INTO 1 ORD ARS1’B’	9,065.81	5,370.00
CROCS INC COM	19,696.15	5,332.00
CROCS INC COM	47,105.72	16,627.16
CROSSHAIR EXPL & MNG CORP	68,133.87	17,375.20
CROSSLAND URANIUM NPV	3,311.45	362.40
CROSSTEX ENERGY INC COM	9,320.00	15,600.00
CROSSTEX ENERGY INC COM	4,858.84	7,800.00
CROWN CASTLE INTL CORP COM STK	3,233.09	3,111.66
CROWN HLDGS INC COM	4,199.94	2,880.00
CROWN HLDGS INC COM	170,752.17	197,760.00
CROWN LTD NPV	78,672.76	89,247.69
CRYOLIFE INC COM	2,181.01	1,456.50
CRYPTOLOGIC LTD COM STK	12,421.32	1,236.60
CRYSTALLEX INTL CORP COM STK	18,095.49	1,462.00
CSG SYS INTL INC COM	7,017.54	9,783.20
CSG SYS INTL INC COM	271,081.74	213,134.00
CSG SYS INTL INC COM	155,983.17	110,061.00
CSL NPV	945,040.37	907,425.09
CSMG TECHNOLOGIES INC COM STK	5,146.85	900.00
CSS INDS INC COM	42,410.00	35,480.00
CSX CORP COM	471,226.51	292,576.65
CSX CORP COM	218,106.85	319,245.04
CTC MEDIA INC COM	129.07	158.40
CTR FINL CORP CAL COM STK	177,334.31	110,443.00
CTS CORP COM	45,718.92	19,836.00
CTS CORP COM	3,985.03	1,653.00
CUBIC CORP COM	303,384.99	190,400.00
CUBIC ENERGY INC COM	14,055.20	5,805.00
CUBIST PHARMACEUTICALS INC COM	99,130.70	100,747.20
CUE RES LTD COM STK	1,614.83	72.90
CULLEN / FROST BANKERS INC COM	107,013.94	116,564.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CULP INC COM	1,838.95	990.70
CUMMINS INC	91,576.07	130,977.00
CUMMINS INC	163,400.23	132,038.66
CURAGEN CORP COM	456.81	46.00
CURATECH INDS INC COM	245,067.39	57,750.00
CURLEW LAKE RES INC COM	680.45	121.50
CURRENCYSHARES EURO TR EURO SHS EURO SHS	156,181.63	147,444.06
CURRENCYSHARES SWISS FRANC TR SWISS FRANC SHS SWISS FRANC SHS	45,307.21	45,045.16
CURTISS WRIGHT CORP COM	13,972.64	10,017.00
CUTERA INC COM	14,044.90	9,659.43
CVB FINL CORP COM	36,908.36	40,460.00
CVR ENERGY INC COM STK	16,691.90	7,200.00
CVS CAREMARK CORP COM STK	253,974.65	228,310.56
CVS CAREMARK CORP COM STK	493,834.93	368,734.20
CVS CAREMARK CORP COM STK	1,096,043.00	812,019.96
CVS CAREMARK CORP COM STK	737,971.29	1,027,052.64
CVS CAREMARK CORP COM STK	428,064.32	334,355.99
CYANOTECH CORP COM PAR $0.02 STK	759.20	584.00
CYBERHAND TECHNOLOGIES INTL INC COM NEW COM STK	4,012.95	0.05
CYBERKEY SOLUTIONS INC COM	94.95	0.25
CYBERONICS INC COM	58,511.17	44,739.00
CYBERSOURCE CORP DEL COM	21,277.87	14,399.99
CYNOSURE INC CL A	48,941.90	18,260.00
CYNOSURE INC CL A	2,417.95	913.00
CYPRESS DEV CORP COM	6,909.15	1,701.00
CYPRESS SEMICONDUCTOR CORP COM	9,308.39	7,152.00
CYTEC IND COM	66,817.92	67,904.00
CYTEC IND COM	123,959.97	57,294.00
CYTOCORE INC COM NEW STK	16,870.85	4,800.00
CYTOGENIX INC COM STK	3,296.00	84.00
CYTOMEDIX INC COM NEW STK	1,331.54	190.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CYTORI THERAPEUTICS INC COM STK	2,023.95	1,805.00
CYTRX CORP COM NEW COM NEW	5,467.44	2,130.00
D & E COMMUNICATIONS INC COM	8,264.92	7,735.30
D R HORTON INC COM	88,894.74	46,662.00
D R HORTON INC COM	231,758.63	48,076.00
D R HORTON INC COM	167,184.96	209,272.00
D R HORTON INC COM	1,165,927.76	542,269.00
D R HORTON INC COM	44,770.39	37,202.71
DAC TECHNOLOGIES GROUP INTL INC COM	2,162.95	340.00
DAIICHI SANKYO COM NPV	258,905.47	217,760.62
DAIKIN INDUSTRIES NPV	412,408.11	316,668.51
DAIMLER AG	14,036.65	7,847.40
DAINIPPON SUMITOMO NPV	100,444.82	110,137.89
DAIWA SECS GROUP NPV	531,383.70	353,954.77
DAKTRONICS INC COM	38,600.44	21,528.00
DANAHER CORP COM	236,503.56	356,643.00
DANAHER CORP COM	191,689.74	180,585.90
DANAHER CORP COM	59,272.87	43,559.75
DANAOS CORPORATION	2,615.45	676.00
DARDEN RESTAURANTS INC COM	15,421.97	14,186.32
DARDEN RESTAURANTS INC COM	59,173.52	101,448.00
DARDEN RESTAURANTS INC COM	14,260.12	19,726.00
DARDEN RESTAURANTS INC COM	54,949.97	75,494.22
DARLING INTL INC COM	27,632.44	24,156.00
DARLING INTL INC COM	11,724.72	5,171.58
DATARAM CORP COM PAR $1 COM PAR $1	10,124.33	2,852.29
DAVITA INC COM	11,354.67	9,914.00
DAVITA INC COM	144,757.25	128,882.00
DAWSON GEOPHYSICAL CO COM	34,994.70	10,686.00
DAWSON GEOPHYSICAL CO COM	42,497.81	16,011.19
DAYSTAR TECHNOLOGIES INC COM	3,437.18	611.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DC BRANDS INTL INC COM NEW STK	27,119.17	2,834.00
DCT INDL TR INC COM	24,734.97	15,180.00
DEAN FOODS CO NEW COM	93,111.00	73,677.00
DEAN FOODS CO NEW COM	85,832.56	111,414.00
DEAN FOODS CO NEW COM	135,052.93	68,286.00
DEAN FOODS CO NEW COM	16,445.09	8,086.50
DECKERS OUTDOOR CORP COM	318,906.88	260,376.20
DECKERS OUTDOOR CORP COM	43,419.35	27,954.50
DECODE GENETICS INC COM	408.78	18.50
DEEP BLUE INC COM STK	1,162.95	5.00
DEEP DOWN INC COM STK	18,460.79	3,589.44
DEEP ROCK OIL & GAS INC COM	2,739.95	9.00
DEERE & CO COM	99,962.36	103,042.48
DEERE & CO COM	242,061.26	406,192.00
DEERE & CO COM	576,377.04	465,842.64
DEERFIELD CAP CORP COM NEW STK	14,550.03	394.16
DEFAULT ISSUER SILICOM LTD COM STK ISIN#IL0008986668	8,081.78	2,520.00
DEJOUR ENTERPRISES LTD DEJOUR ENTERP	179,575.12	32,174.88
DEL MONTE FOODS CO COM	147,539.84	151,368.00
DEL MONTE FOODS CO COM	84,514.40	67,830.00
DEL MONTE FOODS CO COM	119,268.60	121,380.00
DEL MONTE FOODS CO COM	1,108.95	1,428.00
DELEK US HLDGS INC COM STK	50,283.00	19,573.00
DELHAIZE GROUP NPV	82,387.38	54,927.55
DELHAIZE GROUP NPV	150,750.28	190,464.65
DELIA*S INC NEW COM	4,037.75	3,520.00
DELL INC COM STK	207,013.72	121,763.84
DELL INC COM STK	839,336.66	472,064.00
DELL INC COM STK	621,454.45	441,344.00
DELPHI CORP COM	30.69	0.35
DELPHI FINL GROUP INC CL A	623,871.74	291,352.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DELTA AIR LINES INC DEL COM NEW COM NEW	74,598.40	107,724.00
DELTA AIR LINES INC DEL COM NEW COM NEW	1,786,897.67	2,332,511.10
DELTA EXPL INC	2,698.40	113.40
DELTA OIL & GAS INC COM NEW COM NEW	2,983.91	91.00
DELTATHREE INC	1,951.85	11.04
DELTIC TIMBER CORP COM	34,980.25	27,450.00
DELUXE CORP COM	57,874.70	56,848.00
DELUXE CORP COM	81,649.63	74,800.00
DELUXE CORP COM	32,409.08	21,465.91
DENBURY RES INC HLDG CO COM NEW	44,048.44	35,642.88
DENDREON CORP COM STK ISIN US24823Q1076	123,872.18	73,637.24
DENISON MINES CORP COM STK	174,273.64	47,004.12
DENNYS CORP COM	16,708.46	13,333.00
DENSO CORP NPV	178,103.73	132,972.97
DENTSPLY INTL INC NEW COM	112,454.84	104,488.00
DENTSPLY INTL INC NEW COM	373,148.55	296,520.00
DENTSPLY INTL INC NEW COM	143,507.78	108,441.60
DENTSPLY INTL INC NEW COM	24,375.60	21,187.96
DEPOMED INC COM	9,991.73	4,514.40
DESTINATION MATERNITY CORP COM STK	1,121.28	196.25
DESWELL INDS INC COM	4,810.44	942.02
DETOUR GOLD CORP COM STK	3,652.45	2,060.73
DEUTSCHE BANK AG NPV(REGD)	1,521,474.77	483,563.63
DEUTSCHE BANK AG NPV(REGD)	128,066.07	160,349.70
DEUTSCHE BOERSE AG NPV(REGD)	536,351.37	266,922.95
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	665,171.98	373,311.82
DEUTSCHE TELEKOM NPV(REGD)	413,483.25	354,149.98
DEVON ENERGY CORP NEW COM	334,770.54	269,853.69
DEVON ENERGY CORP NEW COM	106,566.44	92,256.84
DEVON ENERGY CORP NEW COM	523,133.05	315,408.00
DEVON ENERGY CORP NEW COM	186,677.77	257,451.78

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DEVON ENERGY CORP NEW COM	548,262.30	486,254.00
DEVON ENERGY CORP NEW COM	397,782.39	716,239.00
DEVRY INC DEL COM	108,600.43	129,287.32
DEVRY INC DEL COM	193,052.40	200,935.00
DEVRY INC DEL COM	10,408.14	10,735.67
DEXIA NPV	55,209.61	58,221.96
DFA INVT DIMENSIONS GROUP INC INFLATION-PROTECTED SECS PORTFOLIO STK	27,917.02	27,387.66
DHT MARITIME INC COM STK	45,727.70	25,484.00
DHT MARITIME INC COM STK	62,089.51	52,184.55
DIAGEO ORD GBX28.935185	1,065,047.44	750,306.30
DIAGEO PLC SPONSORED ADR NEW	272,024.55	208,519.50
DIAGEO PLC SPONSORED ADR NEW	250,249.75	220,718.60
DIAGEO PLC SPONSORED ADR NEW	401,507.06	273,259.84
DIAMANT ART CORP COM	10,039.80	400.00
DIAMOND FOODS INC COM	24,485.13	18,135.00
DIAMOND FOODS INC COM	2,584.54	2,015.00
DIAMOND I INC COM	44,946.14	1,925.00
DIAMOND MGMT & TECHNOLOGY CONSULTANTS INC COM STK	78,304.32	21,892.00
DIAMOND MGMT & TECHNOLOGY CONSULTANTS INC COM STK	25,864.79	18,122.53
DIAMOND OFFSHORE DRILLING INC COM	192,687.24	159,232.42
DIAMONDS TR UNIT SER 1	436,079.29	440,678.87
DIANA SHIPPING INC COM STK	181,451.13	99,883.19
DIC CORPORATION NPV	309,010.05	160,904.58
DIEBOLD INC COM	33,141.67	21,013.34
DIGI INTL INC COM	4,600.25	2,433.00
DILLARDS INC CL A COM	4,672.92	2,382.00
DILLARDS INC CL A COM	33,058.34	10,719.00
DIME BANCORP INC NEW LITIGATION TRACKINGWT EXP	3,135.93	399.40
DIME CMNTY BANCSHARES INC COM	24,016.00	21,280.00
DINEEQUITY INC COM STK	855,649.28	153,748.00
DIRECTV GROUP INC COM	308,607.63	309,285.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DIRECTV GROUP INC COM	68,309.73	65,293.50
DISCOVER FINL SVCS COM STK	299,445.93	174,399.00
DISCOVER FINL SVCS COM STK	124,495.55	113,140.16
DISCOVER FINL SVCS COM STK	101,821.18	111,501.00
DISCOVER FINL SVCS COM STK	25,298.57	12,599.92
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	25,873.78	18,903.60
DISCOVERY COMMUNICATIONS INC NEW COM SERC COM SER C	20,032.15	13,858.65
DISH NETWORK CORP CL A COM STK	120,976.47	48,796.00
DISH NETWORK CORP CL A COM STK	15,588.45	16,635.00
DISH NETWORK CORP CL A COM STK	12,517.28	6,088.41
DISTRIBUTED ENERGY SYS CORP COM STK	1,313.23	9.90
DITECH NETWORKS COM STK	2,269.82	245.70
DITEM EXPL INC COM	391,762.63	24,908.18
DIVINE INC CL A NEW COM STK	10,832.85	—
DIVX INC COM	5,922.37	1,673.60
DNB NOR ASA NOK10	158,971.64	136,501.91
DOGAN HOLDINGS TRY1	100,735.79	34,847.17
DOLBY LABORATORIES INC CL A COM STK	50,348.74	39,672.36
DOLBY LABORATORIES INC CL A COM STK	11,959.78	13,104.00
DOLBY LABORATORIES INC CL A COM STK	56,495.84	57,886.92
DOLLAR FINL CORP COM STK	64,059.11	27,810.00
DOLLAR TREE INC COM STK	251,854.14	275,880.00
DOLLAR TREE INC COM STK	60,659.89	65,417.00
DOLLAR TREE INC COM STK	16,199.23	16,217.41
DOMINION RES INC VA NEW COM	395,025.70	519,823.36
DOMINION RES INC VA NEW COM	267,548.66	271,272.96
DOMINION RES INC VA NEW COM	41,583.88	35,829.36
DOMINOS PIZZA INC COM	3,692.54	795.99
DOMTAR CORP COM	125,093.54	41,416.00
DOMTAR CORP COM	94,623.64	20,374.00
DOMTAR CORP COM	198,854.29	59,786.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DONALDSON INC COM	14,056.82	12,765.40
DONNELLEY R R & SONS CO COM	5,722.47	2,156.44
DONNELLEY R R & SONS CO COM	154,354.55	69,258.00
DONNELLEY R R & SONS CO COM	470,507.88	252,588.00
DOR BIOPHARMA INC COM	2,034.90	210.00
DORAL FINL CORP COM NEW STK	167.24	127.50
DOT HILL SYS CORP COM	4,893.95	960.00
DOUBLE-TAKE SOFTWARE COM	29,898.99	13,768.95
DOVER CORP COM	16,003.69	10,482.19
DOVER CORP COM	107,712.41	151,432.00
DOVER SADDLERY INC COM	1,707.95	1,340.00
DOW CHEMICAL CO COM	645,508.80	306,327.00
DOW CHEMICAL CO COM	651,143.42	345,379.92
DOW CHEMICAL CO COM	406,852.98	208,242.00
DOW CHEMICAL CO COM	470,519.72	274,242.52
DOWNEY FINL CORP COM	32,963.06	33.30
DPL CO COM	220,338.00	205,560.00
DPL CO COM	24,550.39	24,667.20
DR PEPPER SNAPPLE GROUP INC COM STK	61,515.96	47,125.00
DR PEPPER SNAPPLE GROUP INC COM STK	157,018.89	102,375.00
DRAGON CAP GROUP CORP FORMERLY DRAGON VENTURE TO 11/18/2005 COM	4,006.09	250.00
DRAGON OIL COM STK	29,731.45	25,264.80
DRAX GROUP ORD GBP0.1155172	267,785.79	217,066.21
DREAM MARKETING INC COM STK	—	0.01
DREAMWORKS ANIMATION INC CL A COM STK	181,883.06	151,812.60
DREAMWORKS ANIMATION INC CL A COM STK	26,280.68	21,193.14
DRESSER-RAND GROUP INC COM	2,060.84	1,725.00
DREW INDS INC COM NEW COM NEW	9,763.45	6,000.00
DREW INDS INC COM NEW COM NEW	5,726.49	2,400.00
DRIL-QUIP INC COM	19,601.71	6,768.30
DRYSHIPS INC COM USD0.01	473,806.40	459,926.11

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DSP GROUP INC COM	28,622.20	37,694.00
DST SYS INC COM	9,902.18	7,596.00
DSW INC CL A CL A	16,817.96	14,952.00
DTE ENERGY CO COM	148,046.86	146,247.00
DTE ENERGY CO COM	10,030.52	10,772.34
DTE ENERGY CO COM	243,606.66	203,319.00
DTS INC COM	4,670.35	3,670.00
DU PONT E I DE NEMOURS & CO COM STK	253,596.87	157,952.38
DU PONT E I DE NEMOURS & CO COM STK	845,329.57	567,124.80
DUCOMMUN INC DEL COM	55,541.90	25,050.00
DUKE ENERGY CORP NEW COM STK	408,210.05	473,325.34
DUKE ENERGY CORP NEW COM STK	274,110.75	223,649.00
DUKE ENERGY CORP NEW COM STK	337,043.55	304,524.43
DUN & BRADSTREET CORP DEL NEW COM	101,989.31	100,360.00
DUN & BRADSTREET CORP DEL NEW COM	101,843.17	109,392.40
DUPONT FABROS TECHNOLOGY INC COM STK	67,731.88	26,910.00
DURECT CORP COM	4,427.95	3,390.00
DXP ENTERPRISES INC COM NEW STK	71,035.87	39,447.00
DYADIC INTL INC DEL COM	8,923.70	225.00
DYAX CORP COM	4,046.37	3,640.00
DYCOM INDS INC COM	57,547.40	73,158.00
DYCOM INDS INC COM	83,571.79	32,058.00
DYNAMIC MATLS CORP COM	45,149.60	23,850.53
DYNASTY METALS & MNG INC COM	19,923.47	7,047.30
DYNEGY INC DEL CL A COM STK	—	2,788.00
DYNEGY INC DEL CL A COM STK	99,889.46	50,600.00
DYNEGY INC DEL CL A COM STK	269,961.13	24,980.00
DYNEGY INC DEL CL A COM STK	16,399.99	4,200.71
E DIGITAL CORP COM	22,285.36	9,643.31
E MED FUTURE INC COM	728.93	8.80
E*TRADE FIN CORP COM	157,459.72	16,100.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
E*TRADE FIN CORP COM	274,470.58	222,884.95
E.ON AG COM STK	568,672.81	581,135.41
E.ON AG COM STK	363,734.21	395,172.08
EAGLE BROADBAND INC COM NEW STK	613.78	0.03
EAGLE BULK SHIPPING INC EAGLE BULK SHIPPING COM	30,378.16	29,438.41
EAGLE MATLS INC COM	18,507.79	7,069.44
EAGLE PLAINS RES LTD COM NEW COM NEW	39,103.35	3,110.40
EARTH SCIENCES INC COM	491.44	4.40
EARTHLINK INC COM STK	215,405.84	149,396.00
EARTHLINK INC COM STK	455,316.92	384,644.00
EARTHLINK INC COM STK	9,901.35	8,774.48
EARTHSHELL CORP COM NEW STK	26.15	—
EAST WEST BANCORP INC COM	29,520.33	33,537.00
EAST WEST DISTRS INC COM STK	2,551.58	—
EASTERN AMERN NAT GAS TR SPERS RCPT REPSTG DEPOSITARY UNIT &$20	2,791.70	2,525.00
EASTMAN CHEM CO COM	6,227.65	3,171.00
EASTMAN CHEM CO COM	56,817.41	57,870.75
EASTMAN KODAK CO COM	285,736.40	43,428.00
EASTMAN KODAK CO COM	30,258.24	31,584.00
EASTMAN KODAK CO COM	142,221.24	63,168.00
EASTMAN KODAK CO COM	37,498.52	20,365.37
EATON CORP COM	249,651.62	174,830.07
EATON CORP COM	45,598.30	49,710.00
EATON CORP COM	115,666.27	118,594.54
EATON CORP COM	165,945.94	198,840.00
EATON VANCE CORP COM NON VTG	118,580.69	126,480.20
EATON VANCE CORP COM NON VTG	10,428.53	6,513.10
EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FD COM	393,054.28	235,571.13
EATON VANCE TAX-MANAGED GLOBAL BUY-WRITEOPPORTUNITIES FD COM	6,117.56	3,356.20
EAU TECHNOLOGIES INC COM STK	—	27.30
EAUTOCLAIMS COM INC COM	524.95	9.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
EBAY INC COM	384,591.26	198,608.92
EBAY INC COM	428,424.29	196,836.00
EBAY INC COM	580,697.52	372,732.00
EBIX INC FORMERLY EBIX COM INC TO 01/02/2004 COM NEW COM NEW	73,992.31	66,322.50
ECHELON CORP OC-COM STK	5,747.44	3,260.00
ECHOSTAR CORPORATION	2,136.13	892.20
ECLIPSYS CORP COM	3,908.95	2,838.00
ECOLAB INC COM	165,732.59	163,096.00
ECOLAB INC COM	66,481.10	147,630.00
ECOLAB INC COM	740,732.24	604,580.00
ECOLOCAP SOLUTIONS INC COM STK	3,158.95	1,800.00
ECOSYSTEM CORP COM STK	2,559.41	4.42
EDEN ENERGY CORP COM	2,710.52	25.92
EDISON INTL COM	16,717.28	10,473.37
EDISON INTL COM	189,263.01	256,960.00
EDP-ENERGIAS DE PORTUGAL S A	908.95	561.91
EDUCATIONAL DEV CORP COM	1,135.55	740.00
EFOTOXPRESS INC COM	36,778.20	2.26
EGAMES INC COM	3,059.90	500.00
EINSTEIN NOAH RESTAURANT GROUP INC COM STK	692.95	460.00
EINSTEIN NOAH RESTAURANT GROUP INC COM STK	33,877.80	15,525.00
EL ALACRAN GOLD MINE CORP COM STK	559.96	—
EL PASO CORP COM	36,803.58	31,308.61
EL PASO CORP COM	339,273.41	136,148.04
EL PASO ELEC CO COM NEW	60,260.20	50,652.00
EL PASO ELEC CO COM NEW	34,433.88	23,517.00
ELCOM INTL INC COM STK	663.20	0.23
ELDORADO GOLD CORP NEW COM STK	39,676.15	46,920.90
ELECTR ARTS COM	31,557.07	23,787.32
ELECTR ARTS COM	282,934.23	126,716.00
ELECTR ARTS COM	1,099,557.26	468,368.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ELI LILLY & CO COM	985,475.05	998,696.00
ELI LILLY & CO COM	273,133.55	275,241.95
ELITE PHARMACEUTICALS INC COM NEW COM	373,965.72	10,982.57
ELIXIR GAMING TECHNOLOGIES INC COM STK	84,523.68	6,792.50
ELIZABETH ARDEN INC COM	57,685.20	37,830.00
ELLIS PERRY INTL INC COM	73,648.01	18,386.00
ELPIDA MEMORY INC NPV	25,453.75	33,829.01
EMAGIN CORP COM NEW STK	14.74	5.40
EMBARQ CORP COM STK	8,879.38	9,313.64
EMBARQ CORP COM STK	126,392.00	130,247.12
EMC CORP COM	621,550.42	531,876.00
EMC CORP COM	367,481.16	248,683.44
EMCOR GROUP INC COM	200,666.11	177,197.00
EMCOR GROUP INC COM	628,172.23	536,077.00
EMCOR GROUP INC COM	329,571.37	314,020.00
EMCOR GROUP INC COM	58,436.19	54,370.32
EMCORE CORP COM	3,941.55	910.00
EMERGENCY FILTRATION PRODS INC COM	192.90	123.00
EMERGENCY MED SVCS CORP CL A COM STK	47,581.45	52,059.42
EMERGENT BIOSOLUTIONS INC COM	40,450.15	44,935.31
EMERGING HLDGS INC COM	2,534.94	0.30
EMERGING VISION INC COM	32.95	7.00
EMERSON ELECTRIC CO COM	116,372.98	101,465.09
EMERSON ELECTRIC CO COM	433,955.60	699,251.00
EMP SOLUTIONS INC	—	1.41
EMPIRE RES INC DEL COM	34,640.92	6,475.00
EMPLOYERS HLDGS INC COM	16,561.75	18,150.00
EMULEX CORP COM NEW	43,565.40	23,732.00
EMULEX CORP COM NEW	145,949.16	86,552.00
ENCANA CORP COM NPV	79,833.76	57,495.76
ENCOMPASS HLDGS INC COM STK	6,718.99	220.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ENCORE ACQSTN CO COM	107,613.12	61,248.00
ENCORE ACQSTN CO COM	124,134.00	127,600.00
ENCORE CAP GROUP INC COM	25,744.40	15,840.00
ENCORE CAP GROUP INC COM	24,841.98	12,960.00
ENCORE WIRE CORP COM	77,904.66	79,632.00
ENCORE WIRE CORP COM	4,495.53	4,284.56
ENDEAVOUR INTL CORP COM STK	44,008.95	11,000.00
ENDO PHARMACEUTICALS HLDGS INC COM	349,346.18	463,252.00
ENDO PHARMACEUTICALS HLDGS INC COM	148,722.12	196,688.00
ENDO PHARMACEUTICALS HLDGS INC COM	18,113.40	23,292.00
ENDO PHARMACEUTICALS HLDGS INC COM	17,140.64	18,892.40
ENDOLOGIX INC COM	398.80	48.00
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	124,852.80	119,067.00
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	352,150.38	283,196.28
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	237,877.32	198,445.00
ENER1 INC COM NEW STK	14,465.86	18,690.10
ENERGEN CORP COM	291,513.60	158,382.00
ENERGEN CORP COM	206,665.98	107,641.10
ENERGEN CORP COM	13,244.14	5,914.31
ENERGY CONVERSION DEVICES INC COM	78,330.08	52,814.95
ENERGY FINDERS INC COM STK	12,058.35	533.00
ENERGY INCOME & GROWTH FD COM	4,274.32	2,738.00
ENERGY PARTNERS LTD OC-COM	55,545.74	5,940.00
ENERGY PARTNERS LTD OC-COM	1,281.64	135.00
ENERGY RECOVERY INC COM	1,616.95	1,516.00
ENERGY XXI (BERMUDA) COM STK	20,384.95	4,740.00
ENERGY XXI (BERMUDA) COM STK	17,248.00	3,871.00
ENERGYCONNECT GROUP INC COM STK	1,259.95	120.00
ENERGYTEC INC FORMERLY ENERGYTEC COM IN COM	39,207.53	31.61
ENERLUME ENERGY MGMT CORP COM STK	285.40	45.50
ENERNOC INC COM	9,087.27	1,488.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ENERPLUS RES FD TR UNIT SER G NEW	130,791.07	66,826.54
ENERSYS COM	30,990.60	16,500.00
ENERSYS COM	24,152.32	8,800.00
ENGEL GENERAL DEVELOPERS CLASS’A’ ILS1	692.95	17.00
ENGLOBAL CORP COM	46,880.45	13,975.00
ENI SPA EUR1	646,955.52	553,812.59
ENI SPA EUR1	537,520.22	351,484.84
ENPRO INDS INC COM	191,102.67	124,932.00
ENPRO INDS INC COM	19,949.27	23,694.00
ENRON CORP COM	9,285.29	—
ENSCO INTL INC COM	167,095.27	99,365.00
ENSCO INTL INC COM	25,753.79	13,627.20
ENSTAR GROUP LIMITED COM	27,675.68	23,656.00
ENTEGRIS INC COM	4,289.36	2,704.65
ENTERGY CORP NEW COM	138,847.66	160,191.51
ENTERGY CORP NEW COM	3,003.86	2,078.25
ENTERGY CORP NEW COM	192,530.50	390,711.00
ENTERPRISE INNS ORD GBP0.025	75,549.73	32,974.54
ENTERPRISE OILFIELD GROUP INC COM STK	2,565.15	680.40
ENTERRA ENERGY TR TR UNIT	18,269.20	4,591.60
ENTORIAN TECHNOLOGIES INC COM STK	1,866.08	87.00
ENTRADA NETWORKS INC COM	988.20	0.01
ENTREE GOLD INC COM STK	3,209.35	3,480.00
ENTREMED INC COM	2,762.86	324.00
ENTROPIC COMMUNICATIONS INC COM STK	19,549.30	5,050.00
ENTRX CORP	1,939.90	1,100.00
ENUCLEUS INC COM PAR $.001 COM PAR $.001	306.54	8.00
ENVIRONMENTAL SOLUTIONS WORLDWIDE INC COM	43,308.35	7,155.00
ENVIT CAP GROUP INC COM STK	1,697.24	7.70
ENVOY CAP GROUP INC COM STK	11,220.61	5,520.40
EOG RESOURCES INC COM	22,324.34	19,980.92

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
EOG RESOURCES INC COM	127,054.81	163,187.58
EOG RESOURCES INC COM	226,876.84	412,796.00
EPICEPT CORP COM	6,709.95	3,200.00
EPIQ SYS INC COM	8,161.66	10,159.68
EQUIFAX INC COM	13,594.59	9,414.52
EQUIFAX INC COM	314,150.18	225,950.40
EQUIFAX INC COM	80,990.97	84,864.00
EQUINIX INC COM NEW COM NEW	122,418.51	105,316.20
EQUUS TOTAL RETURN INC	10,893.95	11,145.60
ERESEARCH TECH INC COM	380,362.18	273,679.77
ERF WIRELESS INC COM STK	14,455.80	15,707.50
ERICSSON(LM)TEL SER’B’ NPV	282,950.49	230,502.22
ERICSSON(LM)TEL SER’B’ NPV	576,129.89	463,212.79
ERSTE GROUP BANK AG NPV	904,279.98	270,698.61
E-SIM LTD SHS	2,017.45	0.40
ESO URANIUM CORP	9,492.95	364.50
ESPERANZA SILVER CORP COM	3,780.91	947.70
ESPRIT HOLDINGS HKD0.10	685,772.28	390,841.53
ESTERLINE TECHNOLOGIES CORP COM STK	36,161.41	25,916.76
ETERNAL ENERGY CORP COM STK	331.00	40.00
ETHAN ALLEN INTERIORS INC COM	2,201.95	1,092.75
ETHOS ENVIRONMENTAL INC NEW COM	89,868.98	1,917.72
ETRAVELSERVE.COM INC COM	3,846.00	0.70
EURO TECH HLDGS COM STK USD0.01	46,199.54	21,921.48
EUROBANCSHARES INC COM STK	2,203.45	563.50
EURONET WORLDWIDE INC COM	51,555.97	20,213.01
EUROPEAN AERONAUTIC DEFENCE & SPACE EUR1	252,575.09	274,914.63
EUROPEAN AERONAUTIC DEFENCE & SPACE EUR1	379,324.18	270,717.33
EVERGREEN SOLAR INC COM	328,002.83	207,669.00
EVOLUTION SOLAR CORP COM STK	11,893.52	7,200.00
EVOLVING SYS INC COM	2,453.92	800.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
EXAR CORP COM	5,504.67	6,003.00
EXCEL MARITIME CARRIERS COM STK	123,759.36	72,284.37
EXCELLON RES INC COM	48,226.07	14,180.00
EXCO RES INC COM	27,489.96	16,308.00
EXCO RES INC COM	78,879.41	84,294.24
EXELIXIS INC COM STK ISIN# US30161Q1040	72,086.98	41,876.84
EXELON CORP COM	65,262.33	50,862.52
EXELON CORP COM	459,676.05	903,662.50
EXETER RESOURCE CORP	18,047.75	34,384.35
EXIDE TECHNOLOGIES COM NEW COM NEW	133,139.75	41,262.00
EXIDE TECHNOLOGIES COM NEW COM NEW	149,048.99	217,419.00
EXIDE TECHNOLOGIES COM NEW COM NEW	509.24	529.00
EXPEDIA INC DEL COM	164,558.85	42,848.00
EXPEDIA INC DEL COM	5,381.18	2,266.00
EXPEDITORS INTL WASH INC COM	266,842.95	176,331.00
EXPEDITORS INTL WASH INC COM	899,571.09	685,362.00
EXPEDITORS INTL WASH INC COM	597,386.95	546,426.48
EXPEDITORS INTL WASH INC COM	20,487.94	16,135.95
EXPERT GROUP INC COM STK	4,404.55	70.01
EXPONENT INC COM STK	6,669.88	6,016.00
EXPRESS SCRIPTS INC COM	59,579.47	46,293.16
EXPRESS SCRIPTS INC COM	188,245.07	201,226.80
EXPRESS SCRIPTS INC COM	129,409.93	335,378.00
EXPRESSJET HLDGS INC COM NEW COM NEW	8,047.56	1,003.00
EXTERRAN HLDGS INC COM STK	6,571.70	1,725.30
EXTREME NETWORKS INC COM	958.15	468.00
EXTREME NETWORKS INC COM	3,580.72	2,440.62
EXXON MOBIL CORP COM	3,837,722.70	10,103,763.78
EXXON MOBIL CORP COM	407,393.39	626,346.18
EXXON MOBIL CORP COM	915,087.99	1,165,518.00
EXXON MOBIL CORP COM	2,091,043.71	2,144,825.74

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
EXXON MOBIL CORP COM	600,603.02	638,640.00
EYECASHNETWORKS INC COM STK	594.35	—
EYI INDS INC COM	4,623.20	60.00
EZCHIP SEMICONDUCTOR LTD	57,021.67	79,100.00
EZCORP INC CL A NON VTG	9,037.40	9,126.00
EZCORP INC CL A NON VTG	447,042.35	512,577.00
EZENIA INC COM	2,118.39	61.00
F N B CORP PA COM	53,366.01	56,760.00
F N B CORP PA COM	97,474.80	114,840.00
F P L GROUP INC COM	149,743.54	174,494.11
F P L GROUP INC COM	311,953.75	508,333.00
F P L GROUP INC COM	735,355.54	643,569.71
F P L GROUP INC COM	264,035.74	250,448.92
F5 NETWORKS INC COM STK	3,778.08	2,743.20
F5 NETWORKS INC COM STK	61,523.22	62,247.78
F5 NETWORKS INC COM STK	394,290.44	294,208.20
FACET BIOTECH CORP COM	—	3,068.80
FACTORY 2-U STORES INC COM	4,769.30	0.12
FACTSET RESH SYS INC COM STK	24,380.91	17,696.00
FAIR ISAAC CORPORATION COM	3,752.46	1,699.05
FAIR ISAAC CORPORATION COM	45,520.00	53,952.00
FAIRCHILD SEMICONDUCTOR INTL INC COM	124,409.40	49,878.00
FAIRCHILD SEMICONDUCTOR INTL INC COM	11,009.20	16,626.00
FAIRFAX FINL HLDGS LTD SUB VTG	11,037.52	12,222.99
FAIRFAX FINL HLDGS SUB-VTG COM NPV	201,905.55	221,142.16
FAIRPOINT COMMUNICATIONS INC COM	15,252.84	9,739.34
FALCON NAT GAS CORP COM STK	359.95	32.50
FALCON TECHNOLOGIES INC COM STK	312.80	1.95
FAMILY DLR STORES INC COM	18,882.22	19,346.05
FAMILY DLR STORES INC COM	190,325.80	255,486.00
FAMILY DLR STORES INC COM	105,093.00	93,852.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FAMILYMART CO NPV	269,058.53	288,990.62
FAMOUS DAVES AMER INC COM	1,424.12	290.00
FANUC LTD NPV	441,787.32	346,938.78
FAR EAST ENERGY CORP COM STK	159.88	17.50
FARO TECHNOLOGIES INC COM	135,137.31	134,880.00
FASTENAL CO COM	95,614.23	72,601.82
FASTENAL CO COM	164,146.69	111,520.00
FASTENAL CO COM	735,292.67	554,115.00
FCSTONE GROUP INC COM	2,213.29	1,794.15
FED HOME LN MTG CORP COM STK	449,887.90	225,728.25
FEDERAL AGRIC MTG CORP CL C	86,379.94	73,500.00
FEDERAL SIGNAL CORP COM	172,573.60	92,773.00
FEDERAL SIGNAL CORP COM	250,834.55	144,496.00
FEDEX CORP COM	356,505.31	499,087.00
FEDEX CORP COM	478,095.67	532,445.00
FEDEX CORP COM	670,580.75	551,297.15
FEDT INVESTORS INC CL B	64,924.55	39,008.00
FEDT INVESTORS INC CL B	10,841.92	5,376.32
FEI CO COM	1,709.75	1,131.60
FIAT SPA EUR5	215,914.64	147,927.94
FIDELITY NATIONAL FINANCIAL INC CL A	6,499.31	6,027.99
FIDELITY NATIONAL FINANCIAL INC CL A	77,588.04	165,075.00
FIDELITY NATL INFORMATION SVCS INC COM STK	106,806.49	76,469.00
FIDELITY NATL INFORMATION SVCS INC COM STK	329,810.02	245,026.20
FIDELITY NATL INFORMATION SVCS INC COM STK	1,212.09	2,411.21
FIELDPOINT PETE CORP COM	1,184.54	1,150.00
FINISAR CORP COM	15,013.11	4,446.00
FINISAR CORP COM	68,849.86	14,649.76
FINISH LINE INC CL A	54,009.78	40,880.00
FINISH LINE INC CL A	106,610.63	89,600.00
FINISH LINE INC CL A	35,180.61	24,657.85

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FINMECCANICA SPA EUR 4.40	79,002.79	44,201.92
FIRST AMERN CORP CALIF COM	55,393.19	54,891.00
FIRST AMERN CORP CALIF COM	154,166.33	193,563.00
FIRST AMERN CORP CALIF COM	13,138.62	9,143.77
FIRST CASH FINANCIAL SERVICES INC	188,044.80	360,234.00
FIRST CASH FINANCIAL SERVICES INC	20,846.94	24,778.00
FIRST FINL BANCORP OHIO COM	26,930.93	28,497.00
FIRST MARBLEHEAD CORP COM	69,753.88	28,380.00
FIRST MIDWEST BANCORP INC DEL COM	76,185.12	87,868.00
FIRST NICKEL INC COM STK	587.55	81.00
FIRST PACTRUST BANCORP INC COM	10,408.95	9,650.00
FIRST SOLAR INC COM	586,505.27	548,528.96
FIRST SOLAR INC COM	272,385.62	204,180.80
FIRST SOLAR INC COM	440,862.59	279,369.00
FIRSTENERGY CORP COM	262,344.30	367,021.90
FIRSTFED FINL CORP DEL COM	23,422.60	4,299.75
FIRSTFLIGHT INC COM	4,789.50	5.00
FIRSTGOLD CORP COM	897.90	300.00
FISERV INC COM	131,568.29	143,661.50
FISERV INC COM	19,075.02	20,876.38
FISHER COMMUNICATIONS INC COM	24,394.95	14,448.00
FISSION ENERGY CORP COM STK	—	55.31
FL TECH INC COM	4,217.93	2,118.00
FLAHERTY & CRUMRINE PFD INC FD INC COM	41,099.35	19,275.19
FLEETWOOD ENTERPRISES INC COM	4,132.49	34.80
FLETCHER BUILDING NPV	223,791.52	80,755.18
FLEXTRONICS INTL LTD COM STK	158,173.53	106,240.00
FLIGHT SAFETY TECHNOLOGIES INC NEV COM NEW	403.70	5.00
FLIR SYS INC COM	45,466.59	43,074.72
FLIR SYS INC COM	178,950.96	176,410.00
FLIR SYS INC COM	249,770.76	204,574.24

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FLOTEK INDS INC DEL COM	245.51	126.00
FLOW INTL CORP COM	6,514.06	1,694.00
FLOWERS FOODS INC COM	121,603.93	103,042.80
FLOWSERVE CORP COM	52,005.19	34,865.50
FLOWSERVE CORP COM	111,562.78	72,100.00
FLOWSERVE CORP COM	411,853.59	200,850.00
FLUOR CORP NEW COM	212,105.34	233,548.35
FLUOR CORP NEW COM	99,855.98	201,915.00
FLUOR CORP NEW COM	196,739.96	176,492.42
FLYI INC COM	12,772.92	—
FMC CORP COM (NEW)	66,914.16	62,308.89
FMC CORP COM (NEW)	855,402.17	527,814.00
FMC CORP COM (NEW)	57,472.53	84,987.00
FMC TECHNOLOGIES INC COM	75,273.87	26,141.51
FNMA COM STK	266,550.34	229,555.28
FONDIARIA-SAI DI RISP EUR1	38,613.27	40,680.92
FONDIARIA-SAI EUR1	133,290.89	53,377.92
FOOD TECHNOLOGY SVC INC COM NEW NEW COM STK USD0.01	276.61	71.25
FOOT LOCKER INC COM	70,983.90	66,060.00
FOOT LOCKER INC COM	7,918.95	7,340.00
FOOTHILLS RES INC COM	127,334.34	610.82
FORCE PROTN INC COM NEW	54,582.38	65,738.14
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	777,627.90	136,227.52
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	1,649,586.78	1,349,128.09
FOREST CY ENTERPRISES INC CL A	9,925.60	3,350.00
FOREST LABORATORIES INC	310,525.47	244,512.00
FOREST LABORATORIES INC	282,705.10	191,025.00
FOREST LABORATORIES INC	19,938.67	18,160.11
FOREST OIL CORP COM PAR $0.01 COM PAR $0.01	82,362.35	57,715.00
FORGENT NETWORKS INC COM	4,724.10	1,125.00
FORMFACTOR INC COM STK	6,160.58	5,372.80

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FORTIS BK BELGIUM UNIT(FORTIS SA / NV NPV/0.42)	13,179.32	13,375.87
FORTRESS FINL GROUP INC WYO COM STK	9,032.53	6,467.83
FORTRESS INVT GROUP LLC DEL CL A CL A	42,382.05	1,619.82
FORTUNA MINES INC FORMERLY FORTUNA VENT	215,363.24	48,436.51
FORTUNE BRANDS INC COM STK	49,960.77	26,856.85
FORTUNE BRANDS INC COM STK	269,234.54	189,888.00
FORTUNE BRANDS INC COM STK	148,855.80	152,736.00
FORUM URANIUM CORP COM STK	3,389.50	324.00
FOSSIL INC COM	3,513.68	3,340.00
FOSTER L B CO CL A	1,237.30	1,032.24
FOUNDATION COAL HLDGS INC COM STK	15,445.30	9,815.02
FOUNTAIN PWR BOAT INDS INC COM NEW COM NEW	1,094.20	82.50
FOX PETE INC COM NEW STK	13,771.60	629.95
FRANCE TELECOM EUR4	370,169.17	402,308.26
FRANKLIN BK CORP COM	21,178.66	24.30
FREDERICKS ENTMT INC NEV COM NEW COM NEW	1,509.95	0.75
FREDS INC CL A	8,172.49	7,263.00
FREDS INC CL A	50,594.88	60,256.00
FREEPORT-MCMORAN COPPER & GOLD INC	326,313.18	228,245.16
FREEPORT-MCMORAN COPPER & GOLD INC	1,334,041.34	741,980.97
FREEWEST RES CDA INC COM	4,775.54	2,754.00
FREIGHTCAR AMER INC COM	11,225.25	4,240.52
FREIGHTCAR AMER INC COM	17,882.50	18,270.00
FREMONT GEN CORP COM	175.27	13.95
FRESENIUS KABI PHARMACEUTICALS HLDG INC RT RIGHT	1,349.91	105.00
FRESENIUS MED CARE AG & CO.KGAA	27,482.45	25,005.40
FRESH DEL MONTE PRODUCE INC COM STK	273,819.28	199,538.00
FRESH DEL MONTE PRODUCE INC COM STK	122,415.15	123,310.00
FRIENDLY ENERGY EXPL COM STK	145.65	0.74
FRKLN MNG INC COM	3,930.34	36.30
FRKLN RES INC COM	130,716.87	97,455.84

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FRKLN RES INC COM	234,712.00	248,742.00
FRKLN RES INC COM	52,862.88	31,983.88
FRONTEER DEV GROUP INC COM	805,648.97	200,165.00
FRONTIER AIRLS HLDGS INC COM STK	2,263.09	919.80
FRONTIER COMMUNICATIONS CORP COM	108,794.39	68,172.00
FRONTIER COMMUNICATIONS CORP COM	271,852.58	221,996.00
FRONTIER COMMUNICATIONS CORP COM	177,958.52	135,334.08
FRONTIER OIL CORP COM	71,027.07	46,797.24
FRONTLINE LTD COM	618,015.10	460,027.86
FRONTLINE LTD COM	88,816.21	82,908.00
FRONTLINE LTD COM USD2.50	96,830.48	93,114.92
FTI CONSULTING INC COM	110,437.18	94,185.44
FTI CONSULTING INC COM	118,553.12	124,657.20
FTI CONSULTING INC COM	16,596.76	10,321.08
FTI CONSULTING INC COM	209,427.52	132,699.60
FUEL SYS SOLUTIONS INC COM STK	158,954.77	137,264.40
FUEL SYS SOLUTIONS INC COM STK	39,165.19	28,796.04
FUELCELL ENERGY INC COM	20,586.07	12,028.00
FUJI HEAVY INDS NPV	93,686.12	44,820.74
FUJIFILM HOLDINGS CORP NPV	111,933.50	60,231.66
FUJITSU Y50	447,471.28	317,076.67
FULL METAL MINERALS LTD COM	641.87	39.29
FULLER H B CO COM	81,027.36	57,996.00
FULLER H B CO COM	22,597.60	16,110.00
FULTON FINL CORP PA COM	87,088.60	68,302.00
FUNDTECH LTD FUNDTECH LTD COMMON STOCK	5,858.53	3,143.82
FURMANITE CORP COM STK	4,782.78	2,156.00
FURNITURE BRANDS INTL INC COM	69,696.62	11,492.00
FWD INDS INC N Y COM NEW	2,413.95	2,230.00
GAFISA SA COM NPV	591,258.09	200,623.50
GALAXY ENERGY CORP FORMERLY GALAXY INVT COM STK	1,009.95	20.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GALLAGHER ARTHUR J & CO COM	257,014.47	240,963.00
GALLAGHER ARTHUR J & CO COM	5,215.39	4,884.09
GAMESA CORP TECNO EUR0.17	1,240,741.87	634,433.40
GAMESTOP CORP NEW CL A	227,107.30	86,640.00
GAMESTOP CORP NEW CL A	178,273.47	129,526.80
GAMESTOP CORP NEW CL A	67,114.82	52,460.52
GAMEZNFLIX INC COM NEW STK	1,152.84	0.01
GAMMON GOLD INC COM STK	65,348.20	50,324.00
GANNETT INC COM	18,248.11	4,310.18
GANNETT INC COM	303,655.96	164,000.00
GANNETT INC COM	237,152.07	44,800.00
GANNETT INC COM	78,261.96	72,800.00
GAP INC COM	144,981.35	155,484.68
GAP INC COM	41,883.34	30,672.54
GARDNER DENVER INC COM	5,928.52	4,668.00
GARDNER DENVER INC COM	101,341.52	65,352.00
GARDNER DENVER INC COM	63,373.13	58,350.00
GARDNER DENVER INC COM	355,886.50	198,390.00
GARMIN LTD COM STK	538,312.76	304,803.00
GARMIN LTD COM STK	712,322.48	338,618.88
GARTNER INC COM	112,019.81	104,483.80
GARTNER INC COM	4,862.59	3,298.55
GASCO ENERGY INC COM	4,809.36	936.00
GASCO ENERGY INC COM	33,912.82	3,393.00
GATE TO WIRE SOLUTIONS INC COM	11,796.84	5.70
GATX CORP COM	13,810.60	9,291.00
GBS GOLD COMMON STOCK	1,695.95	28.70
GDF SUEZ EUR1	863,974.11	878,314.58
GDR CNINSURE INC SPONSORED ADR	7,139.89	2,637.00
GDR IRSA INVERSIONES Y REPRESENTACIONES S A	5,323.46	1,298.70
GDR TRINA SOLAR LTD SPONSORED ADR	10,301.31	4,431.33

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GELSTAT CORP COM STK	1,143.95	117.00
GEMINI EXPLORATIONS INC COM PAR $0.001 COM PAR $0.001	999.95	13.20
GEN COMMUNICATION INC CL A	2,157.74	1,820.25
GEN MARITIME CORPORATION	102,496.07	90,655.20
GENAERA CORP COM NEW STK	769.95	28.22
GENCO RES LTD COM STK	18,162.95	4,187.70
GENCO SHIPPING & TRADING LTD COM STK	81,554.98	51,430.53
GENCO SHIPPING & TRADING LTD COM STK	85,268.72	88,504.00
GENCO SHIPPING & TRADING LTD COM STK	17,646.85	19,240.00
GENCO SHIPPING & TRADING LTD COM STK	655,106.05	308,580.00
GENCORP INC COM	12,127.22	5,152.00
GENENTECH INC COM STK	258,404.01	223,027.90
GENENTECH INC COM STK	1,006,292.80	1,353,505.75
GENENTECH INC COM STK	207,758.15	216,395.10
GENERAL CABLE CORP DEL NEW COM	178,859.44	83,143.00
GENERAL CABLE CORP DEL NEW COM	61,605.92	60,888.98
GENERAL DYNAMICS CORP COM	326,591.89	558,623.00
GENERAL DYNAMICS CORP COM	828,662.88	857,284.74
GENERAL DYNAMICS CORP COM	91,330.67	75,189.62
GENERAL ELECTRIC CO	5,110,869.26	3,756,814.33
GENERAL ELECTRIC CO	1,075,028.12	602,640.00
GENERAL ELECTRIC CO	732,236.20	393,660.00
GENERAL ELECTRIC CO	5,377,659.28	4,234,680.00
GENERAL ELECTRIC CO	530,967.28	294,840.00
GENERAL ELECTRIC CO	501,177.89	268,920.00
GENERAL MILLS INC COM	329,474.60	504,225.00
GENERAL MILLS INC COM	258,820.61	246,189.62
GENERAL MOTORS CORP COMMON STOCK	501,007.89	391,750.70
GENERAL MOTORS CORP COMMON STOCK	517,853.55	48,320.00
GENERAL STL HLDGS INC COM	6,057.50	5,516.00
GENEREX BIOTECHNOLOGY CORP DEL COM	307,471.53	59,024.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GENESCO INC COM	107,736.30	79,524.00
GENESEE & WYO INC CL A CL A	106,540.20	109,800.00
GENESEE & WYO INC CL A CL A	337,724.05	341,600.00
GENESEE & WYO INC CL A CL A	102,515.44	86,925.00
GENESEE & WYO INC CL A CL A	68,122.41	64,690.50
GENITOPE CORP COM	771.32	22.50
GENOMED INC COM	2,514.56	132.00
GEN-PROBE INC NEW COM	40,361.75	27,417.60
GEN-PROBE INC NEW COM	160,935.63	127,234.80
GENTA INC COM PAR $0.001 COM PAR $0.001	3,531.66	28.35
GENTEX CORP COM	1,306.87	883.00
GENTEX CORP COM	899,737.11	392,935.00
GENTIVA HLTH SVCS INC COM	132,155.03	140,448.00
GENTIVA HLTH SVCS INC COM	26,878.95	29,260.00
GENUINE PARTS CO COM	116,369.40	152,386.50
GENUINE PARTS CO COM	46,930.66	50,191.65
GENVEC INC COM	6,446.90	860.00
GENWORTH FINL INC COM CL A COM CL A	32,176.06	27,755.61
GENWORTH FINL INC COM CL A COM CL A	355,301.20	30,281.00
GENWORTH FINL INC COM CL A COM CL A	1,724,173.85	383,182.00
GENWORTH FINL INC COM CL A COM CL A	330,420.30	36,690.95
GENWORTH FINL INC COM CL A COM CL A	62,400.00	9,056.00
GENZYME CORP COM	373,550.76	355,079.50
GENZYME CORP COM	39,455.72	34,446.03
GENZYME CORP COM	911,968.19	975,639.00
GENZYME CORP COM	379,226.85	438,042.00
GEO GROUP INC COM STK	28,587.68	70,317.00
GEOEYE INC COM STK	14,388.73	10,095.75
GEOLOGIX EXPLORATIONS INC COM STK	400.95	372.60
GEORGIA GULF CORP COM PAR $0.01	4,115.94	1,605.00
GEOVAX LABS INC COM STK	16,765.02	5,775.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GEOVIC MNG CORP COM	283,038.27	42,094.49
GEOVIC MNG CORP WT EXP 11/3/2011	6,541.45	48.60
GERON CORP COM	38,762.85	42,917.30
GEVITY HR INC COM STK	437.76	77.01
GFI GROUP INC COM STK	95,939.18	27,966.00
GFI GROUP INC COM STK	6,297.09	1,822.14
GIBRALTAR INDS INC COM	11,053.45	7,164.00
GIBRALTAR INDS INC COM	159,059.10	93,132.00
GIGAMEDIA LIMITED SHS	227,449.34	72,942.28
GIGOPTIX INC COM STK	—	124.00
GILEAD SCI INC COM	204,997.50	218,828.06
GILEAD SCI INC COM	418,698.89	736,927.40
GILEAD SCI INC COM	493,778.46	1,171,106.00
GILEAD SCI INC COM	695,202.97	878,482.92
GILEAD SCI INC COM	285,068.86	309,908.40
GIVAUDAN AG CHF10	819,807.72	682,752.38
GKN ORD GBP0.50	51,502.30	57,362.01
GLACIER BANCORP INC NEW COM	21.72	27.56
GLADSTONE CAP CORP COM	305,531.41	154,888.95
GLADSTONE INVT CORP COM STK	94,405.90	85,925.00
GLATFELTER	48,996.70	28,830.00
GLAXOSMITHKLINE ORD GBP0.25	1,575,752.18	1,193,875.80
GLAXOSMITHKLINE ORD GBP0.25	383,152.10	277,461.72
GLAXOSMITHKLINE ORD GBP0.25	958,893.13	688,852.64
GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES INC COM STK	5,315.45	3,780.00
GLOBAL AIRCRAFT SOLUTIONS INC COM	6,212.95	60.00
GLOBAL BEVERAGE SOLUTIONS INC COM STK	45,135.25	329.23
GLOBAL CASH ACCESS HLDGS INC COM	2,126.95	2,220.00
GLOBAL CASH ACCESS HLDGS INC COM	21,324.58	8,214.00
GLOBAL CLEAN ENERGY HLDGS INC COM STK	107,402.97	18,750.00
GLOBAL CROSSING LTD COM USD0.01	24,565.00	26,996.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GLOBAL DEV & ENVIRONMENTAL RES INC COM	5,000.45	0.11
GLOBAL ENERGY HLDGS GROUP INC COM	67,216.31	1,467.72
GLOBAL GEN TECHNOLOGIES INC COM	13,743.35	1,370.00
GLOBAL INDS LTD COM	16,110.23	2,327.83
GLOBAL MARINE LTD COM	15,818.31	—
GLOBAL RES CORP COM NEW STK	24,042.61	10,165.00
GLOBAL RLTY DEV CORP COM	1,313.25	1.50
GLOBAL ROAMING DISTR INC COM STK	3,508.95	30.00
GLOBAL SOURCES LTD	75,627.68	13,788.50
GLOBAL TRAFFIC NETWORK INC COM	953.95	584.00
GLOBAL WTR TECHNOLOGIES INC COM NEW	489.90	80.00
GLOBALSTAR TELECOMMUNICATIONS LTD COM ISIN # BMG3983OH104	32,113.30	—
GLOBECOMM SYS INC COM	4,980.90	5,490.00
GMX RES INC COM STK	4,641.99	2,532.00
GOLAR LNG LIMITED	9,115.22	3,380.00
GOLD PORT RES LTD COM	22,377.90	2,128.00
GOLD RESOURCE CORP COM	194,952.31	189,000.00
GOLDCORP INC NEW COM	654,428.01	753,346.29
GOLDEN APPLE OIL & GAS INC COM	1,482.95	0.10
GOLDEN EAGLE INTL INC COM	294.02	15.66
GOLDEN SPIRIT GAMING LTD COM COM	82.95	—
GOLDEN STAR RES LTD CDA COM	21,487.34	25,100.00
GOLDMAN SACHS GROUP INC COM	1,015,096.93	837,670.67
GOLDMAN SACHS GROUP INC COM	498,478.95	336,631.71
GOLDMAN SACHS GROUP INC COM	97,814.36	50,634.00
GOLDMAN SACHS GROUP INC COM	995,418.90	582,881.73
GOLDMAN SACHS GROUP INC COM	1,059,175.96	928,290.00
GOLDMAN SACHS GROUP INC COM	1,824,114.49	1,314,289.86
GOLDSPRING INC COM STK	89,191.76	57,621.54
GOODRICH CORPORATION	104,290.92	118,464.00
GOODRICH CORPORATION	71,789.85	48,680.26

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GOODYEAR TIRE & RUBBER CO COM	22,030.92	8,029.65
GOODYEAR TIRE & RUBBER CO COM	168,894.36	35,820.00
GOODYEAR TIRE & RUBBER CO COM	323,675.10	75,222.00
GOOGLE INC CL A CL A	2,473,743.52	1,845,900.00
GOOGLE INC CL A CL A	754,442.10	443,016.00
GOOGLE INC CL A CL A	1,020,860.80	653,756.25
GOOGLE INC CL A CL A	1,002,026.05	618,376.50
GOOGLE INC CL A CL A	351,697.23	299,651.10
GOOGLE INC CL A CL A	1,200,780.74	716,824.50
GOOGLE INC CL A CL A	2,624,092.61	2,000,955.60
GPO MODELO SAB DE SER’C’NPV	261,839.41	178,243.13
GPS INDS INC COM STK	49,699.12	7,541.41
GRACE W R & CO DEL NEW COM STK	1,398.95	1,194.00
GRACO INC COM	967,240.11	590,877.00
GRACO INC COM	63,607.60	83,055.00
GRACO INC COM	19,746.83	11,646.04
GRAFTECH INTL LTD COM	5,852.09	2,745.60
GRAFTECH INTL LTD COM	97,238.75	114,816.00
GRAFTECH INTL LTD COM	182,772.65	104,000.00
GRAHAM CORP COM STK	38,822.45	10,820.00
GRAHAM CORP COM STK	139,385.66	50,661.93
GRAINGER W W INC COM	17,924.09	17,265.96
GRAINGER W W INC COM	55,138.21	126,144.00
GRAINGER W W INC COM	113,728.38	140,098.68
GRAN TIERRA ENERGY INC COM	20,695.14	16,492.00
GRANITE CONST INC COM	13,828.50	13,179.00
GRANITE CONST INC COM	204,488.59	158,148.00
GRANITE CONST INC COM	48,501.28	49,992.34
GRAPHICS TECHNOLOGIES INC COM	4,311.15	0.10
GRAY PUBG & MEDIA INC DEL COM	0.50	0.50
GRAY T.V INC COM CL B	1,460.45	60.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GRAYSTONE PK ENTERPRISES INC COM	217.48	0.50
GREAT ATLANTIC & PAC TEA INC COM STK	43,820.01	24,453.00
GREAT BASIN GOLD LTD COM STK	26,138.89	14,336.00
GREAT LAKES DREDGE & DOCK CORP NEW COM	6,387.46	2,697.50
GREAT NORTHN IRON ORE PPTYS CTFS BEN INT	4,757.26	3,055.84
GREAT PANTHER RES LTD COM STK	11,808.66	2,895.75
GREAT PLAINS ENERGY INC COM	61,374.88	54,061.04
GREATER CHINA FD INC COM	6,602.35	3,286.40
GREEN BANKSHARES INC COM NEW	56,376.54	38,263.09
GREEN BANKSHARES INC COM NEW	23,129.88	16,398.43
GREEN EARTH TECHNOLOGIES INC COM STK	28,891.55	24,000.00
GREEN MTN COFFEE ROASTERS	157,818.28	163,701.00
GREEN MTN DEV CORP COM STK	85,140.40	462.70
GREENBRIER COS INC COM STK	2,584.73	705.75
GREENBRIER COS INC COM STK	14,016.64	15,114.00
GREENHILL & CO INC COM	133,225.08	222,566.30
GREENHILL & CO INC COM	72,092.76	76,188.84
GREENS WORLDWIDE INC COM NEW	2,312.95	0.10
GREENSHIFT CORP NEW COM STK	4,374.37	13.20
GREENSTONE HLDGS INC COM NEW STK	9,584.95	20.00
GREIF INC	19,211.40	15,187.97
GREIF INC.	32,659.12	16,715.00
GRIFCO INC COM	348.49	1.50
GROEN BROS AVIATION INC COM	594.30	28.38
GROUP 1 AUTOMOTIVE INC COM	2,037.45	538.50
GROUP 1 AUTOMOTIVE INC COM	658,776.27	224,554.50
GROUP 1 AUTOMOTIVE INC COM	63,708.12	29,079.00
GROUPE CGI INC CL A SUB VTG	11,736.24	8,330.40
GSE SYS INC COM STK	15,513.02	17,405.00
GSI GROUP INC	4,598.29	286.10
GT SOLAR INTL INC COM	15,016.69	6,358.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GTX CORP COM STK	18,632.50	4,721.50
GTX INC DEL COM	16,367.90	16,840.00
GUARANTY BANCORP DEL COM STK	8,409.95	3,000.00
GUARDIAN TECHNOLOGIES INTL INC COM PAR $0.005	9,882.95	420.00
GUESS INC COM	6,320.50	7,675.00
GUESS INC COM	92,632.77	97,088.75
GUESS INC COM	116,267.39	120,589.60
GUESS INC COM	323,070.69	177,139.00
GUESS INC COM	437,823.57	183,432.50
GULF ETHANOL CORP COM STK	8,214.31	105.00
GULF IS FABRICATION INC COM	47,340.10	23,056.00
GULF RES INC COM NEW STK	3,009.95	300.00
GULFMARK OFFSHORE INC COM	5,724.34	2,854.80
GULFPORT ENERGY CORP COM NEW COM NEW	53,590.26	14,765.10
GYMBOREE CORP COM	596,967.94	442,225.50
GYMBOREE CORP COM	84,586.16	89,749.60
H & E EQUIP SVCS INC COM	34,518.10	19,275.00
H QUOTIENT INC COM STK	72.95	—
HACKETT GROUP INC COM STK	1,463.95	1,460.00
HAIN CELESTIAL GROUP INC COM	15,491.72	10,499.50
HALLIBURTON CO COM	373,024.37	403,596.00
HALLIBURTON CO COM	510,400.63	291,799.96
HA-LO INDS INC COM DELAWARE COMMON STOCK	4,129.14	—
HANCOCK HLDG CO COM	22,690.43	22,823.83
HANCOCK HLDG CO COM	143,754.25	131,834.00
HANDLEMAN CO COM	4,272.46	160.00
HANESBRANDS INC COM STK	5,309.11	3,302.25
HANFENG EVERGREEN INC COM	10,840.92	5,928.65
HANGER ORTHOPEDIC GROUP INC COM NEW	702.02	1,001.19
HANGER ORTHOPEDIC GROUP INC COM NEW	36,226.61	33,373.00
HANOVER INS GROUP INC COM	181,542.47	180,474.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HANOVER INS GROUP INC COM	152,298.82	154,692.00
HANOVER INS GROUP INC COM	2,612.95	2,148.50
HANSEN MED INC COM STK	510,895.85	153,367.24
HANSEN NAT CORP COM	91,442.44	104,982.43
HANSEN NAT CORP COM	59,218.90	87,178.00
HARBIN ELEC INC COM STK	4,303.16	1,598.00
HARDINGE INC COM	8,518.00	2,025.00
HARLEY DAVIDSON INC COM	233,748.45	100,123.00
HARLEY DAVIDSON INC COM	216,779.30	76,297.68
HARMAN INTL INDS INC NEW COM STK USD0.01	160,767.82	25,095.00
HARMAN INTL INDS INC NEW COM STK USD0.01	33,496.30	16,730.00
HARMAN INTL INDS INC NEW COM STK USD0.01	140,762.40	148,897.00
HARMAN INTL INDS INC NEW COM STK USD0.01	25,775.40	31,787.00
HARMONIC INC COM	3,471.95	2,805.00
HARRIS & HARRIS GROUP INC COM	847.23	296.25
HARRIS CORP COM	43,762.18	31,024.22
HARRIS CORP COM	154,509.16	125,565.00
HARRY WINSTON DIAMOND CORP COM STK	13,827.99	11,865.15
HARSCO CORP COM	130,664.18	127,604.80
HARSCO CORP COM	39,662.40	22,144.00
HARTE-HANKS INC COM (NEW)	13,664.16	16,848.00
HARTFORD FINL SVCS GROUP INC COM	353,332.27	123,150.00
HARTFORD FINL SVCS GROUP INC COM	955,617.05	284,066.00
HARTFORD FINL SVCS GROUP INC COM	39,916.03	55,089.10
HARVEST ENERGY TR TR UNIT	251,980.22	112,343.70
HARVEST NAT RES INC COM	2,687.29	1,509.30
HASBRO INC COM	16,809.01	14,439.15
HASBRO INC COM	52,913.57	90,427.00
HASBRO INC COM	30,388.29	32,087.00
HASBRO INC COM	34,401.64	41,421.40
HASTINGS ENTMT INC COM	1,321.02	259.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HATHOR EXPL LTD COM	32,688.90	46,982.00
HATTERAS FINL CORP COM STK	161,353.79	196,840.00
HAVERTY FURNITURE COS INC COM STK	9,212.08	7,464.00
HAWAIIAN HLDGS INC COM	41,037.90	63,800.00
HAWAIIAN HLDGS INC COM	163,116.30	120,582.00
HAWTHORN BANCSHARES INC COM STK	2,093.94	1,364.15
HAYNES INTL INC COM NEW COM NEW	8,348.92	2,462.00
HBOS PLC ORD 25P	1,678,005.36	208,542.28
HBOS PLC ORD 25P	1,326,707.96	87,712.87
HCC INS HLDGS INC COM	505,381.23	468,125.00
HCC INS HLDGS INC COM	7,882.12	6,687.50
HEADWATERS INC COM	46,269.50	33,750.00
HEADWATERS INC COM	31,784.72	17,455.50
HEALTH NET INC COM	169,508.75	71,874.00
HEALTH NET INC COM	325,632.90	118,701.00
HEALTHCARE SVCS GROUP INC COM	246,489.46	231,746.80
HEALTHSPRING INC COM STK	676,391.86	740,287.90
HEALTHSPRING INC COM STK	486,917.97	479,280.00
HEALTHSPRING INC COM STK	43,080.52	55,916.00
HEALTHTRONICS INC COM STK	17,995.92	14,656.50
HEAR ATLAST HLDGS INC COM STK	138,367.25	10,143.90
HEARST-ARGYLE TELEVISION INC COM	29,880.48	8,484.00
HEARST-ARGYLE TELEVISION INC COM	4,918.95	6,060.00
HEARTLAND PMT SYS INC COM STK	5,058.06	3,197.76
HEARTLAND PMT SYS INC COM STK	1,063,275.97	733,250.00
HEARTLAND PMT SYS INC COM STK	96,993.10	52,500.00
HECKMANN CORP COM STK	10,133.71	8,757.50
HECLA MNG CO COM	34,379.96	16,240.00
HECLA MNG CO COM	442,003.84	179,830.00
HEELYS INC COM	10,747.47	3,318.74
HEIDRICK & STRUGGLES INTL INC COM ISIN #954228191023	14,872.58	9,716.11

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HEIDRICK & STRUGGLES INTL INC COM ISIN #954228191023	52,581.00	36,618.00
HEILIG MEYERS CO COM	2,310.00	—
HEINEKEN NV EUR1.60	1,367,307.38	790,824.72
HEINEKEN NV EUR1.60	1,565,938.14	874,296.95
HEINZ H J CO COM	323,603.26	276,047.06
HEINZ H J CO COM	236,373.56	293,280.00
HELEN TROY LTD COM STK	415,596.97	425,320.00
HELEN TROY LTD COM STK	89,243.00	86,800.00
HELIX ENERGY SOLUTIONS GROUP INC COM STK	15,380.91	2,751.20
HELIX ENERGY SOLUTIONS GROUP INC COM STK	29,927.07	19,548.00
HELMERICH & PAYNE INC COM	217,902.23	68,477.50
HELMERICH & PAYNE INC COM	13,703.37	7,518.81
HENNES & MAURITZ SER’B’NPV	144,979.32	147,265.22
HENRY JACK & ASSOC INC COM	10,500.83	8,734.50
HEPALIFE TECHNOLOGIES INC COM	1,113.43	160.00
HERBALIFE LTD COM STK	22,998.03	11,273.60
HERCULES OFFSHORE INC COM STK	133,614.96	54,677.25
HERITAGE WORLDWIDE INC COM	596.86	8.50
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	36,822.01	32,600.95
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	189,377.49	166,752.00
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	99,737.93	145,908.00
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	198,325.62	180,648.00
HERTZ GLOBAL HLDGS INC COM	2,249.35	633.75
HESKA CORP COM	2,168.05	250.10
HESS CORP COM STK	128,582.80	99,349.97
HESS CORP COM STK	618,953.51	644,913.72
HESS CORP COM STK	202,352.24	380,844.00
HESS CORP COM STK	174,389.66	207,318.60
HESS CORP COM STK	554,167.16	301,188.60
HEWITT ASSOCS INC CL A COM	312,867.75	280,962.00
HEWITT ASSOCS INC CL A COM	621,837.46	510,840.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HEWLETT PACKARD CO COM	1,378,909.89	1,107,607.09
HEWLETT PACKARD CO COM	893,085.89	831,041.00
HEWLETT PACKARD CO COM	1,255,797.90	2,210,823.09
HEWLETT PACKARD CO COM	543,408.06	979,793.71
HEWLETT PACKARD CO COM	130,236.21	123,494.87
HEWLETT PACKARD CO COM	723,469.02	559,591.80
HEWLETT PACKARD CO COM	444,804.40	386,664.22
HEXCEL CORP NEW COM	33,355.29	17,551.25
HFF INC CL A CL A	754.44	245.00
HICKS ACQUISITION CO I INC UNIT 1 COM & 1 WT EXP	4,988.70	4,460.00
HIENERGY TECHNOLOGIES INC COM	26,581.54	9.92
HIGH VELOCITY ALTERNATIVE ENERGY CORP COM PAR $.001 COM STK	2,425.65	24.00
HIGHLANDS ACQUISITION CORP COM STK	2,708.95	2,766.00
HILL ROM HLDGS INC COM STK	15,331.34	6,178.84
HILL ROM HLDGS INC COM STK	28,594.80	21,398.00
HILL ROM HLDGS INC COM STK	97,289.81	92,176.00
HILLENBRAND INC COM STK	19,760.87	15,661.25
HINO MOTORS Y50	203,983.57	76,293.44
HIROSE ELECTRIC NPV	266,919.74	228,858.25
HISPANIC T V NETWORK INC COM	1,082.47	—
HITACHI CABLE NPV	127,573.51	48,538.33
HITACHI NPV	422,933.33	220,739.11
HITTITE MICROWAVE CORP COM STK	7,494.99	5,008.20
HKN INC COM STK	11,736.60	3,115.53
HLS SYSTEMS INTL LTD	2,294.08	840.00
HLTH CORP COM STK	750.78	794.96
HLTH MGMT ASSOC INC NEW CL A COM	102,092.21	8,771.00
HMS HLDGS CORP COM	5,611.16	6,304.00
HNI CORP COM	51,498.18	33,264.00
HOKU SCIENTIFIC INC COM STK	8,459.73	3,471.00
HOLLIS-EDEN PHARMACEUTICALS INC COM	6,753.25	1,428.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HOLLY CORP COM PAR $0.01	730,890.07	300,795.00
HOLLY CORP COM PAR $0.01	27,414.81	15,004.69
HOLOGIC INC COM	84,183.91	37,903.00
HOME DEPOT INC COM	604,750.63	441,984.00
HOME DEPOT INC COM	379,271.47	300,509.82
HOME DEPOT INC COM	237,957.93	181,858.00
HOME DEPOT INC COM	939,788.49	968,612.54
HOME FED BANCORP INC MD COM STK	22,229.47	21,667.84
HOME RETAIL GROUP ORD GBP0.10	174,247.93	116,935.56
HOME SOLUTIONS AMER INC COM STK	1,408.62	112.00
HOMELAND SAFETY INTL INC COM STK	3,344.23	—
HON HAI PRECISION TWD10	857,252.77	421,766.10
HONDA MOTOR CO NPV	601,604.92	346,927.74
HONDA MOTOR CO NPV	330,387.82	306,978.49
HONEYWELL INTL INC COM STK	155,178.17	119,948.80
HONEYWELL INTL INC COM STK	493,469.00	592,975.46
HONEYWELL INTL INC COM STK	898,658.17	686,147.00
HONG KONG ELECTRIC HOLDINGS HKD1	282,354.57	305,895.33
HOOKER FURNITURE CORP COM	12,253.00	4,596.00
HOOPER HOLMES INC COM	715.36	250.00
HORIZON LINES INC COM CL A COM STK	28,936.99	8,027.00
HORIZON LINES INC COM CL A COM STK	10,883.43	2,911.26
HORMEL FOODS CORP COM	104,768.65	83,916.00
HORMEL FOODS CORP COM	4,144.71	3,159.44
HORNBECK OFFSHORE SVCS INC NEW COM	9,291.58	3,431.40
HORNE INTL INC COM STK	2,185.44	48.00
HORSEHEAD HLDG CORP COM STK	1,048.15	940.00
HOSPIRA INC COM	22,028.59	16,092.00
HOSPIRA INC COM	81,949.06	105,939.00
HOT TOPIC INC COM	36,630.00	55,620.00
HOUSTON WIRE & CABLE CO COM STK	15,445.28	14,896.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HOVNANIAN ENTERPRISES INC CL A	80,337.08	18,920.00
HOVNANIAN ENTERPRISES INC CL A	16,205.12	12,194.80
HOYA CORP NPV	761,295.43	472,584.67
HSBC HLDGS ORD USD0.50(UK REG)	—	—
HSBC HLDGS ORD USD0.50(UK REG)	404,439.44	286,641.23
HSBC HLDGS ORD USD0.50(UK REG)	389,206.56	245,181.24
HSBC HLDGS ORD USD0.50(UK REG)	660,778.22	478,750.63
HSN INC DEL COM	2,784.88	6,848.34
HUDBAY MINERALS INC COM STK	3,109.81	367.99
HUDSON CITY BANCORP INC COM STK	182,802.61	207,480.00
HUDSON CITY BANCORP INC COM STK	21,389.90	19,152.00
HUMAN BIOSYSTEMS COM	3,490.70	26.04
HUMAN GENOME SCIENCES INC COM	6,011.37	1,267.76
HUMANA INC COM	116,310.17	160,304.00
HUMANA INC COM	41,889.44	39,330.40
HUMATECH INC COM	1,052.45	14.00
HUMITECH INTL GROUP INC NEW COM	764.83	—
HUNT GOLD CORP COM STK	0.07	—
HUNT J B TRANS SVCS INC COM	124,483.08	97,172.73
HUNTINGTON BANCSHARES INC COM	201,349.02	70,203.90
HUNTINGTON BANCSHARES INC COM	137,562.73	152,434.00
HUNTINGTON BANCSHARES INC COM	170,491.48	102,644.00
HUNTINGTON BANCSHARES INC COM	155,574.10	164,690.00
HUNTINGTON BANCSHARES INC COM	7,158.75	7,660.00
HUNTSMAN CORP COM STK	90,505.03	89,491.60
HURCO CO COM	6,088.01	1,836.00
HURON CONSULTING GROUP INC COM STK	9,076.50	8,017.80
HURON CONSULTING GROUP INC COM STK	220,570.26	195,863.40
HURON CONSULTING GROUP INC COM STK	89,017.87	92,261.97
HUTCHINSON TECH INC COM	30,322.02	6,612.00
HYBRID FUELS INC COM STK	4,508.95	1,000.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
HYBRID TECHNOLOGIES INC COM NEW STK	6,385.22	347.10
HYDROGEN HYBRID CORP COM STK	—	113.40
HYDROGEN HYBRID TECHNOLOGIES INC COM STK	17,272.10	314.98
HYDROGENICS CORP COM	8,051.00	4,879.00
HYFLUX LTD SHS	7,743.24	5,590.80
HYPERCOM CORP COM	5,009.95	1,080.00
HYPERDYNAMICS CORP COM	59,595.95	12,037.50
HYPERTENSION DIAGNOSTICS INC COM	7,529.90	1,250.00
HYSAN DEVELOPMENT HKD5	153,981.71	85,618.44
HYTHIAM INC COM	22,274.11	1,365.00
I2 TECHNOLOGIES INC COM NEW	36,371.73	37,701.00
I2 TECHNOLOGIES INC COM NEW	67.22	38.34
IAC / INTERACTIVECORP COM PAR $.001 STK	12,728.11	3,256.11
IAMGOLD CORP COM STK	2,919.79	3,055.00
IBIZ TECH CORP COM NEW	4,825.81	—
ICAD INC COM STK	6,608.95	5,650.00
ICF INTL INC COM STK	24,899.90	29,140.02
ICF INTL INC COM STK	40,872.40	49,140.00
ICL-ISRAEL CHEM ILS1	208,128.31	120,602.59
ICO GLOBAL COMMUNICATIONS HLDGS LTD DEL CL A CL A	7.95	2.26
ICO INC NEW COM	5,460.04	2,180.40
ICU MED INC COM	1,081.12	1,093.62
ICU MED INC COM	35,252.91	36,454.00
IDA INDPT BK COEUR DALENE COM	23,899.75	8,803.20
IDCENTRIX INC COM STK	23,958.95	4,200.00
IDEARC INC COM STK	486,438.33	38,950.73
IDENIX PHARMACEUTICALS INC COM	895.24	868.50
IDEX CORP COM	114,039.03	119,784.00
IDEXX LABS INC	3,465.05	2,345.20
IDGLOBAL CORP COM PAR $0.001 STK	7,509.04	156.74
IDT CORP CL B	1,218.50	41.40

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
IELEMENT CORP COM NEW STK	13,664.95	9.75
I-FLOW CORP COM NEW	6,522.85	2,400.00
IGO INC COM STK	4,396.01	665.00
IHS INC COM CL A COM CL A	146,586.39	107,582.50
IKARMA INC COM	1,537.95	5.00
I-LEVEL MEDIA GROUP INC COM	9,921.18	26.31
ILL TOOL WKS INC COM	272,232.08	199,785.00
ILL TOOL WKS INC COM	253,255.74	343,490.00
ILL TOOL WKS INC COM	67,628.46	48,841.05
ILLUMINA INC COM	51,672.73	32,588.55
IMAGING DIAGNOSTIC SYS INC COM	6,997.77	2,100.00
IMAGINON INC COM NEW	8,031.64	0.15
I-MANY INC COM	9,428.40	6,600.00
IMATION CORP COM	45,786.30	28,497.00
IMAX CORP COM	70,758.46	68,015.00
IMERGENT INC COM STK	1,311.85	221.23
IMMERSION CORP COM	33,142.99	20,055.45
IMMTECH PHARMACEUTICALS INC	8,758.45	150.00
IMMUCOR INC COM STK	70,353.49	73,440.54
IMMUCOR INC COM STK	9,612.36	8,372.70
IMMUNICON CORP DEL COM	409.08	60.00
IMMUNOMEDICS INC COM	6,000.62	3,400.00
IMPATH LIQ TR LIQ TR INT CL A	2,900.06	23.00
IMPAX LABORATORIES INC COM	7,887.83	—
IMPERIAL CR INDS INC COM	3,502.00	10.00
IMPERIAL INDS INC COM NEW	2,933.31	45.50
IMPERIAL OIL LTD COM NEW	16,515.10	10,116.00
IMPERIAL SUGAR CO NEW COM NEW COM NEW	2,893.35	2,868.00
IMPLANT SCIENCES CORP COM STK	8,427.37	380.00
IMS HLTH INC COM STK	76,425.81	69,736.00
INCYTE CORP COM	3,719.23	1,516.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
IND & COM BK CHINA ‘H’CNY1	251,952.76	264,271.89
INDEPENDENT BK CORP MASS COM	35,294.64	31,392.00
INDIGO-ENERGY INC COM	827,159.18	244,284.00
INDL ALLIANCE INS COM NPV	141,474.41	77,416.77
INDL BANK OF KOREA KRW5000	151,234.74	57,512.44
INDPT BK CORP MICH COM	11,344.50	1,944.00
INDUSTRIAL & COMMERCIAL BK OF CHINA ‘H’CNY1	8,562.90	7,369.60
INDYMAC BANCORP INC COM	17,365.35	596.96
INERGY L P UNIT LTD PARTNERSHIP INT UNITLTD PARTNERSHIP INT	35,607.45	18,568.57
INFINEON TECHNOLOG ORD NPV (REGD)	42,497.01	60,717.38
INFINERA CORP COM STK USD0.001	24,546.20	22,453.76
INFINITY PPTY & CAS CORP COM	10,575.95	14,019.00
INFOCUS CORP COM	656.26	197.25
INFOGROUP INC COM	10,027.38	9,048.66
INFORMATICA CORP COM	1,658.95	1,373.00
INFOSONICS CORP COM	4,988.38	125.00
INFOSPACE INC COM NEW	29,117.40	29,445.00
INFOSPACE INC COM NEW	56,863.57	36,240.00
ING GROEP NV CVA EUR0.24	976,672.27	230,272.90
ING GROEP NV CVA EUR0.24	404,633.95	408,296.26
INGEN TECHNOLOGIES INC COM NO PAR NEW COM NO PAR NEW	309.95	—
INGERSOLL-RAND CO CL A COM STK	184,772.81	138,210.10
INGERSOLL-RAND CO CL A COM STK	242,576.58	260,250.00
INGERSOLL-RAND CO CL A COM STK	167,090.94	83,636.18
INGRAM MICRO INC CL A	475,938.54	330,063.50
INGRAM MICRO INC CL A	162,046.57	127,205.00
INGRAM MICRO INC CL A	78,533.32	65,611.00
INGRAM MICRO INC CL A	9,982.64	7,230.60
INLAND REAL ESTATE CORP COM NEW STK	18,580.50	21,097.25
INNERGEX PWR INCOME FD	4,996.63	2,980.96
INNODATA ISOGEN INC COM NEW	67,792.16	58,952.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
INNOFONE COM INC COM PAR $.001 COM PAR $.001	7,979.85	7.50
INNOPHOS HLDGS INC COM STK	100,000.30	122,822.00
INNOPHOS HLDGS INC COM STK	33,174.60	19,810.00
INNOPHOS HLDGS INC COM STK	39,232.85	45,563.00
INNOSPEC INC COM STK	11,948.18	4,178.48
INNOSPEC INC COM STK	28,661.60	9,424.00
INNOVATIVE SOLUTIONS & SUPPORT INC COM ISIN US45769N1054	11,717.30	2,073.75
INNOVEX INC COM	7,185.19	63.00
INPEX CORPORATION NPV	831,038.12	654,495.31
INROB TECH LTD COM	263.98	0.40
INSIGHT ENTERPRISES INC COM	157,027.12	46,230.00
INSIGHT ENTERPRISES INC COM	379,606.42	114,885.00
INSIGHT ENTERPRISES INC COM	29,040.05	11,385.00
INSITE VISION INC COM	154,576.65	19,005.28
INSITUFORM TECHNOLOGIES INC CL A COM	3,417.90	3,938.00
INSMED INC COM NEW	4,303.55	2,103.75
INSPIRATION MNG CORP COM	19,165.44	2,308.50
INSTEEL INDS INC COM	2,128.95	2,258.00
INSTEEL INDS INC COM	28,031.46	21,451.00
INSULET CORP COM STK	3,378.95	1,544.00
INTEGRA BK CORP COM	2,869.96	274.00
INTEGRA LIFESCIENCES HLDG CORP COM DESP	4,883.95	3,557.00
INTEGRA LIFESCIENCES HLDG CORP COM DESP	108,252.16	117,914.55
INTEGRAL TECHNOLOGIES INC COM	14,128.68	1,260.00
INTEGRATED DEVICE TECHNOLOGY INC COM	318,695.79	113,883.00
INTEGRATED DEVICE TECHNOLOGY INC COM	237,191.91	108,906.93
INTEGRATED DEVICE TECHNOLOGY INC COM	18,387.46	15,708.00
INTEGRATED SILICON SOLUTION INC COM	10,139.18	1,630.00
INTEGRYS ENERGY GROUP INC COM STK	5,342.46	4,604.40
INTEGRYS ENERGY GROUP INC COM STK	90,705.43	78,438.50
INTEL CORP COM	1,926,479.29	2,028,944.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
INTEL CORP COM	162,519.88	155,322.70
INTEL CORP COM	414,203.51	284,404.00
INTEL CORP COM	504,215.04	381,819.70
INTEL CORP COM	982,333.59	609,416.20
INTEL CORP COM	1,020,169.87	970,882.48
INTER PARFUMS INC COM	22,758.84	14,976.00
INTER PARFUMS INC COM	11,008.95	7,680.00
INTERACTIVE BROKERS GROUP INC CL COM	2,624.97	1,610.10
INTERACTIVE DATA CORP COM	1,164.08	986.40
INTERACTIVE DATA CORP COM	276,460.03	248,572.80
INTERACTIVE INTELLIGENCE INC COM STOCK	1,459.73	480.75
INTER-CITIC MINERALS INC FORMERLY INTER COM STK	3,992.44	641.52
INTERCONTINENTALEXCHANGE INC COM	42,542.97	42,539.04
INTERCONTINENTALEXCHANGE INC COM	50,123.40	82,440.00
INTERCONTINENTALEXCHANGE INC COM	260,417.73	140,148.00
INTERCONTINENTALEXCHANGE INC COM	1,688,699.16	1,449,954.72
INTERCONTINENTALEXCHANGE INC COM	509,465.18	659,520.00
INTERDIGITAL INC PA COM	35,930.19	31,212.50
INTEREP NATL RADIO SALES INC CL A	800.95	0.12
INTERMAP TECHNOLOGIES CORP CL A NEW COM STK	12,498.25	3,868.00
INTERMEC INC COM	1,453.36	796.80
INTERMUNE INC COM	2,698.38	1,587.00
INTERNAP DELAWARE INC COM PAR $.001 COM STK	2,330.14	392.50
INTERNATIONAL BARYTEX RES LTD COM	9,370.33	324.00
INTERNATIONAL BUSINESS MACHS CORP COM	356,132.29	308,976.52
INTERNATIONAL BUSINESS MACHS CORP COM	384,320.14	295,401.60
INTERNATIONAL BUSINESS MACHS CORP COM	1,204,079.42	925,760.00
INTERNATIONAL BUSINESS MACHS CORP COM	1,852,189.58	2,810,944.00
INTERNATIONAL COAL GROUP INC NEW COM	3,827.20	2,530.00
INTERNATIONAL ENERGY INC COM STK	1,019.95	170.00
INTERNATIONAL FIBERCOM INC COM	25,090.21	0.40

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
INTERNATIONAL FIGHT LEAGUE INC COM STK	2,759.18	12.24
INTERNATIONAL GOLD RES INC COM	45,070.78	13,463.25
INTERNATIONAL PWR GROUP LTD COM	26,247.67	1,672.68
INTERNATIONAL SPEEDWAY CORP CL A	3,892.21	2,873.00
INTERNATIONAL SPEEDWAY CORP CL A	39,546.09	25,857.00
INTERNET CAP GROUP INC COM NEW	803.85	545.00
INTEROIL CORP COM	24,284.89	10,312.50
INTERPHARM HLDGS INC COM STOCK	11,741.49	40.00
INTERPUBLIC GROUP COMPANIES INC COM	2,008.95	1,980.00
INTERPUBLIC GROUP COMPANIES INC COM	157,815.20	57,816.00
INTERPUBLIC GROUP COMPANIES INC COM	190,494.58	46,779.48
INTERSECTIONS INC COM	12,159.23	6,323.20
INTERSTATE BAKERIES CORP DEL COM NEW	1,764.71	12.00
INTERVAL LEISURE GROUP INC COM STK	541,302.58	430,661.00
INTERVAL LEISURE GROUP INC COM STK	2,038.10	447.37
INTERWORLD CORP COM NEW	454.95	—
INTERWOVEN INC COM NEW	245,129.20	226,800.00
INTESA SANPAOLO EUR0.52	396,412.32	401,753.98
INTESA SANPAOLO EUR0.52	485,195.04	245,101.67
INTEVAC INC COM	72,942.76	20,787.00
INTEVAC INC COM	6,997.84	2,210.52
INTL AUTOMATED SYS INC COM	12,713.55	4,650.00
INTL BANCSHARES CORP COM	59,069.76	50,252.90
INTL BANCSHARES CORP COM	123,203.80	115,699.00
INTL ENEXCO LTD COM	13,050.57	1,093.50
INTL FLAVORS & FRAGRANCES INC COM	75,059.52	53,496.00
INTL FLAVORS & FRAGRANCES INC COM	73,327.78	59,440.00
INTL FLAVORS & FRAGRANCES INC COM	312.14	222.01
INTL GAME TECH COM	58,588.59	20,928.60
INTL GAME TECH COM	138,241.67	86,797.00
INTL PAPER CO COM	365,412.63	125,339.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
INTL PAPER CO COM	339,155.57	132,160.00
INTL PAPER CO COM	33,803.59	21,240.00
INTL ROYALTY CORP COM NPV	4,382.98	1,020.00
INTL SPEEDWAY CORP CL B	1,439.95	861.00
INTRAOP MED CORP COM STK	7,305.40	2,900.00
INTREPID POTASH INC COM	179,239.06	118,596.70
INTRICON CORP COM	4,275.95	1,080.00
INTST HOTELS & RESORTS INC COM	62.68	4.14
INTUIT COM	12,817.09	10,586.55
INTUIT COM	194,947.96	190,320.00
INTUITIVE SURGICAL INC COM NEW STK	264,299.58	114,291.00
INTUITIVE SURGICAL INC COM NEW STK	234,879.20	253,980.00
INTUITIVE SURGICAL INC COM NEW STK	175,892.68	160,007.40
INTUITIVE SURGICAL INC COM NEW STK	112,546.30	125,720.10
INTUITIVE SURGICAL INC COM NEW STK	308,355.55	176,389.11
INVACARE CORP COM	92,795.00	77,600.00
INVACARE CORP COM	113,641.65	69,840.00
INVENTIV HEALTH INC COM STK	12,113.29	5,054.52
INVERNESS MED INNOVATIONS INC COM	70,473.30	30,634.20
INVESCO LTD COM STK USD0.10	54,734.59	29,024.40
INVESCO LTD COM STK USD0.10	236,870.52	138,624.00
INVESCO LTD COM STK USD0.10	2,605.70	1,444.00
INVESTOR AB SER’B’NPV	357,240.38	238,558.41
INVT TECH GROUP INC NEW COM	14,273.31	7,270.40
INVT TECH GROUP INC NEW COM	221,171.54	124,960.00
INVT TECH GROUP INC NEW COM	757,180.33	446,448.00
INX INC COM	10,037.72	4,252.70
ION GEOPHYSICAL CORP COM STK	15,122.44	14,063.00
ION GEOPHYSICAL CORP COM STK	19,389.24	7,717.50
IOWA TELECOMMUNICATION SVCS INC COM STK	178,875.76	147,084.00
IPC HLDGS LTD COM STK USD0.01	262,242.83	275,080.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
IPC HLDGS LTD COM STK USD0.01	49,172.50	50,830.00
IPG PHOTONICS CORP COM	30,383.80	22,814.58
IPIX CORP COM	1,203.06	0.61
IROBOT CORP COM	97,597.28	48,942.60
IRON MTN INC COM STK	13,185.99	10,114.57
IRON MTN INC COM STK	134,755.13	167,990.89
IRVINE SENSORS CORP COM PAR $ COM PAR $	8,211.95	160.00
ISILON SYS INC COM	1,726.95	658.00
ISIS PHARMACEUTICALS COM	11,742.17	14,180.00
ISIS PHARMACEUTICALS COM	170,228.29	152,505.90
ISOLAGEN INC COM	777.05	190.00
ISUZU MOTORS NPV	112,965.37	88,505.24
ISUZU MOTORS NPV	88,647.90	62,327.63
ISYS MED INC COM STK	2,543.42	5.50
IT CAPITAL LIMITED ORD F	20,755.10	1,730.63
ITC HLDGS CORP COM STK	111,507.21	88,539.36
ITC HLDGS CORP COM STK	229,175.78	224,515.20
ITEX CORP COM PAR $0.01 COM PAR $0.01	203,550.23	37,800.00
ITONIS INC COM STK	2,729.95	4.80
ITRON INC COM STK NPV	853.38	637.40
ITRON INC COM STK NPV	85,177.53	124,930.40
ITT CORP INC COM	109,114.38	206,955.00
ITT CORP INC COM	14,992.89	11,497.50
ITT EDL SVCS INC COM	18,848.95	18,996.00
ITURAN LOCATION & CONTROL ILS0.333	7,363.53	7,148.50
ITV ORD GBP0.10	—	—
IVANHOE ENERGY INC COM NPV	24,049.05	18,188.80
IVANHOE MINES LTD COM	4,332.08	1,439.10
IXIA COM	8,918.95	5,780.00
IXIA COM	38,173.61	22,542.00
IXYS CORP DEL COM	12,152.40	15,694.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
J & J SNACK FOODS CORP COM STK NPV	25,680.00	35,880.00
J CREW GROUP INC COM	8,088.65	2,196.00
J2 GLOBAL COMMUNICATONS INC COM NEW	1,148,189.92	793,584.00
JABIL CIRCUIT INC COM	252,541.83	146,475.00
JABIL CIRCUIT INC COM	152,266.33	35,100.00
JABIL CIRCUIT INC COM	373,062.62	326,700.00
JABIL CIRCUIT INC COM	216,555.75	111,375.00
JABIL CIRCUIT INC COM	41,781.92	45,900.00
JABIL CIRCUIT INC COM	44,451.81	32,556.98
JACK IN THE BOX INC COM	5,316.92	4,859.80
JACK IN THE BOX INC COM	42,637.67	37,553.00
JACK IN THE BOX INC COM	366,760.68	430,755.00
JACKSON HEWITT TAX SVC INC COM	3,874.08	4,889.32
JACOBS ENGR GROUP INC COM	256,345.41	149,110.00
JACOBS ENGR GROUP INC COM	60,682.75	52,525.20
JAGUAR MNG INC COM STK	3,528.05	1,364.74
JAKKS PAC INC COM	2,142.52	1,753.55
JAKKS PAC INC COM	73,205.16	57,764.00
JAMBA INC COM STK	3,459.25	335.40
JAMES RIV COAL CO COM NEW STK	8,399.10	8,554.14
JANUS CAP GROUP INC COM	51,417.42	59,422.00
JANUS CAP GROUP INC COM	95,229.00	32,120.00
JANUS CAP GROUP INC COM	12,773.00	11,643.50
JARDEN CORP COM	70,613.60	39,100.00
JARDEN CORP COM	142,378.76	67,850.00
JARDEN CORP COM	2,689.00	1,150.00
JAVELIN PHARMACEUTICALS INC COM STK	192,958.35	94,787.50
JAYHAWK ENERGY INC COM STK	3,295.29	231.00
JC DECAUX SA NPV	396,122.31	229,732.71
JDA SOFTWARE GROUP INC COM	13,108.23	13,130.00
JDA SOFTWARE GROUP INC COM	213,047.35	137,865.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
JDA SOFTWARE GROUP INC COM	31,084.00	24,947.00
JDA SOFTWARE GROUP INC COM	691,196.86	478,588.50
JDA SOFTWARE GROUP INC COM	136,972.24	82,719.00
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	2,066,552.54	20,210.05
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	13,763.84	15,330.00
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	74,182.72	23,790.70
JEFFERIES GROUP INC NEW COM	1,783.95	1,406.00
JEFFERIES GROUP INC NEW COM	310,456.23	261,516.00
JEFFERSON BANCSHARES INC TENN COM STK	6,779.95	4,200.00
JETBLUE AWYS CORP COM	104,770.31	128,076.90
JFE HOLDINGS INC NPV	580,981.13	265,311.64
JINPAN INTERNATIONAL	19,083.97	9,431.50
JINSHAN GOLD MINES INC COM	1,335.67	142.56
JMAR TECHNOLOGIES INC COM	438.55	465.40
JNR RES INC COM	209,034.84	34,624.73
JO-ANN STORES INC COM STK	5,521.95	3,098.00
JO-ANN STORES INC COM STK	21,505.12	24,784.00
JO-ANN STORES INC COM STK	112,225.80	125,469.00
JOES JEANS INC COM STK	9,752.57	1,303.92
JOHN BEAN TECHNOLOGIES CORP COM STK	1,492.19	2,278.56
JOHNSON & JOHNSON COM	265,747.64	268,277.72
JOHNSON & JOHNSON COM	280,228.33	285,748.08
JOHNSON & JOHNSON COM	181,293.99	167,524.00
JOHNSON & JOHNSON COM	2,362,907.78	4,138,800.08
JOHNSON & JOHNSON COM	315,818.82	287,184.00
JOHNSON & JOHNSON COM	1,832,952.38	1,734,606.74
JOHNSON CTL INC COM	181,083.80	268,768.00
JOHNSON CTL INC COM	160,845.83	107,834.08
JOHNSON CTL INC COM	8,306.19	6,020.46
JONES APPAREL GROUP INC COM	63,207.77	12,892.00
JONES LANG LASALLE INC COM STK	25,887.90	16,620.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
JONES LANG LASALLE INC COM STK	5,362.84	2,535.85
JONES SODA CO COM	93,767.72	3,792.00
JOURNAL COMMUNICATIONS INC COM	28,859.25	8,575.00
JOURNAL REGISTER CO COM	3,646.81	1.75
JOY GLOBAL INC COM	96,123.67	58,383.19
JPMORGAN CHASE & CO COM	2,904,174.90	2,929,893.72
JPMORGAN CHASE & CO COM	602,560.40	482,409.00
JPMORGAN CHASE & CO COM	260,010.06	204,945.00
JPMORGAN CHASE & CO COM	416,217.38	347,145.30
JPMORGAN CHASE & CO COM	239,227.20	188,549.40
JPMORGAN CHASE & CO COM	290,047.90	262,392.66
JPMORGAN CHASE & CO COM	652,762.10	505,343.48
JULIUS BAER HLDG CHF0.05 (REGD)	651,338.05	397,677.70
JULIUS BAER HLDG CHF0.05 (REGD)	690,557.14	445,006.87
JUNIPER NETWORKS INC COM	33,329.29	19,961.40
JUNIPER NETWORKS INC COM	253,780.36	170,372.30
JUNIPER NETWORKS INC COM	240,449.97	229,381.00
JUPITER TELECOMMUNICATIONS COM STK	1,602.06	2,075.85
K.V PHARMACEUTICAL CL A	17,752.32	10,368.00
KADANT INC COM	23,731.00	13,480.00
KADANT INC COM	16,035.73	8,155.40
KAL ENERGY INC COM	5,537.44	72.00
KAMINAK GOLD CORP CL A COM STK	7,020.45	972.00
KANDI TECHNOLOGIES CORP COM	4,389.95	940.80
KAO CORP NPV	774,808.69	837,065.64
KAPSTONE PAPER & PACKAGING CORP KAPSTONEPAPER AND PACKAGING CORP COMMON STOCK	9,894.79	3,094.00
KAYDON CORP COM	5,596.48	3,435.00
KAYNE ANDERSON MLP INVT CO COM	17,739.53	14,507.00
KB FINANCIAL GROUP KRW5000	181,012.35	53,511.17
KB HOME COM	37,309.84	28,317.41
KB HOME COM	38,150.52	25,142.52

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
KBC ANCORA NPV (POST SPLIT)	54,217.01	48,552.89
KBC GROUP SA NPV	54,453.48	54,922.13
KBR INC COM	408,937.63	197,600.00
KBR INC COM	591,909.88	582,002.85
KDDI CORP NPV	61,609.39	70,049.64
KELLOGG CO COM	220,486.42	276,255.00
KELLOGG CO COM	79,641.61	83,008.05
KELLOGG CO COM	33,995.58	30,347.49
KELLY SERVICES INC CL A COM	68,613.17	35,127.00
KENDLE INTL INC COM	12,468.95	12,860.00
KENNAMETAL INC CAP	551,756.80	368,354.00
KENSEY NASH CORP COM	37,877.40	21,351.00
KERAVISION INC COM	3,965.55	0.80
KEY ENERGY SVCS INC	246,178.80	61,740.00
KEYCORP NEW COM	246,556.58	103,944.00
KEYCORP NEW COM	461,398.66	318,648.00
KEYCORP NEW COM	799,522.83	399,588.00
KEYCORP NEW COM	2,987.39	1,244.52
KEYNOTE SYS INC COM ISIN US4933081006	5,893.66	3,276.75
KFORCE INC	26,335.25	19,200.00
KHAN RES INC	4,339.46	704.80
KHD HUMBOLDT WEDAG INTL LTD COM	131,263.75	82,780.87
KIMBALL INTL INC CL B	31,011.13	19,803.00
KIMBER RES INC COM	18,646.51	8,000.00
KIMBERLY-CLARK CORP COM	406,553.89	546,175.44
KIMBERLY-CLARK CORP COM	71,854.24	69,618.43
KIMBERLY-CLARK CORP COM	451,264.60	363,906.00
KINDER MORGAN MGMT LLC SHS COM STK	63,736.82	52,235.71
KINDRED HEALTHCARE INC COM STK	102,129.24	46,872.00
KINDRED HEALTHCARE INC COM STK	8,756.93	3,736.74
KINETIC CONCEPTS INC COM NEW COM NEW	30,804.34	17,070.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
KINETIC CONCEPTS INC COM NEW COM NEW	176,296.77	109,326.00
KING PHARMACEUTICALS INC COM	469,690.04	333,468.00
KING PHARMACEUTICALS INC COM	139,637.26	65,482.92
KING PHARMACEUTICALS INC COM	493,426.42	535,311.72
KING PHARMACEUTICALS INC COM	122,672.16	124,254.00
KING PHARMACEUTICALS INC COM	372,514.08	273,996.00
KING PHARMACEUTICALS INC COM	126,030.98	134,343.00
KINGBOARD CHEMICAL HKD0.10	50,456.15	60,082.32
KINROSS GOLD CORP COM NPV NEW	229,350.85	246,938.52
KIRBY CORP COM	8,317.41	3,994.56
KIRBY CORP COM	331,802.28	291,384.00
KIVALLIQ ENERGY CORP COM STK	373.00	579.15
KKR FINL HLDGS LLC COM STK	2,244.91	181.70
KLA-TENCOR CORP	177,093.79	91,518.00
KLONDEX MINES LTD COM	2,118.40	631.80
KLONDIKE GOLD CORP COM	927.00	154.28
KLONDIKE STAR MINERAL CORP COM	9,214.95	208.00
KNIGHT CAP GROUP INC COM	31,678.57	33,818.10
KNIGHT CAP GROUP INC COM	69,496.65	72,675.00
KNIGHT CAP GROUP INC COM	244,781.86	295,545.00
KNIGHT CAP GROUP INC COM	88,777.50	92,055.00
KNIGHT CAP GROUP INC COM	113,101.40	131,784.00
KNIGHT TRANSN INC COM	18,109.17	16,120.00
KNIGHTSBRIDGE TANK LTD COM	20,811.52	15,065.25
KNIGHTSBRIDGE TANK LTD COM	43,872.75	24,905.00
KNOLL INC COM NEW COM	153,116.00	91,102.00
KNOT INC COM STK	9,122.21	3,161.60
KODIAK ENERGY INC COM COM	11,553.92	2,422.20
KODIAK OIL & GAS CORP COM	13,855.63	930.00
KOHLS CORP COM	56,079.30	45,250.00
KOHLS CORP COM	297,931.86	235,662.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
KOHLS CORP COM	288,081.19	285,871.40
KOHLS CORP COM	305,920.10	271,500.00
KOLA MNG CORP COM STK	9,821.70	244.50
KOMERCNI BANKA CZK500	215,158.56	195,465.05
KONICA MINOLTA HLD NPV	81,883.51	78,996.14
KONINKLIJKE AHOLD EUR 0.3	287,638.88	244,395.22
KONINKLIJKE AHOLD EUR 0.3	454,976.80	397,346.90
KONINKLIJKE DSM NV EUR1.5	375,249.12	170,998.01
KOPPERS HLDGS INC COM	10,883.95	10,810.00
KOREA FD INC COM NEW COM NEW	16,709.92	2,788.02
KORN / FERRY INTL COM NEW	247,498.20	163,877.00
KORN / FERRY INTL COM NEW	31,379.39	18,740.22
KRAFT FOODS INC CL A CL A	603,003.00	980,642.55
KRAFT FOODS INC CL A CL A	284,701.94	253,211.42
KRATOS DEFENSE & SEC SOLUTIONS COM STK	72,822.51	49,364.00
KRISPY KREME DOUGHNUTS INC COM STK	24,187.32	10,137.12
KRISPY KREME DOUGHNUTS INC COM STK	10,888.75	5,208.00
KROGER CO COM	272,445.31	430,483.00
KROGER CO COM	528,556.10	527,407.70
KROGER CO COM	177,735.02	176,154.70
KROGER CO COM	76,198.36	73,948.00
KROGER CO COM	65,148.16	66,157.05
KROGER CO COM	44,532.93	43,334.85
KRONOS ADVANCED TECHNOLOGIES INC COM	382.45	0.35
KS CY SOUTHN	30,508.85	15,240.00
KS CY SOUTHN	44,596.80	17,145.00
K-SWISS INC CL A	5,129.45	2,038.10
KULICKE & SOFFA INDS INC COM	28,282.63	7,140.00
KYOWA HAKKO KIRIN CO LTD NPV	176,028.37	194,715.94
L INTL COMPUTERS INC COM	1,697.44	1.00
L-1 IDENTITY SOLUTIONS INC COM	23,522.53	15,704.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
L-3 COMMUNICATIONS HLDG CORP COM	51,507.50	39,508.01
L-3 COMMUNICATIONS HLDG CORP COM	228,420.72	221,340.00
LA JOLLA PHARMACEUTICAL CO COM NEW	1,256.88	127.60
LA Z BOY INC COM	14.48	2.16
LA Z BOY INC COM	6,558.00	2,170.00
LABOPHARM INC COM NPV	1,184.97	910.00
LABORATORY CORP AMER HLDGS COM NEW COM NEW	135,453.25	180,348.00
LABORATORY CORP AMER HLDGS COM NEW COM NEW	32,754.54	30,272.70
LABRANCHE & CO INC COM ISIN US554471025	25,769.25	18,681.00
LABRANCHE & CO INC COM ISIN US554471025	202,399.48	134,120.00
LACLEDE GROUP INC COM	88,317.50	103,048.00
LACLEDE GROUP INC COM	—	—
LACROSSE FOOTWEAR INC COM	4,109.73	2,920.32
LADBROKES ORD GBP0.28333	470,545.55	157,012.87
LADISH INC COM NEW	130,389.41	124,650.00
LADISH INC COM NEW	4,179.45	1,385.00
LAGARDERE SCA EUR6.10(REGD)	501,258.26	257,993.27
LAM RESH CORP COM	2,142.84	1,170.40
LAM RESH CORP COM	81,832.64	75,607.84
LAM RESH CORP COM	321,708.66	312,816.00
LAM RESH CORP COM	421,860.56	252,168.00
LAM RESH CORP COM	272,839.93	199,393.60
LAMAR ADVERTISING CO CL A COM	230,965.77	202,216.00
LAMAR ADVERTISING CO CL A COM	2,898.46	552.64
LAMPERD LETHAL INC COM	3,296.44	165.00
LANCASTER COLONY CORP COM	26,698.00	24,010.00
LANDAMERICA FINL GROUP INC COM	4,745.42	27.03
LANDAUER INC COM	6,202.95	6,820.86
LANDEC CORP COM	22,331.97	13,489.00
LANDSTAR SYS INC COM	19,888.96	15,372.00
LANDSTAR SYS INC COM	187,462.18	137,425.68

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LARAMIDE RES LTD COM STK	656,560.50	81,934.45
LAS VEGAS SANDS CORP COM STK	56,830.63	50,464.30
LAS VEGAS SANDS CORP COM STK	805,781.42	373,690.81
LAS VEGAS SANDS CORP COM STK	923,806.44	272,264.09
LAS VEGAS SANDS CORP COM STK	209,136.99	199,390.32
LASERCARD CORP COM	1,426.96	273.00
LATTICE INC COM STK	20,934.90	13.00
LAUDER ESTEE COS INC CL A	105,520.81	89,784.00
LAW ENFORCEMENT ASSOCS CORP COM	8,690.55	110.40
LAWSON INC NPV	187,473.72	217,562.05
LAWSON SOFTWARE INC NEW COM STK	9,997.83	7,105.26
LAYNE CHRISTENSEN CO COM	5,401.08	2,401.00
LCA-VISION INC COM PAR $.001	47,283.08	15,565.24
LEADING BRANDS INC COM STK	5,502.47	196.00
LEAPFROG ENTERPRISES INC CL A	3,976.48	1,050.00
LEAPFROG ENTERPRISES INC CL A	18,480.00	8,400.00
LEAR CORP COM STK PAR $0.01	391,325.26	18,471.00
LEAR CORP COM STK PAR $0.01	11,316.15	4,847.58
LEARNING TREE INTL INC COM	41,024.22	17,040.00
LEATT CORP COM	2,039.80	373.31
LECG CORP COM	20,441.76	16,104.00
LEE ENTERPRISES INC COM	15,565.11	471.66
LEGACY WINE & SPIRITS INTL LTD COM	—	5.74
LEGG MASON INC COM	51,757.36	51,185.73
LEGG MASON INC COM	398,802.90	74,494.00
LEGG MASON INC COM	318,355.76	100,786.00
LEGGETT & PLATT INC COM	85,490.61	59,241.00
LEGRAND SA EUR4	535,310.32	350,975.72
LEHMAN BROS HLDGS INC COM	147,188.39	1,071.70
LENDER PROCESSING SVCS INC COM STK	890.37	2,179.30
LENNAR CORP CL A CL A	191,739.42	30,345.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LENNAR CORP CL A CL A	4,147.49	2,488.79
LENNOX INTL INC COM	127,683.66	125,931.00
LERNOUT & HAUSPIE SPEECH PRODS NV COM STK	9,889.57	—
LEUCADIA NATL CORP COM	65,857.55	34,770.88
LEUCADIA NATL CORP COM	190,738.84	85,140.00
LEVEL 3 COMMUNICATIONS INC COM STK	582,198.77	222,254.90
LEXMARK INTL INC NEW CL A	117,567.11	51,110.00
LEXMARK INTL INC NEW CL A	371,614.91	285,140.00
LEXMARK INTL INC NEW CL A	161,999.52	126,430.00
LEXMARK INTL INC NEW CL A	2,795.14	2,017.50
LG DISPLAY	7,765.23	2,790.36
LHC GROUP INC COM	47,775.96	50,976.00
LI & FUNG HKD0.025	7,281.45	3,427.00
LI & FUNG HKD0.025	332,796.45	229,609.56
LIBERTY GLOBAL INC COM SER A	26,318.83	11,144.00
LIBERTY GLOBAL INC COM SER A	11,087.10	9,711.20
LIBERTY GLOBAL INC COM SER C COM SER C	24,823.48	10,626.00
LIBERTY GLOBAL INC COM SER C COM SER C	1,521.57	910.80
LIBERTY MEDIA CORP NEW CAP COM SER A	3,144.14	2,571.66
LIBERTY MEDIA CORP NEW ENTERTAINMENT COMSER A STK	2,015.50	1,468.32
LIBERTY MEDIA CORP NEW ENTERTAINMENT COMSER A STK	52,285.19	62,578.40
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A	267,596.58	80,028.00
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A	2,416.27	336.96
LIBERTY STAR URANIUM & METALS CORP COM STK	1,381.45	1.50
LIFE PARTNERS HLDGS INC COM STK	14,661.26	19,376.16
LIFE TECHNOLOGIES CORP COM STK	11,714.77	5,967.36
LIFE TECHNOLOGIES CORP COM STK	61,438.32	53,613.00
LIFE TECHNOLOGIES CORP COM STK	86,906.62	100,582.65
LIFE TECHNOLOGIES CORP COM STK	364,598.50	200,466.00
LIFE TECHNOLOGIES CORP COM STK	835,901.57	508,158.00
LIFE TIME FITNESS INC COM	8,150.29	3,237.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LIFELINE BIOTECHNOLOGIES INC COM PAR NEW08/22/2008 COM STK	1,184.13	0.01
LIFEPOINT HOSPS INC COM ISIN US53219L1098	5,074.45	3,426.00
LIFEPOINT HOSPS INC COM ISIN US53219L1098	392,822.02	303,772.00
LIFEWAY FOODS INC COM	12,657.55	8,082.00
LIGHTPATH TECHNOLOGIES INC CL A NEW COM	204,847.76	21,815.64
LIMELIGHT NETWORKS INC COM	3,845.26	2,450.00
LIN TV CORP CL A CL A	4,392.49	1,744.00
LINCARE HLDGS INC COM	157,535.00	131,957.00
LINCARE HLDGS INC COM	515,174.46	428,187.00
LINCARE HLDGS INC COM	16,320.80	13,384.21
LINCOLN ELEC HLDGS INC COM	79,789.20	101,860.00
LINCOLN ELEC HLDGS INC COM	53,011.66	46,385.06
LINCOLN NATL CORP COM	180,733.00	122,083.20
LINCOLN NATL CORP COM	19,633.09	7,536.00
LINDE AG NPV	1,202,207.67	731,695.54
LINDE AG NPV	1,343,972.09	992,510.27
LINEAR TECH CORP DEL	15,356.69	9,779.30
LINEAR TECH CORP DEL	244,164.49	119,448.00
LINN ENERGY LLC UNIT REPSTG LTD LIABILITY CO INTS	155,816.92	144,257.73
LINUX GOLD CORP COM	932.95	116.00
LIONBRIDGE TECHNOLOGIES INC COM	5,185.22	6,250.00
LIONS GATE ENTMT CORP COM NEW	4,439.86	2,750.00
LIQUIDITY SVCS INC COM STK	9,762.37	4,165.00
LITHIUM TECH CORP COM PAR $0.01 STK	919.12	573.82
LIVE CURRENT MEDIA INC COM STK	4,633.77	540.20
LIVE NATION INC COM	32,117.30	11,480.00
LIVEWIRE MOBILE INC COM	—	95.30
LIZ CLAIBORNE INC COM	3,757.30	270.88
LIZ CLAIBORNE INC COM	21,800.50	15,340.00
LJ INTL INC	10,567.31	1,650.00
LKQ CORP COM LKQ CORP	13,870.97	9,911.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LLOYDS BANKING GROUP PLC ORD GBP0.25	175,351.66	117,208.26
LLOYDS BANKING GROUP PLC-ADR	3,818.95	1,540.00
LMP CORPORATE LN FD INC COM STK	7,715.46	3,528.02
LO JACK CORP COM	1,343.46	494.40
LOCATEPLUS HLDGS CORP COM NEW	80.32	0.18
LOCATION BASED TECHNOLOGIES INC COM STK	6,399.95	3,420.00
LOCKHEED MARTIN CORP COM	204,221.50	217,197.64
LOCKHEED MARTIN CORP COM	748,365.12	858,709.04
LOCKHEED MARTIN CORP COM	894,143.45	996,348.00
LOCKHEED MARTIN CORP COM	326,601.74	696,182.40
LOCKHEED MARTIN CORP COM	785,159.26	731,496.00
LOEWS CORP COM	167,761.17	251,594.50
LOEWS CORP COM	46,921.99	87,575.00
LOEWS CORP COM	68,607.01	56,388.78
LOGILITY INC COM	10,024.10	5,186.95
LOGITECH INTERNATIONAL SA CHF0.25(REGD) (POST-SUBD)	23,893.49	12,464.00
LONZA GROUP AG CHF1(REGD)	974,893.67	949,791.56
LOOKSMART LTD COM NEW COM STK	2,508.95	1,620.00
LOOPNET INC COM STK	60,546.88	24,074.60
LORILLARD INC COM STK	15,564.59	13,263.44
LORILLARD INC COM STK	123,798.29	101,993.50
LORILLARD INC COM STK	242,479.42	238,078.75
LORILLARD INC COM STK	388,622.95	304,290.00
LOUISIANA-PACIFIC CORP COM	5,442.71	488.14
LOWES COS INC COM	141,632.55	125,966.55
LOWES COS INC COM	941,619.87	774,720.00
LOWES COS INC COM	367,613.66	384,562.40
LOWES COS INC COM	462,030.06	785,480.00
LOWES COS INC COM	202,545.49	223,377.60
LOWES COS INC COM	1,011,767.02	854,817.44
LSB INDS INC COM	53,834.49	20,800.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LSB INDS INC COM	4,451.04	1,664.00
LSI CORP COM STK	28,360.55	16,644.11
LSI CORP COM STK	79,143.15	64,484.00
LSI CORP COM STK	201,609.46	52,311.00
LSI INDS INC OHIO COM	6,084.27	2,061.00
LTD BRANDS	96,703.10	67,890.48
LTD BRANDS	454,428.83	334,332.00
LTD BRANDS	3,717.56	2,008.00
LTWC CORP COM	2,363.76	—
LTX-CREDENCE CORP COM	14,958.92	622.62
LTX-CREDENCE CORP COM	268,473.38	8,224.47
LUBRIZOL CORP COM	347,305.51	312,954.00
LUBRIZOL CORP COM	193,758.54	164,846.70
LUBRIZOL CORP COM	127,166.71	80,058.00
LUBRIZOL CORP COM	21,690.04	14,966.59
LUBYS INC COM	4,025.93	1,676.00
LUCAS ENERGY INC COM NEW STK	1,467.25	162.00
LUFKIN INDS INC COM	26,580.21	20,355.00
LUKOIL OIL COMPANY SPON ADR REP 1 ORD RUB0.025	128,154.25	45,280.00
LULULEMON ATHLETICA INC COM	48,987.59	9,722.18
LUMBER LIQUIDATORS INC COM	1,059.99	1,066.56
LUMENON INNOVATION LIGHTWAVE TECHNOLOGY INC COM STOCK	10,068.58	—
LUNDIN MNG CORP COM STK	67,065.28	8,742.72
LVMH MOET HENNESSY LOUIS VUITTON EUR0.30	1,585,728.78	997,700.37
LYDALL INC COM	21,111.58	8,050.00
LYNAS CORPORATION NPV	56,488.93	19,178.40
LYRIC JEANS INC COM	830.84	3.08
M & F WORLDWIDE CORP COM	81,719.42	58,710.00
M & T BK CORP COM	175,099.60	114,820.00
M & T BK CORP COM	176,615.94	103,338.00
MACQUARIE INFRAS G NPV(STAPLED)	334,803.32	142,043.71

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MACQUARIE INFRASTRUCTURE CO LLC MEMBERSHIP INT COM STK	9,939.21	1,035.10
MACYS INC COM STK	16,774.79	10,191.90
MACYS INC COM STK	210,993.38	107,950.50
MACYS INC COM STK	665,444.58	307,395.00
MACYS INC COM STK	296,975.78	89,434.35
MACYS INC COM STK	161,552.17	88,782.30
MAD CATZ INTERACTIVE INC COM	39,273.55	11,700.00
MADDEN STEVEN LTD COM	663.51	660.92
MADDEN STEVEN LTD COM	148,744.20	140,712.00
MAGELLAN HLTH SVCS INC COM NEW	105,142.65	97,900.00
MAGELLAN HLTH SVCS INC COM NEW	213,132.40	184,052.00
MAGELLAN PETE CORP COM	6,685.97	3,120.00
MAGINDUSTRIES CORP	3,241.25	217.40
MAGMA DESIGN AUTOMATION INC COM	45,687.62	4,182.00
MAGNA INTL INC CL’A’SUB VTG COM NPV (CAD)	107,694.51	133,961.12
MAGNETEK INC COM	702.34	720.00
MAGNUM D OR RES INC COM STK	4,036.01	—
MAGPLANE TECHNOLOGY INC COM STK	109,975.85	95,866.00
MAIDENFORM BRANDS INC COM	76,219.69	38,570.00
MAINSOURCE FINL GROUP INC COM	135,796.00	120,900.00
MAKO SURGICAL CORP STK	10,577.70	8,684.00
MAN AG ORD NPV	58,420.80	70,723.07
MAN GROUP ORD USD0.03428571	172,443.42	129,610.12
MAN SANG HLDGS INC COM NEW COM NEW	3,648.01	432.00
MANHATTAN ASSOCS INC COM	693,172.09	447,423.00
MANHATTAN ASSOCS INC COM	71,443.52	50,592.00
MANITOWOC INC COM	184,865.93	63,218.00
MANITOWOC INC COM	128,837.42	28,578.00
MANITOWOC INC COM	91,057.12	39,217.20
MANNATECH INC COM STK	3,249.21	519.08
MANNKIND CORP COM	412.60	343.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MANPOWER INC WIS COM	129,934.39	88,374.00
MANPOWER INC WIS COM	14,654.45	16,995.00
MANTECH INTL CORP CL A CL A	133,698.07	197,793.50
MANTECH INTL CORP CL A CL A	2,396.45	2,709.50
MARATHON OIL CORP COM	155,207.49	143,984.57
MARATHON OIL CORP COM	167,291.83	95,760.00
MARATHON OIL CORP COM	935,476.66	558,144.00
MARATHON OIL CORP COM	338,761.33	478,745.28
MARATHON OIL CORP COM	114,016.34	60,192.00
MARCUS CORP DEL COM	2,440.78	1,679.12
MARINE PETE TR UNIT BEN INT	24,052.90	25,919.85
MARINEMAX INC COM	26,500.80	10,848.00
MARINER ENERGY INC COM STK	166,598.10	55,080.00
MARINER ENERGY INC COM STK	97,661.49	88,740.00
MARK ONE GLOBAL INDS INC	7,871.10	0.50
MARKEL CORP HOLDING CO COM	230,844.39	162,955.00
MARKETAXESS HLDGS INC COM STK	19,608.00	13,056.00
MARRIOTT INTL INC NEW COM STK CL A	165,003.63	141,985.00
MARRIOTT INTL INC NEW COM STK CL A	9,244.83	5,835.00
MARSH & MCLENNAN CO’S INC COM	279,485.39	213,090.60
MARSH & MCLENNAN CO’S INC COM	328,247.46	308,229.00
MARSH & MCLENNAN CO’S INC COM	25,410.01	21,988.62
MARSHALL & ILSLEY CORP NEW COM STK	174,509.20	87,282.36
MARSHALL & ILSLEY CORP NEW COM STK	379,997.75	297,352.00
MARSHALL & ILSLEY CORP NEW COM STK	216,596.84	182,776.00
MARTEK BIOSCIENCES CORP COM STK USD0.10	16,239.68	15,367.17
MARTHA STEWART LIVING OMNIMEDIA INC CL ACOM STK	91,201.47	18,200.00
MARUBENI CORP NPV	684,666.05	485,559.85
MARVEL ENTMT INC COM	68,809.78	65,497.50
MARVELL TECH GROUP COM USD0.002	174,929.72	76,204.75
MARVELL TECH GROUP COM USD0.002	167,014.98	155,184.22

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MASCO CORP COM	487,439.75	217,035.00
MASCO CORP COM	200,697.40	100,170.00
MASCO CORP COM	25,939.58	25,320.13
MASIMO CORP COM STK	23,590.92	19,061.37
MASIMO CORP COM STK	113,836.15	97,424.78
MASSEY ENERGY CO COM	172,695.96	27,580.00
MASSEY ENERGY CO COM	108,934.93	59,108.28
MASTEC INC COM	129,326.48	179,490.00
MASTEC INC COM	309,492.46	237,390.00
MASTEC INC COM	2,484.90	3,474.00
MASTERCARD INC CL A	392,656.87	303,449.11
MASTERCARD INC CL A	285,931.60	285,860.00
MASTERCARD INC CL A	757,862.00	624,604.10
MASTERCARD INC CL A	482,503.52	242,981.00
MASTERCARD INC CL A	608,308.96	822,705.08
MATECH CORP CL A CL A	1,524.97	3.64
MATRIX DENTURE SYS INTL INC COM STK	0.60	0.15
MATRIX SVC CO COM	36,845.10	11,505.00
MATRIX SVC CO COM	4,108.19	1,150.50
MATRIXX INITIATIVES INC COM	3,950.95	3,298.00
MATTEL INC COM	13,871.56	12,459.02
MATTEL INC COM	182,923.92	140,608.00
MATTSON TECH INC COM	1,484.95	423.00
MAWSON RES LTD COM STK	111,415.01	23,101.56
MAXIM INTEGRATED PRODS INC COM	35,822.31	12,562.00
MAXIM INTEGRATED PRODS INC COM	1,078,729.00	393,990.00
MAXIM INTEGRATED PRODS INC COM	432,665.24	242,104.00
MAXIM INTEGRATED PRODS INC COM	305,135.34	177,010.00
MAXIMUM DYNAMICS INC COM STK	36,167.80	—
MAXIMUS INC COM	527,029.76	503,828.50
MAXWELL TECHNOLOGIES INC COM	43,884.00	15,210.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MAZDA MOTOR CORP NPV	256,568.41	116,701.60
MBIA INC COM	163,224.64	74,175.75
MBIA INC COM	145,786.86	19,536.00
MBIA INC COM	47,131.22	28,897.00
MBT FINL CORP COM	8,413.52	3,213.48
MC CORMICK & CO INC COM NON-VTG	10,874.05	9,962.24
MC CORMICK & CO INC COM NON-VTG	92,638.33	105,138.00
MC DONALDS CORP COM	628,827.08	1,722,663.00
MC DONALDS CORP COM	1,986,864.56	2,369,190.24
MC DONALDS CORP COM	769,817.33	848,780.69
MCAFEE INC COM	9,023.67	10,371.00
MCAFEE INC COM	159,422.46	148,996.70
MCAFEE INC COM	138,554.64	146,231.10
MCAFEE INC COM	125,548.96	131,366.00
MCCLATCHY CO CL A CL A	5,090.51	335.99
MCDERMOTT INTL INC COM STK $1 PAR	59,279.12	25,174.24
MCG CAPITAL CORP COM	16,120.28	2,130.00
MCGRAW HILL COMPANIES INC COM	103,305.09	47,939.43
MCGRAW HILL COMPANIES INC COM	166,981.18	183,201.00
MCGRAW HILL COMPANIES INC COM	245,735.96	134,502.00
MCKESSON CORP	626,262.62	642,918.00
MCKESSON CORP	395,808.16	267,120.81
MCKESSON CORP	22,473.54	14,772.47
MCMORAN EXPL CO COM	34,514.88	13,720.00
MCMORAN EXPL CO COM	135,350.27	51,940.00
MDI INC COM	3,668.37	300.00
MDRNA INC COM STK	24,182.95	639.20
MDU RES GROUP INC COM	22,989.80	15,106.00
MDU RES GROUP INC COM	108,616.67	104,015.60
MEADOWBROOK INS GROUP INC COM	31,049.60	20,608.00
MEADWESTVACO CORP COM	107,526.13	47,814.87

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MEADWESTVACO CORP COM	1,128.95	1,119.00
MECHANICAL TECHNOLOGY INC COM NEW STK	4,496.76	290.00
MED GEN INC NEV COM PAR $.001 NEW COM PAR $.001 NEW	744.85	20.00
MED RES INC COM NEW CHAPTER 11 PROCEEDINGS EFFECTIVE 2/26/01	30,722.54	—
MEDALLION FINL CORP COM	36,051.70	24,416.00
MEDAREX INC COM	36,227.56	16,740.00
MEDCATH CORP COM STK	49,422.32	24,012.00
MEDCO HEALTH SOLUTIONS INC COM	176,025.57	520,354.56
MEDCO HEALTH SOLUTIONS INC COM	168,057.30	154,941.27
MEDIA GEN INC CL A	3,926.77	875.00
MEDIABAY INC COM NEW	2,796.01	4.00
MEDIASET EUR0.52	103,327.81	111,159.49
MEDICIS PHARMACEUTICAL CORP CL A NEW	30,008.15	23,679.93
MEDIFAST INC COM	8,946.40	8,280.00
MEDISYS CORP COM NEW	1,509.95	—
MEDIWARE INFORMATION SYS INC COM	7,441.00	4,320.00
MEDTRONIC INC COM	138,923.54	93,222.79
MEDTRONIC INC COM	1,512,378.13	914,322.00
MEDTRONIC INC COM	825,885.18	488,141.12
MEDTRONIC INC COM	806,165.98	876,618.00
MEGA SILVER INC COM STK	57,013.00	12,460.54
MEGA URANIUM LTD COM	2,671,761.37	473,264.18
MELCO CROWN ENTERTAINMENT LTD	61,612.48	33,602.00
MELLANOX TECHNOLOGIES LTD	118.07	125.76
MEMC ELECTR MATLS INC COM	191,010.73	75,512.64
MEMC ELECTR MATLS INC COM	328,936.62	78,540.00
MEMORY PHARMACEUTICALS CORP	415.87	665.50
MENTOR GRAPHICS CORP COM	176,964.24	82,720.00
MERCADOLIBRE INC COM STK	59,337.34	22,055.04
MERCK & CO INC COM	505,717.12	401,553.60
MERCK & CO INC COM	371,601.96	370,330.52

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MERCK & CO INC COM	506,292.31	459,040.00
MERCK & CO INC COM	583,843.08	362,368.00
MERCK & CO INC COM	1,825,299.81	1,599,040.00
MERCK KGAA NPV	818,241.03	574,798.31
MERCURY GEN CORP NEW COM	441,080.04	459,900.00
MERCURY GEN CORP NEW COM	6,341.96	5,748.75
MEREDITH CORP COM	20,843.34	11,487.52
MEREDITH CORP COM	311,783.21	138,500.80
MEREDITH CORP COM	22,327.07	15,408.00
MERIDIAN BIOSCIENCE INC COM	9,347.35	10,188.00
MERIDIAN RES CORP COM	9,826.79	1,710.00
MERIT MED SYS INC COM	28,275.30	32,274.00
MERIT MED SYS INC COM	263,661.73	285,087.00
MERITAGE HOMES CORP COM	78,546.96	87,624.00
MERITAGE HOMES CORP COM	15,160.50	8,153.90
MESA AIR GROUP INC COM	26,196.00	9,012.50
METABOLIX INC COM STK	9,816.27	5,088.00
METALICO INC COM	422,836.57	146,544.75
METALICO INC COM	28,754.94	6,355.00
METALLINE MNG INC COM	16,887.25	1,824.00
METHANEX CORP COM NPV	321,037.07	128,732.28
METHODE ELECTRS INC COM	50,778.00	23,590.00
METLIFE INC COM ISIN US59156R1086	725,745.16	686,742.00
METLIFE INC COM ISIN US59156R1086	178,563.91	240,534.00
METLIFE INC COM ISIN US59156R1086	752,523.75	559,119.54
METLIFE INC COM ISIN US59156R1086	157,099.17	122,448.75
MET-PRO CORP COM	1,013.25	1,105.56
METRO ONE TELECOMMUNICATIONS INC COM NEWSTK	5,037.20	110.00
METROPCS COMMUNICATIONS INC COM COM	211,999.70	231,957.00
METROPCS COMMUNICATIONS INC COM COM	190,645.58	202,554.00
METROPOLITAN HEALTH NETWORKS INC COM	6,077.90	5,600.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
METTLER-TOLEDO INTL INC COM	11,428.76	7,953.20
MEXCO ENERGY CORP COM	2,031.31	619.51
MEXORO MINERALS LTD COM STK	10,604.44	1,040.00
MF GLOBAL LTD COM STK USD1	19,509.96	17,544.00
MF GLOBAL LTD COM STK USD1	39,127.69	12,852.00
MFC BARCLAYS BK PLC IPATH INDEX LKD SECSLKD TO DOW JONES AIG	128,309.13	92,373.75
MFC BIOTECH HOLDRS TR DEPOSITARY RCPTS	111,669.89	120,141.00
MFC CLAYMORE EXCHANGE TRADED FD TR 2 CLAYMORE/CLEAR GLOBAL TIMBER INDEX	18,981.56	10,623.05
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES DB CRUDE OIL DOUBLE	209,902.19	196,326.74
MFC DEUTSCHE BK AG LONDON BRH GOLD DOUBLE LONG EXCHANGE TRADED	251,274.06	261,286.56
MFC HSBC USA INC LKD TO S&P COMMODITY TRENDS INDICATOR	31,467.75	29,177.50
MFC ISHARES COMEX GOLD TR ISHARES	230,209.82	232,082.61
MFC ISHARES SILVER TR ISHARES	1,195,206.41	1,032,024.00
MFC POWERSHARES DB AGRICULTURE FUND	222,185.78	154,500.80
MFC POWERSHARES DB COMMODITY INDEX TRACKING FD UNIT BEN INT	388,801.15	286,799.95
MFC PROSHARES TR II PROSHARES ULTRA GOLD	18,916.72	20,034.40
MFC PROSHARES ULTRA DJ AIG-CRUDE OIL	31,698.10	35,457.10
MFC SPDR GOLD TR GOLD SHS	3,595,432.97	3,971,354.52
MFO DEUTSCHE BK AG LONDON BRH POWERSHARES DB BASE METALS DOUBLE	4,508.95	2,690.05
MGIC INVT CORP WIS COM	12,464.17	3,567.00
MGM MIRAGE COM	21,805.91	19,264.00
MGP INGREDIENTS INC COM	1,203.83	26.80
MICHELIN (CGDE) EUR2(REGD)	521,868.53	297,677.81
MICROCHANNEL TECHNOLOGIES CORP COM	243,367.71	5,282.03
MICROCHIP TECHNOLOGY INC COM	169,062.73	87,885.00
MICROCHIP TECHNOLOGY INC COM	6,195.47	3,906.00
MICROMEM TECHNOLOGIES INC COM	11,163.03	524.70
MICROMET INC COM STK	91,372.88	67,580.00
MICRON TECH INC COM	46,110.78	16,140.96
MICRON TECH INC COM	341,022.60	50,160.00
MICROS SYS INC COM	3,712.84	1,697.28

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MICROSEMI CORP COM	127,312.32	74,449.60
MICROSOFT CORP COM	3,292,740.18	3,701,376.00
MICROSOFT CORP COM	1,460,908.09	1,172,232.00
MICROSOFT CORP COM	1,271,439.79	878,688.00
MICROSOFT CORP COM	2,223,674.27	1,578,074.56
MICROSTRATEGY INC CL A NEW	8,856.46	4,604.12
MICROVISION INC DEL COM	57,668.93	36,960.00
MIDDLEBROOK PHARMACEUTICALS INC COM STK	2,088.24	1,050.00
MIDDLEBY CORP COM	43,990.58	20,207.07
MIDNIGHT HLDGS GROUP INC COM STK	859.95	0.10
MIDWAY GOLD CORP COM	57,990.75	11,960.00
MIGAMI INC COM STK	249.95	12.00
MILLENNIUM BIOTECHNOLOGIES GROUP INC COM	539.95	16.00
MILLENNIUM CELL INC COM	32,011.39	50.08
MILLER HERMAN INC COM	7,064.93	3,731.47
MILLER HERMAN INC COM	125,495.01	58,635.00
MILLER HERMAN INC COM	110,783.59	50,817.00
MILLICOM INTERNATIONAL CELLULAR COM USD1.50 (POST-SUBD)	15,475.21	6,511.95
MILLIPORE CORP COM	42,430.23	66,976.00
MILLIPORE CORP COM	46,905.33	30,912.00
MINDSPEED TECHNOLOGIES INC COM NEW STK	9,202.07	611.15
MINEFINDERS CORP LTD COM MINEFINDERS CORP	49,097.94	33,475.00
MINERA ANDES INC COM	27,701.28	18,813.51
MINERALS TECHNOLOGIES INC COM	40,008.95	40,900.00
MIPS TECHNOLOGIES INC COMMON	1,917.02	222.00
MIRACLE ENTMT INC COM	9.03	—
MIRANDA GOLD CORP FORMERLY MIRANDA DIAM	8,690.71	900.00
MIRANT CORP NEW COM	6,078.95	5,962.92
MIRANT CORP NEW COM	312,509.11	287,616.54
MIRANT CORP NEW WT SER A EXP	133.92	241.50
MITSUBISHI CHEM HL NPV	475,104.05	279,630.45

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MITSUBISHI CORP NPV	317,148.96	232,167.68
MITSUBISHI ELEC CP NPV	131,892.45	85,250.97
MITSUBISHI MATERLS NPV	77,787.82	46,740.21
MITSUI & CO NPV	539,612.39	308,119.14
MITSUI CHEMICALS NPV	271,437.34	115,785.99
MITSUMI ELECTRIC NPV	64,229.62	74,360.73
MITUSBISHI TANABE SHS	78,153.35	89,156.09
MIV THERAPEUTICS INC COM NEW STK	8,420.25	240.00
MIZUHO FINANCIAL GROUP NPV	541,687.98	326,922.23
MMC ENERGY INC COM NEW STK	36,879.73	2,024.00
MOBICLEAR INC COM NEW STK	27,186.30	2.41
MOBILE MINI INC COM	4,718.55	2,884.00
MOBISTAR NPV	149,042.93	154,044.56
MOCON INC COM	3,932.95	2,799.11
MODIGENE INC COM	6,369.95	1,920.00
MODUSLINK GLOBAL SOLUTIONS INC COM	39,911.99	4,927.45
MOHAWK INDS INC COM	6,917.19	4,297.00
MOLECULAR PHARMACOLOGY USA LTD COM	228.95	4.00
MOLEX INC CL A	222,944.59	116,550.00
MOLEX INC COM	123,025.72	49,628.25
MOLEX INC COM	117,191.20	57,960.00
MOLINA HEALTHCARE INC COM	244,030.72	158,490.00
MOLSON COORS BREWING CO CL A CL A	4,853.45	4,738.00
MOLSON COORS BREWING CO CL B CL B	23,747.30	25,868.06
MOLSON COORS BREWING CO CL B CL B	98,399.87	102,732.00
MOLSON COORS BREWING CO CL B CL B	135,557.36	181,004.00
MOMENTA PHARMACEUTICALS INC COM STK	8,170.08	5,800.00
MONARCH GULF EXPL INC COM NEW	1,609.95	260.00
MONDI PLC GBP	248,400.44	78,511.27
MONEYGRAM INTL INC COM	13,123.10	2,805.00
MONOGRAM BIOSCIENCES INC COM NEW STK	286.25	72.80

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MONOGRAM ENERGY INC COM NEW STK	6.56	0.01
MONOLITHIC PWR SYS INC COM	22,730.01	10,529.35
MONRO MUFFLER BRAKE INC COM	557.20	637.50
MONSANTO CO NEW COM	349,609.55	273,370.81
MONSANTO CO NEW COM	584,385.54	527,625.00
MONSANTO CO NEW COM	273,923.79	957,604.20
MONSANTO CO NEW COM	333,924.91	341,901.00
MONSANTO CO NEW COM	715,722.35	990,739.05
MONSTER WORLDWIDE INC COM	135,325.19	37,479.00
MONSTER WORLDWIDE INC COM	6,870.98	1,813.50
MONTPELIER RE HOLDINGS LTD COM	95,955.76	88,499.17
MOODYS CORP COM	83,516.20	98,441.00
MOODYS CORP COM	52,778.88	27,625.68
MOOG INC CL A	9,111.95	7,314.00
MORGAN STANLEY COM STK USD0.01	100,246.84	117,451.33
MORGAN STANLEY COM STK USD0.01	719,661.68	424,161.76
MORGAN STANLEY COM STK USD0.01	484,087.76	275,888.00
MORGAN STANLEY COM STK USD0.01	488,016.61	511,676.00
MORGAN STANLEY COM STK USD0.01	908,985.37	368,920.00
MORGANS HOTEL GROUP CO COM STK	28,834.20	8,388.00
MORNINGSTAR INC COM STK	24,197.99	14,093.50
MOSAIC CO COM	499,533.24	386,708.63
MOSAIC CO COM	402,213.62	418,660.00
MOTOROLA INC COM	769,785.70	233,904.00
MOTOROLA INC COM	1,107,189.43	381,866.00
MOTOROLA INC COM	723,880.03	249,674.80
MOTOROLA INC COM	1,427,822.77	412,433.00
MOTOROLA INC COM	155,626.88	125,202.72
MOUNTAIN BOY MINERALS LTD COM STK	37,550.50	2,855.25
MPHASE TECHNOLOGIES INC COM ISIN #US62472C1027	109.00	15.04
MPS GROUP INC COM	27,640.08	17,319.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MRV COMMUNICATIONS COM STK USD0.0034	17,668.78	11,126.50
MSC INDL DIRECT INC CL A COM	2,506.45	1,852.66
MSCI INC CL A CL A	284,510.52	165,168.00
MSCI INC CL A CL A	3,008.95	1,776.00
MSCI INC CL A CL A	183,208.13	135,508.80
MTN GROUP LTD ZAR0.0001	259,455.13	192,354.25
MTN PROV MNG INC COM NEW	7,706.95	2,125.00
MTR GAMING GROUP INC COM	10,579.15	7,098.00
MUELLER INDS INC COM	3,529.13	3,360.72
MUELLER WTR PRODS INC COM SER A STK	48,966.69	42,089.76
MUELLER WTR PRODS INC COM SER A STK	13,190.30	28,560.00
MUENCHENER RUECKVE NPV(REGD)	627,680.69	617,182.19
MULTICELL TECHNOLOGIES INC COM NEW	48,335.58	129.80
MULTI-FINELINE ELECTRONIX INC COM	28,026.45	17,535.00
MULTI-FINELINE ELECTRONIX INC COM	119,826.92	74,816.00
MULTI-FINELINE ELECTRONIX INC COM	6,027.59	2,338.00
MULTIMEDIA GAMES INC COM	1,471.57	285.60
MUNICIPAL MTG & EQUITY L L C COM	1,419.10	62.10
MURPHY OIL CORP COM	18,406.75	10,331.38
MURPHY OIL CORP COM	263,506.55	208,445.00
MUT RISK MGMT LTD COM	3,133.73	1.10
MVC CAP INC COM	29,051.97	24,127.52
MVC CAP INC COM	24,152.69	17,552.00
MWI VETERINARY SUPPLY INC COM STK	34,323.60	21,568.00
MY VINTAGE BABY INC COM STK	7,953.40	108.00
MYECHECK INC COM STK	604.95	270.00
MYLAN INC	153,733.08	75,164.00
MYLAN INC	972,127.09	733,838.00
MYLAN INC	81,909.16	74,196.16
MYRIAD GENETICS INC COM	21,572.59	22,064.58
MYRIAD GENETICS INC COM	89,607.54	92,432.70

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MYRIAD GENETICS INC COM	162,410.31	172,938.60
MYTURN COM COM	6,961.18	—
N AMERN PALLADIUM LTD COM	162,275.65	46,553.37
N V R INC COM	305,334.36	255,500.00
N V R INC COM	3,106.75	3,193.75
N V R INC COM	237,701.50	228,125.00
N W NAT GAS CO COM	60,721.50	53,076.00
N W NAT GAS CO COM	71,533.55	61,922.00
N W NAT GAS CO COM	8,777.01	9,590.52
N W PIPE CO COM	31,275.72	34,088.00
NABI BIOPHARMACEUTICALS COM	155,559.80	88,775.00
NABORS INDUSTRIES COM USD0.10	365,909.80	286,083.00
NABORS INDUSTRIES COM USD0.10	190,675.66	83,790.00
NABORS INDUSTRIES COM USD0.10	83,780.44	69,928.74
NACCO IND INC CL A COM	42,421.50	41,151.00
NACEL ENERGY CORP COM STK	1,662.53	331.20
NALCO HLDG CO COM	7,208.95	5,770.00
NAM TAI ELECTRS INC COM PAR $0.01	6,712.22	5,806.01
NAMEX EXPLORATIONS INC COM COM	1,539.95	85.20
NANOGEN INC COM	8,896.95	595.00
NANOLOGIX INC COM	3,102.85	2,765.00
NANOMETRICS INC COM DELAWARE	9,479.94	1,140.00
NANOSPHERE INC COM STK	17,719.90	5,712.00
NANOVIRICIDES INC COM	249.95	162.00
NARA BANCORP INC COM	29,372.20	19,660.00
NASCENT WINE CO INC COM NEW COM NEW	7,478.85	250.00
NASDAQ OMX GROUP	109,079.18	84,014.00
NASDAQ OMX GROUP INC SEC 2598312	16,518.25	12,355.00
NASH FINCH CO COM	80,979.10	98,758.00
NAT HARMONY FOODS INC COM	2,082.42	42.50
NATCO INTL INC COM STK	11,545.68	12,652.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NATHANS FAMOUS INC NEW COM	914.29	750.48
NATIONAL BEVERAGE CORP COM	4,397.96	3,240.00
NATIONAL GRID ORD GBP0.11395	787,951.01	517,869.51
NATIONAL HEALTHCARE LOGISTICS INC COM	534.95	—
NATIONAL OILWELL VARCO COM STK	80,863.84	84,806.80
NATIONAL OILWELL VARCO COM STK	355,082.90	254,176.00
NATIONAL OILWELL VARCO COM STK	716,989.49	351,325.00
NATIONAL OILWELL VARCO COM STK	1,025,558.28	525,460.00
NATIONAL OILWELL VARCO COM STK	360,704.62	297,263.72
NATIONAL PENN BANCSHARES INC COM	164,856.07	165,414.00
NATIONAL PENN BANCSHARES INC COM	43,264.84	44,981.00
NATIONAL PENN BANCSHARES INC COM	93,729.09	94,315.00
NATIONAL STL CORP CL B CL B	3,120.00	—
NATL AUSTRALIA BK NPV	141,305.20	81,483.16
NATL COAL CORP COM NEW	4,971.33	1,054.10
NATL FINL PARTNERS CORP COM	83,856.11	12,768.00
NATL FUEL GAS CO COM	15,009.91	12,426.67
NATL SEMICONDUCTOR CORP COM	46,359.66	19,837.90
NATL SEMICONDUCTOR CORP COM	62,675.37	48,336.00
NATURAL ALTERNATIVES INTL INC COM NEW COM NEW	38,293.07	53,771.50
NATURAL GAS SVCS GROUP INC COM	19,354.42	7,597.50
NATURAL GAS SVCS GROUP INC COM	38,181.40	13,169.00
NATURALLY IOWA INC COM STK	399.95	19.50
NATURES SUNSHINE PRODS INC COM	38,215.09	18,410.26
NAUTILUS INC COM	162,478.40	62,410.40
NAVARRE CORP COM	19,257.24	5,040.00
NAVIDEC FINL SVCS INC COM STK	—	6.40
NAVIGATORS GROUP INC COM	528,145.05	543,609.00
NAVIO CO LTD COM STK	28,479.14	26,623.00
NAVISITE INC COM NEW	16.28	1.60
NAVISTAR INTL CORP NEW COM	285,804.85	240,802.94

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NAVISTAR INTL CORP NEW COM	1,035,042.12	463,946.00
NBT BANCORP INC COM	112,765.80	128,616.00
NBTY INC COM	159,880.00	87,640.00
NBTY INC COM	716,321.32	309,087.50
NBTY INC COM	73,851.75	39,125.00
NCI BLDG SYS INC COM	74,198.88	55,420.00
NCR CORP COM	6,701.88	3,535.00
NEAH PWR SYS INC COM	144,793.33	1,086.49
NEC CORP NPV	194,270.80	124,500.83
NEENAH PAPER INC COM	17,769.72	7,072.00
NEKTAR THERAPEUTICS COM	3,720.88	3,892.00
NELNET INC CL A CL A	93,112.20	123,238.00
NEOGENOMICS INC COM NEW	8,700.72	2,745.00
NEOMEDIA TECHNOLOGIES INC COM	375.14	1.82
NEONODE INC COM STK	3,955.85	30.00
NEOPHARM INC COM	7,206.09	567.35
NEOPROBE CORP COM	1,728.95	2,280.00
NEPTUNE ORIENT LNS NPV	152,659.89	74,627.80
NESS ENERGY INTL INC COM	6,879.33	350.00
NESS TECHNOLOGIES INC COM	25,736.44	11,128.00
NESTLE SA COMSTK	845,509.56	812,926.57
NESTLE SA COMSTK	1,572,254.30	1,647,388.92
NESTLE SA COMSTK	155,290.01	137,500.63
NET 1 UEPS TECHNOLOGIES INC COM NEW NET 1 UEPS TECHNOLOGIES INC	300,921.41	187,553.00
NET 1 UEPS TECHNOLOGIES INC COM NEW NET 1 UEPS TECHNOLOGIES INC	60,928.24	35,620.00
NET 1 UEPS TECHNOLOGIES INC COM NEW NET 1 UEPS TECHNOLOGIES INC	13,434.86	7,329.50
NET BANK INC COM	14,472.05	—
NET VOICE TECHNOLOGIES CORP COM	1,460.40	0.09
NETAPP INC COM STK	165,631.85	113,157.00
NETAPP INC COM STK	60,865.52	65,337.69
NETAPP INC COM STK	17,581.16	11,874.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NETFLIX INC COM STK	772,018.96	1,013,271.00
NETFLIX INC COM STK	160,529.25	160,270.18
NETGEAR INC COM	61,560.93	45,640.00
NETGEAR INC COM	52,224.09	32,986.31
NETLOGIC MICROSYSTEMS INC COM	9,843.05	6,603.00
NETSCOUT SYS INC COM	28,238.90	31,894.00
NETSUITE INC COM STK	4,300.95	1,688.00
NEUBERGER BERMAN HI YIELD STRATEGIES FD COM NPV	13,944.72	6,458.26
NEURALSTEM INC COM STK	40,374.15	32,940.00
NEUROBIOLOGICAL TECHNOLOGIES INC COM NEWSTK	4,321.59	66.34
NEUROCRINE BIOSCIENCES INC COM	2,523.39	640.00
NEUROGESX INC COM	5,914.90	801.45
NEUSTAR INC CL A	3,794.45	2,104.30
NEVADA EXPL INC COM STK	11,417.59	1,642.50
NEVSUN RES LTD COM STK	3,158.95	3,240.00
NEW FLYER INDS INC / NEW FLYER INDS CDA ULC INCOME DEPOSIT SECS	1,136.79	672.33
NEW FRONTIER MEDIA INC COM	6,339.57	1,177.42
NEW MOTION INC COM STK	1,490.06	217.35
NEW YORK CMNTY BANCORP INC COM	6,298.11	4,188.14
NEW YORK MTG TR INC COM PAR $.02 COM PAR$.02	1,103.44	440.00
NEW YORK TIMES CO CL A ISIN #US6501111073	1,948.95	733.00
NEW YORK TIMES CO CL A ISIN #US6501111073	151,269.72	74,033.00
NEW YORK TIMES CO CL A ISIN #US6501111073	12,110.56	5,864.00
NEW YORK TIMES CO CL A ISIN #US6501111073	55,772.71	21,257.00
NEWALLIANCE BANCSHARES INC COM	35,566.84	29,500.80
NEWCASTLE INVT CORP NEW COM	13,808.36	588.00
NEWELL RUBBERMAID INC COM	180,947.94	67,413.54
NEWELL RUBBERMAID INC COM	388,441.78	187,776.00
NEWELL RUBBERMAID INC COM	25,366.71	16,997.61
NEWFIELD EXPLORATION	772.49	296.25
NEWMARKET CORP COM	3,061.40	1,396.40

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NEWMARKET CORP COM	67,667.27	38,401.00
NEWMARKET TECHNOLOGY INC COM STK	2,430.41	407.00
NEWMONT MINING CORP NEW COM	345,210.38	342,887.33
NEWMONT MINING CORP NEW COM	362,603.19	457,915.70
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	430,299.03	202,020.00
NEWPORT CORP COM	36,236.00	23,052.00
NEWS CORP CL A COM	1,052,826.97	519,948.00
NEWS CORP CL A COM	858,052.08	604,485.00
NEWS CORP CL A COM	13,331.75	5,883.28
NEWS CORP CL B COM	18,907.34	9,580.00
NEXEN INC COM	3,918.89	1,758.00
NEXMED INC COM STK	5,476.80	2,800.00
NEXPRISE INC NEW COM NEW STK	111.75	2.64
NEXT ORD GBP0.10	96,296.36	91,651.63
NEXTECH SOLUTIONS INC LA COM STK	876.85	600.00
NEXTERA ENTERPRISES INC CL A CL A ISIN #US65332E1010	541.19	2.10
NGAS RES INC COM	121,806.51	34,440.00
NGP CAP RES CO COM	20,425.53	10,698.17
NHK SPRING CO LTD NPV	85,275.41	89,906.23
NICHOLAS-APPLEGATE EQUITY & CONV INCOME FD COM	14,153.05	15,526.40
NICOR INC COM	36,174.11	41,688.00
NICOR INC COM	206,940.81	152,856.00
NICOR INC COM	61,052.59	49,999.96
NIGHTHAWK RADIOLOGY HLDGS INC COM STK	11,398.61	2,916.00
NIGHTHAWK RADIOLOGY HLDGS INC COM STK	7,692.10	4,860.00
NIGHTHAWK SYS INC COM	92,265.92	16,907.38
NII HLDGS INC COM NEW CL B NEW	28,842.58	9,944.46
NIKE INC CL B CL B	641,614.96	597,618.00
NIKE INC CL B CL B	232,824.98	261,681.00
NIKE INC CL B CL B	234,452.21	499,800.00
NIKE INC CL B CL B	198,496.73	204,714.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NIKE INC CL B CL B	156,131.26	154,892.76
NIKON CORP JPY50	115,114.34	105,041.37
NINTENDO CO LTD NPV	1,425,835.38	1,079,702.15
NIPPON MEAT PACKER JPY50	217,522.16	237,749.59
NIPPON MINING HLDG NPV	129,820.28	97,992.28
NIPPON MINING HLDG NPV	495,934.53	289,806.95
NIPPON TELEGRAPH & TELEPHONE CORP NPV	433,728.22	443,993.38
NISOURCE INC COM	1,002.55	1,009.24
NISOURCE INC COM	130,136.86	73,817.13
NISOURCE INC COM	297,192.87	187,587.00
NISSAN MOTOR CO NPV	908,115.19	309,233.31
NISSAN MOTOR CO NPV	650,035.60	350,535.02
NISSHIN SEIFUN GRP NPV	87,145.86	90,501.93
NITCHES INC COM	4,609.95	200.00
NJ RES CORP COM	64,100.45	74,765.00
NJ RES CORP COM	125,898.06	137,725.00
NJ RES CORP COM	247,211.47	251,840.00
NL INDS INC COM NEW	1,147.44	1,340.00
NM SOFTWARE INC COM	23,072.00	2,900.00
NMC INC COM STK	1,928.14	66.00
NMT MED INC COM STK	4,205.91	188.00
NNRF INC COM STK	1,934.95	2.75
NOBLE CORPORATION COM	180,399.86	75,963.18
NOBLE CORPORATION COM	160,811.11	145,794.00
NOBLE ENERGY INC COM	307,510.40	211,646.00
NOBLE ENERGY INC COM	55.26	49.22
NOBLE INTL LTD COM	259.15	270.00
NOKIA OYJ EUR0.06	200,860.07	166,037.44
NOKIA OYJ EUR0.06	450,195.59	434,372.82
NOKIA OYJ EUR0.06	632,983.64	541,577.37
NORDEA BANK AB ORD EUR0.39632(SEK QUOTE)	125,341.16	79,027.75

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NORDEA BANK AB ORD EUR0.39632(SEK QUOTE)	415,545.99	185,378.01
NORDIC AMER TANKER SHIPPING COM STK ISIN#BMG657731060	119,578.18	128,804.51
NORDSON CORP COM	1,155.10	484.35
NORDSTROM INC COM	99,113.30	42,327.20
NORDSTROM INC COM	59,385.74	51,909.00
NORFOLK SOUTHN CORP COM	237,021.48	428,155.00
NORFOLK SOUTHN CORP COM	862,399.52	668,204.10
NORFOLK SOUTHN CORP COM	97,000.03	78,958.27
NORTECH SYS INC COM	8,228.29	3,272.00
NORTEL NETWORKS CORP NEW COM NEW STK	20,536.99	820.30
NORTEL NETWORKS CORP NEW COM NEW STK	—	217.62
NORTEL NETWORKS CORP NEW COM NEW STK	—	14.56
NORTH AMERN SCIENTIFIC INC COM NEW STK	1,249.95	10.00
NORTHEAST UTILITIES COM	23,766.70	21,956.00
NORTHERN GREEGOLD RES LTD COM STK	7,624.40	1,377.00
NORTHERN OIL & GAS INC NEV COM STK	2,169.69	520.00
NORTHERN TECHNOLOGIES INTL CORP COM STK	25,968.90	20,520.00
NORTHERN TRUST CORP COM	30,016.58	20,386.74
NORTHERN TRUST CORP COM	—	—
NORTHERN TRUST CORP COM	255,255.47	291,984.00
NORTHFIELD LAB INC COM	6,965.51	3,564.00
NORTHGATE MINERALS CORP	29,584.80	21,995.00
NORTHROP GRUMMAN CORP COM	56,737.85	37,443.06
NORTHROP GRUMMAN CORP COM	609,450.20	418,872.00
NORTHROP GRUMMAN CORP COM	354,717.42	366,085.12
NORTHROP GRUMMAN CORP COM	613,147.97	480,396.64
NORTHWESTERN CORP COM NEW COM NEW	17,599.40	16,429.00
NOVA BIOSOURCE FUELS INC COM STK	14,962.14	450.00
NOVA CHEMICALS CORP COM	7,918.67	954.00
NOVADEL PHARMA INC COM	1,439.10	1,280.00
NOVAGOLD RES INC COM NEW	95,755.09	19,110.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NOVAMED INC COM ISIN US66986W1080	10,947.50	10,380.00
NOVARTIS AG CHF0.50(REGD)	482,710.48	412,350.82
NOVARTIS AG CHF0.50(REGD)	401,978.33	380,265.89
NOVASTAR FINL INC COM NEW STK	1,132.77	55.12
NOVATEL WIRELESS INC COM NEW	18,712.22	8,384.48
NOVATEL WIRELESS INC COM NEW	35,480.90	16,240.00
NOVAVAX INC COM	13,025.61	5,953.50
NOVELL INC COM	7,730.27	4,559.08
NOVELL INC COM	74,365.44	75,855.00
NOVELL INC COM	107,525.32	33,454.00
NOVELLUS SYS INC COM	107,694.14	29,616.00
NOVELLUS SYS INC COM	91,446.49	90,082.00
NOVELLUS SYS INC COM	6,408.20	2,468.00
NOVEN PHARMACEUTICALS INC COM	31,836.22	28,600.00
NOVEN PHARMACEUTICALS INC COM	3,971.75	3,300.00
NPS PHARMACEUTICALS INC COM	126,048.09	105,570.00
NRG ENERGY INC COM NEW	63,909.62	50,229.49
NSTAR COM	10,836.94	11,829.33
NSTAR COM	92,626.39	102,172.00
NTELOS HLDGS CORP COM	133,115.38	111,463.20
NU HORIZONS ELECTRS CORP COM	2,360.17	387.00
NU SKIN ENTERPRISES INC CL A	3,482.22	2,086.00
NUANCE COMMUNICATIONS INC COM	43,157.67	25,029.76
NUANCE COMMUNICATIONS INC COM	66,751.05	73,825.36
NUCLEAR SOLUTIONS INC COM	152,635.97	2,679.60
NUCOR CORP COM	385,786.94	411,725.48
NUCOR CORP COM	102,218.00	115,500.00
NUCOR CORP COM	170,133.95	355,740.00
NUSTAR ENERGY LP UNIT COM UNIT	63,913.26	54,242.93
NUSTAR GP HLDGS LLC UNIT RESTG LTD LIABILITY CO INTS	3,426.06	1,914.14
NUTRACEA COM NEW	183,341.02	51,400.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NUTRI PHARMACEUTICALS RESH INC COM NEW STK	1,689.90	80.00
NUTRI SYS INC NEW COM	39,983.50	33,039.43
NUTRI SYS INC NEW COM	37,591.75	27,721.00
NUTRIPURE BEVERAGES INC COM	510.75	401.00
NUTRITION 21 INC COM	10,251.16	1,892.40
NUVASIVE INC COM	131,722.76	96,327.00
NUVASIVE INC COM	102,175.28	102,737.25
NV ENERGY INC COM	336,905.83	375,820.00
NV ENERGY INC COM	297,907.30	192,855.00
NV GEOTHERMAL PWR INC COM	34,680.65	9,164.00
NVE CORP COM NEW COM NEW	3,641.56	2,613.00
NVIDIA CORP COM	171,764.20	103,667.22
NVIDIA CORP COM	209,490.98	107,734.50
N-VIRO INTL CORP COM NEW	55,184.85	57,000.00
NXGEN HLDGS INC COM STK	4,712.31	0.04
NXT ENERGY SOLUTIONS INC COM STK	8,674.25	2,566.50
NY & CO INC COM STK	37,108.14	13,224.00
NY & CO INC COM STK	2,033.95	1,740.00
NYFIX INC DE COM	6,219.36	688.00
NYSE EURONEXT COM STK	1,319,199.57	747,604.96
NYSE EURONEXT COM STK	574,498.73	180,708.00
O2DIESEL CORP COM	5,815.07	149.09
OBAGI MED PRODS INC COM	8,501.71	7,340.64
OCCIDENTAL PETE CORP COM	453,732.99	1,205,799.00
OCCIDENTAL PETE CORP COM	334,893.63	425,929.00
OCCIDENTAL PETE CORP COM	81,743.13	102,582.90
OCCIDENTAL PETE CORP COM	403,898.19	599,900.00
OCCIDENTAL PETE CORP COM	258,968.60	219,152.65
OCCULOGIX INC COM NEW STK	1,667.81	16.00
OCEAN PWR TECHNOLOGIES INC COM NEW STK	67,151.05	40,742.10
OCEANEERING INTL INC COM	81,591.42	36,162.74

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
OCEANFIRST FINL CORP COM	32,646.60	29,880.00
OCEANFREIGHT INC COM STK USD0.01	9,819.70	3,564.00
OCTILLION CORP COM NEW COM NEW	161,910.26	16,665.12
ODYSSEY MARINE EXPL INC COM	846.13	322.00
ODYSSEY RE HLDGS CORP COM	26,300.68	36,267.00
ODYSSEY RE HLDGS CORP COM	120,457.62	170,973.00
OFFICE DEPOT INC COM	193,082.17	83,440.00
OFFICE DEPOT INC COM	133,072.38	19,966.00
OFFICE DEPOT INC COM	125,709.06	54,534.00
OFFICE DEPOT INC COM	1,762.43	661.56
OFFICEMAX INC DEL COM	116,070.48	68,760.00
OFFICEMAX INC DEL COM	104,436.00	61,120.00
OFFICEMAX INC DEL COM	600,140.52	239,132.00
OGE ENERGY CORP COM	2,346.22	2,420.38
OIL DRI CORP AMER COM	1,808.95	1,875.00
OIL STS INTL INC COM ISIN US6780261052	858,657.16	416,787.00
OIL STS INTL INC COM ISIN US6780261052	139,598.00	52,332.00
OILSANDS QUEST INC COM STK	460,693.81	84,171.19
OILSANDS QUEST INC WT EXP	11,733.60	650.00
OLD 2ND BANCORP INC DEL COM	2,101.87	1,160.00
OLD 2ND BANCORP INC DEL COM	2,804.66	1,531.20
OLD DOMINION FGHT LINE INC COM	38,498.04	45,536.00
OLD MUTUAL PLC ORD GBP0.10	42,189.94	41,808.40
OLD NATL BANCORP IND COM	59,532.11	61,744.00
OLD NATL BANCORP IND COM	94,777.56	88,984.00
OLIN CORP COM	112,341.39	94,016.00
OLIN CORP COM	118,504.70	110,288.00
OLIN CORP COM	18,996.24	21,276.51
OLYMPIC STL INC COM	130,902.26	44,814.00
OLYMPIC STL INC COM	13,723.30	6,143.08
OM GROUP INC COM	47,963.76	31,665.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
OM GROUP INC COM	118,725.51	82,329.00
OM GROUP INC COM	40,420.04	54,886.00
OMDA OIL & GAS INC COM NEW STK	309.95	0.20
OMEGA NAVIGATION ENTERPRISES INC	3,409.99	1,911.00
OMNI ENERGY SVCS CORP COM NEW COM NEW	12,530.96	2,380.00
OMNICARE INC COM	13,860.81	15,996.87
OMNICARE INC COM	238,465.40	213,752.00
OMNICARE INC COM	516,215.58	474,696.00
OMNICARE INC COM	109,158.72	163,784.00
OMNICELL INC COM	13,244.95	6,105.00
OMNICOM GROUP INC COM	231,854.76	209,976.00
OMNICOM GROUP INC COM	383,985.22	230,704.40
OMNITURE INC COM STK	309,393.06	138,426.40
OMNITURE INC COM STK	76,520.75	28,781.20
OMNIVISION TECHNOLOGIES INC COM	112,813.58	35,700.00
OMNIVISION TECHNOLOGIES INC COM	28,683.30	10,578.75
OMNOVA SOLUTIONS INC COM	33,503.77	3,487.21
OMRON CORP NPV	209,840.41	101,845.56
OMV AG NPV(VAR)	66,869.40	74,942.60
ON ASSIGNMENT INC COM	33,387.06	23,814.00
ON ASSIGNMENT INC COM	235,570.76	152,523.00
ON SEMICONDUCTOR CORP COM	52,236.80	52,360.00
ON SEMICONDUCTOR CORP COM	19,648.95	10,200.00
ON TRACK INNOVATIONS COM ILS0.10	2,472.12	572.00
ON2 TECHNOLOGIES	13,741.71	3,000.00
ONCOLIN THERAPEUTICS INC COM STK	5,207.07	2.55
ONCOLYTICS BIOTECH INC COM	8,866.61	3,630.00
ONCOTHYREON INC COM STK	8,912.34	1,330.12
ONEIDA FINL CORP COM STK	4,045.56	2,661.11
ONELINK CORP COM STK	3,216.64	0.90
ONEOK INC COM STK	27,467.89	17,156.43

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ONEOK INC COM STK	194,525.09	119,683.20
ONEOK INC COM STK	286,242.40	177,632.00
ONEOK INC COM STK	112,567.43	69,888.00
ONESTEEL NPV	75,630.65	81,925.75
ONLINE PWR SUP INC COM	46,941.63	0.35
ONLINE RES CORP COM	298.00	142.20
ONYX PHARMACEUTICALS INC DEL COM	23,398.51	20,496.00
OPEN TEXT CORP COM	3,417.93	3,013.00
OPENTV CORP OPENTV CORP ISIN NL0000470755	3,008.41	1,803.18
OPENWAVE SYS INC COM NEW	5,635.01	422.50
OPENWAVE SYS INC COM NEW	29,676.90	7,150.00
OPLINK COMMUNICATIONS INC COM NEW	31,637.75	21,500.00
OPTI CDA INC COM STK	11,392.62	3,499.44
OPTI INC COM	2,091.13	737.20
OPTICAL CABLE CORP COM NEW STK	14,099.15	5,420.00
OPTICON SYS INC COM NEW COM NEW	2,543.41	30.00
OPTIMER PHARMACEUTICALS INC COM STK	5,328.55	7,266.00
OPTIONSXPRESS HLDGS INC COM STK	1,081,387.81	615,896.00
OPTIONSXPRESS HLDGS INC COM STK	19,736.77	11,396.08
ORACLE CORP COM	340,908.38	290,541.51
ORACLE CORP COM	1,376,473.94	1,192,502.07
ORACLE CORP COM	302,867.36	303,183.00
ORACLE CORP COM	1,194,988.84	1,728,675.00
ORACLE CORP COM	467,583.99	504,507.15
ORACLE CORP COM	105,151.09	103,685.04
ORAMED PHARMACEUTICALS INC COM STK	303.95	117.00
ORASURE TECHNOLOGIES INC COM	1,260.02	404.80
ORBITAL SCI CORP COM	40,404.07	37,107.00
ORBOTECH LTD SH COM	2,550.87	402.00
ORCHESTRA THERAPEUTICS INC COM PAR $0.0025 STK	1,681.51	4.52
ORE PHARMACEUTICALS INC COM NEW COM NEW	788.95	240.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ORGANA TECHNOLOGIES GROUP INC COM NEW STK	8,919.22	5.40
ORIENT O/SEAS INTL USD0.10	54,816.71	56,657.89
ORIENTAL FINL GROUP INC COM	83,149.75	28,435.00
ORIENTAL FINL GROUP INC COM	369,116.57	217,334.15
ORIENTAL FINL GROUP INC COM	182,053.46	59,290.00
ORIGIN AGRITECH LIMITED	12,777.15	3,774.00
ORION CORPORATION SER’B’NPV	88,625.63	97,815.18
ORION ENERGY SYS INC COM STK	17,732.61	8,547.80
ORION MARINE GROUP INC COM STK	7,357.55	7,728.00
ORLEANS ENERGY LTD	21,112.05	9,234.60
ORMAT TECHNOLOGIES INC COM	17,410.35	11,797.41
ORSU METALS CORP COM STK	17,388.95	1,742.00
ORTHOLOGIC CORP COM STK USD0.0005	1,617.45	420.00
ORTHOVITA INC CDT-COM STK ISIN# US68750U1025	1,009.45	983.10
OSHKOSH CORPORATION	36,422.08	29,025.85
OSHKOSH CORPORATION	23,265.55	31,115.00
OSI PHARMACEUTICALS INC COM	181,838.12	161,276.50
OSI PHARMACEUTICALS INC COM	113,494.07	90,361.70
OSI PHARMACEUTICALS INC COM	25,990.76	19,681.20
OSI SYS INC COM	28,983.24	16,620.00
OSIRIS THERAPEUTICS INC NEW COM	16,195.95	19,160.00
OSTEOTECH INC COM	2,889.85	1,014.00
OTELCO INC INCOME DEP SECS IDS	62,719.56	29,717.62
OTTER TAIL CORP	39,288.26	24,178.51
OVERSEAS SHIPHOLDING GROUP INC COM	173,932.80	117,908.00
OVERSTOCK COM INC DEL COM	1,252.58	1,078.00
OWENS & MINOR INC NEW COM	131,206.53	109,185.00
OWENS & MINOR INC NEW COM	98,324.71	82,830.00
OWENS & MINOR INC NEW COM	43,059.60	33,885.00
OWENS CORNING NEW COM STK	173,349.76	119,716.00
OWENS CORNING NEW COM STK	14,846.85	11,245.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
OWENS CORNING NEW WT EXP SER B WTS	48,258.30	1,285.20
OWENS ILL INC COM NEW	33,246.48	17,627.85
OXYGEN BIOTHERAPEUTICS INC COM STK	883.03	336.00
OYO GEOSPACE COM	9,115.23	3,406.65
P F CHANGS CHINA BISTRO INC COM STK	120,226.76	94,230.00
P F CHANGS CHINA BISTRO INC COM STK	72,526.93	69,416.10
PAC FL CELL CORP COM STK	1,757.47	75.00
PAC RIM MNG CORP COM NEW	1,467.04	560.00
PAC SUNWEAR CAL INC COM	1,486.75	504.03
PAC SUNWEAR CAL INC COM	54,402.46	10,653.00
PACCAR INC COM	120,564.05	258,086.40
PACCAR INC COM	52,530.04	38,060.79
PACER INTL INC TENN COM	118,083.55	74,053.00
PACER INTL INC TENN COM	9,182.42	3,926.49
PACIFIC BASIN SHIP USD0.1	46,443.30	38,151.27
PACIFIC BOOKER MINERALS INC COM	4,836.69	2,232.00
PACIFIC CAP BANCORP NEW COM	45,979.50	35,448.00
PACIFIC COMOX RES LTD COM	7,394.90	719.80
PACIFIC ETHANOL INC COM	308,296.70	53,110.20
PACIFIC MERCANTILE BANCORP COM	2,694.95	980.00
PACIFIC RODERA ENERGY INC FORMERLY PAC RODERA VENTURES INC TO 03/29/2004 COM	50,260.52	13,972.50
PACTIV CORP COM	170,816.58	164,208.00
PACTIV CORP COM	91,662.92	82,576.72
PACTIV CORP COM	140,206.48	132,610.40
PACTIV CORP COM	170,632.00	174,160.00
PACTIV CORP COM	170,021.29	180,131.20
PACWEST BANCORP DEL COM	181,359.16	196,370.00
PACWEST BANCORP DEL COM	73,616.12	69,940.00
PAETEC HLDG CORP COM STK	882.30	259.20
PAIN THERAPEUTICS INC COM ISIN US69562K1007	7,441.20	7,104.00
PAIN THERAPEUTICS INC COM ISIN US69562K1007	9,020.74	5,890.40

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PAINCARE HLDGS INC COM STK	1,345.64	11.10
PAIVIS CORP COM NEW STK	258.95	30.00
PALADIN HLDGS INC COM STK	33,485.97	91.85
PALADINE RESOURCES COM	162,400.89	52,611.74
PALATIN TECHNOLOGIES INC COM NEW STK	2,957.87	179.80
PALL CORP COM	64,072.66	83,385.19
PALM INC NEW COM	62,638.36	26,296.78
PALOMAR MED TECHNOLOGIES INC COM NEW	29,841.00	24,213.00
PALOMAR MED TECHNOLOGIES INC COM NEW	19,535.47	10,330.88
PAN AMERN SILVER CORP COM	429,721.17	276,380.37
PAN ORIENT ENERGY CORP	2,636.35	1,774.37
PANACOS PHARMACEUTICALS INC COM	12,894.74	5,797.00
PANASONIC CORP	232,778.89	135,057.92
PANASONIC CORP	131,427.59	98,223.94
PANCONTINENTAL URANIUM CORP COM STK	8,964.00	637.31
PANERA BREAD CO CL A	43,651.08	62,688.00
PANERA BREAD CO CL A	37,182.89	37,612.80
PANTRY INC COM ISIN #US6986571031	85,557.12	62,205.00
PANTRY INC COM ISIN #US6986571031	113,050.40	115,830.00
PAR PHARMACEUTICAL COS INC COM	13,535.50	14,751.00
PAR PHARMACEUTICAL COS INC COM	29,870.97	21,456.00
PARAGON SHIPPING INC CL A COM STK	16,844.80	19,000.00
PARAMETRIC TECHNOLOGY CORP COM NEW STK	76.17	50.60
PARK PL ENERGY CORP COM STK	1,014.95	22.50
PARKER DRILLING CO COM	49,887.02	17,463.80
PARKER-HANNIFIN CORP COM	27,922.49	16,165.20
PARKER-HANNIFIN CORP COM	112,059.29	168,543.48
PARMALAT S.P.A EUR1	284,236.73	232,423.94
PARTICLE DRILLING TECHNOLOGIES INC COM	2,120.57	66.06
PARTNERRE HLDG LTD COM STK	275,515.90	277,953.00
PARTNERRE HLDG LTD COM STK	202,578.12	213,810.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PATIENT ACCESS SOLUTIONS INC COM STK	1,248.95	50.00
PATRIOT CAP FDG INC COM	25,114.79	7,317.01
PATRIOT COAL CORP-STOCK DISTRIBUTION	38,417.69	18,175.00
PATRIOT SCIENTIFIC CORP COM	249,582.90	82,844.10
PATTERSON COS INC COM	88,414.86	43,125.00
PATTERSON COS INC COM	233,007.74	138,750.00
PATTERSON-UTI ENERGY INC COM	157,691.49	70,211.00
PATTERSON-UTI ENERGY INC COM	6,533.80	5,409.70
PAXTON ENERGY INC COM	42,516.75	634.80
PAYCHEX INC COM	96,898.38	77,566.73
PAYCHEX INC COM	209,535.12	210,240.00
PAYMENT DATA SYS INC COM STK	929.95	40.00
PC CONNECTION INC COM	28,792.09	11,776.00
PC MALL INC COM	5,700.04	1,604.00
PCCW LIMITED HKD0.25(POST CONS)	15,358.43	763.84
PCS EDVENTURES COM INC COM	573.12	1,010.00
PDL BIOPHARMA INC COM	22,522.23	9,888.00
PDL BIOPHARMA INC COM	13,415.65	9,888.00
PEABODY ENERGY CORP COM STK	268,062.66	152,425.00
PEABODY ENERGY CORP COM STK	92,546.67	50,050.00
PEABODY ENERGY CORP COM STK	216,700.13	135,573.44
PEAK ENERGY SVCS TR TR UNIT PEAK ENERGY SERVICES TRUST	9,540.75	1,224.72
PEARL EXPL & PRODTN LTD COM STK	972.03	252.72
PECO II INC COM NEW COM NEW	4,935.90	539.02
PEDIMENT EXPL LTD COM	20,700.04	9,153.00
PEETS COFFEE & TEA INC COM	525,033.41	478,950.00
PEGASUS WIRELESS CORP NEV COM NEW STK	4,797.32	0.12
PEMBINA PIPELINE INCOME FD TR UNIT	11,254.09	8,641.50
PENFORD CORP COM	5,556.67	1,649.95
PENGROWTH ENERGY TR TR UNIT NEW	570,362.72	297,164.76
PENN NATL GAMING INC COM	97,936.30	74,830.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PENN NATL GAMING INC COM	17,453.30	8,552.00
PENN VA CORP COM	6,717.45	2,598.00
PENNEY J.C CO INC COM	207,316.72	108,350.00
PENNEY J.C CO INC COM	417,706.50	238,370.00
PENNEY J.C CO INC COM	628,535.82	340,810.00
PENNEY J.C CO INC COM	64,115.79	33,310.49
PENSON WORLDWIDE INC COM	2,558.95	1,524.00
PENSON WORLDWIDE INC COM	28,493.10	34,290.00
PENTAIR INC COM	299,878.24	196,461.00
PENTAIR INC COM	6,560.94	4,297.00
PEOPLES EDL HLDGS INC COM STK	1,476.85	1,150.00
PEOPLES UTD FINL INC COM	29,473.51	30,311.00
PEOPLES UTD FINL INC COM	35,713.70	39,226.00
PEOPLES UTD FINL INC COM	154,434.98	153,338.00
PEOPLES UTD FINL INC COM	179,469.92	192,207.40
PEP BOYS-MANNY MOE & JACK COM	4,266.35	4,543.00
PEPCO HLDGS INC COM	157,009.10	118,992.00
PEPCO HLDGS INC COM	134,489.23	94,128.00
PEPCO HLDGS INC COM	289,375.51	193,584.00
PEPCO HLDGS INC COM	235,683.91	177,600.00
PEPCO HLDGS INC COM	2,335.45	1,617.21
PEPINNINI MINERALS LIMITED COM STK	18,078.45	1,604.00
PEPSI BOTTLING GROUP INC COM STK ISIN US7134091005	14,973.80	14,631.50
PEPSI BOTTLING GROUP INC COM STK ISIN US7134091005	274,316.72	173,327.00
PEPSI BOTTLING GROUP INC COM STK ISIN US7134091005	22,595.53	18,233.10
PEPSI BOTTLING GROUP INC COM STK ISIN US7134091005	81,006.41	74,283.00
PEPSIAMERICAS INC COM	31,033.60	26,468.00
PEPSIAMERICAS INC COM	7,773.23	6,189.99
PEPSICO INC COM	253,101.93	230,034.00
PEPSICO INC COM	787,759.36	609,590.10
PEPSICO INC COM	1,204,083.23	2,124,528.30

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PEPSICO INC COM	795,153.28	640,809.00
PEPSICO INC COM	552,798.82	564,131.00
PEPSICO INC COM	421,546.16	343,800.00
PERDIGAO SA SPONSORED ADR REPSTG COM	26,042.18	13,849.50
PEREGRINE PHARMACEUTICALS INC COM	114,005.53	28,644.75
PERFICIENT INC COM STK	63,944.34	31,548.00
PERINI CORP COM	395,722.05	219,772.00
PERINI CORP COM	852,853.05	659,316.00
PERINI CORP COM	85,026.24	57,374.52
PERKINELMER INC COM	51,862.22	41,730.00
PERNOD RICARD NPV EUR 1.55	783,273.41	643,976.26
PEROT SYS CORP CDT-CL A COM STK	2,474.07	1,913.80
PERRIGO CO COM	57,563.67	50,805.31
PERRIGO CO COM	290,082.32	284,328.00
PERRIGO CO COM	79,628.04	72,600.57
PERRIGO CO COM	117,022.10	119,223.90
PERSIMMON ORD GBP0.10	338,773.13	113,059.67
PETAQUILLA RES LTD COM	352.57	72.00
PETMED EXPRESS INC COM STK	13,572.08	14,421.34
PETRO CANADA COM NPV	568,249.74	233,759.42
PETRO DEV CORP COM	9,973.42	3,610.50
PETRO-CDA COM PETRO-CANADA	8,855.06	6,895.35
PETROCHINA CO ‘H’CNY1	87,889.40	66,584.09
PETROHAWK ENERGY CORP COM	206,080.47	187,247.40
PETROHAWK ENERGY CORP COM	1,990,673.24	1,341,272.82
PETROHAWK ENERGY CORP COM	109,906.39	75,961.80
PETROHAWK ENERGY CORP COM	164,611.38	171,617.40
PETROHAWK ENERGY CORP COM	116,233.77	87,168.51
PETROLIFERA PETE LTD COM PETROLIFERA PETE LTD	1,003.47	55.28
PETROQUEST ENERGY INC COM	66,644.13	27,040.00
PETROQUEST ENERGY INC COM	37,261.44	24,336.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PETSMART INC COM	1,360.06	936.80
PEUGEOT SA EUR1	129,894.27	115,335.71
PEYTO ENERGY TR TR UNIT COM UNIT	31,508.11	13,953.76
PFIZER INC COM STK $.11 1/9 PAR	123,936.40	93,420.25
PFIZER INC COM STK $.11 1/9 PAR	974,838.92	765,072.00
PFIZER INC COM STK $.11 1/9 PAR	731,141.65	540,863.40
PFIZER INC COM STK $.11 1/9 PAR	2,924,283.45	2,971,614.03
PFIZER INC COM STK $.11 1/9 PAR	1,756,106.60	1,587,943.49
PG& E CORP COM	48,511.46	44,708.54
PG& E CORP COM	253,838.96	348,390.00
PG& E CORP COM	149,504.96	138,078.57
PGT INC COM	24,177.85	5,028.50
PHARMACEUTICAL HOLDRS TR DEPOS RCPT	37,038.57	30,665.00
PHARMACEUTICAL PROD DEV INC COM	221,183.57	147,951.00
PHARMACEUTICAL PROD DEV INC COM	7,339.94	4,402.12
PHARMANET DEV GROUP INC COM	990.11	91.00
PHARMERICA CORP COM STK	30,536.06	23,567.68
PHARMERICA CORP COM STK	211,276.17	148,865.00
PHH CORP COM NEW COM NEW	354.20	216.41
PHILIP MORRIS INTL INC COM	744,203.24	673,545.68
PHILIP MORRIS INTL INC COM	1,111,398.82	2,192,904.00
PHILIP MORRIS INTL INC COM	613,741.49	779,960.26
PHILIPS ELEC(KON) EUR0.20	19,983.22	19,224.39
PHILLIPS VAN HEUSEN CORP COM	80,068.60	44,286.00
PHILLIPS VAN HEUSEN CORP COM	74,379.70	77,097.90
PHILLIPS VAN HEUSEN CORP COM	8,603.95	4,033.79
PHOENIX ASSOCS LD SYND COM STK USD0.001	95,946.86	3,837.28
PHOTRONICS INC COM	18,690.28	11,700.00
PHYSICIANS ADULT DAYCARE INC COM	1,729.25	12.00
PHYSICIANS RESOURCE GROUP INC COM	206.44	—
PHYTOMEDICAL TECHNOLOGIES INC COM	1,599.48	150.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PICK COMMUNICATIONS CORP COM NEW	473.70	0.01
PICO HLDGS INC COM NEW STK	15,106.96	10,632.00
PIEDMONT NAT GAS INC COM	20,525.04	20,553.83
PIKE ELEC CORP COM STK	24,788.95	25,830.00
PILGRIM PETE CORP COM	8,897.60	79.11
PINETREE CAP COM STK	1,909,449.48	286,021.13
PINNACLE AIRL CORP COM	328.72	154.70
PINNACLE DATA SYSTEMS INC COM	265.95	44.00
PINNACLE ENTMT INC COM	2,884.95	768.00
PINNACLE GAS RES INC COM STK	1,409.47	155.00
PINNACLE MICRO INC COM	6,353.95	—
PINNACLE W. CAP CORP COM	66,223.00	64,260.00
PINNACLE W. CAP CORP COM	100,793.61	83,538.00
PINNACLE W. CAP CORP COM	39,704.72	36,294.14
PIONEER DRILLING CO COM STK	4,290.77	1,671.00
PIONEER NAT RES CO COM STK	172,372.97	48,540.00
PIONEER NAT RES CO COM STK	31,663.74	8,956.55
PIPER JAFFRAY COS COM	61,375.65	59,640.00
PITCHSTONE EXPLORATIONS LTD COM STK	3,967.15	421.20
PITNEY BOWES INC COM	136,399.23	127,400.00
PITNEY BOWES INC COM	371,099.75	298,116.00
PITNEY BOWES INC COM	208,649.94	165,620.00
PITNEY BOWES INC COM	20,254.69	12,997.07
PIXELWORKS INC COM NEW STK	580.38	59.76
PIXTECH INC COM	7,209.95	0.20
PLAINS EXPL & PRODTN CO COM	3,570.95	2,324.00
PLANAR SYS INC	186,528.05	32,208.00
PLANKTOS CORP COM STK	16,290.20	37.36
PLANTRONICS INC NEW COM	143,037.69	99,000.00
PLANTRONICS INC NEW COM	6,370.42	3,115.20
PLASTICON INTL INC COM	6,981.82	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PLATCOM INC COM STK	995.22	0.06
PLATINUM GROUP METALS LTD COM NEW PLATNIUM GROUP METALS LIMITED NEW	633.95	760.00
PLATINUM RESH ORGANIZATION INC COM	4,583.24	164.00
PLATINUM UNDERWRITERS HLDGS INC COM USD0.01	163,380.58	169,576.00
PLATINUM UNDERWRITERS HLDGS INC COM USD0.01	366,524.29	382,448.00
PLEXUS CORP COM	130,331.70	74,580.00
PLEXUS CORP COM	16,130.97	13,136.25
PLUG PWR INC COM	4,172.88	1,050.60
PLURIS ENERGY GROUP INC COM STK	424.95	15.00
PMA CAP CORP CL A	14,188.50	19,116.00
PMC SIERRA INC COM	254,498.97	152,944.20
PMC SIERRA INC COM	94,900.85	75,295.98
PMC SIERRA INC COM	8,280.68	5,661.90
PMFG INC COM STK	17,030.50	7,648.00
PMI GROUP INC COM	66,445.23	10,725.00
PMI GROUP INC COM	19,772.40	11,700.00
PNC FINANCIAL SERVICES GROUP COM STK	408,975.13	421,400.00
PNC FINANCIAL SERVICES GROUP COM STK	169,709.76	153,370.00
PNC FINANCIAL SERVICES GROUP COM STK	271,248.00	196,000.00
POINTER TELOCATION LTD ORD ILS0.01	135.65	61.50
POLARIS GEOTHERMAL INC COM STK	2,854.50	567.00
POLARIS INDS INC COM	3,638.11	2,148.75
POLO RALPH LAUREN CORP CL A	117,495.35	63,574.00
POLYCOM INC COM	160,440.30	85,653.40
POLYCOM INC COM	1,387.22	675.50
POLYMEDIX INC COM STK	1,256.95	1,984.00
POLYMET MNG CORP COM	25,186.51	6,700.00
POLYONE CORP COM	11,172.76	4,725.00
PONIARD PHARMACEUTICALS INC COM NEW STK	139.20	30.88
POPULAR INC COM	71,623.56	68,112.00
POPULAR INC COM	8,751.31	2,322.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PORTFOLIO RECOVERY ASSOCS INC COM	26,442.59	23,011.20
PORTFOLIO RECOVERY ASSOCS INC COM	78,982.26	60,912.00
PORTLAND GEN ELEC CO COM NEW STK\	130,587.02	130,449.00
PORTLAND GEN ELEC CO COM NEW STK\	10,677.64	7,788.00
POTASH CORP SASK INC COM	126,111.09	131,796.00
POTASH CORP SASK INC COM	814,623.49	754,898.20
POWELL INDS INC COM	26,533.29	20,314.00
POWER AIR CORP COM	1,043.94	252.00
POWER INTEGRATIONS INC COM	69,908.87	80,951.36
POWER SPECTRA INC COM	7,774.93	—
POWER-ONE INC COM	16,722.51	2,380.00
POWER-SAVE ENERGY CO COM STK	243.95	100.00
POWERSECURE INTL INC COM STK	13,497.90	13,160.00
POWERSHARES DB AGRICULTURE DOUBLE LONG ETN	23,346.44	16,466.51
POWERSHARES DB GOLD DOUBLE SHORT ETN	52,799.37	48,229.80
POWERSHARES DB MULTI-SECTOR COMMODITY TRPWR SH DB BASE METALS FD COM UNIT PWR	1,363.45	595.50
POWERSHARES EXCHANGE-TRADED FD TR DWA TECH LEADERS PORTFOLIO DWA	27,976.47	15,225.60
POWERWAVE TECHNOLOGIES INC COM	36,674.81	12,740.00
POWERWAVE TECHNOLOGIES INC COM	45,924.92	5,400.00
PPG IND INC COM	181,295.49	173,963.00
PPG IND INC COM	269,564.84	190,935.00
PPG IND INC COM	453,390.33	318,564.44
PPG IND INC COM	90,211.20	67,887.28
PPL CORP COM ISIN US69351T1060	7,563.13	4,964.81
PPL CORP COM ISIN US69351T1060	194,204.56	170,973.99
PPL CORP COM ISIN US69351T1060	186,938.71	285,417.00
PRAXAIR INC COM	286,276.13	290,864.00
PRAXAIR INC COM	209,476.49	463,008.00
PRAXAIR INC COM	1,072,853.58	904,765.12
PRAXAIR INC COM	57,615.02	40,350.26
PRB ENERGY INC COM	2,519.40	0.10

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PRE PAID LEGAL SVCS INC COM	67,349.06	52,317.87
PRECISION CASTPARTS CORP COM	1,070,918.36	636,436.00
PRECISION CASTPARTS CORP COM	409,749.78	208,180.00
PRECISION CASTPARTS CORP COM	188,388.53	136,107.97
PRECISION DRILLING TR TR UNIT COM STK	32,864.22	12,232.62
PREMIER EXHIBITIONS INC COM	28,463.92	4,811.54
PREMIER GOLD MINES LTD COM STK	20,639.03	21,923.28
PREMIER INFORMATION MGMT INC COM	3,167.95	15.00
PREMIERE GLOBAL SVCS INC COM	224,192.38	202,335.00
PRESTIGE BRANDS HLDGS INC COM	246,964.51	232,648.60
PRESTIGE BRANDS HLDGS INC COM	36,306.27	34,815.00
PRESTIGE BRANDS HLDGS INC COM	7,151.53	8,471.65
PRICE NET U S A INC COM	119,611.81	3.91
PRICE T ROWE GROUP INC COM	27,956.46	17,712.81
PRICE T ROWE GROUP INC COM	145,326.84	230,360.00
PRICE T ROWE GROUP INC COM	212,146.47	216,892.80
PRICELINE COM INC COM NEW STK	92,934.00	110,475.00
PRICELINE COM INC COM NEW STK	124,973.56	132,570.00
PRICELINE COM INC COM NEW STK	29,841.75	28,134.30
PRIDE INTL INC DEL COM	38,561.82	16,699.10
PRIMARY CORP COM NPV	5,253.47	83.55
PRIME STAR GROUP INC COM STK	698.41	—
PRIMUS TELECOMMUNICATIONS GROUP INC PRTL	2,321.52	318.00
PRINCETON NATL BANCORP INC COM	6,387.70	5,755.10
PRINCIPAL FINL GROUP INC COM STK	15,980.88	13,684.80
PRINCIPAL FINL GROUP INC COM STK	206,640.47	146,705.00
PRIVATEBANCORP INC COM	195,928.99	183,723.60
PROBE MINES LTD COM STK	7,560.65	1,296.00
PROCTER & GAMBLE CO COM	226,776.14	223,912.04
PROCTER & GAMBLE CO COM	173,829.89	161,844.76
PROCTER & GAMBLE CO COM	978,326.99	923,174.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PROCTER & GAMBLE CO COM	2,310,804.15	4,594,833.32
PROCTER & GAMBLE CO COM	445,878.94	432,740.00
PROCTER & GAMBLE CO COM	744,984.42	1,032,394.00
PROGRESS ENERGY INC COM	251,892.35	255,040.00
PROGRESS ENERGY INC COM	36,207.60	33,865.17
PROGRESSIVE CORP OH COM	210,676.70	247,327.00
PROGRESSIVE CORP OH COM	12,128.51	7,345.43
PROJ GROUP INC COM STK	279.95	0.10
PROSOFT LEARNING CORP COM	2,509.95	—
PROSPERITY BANCSHARES INC COM	173,284.65	151,500.80
PROSPERITY BANCSHARES INC COM	117,747.00	124,278.00
PROTALIX BIOTHERAPEUTICS INC COM STK	1,199.95	368.00
PROTECTIVE LIFE CORP COM	583,960.43	233,905.00
PROTERION CORP COM STK	1,548.25	0.75
PROVECTUS PHARMACEUTICAL INC COM	2,032.95	1,564.00
PROVIDENT BANKSHARES CORP COM	35,989.00	56,028.00
PROVIDENT ENERGY TR TR UNIT	209,469.25	98,570.88
PROVIDENT FINL SVCS INC COM	138,689.60	149,940.00
PROVIDENT FINL SVCS INC COM	271,961.11	281,520.00
PROXIM CORP CL A NEW	1,302.56	—
PROXIM WIRELESS CORP COM STK	24,676.57	1,200.00
PROXYMED INC COM NEW	59.23	0.01
PRUDENTIAL FINL INC COM	263,320.54	113,172.40
PRUDENTIAL FINL INC COM	265,819.82	341,938.00
PRUDENTIAL FINL INC COM	409,658.65	320,756.00
PRUDENTIAL FINL INC COM	50,367.23	40,785.76
PSIVIDA CORP COM STK	30,591.26	5,287.50
PSYCHIATRIC SOLUTIONS INC COM	3,452.44	2,785.00
PSYCHIATRIC SOLUTIONS INC COM	318,655.67	247,001.65
PSYCHIATRIC SOLUTIONS INC COM	156,047.49	108,893.50
PTT PUBLIC COMPANY THB10(ALIEN MKT)	170,067.62	138,964.92

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PUB SERVICE ENTERPRISE GROUP INC COM	189,233.98	144,829.05
PUB SERVICE ENTERPRISE GROUP INC COM	256,417.05	367,542.00
PUB SERVICE ENTERPRISE GROUP INC COM	74,138.28	49,909.23
PULTE HOMES INC COM	56,089.69	55,082.73
PULTE HOMES INC COM	59,955.57	57,929.00
PULTE HOMES INC COM	771,619.63	631,754.00
PULTE HOMES INC COM	94,723.54	97,277.00
PULTE HOMES INC COM	292,951.10	245,159.90
PULTE HOMES INC COM	206,533.49	200,893.40
PULTE HOMES INC COM	89,437.50	81,975.00
PUNCH TAVERNS ORD SHS GBP0.0004786	268,886.04	36,088.47
PURADYN FILTER TECHNOLOGIES INC COM	11,776.75	980.00
PURCHASEPRO COM INC COM NEW STK	5,067.64	48.00
PURE BIOFUELS CORP COM STK	149.76	13.00
PURPLE BEVERAGE CO INC COM STK	5,992.00	37.50
PWR 3 MED PRODS INC COM STK	8,155.55	381.48
PYRAMID OIL CO COM	17,627.17	15,831.25
Q E P INC COM	1,189.67	562.00
QAD INC COM	2,308.10	1,466.50
QBE INS GROUP NPV	126,903.31	125,387.29
QIAGEN N V COM	91,630.38	79,002.44
QIAO XING MOBILE COMMUNIC CO LTD COM STKUSD0.00025	4,099.90	1,752.60
QIAO XING UNIVERSAL TELEPHONEINC 1 COM	2,321.19	558.00
QLOGIC CORP COM	31,248.49	26,880.00
QLOGIC CORP COM	100,433.10	92,736.00
QLOGIC CORP COM	295,197.52	209,664.00
QLOGIC CORP COM	136,129.72	44,352.00
QLOGIC CORP COM	18,196.22	18,816.00
QLT INC COM STK	2,388.95	2,410.00
QSOUND LABS INC COM NEW	1,352.95	140.00
QUADRAMED CORP COM NEW STK	12,045.95	4,900.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
QUALCOMM INC COM	316,803.60	286,725.28
QUALCOMM INC COM	1,205,660.41	1,476,196.00
QUALCOMM INC COM	852,852.60	781,094.00
QUALCOMM INC COM	639,579.31	616,276.00
QUALCOMM INC COM	1,684,725.91	1,488,772.33
QUALCOMM INC COM	715,268.29	563,319.26
QUALCOMM INC COM	1,014,563.92	864,577.90
QUALITY SYS INC COM STK	23,307.10	25,081.54
QUANTA SVCS INC COM	145,035.59	129,016.80
QUANTA SVCS INC COM	212,402.53	151,470.00
QUANTA SVCS INC COM	481,662.24	603,900.00
QUANTA SVCS INC COM	217,534.89	152,875.80
QUANTUM CORP DSSG COM	22,331.00	4,932.00
QUANTUM FUEL SYS TECHNOLOGIES WORLDWIDE INC COM	16,651.35	14,552.00
QUEPASA CORP COM NEW STK	1,010.32	417.50
QUEST CAP CORP COM	176,633.43	76,686.06
QUEST DIAGNOSTICS INC COM	38,179.49	38,266.13
QUEST DIAGNOSTICS INC COM	140,254.40	207,640.00
QUEST RESOURCE CORP COM NEW COM NEW	14,173.04	2,200.00
QUEST URANIUM CORP COM STK	—	38.88
QUESTAR CORP COM	10,771.81	6,543.88
QUESTAR CORP COM	187,804.58	140,567.00
QUESTCOR PHARMACEUTICALS INC COM	45,444.63	52,136.00
QUICKSILVER RES INC COM	28,532.49	17,489.80
QUIDEL CORP COM	1,775.65	1,307.00
QUIKSILVER INC COM	5,743.59	736.00
QUIKSILVER INC COM	91,227.24	25,944.00
QWEST COMMUNICATIONS INTL INC COM	881,985.53	132,852.72
QWEST COMMUNICATIONS INTL INC COM	52,794.37	66,431.09
R H DONNELLEY CORP COM NEW	202,227.53	19,190.05
RACKSPACE HOSTING INC COM STK	5,288.15	5,380.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
RADIAN GROUP INC COM	1,831.41	2,208.00
RADIANT LOGISTICS INC COM STK	2,009.95	680.00
RADIOSHACK CORP DEL COM	13,430.70	8,955.00
RADIOSHACK CORP DEL COM	49,902.60	37,157.28
RADIOSHACK CORP DEL COM	98,527.52	62,088.00
RADIOSHACK CORP DEL COM	124,670.11	72,834.00
RADISYS CORP COM	22,342.42	9,401.00
RADNET INC COM STK	1,794.86	770.50
RAE SYS INC COM	1,405.40	216.00
RALCORP HLDGS INC NEW COM	10,044.27	9,227.20
RAM ENERGY RES INC COM STK	1,823.93	880.00
RAMBUS INC DEL COM	162,518.47	176,950.80
RANCHER ENERGY CORP COM	190,840.75	3,393.91
RANGE RES CORP COM	68,210.03	45,112.73
RANGE RES CORP COM	190,116.52	130,682.00
RAPTOR NETWORKS TECHNOLOGY INC COM	8,287.80	1,610.00
RASER TECHNOLOGIES INC COM	22,981.20	9,325.00
RAUTARUUKKI OYJ NPV	106,213.16	122,124.23
RAYMOND JAMES FNCL INC COM STK	5,791.95	3,426.00
RAYTHEON CO COM NEW COM NEW	399,595.98	525,712.00
RAYTHEON CO COM NEW COM NEW	579,110.05	576,752.00
RAYTHEON CO COM NEW COM NEW	307,661.87	271,472.73
RBC BEARINGS INC COM	1,341.10	669.24
RC2 CORP COM	17,904.85	6,081.90
RCM TECHNOLOGIES INC COM NEW	968.95	333.00
RCN CORP COM NEW	4,367.76	2,006.00
REALITY RACING INC COM NEW STK	35,371.13	271.70
REALNETWORKS INC COM	21,033.01	12,319.70
REAVES UTIL INCOME FD COM SH BEN INT COMSH BEN INT	2,882.20	1,863.37
RECKITT BENCKISER GROUP PLC ORD GBP0.10	544,166.51	404,047.70
RECKITT BENCKISER GROUP PLC ORD GBP0.10	1,248,517.77	962,694.33

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
RED BACK MNG INC COM STK	2,555.08	2,198.79
RED HAT INC COM	7,613.92	5,288.00
RED REEF LABORATORIES INTL INC COM NEW COM NEW	1,022.22	25.20
RED ROBIN GOURMET BURGERS INC COM	3,458.49	1,683.00
RED ROBIN GOURMET BURGERS INC COM	88,537.12	50,490.00
RED ROCK PICTURES HLDGS INC COM	344.31	2.00
REDDY ICE HLDGS INC COM	2,734.95	144.00
REDENVELOPE INC COM STK	2,476.90	0.07
REDWOOD TR INC COM	23,638.91	9,491.97
REEDS INC COM STK	136.84	18.70
REFLECT SCIENTIFIC INC COM	5,065.90	600.00
REGAL BELOIT CORP COM	66,937.95	74,612.36
REGAL BELOIT CORP COM	606,823.04	442,583.50
REGAL ENERGY LTD COM STK	1,315.27	43.19
REGAL ENTMT GROUP CL A CL A	19,285.12	10,880.89
REGEN BIOLOGICS INC NEW COM NEW COM NEW	658.95	1,000.00
REGI U S INC COM	10,776.28	2,700.00
REGIONS FINL CORP NEW COM	48,205.17	38,406.69
REGIONS FINL CORP NEW COM	289,905.20	210,144.00
REGIONS FINL CORP NEW COM	530,767.32	136,386.64
REGIONS FINL CORP NEW COM	145,923.51	105,868.00
REGIS CORP MINN COM	74,967.44	37,778.00
REGIS CORP MINN COM	17,228.88	26,154.00
REHABCARE GROUP INC COM	52,162.03	51,544.00
REINSURANCE GROUP AMER INC COM NEW STK	6,567.64	5,823.52
RELIANCE STL & ALUM CO COM	12,761.22	3,988.00
RELIANCE STL & ALUM CO COM	43,122.45	41,874.00
RELIANCE STL & ALUM CO COM	80,426.50	49,850.00
RELIANT ENERGY INC COM	1,604,118.07	714,986.00
RELIANT ENERGY INC COM	16,379.74	18,438.20
RELIV INTL INC COM	3,465.07	1,648.95

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
REMEC INC COM NEW	397.57	53.40
RENAISSANCE RE HLDGS LTD COM	89,754.00	144,368.00
RENAISSANCE RE HLDGS LTD COM	2,713.64	2,578.00
RENAISSANCE RE HLDGS LTD COM	154,595.00	180,460.00
RENASANT CORP COM	47,183.18	59,605.00
RENAULT SA EUR3.81	226,933.86	225,261.49
RENAULT SA EUR3.81	1,105,519.01	232,068.84
RENT A CTR INC NEW COM	144,718.10	180,030.00
RENT A CTR INC NEW COM	260,839.48	217,095.00
RENT A CTR INC NEW COM	46,159.05	61,775.00
RENTECH INC COM STK	3,775.74	1,224.00
REORG IRISH INVT N/C TO NEW IRELAND FUNC 2612359 EFF 6/21/01	20,836.97	3,688.00
REORG MUELLER WTR PRODS INC SER B STK MAND EXCHANGE SEC 2024998 EFF 01/28/09	13,467.92	3,895.01
REORG OPEN ENERGY CORP COM STK EFFECTIVE DATE AS OF 02/03/09	20,511.36	3,685.00
REORG QUANTUM CORP COM EXCH QUANTUM CORP DSSG COM @1 CORP ACT 8-3-99 2753014	1,432.07	2,340.00
REORG/ ADR DUCATI MTR HLDGS SPA SPONSORED ADR TERMINATION 1/16/09	2,422.17	1,775.00
REORG/ MERRILL LYNCH & CO INC COM STK EFF DT: 01/02/2009	56,316.99	33,808.75
REORG/ MERRILL LYNCH & CO INC COM STK EFF DT: 01/02/2009	321,091.05	83,447.16
REORG/ MERRILL LYNCH & CO INC COM STK EFF DT: 01/02/2009	1,270,673.91	464,436.00
REORG/ MERRILL LYNCH & CO INC COM STK EFF DT: 01/02/2009	606,737.75	181,584.00
REORG/ MERRILL LYNCH & CO INC COM STK EFF DT: 01/02/2009	41,832.96	45,396.00
REORG/ NATIONWIDE FINL SVCS INC CL A COM EFF DT: 1/1/2009	4,772.49	5,317.85
REORG/ OMRIX BIOPHARMACEUTICALS INC COMSTK CASH MERGER EFF 12/31/08	1,616.35	1,249.50
REORG/ABLEAUCTIONS REV SPLIT TO ABLEAUCTIONS.COM NEW 2049510 1/15/09	15,520.17	1,610.00
REORG/BE INC COM STK PLAN OF DISSOLUTION EFF 5/18/04	5,739.95	—
REORG/BEVSYS INTL INC NEW NAME CHANGE TO RATATE BLACK INC 2029093 EFF 10/26/06	9,130.00	—
REORG/BLYTH INC REV SPLIT TO BLYTH INC NEW 2049994 EFF 02/02/09	22,211.00	27,440.00
REORG/BLYTH INC REV SPLIT TO BLYTH INC NEW 2049994 EFF 02/02/09	65,074.12	29,008.00
REORG/CENTERPLATE INC INCOME PLAN OF MERGER 3220058 2010093 EFF 1/27/09	21,801.00	3,018.93
REORG/CMKM DIAMOND GEN MERGER EFFEC 04-14-06	22,283.46	—
REORG/DOVER GLEN INC NAME CHANGE TO PETROALGAE INC 2049557 EFF 1/16/09	2,946.42	50.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
REORG/EQUITABLE RES NAME CHANGE TO EQT CORP SEC 2050084 EFF 2/9/09	83,026.20	86,559.00
REORG/EQUITABLE RES NAME CHANGE TO EQT CORP SEC 2050084 EFF 2/9/09	101,316.80	107,360.00
REORG/FONIX CORP REV SPLIT TO FONIX CORP NEW SEC 2049262 EFF 12/23/08	589.50	500.00
REORG/FOSTER WHEELER LTD STK MERGER TO FOSTER WHEELER CU H27178104 2/9/09	523,352.15	320,002.06
REORG/MENTOR CORP CASH MERGER EFF 1/23/09	2,809.95	3,093.00
REORG/METRICOM INC DESP SEC EFF 10/8/02	2,914.86	—
REORG/NATL CITY CORP STK MRGR TO PNC FINL SVCS CORP SEC 2693875 12/31/08	537,545.39	91,767.00
REORG/NATL CITY CORP STK MRGR TO PNC FINL SVCS CORP SEC 2693875 12/31/08	194,525.97	133,388.77
REORG/NEWALTA INCOME MAND CONVERSION TONEWALTA INC COM 2049385 12/31/08	11,368.64	2,592.15
REORG/NOVACEA REV SPLIT & N/C TO TRANSCEPT PHARMACEUTICALS 2050001 2/2/09	2,777.93	300.00
REORG/NUVELO REV SPLIT & N/C TO ARCA BIOPHARMA INC 2049768 1/28/09	10,681.25	1,235.25
REORG/PUGENT ENERGY INC CASH MERGER EFF2/6/09	7,750.97	9,577.74
REORG/STAR COMMUNICATIONS INC DESP SEC EFF 7/2/02	8,210.67	—
REORG/UST INC CASH MERGER EFF 1/6/09	117,080.09	249,768.00
REORG/UST INC CASH MERGER EFF 1/6/09	17,293.61	18,688.47
REORG/VYYO INC CASH MERGER EFF 12/23/08	4,332.45	52.00
REORG/WACHOVIA STOCK MERGER TO WELLS FARGO CO 2912332 12/31/08	1,004,785.27	201,694.78
REORG/WACHOVIA STOCK MERGER TO WELLS FARGO CO 2912332 12/31/08	1,621,498.95	297,946.74
REORG/WACHOVIA STOCK MERGER TO WELLS FARGO CO 2912332 12/31/08	895,367.48	418,270.00
REORG/WACHOVIA STOCK MERGER TO WELLS FARGO CO 2912332 12/31/08	316,191.33	230,701.51
REORG/WORLDWATER & SOLAR TECHNOLOGIES N/C TO ENTECH INC 2049492 1/12/09	24,188.18	8,555.00
REP AWYS HLDGS INC COM USD0.001	248,166.82	156,849.00
REP BANCORP INC KY CDT-CL A COM STK	107,158.34	103,360.00
REP BANCORP INC KY CDT-CL A COM STK	21,956.00	21,760.00
REPLIDYNE INC COM STK	5,733.52	1,232.25
REPLIGEN CORP COM STK USD0.01	4,295.08	3,780.00
REPUBLIC SVCS INC COM	19,562.77	18,982.27
REPUBLIC SVCS INC COM	208,443.86	196,708.65
RES-CARE INC	474,169.68	399,532.00
RESEARCH IN MOTION LTD COM	1,274,375.08	842,319.06
RESEARCH IN MOTION LTD COM	104,928.55	103,519.58

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
RESMED INC COM	164,214.79	159,514.88
RESMED INC COM	186,977.12	202,392.00
RESMED INC COM	47,510.66	41,078.08
RESOURCE CAP CORP COM	39,125.75	13,405.00
RESOURCE CAP CORP COM	15,353.85	5,745.00
REVLON INC CL A NEW COM STK	8,077.10	5,956.31
REVOLUTIONS MED CORP COM	54.95	10.00
REX ENERGY CORP COM STK	25,666.63	14,385.42
REX STORES CORP COM	1,198.95	807.00
REYNOLDS AMERN INC COM	81,779.74	58,540.08
REYNOLDS AMERN INC COM	158,684.76	173,333.00
RF MICRO DEVICES INC COM	24,056.23	6,012.24
RHJ INTERNATIONAL NPV	13,240.45	3,386.18
RHYTHMS NETCONNECTIONS INC COM	780.60	0.04
RICHARDSON ELECTRS LTD COM	10,596.55	5,860.00
RICHMONT MINES INC COM STK	5,378.95	5,160.00
RICKS CABARET INTL INC COM NEW ISIN #US7656413033	2,292.67	399.00
RIM SEMICONDUCTOR CO COM	6,088.51	8.56
RIMA INTL HLDGS INC CL A CL A	1,112.95	—
RITCHIE BROS AUCTIONEERS INC COM	9,427.95	6,426.00
RITE AID CORP COM	279,322.42	33,176.51
RIVER HAWK AVIATION INC COM NEW STK	2,629.90	0.30
RIVERBED TECHNOLOGY INC COM	1,223.95	1,139.00
RIVIERA HLDGS CORP COM	12,481.95	1,200.00
RLI CORP COM	3,222.09	3,594.19
RMD ENTMT GROUP COM PAR $0.001 COM STK	13,410.60	—
ROAD WINGS INC COM	808.95	200.00
ROANOKE TECH CORP COM NEW	825.90	—
ROBERT HALF INTL INC COM	17,019.88	12,973.07
ROBERT HALF INTL INC COM	133,720.77	146,156.40
ROBERT HALF INTL INC COM	304,311.21	236,098.80

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ROBERT HALF INTL INC COM	117,563.65	81,198.00
ROCHE HLDGS AG GENUSSCHEINE NPV	430,647.94	366,878.85
ROCHE HLDGS AG GENUSSCHEINE NPV	1,709,772.38	1,451,026.45
ROCHE HLDGS AG GENUSSCHEINE NPV	586,938.65	622,762.72
ROCHESTER MED CORP COM	17,845.81	18,456.00
ROCKGATE CAP CORP	330,939.56	23,054.44
ROCK-TENN CO CL A CL A	10,658.85	10,254.00
ROCK-TENN CO CL A CL A	175,953.31	218,752.00
ROCK-TENN CO CL A CL A	156,994.15	141,847.00
ROCKWELL AUTOMATION	77,587.38	116,064.00
ROCKWELL AUTOMATION	667,644.15	425,568.00
ROCKWELL AUTOMATION	28,039.24	20,125.56
ROCKWELL COLLINS INC COM	92,699.57	152,451.00
ROCKWELL COLLINS INC COM	45,640.07	28,637.29
ROCKWELL MED TECHNOLOGIES INC COM ISIN US7743741024	6,206.45	4,190.00
ROCKY BRANDS INC COM STK	1,132.90	808.00
ROCKY MTN CHOCOLATE FACTORY INC COM PAR $0.03 COM PAR $0.03	1,300.85	531.00
ROCKY MTN ENERGY CORP NEV COM	3,496.00	—
ROFIN SINAR TECHNOLOGIES INC COM	6,658.97	3,416.28
ROGERS COMMS INC CLASS’B’COM CAD1.62478	1,135,584.72	882,428.09
ROGERS COMMUNICATIONS INC CL B NON VTG CL B	67,736.01	51,136.00
ROGERS COMMUNICATIONS INC CL B NON VTG CL B	1,554.00	1,052.80
ROGERS CORP COM	42,172.96	44,432.00
ROHM & HAAS CO COM	103,905.88	196,801.15
ROLLS ROYCE GROUP ORD GBP0.20	—	—
ROPER INDS INC NEW COM	22,903.03	15,198.88
ROSETTA RES INC COM	37,066.07	10,952.76
ROSETTA RES INC COM	25,570.06	29,028.00
ROSS STORES INC COM	5,409.79	6,042.15
ROWAN COMPANIES INC COM	11,575.40	5,587.61
ROWAN COMPANIES INC COM	71,618.61	77,910.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ROWAN COMPANIES INC COM	54,316.57	46,110.00
ROYAL BK CDA MONTREAL QUE COM NPV	12,302.40	7,415.00
ROYAL BK SCOT GRP ORD GBP0.25	1,286,841.54	117,692.43
ROYAL BK SCOT GRP ORD GBP0.25	1,810,754.55	155,348.40
ROYAL CARIBBEAN CRUISES COM STK	338,164.88	118,648.75
ROYAL CARIBBEAN CRUISES COM STK	14,114.97	5,915.55
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (DUTCH LIST)	1,501,995.55	1,058,175.54
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (UK LIST)	822,001.20	598,231.39
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (UK LIST)	700,159.78	459,443.37
ROYAL DUTCH SHELL ‘B’ORD EUR0.07	1,687,309.78	1,013,368.43
ROYAL GOLD INC COM STK USD0.01	41,205.30	55,528.61
ROYAL OAK MINES INC COM DO NOT USE SEESEC 2003584	12,558.25	—
ROYALE ENERGY INC	2,641.53	700.00
ROYALITE PETE CO INC COM STK	19,766.07	406.00
RPM INTL INC	234,363.80	256,497.00
RPM INTL INC	134,385.95	94,024.86
RRSAT GLOBAL COMMUNICATIONS COM STK	2,327.12	1,151.00
RSA INSURANCE GROUP PLC ORD GBP0.275	56,473.30	57,217.10
RTI INTL METALS INC COM	8,561.50	5,151.60
RUBICON MINERALS CORP COM	26,116.89	23,200.00
RUBICON TECHNOLOGY INC COM MON STK	27,995.42	4,260.00
RUBY TUESDAY INC COM	4,818.72	1,092.00
RUBY TUESDAY INC COM	37,627.34	7,332.00
RUDY NUTRITION COM NEW	4,106.95	—
RUSHNET INC COM COM	4,274.50	740.00
RUSINA MINING NL ORD NPV	10,552.90	849.70
RWE AG (NEU) NPV	212,061.04	178,863.29
RXI PHARMACEUTICALS CORP COM STK	1,246.39	2,018.25
RYDER SYS INC COM	39,072.39	54,292.00
RYDER SYS INC COM	260,270.40	151,242.00
RYLAND GROUP INC COM	38,248.66	34,986.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
S & T BANCORP INC COM STK	78,832.32	85,200.00
S W GAS CORP COM	59,006.40	60,528.00
S.W. AIRL CO COM	194,353.87	158,547.66
S.W. AIRL CO COM	405,457.71	334,175.95
S1 CORP COM STK	112,504.14	118,350.00
SAFE BULKERS INC COM STK	1,315.12	1,002.00
SAFEGUARD SCIENTIFICS INC COM	223,811.60	105,984.00
SAFETY INS GROUP INC COM	5,210.03	4,113.79
SAFEWAY INC COM NEW	465,805.03	256,716.00
SAFEWAY INC COM NEW	17,473.37	14,380.85
SAHARA ENERGY LTD COM	1,258.96	12.14
SAIA INC COM STK	32,949.57	24,978.00
SAIC INC COM STK USD0.0001	141,808.17	139,905.36
SAIC INC COM STK USD0.0001	382,512.44	392,541.48
SAIC INC COM STK USD0.0001	56,289.73	56,901.08
SAINSBURY(J) ORD GBP0.28571428	—	—
SAKS INC COM	2,806.87	621.96
SALESFORCE COM INC COM STK	140,429.78	83,226.00
SALIX PHARMACEUTICALS LTD COM DE	9,998.75	13,783.63
SALLY BEAUTY HLDGS INC COM STK	10,699.75	6,828.00
SALZGITTER AG ORD NPV	595,379.06	386,927.36
SAMSUNG ELECTRONIC KRW5000	156,633.54	89,516.10
SAMSUNG ELECTRONIC KRW5000	479,325.70	267,474.10
SANDERS MORRIS HARRIS GROUP INC COM	23,829.60	14,376.00
SANDISK CORP COM	177,129.95	128,160.00
SANDISK CORP COM	321,831.51	52,800.00
SANDISK CORP COM	93,775.68	50,313.60
SANDRIDGE ENERGY INC COM	182,846.41	73,812.30
SANDY SPRING BANCORP INC CMT-COM	29,253.90	28,379.00
SANGAMO BIOSCIENCES INC COM STK	27,589.27	9,396.00
SANMINA-SCI CORP COM	41,718.82	26,320.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SANMINA-SCI CORP COM	118,045.60	27,495.00
SANOFI-AVENTIS EUR2	833,059.04	637,393.51
SANOFI-AVENTIS EUR2	1,226,236.55	1,056,306.20
SANSWIRE CORP COM STK	435.12	78.40
SANTANDER BANCORP COM	39,697.20	44,964.00
SANTARUS INC COM	7,036.73	5,495.00
SANTEN PHARM CO NPV	102,233.29	116,591.29
SANTOY RES LTD NEW	177,645.48	19,647.64
SANU RES LTD COM STK	139.96	6.89
SAP AG ORD NPV	181,152.40	176,827.70
SAPIENT CORP COM	166,891.18	90,207.48
SARA LEE CORP COM	237,633.80	171,325.00
SARA LEE CORP COM	279,175.51	206,569.00
SARA LEE CORP COM	4,371.89	3,878.49
SATCON TECH CORP COM	9,938.83	7,750.00
SAVE WORLD AIR INC COM	312.99	39.90
SAVIENT PHARMACEUTICALS INC COM STK	9,187.02	2,895.00
SAVVIS INC FORMERLY SAVVIS COMMUNICATIO COM NEW STK	25,281.72	11,713.00
SBA COMMUNICATIONS CORP CL A COM	661,576.01	386,784.00
SBA COMMUNICATIONS CORP CL A COM	178,729.78	182,506.56
SCANA CORP NEW COM	—	—
SCANSOURCE INC COM	57,982.00	34,686.00
SCANTEK MED INC COM	322.44	0.32
SCHEIN HENRY INC COM	42,070.96	32,103.75
SCHEIN HENRY INC COM	590,174.41	418,266.00
SCHEIN HENRY INC COM	233,735.63	161,436.00
SCHERING-PLOUGH CORP COM	227,483.63	240,872.32
SCHERING-PLOUGH CORP COM	1,405,588.20	861,070.86
SCHERING-PLOUGH CORP COM	701,280.10	689,715.00
SCHERING-PLOUGH CORP COM	134,946.89	135,787.84
SCHIMATIC CASH TRANSACTIONS NETWORK COM INC COM	11,484.28	1,200.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SCHLUMBERGER LTD COM STK	739,598.20	477,400.07
SCHLUMBERGER LTD COM STK	891,543.18	1,257,201.00
SCHLUMBERGER LTD COM STK	1,097,851.12	575,391.69
SCHLUMBERGER LTD COM STK	740,731.85	397,902.00
SCHLUMBERGER LTD COM STK	559,344.28	296,310.00
SCHLUMBERGER LTD COM STK	444,010.58	376,737.00
SCHLUMBERGER LTD COM STK	428,130.38	262,657.65
SCHLUMBERGER LTD COM STK	903,360.64	447,004.80
SCHNEIDER ELECTRIC EUR8	1,195,713.01	784,834.72
SCHNITZER STL INDS INC CL A	32,158.68	33,885.00
SCHNITZER STL INDS INC CL A	31,088.97	33,885.00
SCHULMAN A INC COM	58,957.36	47,600.00
SCHWAB CHARLES CORP COM NEW	278,947.94	375,952.50
SCHWAB CHARLES CORP COM NEW	139,649.80	113,908.82
SCHWEITZER-MAUDUIT INTL INC COM	29,309.35	25,465.44
SCHWEITZER-MAUDUIT INTL INC COM	44,880.68	34,034.00
SCICLONE PHARMACEUTICALS INC DEL COM	15,146.54	3,700.00
SCIENT INC COM NEW	577.76	0.01
SCIENTIFIC GAMES CORP	369,373.92	246,998.28
SCIENTIFIC GAMES CORP	47,309.69	29,256.72
SCORPIO MNG CORP COM	19,172.45	1,999.20
SCOTTISH RE GROUP COM STK	184.93	0.18
SCOTTS MIRACLE-GRO COMPANY CL A CL A	15,538.62	10,402.00
SCOTTS MIRACLE-GRO COMPANY CL A CL A	86,579.50	86,188.00
SCRIPPS E W CO OHIO CL A NEW COM STK	26,764.08	12,376.00
SCRIPPS NETWORKS INTERACTIVE INC CL A COM STK	96,729.98	50,600.00
SEA CONTAINERS LTD CL A CL A	2,207.73	0.25
SEABRIDGE GOLD INC SEABRIDGE GOLD INC	169,060.35	142,310.40
SEACHANGE INTL INC COM	13,630.50	12,978.00
SEACOAST BKG CORP FLA COM	1,483.60	699.08
SEADRILL LTD USD2	45,552.94	51,148.94

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SEAGATE TECHNOLOGY HLDGS COM USD0.00001	447,755.54	178,972.00
SEAGATE TECHNOLOGY HLDGS COM USD0.00001	38,958.02	15,726.50
SEAGATE TECHNOLOGY HLDGS COM USD0.00001	176,180.72	60,691.00
SEALED AIR CORP NEW COM STK	103,952.33	60,208.20
SEALY CORP COM	11,189.10	3,765.00
SEALY CORP COM	4,340.47	677.70
SEAMLESS CORP FORMERLY SEAMLESS WI-FI INC TO 08/08/2008 COM NEW COM NEW	93.95	10.00
SEARCHGUY COM INC COM	731.68	45.00
SEARS HLDGS CORP COM	149,216.97	59,937.54
SEARS HLDGS CORP COM	92,709.24	50,531.00
SEARS HLDGS CORP COM	144,068.01	54,184.78
SEASPAN CORP COM	72,060.03	34,723.24
SEATTLE GENETICS INC COM	41,323.41	40,677.00
SECURE TECHNOLOGIES GROUP INC COM	20.47	0.01
SECURED DIGITAL STORAGE CORP COM STK	7,424.97	80.00
SEERTECH CORP COM STK	11.14	—
SEI INVTS CO COM	190,520.45	136,677.00
SEI INVTS CO COM	44,420.84	28,944.97
SELECT COMFORT CORP OC-CAP STK OC-CAP STK	31,986.83	381.25
SELECT SECTOR SPDR TR INDL	26,762.41	18,791.44
SELECTIVE INS GROUP INC COM	29,947.50	34,395.00
SEMPRA ENERGY INC COM STK	194,530.16	256,803.12
SEMPRA ENERGY INC COM STK	16,327.39	14,417.30
SENATOR MINERALS INC COM STK	1,659.95	356.40
SENESCO TECHNOLOGIES INC COM NEW	1,058.95	1,347.00
SENTO CORP COM NEW COM NEW	3,711.95	7.20
SEPRACOR INC COM	22,598.62	6,588.00
SEQUENOM INC COM NEW STK	386,350.31	369,024.00
SEQUENOM INC COM NEW STK	28,382.95	27,974.40
SERVICE CORP INTL COM	34,120.65	21,284.95
SEVEN & I HOLDINGS NPV	573,475.26	672,917.82

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SEVEN SEAS PETROLEUM INC CAYMAN ISLANDS	19,974.62	—
SEYCHELLE ENVIRONMENTAL TECHNOLOGIES INCCOM STK	967.45	150.00
SHANDONG ZHOUYUAN SEED & NURSE CO COM STK	427.01	33.34
SHARP CORP NPV	670,042.83	280,639.82
SHAW GROUP INC COM	308,723.64	162,081.46
SHAW GROUP INC COM	67,559.80	83,927.00
SHEAR WIND INC COM STK	78,310.60	15,951.20
SHELLS SEAFOOD RESTAURANTS INC COM	277.56	0.06
SHENGDATECH INC COM STK	6,440.48	3,520.00
SHERWIN-WILLIAMS CO COM	64,435.99	149,375.00
SHERWIN-WILLIAMS CO COM	169,808.79	201,656.25
SHERWIN-WILLIAMS CO COM	140,353.56	136,827.50
SHERWIN-WILLIAMS CO COM	102,028.76	113,525.00
SHERWIN-WILLIAMS CO COM	29,747.55	30,939.92
SHIMING U S INC COM STK	929.95	40.00
SHIN-ETSU CHEMICAL NPV	869,940.52	695,918.37
SHINSEI BANK LTD STK	3,741.33	1,350.00
SHIONOGI & CO NPV	231,347.82	278,488.69
SHIP FINANCE INTERNATIONAL COMMON STK	86,277.13	41,523.17
SHORETEL INC COM	1,763.95	898.00
SHUFFLE MASTER INC COM	7,115.78	1,240.00
SIEMENS AG NPV(REGD)	111,007.87	139,132.88
SIENA TECHNOLOGIES INC COM STK	380.73	0.04
SIERRA GEOTHERMAL PWR CORP COM	3,743.25	891.00
SIERRA WIRELESS INC COM STK	34,608.91	13,496.45
SIGA TECHNOLOGIES INC COM	2,912.52	2,125.50
SIGMA DESIGNS INC COM	113,677.63	59,185.00
SIGMA-ALDRICH CORP COM	139,712.84	110,322.98
SIGMA-ALDRICH CORP COM	55,676.66	130,944.00
SIGNATURE BK NY N Y COM	170,396.39	151,597.96
SIGNET JEWELERS LTD	92,712.54	78,897.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SILEX SYSTEMS NPV	28,040.74	6,107.40
SILICON GRAPHICS INC COM	2,985.25	—
SILICON IMAGE INC COM STK	48,117.48	36,372.00
SILICON IMAGE INC COM STK	70,946.10	42,840.00
SILICON LABORATORIES INC COM	60,843.69	64,081.08
SILICON STORAGE TECH INC COM	843.70	572.50
SILICONWARE PRECIS TWD10	202,955.92	103,688.22
SILVER EAGLE MINES INC COM STK	14,828.90	1,944.00
SILVER FALCON MNG INC COM STK	27,733.59	25,804.14
SILVER GRAIL RES LTD COM STK	14,582.75	1,297.86
SILVER SPRUCE RES INC COM	148,209.86	18,628.46
SILVER STD RES INC COM	531,561.08	363,989.90
SILVER WHEATON CORP COM	444,059.24	364,945.68
SILVERADO GOLD MINES LTD COM NEW	119,198.39	13,558.50
SILVERCORP METALS INC COM SILVERCORP METALS INC	46,558.02	22,643.96
SILVERCREST MINES INC	1,481.20	599.40
SIMCLAR INC COM STK	1,162.92	25.00
SIMPSON MFG INC COM	18,681.23	20,183.85
SIMS METAL MGMT LTD	4,726.70	1,987.20
SINA CORPORATION COM STK USD0.133	3,344.06	2,037.20
SINGAPORE AIRLINES NPV	157,676.71	148,492.10
SINGAPORE AIRLINES NPV	439,979.87	292,294.99
SINGAPORE TELECOMMUNICATIONS NEW COM STK	398,933.16	334,513.27
SINO GOLD LTD SINO GOLD LTD	5,877.26	3,486.00
SIRF TECHNOLOGY HLDGS INC COM	22,446.62	15,776.00
SIRIUS XM RADIO INC COM STK	1,124,928.26	109,941.72
SIRONA DENTAL SYS INC COM STK	40,299.00	39,900.00
SKANSKA AB SER’B’NPV	90,038.98	122,483.70
SKECHERS U S A INC CL A CL A ISIN #US8305661055	520,407.24	345,499.00
SKECHERS U S A INC CL A CL A ISIN #US8305661055	22,385.87	16,666.00
SKECHERS U S A INC CL A CL A ISIN #US8305661055	10,362.21	6,410.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SKF AB SER’B’NPV	143,387.21	84,010.39
SKINNY NUTRITIONAL CORP COM	41,625.85	15,600.00
SKINVISIBLE INC COM STK	509.95	60.00
SKYWAY COMMUNICATIONS HLDG CORP COM STK	15,065.95	—
SKYWEST INC COM	329,490.19	369,247.20
SKYWEST INC COM	3,681.97	3,720.00
SKYWORKS SOLUTIONS INC COM	5,357.95	5,540.00
SKYWORKS SOLUTIONS INC COM	35,495.15	47,090.00
SLM CORP COM	423,992.83	146,850.00
SLM CORP COM	262,394.15	103,240.00
SLM CORP COM	4,786.74	2,166.76
SMARTIRE SYS INC COM	1,014.37	0.50
SMARTPROS LTD COM	5,508.95	2,360.00
SMART-TEK SOLUTIONS INC COM	1,891.90	9.00
SMITH & WESSON HLDG CORP COM	155,457.82	33,802.57
SMITH A O CORP COM	100,537.22	82,656.00
SMITH INTL INC COM	220,331.86	121,317.00
SMITH INTL INC COM	24,108.66	9,247.56
SMITH MICRO SOFTWARE INC COM STK	14,102.74	5,004.00
SMITHFIELD FOODS INC COM	4,366.73	2,138.64
SMITHS GROUP ORD GBP0.375	543,549.37	338,753.39
SMITHTOWN BANCORP INC COM	11,772.36	9,618.00
SMOOTH GLOBAL CHINA HLDGS INC COM STK	318.95	0.66
SMUCKER J M CO COM NEW COM NEW	70,655.00	56,368.00
SMUCKER J M CO COM NEW COM NEW	12,279.04	12,877.92
SMUCKER J M CO COM NEW COM NEW	60,635.75	63,739.20
SMUCKER J M CO COM NEW COM NEW	106,766.93	128,519.04
SMUCKER J M CO COM NEW COM NEW	466,283.97	481,296.00
SMUCKER J M CO COM NEW COM NEW	12,880.81	13,175.93
SMURFIT-STONE CONTAINER CORP COM	71,605.24	3,111.00
SNAP-ON INC COM	178,525.44	141,768.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SNAP-ON INC COM	43,027.47	55,132.00
SNS REAAL GROEP NV EUR1.63	42,091.19	45,744.32
SOAPSTONE NETWORKS INC COM STK	16,056.45	4,623.36
SOCIETE GENERALE EUR1.25	1,048,724.61	344,037.37
SOFTNET TECHNOLOGY CORP COM NEW STK	23,308.17	7.50
SOHU COM INC COM	75,083.64	65,329.20
SOHU COM INC COM	58,477.32	52,074.00
SOLAR ENERTECH CORP COM	385,018.16	93,790.00
SOLAR PWR INC COM	4,009.95	470.00
SOLAR THIN FLIMS INC COM NEW STK	720.85	100.00
SOLERA HLDGS INC COM	84,968.71	92,158.40
SOLOMON TECHNOLOGIES INC COM	30,067.00	149.60
SOLUCORP INDS LTD COM	2,154.95	80.00
SOLVAY SA NPV	338,328.65	176,981.16
SOMANETICS CORP COM NEW STK	10,251.98	7,677.15
SONIC AUTOMOTIVE INC CL A	805,432.58	162,981.00
SONIC AUTOMOTIVE INC CL A	82,859.48	17,512.00
SONIC CORP COM	4,710.09	2,738.25
SONIC FDRY INC COM	8,194.80	1,505.00
SONICBLUE INC COM	48,948.90	6.20
SONOCO PROD CO COM	17,027.20	18,528.00
SONOCO PROD CO COM	75,486.40	50,952.00
SONOSITE INC COM	7,991.52	4,388.40
SONOVA HOLDING AG COMMON STOCK	98,728.84	115,920.98
SONUS NETWORKS INC COM ISIN US8359161077	407,878.04	122,189.30
SONY CORP NPV	109,866.43	108,132.38
SONY CORP NPV	103,785.75	116,613.35
SOURCE PETE INC COM	139.95	1.80
SOUTH JERSEY INDS INC COM	570.98	597.75
SOUTHERN CO COM STK	83,418.08	89,223.58
SOUTHERN CO COM STK	412,944.18	714,100.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SOUTHERN UN CO NEW COM	102,818.80	57,376.00
SOUTHERN UN CO NEW COM	839.63	847.60
SOUTHN COPPER CORP DEL COM	333,384.63	193,312.05
SOUTHSIDE BANCSHARES INC CMT-COM CMT-COM	36,015.53	41,242.50
SOUTHWALL TECHNOLOGIES INC COM	4,809.95	4,000.00
SOUTHWEST WTR CO COM STK	5,197.44	1,288.00
SOUTHWESTERN MED SOLUTIONS INC COM PAR $0.001 COM PAR $0.001	1,469.37	2.00
SOUTHWESTN ENERGY DE COM	80,982.87	85,084.89
SOUTHWESTN ENERGY DE COM	453,687.81	302,736.50
SOUTHWESTN ENERGY DE COM	389,702.10	243,348.00
SPACEHAB INC COM NEW STK	136.64	4.68
SPAIN FD INC COM	27,955.96	10,462.80
SPANSION INC COM CL A COM CL A	1,238.45	473.25
SPARROW INNOVATIONS INC COM STK	217.47	—
SPARTAN MTRS INC COM	34,196.16	18,447.00
SPARTAN MTRS INC COM	15,929.97	18,967.30
SPARTAN STORES INC COM	31,503.08	32,550.00
SPARTAN STORES INC COM	38,794.40	46,500.00
SPARTAN STORES INC COM	428,303.82	441,750.00
SPARTECH CORP COM NEW	63,636.00	20,032.00
SPARTECH CORP COM NEW	29,070.52	11,220.16
SPECTRA ENERGY CORP COM STK	276,924.69	240,302.58
SPECTRA ENERGY CORP COM STK	39,319.06	27,868.93
SPECTRANETICS CORP COM	855.85	261.00
SPECTRUM PHARMACEUTICALS INC COM	41,944.63	10,817.40
SPHERION CORP COM STK ISIN# US8484201053	5,463.42	3,315.00
SPHERION CORP COM STK ISIN# US8484201053	17,290.80	3,978.00
SPIRE CORP COM	4,183.85	6,075.48
SPIRIT AEROSYSTEMS HLDGS INC CL A	25,317.57	12,204.00
SPIRIT AEROSYSTEMS HLDGS INC CL A	14,103.60	12,204.00
SPIRIT EXPL INC COM STK	408.95	70.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SPORTS CONCEPTS INC COM STK	7,862.88	0.08
SPRINT NEXTEL CORP	936,447.19	116,388.00
SPRINT NEXTEL CORP	1,117,417.29	130,189.86
SPRINT NEXTEL CORP	1,124,544.99	273,402.00
SPRINT NEXTEL CORP	147,806.33	126,968.74
SPX CORP COM	33,139.23	10,137.50
SPX CORP COM	786,121.07	324,400.00
SPX CORP COM	250,204.14	145,980.00
SRS LABS INC COM	24,771.52	12,402.00
ST JOE CO COM	90,800.21	60,118.21
ST JOE CO COM	479,185.00	332,965.12
ST JUDE MED INC COM	28,452.03	22,478.72
ST JUDE MED INC COM	165,775.85	283,456.00
ST MARY LAND & EXPL CO COM	191,721.06	109,674.00
STAAR SURGICAL CO COM NEW PAR $0.01	2,279.37	1,094.80
STAGE STORES INC COM NEW COM NEW	14,734.61	23,925.00
STAMPS COM INC COM NEW	2,493.64	1,966.00
STANCORP FINL GROUP INC COM	179,666.07	200,496.00
STANCORP FINL GROUP INC COM	533,860.54	507,505.50
STANCORP FINL GROUP INC COM	25,199.35	20,885.00
STANDARD CHARTERED ORD USD0.50	600,090.82	375,321.05
STANDARD MTR PRODS INC COM	339.49	145.33
STANDARD REGISTER CO COM	23,882.25	18,753.00
STANLEY FURNITURE INC COM NEW COM NEW	3,471.52	1,580.00
STANLEY INC COM	67,377.17	72,548.66
STANLEY INC COM	17,650.92	20,609.18
STANLEY WKS COM	66,011.26	68,200.00
STAPLES INC COM	265,284.14	318,976.00
STAPLES INC COM	1,208,742.15	949,760.00
STAPLES INC COM	365,139.18	282,419.20
STAPLES INC COM	105,621.93	79,224.32

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
STAPLES INC COM	62,775.89	51,267.44
STAR BULK CARRIERS CORP COM STK	33,428.43	18,314.73
STARBUCKS CORP COM	591,868.74	320,911.58
STARBUCKS CORP COM	1,091,920.22	569,492.00
STARBUCKS CORP COM	232,880.63	173,118.00
STARENT NETWORKS CORP COM	5,898.64	3,579.00
STARFIELD RES INC COM	14,869.90	3,000.00
STARTEC GLOBAL COMMUNICATIONS CORP COM	2,228.65	—
STARTECH ENVIRONMENTAL CORP COM	4,009.95	700.00
STARVOX COMMUNICATIONS INC CL A PAR $0.01 COM STK	—	0.18
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	148,995.18	82,340.00
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	609,743.89	264,920.00
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	78,747.55	25,060.00
STATE STR CORP COM	1,334,335.15	810,198.00
STATE STR CORP COM	482,366.70	420,831.00
STATE STR CORP COM	480,455.27	279,164.34
STATE STR CORP COM	122,182.38	70,794.00
STATE STR CORP COM	168,548.92	116,970.53
STATOIL HYDRO ASA	116,156.54	79,301.60
STATOILHYDRO ASA COMMON STOCK	705,601.13	388,770.51
STD BK GROUP LTD COMMON STOCK	67,505.13	46,289.67
STD PAC CORP NEW COM	7,272.93	4,806.00
STEAK N SHAKE CO COM	12,318.35	11,977.35
STEC INC COM STK	136,862.79	80,727.00
STEEL DYNAMICS INC COM	41,536.28	33,540.00
STEEL DYNAMICS INC COM	236,586.53	89,440.00
STEEL DYNAMICS INC COM	332,298.57	117,390.00
STEELCASE INC CL A COM	98,703.19	39,902.00
STEELCASE INC CL A COM	8,597.63	4,410.08
STEIN MART INC COM	37,112.70	8,251.51
STEINWAY MUSICAL INSTRS INC ORD COM	6,234.75	3,502.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
STEM CELL INNOVATIONS INC COM STK	5,814.92	650.00
STEMCELLS INC COM	202,924.09	151,164.00
STEREOTAXIS INC COM STK	12,708.01	6,600.00
STERICYCLE INC COM	11,827.91	10,416.00
STERICYCLE INC COM	128,384.76	109,368.00
STERICYCLE INC COM	90,941.58	90,462.96
STERIS CORP COM	46,340.55	35,835.00
STERIS CORP COM	8,713.32	8,122.60
STERLING BANCORP COM	27,709.60	26,657.00
STERLING BANCSHARES INC COM	101,242.00	51,680.00
STERLING CONSTR INC COM	24,232.00	37,080.00
STERLING CONSTR INC COM	28,435.02	28,165.60
STERLING FINL CORP WASH COM	81,211.13	80,080.00
STERLING MNG CO COM	7,267.95	136.80
STERLING OIL & GAS CO COM STK	—	22.93
STEWART INFORMATION SVCS CORP COM	14,695.56	27,825.50
STIFEL FINL CORP COM	99,073.92	109,581.50
STIFEL FINL CORP COM	893.71	917.00
STILLWATER MNG CO COM	4,799.23	3,458.00
STOCKERYALE INC COM USD0.001 (RESTRICTED)	4,286.25	847.69
STOCKHOUSE INC COM STK	42,964.41	2,750.00
STONE ENERGY CORP COM	75,073.95	38,570.00
STONE ENERGY CORP COM	216,103.37	37,468.00
STONE ENERGY CORP COM	5,315.29	6,083.04
STONEBRIDGE RES EXPLORATIONS LTD COM NEWCOM NEW	25,622.66	18.00
STONEPATH GROUP INC COM	115.15	0.01
STONERIDGE INC COM	27,283.30	7,752.00
STONERIDGE INC COM	79,755.20	25,536.00
STONERIDGE INC COM	22,071.84	9,120.00
STORA ENSO OYJ NPV SER’R’	351,988.22	168,040.36
STORAGENETWORKS INC COM	973.06	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
STORM CAT ENERGY CORPORATION	584.03	1.10
STRATA OIL & GAS INC	8,032.03	459.60
STRATASYS INC COM	6,177.76	2,741.25
STRATEGIC MGMT & OPPORTUNITY CORP COM COM	1,151.89	0.23
STRATHMORE MINERALS CORP COM NPV	28,170.70	3,766.50
STRAYER ED INC COM	136,740.58	158,663.40
STRAYER ED INC COM	82,412.89	93,053.94
STRAYER ED INC COM	9,993.19	10,506.09
STRIKER OIL & GAS INC COM STK	45,059.54	2,313.44
STRYKER CORP COMMON COMMON	24,970.61	23,804.49
STRYKER CORP COMMON COMMON	215,431.53	239,700.00
STURM RUGER & CO INC COM	12,710.23	7,074.95
SUBURBAN PROPANE PARTNERS L P UNIT LTD PARTNERSHIP INT UNIT LTD PARTNERSHIP INT	62,324.07	55,213.30
SUMCO CORPORATION NPV	129,717.12	73,469.39
SUMITOMO CORP COM	2,120.95	1,290.68
SUMITOMO METAL IND NPV	132,294.64	117,297.30
SUMITOMO METAL MNG NPV	295,627.55	239,007.17
SUMITOMO MITSUI FINANCIAL GROUP NPV	798,582.69	381,599.56
SUMITOMO REALTY & DEVELOPMENT NPV	78,433.87	72,476.56
SUMMIT RES LTD COM STK	26,541.52	14,669.84
SUMTOTAL SYS INC COM	28,179.75	25,560.00
SUN AMERN BANCORP WT SER D EXP WTS	1,309.95	100.00
SUN CAL ENERGY INC COM	115,094.31	7,292.30
SUN HEALTHCARE GROUP INC COM NEW COM NEW	6,180.09	3,097.50
SUN HYDRAULICS CORP COM	29,266.73	22,094.55
SUN LIFE FINANCIAL INC.	4,686.95	2,314.00
SUN LIFE FINL INC COM NPV	235,086.37	115,902.50
SUN MICROSYSTEMS INC COM NEW STK	99,023.91	46,890.50
SUN MICROSYSTEMS INC COM NEW STK	140,503.20	68,760.00
SUN MICROSYSTEMS INC COM NEW STK	182,332.78	39,055.68
SUN MICROSYSTEMS INC COM NEW STK	361,623.29	70,097.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SUN TR BANKS INC COM	661,872.42	487,410.00
SUN TR BANKS INC COM	502,909.60	259,952.00
SUN TR BANKS INC COM	89,847.02	40,233.48
SUN TR BANKS INC COM	49,588.97	32,494.00
SUNCOR INC COM STK NPV	314,620.82	181,116.00
SUNOCO INC COM	91,661.75	108,650.00
SUNOCO INC COM	70,699.13	130,380.00
SUNOCO INC COM	263,091.96	282,490.00
SUNOCO INC COM	95,890.80	79,618.72
SUNOPTA INC COM	20,823.73	9,420.00
SUNPOWER CORP COM CL A	82,375.13	47,360.00
SUNPOWER CORP COM CL B STK	35,267.14	13,302.28
SUNPOWER CORP COM CL B STK	794,547.30	430,178.08
SUNRISE CONSULTING GROUP INC COM STK	326.85	300.00
SUNRISE MNG CORP COM STK	4,036.70	11.75
SUNRISE SENIOR LIVING	471.27	168.00
SUNRISE SOLAR CORP COM STK	18,764.13	9,690.00
SUNSHINE MNG & REFNG CO COM P	273.41	—
SUN-TIMES MEDIA GROUP INC COM CL A STK	12,074.35	370.00
SUPER VALU INC COM	24,576.95	20,586.00
SUPER VALU INC COM	257,788.45	153,300.00
SUPER VALU INC COM	119,918.21	77,190.20
SUPERGEN INC COM	181,904.71	55,571.45
SUPERIOR ENERGY SVCS INC COM	13,561.97	5,575.50
SUPERIOR ENERGY SVCS INC COM	53,248.68	57,348.00
SUPERIOR ENERGY SVCS INC COM	310,534.88	92,394.00
SUPERIOR OFFSHORE INTL INC COM	2,935.81	41.40
SUPPORT SOFT INC	1,396.95	446.00
SUREBEAM CORP CL A	462.77	—
SURFECT HLDGS INC COM	5,756.53	28.50
SURMODICS INC COM	30,649.90	25,270.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SUSTAINABLE PWR CORP COM STK	155,276.23	89,109.72
SUTRON CORP COM STK	5,799.95	2,225.00
SVB FINL GROUP COM	79,992.00	52,460.00
SVENSKA CELLULOSA SER’B’NPV	418,811.12	229,591.74
SWEDBANK AG SEK20 SER’A’	232,645.23	120,983.47
SWIFT ENERGY CO COM	72,279.18	52,111.00
SWIFT ENERGY CO COM	14,240.26	4,706.80
SWIFT ENERGY CO COM	135,429.18	45,387.00
SWIFT ENERGY CO COM	458,507.50	148,768.50
SWISS MEDICA INC COM	275.45	0.45
SWISS REINSURANCE AG CHF0.1(REGD)	646,903.67	375,566.40
SWS GROUP INC COM	53,109.76	77,695.00
SYBASE INC COM	325,212.37	242,101.98
SYBASE INC COM	354,287.26	289,809.00
SYBASE INC COM	73,024.20	66,879.00
SYBASE INC COM	216,698.13	180,573.30
SYBASE INC COM	3,855.76	3,839.35
SYCAMORE NETWORKS INC COM	4,287.80	1,748.50
SYKES ENTERPRISES INC COM	107,686.98	175,904.00
SYMANTEC CORP COM	797,242.73	281,080.80
SYMANTEC CORP COM	83,531.83	59,893.60
SYMMETRY MED INC COM STK	26,542.50	11,955.00
SYMYX TECHNOLOGIES INC COM	15,519.90	11,880.00
SYNAPTICS INC COM	11,703.70	5,796.00
SYNBIOTICS CORP COM NEW	10,919.96	440.00
SYNCORA HOLDINGS LTD COM STK	182,988.82	23,249.54
SYNERGIE WELLNESS PROD LTD INC COM	569.19	0.10
SYNERON MEDICAL LTD COM	17,404.10	7,939.68
SYNIVERSE HLDGS INC COM STK	76,301.11	53,730.00
SYNIVERSE HLDGS INC COM STK	152,786.30	138,504.00
SYNNEX CORP COM STK	103,310.19	57,783.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SYNOPSYS INC COM	95,849.40	111,120.00
SYNOPSYS INC COM	133,766.20	114,824.00
SYNOPSYS INC COM	136,434.74	103,712.00
SYNOVIS LIFE TECHNOLOGIES INC COM	32,597.25	28,110.00
SYNOVIS LIFE TECHNOLOGIES INC COM	7,656.84	9,370.00
SYNTA PHARMACEUTICALS CORP SYNTA PHARMACEUTICALS CORP	10,389.95	6,120.00
SYNTAX-BRILLIAN CORP COM	2,374.15	2.89
SYNTEL INC COM	330,775.72	328,304.00
SYNTHES INC CHF0.001	697,265.50	727,818.67
SYNTROLEUM CORP COM	37,964.07	7,767.90
SYQUEST TECHNOLOGY INC COM	9,997.58	—
SYSCO CORP COM	825,992.40	566,618.00
SYSCO CORP COM	231,628.81	339,512.00
SYSCO CORP COM	128,820.72	127,775.80
SYSCO CORP COM	83,163.12	64,549.01
SYSTEMAX INC COM	2,023.98	1,077.00
SYSTEMS EVOLUTION INC COM NEW STK	6,370.50	3.80
T-3 ENERGY SVCS INC COM	4,093.93	1,888.00
TAISHO PHARM CO NPV	83,572.45	83,971.32
TAIWAN FD INC COM	65,669.41	31,512.60
TAKEDA PHARMACEUTICAL CO NPV	530,544.88	511,858.80
TAKEFUJI CORP NPV	767,563.40	182,816.99
TAKE-TWO INTERACTIVE SOFTWARE INC CDT-COM	230,602.91	151,200.00
TAKE-TWO INTERACTIVE SOFTWARE INC CDT-COM	38,811.86	37,800.00
TAKE-TWO INTERACTIVE SOFTWARE INC CDT-COM	75,042.03	68,040.00
TALBOTS INC COM	4,535.03	4,541.00
TALBOTS INC COM	61,808.95	47,800.00
TALEO CORP COM CL A COM CL A	36,222.48	14,094.00
TALISMAN ENERGY INC COM	13,051.62	7,992.00
TAMM OIL & GAS CORP COM STK	10,008.95	3,400.00
TANZANIAN RTY EXPL COM STK	13,770.14	16,787.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TAPESTRY PHARMACEUTICALS INC COM NEW COMNEW	69.12	0.06
TAPIMMUNE INC COM STK	3,470.20	350.00
TARA GOLD RES CORP COM STK	334.95	30.00
TARGA RES PARTNERS LP COM UNIT LTD PARTNERSHIP INT	385,130.67	175,529.75
TARGET CORP COM STK	90,950.32	100,413.24
TARGET CORP COM STK	416,556.25	645,711.00
TARGET CORP COM STK	483,894.01	355,831.65
TARGET CORP COM STK	212,537.21	163,837.63
TARRAGON CORP NEV COM STK	2,746.35	1,239.00
TASEKO MINES LTD COM	14,135.82	5,117.46
TASER INTL INC COM	103,803.27	70,382.40
TASTY BAKING CO COM	511.45	169.50
TASTY FRIES INC COM PAR $O OO1	20,048.95	306.00
TAYLOR DEVICES INC COM	6,978.95	2,729.90
TBS INTL LTD TBS A COM STK	36,946.76	35,105.00
TBS INTL LTD TBS A COM STK	75,994.76	22,066.00
TCF FNCL CORP COM	66,377.41	60,104.00
TCF FNCL CORP COM	28,591.57	17,693.36
TD AMERITRADE HLDG CORP COM STK	20,923.10	16,387.50
TECH DATA CORP COM	384,982.37	178,400.00
TECH TEAM GLOBAL INC COM	9,688.95	11,700.00
TECHNE CORP COM	229,043.65	232,272.00
TECHNE CORP COM	582,034.85	593,584.00
TECHNIP NPV	437,756.18	165,742.98
TECHNITROL INC COM	153,707.62	22,620.00
TECHNITROL INC COM	14,076.44	1,740.00
TECHWELL INC COM STK	9,912.65	4,550.00
TECK COMINCO LTD CL B SUB VTG CL B SUB VTG	31,905.53	10,769.88
TECO ENERGY INC COM	104,692.31	64,220.00
TECO ENERGY INC COM	252,919.20	167,960.00
TECUMSEH PRODS CO CL A	52,269.67	39,776.16

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TEEKAY TANKERS LTD COM STK	23,951.33	16,510.00
TEKELEC COM	19,565.95	20,010.00
TEKMIRA PHARMACEUTICALS CORP COM STK	86,818.88	24,316.20
TEKRON INC COM STK	3,522.60	—
TEL & DATA SYS INC COM STK NEW	4,201.17	4,413.25
TELECOM CORP OF NZ NPV	386,117.75	179,163.04
TELECOM ITALIA SPA DI RISP EUR0.55	88,115.15	109,876.75
TELECOM ITALIA SPA EUR0.55	102,852.96	159,101.23
TELECOM ITALIA SPA EUR0.55	489,943.57	355,679.04
TELECOMMUNICATION SYS INC CL A	27,779.70	33,501.00
TELECOMMUNICATION SYS INC CL A	13,531.74	17,180.00
TELEDYNE TECHNOLOGIES INC COM	146,015.46	122,824.35
TELEFLEX INC COM	14,939.54	11,523.00
TELEFONICA SA EUR1	565,556.33	620,847.96
TELEFONICA SA EUR1	572,634.40	502,336.26
TELEGROUP INC COM	13,916.35	—
TELENOR ASA ORD NOK6	89,320.88	111,086.67
TELETECH HLDGS INC COM	56,122.50	29,225.00
TELIK INC COM STK	1,647.35	209.00
TELLABS INC COM	31,470.15	25,544.00
TELLABS INC COM	231,907.52	214,652.00
TELLABS INC COM	148,065.86	40,788.00
TELLABS INC COM	119,167.08	103,000.00
TELSTRA CORP LTD NPV	202,167.38	203,643.25
TEMPUR-PEDIC INTL INC COM	27,490.97	21,270.00
TEMPUR-PEDIC INTL INC COM	1,185.84	638.10
TENARIS S.A. USD1	31,082.28	30,366.84
TENET HEALTHCARE CORP COM	176,140.91	134,492.50
TENET HEALTHCARE CORP COM	135,626.45	11,845.00
TENET HEALTHCARE CORP COM	35,236.01	22,195.00
TENGASCO INC COM NEW	20,393.16	15,035.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TENNECO INC	71,292.96	14,160.00
TENNECO INC	1,900.40	1,121.00
TERADATA CORP DEL COM STK	8,281.75	9,624.67
TERADATA CORP DEL COM STK	54,343.22	66,735.00
TERADATA CORP DEL COM STK	940,052.68	545,744.00
TERADYNE INC COM	144,030.38	17,724.00
TEREX CORP NEW COM	139,393.44	71,012.00
TEREX CORP NEW COM	181,299.54	98,931.84
TERNA SPA ORD EUR0.22	79,086.83	69,215.98
TERRA INDS INC COM	109,143.63	103,155.01
TERRA INDS INC COM	180,657.10	79,515.90
TERRA INDS INC COM	64,368.00	75,015.00
TERRACO GOLD CORP FORMERLY TERRACO ENERGY CORP TO 04/29/2003 COM NPV	2,471.90	259.20
TERRESTAR CORP COM STK	48,078.36	1,081.20
TESCO ORD GBP0.05	328,477.59	215,446.84
TESCO ORD GBP0.05	1,216,355.10	868,262.42
TESORO CORP	237,816.14	147,250.79
TESORO CORP	163,658.14	46,095.00
TESSERA TECHNOLOGIES INC COM STK	581.42	297.00
TETRA TECH INC NEW COM	3,793.15	4,830.00
TEUTON RES CORP COM STK	75,546.25	6,585.30
TEXAS INSTRS INC COM	90,800.80	43,971.40
TEXAS INSTRS INC COM	562,245.40	501,296.00
TEXAS ROADHOUSE INC COM CL A STK CL A	57,823.59	48,050.00
TEXAS ROADHOUSE INC COM CL A STK CL A	2,238.66	1,937.50
TEXTAINER GROUP HLDGS LTD COM STK	51,016.11	39,220.00
TEXTRON INC COM	128,576.99	84,607.00
TEXTRON INC COM	2,128,080.51	630,627.29
TEXTRON INC COM	82,503.36	43,613.42
TGC INDS INC COM NEW COM NEW	5,051.01	1,268.75
THAI OIL PCL THB10(ALIEN MKT)	134,669.66	60,119.61

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
THE TRACKING CORP COM STK	43,662.90	740.00
THERAGENICS CORP COM	10,561.66	7,434.18
THERAVANCE INC COM STK	3,358.95	6,195.00
THERMO FISHER CORP	706,865.88	545,120.00
THERMO FISHER CORP	341,231.42	357,735.00
THERMO FISHER CORP	283,275.02	169,668.60
THERMO TECH TECHNOLOGIES INC COM	3,777.45	4,025.00
THESTREET COM INC COM	6,226.83	2,470.80
THINKORSWIM GROUP INC COM STK	2,988.95	2,810.00
THINKORSWIM GROUP INC COM STK	213,908.05	121,954.00
THOMAS & BETTS CORP COM	4,415.74	3,603.00
THOMAS GROUP INC COM	5,316.35	341.70
THOMPSON CREEK METALS CO INC COM STK	30,731.18	21,147.00
THOR INDS INC COM STK	4,583.70	1,206.71
THORATEC CORP	24,164.88	28,136.34
THORATEC CORP	167,265.43	217,683.00
THORIUM PWR LTD COM STK	279.95	144.00
THORNBURG MTG INC COM NEW STK	36,629.97	10,620.91
T-HQ INC COM NEW	15,225.86	2,095.00
THRESHOLD PHARMACEUTICALS INC COM NEW STK	15,073.21	1,234.62
THYSSENKRUPP AG	6,331.45	2,635.44
THYSSENKRUPP AG NPV	251,756.72	149,171.27
TICC CAP CORP COM	55,648.50	49,343.00
TICKETMASTER ENTMNT INC	1,658.48	789.66
TIDEWATER INC COM	159,538.79	112,756.00
TIDEWATER INC COM	414,650.82	279,876.50
TIERONE CORP COM	3,717.59	2,253.79
TIFFANY & CO COM	38,237.05	21,503.30
TIFFANY & CO COM	210,621.37	200,831.37
TIFFANY & CO COM	103,138.80	73,253.00
TIGER RENEWABLE ENERGY LTD COM STK	16,803.55	6,500.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TIGER TELEMATICS INC COM NEW	1,122.47	0.15
TIM HORTONS INC COM	10,265.41	10,094.00
TIMBERLAND CO CL A	4,972.27	2,310.00
TIMBERWEST FST CORP STAPLED UNIT 1 COM &100 PFD & 1 SUB NT STP-U	35,408.48	7,627.55
TIME WARNER CABLE INC CL A COM STK	3,352.65	3,517.80
TIME WARNER INC NEW COM	133,219.62	101,156.36
TIME WARNER INC NEW COM	1,075,465.60	710,236.00
TIME WARNER INC NEW COM	2,415,189.10	897,855.00
TIMKEN CO COM	51,139.18	72,631.00
TIMKEN CO COM	363,022.79	226,726.50
TIMKEN CO COM	221,329.90	131,521.00
TIMKEN CO COM	25,958.95	29,445.00
TITAN MACHY INC COM	2,680.04	1,406.00
TITAN URANIUM EXPL INC	440,696.71	88,516.60
TITANIUM METALS CORP COM NEW	73,215.75	68,525.27
TITANIUM METALS CORP COM NEW	72,461.43	19,382.00
TIVO INC COM	43,904.00	40,096.00
TIVO INC COM	18,297.19	18,974.00
TJX COS INC COM NEW	56,616.09	47,450.53
TJX COS INC COM NEW	118,735.39	215,985.00
TLC VISION CORP COM	107.36	3.06
TNS INC COM	20,058.20	9,390.00
TNS INC COM	84,910.80	36,621.00
TNT NV EUR0.48	1,001,177.68	455,435.08
TNX T V HLDGS INC COM	1,229.95	0.10
TOHOKU ELEC POWER NPV	83,951.05	91,329.29
TOKAI RIKA CO NPV	54,690.30	42,912.30
TOKYO ELEC POWER NPV	99,852.43	112,520.68
TOKYO ELEC POWER NPV	146,494.51	148,924.43
TOKYO ELECTRON NPV	162,146.21	99,172.64
TOKYO STEEL MFG NPV	175,297.85	145,994.48

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TOLL BROS INC COM	59,610.01	58,032.44
TOMOTHERAPY INC COM	1,517.95	714.00
TOMPKINS FINL CORP COM USD0.10	62,699.10	81,130.00
TONOGOLD RES INC COM STK	576.56	99.99
TOOTIE PIE CO INC COM STK	1,573.95	935.00
TOOTSIE ROLL INDS INC COM	1,907.89	1,624.24
TOP SHIPS INC COM STK	3,365.35	542.79
TORCHMARK CORP COM	64,985.66	98,340.00
TORO CO COM	73,414.98	59,400.00
TORONTO DOMINION BK ONT COM NEW COM NEW	3,005.18	1,829.37
TORRENT ENERGY CORP COM	495.66	0.06
TORTOISE CAP RES CORP COM	6,795.51	1,780.00
TORTOISE ENERGY INFRASTRUCTURE CORP COM	57,299.44	27,582.99
TORVEC INC OC-COM ISIN US8914791079	8,241.08	3,480.00
TOSHIBA CORP COM STK	18,931.45	8,075.00
TOSHIBA CORP NPV	659,942.83	395,675.68
TOTAL EUR2.5	899,553.79	692,311.61
TOTAL EUR2.5	971,185.43	764,355.28
TOTAL SYS SVCS INC COM	7,059.23	4,004.00
TOTAL SYS SVCS INC COM	132,002.67	69,888.00
TOUR CFG INC COM STK	740.77	—
TOURNIGAN VENTURES CORP COM	87,682.44	9,105.15
TOWERSTREAM CORP COM	7,209.90	2,070.00
TOYO SUISAN KAISHA NPV	22,305.67	28,461.11
TOYODA GOSEI NPV	110,343.62	98,665.20
TOYOTA BOSHOKU CP NPV	58,734.27	57,345.84
TOYOTA MOTOR CORP NPV	95,186.31	96,139.00
TOYOTA MOTOR CORP NPV	688,542.22	535,173.75
TOYOTA TSUSHO CORP NPV	90,798.53	107,374.52
TRACTOR SUPPLY CO COM	91,314.93	75,894.00
TRACTOR SUPPLY CO COM	15,259.04	13,010.40

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TRADESTATION GROUP INC COM	21,546.86	14,835.00
TRADESTATION GROUP INC COM	2,691.69	1,290.00
TRANS WORLD AIRLS INC COM PAR $.01 NEW	109,460.03	—
TRANSATLANTIC HLDGS INC COM	69,410.61	40,060.00
TRANSATLANTIC HLDGS INC COM	212,350.26	128,192.00
TRANSCANADA CORP COM STK	14,316.15	13,570.00
TRANSCAT INC COM	8,103.24	7,800.00
TRANSCEND SVCS INC COM NEW COM NEW	25,199.97	14,985.00
TRANSGLOBE ENERGY CORP COM	12,542.65	10,621.00
TRANSMERIDIAN EXPL INC COM STK	71,575.22	425.00
TRANSOCEAN LTD	657,098.33	380,835.00
TRANSOCEAN LTD	1,204,148.13	554,242.50
TRANSOCEAN LTD	249,155.52	198,922.50
TRANSOCEAN LTD	302,948.12	288,225.00
TRANSOCEAN LTD	519,812.03	437,818.50
TRANSWITCH CORP COM	3,665.67	1,339.52
TRAVELERS COS INC COM STK	9,660.49	10,305.60
TRAVELERS COS INC COM STK	265,086.15	230,520.00
TRAVELERS COS INC COM STK	170,074.88	230,520.00
TRAVELERS COS INC COM STK	34,559.23	39,324.00
TRAVELERS COS INC COM STK	508,073.49	663,671.60
TRAVELZOO INC COM STK	24,765.21	8,117.60
TREAS INTL INC COM NEW	2,104.90	0.10
TREASURY METALS INC COM STK	1,740.07	2,843.28
TREE COM INC COM	188.77	46.80
TREEHOUSE FOODS INC COM	4,068.58	4,086.00
TRENDSETTER SOLAR PRODS INC COM STK	1,866.18	130.00
TREX CO INC COM	6,065.90	11,192.80
TREX CO INC COM	78,815.10	100,406.00
TREX CO INC COM	34,510.51	27,982.00
TRIAD GTY INC COM	262.40	53.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TRICO BANCSHARES COM STK	19,040.40	22,473.00
TRICO BANCSHARES COM STK	139,736.77	147,323.00
TRICO MARINE SVCS INC COM NEW	19,150.95	2,235.00
TRIDENT MICROSYSTEMS INC COM	11,269.65	6,418.44
TRIEX MINERALS CORP COM NPV	28,311.40	2,064.33
TRIMAS CORP COM NEW COM NEW	1,922.63	190.44
TRIMBLE NAV LTD COM	3,595.36	2,593.20
TRINITY IND INC COM	107,550.00	53,584.00
TRINITY IND INC COM	116,892.80	73,331.93
TRINITY IND INC COM	56,753.32	40,976.00
TRINITY IND INC COM	251,650.93	122,928.00
TRINSIC INC COM NEW	7,332.56	0.75
TRIQUINT SEMICONDUCTOR INC COM	6,894.95	4,300.00
TRITON DISTR SYS INC COM STK	22,688.36	2,070.00
TRIUMPH GROUP INC NEW COM	311,158.89	231,407.00
TRONOX INC COM CL A	468.95	2.90
TRONOX INC COM CL B STK	95.61	0.23
TRUBION PHARMACEUTICALS INC COM STK	19,599.95	1,280.00
TRUE ENERGY TR UNIT	279.43	27.22
TRUE NORTH ENERGY CORP COM STK	3,064.89	42.00
TRUE RELIGION APPAREL INC COM STK	203,267.89	131,615.20
TRUE RELIGION APPAREL INC COM STK	36,291.95	27,293.36
TRUEBLUE INC COM STK	18,843.99	12,374.01
TRUEBLUE INC COM STK	34,324.28	22,011.00
TRUSTCASH HLDGS INC COM STK	4,599.95	6.00
TRUSTCO BK CORP N Y COM	116,298.24	106,512.00
TRUSTMARK CORP COM	31,712.48	36,703.00
TRW AUTOMOTIVE HLDGS CORP COM	204,049.94	33,120.00
TRW AUTOMOTIVE HLDGS CORP COM	141,929.15	31,680.00
TSAKOS ENERGY NAV LTD SHS	29,569.68	19,382.56
TTM TECHNOLOGIES INC COM	44,913.60	23,445.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
TTM TECHNOLOGIES INC COM	12,910.45	5,731.00
TUBE MEDIA CORP COM	2,409.95	15.00
TUBEAROO INC COM	595.95	2.00
TUESDAY MORNING CORP COM NEW ISIN US8990355054	40,020.72	12,714.00
TUFCO TECHNOLOGIES INC COM	1,099.38	652.00
TUI AG NPV (REGD)	294,690.45	115,184.41
TUMI RES LTD	15,685.29	3,045.00
TUPPERWARE BRANDS CORPORATION	169,665.87	120,310.00
TUPPERWARE BRANDS CORPORATION	30,455.23	20,888.11
TUPRAS(T PETR RAF) TRY1	547,205.98	217,889.21
TW TELECOM INC CL A STK	3,792.50	1,694.00
TWEEN BRANDS INC COM STK	98,003.21	22,032.00
TX CAP BANCSHARES INC COM	16,321.00	13,360.00
TXCO RES INC COM STK	44,327.40	5,811.00
TYCO ELECTRONICS L COM STK	362,927.33	184,794.00
TYCO ELECTRONICS L COM STK	15,328.52	7,489.02
TYCO ELECTRONICS L COM STK	277,869.49	138,190.25
TYCO INTERNATIONAL LTD COM STK W/I	214,566.83	129,600.00
TYCO INTERNATIONAL LTD COM STK W/I	537,990.38	520,560.00
TYCO INTERNATIONAL LTD COM STK W/I	396,038.82	257,040.00
TYCO INTERNATIONAL LTD COM STK W/I	26,132.99	14,897.78
TYHEE DEV CORP	14,327.56	2,624.40
TYSON FOODS INC CL A COM (DELAWARE)	5,567.59	8,784.89
TYSON FOODS INC CL A COM (DELAWARE)	125,522.75	64,824.00
TYSON FOODS INC CL A COM (DELAWARE)	810,470.91	571,152.00
TYSON FOODS INC CL A COM (DELAWARE)	150,141.63	91,104.00
U M H PPTYS INC COM STK	2,463.66	1,544.60
U S AUTO PTS NETWORK INC COM	579.95	139.00
U S AWYS GROUP INC COM	509,708.82	580,059.20
U S AWYS GROUP INC COM	27,144.48	37,104.00
U S CONCRETE INC COM ISIN #US90333L1026	3,633.93	2,788.80

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
U S GEOTHERMAL INC COM STK	51,845.31	25,896.00
U S GLOBAL INVS INC CL A CL A STK	5,346.56	1,148.40
U S GOLD CORP COM PAR $0.10 COM PAR $0.10	13,667.86	11,193.00
U S MICROBICS COM	31,994.07	1,427.20
U S SUSTAINABLE ENERGY CORP COM STK	139,958.35	18,880.00
U.S. CELLULAR CORP COM	26,651.58	25,944.00
UAL CORP COM NEW STK *	30,298,596.74	27,462,969.55
UBS AG CHF0.10	184,010.07	190,876.69
UBS AG SHS COM	15,159.45	13,270.40
UCB NPV	126,762.32	106,557.06
UDS GROUP INC COM	29,426.22	354.00
UEX CORP COM	147,270.82	19,151.51
UGI CORP NEW COM	248,695.80	229,548.00
UGI CORP NEW COM	670,681.44	620,268.00
ULTRA CLEAN HLDGS INC COM	19,841.70	2,814.00
ULTRA PETE CORP COM NPV	130,287.02	76,957.30
ULTRALIFE CORPORATION	6,525.45	4,626.45
UMPQUA HLDGS CORP COM	9,310.66	9,405.50
UNDER ARMOR INC CL A	103,055.39	96,504.32
UNICAPITAL CORP NEW COM	28,538.07	112.74
UNICO INC COM PAR $.001 STK	50,940.90	952.72
UNIFIRST CORP MASS COM	34,920.73	26,721.00
UNIFIRST CORP MASS COM	5,999.35	3,859.70
UNION PAC CORP COM	129,801.86	91,456.46
UNION PAC CORP COM	369,216.56	607,060.00
UNION PAC CORP COM	275,126.02	272,221.00
UNION PAC CORP COM	1,030,503.51	1,057,527.20
UNION PAC CORP COM	433,388.40	295,404.00
UNIPETROL CZK100	94,372.05	45,810.56
UNISOURCE ENERGY CORP COM	37,751.00	41,104.00
UNISYS CORP COM	130,306.05	26,775.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
UNISYS CORP COM	1,725.90	1,003.00
UNIT CORP COM	15,979.89	8,016.00
UNIT CORP COM	278,974.45	128,256.00
UNIT CORP COM	351,010.11	128,256.00
UNIT CORP COM	204,134.20	122,912.00
UNIT CORP COM	81,664.35	26,720.00
UNITED GUARDIAN INC COM	17,610.10	13,800.00
UNITED ONLINE INC COM	18,832.22	9,017.08
UNITED ONLINE INC COM	208,175.65	117,758.00
UNITED ONLINE INC COM	136,982.64	65,556.00
UNITED PARCEL SVC INC CL B	1,666,201.71	1,367,968.00
UNITED PARCEL SVC INC CL B	348,746.85	296,209.20
UNITED PARCEL SVC INC CL B	480,483.54	419,842.45
UNITED STS STL CORP NEW COM	19,278.77	26,040.00
UNITED STS STL CORP NEW COM	82,355.57	82,192.88
UNITED STS STL CORP NEW COM	125,043.10	111,600.00
UNITED TECHNOLOGIES CORP COM	959,992.88	675,360.00
UNITED TECHNOLOGIES CORP COM	669,223.18	1,270,320.00
UNITED TECHNOLOGIES CORP COM	336,557.62	324,065.60
UNITED TECHNOLOGIES CORP COM	563,783.15	465,489.36
UNITED UTILITIES GROUP ORD GBP0.05	189,750.28	166,990.12
UNITED WESTN BANCORP INC COM STK	9,358.95	9,360.00
UNITEDHEALTH GROUP INC COM	242,886.02	175,184.54
UNITEDHEALTH GROUP INC COM	165,306.67	184,604.00
UNITEDHEALTH GROUP INC COM	644,474.88	505,400.00
UNITEDHEALTH GROUP INC COM	654,997.76	800,660.00
UNITIL CORP COM	3,186.84	2,200.77
UNITRIN INC COM	1,577.71	1,556.24
UNIVERSAL ACCESS GLOBAL HLDGS INC COM NEW STK	6,455.42	—
UNIVERSAL DETECTION TECHNOLOGY COM NEW STK	9,791.55	90.03
UNIVERSAL ENERGY CORP DEL COM NEW STK	6,509.95	1.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
UNIVERSAL FST PRODS INC COM	83,173.79	64,584.00
UNIVERSAL POTASH CORP COM STK	2,499.85	30.00
UNUM GROUP	220,203.52	152,594.40
UNUM GROUP	293,804.26	362,700.00
UNUM GROUP	7,687.42	7,440.00
UNVL AMERN FINL CORP COM	60,588.54	47,628.00
UNVL ELECTRS INC COM	6,957.38	4,866.00
UNVL EXPRESS INC COM	1,429.85	300.00
UNVL GUARDIAN HLDGS INC COM	3,428.68	0.80
UNVL HEALTH SERVICES INC CL B COM	7,090.03	4,703.61
UNVL HEALTH SERVICES INC CL B COM	128,146.00	75,140.00
UNVL HEALTH SERVICES INC CL B COM	175,870.20	123,981.00
UNVL STAINLESS & ALLOY PRODS INC COM	2,508.01	2,898.00
UNVL TECH INST INC COM	977.81	858.50
UNVL TECH INST INC COM	257,721.60	243,814.00
UPLIFT NUTRITION INC COM STK	38,816.40	41,010.00
UPSNAP INC COM	2,662.95	5.90
UQM TECHNOLOGIES INC COM	9,281.44	3,261.25
URACAN RES LTD COM STK	87,639.12	32,397.81
URANERZ ENERGY CORP COM STK	83,252.34	12,122.86
URANIUM CITY RES INC	1,012.95	16.20
URANIUM ENERGY CORP COM	106,727.36	43,691.54
URANIUM HUNTER CORP COM STK	759.95	53.00
URANIUM ONE INC COM STK	229,864.27	39,621.25
URANIUM PARTN CORP COM	24,722.51	12,759.78
URANIUM PWR CORP CDA COM	195,105.32	19,226.74
URANIUM RES INC COM PAR $0.001 COM PAR $0.001	183,794.82	55,716.43
URBAN OUTFITTERS INC COM	307,209.60	170,322.60
URBAN OUTFITTERS INC COM	308,034.06	178,711.40
URBAN OUTFITTERS INC COM	2,366.25	1,438.08
UR-ENERGY INC COM	33,751.47	18,734.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
UROPLASTY INC COM NEW	72,935.45	21,850.00
URS CORP NEW COM	72,241.04	77,463.00
US BANCORP	1,048,043.44	1,093,287.14
US BANCORP	1,058,673.09	810,123.92
US BANCORP	160,719.80	135,976.89
US ENERGY INITIATIVES CORP COM STK	1,515.30	100.00
US FARMS INC COM NEW STK	1,365.40	60.20
USA MOBILITY INC COM STK	37,072.86	33,977.67
USA MOBILITY INC COM STK	85,018.60	92,560.00
USA MOBILITY INC COM STK	30,421.20	27,768.00
USANA HEALTH SCIENCES INC CDT-SHS	23,920.33	23,968.00
USANA HEALTH SCIENCES INC CDT-SHS	9,069.71	9,621.44
USCORP COM NEW	2,529.85	750.00
USEC INC COM	101,419.06	49,120.60
USG CORP COM NEW	148,340.45	29,482.68
USINTERNETWORKING INC COM	25,827.64	—
UTD FINL BANCORP INC MD COM STK	171,057.17	186,222.00
UTD MICRO ELECT TWD10	132,464.25	43,379.17
UTD RENTALS INC COM	117,937.92	53,443.20
UTD RENTALS INC COM	59,459.74	26,721.60
UTD RENTALS INC COM	86,818.50	99,408.00
UTD RENTALS INC COM	984.95	456.00
UTD STATIONERS INC COM	44,528.55	50,235.00
UTD STATIONERS INC COM	138,564.76	93,772.00
UTD THERAPEUTICS CORP DEL COM STK	201,873.59	128,853.00
UTD THERAPEUTICS CORP DEL COM STK	3,008.95	3,127.50
UTI WORLDWIDE INC ORD NPV	3,857.90	2,868.00
UTSTARCOM INC COM	21,584.72	12,395.00
UTSTARCOM INC COM	4,900.99	3,977.50
UWINK INC DEL COM STK	433.15	84.84
V F CORP COM	7,389.97	6,905.46

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
V F CORP COM	80,027.35	124,218.36
VAALCO ENERGY INC COM NEW COM NEW	69,589.80	72,912.00
VAALCO ENERGY INC COM NEW COM NEW	328,017.48	299,832.00
VAALCO ENERGY INC COM NEW COM NEW	52,935.23	69,065.52
VAIL RESORTS INC COM	4,485.16	2,660.00
VAIL RESORTS INC COM	36,791.82	34,580.00
VAL NATL BANCORP COM	245,454.00	280,665.00
VAL NATL BANCORP COM	27,044.22	28,350.00
VALASSIS COMMUNICATIONS INC COM	46,762.65	5,940.00
VALEANT PHARMACEUTICALS INTL COM STK	939.21	1,145.00
VALEO EUR3	66,778.54	76,241.06
VALERO ENERGY CORP COM STK NEW	253,667.04	171,388.80
VALERO ENERGY CORP COM STK NEW	471,184.16	344,421.87
VALERO ENERGY CORP COM STK NEW	354,484.66	276,992.00
VALLEY FORGE COMPOSITE TECHNOLOGIES INC COM	1,058.95	20.00
VALLOUREC(USIN A T EUR4	108,187.66	123,853.45
VALMONT INDS INC COM	109.71	61.61
VALSPAR CORP COM	182,381.60	166,428.00
VALUE AMER INC COM	7,162.31	—
VALUE LINE INC COM	10,017.72	9,216.84
VALUECLICK INC COM STK ISIN#US92046N1028	108,762.87	30,232.80
VANDA PHARMACEUTICALS INC COM	610.87	50.00
VARIAN MED SYS INC COM ISIN #US9222091057	29,667.48	18,991.68
VARIAN MED SYS INC COM ISIN #US9222091057	154,159.33	112,128.00
VARIAN SEMICONDUCTOR EQUIPTMENT ASSOCS INC COM	657,833.57	369,648.00
VARIAN SEMICONDUCTOR EQUIPTMENT ASSOCS INC COM	235,845.75	171,052.80
VASCO DATA SEC INTL INC COM	47,263.06	19,812.94
VASCULAR SOLUTIONS INC COM	4,188.66	3,608.00
VASOMEDICAL INC COM	180.05	17.00
VAST SOLUTIONS INC CL B1	25.56	—
VAST SOLUTIONS INC CL B2	25.56	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
VAST SOLUTIONS INC CL B3	25.57	—
VAXGEN INC COM NEW	3,348.20	268.75
VCA ANTECH INC COM STK	3,572.93	1,789.20
VCG HLDG CORP COM STK	453.96	74.50
VECTOR GROUP LTD COM STK	19,821.07	14,797.29
VECTREN CORP COM	143,618.40	135,054.00
VEECO INSTRS INC DEL COM	18,183.95	15,850.00
VELCRO INDS N V COM	6,242.15	6,075.00
VERASUN ENERGY CORP COM	1,446.77	66.00
VERDX MINERALS CORP COM	9,985.00	—
VERENIUM CORP COM STK	5,792.73	968.00
VERICHIP CORP COM	6,103.34	1,480.00
VERIFONE HLDGS INC COM	1,105,875.04	407,680.00
VERIGY LTD ORD SHS	16,251.55	5,627.70
VERISIGN INC COM	848,656.17	675,432.00
VERISIGN INC COM	115,361.26	91,584.00
VERIZON COMMUNICATIONS COM	2,248,320.14	2,392,594.20
VERIZON COMMUNICATIONS COM	390,230.52	402,604.26
VERIZON COMMUNICATIONS COM	32,126.75	33,900.00
VERIZON COMMUNICATIONS COM	103,881.63	99,903.30
VERMILLION INC COM NEW STK	183.79	13.50
VERMONT PURE HLDGS LTD NEW COM	1,014.59	420.00
VERSANT CORP COM NEW COM NEW	2,073.15	1,568.70
VERSAR INC COM	17,494.69	8,899.20
VERTEX PHARMACEUTICALS INC COM	627,842.11	634,942.00
VERTEX PHARMACEUTICALS INC COM	60,466.75	75,281.64
VERTEX PHARMACEUTICALS INC COM	198,925.80	182,280.00
VERTEX PHARMACEUTICALS INC COM	20,547.17	22,785.00
VERTICAL COMPUTER SYS INC COM NEW	6,450.97	4,567.50
VESTAS WIND SYSTEM DKK1	2,145,589.60	1,181,771.92
VIACOM INC NEW CL B	5,540.43	2,517.67

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
VIACOM INC NEW CL B	579,352.42	293,028.44
VIAD CORP COM NEW	25,337.13	17,318.00
VIASPACE INC COM STK	1,473.19	58.30
VICTORY ENERGY CORP COM NEW COM NEW	1,009.95	8.00
VIEW SYS INC COM NEW COM NEW	3,773.47	0.78
VILLAGE SUPER MKT INC CL A NEW CL A NEW	12,895.89	14,060.55
VION PHARMACEUTICALS INC COM NEW STK	676.63	25.90
VIPER NETWORKS INC COM	116.95	0.54
VIRAGEN INC COM NEW	5,411.19	—
VIRGIN MOBILE USA INC CL A COM CL A	6,477.85	336.00
VIRGINIA MINES INC COM STK	28,530.80	29,832.52
VIROPHARMA INC COM STK	31,551.18	31,326.12
VIROPHARMA INC COM STK	26,490.50	32,550.00
VIROPHARMA INC COM STK	271,509.64	316,386.00
VISA INC COM CL A STK	1,113,851.63	907,385.00
VISA INC COM CL A STK	983,240.13	778,437.78
VISA INC COM CL A STK	147,346.32	153,678.50
VISA INC COM CL A STK	77,174.94	72,381.00
VISA INC COM CL A STK	875,075.29	1,007,564.50
VISHAY INTERTECHNOLOGY INC COM	343,022.84	90,630.00
VISHAY INTERTECHNOLOGY INC COM	26,825.91	13,338.00
VISHAY INTERTECHNOLOGY INC COM	25,592.31	10,260.00
VISHAY INTERTECHNOLOGY INC COM	25,400.13	12,654.00
VISTA GOLD CORP REORGANIZATION SHS COM STK	42,141.73	16,016.00
VISTAPRINT COM INC COM STK	140,386.33	83,558.90
VISTEON CORP COM	45,191.09	3,535.00
VISTEON CORP COM	24,999.76	1,225.00
VITESSE SEMICONDUCTOR CORP COM	2,413.42	360.00
VIVENDI SA EUR5.50	337,107.98	276,890.91
VIVUS INC COM	9,929.00	7,980.00
VIYYA TECHNOLOGIES INC FORMERLY VIYON TECHNOLOGIES INC TO 07/20/2004 COM	684.95	15.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
VMS VENTURES INC COM STK	3,133.50	864.85
VMWARE INC CL A COM CL A COM	38,903.32	19,307.35
VNUS MED TECHNOLOGIES INC COM	27,717.09	21,086.00
VODAFONE GROUP ORD USD0.11428571	553,818.43	592,479.16
VODAFONE GROUP ORD USD0.11428571	979,951.85	710,856.68
VOEST-ALPINE AG NPV	272,962.05	108,148.56
VOIP INC COM NEW STK	3,601.45	0.04
VOLCANO CORP COM STK	74,275.30	63,750.00
VOLCOM INC COM	20,517.52	11,434.10
VOLTERRA SEMICONDUCTOR CORP COM	8,577.70	4,111.25
VOLTERRA SEMICONDUCTOR CORP COM	12,584.42	12,155.00
VOLVO AB SER’A’NPV	83,033.61	91,357.23
VOLVO AB SER’B’NPV	445,657.90	189,058.48
VONAGE HLDGS CORP COM	14,722.95	4,950.00
VOYAGER PETE INC COM STK	1,569.95	20.00
VSE CORP COM	8,478.02	8,983.67
VSUS TECHNOLOGIES INC COM	38,123.88	658.80
VULCAN MATERIALS CO COM	163,101.06	153,076.00
VULCAN MATERIALS CO COM	151,570.86	194,824.00
VULCAN MATERIALS CO COM	46,638.40	48,999.42
VYTERIS INC FORMERLY VYTERIS HLDGS NEV INC TO 05/02/2007 COM NEW COM NEW	654.97	6.80
W & T OFFSHORE INC COM	155,430.93	89,575.54
W & T OFFSHORE INC COM	291,504.80	87,352.00
WABASH NATL CORP COM	26,069.31	12,150.00
WABCO HLDGS INC COM STK	12,823.82	7,610.78
WABTEC CORP COM	178,924.16	150,652.50
WABTEC CORP COM	90,323.20	87,450.00
WABTEC CORP COM	217,017.36	166,950.00
WABTEC CORP COM	208,070.12	166,791.00
WABTEC CORP COM	9,329.92	8,626.90
WADE COOK FINL CORP COM NEW	14,145.39	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WALGREEN CO COM	120,591.00	111,015.00
WALGREEN CO COM	235,184.29	160,355.00
WALGREEN CO COM	457,875.68	606,882.00
WALGREEN CO COM	609,679.97	416,571.90
WALL STR FINL CORP	1,126.90	—
WAL-MART STORES INC COM	858,628.39	900,547.84
WAL-MART STORES INC COM	681,828.11	734,386.00
WAL-MART STORES INC COM	1,546,163.57	3,116,936.00
WAL-MART STORES INC COM	455,762.60	464,849.52
WAL-MART STORES INC COM	473,649.86	554,994.00
WAL-MART STORES INC COM	221,608.23	241,058.00
WAL-MART STORES INC COM	927,069.39	954,495.05
WALT DISNEY CO	1,018,631.90	1,046,009.00
WALT DISNEY CO	705,284.91	549,098.00
WALT DISNEY CO	315,166.39	308,130.20
WALT DISNEY CO	119,536.28	110,001.12
WALT DISNEY CO	346,125.90	264,361.19
WALT DISNEY CO	380,783.14	313,028.34
WALTER INDS INC COM	32,596.08	42,024.00
WALTER INDS INC COM	15,351.05	10,699.01
WAR EAGLE MNG INC COM NEW	3,292.95	194.40
WARNACO GROUP INC COM NEW COM NEW	19,388.87	7,459.40
WARNER CHILCOTT LTD COM STK USD0.01 CLASS ‘A’	3,589.49	3,581.50
WARNER MUSIC GROUP CORP COM STK	16,008.95	12,080.00
WARNING MODEL MGMT LLC COM	15,390.78	—
WARREN RES INC COM	1,207.70	199.00
WARRIOR ENERGY N.V COM STK	4,061.95	178.20
WARTSILA EUR3.50	39,558.76	44,712.78
WASH POST CO CL B COM	9,729.97	4,683.00
WASH POST CO CL B COM	118,189.98	57,757.00
WASHINGTON MUTUAL INC	37,237.11	2,751.94

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WASTE CONNECTIONS INC COM	178,667.42	174,266.40
WASTE MGMT INC DEL COM STK	495,540.05	405,202.78
WASTE MGMT INC DEL COM STK	54,484.66	53,411.11
WASTE SVCS INC DEL COM NEW STK	4,314.95	3,290.00
WASTE SVCS INC DEL COM NEW STK	25,685.10	27,636.00
WATERS CORP COM	85,301.01	77,698.00
WATERS CORP COM	93,950.13	87,960.00
WATERS CORP COM	72,746.77	48,158.10
WATSCO INC COM	3,558.60	3,840.00
WATSCO INC COM	125,331.28	102,528.00
WATSON PHARMACEUTICALS INC COM	213,336.85	188,647.00
WATSON PHARMACEUTICALS INC COM	108,342.19	71,739.00
WATSON PHARMACEUTICALS INC COM	100,161.11	100,966.00
WATSON PHARMACEUTICALS INC COM	219,677.54	233,816.00
WATSON PHARMACEUTICALS INC COM	2,812.99	2,922.70
WATTS WTR TECHNOLOGIES INC 10/15/03	5,625.66	3,995.20
WAUSAU PAPER CORP COM	30,863.91	35,464.00
WCI CMNTYS INC COM	3,560.49	26.33
WD 40 CO COM STK	48,709.51	49,052.74
WD 40 CO COM STK	41,051.89	31,119.00
WEATHERFORD INTL LTD	294,578.76	183,940.00
WEATHERFORD INTL LTD	22,252.99	22,181.00
WEB COM GROUP INC COM	12,506.59	3,875.94
WEBSENSE INC COM STK ISIN# US9476841062	155,099.91	121,556.40
WEBSTER FNCL CORP WATERBURY CONN COM	278,524.40	126,776.00
WEIGHT WATCHERS INTL INC NEW COM	61.43	35.25
WEIGHT WATCHERS INTL INC NEW COM	1,333,077.55	744,326.00
WELLCARE HLTH PLANS INC COM	63,426.61	16,718.00
WELLCARE HLTH PLANS INC COM	15,241.94	9,194.90
WELLMAN INC COM	10,646.13	1.50
WELLPOINT INC COM	771,755.46	690,932.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WELLPOINT INC COM	82,233.56	45,963.83
WELLPOINT INC COM	486,417.20	530,838.00
WELLPOINT INC COM	118,619.08	79,457.18
WELLS FARGO & CO NEW COM STK	690,960.95	682,063.25
WELLS FARGO & CO NEW COM STK	1,758,969.71	2,781,732.80
WELLS FARGO & CO NEW COM STK	110,673.85	119,983.60
WELLS FARGO & CO NEW COM STK	416,027.14	362,604.00
WELLS FARGO & CO NEW COM STK	196,610.21	211,961.20
WELLS FARGO & CO NEW COM STK	391,245.37	533,588.00
WELLS FARGO & CO NEW COM STK	1,209,924.90	1,223,420.00
WELLSTONE FILTERS INC COM PAR $0.001 COMSTK	52,834.23	4.80
WENDYS / ARBYS GROUP INC COM STK	10.47	4.96
WERNER ENTERPRISES INC COM	69,511.30	53,754.00
WESBANCO INC COM	88,520.20	87,072.00
WESCO FNCL CORP CAP	2,313.87	1,727.40
WESCO INTL INC COM	113,091.00	57,690.00
WESCO INTL INC COM	22,920.00	23,076.00
WESCO INTL INC COM	332,988.31	157,686.00
WESFARMERS LTD NPV	118,650.99	123,274.72
WEST CANYON ENERGY CORP COM NEW COM NEW	3,874.86	48.00
WEST TIMMINS MINING INC COM	2,652.95	1,409.40
WESTAMERICA BANCORPORATION COM	131,396.14	122,760.00
WESTELL TECHNOLOGIES INC CL A	866.09	79.50
WESTERN COPPER CORP COM	759.60	19.44
WESTERN METALS COM STK	68,685.75	6,681.08
WESTERN STD ENERGY CORP COM	2,120.95	138.60
WESTERN UNION CO	124,128.92	83,172.00
WESTERN UNION CO	248,370.04	255,753.90
WESTERN UNION CO	1,252,779.42	1,071,757.26
WESTERN UNION CO	130,305.12	107,349.24
WESTJET AIRLS LTD LTD VAR STG SHS COM STK	112,827.84	157,450.92

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WESTMORELAND COAL CO COM	12,006.50	12,210.00
WESTN DIGITAL CORP COM	44,112.45	16,808.60
WESTN DIGITAL CORP COM	231,932.35	195,795.00
WESTN DIGITAL CORP COM	13,129.60	11,450.00
WESTN GEOPOWER CORP	5,108.27	2,430.00
WESTN REFNG INC COM	10,274.04	10,864.00
WESTN REFNG INC COM	69,120.81	86,136.00
WESTN REFNG INC COM	101,946.03	66,741.14
WESTPOINT STEVENS INC COM	7,190.18	0.90
WESTPORT INNOVATIONS INC COM STK	1,208.95	510.00
WET SEAL INC CL A CL A	265,246.95	226,908.00
WET SEAL INC CL A CL A	49,208.79	51,678.00
WET SEAL INC CL A CL A	2,498.95	2,970.00
WEX PHARMACEUTICALS INC COM	16,041.70	3,451.20
WEYERHAEUSER CO COM	270,316.19	160,702.50
WEYERHAEUSER CO COM	16,517.32	9,751.98
WGL HLDGS INC COM	3,564.32	3,338.56
WHIRLPOOL CORP COM	6,891.15	4,135.00
WHIRLPOOL CORP COM	104,223.40	76,042.65
WHITBREAD ORD GBP0.76797385	—	—
WHITE MOUNTAINS INSURANCE GROUP WHITE MOUNTAIN COM STOCK	11,621.35	5,458.93
WHITEHALL ENTERPRISES INC COM	34,413.44	61.90
WHITING PETE CORP NEW COM STK	20,797.34	11,108.72
WHITING PETE CORP NEW COM STK	102,993.02	85,189.16
WHITING PETE CORP NEW COM STK	202,883.23	122,798.20
WHITNEY HLDG CORP COM	99.78	66.01
WHOLE FOODS MKT INC COM	245,530.78	58,206.48
WHOLE FOODS MKT INC COM	1,047,097.43	334,176.00
WHOLE FOODS MKT INC COM	245,163.13	33,040.00
WHOLE FOODS MKT INC COM	131,095.25	61,360.00
WHOS YOUR DADDY INC COM NEW STK	294,105.17	2,491.82

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WILEY JOHN & SONS INC CL A	5,123.95	7,116.00
WILLBROS GROUP INC COM	3,266.25	847.00
WILLIAM HILL ORD GBP0.10	882,713.10	227,265.36
WILLIAMS CO INC COM	276,986.93	208,512.00
WILLIAMS CO INC COM	116,790.58	73,648.36
WILLIAMS CTLS INC COM NEW COM NEW	4,522.42	2,598.96
WILLIAMS PIPELINE PARTNERS L P COM UNIT REPSTG LTD PARTNER INTS	1,969.95	1,417.00
WILLIAMS SONOMA INC COM	566,637.83	221,652.00
WILLIS GROUP HOLDINGS COM	561.83	622.00
WILLIS LEASE FIN CORP COM	932.95	927.00
WILMINGTON TR CORP NEW COM	449,966.44	326,928.00
WILSHIRE BANCORP INC COM	224,636.74	149,820.00
WILSHIRE BANCORP INC COM	31,671.92	20,884.00
WILSHIRE BANCORP INC COM	71,011.40	50,848.00
WILSHIRE BANCORP INC COM	1,955.96	1,316.60
WIND RIV SYS INC COM	12,351.02	10,158.75
WINDSTREAM CORP COM STK	103,983.79	101,494.40
WINDSTREAM CORP COM STK	23,614.94	24,867.60
WINMARK CORP COM	14,923.59	9,200.00
WINSTAR COMMUNICATIONS INC COM WORTHLESSSECURITY	95.36	—
WINTRUST FINL CORP COM	101,102.09	57,596.00
WIRELESS RONIN TECHNOLOGIES INC COM STK	34,783.40	5,740.00
WIS ENERGY COM	126,531.44	121,742.00
WIS ENERGY COM	11,682.00	12,594.00
WISDOMTREE TR INTL LARGECAP DIVID FD ETFWISDOMTREE TRUTS	42,155.65	25,083.62
WI-TRON INC COM	2,484.62	29.70
WITS BASIN PRECIOUS MINERALS INC COM STK	7,848.85	1,924.00
WIZZARD SOFTWARE CORP NEW COM	5,230.76	2,562.50
WMS INDS INC COM STK	219,167.67	259,450.50
WMS INDS INC COM STK	174,704.82	145,206.20
WOLTERS KLUWER EUR0.12	833,795.42	629,759.91

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WOLVERINE WORLD WIDE INC COM	418,030.48	309,288.00
WOLVERINE WORLD WIDE INC COM	2,909.12	2,178.86
WONDER AUTO TECHNOLOGY INC COM STK\	15,534.15	8,224.16
WOODWARD GOVERNOR CO COM	1,558.80	1,186.93
WORDLOGIG CORP COM STK	78,628.70	10,500.00
WORLD ACCEP CORP S C NEW COM	523,059.69	299,364.00
WORLD ACCEP CORP S C NEW COM	67,155.38	37,544.00
WORLD ACCESS INC (NEW)	49,848.86	—
WORLD AM INC FORMERLY WORLD-AM COMMUNIC COM PAR $0.0001 NEW 2008	1,236.00	0.17
WORLD FUEL SERVICE COM STK USD0.01	97,217.10	99,900.00
WORLD FUEL SERVICE COM STK USD0.01	35,442.90	37,000.00
WORLD HEART CORP	117,753.01	1,202.50
WORLD HLTH ALTERNATIVES INC COM	1,925.86	0.26
WORLD HOCKEY ASSN CORP COM NEW STK	4,613.85	115.00
WORLD WRESTLING ENTMNT	4,504.18	2,874.58
WORLDSPACE INC CL A CL A COM STK	958.95	4.00
WORTHINGTON INDS INC COM	4,846.60	4,268.48
WP STEWART CO LTD NEW	7,426.10	242.19
WPP GROUP PLC AMERN DEPOS SH	164,038.81	94,806.36
WPP PLC ORD GBP0.10	1,025,388.84	475,304.85
WRIGHT EXPRESS CORP COM STK	5,071.55	2,142.00
WRIGHT MED GROUP INC COM	254,460.98	206,547.30
WSFS FINANCIAL CORP COM	11,498.00	9,598.00
WYETH COM	420,650.03	408,859.00
WYETH COM	456,679.19	384,289.95
WYETH COM	429,840.50	423,863.00
WYETH COM	1,063,602.87	1,237,830.00
WYETH COM	7,875.53	7,726.01
WYNDHAM WORLDWIDE CORP COM STK	12,624.17	2,752.60
WYNDHAM WORLDWIDE CORP COM STK	175,369.90	29,134.40
WYNDHAM WORLDWIDE CORP COM STK	232,341.52	85,150.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WYNDHAM WORLDWIDE CORP COM STK	171,847.81	62,225.00
WYNN RESORTS LTD COM	810,579.05	413,598.62
WYNN RESORTS LTD COM	125,793.33	103,114.40
WYNN RESORTS LTD COM	61,375.58	59,164.00
XCEL ENERGY INC COM	256,281.23	205,997.75
XCEL ENERGY INC COM	69,505.15	64,985.51
XCORPOREAL INC COM STK	2,877.90	170.00
XENONICS HLDGS INC COM STK	46,202.51	8,654.80
XENOPORT INC COM STK	204,459.26	114,615.60
XEROX CORP COM	342,408.14	172,598.32
XEROX CORP COM	428,453.33	302,860.00
XEROX CORP COM	41,349.94	35,470.73
XILINX INC COM	25,445.65	18,619.57
XILINX INC COM	363,733.73	266,587.20
XILINX INC COM	262,200.05	121,176.00
XILINX INC COM	58,228.10	57,861.54
XL CAP LTD COM STK	391,225.59	30,340.00
XL CAP LTD COM STK	15,446.25	4,995.00
XOMA LTD COM BERMUDA	10,826.14	3,007.00
XSTRATA PLC ORD GBP	153,774.36	133,165.56
XSUNX INC COM	399,118.50	164,297.58
XTO ENERGY INC COM	466,255.93	333,389.85
XTO ENERGY INC COM	426,258.49	507,888.00
XTO ENERGY INC COM	235,732.82	243,363.00
XTO ENERGY INC COM	659,287.05	560,793.00
XTREME OIL & GAS INC COM STK	75.68	—
XYBERNAUT CORP COM	32,422.70	—
YAHOO INC COM	307,294.06	239,681.20
YAHOO INC COM	1,740,574.23	420,900.00
YAMANA GOLD INC COM STK	486,914.91	497,824.20
YAMATO KOGYO CO NPV	31,047.19	36,756.76

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
YAMAZAKI BAKING CO NPV	113,461.30	152,123.55
YANGARRA RES LTD COM STK	7,047.35	1,020.60
YM BIOSCIENCES INC COM	132.45	92.45
YOHO RES INC	25,864.33	4,075.11
YORA INTL INC COM NEW STK	2,272.10	0.10
YORK WTR CO COM	3,269.95	3,630.00
YOUBET COM INC	1,872.39	992.89
YRC WORLDWIDE INC COM	47,816.80	27,127.24
YTB INTL INC CL A COM STK	218,385.33	29,191.79
YTB INTL INC CL B CL B	43.70	3.30
YUKON GOLD CORP INC COM	7,365.85	595.00
YUKON-NEVADA GOLD CORP COM STK	5,179.45	83.89
YUM BRANDS INC COM	164,139.31	183,645.00
YUM BRANDS INC COM	557,043.61	713,916.00
YUM BRANDS INC COM	117,622.93	364,770.00
YUM BRANDS INC COM	133,449.30	125,548.98
ZAGG INC COM STK	27,386.92	24,386.46
ZALE CORP NEW COM STK	29,831.20	6,660.00
ZAP COM NEW	13,304.40	3,129.60
ZAREBA SYS INC COM	496.40	102.12
ZEBRA TECHNOLOGIES CORP CL A	1,452.18	790.14
ZEP INC COM STK	23,730.00	23,172.00
ZEP INC COM STK	464.13	444.13
ZHONE TECHNOLOGIES INC NEW COM STK	3,350.41	199.86
ZHONGPIN INC COM STK	12,101.15	12,000.00
ZIMMER HLDGS INC COM	197,974.71	226,352.00
ZIMMER HLDGS INC COM	861,100.09	468,872.00
ZIMMER HLDGS INC COM	107,724.72	66,773.84
ZION OIL & GAS INC COM STK	42,679.42	41,374.39
ZIONS BANCORP COM	465,038.68	365,199.00
ZIONS BANCORP COM	171,741.33	68,628.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
ZIONS BANCORP COM	40,760.82	24,510.00
ZIONS BANCORP COM	275,274.77	127,452.00
ZIOPHARM ONCOLOGY COM STK	1,874.90	580.00
ZIX CORP COM	9,305.50	2,737.00
ZOLTEK COS INC COM	86,909.79	54,641.22
ZORAN CORP COM	15,062.72	6,830.00
ZORAN CORP COM	137,955.26	52,591.00
ZWEIG TOTAL RETURN FD INC COM	100,568.57	73,717.93
ZYGO CORP COM	5,714.21	2,764.00
ZYNEX INC COM STK	18,448.17	15,500.00

Corporate Stock — Common Total	1,071,731,407.78	818,777,677.71

Australian dollar	9,063.60	9,063.60
Australian dollar	12,549.60	12,549.60
Australian dollar	697.20	697.20
British pound sterling	47,445.75	47,445.75
British pound sterling	4,313.25	4,313.25
British pound sterling	366,626.26	366,626.26
Czech koruna	932.05	932.05
Danish krone	186.75	186.75
Danish krone	9,897.94	9,897.94
Euro	670,004.08	670,004.08
Euro	6,950.25	6,950.25
Euro	111,204.00	111,204.00
Hong Kong dollar	20,644.63	20,644.63
Hong Kong dollar	258.06	258.06
New Zealand dollar	16,947.60	16,947.60
New Zealand dollar	8,181.60	8,181.60
Norwegian krone	2,285.03	2,285.03
Norwegian krone	12,853.29	12,853.29
Singapore dollar	32,621.90	32,621.90

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Singapore dollar	7,634.91	7,634.91
South African rand	3,894.00	3,894.00
Swedish krona	1,011.64	1,011.64
Swedish krona	14,668.78	14,668.78
Swiss franc	939.54	939.54
Swiss franc	152,205.57	152,205.57
Turkish lira	1,295.76	1,295.76
United States dollar	455,262.85	455,262.85
United States dollar	2,372,808.67	2,372,808.67
United States dollar	2,428,189.94	2,428,189.94
United States dollar	3,510,581.01	3,510,581.01
United States dollar	957,145.87	957,145.87
United States dollar	516,560.09	516,560.09
United States dollar	12,809,489.63	12,809,489.63

Interest Bearing Cash — USD Total	24,565,351.10	24,565,351.10

Australian dollar	(21,503.10)	(21,503.10)
Australian dollar	0.01	0.01
Australian dollar	277.96	277.96
Australian dollar	548.98	548.98
Brazilian real	134.46	134.46
Brazilian real	1.11	1.11
British pound sterling	6,505.29	6,505.29
British pound sterling	1,211.22	1,211.22
British pound sterling	44,549.91	44,549.91
Canadian dollar	1,456.46	1,456.46
Czech koruna	42.86	42.86
Danish krone	32.71	32.71
Danish krone	143.90	143.90
Euro	(123,445.57)	(123,445.57)
Euro	864.04	864.04

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Euro	709.43	709.43
Euro	7,130.96	7,130.96
Euro	1,065.47	1,065.47
Hong Kong dollar	(42,032.41)	(42,032.41)
Hong Kong dollar	28.70	28.70
Hong Kong dollar	52,346.33	52,346.33
Japanese yen	1,403.91	1,403.91
Japanese yen	1,044.56	1,044.56
Japanese yen	35,633.68	35,633.68
New Israeli shekel	5,362.81	5,362.81
New Taiwan dollar	31,368.71	31,368.71
New Taiwan dollar	0.03	0.03
New Zealand dollar	196.99	196.99
New Zealand dollar	559.64	559.64
Norwegian krone	95.89	95.89
Norwegian krone	120.10	120.10
Singapore dollar	425.26	425.26
Singapore dollar	329.91	329.91
South African rand	38.01	38.01
South Korean won	585.37	585.37
Swedish krona	55.77	55.77
Swedish krona	99.86	99.86
Swiss franc	0.85	0.85
Swiss franc	589.33	589.33
Turkish lira	514.69	514.69
United States dollar	(50,434.84)	(50,434.84)
United States dollar	0.86	0.86
United States dollar	164,984.93	164,984.93

Non-Interest Bearing Cash — USD Total	123,045.04	123,045.04

1ST INDL RLTY TR INC COM	29,610.06	10,992.80

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
1ST INDL RLTY TR INC COM	69,814.06	39,260.00
1ST POTOMAC RLTY TR COM	1,734.16	1,023.39
AGREE RLTY CORP COM	1,405.12	1,813.00
AGREE RLTY CORP COM	39,990.00	27,195.00
AGRIUM INC COM STK CALL OPT EXP 1/17/09 PR $40 PER SH	(1,133.54)	(250.00)
AGRIUM INC COM STK PUT OPT EXP 4/18/09 PR $40 PER SH	10,516.45	2.50
ALESCO FINL INC COM STK	11,346.51	671.36
AMB PPTY CORP REIT	2,549.95	1,193.55
AMERICAN CAMPUS CMNTYS INC COM	17,217.62	3,641.53
AMERICAN HOME MTG INVT CORP COM STK	2,535.70	28.22
AMERICAN INTERNATIONAL GROUP COM STK CALL OPT EXP 0/17/09 PR $45 PER SH	(220.29)	(2.00)
AMERICAN INTERNATIONAL GROUP COM STK CALL OPT EXP 01/17/09 PR $2.5 PER SH	(236.04)	(40.00)
AMERICAN INTERNATIONAL GROUP COM STK CALL OPT EXP 02/21/09 PR $3 PER SH	(1,001.04)	(240.00)
AMR CORP COM STK CALL OPT EXP 01/17/09 PR $10 PER SH	(6,195.55)	(10,710.00)
ANNALY CAP MGMT INC COM	260,128.00	277,184.37
ANNALY CAP MGMT INC COM	194,346.33	209,484.00
ANNALY CAP MGMT INC COM	364,233.61	438,012.00
ANNALY CAP MGMT INC COM	316,049.38	304,704.00
ANNALY CAPITAL MANAGEMENT IN COM STK CALL OPT EXP 4/18/09 PR $18 PER SH	(462.29)	(350.00)
ANTHRACITE CAP INC COM	17,081.60	15,164.00
ANTHRACITE CAP INC COM	94,477.97	28,243.51
ANWORTH MTG AST CORP COM	143,873.38	109,953.00
ANWORTH MTG AST CORP COM	79,524.96	74,588.00
ANWORTH MTG AST CORP COM	267,125.93	199,973.00
ANWORTH MTG AST CORP COM	1,360.95	1,286.00
APOLLO GROUP CL A COM STK CALL OPT EXP 1/17/09 PAR $40 PER SH	(1,248.51)	(73.20)
APPLE COMPUTER INC COM STK CALL OPT EXP 1/20/07 PAR $90 PER SH	(2,786.89)	(1,687.00)
APPLE COMPUTER INC COM STK CALL OPT EXP 2/17/07 PAR $90 PER SH	(700.29)	(600.00)
APPLE INC COM STK CALL OPT EXP 1/17/09 PR $95 PER SH	(1,937.87)	(812.00)
APPLE INC COM STK CALL OPT EXP 12/20/08 PR $100 PER SH	(4,089.02)	(16.00)
APPLE INC COM STK CALL OPT EXP 12/20/08 PR $90 PER SH	(1,985.03)	(8.00)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
APT INVT & MGMT CO CL A	—	6,225.45
APT INVT & MGMT CO CL A	67,685.15	29,094.45
APT INVT & MGMT CO CL A	7,782.28	2,887.50
ARBOR RLTY TR INC COM	35,175.90	8,850.00
ASHFORD HOSPITALITY TR INC COM SHS	20,941.11	17,595.00
ASHFORD HOSPITALITY TR INC COM SHS	3,145.85	1,840.00
ASSD ESTATES RLTY CORP COM	24,763.80	18,260.00
ASSD ESTATES RLTY CORP COM	65,142.00	42,911.00
ASSD ESTATES RLTY CORP COM	3,519.75	2,615.56
ASTEC INDUSTRIES INC COM STK CALL OPT EXP 1/17/09 PR $40 PER SH	(650.79)	(35.00)
Australian dollar	—	—
AVALONBAY CMNTYS REIT	253,617.30	121,160.00
AVALONBAY CMNTYS REIT	60,453.11	51,735.32
BAIDU.COM — SPON ADR COM STK CALL OPT EXP 1/17/09 PR $125 PER SH	(890.29)	(1,090.00)
BAIDU.COM — SPON ADR COM STK CALL OPT EXP 1/17/09 PR $130 PER SH	(790.29)	(810.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 01/17/09 PR $12.50 PER SH	(2,203.53)	(1,830.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 01/17/09 PR $20 PER SH	(239.54)	(4.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 01/17/09 PR $42.50 PER SH	(987.29)	(15.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 1/17/09 PR $19 PER SH	(259.54)	(6.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 11/22/08 PR $20 PER SH	(51.54)	(2.00)
BIOMED RLTY TR INC COM	120,508.00	55,084.00
BIOMED RLTY TR INC COM	332,926.58	229,712.00
BRANDYWINE RLTY TR SH BEN INT NEW REIT	31,655.52	13,878.00
BRANDYWINE RLTY TR SH BEN INT NEW REIT	209,800.16	120,276.00
BRANDYWINE RLTY TR SH BEN INT NEW REIT	121,250.46	59,367.00
BRANDYWINE RLTY TR SH BEN INT NEW REIT	3,695.45	917.46
BRAZIL(FED REP OF) FRN 4/2012 USD REGS ‘L’	0.10	0.14
BRE PPTYS INC COM CL A	4,451.95	2,798.00
BRISTOL-MYERS SQUIBB CO COM STK CALL OPT EXP 1/17/09 PR $22.5 PER SH	(4,589.52)	(4,182.00)
BRITISH LAND CO ORD GBP0.25	513,575.21	229,175.61
British pound sterling	—	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
British pound sterling	—	—
BSTN PPTYS INC	38,021.40	19,800.00
BSTN PPTYS INC	295,969.04	170,500.00
BUCKEYE OHIO TOB SETTLEMENT FING AUTH 5.875% 06-01-2047 BEO	679,574.00	393,799.00
BUCYRUS INTERNATIONAL INC COM STK CALL OPT EXP 4/18/09 PR $15 PER SH	(2,828.03)	(2,160.00)
CALL SWAPTION EUR DEUTSCHEDE 6MLIBOR/12M4.0% European 317U170A4 20/04/2009	146,523.30	863,999.44
CALL SWAPTION EUR DEUTSCHEDE 6MLIBOR/12M4.26% European 317U171A3 20/04/2009	(133,790.58)	(541,423.79)
CALL SWAPTION GBP RBOSGB2S 6MLIBOR/6M 7.0% European 317U266A9 18/03/2009	900,796.33	1,529,330.66
CALL SWAPTION GBP RBOSGB2S 6MLIBOR/6M 7.0% European 317U267A8 18/03/2009	(746,391.42)	(1,195,487.02)
CALL SWAPTION USD 2Y C 3.45 BZWLUS31 EUROPEAN 317U375A7 08-03-2009	13,080.00	39,693.74
CALL SWAPTION USD 2Y C 3.45 MLPFUS31 EUROPEAN 317U416A8 08-03-2009	61,600.00	181,929.66
CALL SWAPTION USD 2Y C 3.45 RBS 317U383A7 08-03-2009	49,402.00	152,159.35
CALL SWAPTION USD 5Y C 4.15 BZWLUS31 EUROPEAN 317U376A6 08-03-2009	(12,550.00)	(43,018.26)
CALL SWAPTION USD 7Y C 4.40 MLPFUS31 EUROPEAN 317U417A7 08-03-2009	(59,400.00)	(218,825.33)
CALL SWAPTION USD RBOSAU2S EUROPEAN 317U438A2 08-03-2009	(6,123.57)	(26,117.50)
CALL SWAPTION USD RBOSGB2S 3MLIBOR/6M 3.15% European 317U263A2 02-02-2009	61,560.00	183,291.42
CALL SWAPTION USD RBOSGB2S 7Y C 4.40 EUROPEAN 317U384A6 08-03-2009	(48,958.33)	(182,354.45)
CANADIAN APT PPTYS REAL ESTATE INVT TR TR UNIT TR UNIT	2,024.22	1,530.00
CAPITALSOURCE INC REIT	46,685.52	54,516.00
CAPITALSOURCE INC REIT	77,731.49	30,553.14
CAPITAMALL TRUST REIT	6,709.05	4,414.40
CAPLEASE INC COM	31,763.44	6,574.00
CAPSTEAD MTG CORP COM NO PAR COM NO PAR	79,393.44	73,236.00
CAPSTEAD MTG CORP COM NO PAR COM NO PAR	128,379.36	84,006.00
CARE INVT TR INC COM	13,608.50	13,243.00
CASH COLLATERAL HELD AT LEHMAN BROS	100,000.00	100,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	600,000.00	600,000.00
CATERPILLAR INC COM STK CALL OPT EXP 1/17/09 PR $35 PER SH	(2,627.28)	(1,470.00)
CATERPILLAR INC COM STK CALL OPT EXP 1/17/09 PR $42.5 PER SH	(977.28)	(1,470.00)
CBL & ASSOC PPTYS INC COM	137,154.21	42,900.00
CBL & ASSOC PPTYS INC COM	14,088.48	31,200.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
CDS / STS DEUTSCHEDE CDX_HIVOL_5 03-20-2009 0WP002256	—	(538.64)
CDS / STS DEUTSCHEDE DJCDX NAIGTMTS1V2 5Y 03-20-2009 0WP000458	—	—
CDS / STS DEUTSCHEDE PURC PROT ON DX NA IG TMTS1 V2 5Y 03-20-2009 0WR000456	1,109.47	531.64
CDS / STS DEUTSCHEDE SELL PROTECTION ON CDX_HIVOL_5 03-20-2009 0WR002254	357.32	—
CDS / STS SELL PROT ON CDX HI YIELD 100 SER 2 EX-DCN 09-20-2009 0WR002536	—	1,246.26
CDS DEUTSCHEDE EASTMAN KODAK CO 03-20-2010 0WP008394	—	(7,026.99)
CDS DEUTSCHEDE FORD MOTOR CO. 03-20-20150WP008295	—	(76,567.23)
CDS DEUTSCHEDE SELL PROTECTION ON EASTMAN KODAK CO 03-20-2010 0WR008392	—	—
CDS DEUTSCHEDE SELL PROTECTION ON FORD MOTOR CO. 03-20-2015 0WR008293	—	—
CDS EASTMAN KODAK CO 03-20-2010 0WP008451	—	(7,026.99)
CDS SELL PROTECTION ON EASTMAN KODAK CO 03-20-2010 0WR008459	—	—
CELGENE CORP COM STK CALL OPT EXP 1/17/09 PR $60 PER SH	(105.29)	(50.00)
CHESAPEAKE ENERGY CORP COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(2,767.08)	(3,600.00)
CHESAPEAKE ENERGY CORP COM STK CALL OPT EXP 1/17/09 PR $30 PER SH	(1,482.04)	(0.12)
CHESAPEAKE ENERGY CORP COM STK CALL OPT EXP 4/18/09 PR $25 PER SH	(200.29)	(70.00)
CHEVRON CORP COM STK CALL OPT EXP 03/21/08 PR $75 PER SH	(510.29)	(520.00)
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	200,000.00	197,380.00
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG TAXABLE	300,000.00	296,070.00
CHIPOTLE MEXICAN GRILL-CL A COM STK CALL OPT EXP 3/21/09 PR $70 PER SH	(350.29)	(310.00)
COGENT INC COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(108.79)	(45.00)
COLONIAL PPTYS TR SH BEN INT	20,910.00	16,660.00
CONTINENTAL AIRLINES-CLASS B COM STK CALL OPT EXP 1/17/09 PR $17.5 PER SH	(778.33)	(725.00)
CORIO NV EUR10	100,814.05	78,864.83
CORNING INC COM STK CALL OPT EXP 1/17/09PR $17.50 PER SH	(169.54)	(0.02)
COUSINS PPTYS INC COM	6,446.62	4,190.12
COVANTA HOLDING CORP COM STK CALL OPT EXP 3/21/09 PR $25 PER SH	(209.54)	(200.00)
CR DEF SWAP REC 4.8 BEAR 20/09/09 0WR002551/0WP002553	—	—
CR DEF SWAP REC 4.8 BEAR 20/09/09 0WR002551/0WP002553	—	789.38
CRYSTAL RIV CAP INC COM STK\	1,619.99	378.00
CSX CORP COM STK CALL OPT EXP 01/17/09 PR $60 PER SH	(830.29)	(0.05)
CUBIST PHARMACEUTICALS INC COM STK CALL OPT EXP 1/17/09 $25 PER SH	(4,091.27)	(1,980.00)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
DEERE & CO COM STK CALL OPT EXP 1/17/09 PR $45 PER SH	(1,940.53)	(154.00)
DELTA AIR LINES COM STK CALL OPT EXP 01/17/09 PAR $30 PER SH	(1,582.52)	—
DELTA AIR LINES INC COM STK CALL OPT EXP 01/17/09 PR $10 PER SH	(17,343.29)	(38,340.00)
DEVELOPERS DIVERSIFIED RLTY CORP COM	3,558.63	520.97
DEVELOPERS DIVERSIFIED RLTY CORP COM	76,027.38	32,208.00
DEVELOPERS DIVERSIFIED RLTY CORP COM	189,096.12	15,128.00
DIAMONDROCK HOSPITALITY CO COM STK	764,597.81	208,123.50
DIAMONDROCK HOSPITALITY CO COM STK	45,759.16	20,280.00
DIAMONDS TRUST SERIES I COM STK CALL OPTEXP 01/17/09 PR $96 PER SH	(2,523.53)	(90.00)
DIAMONDS TRUST SERIES I COM STK PUT OPT	1,486.45	510.00
DIGITAL RLTY TR INC COM	4,518.95	3,306.65
DIREXION FINANCIAL BULL 3X COM STK CALL OPT EXP 1/17/09 PR $30 PER SH	(7,583.50)	(950.00)
DOMINION RES BLACK WARRIOR TR UNIT BEN INT	25,167.52	20,492.20
DRYSHIPS INC COM STK CALL OPT EXP 1/17/09 PR $10 PER SH	(2,638.32)	(3,625.00)
DRYSHIPS INC COM STK CALL OPT EXP 1/17/09 PR $12.5 PER SH	(1,029.79)	(750.00)
DRYSHIPS INC COM STK CALL OPT EXP 12/20/08 PR $10 PER SH	(828.79)	(1,350.00)
DU PONT (E.I.) DE NEMOURS COM STK CALL OPT EXP 1/17/09 PR $25 PER SH	(1,004.53)	(630.00)
DUKE ENERGY CORP COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(868.54)	(900.00)
DUKE RLTY CORP COM NEW REIT	82,158.50	40,552.00
DUKE RLTY CORP COM NEW REIT	129,669.48	99,736.00
DUKE RLTY CORP COM NEW REIT	30,423.01	11,807.96
EATON CORP COM STK CALL OPT EXP 1/17/09 PR $45 PER SH	(928.04)	(2,000.00)
EBAY INC COM STK CALL OPT EXP 1/16/2010 PR $10 PER SH	(2,987.28)	(2,700.00)
ECS UNITED AIRLINES 11.210%	1,080.51	—
ED RLTY TR INC COM REIT	17,820.81	7,306.11
ED RLTY TR INC COM REIT	17,173.20	7,830.00
ENERGY SELECT SECTOR SPDR COM STK CALL OPT EXP 12/20/08 PR $26 PER SH	(239.54)	(4.00)
ENTERPRISE PRODUCTS PARTNERS COM STK CALL OPT EXP 3/21/09 PR $30 PER SH	(228.04)	(20.00)
ENTMNT PPTYS TR COM SH BEN INT	359,166.11	193,700.00
ENTMNT PPTYS TR COM SH BEN INT	276,126.50	146,020.00
EQTY RESDNTL EFF 5/15/02	210,260.84	199,794.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
EQTY RESDNTL EFF 5/15/02	11,998.69	9,661.68
EQUITY FUTURES OFFSET — LONG	(12,213,722.33)	(12,285,700.00)
EQUITY FUTURES OFFSET — LONG	(5,440,175.00)	(5,400,600.00)
EQUITY FUTURES OFFSET — LONG	(7,911,269.85)	(7,965,575.00)
EQUITY FUTURES OFFSET — LONG	(9,240,389.45)	(9,360,650.00)
EQUITY FUTURES OFFSET — LONG	(7,168,452.48)	(7,568,080.00)
ESC CONSECO FING TR V	949.00	—
ESC GLOBIX CORPORATION	232.41	—
ESC MIRANT CORP	1,539.71	—
ESC UNITED AIRLINES 10.670%	677.23	—
ESCROW ELOQUENT INC	7,223.09	—
ESCROW RIVERSTONE NETWORKS	518.22	—
ESSEX PPTY TR REIT	21,383.77	14,021.92
Euro	—	—
Euro	—	—
Euro	—	—
Euro	—	—
Euro	—	—
EURODOLLAR 90DAY 06-15-2009	(6,697,425.00)	(6,920,900.00)
EURODOLLARS 90DAY 06-15-2009	6,697,425.00	6,920,900.00
EXXON MOBIL CORP COM STK CALL OPT EXP 12/20/08 PR $80 PER SH	(284.89)	(1.00)
EXXON MOBIL CORP COM STK CALL OPT EXP 2/21/09 PR $80 PER SH	(3,883.52)	(4,500.00)
EXXON MOBIL CORP COM STK CALL OPT EXP 2/21/09 PR $85 PER SH	(210.29)	(226.00)
EXXON MOBIL CORP COM STK CALL OPT EXP 01/17/09 PR $85 PER SH	(1,066.69)	(180.00)
FELCOR LODGING TR INC COM	99,552.43	14,456.27
FELCOR LODGING TR INC COM	136,579.37	18,216.00
FINANCIAL SELECT SECTOR SPDR COM STK CALL OPT EXP 03/21/09 PR $18 PER SH	(183.79)	(24.00)
FINANCIAL SELECT SECTOR SPDR COM STK CALL OPT EXP 6/20/09 PR $70 PER SH	(261.53)	(258.00)
FIRST SOLAR INC COM STK CALL OPT EXP 1/17/09 PR $150 PER SH	(2,188.03)	(1,600.00)
FIRST SOLAR INC COM STK CALL OPT EXP 12/20/08 PR $140 PER SH	(529.60)	(100.00)
FIRST SOLAR INC COM STK CALL OPT EXP 1/17/09 PR $160 PER SH	(869.54)	(360.00)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FIRST SOLAR INC COM STK CALL OPT EXP 12/20/08 PR $150 PER SH	(731.95)	(10.00)
FMC CORP COM STK CALL OPT EXP 01/17/09 PR $70 PER SH	(860.29)	(0.05)
FPL GROUP INC COM STK CALL OPT EXP 1/17/09 PR $45 PER SH	(4,453.52)	(5,600.00)
FUT DAX INDEX FUTURE MAR09	1,469,560.29	1,512,044.23
FUT DAX INDEX FUTURE MAR09 - LIAB	(1,469,560.29)	(1,512,044.23)
FUT DEC 09 EURO DOLLARS EDZ9 14 DEC 2009	(3,162,087.50)	(3,204,012.50)
FUT EURO DOLLAR DEC 09 12-14-2009	3,162,087.50	3,204,012.50
FUT HANG SENG IDX FUT JAN09	365,729.04	371,732.34
FUT HANG SENG IDX FUT JAN09 - LIABILITY	(365,729.04)	(371,732.34)
FUT JAN 09 MNP CAC40	1,863,563.77	1,880,487.40
FUT JAN 09 MNP CAC40	(1,863,563.77)	(1,880,487.40)
FUT MAR 09 EMINI S&P 500	3,421,210.29	3,510,000.00
FUT MAR 09 EMINI S&P 500	2,776,980.00	2,790,000.00
FUT MAR 09 EMINI S&P 500	5,946,914.00	5,985,000.00
FUT MAR 09 EURX E-STXX 50	2,300,915.42	2,315,823.24
FUT MAR 09 EURX E-STXX 50	(2,300,915.42)	(2,315,823.24)
FUT MAR 09 FTSE 100	(3,077,312.00)	(2,966,509.63)
FUT MAR 09 FTSE 100	3,077,312.00	2,966,509.63
FUT MAR 09 ICEUS SM RUS2	7,168,452.48	7,568,080.00
FUT MAR 09 S&P 500	5,819,179.16	5,850,650.00
FUT MAR 09 S&P 500	5,134,289.85	5,175,575.00
FUT MAR 09 S&P 500	6,266,808.33	6,300,700.00
FUT MAR 09 S&P 500	5,440,175.00	5,400,600.00
FUT MAR 09 US 2YR T-NOTE	433,515.63	436,125.00
FUT MAR 09 US 2YR T-NOTE	(433,515.63)	(436,125.00)
FUT PUT MAR 09 EURO DOLLARS 9850	(314.38)	(287.50)
FUT SEP 09 EURO DOLLARS	4,074,425.00	4,196,662.50
FUT SPI 200 FUTURES MAR09	869,946.15	914,098.90
FUT SPI 200 FUTURES MAR09 - LIAB	(869,946.15)	(914,098.90)
FUT TOPIX INDX FUTR MAR09	3,281,316.52	3,423,276.34
FUT TOPIX INDX FUTR MAR09 - LIAB	(3,281,316.52)	(3,423,276.34)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GENERAL ELECTRIC CO COM STK CALL OPT EXP 12/20/08 PR $37 PER SH	(333.54)	(10.00)
GENERAL ELECTRIC CO COM STK CALL OPT EXP 01/17/2009 PR $20 PER SH	(362.29)	(15.00)
GENERAL GROWTH PPTYS INC COM	34,949.82	27,348.00
GENERAL GROWTH PPTYS INC COM	486.96	246.59
GLIMCHER RLTY TR SH BEN INT SHS OF BENEFICIAL INTEREST USD0.01	46,461.41	13,207.00
GOLDCORP INC COM STK CALL OPT EXP 1/17/09 PR $27.5 PER SH	(5,953.76)	(10,350.00)
GOLDCORP INC COM STK CALL OPT EXP 1/17/09 PR $32.5 PER SH	(589.54)	(900.00)
GOLDMAN SACHS GROUP INC COM STK CALL OPT EXP 12/20/08 PR $75 PER SH	(449.54)	(1,080.00)
GOOGLE INC-CL A COM STK CALL OPT EXP 1/17/09 PR $310 PER SH	(990.29)	(1,110.00)
GRAMERCY CAP CORP COM STK	2,514.42	920.12
HCP INC COM REIT	32,885.91	30,509.23
HCP INC COM REIT	207,868.55	174,951.00
HEALTH CARE REIT INC COM	204,779.82	177,240.00
HEALTH CARE REIT INC COM	242,114.00	232,100.00
HEALTH CARE REIT INC COM	37,064.29	35,619.50
HEALTH CARE REIT INC PFD SER D 7.875% PFD SER D 7.875%	7,530.56	5,476.96
HEALTHCARE RLTY TR	48,999.08	44,459.90
HERSHA HOSPITALITY TR PRTY CL A SHS BEN INT	15,464.22	4,500.00
HERSHEY CO COM STK CALL OPT EXP 1/17/09 PR $45 PER SH	(249.54)	(10.00)
HIGHWOODS PPTYS INC COM	37,997.17	30,096.00
HOME DEPOT INC COM STK CALL OPT EXP 01/16/10 PR $35 PER SH	(165.29)	(119.00)
HOME PROPS INC COM	163,239.01	122,612.00
HOSPITALITY PPTYS TR COM SH BEN INT	265,629.08	124,908.00
HOSPITALITY PPTYS TR COM SH BEN INT	27,899.54	23,644.00
HOST HOTELS & RESORTS INC REIT	1,446.84	480.88
HOST HOTELS & RESORTS INC REIT	330,535.06	97,653.00
HRPT PPTYS TR COM SH BEN INT	56,934.30	62,682.00
HRPT PPTYS TR COM SH BEN INT	62,708.79	20,774.46
HUGOTON RTY TR TEX UNIT BEN INT HUGOTON RTY TR UNITS	59,398.70	27,978.66
HYDRO-QUEBEC BOND 6.3% DUE 05-11-2011 REG	34,940.85	37,166.01
IDENIX PHARMACEUTICALS INC COM STK CALL OPT EXP 1/17/09 PR $10 PER SH	(50.29)	(0.05)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
INTEL CORP COM STK CALL OPT EXP 1/17/09 PR $14 PER SH	(3,058.52)	(3,270.00)
INTEL CORP COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(2,065.33)	(1,537.00)
INTEL CORP COM STK CALL OPT EXP 12/20/08 PR $14 PER SH	(1,699.58)	(1,290.00)
INTEL CORP COM STK CALL OPT EXP 4/18/09 PR $15 PER SH	(712.29)	(735.00)
IRO USD 2Y C 3.5000 BZWLUS31 EUROPEAN 317U279A4 02 FEB 2009	30,645.00	105,381.35
IRS 02/01/2012 SWU015757	(44,926.63)	—
IRS 06-17-2019 SWU0291H8	(12,300.00)	(34,461.94)
IRS 06-17-2024 SWU0787H9	(170,079.98)	(188,818.94)
IRS 06-17-2029 SWU0076J5	(17,070.00)	(3,842.63)
IRS 06-17-2029 SWU0143J4	(14,025.00)	(5,763.94)
IRS 12-17-2028 SWU0262E0	—	(98,850.85)
IRS 12-17-2038 SWU0407E6	—	(1,571,841.43)
IRS 15/06/2010 SWU0675D3	—	—
IRS 15/06/2010 SWU0788C9	—	—
IRS 15/06/2037 SWU0794E7	(2,372.47)	(43,368.95)
IRS 15/06/2037 SWU0840E1	(2,724.05)	(54,211.18)
IRS 15/06/2037 SWU0866E0	(1,225.13)	(32,526.71)
IRS 17/09/2011 SWU0573D6	(11,028.86)	—
IRS 17/09/2011 SWU0639D8	(20,652.00)	—
IRS 17/09/2013 SWU0237D4	—	—
IRS 20/12/2017 SWU0763B0	—	(225,680.59)
IRS 5.0% / 6M LIBOR GSILGB2L 20/12/2017 SWU0763B0	75,083.68	—
IRS AUD 6ML LIBOR / 6M 5.25% DEUTSCHEDE 15/03/2011 SWU0994G0	354.37	26,826.50
IRS BRL 1D / ZERO 13.845% UBSSWP 02/01/2012 SWU015757	—	58,948.91
IRS EUR 6M LIBOR / 12M 5.5% BZWLUS31 17/12/2010 SWU0769E8	450.40	7,552.02
IRS EUR 6M LIBOR / 12M 5.5% MSCSUS33 17/12/2010 SWU0772E3	1,340.71	67,968.11
IRS EUR 6M LIBOR / 4.5% BZWLUS31 15/06/2010 SWU0788C9	1,394.39	7,420.71
IRS EUR 6M LIBOR / 4.5% DEUTSCHEDE 15/06/2010 SWU0675D3	30,856.64	103,889.93
IRS EUR 6ML LIBOR / 12M 5.5% DEUTSCHEDE 15/09/2010 SWU0925E9	7,382.63	162,719.99
IRS GBP 6M LIBOR / 4.5% BZWLUS31 17/09/2011 SWU0639D8	—	70,863.56
IRS GBP 6M LIBOR / 4.5% RBOSGB2S 17/09/2011 SWU0573D6	—	70,863.56

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
IRS GBP 6M LIBOR / 5.0% BZWLUS31 17/09/2013 SWU0237D4	5,644.62	132,855.64
IRS USD 3M LIBOR / 6M 3.0% RBOSGB2LXXX 17/06/2011 SWU0973H3	160,638.00	210,002.66
IRS USD 3ML LIBOR / 4.0% RBOSAU2S 17/06/2010 SWU0701C3	1,194,240.00	1,256,246.88
IRS USD 3ML LIBOR / 6M 4.0% RBOSGB2LXXX 17/06/2014 SWU0260H5	957,000.00	1,150,731.17
IRS USD 6M 5.0% / 3M LIBOR DEUTSCHEDE 17/12/2028 SWU0262E0	4,224.00	—
IRS USD 6M 5.0% / 3M LIBOR RBOSGB2S 17/12/2038 SWU0407E6	48,125.00	—
ISHARES MSCI EAFE INDEX FUND COM STK CALL OPT EXP 1/17/09 PR $46 PER SH	(138.79)	(210.00)
ISTAR FINL INC COM	86,941.90	60,082.87
ITT EDUCATIONAL SERVICES INC COM STK CALL OPT EXP 01/17/09 PR $90 PER SH	(2,778.48)	(1,340.00)
Japanese yen	—	—
Japanese yen	—	—
Japanese yen	—	—
Japanese yen	—	—
Japanese yen	—	—
JOY GLOBAL INC COM STK CALL OPT EXP 12/20/08 PR $22.5 PER SH	(3,067.08)	(2,300.00)
JPMORGAN CHASE & CO COM STK CALL OPT EXP 01/16/2010 PR $55 PER SH	(551.54)	(1.92)
JPMORGAN CHASE & CO COM STK CALL OPT EXP 03/21/2009 PR $42.5 PER SH	(888.79)	(108.00)
KIMCO RLTY CORP COM	25,885.46	14,746.04
KIMCO RLTY CORP COM	229,031.78	102,368.00
KING PHARMACEUTICALS INC COM STK CALL OPT EXP 01/17/09 PR $12.50 PER SH	(346.54)	(90.00)
KING PHARMACEUTICALS INC COM STK CALL OPT EXP 1/16/2010 PR $10 PER SH	(2,968.53)	(3,000.00)
L-1 IDENTITY SOLUTIONS INC COM STK CALL OPT EXP 01/17/09 PR $15 PER SH	(130.29)	(0.10)
LASALLE HOTEL PPTYS COM SH BEN INT	2,605.36	651.95
LASALLE HOTEL PPTYS COM SH BEN INT	414,561.14	102,212.50
LASALLE HOTEL PPTYS COM SH BEN INT	211,526.91	81,770.00
LEXINGTON RLTY TR COM	21,094.94	21,500.00
LEXINGTON RLTY TR COM	237,537.53	94,000.00
LEXINGTON RLTY TR COM	2,167.36	500.00
LHC GROUP INC COM STK CALL OPT EXP 3/21/09 PR $35 PER SH	(889.54)	(920.00)
LIBERTY GLOBAL INC-A COM STK CALL OPT EXP 1/17/09 PR $12.5 PER SH	(978.33)	(1,700.00)
LIBERTY PPTY TR SH BEN INT	235,183.00	148,395.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
LIBERTY PPTY TR SH BEN INT	4,239.81	2,283.00
LOS ANGELES CALIF UNI SCH DIST 4.5% 07-01-2024 BEO	527,022.00	562,974.00
LTC PPTYS INC COM	5,003.21	3,751.80
LUMINENT MTG CAP INC COM	120,129.35	936.00
MACK CALI RLTY CORP COM REIT	3,257.96	3,747.42
MACK CALI RLTY CORP COM REIT	246,831.63	166,600.00
MACK CALI RLTY CORP COM REIT	135,166.37	100,450.00
MAR 09 EURODOLAR 90DAY 03-16-2009	22,528,575.00	23,003,550.00
MAR 09EURODOLLAR 03-16-2009	(22,528,575.00)	(23,003,550.00)
MARATHON OIL CORP COM STK CALL OPT EXP 1/16/10 PR $60 PER SH	(420.29)	(54.00)
MARKET VECTORS AGRIBUSINESS COM STK CALLOPT EXP 02/21/09 PR $30 PER SH	(273.79)	(300.00)
MBIA INC COM STK CALL OPT EXP 1/17/09 PR $13 PER SH	(437.29)	(25.00)
MCDONALD’S CORP COM STK CALL OPT EXP 03-21-2009 PR $60 PER SH	(989.54)	(1,000.00)
MCMORAN EXPLORATION CO COM STK CALL OPT EXP 1/17/09 PR $10 PER SH	(762.04)	(780.00)
MEDICAL PPTYS TR INC COM REIT	80,944.49	50,794.43
MERCK & CO. INC. COM STK CALL OPT EXP 1/17/09 PR $30 PER SH	(85.29)	(120.00)
MERCK & CO. INC. COM STK CALL OPT EXP 4/18/09 PR $30 PER SH	(225.29)	(290.00)
METLIFE INC COM STK CALL OPT EXP 1/17/09PR $35 PER SH	(2,050.53)	(1,590.00)
MFA FINL INC	51,595.80	56,544.00
MGM MIRAGE COM STK CALL OPT EXP 1/17/09 PR $12.5 PER SH	(159.54)	(340.00)
MIAMI BEACH FLA REDEV AGY TAX INCREMENT REV 4.56% 12-01-2009 BEO TAXABLE	10,073.80	9,982.90
MLP W P CAREY & CO LLC COM	3,384.24	2,343.00
NATIONAL OILWELL VARCO INC COM STK CALL OPT EXP 02/21/09 PR $30 PER SH	(489.54)	(270.00)
NATIONAL RETAIL PPTYS INC COM STK	44,548.00	44,449.82
NATIONWIDE HLTH PPTYS INC REIT	43,723.07	43,896.83
NCR CORPORATION COM STK CALL OPT EXP 01/17/2009 PR $10 PER SH	(420.29)	(420.00)
NEW CENTY FINL CORP MD COM	13,603.73	—
NORTHSTAR RLTY FIN CORP COM	39,032.98	36,516.69
NORTHSTAR RLTY FIN CORP COM	174,297.25	78,982.00
NORTHSTAR RLTY FIN CORP COM	22,969.84	16,031.00
NOVARTIS AG-ADR COM STK CALL OPT EXP 2/21/09 PR $55 PER SH	(80.29)	(85.00)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
NUTRISYSTEM INC COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(50.29)	(65.00)
NUVEEN REAL ESTATE INC FD COM	28,396.06	9,017.00
NYSE EURONEXT COM STK CALL OPT EXP 06/20/09 PR $45 PER SH	(1,025.04)	(544.00)
ONE LIBERTY PPTYS INC COM	40,493.90	20,240.00
OTC IRO SD 7Y C 4.6000 BARCLAYS 317U296A3 02-02-2009	(25,680.00)	(113,136.82)
OTC IRO USD 2Y C 3.85 RBS 317U437A3 03 AUG 2009	5,287.50	20,309.66
OTC IRO USD 7Y C 4.25 RBS 317U314A1	(57,285.00)	(225,814.85)
PA REAL ESTATE INVT TR SH BEN INT	105,018.10	81,950.00
PA REAL ESTATE INVT TR SH BEN INT	13,763.85	3,725.00
PEABODY ENERGY CORP COM STK CALL OPT EXP 1/17/09 PR $20 PER SH	(4,917.06)	(6,600.00)
PEABODY ENERGY CORP COM STK CALL OPT EXP 1/17/09 PR $25 PER SH	(586.54)	(510.00)
PERINI CORP COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(2,058.78)	(2,520.00)
PKWY PPTYS INC REIT	86,593.80	43,200.00
PLUM CREEK TIMBER CO COM STK CALL OPT EXP 2/21/09 PR $40 PER SH	(288.79)	(375.00)
PLUM CREEK TIMBER CO COM STK CALL OPT EXP 2/21/09 PR $45 PER SH	(429.54)	(80.00)
PLUM CREEK TIMBER CO INC COM	129,782.66	142,434.00
PLUM CREEK TIMBER CO INC COM	258,320.15	234,481.24
PMC COML TR SH BEN INT SHS OF BEN INT USD0.01	2,022.57	1,167.35
Polish zloty	—	—
POTASH CORP OF SASKATCHEWAN COM STK CALL OPT EXP 3/21/09 PR $85 PER SH	(3,646.52)	(3,900.00)
POTASH CORP OF SASKATCHEWAN COM STK PUT OPT	656.20	—
POTASH CORP OF SASKATCHEWAN COM STK CALLOPT EXP 01/16/10 PR $180 PER SH	(29,385.63)	(15.75)
POTASH CORP OF SASKATCHEWAN COM STK CALLOPT EXP 3/21/09 PR $135 PER SH	(1,683.52)	(450.00)
POTLATCH CORP NEW REIT	19,057.08	14,277.10
POWERSHARES QQQ COM STK CALL OPT EXP 12/20/08 PR $31 PER SH	(97.29)	—
POWERSHARES QQQ COM STK PUT OPT	116.20	—
PROLOGIS SH BEN INT SH BEN INT	280,371.12	97,230.00
PROLOGIS SH BEN INT SH BEN INT	236,865.77	91,674.00
PROLOGIS SH BEN INT SH BEN INT	36,499.01	29,078.73
PROSHARES QQQ ULTRASHORT COM STK CALL OPT EXP 12/20/08 PR $80 PER SH	(6,845.75)	(35.00)
PROSHARES TR ULTRA SHORT MSCI EMERGING MKT FD	119,226.99	67,776.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
PROSHARES ULTRA FINANCIALS COM STK CALL OPT EXP 12/20/08 PR $7 PER SH	(876.04)	(100.00)
PROSHARES ULTRA OIL & GAS COM STK CALL OPT EXP 1/17/09 PR $33 PER SH	(330.29)	(50.00)
PROSHARES ULTRA OIL & GAS COM STK CALL OPT EXP 12/20/08 PR $87 PER SH	(798.66)	(20.00)
PROSHARES ULTRA OIL & GAS COM STK CALL OPT EXP 1/17/09 PR $20 PER SH	(5,493.51)	(8,900.00)
PROSHARES ULTRA OIL & GAS COM STK CALL OPT EXP 1/17/09 PR $27 PER SH	(987.29)	(1,400.00)
PROSHARES ULTRA OIL & GAS COM STK CALL OPT EXP 12/20/08 PR $30 PER SH	(588.79)	(15.00)
PROSHARES ULTRA RUSSELL2000 COM STK CALLOPT EXP 1/17/09 PR $45 PER SH	(15,366.96)	(12,160.00)
PROSHARES ULTRA S&P500 COM STK CALL OPT EXP 12/20/08 PR $25 PER SH	(1,087.29)	—
PROSHARES ULTRA S&P500 COM STK CALL OPT EXP 12/20/08 PR $80 PER SH	(577.29)	(25.00)
PROSHARES ULTRA S&P500 COM STK PUT OPT	709.72	25.00
PROSHARES ULTRASHORT REAL ES COM STK CALL OPT EXP 1/17/09 PR $50 PER SH	(3,349.53)	(6,060.00)
PUB STORAGE COM	239,717.09	254,400.00
PUB STORAGE COM	63,298.79	67,071.29
PUT SWPTN USD BZWLUS31 6M 2.75%/3MLIBOR European 317U837A9 05-22-2009	(3,612.50)	(5,385.42)
QLOGIC CORP COM STK CALL OPT EXP 4/18/09 PR $12.50 PER SH	(933.54)	(2,000.00)
QLOGIC CORP COM STK CALL OPT EXP 7/18/09 PR $15 PER SH	(587.29)	(650.00)
RAIT FINL TR COM	42,073.32	17,420.00
RAIT FINL TR COM	6,414.15	2,871.33
RAMCO-GERSHENSON PPTYS TR COM SH BEN INTCOM SH BEN INT	30,788.16	14,832.00
RAMCO-GERSHENSON PPTYS TR COM SH BEN INTCOM SH BEN INT	52,821.56	13,596.00
RAMCO-GERSHENSON PPTYS TR COM SH BEN INTCOM SH BEN INT	1,433.95	618.00
RAYONIER INC REIT	179,294.94	145,825.84
REALTY INCOME CORP COM STK CALL OPT EXP 3/21/09 PR $25 PER SH	(588.78)	(480.00)
REGENCY CTRS CORP COM	6,953.36	4,670.00
REGIONS FINANCIAL CORP COM STK CALL OPT EXP 2/21/09 PR $10 PER SH	(388.04)	(160.00)
REORG/IMPAC MTG HOLDINGS INC: REV STK SPLIT 2049363 EFF 12/30/08: RATE 0.01.	17,281.81	432.68
RESEARCH IN MOTION COM STK CALL OPT EXP 1/17/09 PR $32.5 PER SH	(415.54)	(204.00)
RESEARCH IN MOTION COM STK CALL OPT EXP 1/17/09 PR $40 PER SH	(2,054.82)	(2,651.00)
RESEARCH IN MOTION COM STK CALL OPT EXP 12/20/08 PR $40 PER SH	(4,992.41)	(6,750.00)
RESEARCH IN MOTION COM STK CALL OPT EXP 12/20/08 PR $45 PER SH	(398.29)	(1.00)
RESEARCH IN MOTION COM STK CALL OPT EXP 12/20/08 PR $50 PER SH	(2,333.53)	(10.00)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
RLTY INC CORP COM	174,917.44	163,546.99
ROYAL GOLD INC COM STK PUT OPT	808.40	420.00
RUSSIAN FEDERATION 7.5%-VAR BDS 3/30 USDREGS	351,313.44	339,021.20
RUSSIAN FEDN US$ BD 144A 7.5% DUE 03-31-2030/03-31-2009 REG	4,342.60	4,275.24
SCHLUMBERGER LTD COM STK CALL OPT EXP 1/17/09 PR $35 PER SH	(15,568.46)	(22,800.00)
SEABRIDGE GOLD INC COM STK CALL OPT EXP 1/17/09 PR $25 PER SH	(105.29)	(5.00)
SEABRIDGE GOLD INC COM STK CALL OPT EXP 01/17/09 PR $20 PER SH	(1,283.54)	(50.00)
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	83,917.42	80,502.36
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	187,140.74	150,528.00
SEP 09 EURO DOLLARS	(4,074,425.00)	(4,196,662.50)
SHAW GROUP INC COM STK CALL OPT EXP 1/17/09 PR $20 PER SH	(1,183.54)	(1,650.00)
SILVER WHEATON CORP COM STK CALL OPT EXP 1/17/09 PR $7.5 PER SH	(333.54)	(290.00)
SILVER WHEATON CORP COM STK CALL OPT EXP 6/20/09 PR $10 PER SH	(3,161.03)	(3,440.00)
SIMON PPTY GROUP INC COM	89,611.43	73,152.41
SIMON PPTY GROUP INC COM	317,946.84	292,215.00
SIMON PROPERTY GROUP INC COM STK CALL OPT EXP 1/17/09 PR $45 PER SH	(2,948.03)	(3,720.00)
SL GREEN RLTY CORP COM STK	2,368.25	2,590.00
SOUTHERN COPPER CORP COM STK CALL OPT EXP 6/20/09 PR $10 PER SH	(4,283.52)	(6,600.00)
SOUTHWESTERN ENERGY CO COM STK CALL OPT EXP 1/17/09 PR $30 PER SH	(309.54)	(2.70)
SPDR GOLD TRUST COM STK CALL OPT EXP 2/21/09 PR $98 PER SH	(205.29)	(200.00)
STARBUCKS CORP COM STK CALL OPT EXP 4/18/09 PR $12 PER SH	(204.79)	(123.00)
STEEL DYNAMICS INC COM STK CALL OPT EXP 1/17/09 PR $7.5 PER SH	(1,487.29)	(1,800.00)
STRATEGIC HOTELS & RESORTS INC	72,178.54	13,608.00
SUN COMMUNITIES INC COM	35,256.47	23,800.00
SUN COMMUNITIES INC COM	95,882.22	100,800.00
SUNOCO INC COM STK CALL OPT EXP 01/16/2010 PR $60 PER SH	(440.29)	(4.20)
SUNSTONE HOTEL INVS INC NEW COM	177,204.30	56,329.00
SUNTECH POWER HOLDINGS-ADR COM STK CALL OPT EXP 1/17/09 PR $10 PER SH	(1,133.54)	(2,000.00)
Swiss franc	—	—
Swiss franc	—	—
Swiss franc	—	—

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Swiss franc	—	—
TANGER FACTORY OUTLET CTRS INC COM	111,010.74	125,274.60
TARGET CORP COM STK CALL OPT EXP 1/17/09 PR $35 PER SH	(1,013.54)	(1,810.00)
TEREX CORP COM STK CALL OPT EXP 1/17/09 PR $15 PER SH	(1,783.53)	(2,600.00)
TESORO CORP COM STK CALL OPT EXP 1/17/09 PR $12.5 PER SH	(348.79)	(405.00)
THE WALT DISNEY CO COM STK CALL OPT EXP 01/17/09 PR $35 PER SH	(90.29)	(5.00)
THERAVANCE INC COM STK CALL OPT EXP 1/17/09 PR $7.50 PER SH	(587.29)	(22.50)
TOTAL RTN 05-21-2009 SWU011616	(172,490.00)	(387,707.62)
TOTAL RTN USD 5.5 / CMM MLPFUS31 05-21-2009 SWU011616	5,870.80	—
U A L CORP NEW COM STK CALL OPT EXP 01/17/09 PAR $60 PER SH *	(1,388.52)	(10.00)
UAL CORP COM STK CALL OPT EXP 1/17/09 PR $17.5 PER SH *	(483.54)	(150.00)
UAL CORP COM STK CALL OPT EXP 1/17/09 PR $2.5 PER SH *	(16,935.95)	(17,400.00)
UAL CORP COM STK CALL OPT EXP 3/21/09 PR $12.5 PER SH *	(23,232.36)	(21,000.00)
UAL CORP COM STK CALL OPT EXP 01/17/09 PR $15 PER SH *	(4,377.65)	(600.00)
UAL CORP COM STK CALL OPT EXP 1/16/10 PR $15 PER SH *	(350.29)	(370.00)
UAL CORP COM STK CALL OPT EXP 1/16/2010 PR $5 PER SH *	(26,953.39)	(37,000.00)
UAL CORP COM STK CALL OPT EXP 1/17/09 PR $10 PER SH *	(4,450.62)	(5,100.00)
UAL CORP COM STK CALL OPT EXP 1/17/09 PR $12.5 PER SH *	(4,926.65)	(3,000.00)
UAL CORP COM STK CALL OPT EXP 1/17/09 PR $7.5 PER SH *	(27,816.67)	(25,200.00)
UAL CORP COM STK CALL OPT EXP 2/21/09 PR $12.5 PER SH *	(8,331.54)	(9,180.00)
UAL CORP COM STK CALL OPT EXP 3/21/09 PR $7.50 PER SH *	(4,583.52)	(4,500.00)
UAL CORP COM STK PUT OPT *	37,235.20	29,025.00
UDR INC COM STK	142,397.25	103,425.00
UIT ADVANTAGE ENERGY INC FD TR UNIT CTF OF OWN EVID UNDIV INT $1000 UNIT VAL REG	75,622.53	57,314.94
UIT ALTAGAS INC TR CTF OF OWN EVID UNDIVINT $1000 UNIT VALUE REG	13,521.46	7,384.33
UIT BLDRS INDEX FDS TR BLDRS EUROPE 100 ADR INDEX UNDIV INT $1000 UNIT VALUE REG	7,903.80	4,240.75
UIT BLDRS INDEX FDS TR EMERGING MKTS 50 ADR INDEX FD	87,227.95	54,315.11
UIT BLDRS INDEX FDS TR UIT NSDQ BLDRS ASIA50 CTF OF OWN EVID UNDIV INT $1000	35,009.95	19,728.00
UIT FT UNIT 391 N E-CONOMY GRWTH & TREASCTF OWN EVID UNDIV INT $1000 UNT VAL REG	2,184.17	3,061.34
UIT KEYERA FACS INCOME FD N/A CTF OF OWNEVID UNDIV INT $1000 UNIT VALUE REG	22,698.75	15,869.48
UIT NAL OIL & GAS TR TR UNIT CTF OF OWN EVID UNDIV INT $1000 UNIT VALUE REG	3,249.09	1,304.16

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
UIT WESTSHORE TERMS INC FD TR UNIT CTF OF OWN EVID UNDIV INT $1000 UNIT VAL REG	30,514.82	20,607.46
UNITED PARCEL SERVICE-CL B COM STK EXP 4/18/09 PR $65 PER SH	(918.79)	(225.00)
United States dollar	—	—
UNITED STATES OIL FUND LP COM STK CALL OPT EXP 1/17/09 PR $30 PER SH	(2,233.53)	(4,100.00)
UNITED STATES OIL FUND LP COM STK CALL OPT EXP 1/17/09 PR $40 PER SH	(1,378.33)	(225.00)
UNITED STATES OIL FUND LP COM STK CALL OPT EXP 1/17/09 PR $60 PER SH	(783.54)	(4,100.00)
UNITED STATES OIL FUND LP COM STK PUT OPT EXP 04/18/09 PR $45 PER SH	4,616.45	141.00
UNIVERSAL HEALTH RLTY INCOME TR SH BEN INT SH BEN INT	3,501.05	3,291.00
US NATURAL GAS FUND LP COM STK CALL OPT EXP 4/18/09 PR $40 PER SH	(490.29)	(40.00)
US NATURAL GAS FUND LP COM STK CALL OPT EXP 1/17/09 PR $37 PER SH	(319.54)	(10.00)
US NATURAL GAS FUND LP COM STK CALL OPT EXP 1/17/09 PR $40 PER SH	(290.29)	(5.00)
U-STORE-IT TR COM	170,549.34	64,525.00
UTD MEXICAN STS MEDIUM TERM NTS BOOK ENTRY 6.75 DUE 09-27-2034 REG	391,136.48	403,010.00
VALERO ENERGY CORP COM STK CALL OPT EXP 1/17/09 PR $25 PER SH	(111.29)	(19.00)
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 1/17/09 PR $30 PER SH	(3,123.53)	(3,900.00)
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 4/18/09 PR $40 PER SH	(255.54)	(104.00)
VISA INC-CLASS A SHARES COM STK CALL OPT EXP 1/17/09 PR $57.5 PER SH	(190.29)	(30.00)
VISA INC-CLASS A SHARES COM STK CALL OPTEXP 12/20/08 PR $55 PER SH	(140.29)	(10.00)
VORNADO RLTY TR COM	72,932.00	66,385.00
VORNADO RLTY TR COM	301,590.34	205,190.00
WA REAL ESTATE INVT TR SH BEN INT	74,732.22	76,410.00
WA REAL ESTATE INVT TR SH BEN INT	27,033.37	23,984.48
WAL-MART STORES INC COM STK CALL OPT EXP 1/17/09 PR $57.5 PER SH	(1,433.54)	(780.00)
WAL-MART STORES INC COM STK CALL OPT EXP 3/21/09 PR $65 PER SH	(140.29)	(54.00)
WALMART STRS INC COM STK CALL OPTION EXP 12/20/03 W/STRK PR $60.00 PER SHR	(1,223.54)	(10.00)
WEINGARTEN RLTY INVS COM	95,899.83	80,691.00
WELLS FARGO & CO COM STK CALL OPT EXP 12/20/08 PR $30 PER SH	(329.72)	—
WELLS FARGO & CO COM STK CALL OPT EXP 12/20/08 PR $31 PER SH	(109.54)	(10.00)
WELLS FARGO & CO COM STK CALL OPT EXP 4/18/09 PR $25 PER SH	(2,068.03)	(2,880.00)
WELLS FARGO & CO COM STK CALL OPT EXP 7/18/09 PR $35 PER SH	(918.79)	(960.00)
WILLIAMS COS INC COM STK CALL OPT EXP 01/17/2009 PR $17.50 PER SH	(179.54)	(20.00)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
WINTHROP RLTY TR SH BEN INT NEW SH BEN INT NEW	8,425.58	4,336.00
YAMANA GOLD INC COM STK CALL OPT EXP 1/17/09 PR $7.5 PER SH	(1,618.53)	(1,950.00)

Other Total	21,209,196.58	13,904,841.01

APPLE INC. CALL OPTION W/STK $90.00 PER SHARE 01/17/2009	(1,010.29)	(241.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 01/16/2010 PAR $50 PER SH	(738.79)	(6.00)
BROKER SWAP CASH COLLATERAL PAYABLE RBS GREENWICH	(1,110,000.00)	(1,110,000.00)
CELGENE CORP COM STK CALL OPT EXP 01/21/06 W/STK $32.50 PER SHARE	(2,033.53)	(50.00)
CITIGROUP INC COM STK CALL OPT EXP 01/16/2010 PAR $40 PER SH	(508.04)	(4.00)
FORD MOTOR COMPANY CALL OPTION W/STK $10.00 PER SHARE 01/17/2009	(5,452.05)	(80.00)
HALLIBURTON CO CALL OPTION W/STK $20.00 PER SHARE 12/20/2008	(1.29)	(1.00)
MCDONALDS CORP CALL OPTION W/STK $62.50 PER SHARE 12/20/2008	(362.29)	(25.00)
MICROSOFT CORP COM STK CALL OPT EXP 01/16/2010 PAR $37.50 PER SH	(195.29)	(19.00)
Pending foreign exchange sales: Australian dollar	(140,040.20)	(138,445.03)
Pending foreign exchange sales: Australian dollar	(101,512.50)	(103,833.78)
Pending foreign exchange sales: Australian dollar	(311,535.00)	(311,501.33)
Pending foreign exchange sales: Australian dollar	(66,574.00)	(69,222.52)
Pending foreign exchange sales: Australian dollar	(26,806.40)	(27,847.41)
Pending foreign exchange sales: Australian dollar	(269,303.20)	(271,679.69)
Pending foreign exchange sales: Australian dollar	(224,379.89)	(242,803.52)
Pending foreign exchange sales: Australian dollar	(3,042,093.25)	(3,158,657.09)
Pending foreign exchange sales: British pound sterling	(1,004,885.00)	(1,004,857.24)
Pending foreign exchange sales: British pound sterling	(222,430.50)	(215,326.55)
Pending foreign exchange sales: British pound sterling	(229,797.00)	(215,326.55)
Pending foreign exchange sales: British pound sterling	(224,235.00)	(215,326.55)
Pending foreign exchange sales: British pound sterling	(8,520,579.15)	(8,147,843.39)
Pending foreign exchange sales: Canadian dollar	(902,495.42)	(917,135.14)
Pending foreign exchange sales: Danish krone	(587,310.90)	(612,513.38)
Pending foreign exchange sales: Euro	(13,723,890.88)	(14,297,388.67)
Pending foreign exchange sales: Euro	(776.67)	(761.09)
Pending foreign exchange sales: Euro	(917,981.49)	(1,004,552.74)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange sales: Euro	(180,552.96)	(175,059.56)
Pending foreign exchange sales: Euro	(2,115,049.50)	(2,313,287.05)
Pending foreign exchange sales: Euro	(119,595.75)	(125,737.22)
Pending foreign exchange sales: Euro	(57,634.61)	(59,881.48)
Pending foreign exchange sales: Euro	(22,027.61)	(21,736.60)
Pending foreign exchange sales: Euro	(44,224.87)	(43,517.02)
Pending foreign exchange sales: Euro	(19,366.77)	(19,056.26)
Pending foreign exchange sales: Euro	(1,079.62)	(1,065.47)
Pending foreign exchange sales: Euro	(259,758.00)	(277,292.79)
Pending foreign exchange sales: Euro	(398,214.00)	(415,939.18)
Pending foreign exchange sales: Euro	(127,035.00)	(138,646.39)
Pending foreign exchange sales: Euro	(345,795.00)	(346,615.98)
Pending foreign exchange sales: Euro	(1,155,544.00)	(1,109,171.15)
Pending foreign exchange sales: Euro	(2,357,322.00)	(2,356,988.69)
Pending foreign exchange sales: Hong Kong dollar	(1,594,669.52)	(1,593,953.34)
Pending foreign exchange sales: Japanese yen	(4,902,369.84)	(4,957,864.23)
Pending foreign exchange sales: Japanese yen	(31,595.81)	(31,451.92)
Pending foreign exchange sales: Japanese yen	(28,164.61)	(28,138.36)
Pending foreign exchange sales: Japanese yen	(20,217.78)	(20,198.94)
Pending foreign exchange sales: Japanese yen	(218,498.04)	(220,981.08)
Pending foreign exchange sales: Japanese yen	(673,249.55)	(662,943.24)
Pending foreign exchange sales: Japanese yen	(558,428.36)	(552,452.70)
Pending foreign exchange sales: Japanese yen	(663,355.49)	(675,870.63)
Pending foreign exchange sales: Japanese yen	(1,325,527.45)	(1,325,886.48)
Pending foreign exchange sales: New Zealand dollar	(159,779.22)	(169,231.53)
Pending foreign exchange sales: Norwegian krone	(101,276.47)	(99,169.13)
Pending foreign exchange sales: Singapore dollar	(1,577,548.18)	(1,624,289.13)
Pending foreign exchange sales: Swedish krona	(211,761.28)	(212,496.31)
Pending foreign exchange sales: Swedish krona	(123,473.05)	(127,803.05)
Pending foreign exchange sales: Swedish krona	(1,952,991.45)	(1,961,004.08)
Pending foreign exchange sales: Swedish krona	(189,138.00)	(191,330.99)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange sales: Swiss franc	(4,171,545.50)	(4,636,199.06)
Pending foreign exchange sales: Swiss franc	(273,752.59)	(288,696.99)
Pending foreign exchange sales: United States dollar	(2,062,354.16)	(2,062,354.16)
Pending foreign exchange sales: United States dollar	(5,563,670.03)	(5,563,670.03)
Pending foreign exchange sales: United States dollar	(4,057,279.40)	(4,057,279.40)
Pending foreign exchange sales: United States dollar	(274,330.41)	(274,330.41)
Pending foreign exchange sales: United States dollar	(12,068,765.01)	(12,068,765.01)
Pending foreign exchange sales: United States dollar	(960,052.32)	(960,052.32)
Pending foreign exchange sales: United States dollar	(359,098.31)	(359,098.31)
Pending foreign exchange sales: United States dollar	(59,100.53)	(59,100.53)
Pending foreign exchange sales: United States dollar	(339,162.82)	(339,162.82)
Pending foreign exchange sales: United States dollar	(43,769.71)	(43,769.71)
Pending foreign exchange sales: United States dollar	(15,688.55)	(15,688.55)
Pending foreign exchange sales: United States dollar	(12,953.48)	(12,953.48)
Pending foreign exchange sales: United States dollar	(55,029.26)	(55,029.26)
Pending foreign exchange sales: United States dollar	(2,560.50)	(2,560.50)
Pending foreign exchange sales: United States dollar	(4,932.25)	(4,932.25)
Pending foreign exchange sales: United States dollar	(953,519.74)	(953,519.74)
Pending foreign exchange sales: United States dollar	(998,361.94)	(998,361.94)
Pending foreign exchange sales: United States dollar	(1,586,889.81)	(1,586,889.81)
Pending foreign exchange sales: United States dollar	(5,484,170.41)	(5,484,170.41)
Pending foreign exchange sales: United States dollar	(5,517,101.55)	(5,517,101.55)
Pending foreign exchange sales: United States dollar	(1,897,515.34)	(1,897,515.34)
Pending foreign exchange sales: United States dollar	(897,006.18)	(897,006.18)
Pending foreign exchange sales: United States dollar	(395,074.34)	(395,074.34)
Pending foreign exchange sales: United States dollar	(945,522.33)	(945,522.33)
Pending foreign exchange sales: United States dollar	(1,032,986.20)	(1,032,986.20)
Pending foreign exchange sales: United States dollar	(932,915.77)	(932,915.77)
Pending foreign exchange sales: United States dollar	(94,551.24)	(94,551.24)
Pending foreign exchange sales: United States dollar	(19,637.43)	(19,637.43)
Pending foreign exchange sales: United States dollar	(38,788.68)	(38,788.68)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange sales: United States dollar	(2,797.36)	(2,797.36)
Pending foreign exchange sales: United States dollar	(3,599.15)	(3,599.15)
Pending foreign exchange sales: United States dollar	(1,123,002.46)	(1,123,002.46)
Pending foreign exchange sales: United States dollar	(1,679,700.00)	(1,679,700.00)
Pending foreign exchange sales: United States dollar	(776,145.00)	(776,145.00)
Pending foreign exchange sales: United States dollar	(276,196.00)	(276,196.00)
Pending foreign exchange sales: United States dollar	(609,848.00)	(609,848.00)
Pending foreign exchange sales: United States dollar	(132,100.00)	(132,100.00)
Pending foreign exchange sales: United States dollar	(662,858.91)	(662,858.91)
Pending foreign exchange sales: United States dollar	(1,228,293.00)	(1,228,293.00)
Pending foreign exchange sales: United States dollar	(663,261.99)	(663,261.99)
Pending foreign exchange sales: United States dollar	(462,322.35)	(462,322.35)
Pending foreign exchange sales: United States dollar	(462,872.03)	(462,872.03)
Pending foreign exchange sales: United States dollar	(1,110,366.90)	(1,110,366.90)
Pending foreign exchange sales: United States dollar	(150,417.20)	(150,417.20)
Pending foreign exchange sales: United States dollar	(463,365.00)	(463,365.00)
Pending foreign exchange sales: United States dollar	(462,955.50)	(462,955.50)
Pending foreign exchange sales: United States dollar	(464,184.00)	(464,184.00)
Pending foreign exchange sales: United States dollar	(1,110,280.20)	(1,110,280.20)
Pending foreign exchange sales: United States dollar	(383,550.00)	(383,550.00)
Pending foreign exchange sales: United States dollar	(663,269.18)	(663,269.18)
Pending foreign exchange sales: United States dollar	(663,240.41)	(663,240.41)
Pending foreign exchange sales: United States dollar	(150,312.80)	(150,312.80)
Pending foreign exchange sales: United States dollar	(150,143.44)	(150,143.44)
Pending foreign exchange sales: United States dollar	(660,904.33)	(660,904.33)
Pending foreign exchange sales: United States dollar	(664,097.27)	(664,097.27)
Pending foreign exchange sales: United States dollar	(663,355.49)	(663,355.49)
Pending foreign exchange sales: United States dollar	(150,289.60)	(150,289.60)
Pending foreign exchange sales: United States dollar	(1,110,453.60)	(1,110,453.60)
Pending foreign exchange sales: United States dollar	(1,110,219.51)	(1,110,219.51)
Pending foreign exchange sales: United States dollar	(1,113,904.26)	(1,113,904.26)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange sales: United States dollar	(150,674.72)	(150,674.72)
Pending trade purchases: Australian dollar	(59,335.33)	(59,613.21)
Pending trade purchases: British pound sterling	(55,515.42)	(54,821.45)
Pending trade purchases: Danish krone	(13,067.33)	(12,771.68)
Pending trade purchases: Euro	(29,374.78)	(28,682.51)
Pending trade purchases: Euro	(19,983.22)	(19,638.50)
Pending trade purchases: Japanese yen	(339,430.82)	(337,390.11)
Pending trade purchases: Swedish krona	(2,570.06)	(2,515.84)
Pending trade purchases: Swiss franc	(44,389.79)	(43,422.22)
Pending trade purchases: Swiss franc	(6,463.18)	(6,398.19)
Pending trade purchases: Swiss franc	(132,100.48)	(131,761.28)
Pending trade purchases: United States dollar	(6,000,000.00)	(6,000,000.00)
Pending trade purchases: United States dollar	(62,100.68)	(62,100.68)
Pending trade purchases: United States dollar	(16,633,625.83)	(16,633,625.83)
Pending trade purchases: United States dollar	(11,006,394.55)	(11,006,394.55)
Pending trade purchases: United States dollar	(311,874.45)	(311,874.45)
Pending trade purchases: United States dollar	(129,842.57)	(129,842.57)
Pending trade purchases: United States dollar	(735,863.76)	(735,863.76)
Pending trade purchases: United States dollar	(193,630.88)	(193,630.88)
Pending trade purchases: United States dollar	(9,033.90)	(9,033.90)
Pending trade purchases: United States dollar	(183,981.57)	(183,981.57)
Pending trade purchases: United States dollar	(204,582.11)	(204,582.11)
Pending trade purchases: United States dollar	(2,998.92)	(2,998.92)
Pending trade purchases: United States dollar	(7,793.50)	(7,793.50)
Pending trade purchases: United States dollar	(9,298.32)	(9,298.32)
SECTOR SPDR FINCL FND COM STK CALL OPT EXP 01/17/09 PAR $27 PER SH	(1,237.28)	(5.00)
SECURITIES LENDING LEHMAN ADJUSTMENT	(401.25)	(401.25)
SECURITIES LENDING LEHMAN ADJUSTMENT	(5,453.03)	(5,453.03)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(42,812.84)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(3,150.29)
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(20,618.74)

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(280,211.15)
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(217,574.38)
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(984,418.72)
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(242,368.78)
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(339,152.86)
SECURITIES LENDING COLLATERAL FUND ADJUSTMENT	—	(127,219.54)
SECURITIES LENDING LEHMAN ADJUSTMENT	(2,475.74)	(2,475.74)
SECURITIES LENDING LEHMAN ADJUSTMENT	(6,600.04)	(6,600.04)
SECURITIES LENDING LEHMAN ADJUSTMENT	(4,716.58)	(4,716.58)
SECURITIES LENDING LEHMAN ADJUSTMENT	(19,157.17)	(19,157.17)
SECURITIES LENDING LEHMAN ADJUSTMENT	(4,234.08)	(4,234.08)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(33,242.70)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(37,030.97)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(150,407.12)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(51,818.41)
SECURITIES LENDING TERM COLLATERAL ADJUSTMENT	—	(19,437.59)
SOUTHWEST AIRLINES COM STK CALL OPT EXP 01/16/2010 PAR $17.50 PER SH	(100.29)	(0.30)
STARBUCKS CORP COM STK CALL OPT EXP 01/16/2010 PAR $25 PER SH	(165.29)	(10.00)
UAL CORP COM STK CALL OPTION EXP 01/20/01 W/STRK PR $45.00 PER SHR *	(8,779.99)	(12,000.00)
WACHOVIA CORP NEW COM STK CALL OPT EXP 01/16/2010 PAR $45 PER SH	(528.79)	(15.00)
WALGREEN CO CALL OPTION W/STK $30.00 PER SHARE 01/17/2009	(1,903.08)	(160.00)
WAL-MART STORES INC CALL OPTION W/STK $55.00 PER SHARE 12/20/2008	(628.04)	—
WASHINGTON MUTUAL INC COM STK CALL OPT EXP 01/17/09 PAR $25 PER SH	(109.54)	(2.00)

Other Liabilities Total	(160,018,978.90)	(163,793,901.37)

PARTICIPANT LOANS OUTSTANDING	23,129,547.09	23,129,547.09

Participant Loans Total	23,129,547.09	23,129,547.09

ALLIANCE RES PARTNERS L P UNIT LTD PARTNER INT COM STCK	8,638.86	8,359.68
ALLIANCEBERNSTEIN HLDG L P UNIT LTD	7,786.82	2,079.00
ATLAS PIPELN PARTNERS L P	155,175.20	64,840.83

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
BLACKSTONE GROUP LP RESTRICTED UNITS	67,894.12	34,324.19
BOARDWALK PIPELINE PARTNERS LP	133,229.05	107,746.80
BREITBURN ENERGY PARTNERS L P	4,267.93	1,128.00
BUCKEYE GP HLDGS L P	4,214.30	3,273.83
CALUMET SPECIALTY PRODS PARTNERS L P	547.20	338.59
CROSS TIMBERS RTY TR TR UNIT	26,497.06	20,510.02
ENERGY TRANSFER PARTNERS L P UNIT LTD PARTNERSHIP INT	32,654.70	30,504.66
ENTERPRISE GP HLDGS L P	26,807.75	13,447.68
LAZARD LTD COM CLASS ‘A’ USD0.01	88,844.48	95,168.00
LAZARD LTD COM CLASS ‘A’ USD0.01	14,787.90	14,870.00
MAGELLAN MIDSTREAM HLDGS L P	21,106.05	18,031.00
MAGELLAN MIDSTREAM PARTNERS LP COM UNIT REPSTG LTD PARTNER INT	42,221.46	29,838.27
MLP AMERIGAS PARTNERS L P UNIT LTD PARTNERSHIP INT	73,016.96	70,070.23
MLP BROOKFIELD INVTS CORP BROOKFIELD INFRASTRUCTURE LTD PART	16,004.97	2,296.00
MLP BUCKEYE PARTNERS L P UNIT LTD PARTNERSHIP INTS	31,334.48	27,529.08
MLP CEDAR FAIR L P DEPOS UNIT	16,057.67	9,368.91
MLP CROSSTEX ENERGY L P COM UNITS REPSTGLTD PARTNER INT	3,928.11	537.31
MLP DORCHESTER MINERALS L P COM UNITS	10,521.86	7,263.65
MLP ENBRIDGE ENERGY PARTNERS L P COM	23,955.57	16,065.00
MLP ENERGY TRANSFER EQUITY L P COM UNIT LTD PARTNERSHIP	3,309.45	1,621.00
MLP ENTERPRISE PRODS PARTNERS L P COM UNIT	264,542.93	196,590.26
MLP EV ENERGY PARTNERS L P COM UNITS REPSTG LTD PARTNER INT	5,673.46	4,591.71
MLP FERRELLGAS PARTNERS L P UNIT LTD PARTNERSHIP INT	39,008.57	29,326.33
MLP GENESIS ENERGY L P UNIT LTD PARTNERSHIP INT	18,430.96	9,922.54
MLP KINDER MORGAN ENERGY PARTNERS L P UNIT LTD PARTNERSHIP INT	539,260.97	471,233.56
MLP MESABI TR CTF BEN INT	3,649.90	1,734.00
MLP NATURAL RESOURCE PARTNERS L P COM UNIT LTD PARTNERSHIP INT	33,275.45	19,539.57
MLP PENN VA RES PARTNERS L P COM UNIT REPTG LTD PARTNERSHIP INT	25,656.48	10,836.13
MLP PERMIAN BASIN RTY TR UNIT BEN INT	209,337.65	136,458.37
MLP SAN JUAN BASIN RTY TR UNIT BEN INT SAN JUAN BASIN RTY TR UNIT BEN INT	12,193.07	10,502.27
MLP TC PIPELINES LP UNIT COM LTD PARTNERSHIP INT ISIN #US87233Q1085	4,410.41	2,961.59

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MLP TEEKAY LNG PARTNERS L P	22,539.00	18,786.08
MLP TEPPCO PARTNERS L P UNIT LTD PARTNERSHIP INT	66,576.25	36,928.59
MLP TERRA NITROGEN CO L P COM UNIT	27,185.73	26,338.16
MLP WILLIAMS COAL SEAM GAS RTY TR UNITS(BENEFICIAL INTEREST)	2,240.36	1,179.54
N EUROPEAN OIL RTY TR CTF BEN INT	1,920.95	1,100.01
PLAINS ALL AMERN PIPELN UNIT LTD PARTNERSHIP INT	34,403.23	22,768.05
U S SHIPPING PARTNERS L P	4,203.55	168.81
UIT ONEOK PARTNERS L P UNIT LTD PARTSHIPCTF OF OWN EVID UNDIV $1000 UIT VAL REG	37,097.76	31,885.00
WESTERN GAS PARTNERS LP	22,127.70	19,245.00

Partnership/Joint Venture Interests Total	2,186,536.33	1,631,307.30

MFO 3RD AVE TR REAL ESTATE VALUE FD	255,332.01	146,767.45
MFO CGM TR RLTY FD	1,238,365.74	656,382.10
MFO COHEN & STEERS RLTY SHS INC COM	1,004,378.70	506,586.63
MFO DFA INVT DIMENSIONS GROUP INC GLOBALREAL ESTATE SECS PORTFOLIO	51,987.81	32,152.68
MFO ROWE T PRICE REAL ESTATE FD INC COM	90,486.83	42,845.70
MFO VANGUARD SPECIALIZED PORTFOLIOS REITINDEX FD	408,760.97	233,650.13

Real Estate — Income Producing Total	3,049,312.06	1,618,384.69

Australian dollar	26,842.20	26,842.20
British pound sterling	11,487.62	11,487.62
Euro	1,751.46	1,751.46
Hong Kong dollar	4,154.73	4,154.73
MFC PROSHARES TR PROSHARES ULTRASHORT PROSHARES	11,702.99	6,246.00
MFC PROSHARES TR PROSHARES ULTRASHORT TECHNOLOGY	45,513.00	33,894.03
MFC PROSHARES TR ULTRASHORT BASIC MATERIALS PROSHARES	7,202.15	3,888.00
Pending foreign exchange purchases: Australian dollar	150,143.44	160,596.24
Pending foreign exchange purchases: Australian dollar	150,312.80	160,596.24
Pending foreign exchange purchases: Australian dollar	150,674.72	160,596.24
Pending foreign exchange purchases: Australian dollar	150,289.60	160,596.24
Pending foreign exchange purchases: Australian dollar	150,417.20	160,596.24

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange purchases: Australian dollar	276,196.00	276,890.07
Pending foreign exchange purchases: Australian dollar	132,100.00	138,445.03
Pending foreign exchange purchases: Australian dollar	59,100.53	59,593.19
Pending foreign exchange purchases: Australian dollar	274,330.41	284,782.13
Pending foreign exchange purchases: Australian dollar	4,057,279.40	4,201,398.57
Pending foreign exchange purchases: British pound sterling	464,184.00	452,185.76
Pending foreign exchange purchases: British pound sterling	462,955.50	452,185.76
Pending foreign exchange purchases: British pound sterling	463,365.00	452,185.76
Pending foreign exchange purchases: British pound sterling	462,872.03	452,185.76
Pending foreign exchange purchases: British pound sterling	462,322.35	452,185.76
Pending foreign exchange purchases: British pound sterling	609,848.00	574,204.14
Pending foreign exchange purchases: British pound sterling	776,145.00	717,755.17
Pending foreign exchange purchases: British pound sterling	5,563,670.03	5,326,601.24
Pending foreign exchange purchases: British pound sterling	359,098.31	333,856.64
Pending foreign exchange purchases: British pound sterling	55,029.26	54,816.84
Pending foreign exchange purchases: Canadian dollar	932,915.77	917,135.14
Pending foreign exchange purchases: Danish krone	897,006.18	934,080.90
Pending foreign exchange purchases: Danish krone	12,953.48	12,767.53
Pending foreign exchange purchases: Euro	4,932.25	4,854.01
Pending foreign exchange purchases: Euro	15,688.55	15,440.40
Pending foreign exchange purchases: Euro	12,068,765.01	12,596,571.29
Pending foreign exchange purchases: Euro	5,517,101.55	5,742,603.20
Pending foreign exchange purchases: Euro	1,032,986.20	1,036,463.75
Pending foreign exchange purchases: Euro	19,637.43	19,634.96
Pending foreign exchange purchases: Euro	1,679,700.00	1,663,756.72
Pending foreign exchange purchases: Euro	1,110,366.90	1,202,064.23
Pending foreign exchange purchases: Euro	1,110,280.20	1,202,064.23
Pending foreign exchange purchases: Euro	1,228,293.00	1,247,817.54
Pending foreign exchange purchases: Euro	1,113,904.26	1,202,064.23
Pending foreign exchange purchases: Euro	1,110,219.51	1,202,064.23
Pending foreign exchange purchases: Euro	1,110,453.60	1,202,064.23

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange purchases: Euro	383,550.00	415,939.18
Pending foreign exchange purchases: Hong Kong dollar	998,361.94	998,184.21
Pending foreign exchange purchases: Japanese yen	953,519.74	962,859.60
Pending foreign exchange purchases: Japanese yen	945,522.33	968,908.37
Pending foreign exchange purchases: Japanese yen	339,162.82	337,424.41
Pending foreign exchange purchases: Japanese yen	960,052.32	947,583.16
Pending foreign exchange purchases: Japanese yen	2,062,354.16	2,085,631.47
Pending foreign exchange purchases: Japanese yen	1,123,002.46	1,104,905.40
Pending foreign exchange purchases: Japanese yen	662,858.91	662,943.24
Pending foreign exchange purchases: Japanese yen	663,261.99	675,870.63
Pending foreign exchange purchases: Japanese yen	663,240.41	675,870.63
Pending foreign exchange purchases: Japanese yen	663,269.18	675,870.63
Pending foreign exchange purchases: Japanese yen	663,355.49	675,870.63
Pending foreign exchange purchases: Japanese yen	664,097.27	675,870.63
Pending foreign exchange purchases: Japanese yen	660,904.33	675,870.63
Pending foreign exchange purchases: Singapore dollar	1,586,889.81	1,633,357.63
Pending foreign exchange purchases: Swedish krona	2,560.50	2,515.59
Pending foreign exchange purchases: Swedish krona	1,897,515.34	1,904,128.51
Pending foreign exchange purchases: Swiss franc	94,551.24	93,273.03
Pending foreign exchange purchases: Swiss franc	38,788.68	38,492.98
Pending foreign exchange purchases: Swiss franc	2,797.36	2,786.28
Pending foreign exchange purchases: Swiss franc	3,599.15	3,612.16
Pending foreign exchange purchases: Swiss franc	43,769.71	43,424.12
Pending foreign exchange purchases: Swiss franc	395,074.34	447,999.91
Pending foreign exchange purchases: Swiss franc	5,484,170.41	6,086,368.99
Pending foreign exchange purchases: United States dollar	4,171,545.50	4,171,545.50
Pending foreign exchange purchases: United States dollar	101,276.47	101,276.47
Pending foreign exchange purchases: United States dollar	1,952,991.45	1,952,991.45
Pending foreign exchange purchases: United States dollar	1,594,669.52	1,594,669.52
Pending foreign exchange purchases: United States dollar	211,761.28	211,761.28
Pending foreign exchange purchases: United States dollar	8,520,579.15	8,520,579.15

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange purchases: United States dollar	3,042,093.25	3,042,093.25
Pending foreign exchange purchases: United States dollar	159,779.22	159,779.22
Pending foreign exchange purchases: United States dollar	4,902,369.84	4,902,369.84
Pending foreign exchange purchases: United States dollar	917,981.49	917,981.49
Pending foreign exchange purchases: United States dollar	123,473.05	123,473.05
Pending foreign exchange purchases: United States dollar	224,379.89	224,379.89
Pending foreign exchange purchases: United States dollar	776.67	776.67
Pending foreign exchange purchases: United States dollar	13,723,890.88	13,723,890.88
Pending foreign exchange purchases: United States dollar	587,310.90	587,310.90
Pending foreign exchange purchases: United States dollar	1,577,548.18	1,577,548.18
Pending foreign exchange purchases: United States dollar	269,303.20	269,303.20
Pending foreign exchange purchases: United States dollar	189,138.00	189,138.00
Pending foreign exchange purchases: United States dollar	273,752.59	273,752.59
Pending foreign exchange purchases: United States dollar	180,552.96	180,552.96
Pending foreign exchange purchases: United States dollar	26,806.40	26,806.40
Pending foreign exchange purchases: United States dollar	2,115,049.50	2,115,049.50
Pending foreign exchange purchases: United States dollar	57,634.61	57,634.61
Pending foreign exchange purchases: United States dollar	119,595.75	119,595.75
Pending foreign exchange purchases: United States dollar	19,366.77	19,366.77
Pending foreign exchange purchases: United States dollar	22,027.61	22,027.61
Pending foreign exchange purchases: United States dollar	44,224.87	44,224.87
Pending foreign exchange purchases: United States dollar	31,595.81	31,595.81
Pending foreign exchange purchases: United States dollar	902,495.42	902,495.42
Pending foreign exchange purchases: United States dollar	28,164.61	28,164.61
Pending foreign exchange purchases: United States dollar	20,217.78	20,217.78
Pending foreign exchange purchases: United States dollar	1,079.62	1,079.62
Pending foreign exchange purchases: United States dollar	127,035.00	127,035.00
Pending foreign exchange purchases: United States dollar	259,758.00	259,758.00
Pending foreign exchange purchases: United States dollar	224,235.00	224,235.00
Pending foreign exchange purchases: United States dollar	66,574.00	66,574.00
Pending foreign exchange purchases: United States dollar	398,214.00	398,214.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending foreign exchange purchases: United States dollar	218,498.04	218,498.04
Pending foreign exchange purchases: United States dollar	673,249.55	673,249.55
Pending foreign exchange purchases: United States dollar	229,797.00	229,797.00
Pending foreign exchange purchases: United States dollar	311,535.00	311,535.00
Pending foreign exchange purchases: United States dollar	663,355.49	663,355.49
Pending foreign exchange purchases: United States dollar	558,428.36	558,428.36
Pending foreign exchange purchases: United States dollar	222,430.50	222,430.50
Pending foreign exchange purchases: United States dollar	345,795.00	345,795.00
Pending foreign exchange purchases: United States dollar	101,512.50	101,512.50
Pending foreign exchange purchases: United States dollar	1,155,544.00	1,155,544.00
Pending foreign exchange purchases: United States dollar	140,040.20	140,040.20
Pending foreign exchange purchases: United States dollar	1,325,527.45	1,325,527.45
Pending foreign exchange purchases: United States dollar	1,004,885.00	1,004,885.00
Pending foreign exchange purchases: United States dollar	2,357,322.00	2,357,322.00
Pending trade sales: Euro	86,066.19	84,315.76
Pending trade sales: Euro	9,357.01	9,146.22
Pending trade sales: Japanese yen	80,007.98	79,783.09
Pending trade sales: United States dollar	8,040,114.99	8,040,114.99
Pending trade sales: United States dollar	140,038.36	140,038.36
Pending trade sales: United States dollar	161,437.50	161,437.50
Pending trade sales: United States dollar	65,034.72	65,034.72
Pending trade sales: United States dollar	731,434.24	731,434.24
Pending trade sales: United States dollar	71,400.00	71,400.00
Pending trade sales: United States dollar	168,630.49	168,630.49
Pending trade sales: United States dollar	324,791.87	324,791.87
Pending trade sales: United States dollar	124,160.88	124,160.88
Pending trade sales: United States dollar	106,025.74	106,025.74
Pending trade sales: United States dollar	104,850.00	104,850.00
Pending trade sales: United States dollar	217,360.00	217,360.00
Pending trade sales: United States dollar	123,175.00	123,175.00
Pending trade sales: United States dollar	37,199.42	37,199.42

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Pending trade sales: United States dollar	44,263.37	44,263.37
PROSHARES TR ULTRASHORT SEMICONDUCTORS	26,216.95	16,201.12
United States dollar	(10,325.00)	(10,325.00)

Receivables — Other — USD Total	133,408,829.55	135,253,731.77

FED NATL MTG ASSOC 5.25 DUE 08-01-2012	74,139.63	84,321.60
FEDERAL HOME LN MTG CORP POOL #1A-1085 6.869% 08-01-2036 BEO	55,107.45	54,578.38
FEDERAL HOME LN MTG CORP POOL #1G-2341 5.601% 12-01-2037 BEO	622,404.27	634,218.23
FEDERAL HOME LN MTG CORP POOL #1G-2403 5.568% 01-01-2038 BEO	717,250.75	729,783.01
FEDERAL HOME LN MTG CORP POOL #1J-0404 5.634% 05-01-2037 BEO	635,956.28	645,333.79
FEDERAL HOME LN MTG CORP POOL #1N-0189 6.694% 08-01-2036 BEO	63,468.06	63,701.07
FEDERAL HOME LN MTG CORP POOL #605183 3.974% 02-01-2018 BEO	142,206.21	140,864.66
FEDERAL HOME LN MTG CORP POOL #A3-9302 5.5% 11-01-2035 BEO	149,362.30	155,262.72
FEDERAL HOME LN MTG CORP POOL #G0-3695 5.5% 11-01-2037 BEO	1,243,048.78	1,277,782.43
FEDERAL HOME LN MTG CORP POOL #G0-3696 5.5% 01-01-2038 BEO	2,365,660.06	2,431,629.21
FEDERAL HOME LN MTG CORP POOL #G1-2341 5% 09-01-2021 BEO	21,309.43	21,689.59
FEDERAL HOME LN MTG CORP POOL #G1-8049 5.5% 04-01-2020 BEO	9,414.36	9,537.77
FHA INSD PROJ #54 GREYSTONE SERV CORP 7.43 GTD MTG CTF DUE 5-1-23 REG	1,094.49	1,080.29
FHA INSD PROJ GMAC POOL #1 7.483 DUE 04-01-2019 REG	41,643.71	41,623.88
FHA INSD PROJ MTG SER NINETY-FIRST (M091) PJ P/T CTF REILLY 7.43 09-01-23	217,336.16	204,364.54
FHA USGI PROJ LN #2063P6 7.44 DUE 08-01-2022 REG	34,219.08	34,483.94
FHLB BD 4.25 01-14-2015/01-14-2011	25,000.00	25,902.48
FHLB CONS BD 5.875 02-15-2011	10,594.93	10,879.31
FHLB CONS BD DTD 09/16/2008 4.65 09-16-2013/09-16-2009	30,000.00	30,634.08
FHLB CONS BD DTD 15/4/2008 5.2 10-15-2018/10-15-2008	30,000.00	30,014.49
FHLB CONS BD DTD 16/4/2008 5 04-16-2018/04-16-2009	30,000.00	30,246.03
FHLB FHLB 1 TIME CALL 5 BUS DAYS 5.33 06-06-2014	29,910.00	32,185.98
FHLMC DTD 02/24/2006 5.25 02-24-2011/02-24-2009	25,434.42	25,130.75
FHLMC DTD 10/28/2008 5.375 10-28-2013/04-28-2009	5,000.00	5,013.35
FHLMC GOLD SINGLE FAMILY 4.5% 15 YEARS SETTLES JANUARY	404,062.50	408,875.20
FHLMC GOLD SINGLE FAMILY 5% 30 YEARS SETTLES JANUARY	403,515.62	408,750.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FHLMC GOLD SINGLE FAMILY 5.5% 30 YEARS SETTLES JANUARY	4,087,343.75	4,093,752.00
FHLMC GROUP #A0-0952 9.0 MTG PARTN CTF DUE 09-01-2000 REG	94,693.96	96,293.67
FHLMC MULTICLASS SER E3 CL A 4.721 08-15-2032	71,524.41	70,059.13
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	439,562.64	392,051.13
FHLMC MULTICLASS SERIES T-35 CLASS-A 09-25-2031	219,619.80	204,194.86
FHLMC NOTES 5.75 01-15-2012	15,572.39	16,743.09
FHLMC NTS 5.125 07-15-2012	30,489.09	33,261.36
FHLMC POOL #1G1744 ADJ RT 08-01-2035	292,670.44	294,219.35
FHLMC POOL #306670 11.25 GTD PARTN CTF DUE 04-01-2019 REG	1,838.98	1,724.37
FHLMC POOL #780605 ADJ RT 06-01-2033	428,143.20	425,125.49
FHLMC REFERENCE NT 5.5 09-15-2011	15,445.13	16,524.41
FHLMC TRANCHE # TR 00456 5.625 11-23-2035/11-23-2015	179,874.00	187,345.80
FNMA 15 YEAR PASS-THROUGHS 5.5% 15 YEARSSETTLES JANUARY	2,236,218.76	2,265,313.60
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN	101,343.75	102,500.00
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN	3,079,687.50	3,075,000.00
FNMA 6 DUE 05-15-2011 REG	30,796.00	33,052.11
FNMA 6 TBA POOL 15YR JAN	102,031.25	103,687.50
FNMA POOL #066414 ADJ RT DUE 09-01-2028 REG	296,423.24	290,329.51
FNMA POOL #257096 5% 02-01-2038 BEO	1,762,368.56	1,934,440.08
FNMA POOL #300309 ADJ RT DUE 12-01-2024 REG	23,133.99	23,208.27
FNMA POOL #313968 ADJ RT DUE 12-01-2027 REG	56,246.33	54,370.36
FNMA POOL #357418 4% 08-01-2018 BEO	289,161.61	312,136.47
FNMA POOL #443624 ADJ RT DUE 05-01-2023 REG	99,976.50	100,417.67
FNMA POOL #516051 9.5% DUE 01-01-2021 REG	74,475.77	78,173.36
FNMA POOL #535460 8% DUE 09-01-2015 REG	8,072.83	8,254.90
FNMA POOL #538927 8% DUE 06-01-2015 REG	24,723.09	25,657.14
FNMA POOL #740450 4% 09-01-2018 BEO	1,224,187.99	1,290,586.68
FNMA POOL #745755 5% DUE 12-01-2035 REG	1,032,170.24	1,083,343.64
FNMA POOL #773151 4% 06-01-2019 BEO	611,655.81	640,801.08
FNMA POOL #804965 ADJ RT DUE 12-01-2034 BEO	149,918.54	151,371.14
FNMA POOL #809324 ADJ RT DUE 02-01-2035 REG	948,135.05	954,552.38

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FNMA POOL #817827 6% 10-01-2036 BEO	774,545.70	793,402.68
FNMA POOL #835760 4.5% 09-01-2035 BEO	2,225,606.35	2,481,749.63
FNMA POOL #836207 ADJ RT DUE 09-01-2035 BEO	462,753.33	466,229.26
FNMA POOL #843798 5.5% 11-01-2035 BEO	73,336.74	74,635.26
FNMA POOL #846183 6% 11-01-2035 BEO	51,596.00	52,860.15
FNMA POOL #851274 6.5% DUE 05-01-2036 REG	805,600.52	822,628.05
FNMA POOL #867447 5% 06-01-2036 BEO	51,908.70	55,246.04
FNMA POOL #869846 6.5% 04-01-2036 BEO	299,757.25	300,842.02
FNMA POOL #869922 6.5% 03-01-2036 BEO	51,090.83	51,268.05
FNMA POOL #885726 6.5% DUE 05-01-2036 REG	928,929.57	932,151.36
FNMA POOL #887621 6% 07-01-2036 BEO	562,470.99	576,164.85
FNMA POOL #889579 6% DUE 05-01-2038 REG	59,081.49	59,586.57
FNMA POOL #889627 6.5% DUE 03-01-2038 REG	976,692.49	989,200.22
FNMA POOL #889630 6.5% DUE 03-01-2038 REG	493,802.61	500,088.31
FNMA POOL #892612 6% 09-01-2036 BEO	590,311.31	604,682.98
FNMA POOL #893282 6% 08-01-2036 BEO	13,711.29	14,045.11
FNMA POOL #896573 6% DUE 06-01-2036 REG	47,723.18	48,885.05
FNMA POOL #900300 6% DUE 09-01-2036 REG	46,802.53	47,941.99
FNMA POOL #929207 6.5% 03-01-2038 BEO	2,039,772.75	2,067,389.07
FNMA POOL #942040 6% DUE 07-01-2037 REG	360,862.58	368,797.21
FNMA POOL #946803 6.5% 09-01-2037 BEO	83,304.65	84,959.81
FNMA POOL #947575 6.5% 10-01-2037 BEO	973,630.90	986,174.46
FNMA POOL #961980 5% 03-01-2038 BEO	3,113,438.10	3,336,476.16
FNMA POOL #961994 5% 03-01-2038 BEO	696,184.62	746,057.36
FNMA POOL #962687 5% 04-01-2038 BEO	95,039.98	101,848.38
FNMA POOL #967689 5% 01-01-2038 BEO	927,307.25	1,017,746.71
FNMA POOL #974676 5% 03-01-2038 BEO	88,348.32	96,964.86
FNMA POOL #975639 5% 07-01-2038 BEO	148,294.71	162,757.77
FNMA POOL #983470 5% 05-01-2038 BEO	2,830,379.44	3,050,127.93
FNMA PREASSIGN 00192 4.75 11-19-2012	25,796.21	27,594.03
FNMA REMIC TR 2004-37 CL-FB VAR RATE 06-25-2034	922,503.96	903,062.43

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
FNMA REMIC TR SER 1996-39 CL H 8.0 GTD MTG PASS THRU CTF DUE 11-25-2023 REG	31,352.49	34,134.49
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JANUARY	299,109.38	304,031.40
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JANUARY	7,153,769.54	7,248,659.80
GNMA GPM POOL #092923 11% DUE 09-15-2010REG	5,836.62	5,670.27
GNMA I 30 YR SINGLE FAM PASS-THROUGHS(SF) 5.5 30 YRS SETTLES JAN	406,187.50	411,875.20
GNMA I 30 YR SINGLE FAMILY PASS-THROUGHS(SF) 6 30 YEARS SETTLES JAN	204,437.50	206,312.40
GNMA I SINGLE FAMILY MTG 5 30 YEARS SETTLES FEB	1,224,265.62	1,224,374.40
GNMA II ARMS PL#80120 10-20-2027	10,853.50	10,374.56
GNMA II JUMBOS 6 30 YEARS SETTLES JAN	101,906.25	102,875.20
GNMA POOL #368022 SER 2023 6.5% DUE 11-15-2023 REG	10,578.20	10,531.32
GNMA POOL #434690 SER 2030 8.5% DUE 01-15-2030 REG	276.27	288.02
GNMA POOL #459066 SER 2028 7.5% DUE 06-15-2028 REG	28,908.66	30,795.16
GNMA POOL #471901 SER 2028 7% DUE 05-15-2028 REG	3,475.50	3,776.54
GNMA POOL #486470 SER 2028 6.5% DUE 08-15-2028 REG	5,149.05	5,667.05
GNMA POOL #486516 SER 2028 6.5% DUE 09-15-2028 REG	7,678.10	8,407.64
GNMA POOL #496577 SER 2029 6.5% DUE 03-15-2029 REG	2,898.38	2,906.53
GNMA POOL #525327 SER 2030 8.5% DUE 09-15-2030 REG	4,703.68	4,903.75
GNMA POOL #552228 SER 2031 5.5% DUE 12-15-2031 REG	35,342.93	37,507.26
GNMA POOL #555608 SER 2031 6.5% DUE 11-15-2031 REG	1,361.12	1,364.97
GNMA POOL #569572 SER 2032 6.5% DUE 01-15-2032 REG	2,174.38	2,180.51
GNMA POOL #569899 SER 2032 6.5% DUE 06-15-2032 REG	55,672.64	55,829.85
GNMA POOL #590496 6.5% 09-15-2032 BEO	258,971.48	262,497.26
GNMA POOL #595076 6.5% 10-15-2032 BEO	35,259.22	35,358.84
GNMA POOL #608317 5% 10-15-2033 BEO	305,904.19	321,294.20
GNMA POOL #662536 6% 08-15-2037 BEO	283,183.60	284,083.74
GNMA POOL #689940 6% 09-15-2038 BEO	302,321.47	309,764.49
GNMA POOL #781001 SER 2029 7.5% DUE 03-15-2029 REG	10,870.48	11,579.58
GNMA POOL #781690 6% 12-15-2033 BEO	185,072.70	188,377.66
GNMAII POOL #002855 SER 2029 8.5% DUE 12-20-2029 REG	32,538.92	33,539.65
GNMAII POOL #008540 SER 2024 ADJ RT 11-20-2024	7,751.56	7,668.36
GNMAII POOL #008557 SER 2024 ADJ RT 12-20-2024	36,416.20	35,603.84

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
GNMAII POOL #008580 SER 2025 ADJ RT 01-20-2025	4,586.00	4,504.53
GNMAII POOL #008597 SER 2025 ADJ RT 02-20-2025	16,304.27	16,039.13
GNMAII POOL #008608 SER 2025 ADJ RT 03-20-2025	33,706.65	32,877.63
GNMAII POOL #008682 SER 2025 ADJ RT 08-20-2025	17,482.36	17,353.30
GNMAII POOL #008685 5.625% DUE 08-20-2025 REG	4,230.46	4,029.82
GNMAII POOL #008781 SER 2026 ADJ RT 01-20-2026	6,980.68	6,961.54
GNMAII POOL #008945 SER 2026 ADJ RT 08-20-2026	10,541.07	10,600.59
GNMAII POOL #080408 SER 2030 ADJ RT 05-20-2030	79,513.18	77,966.21
GNMAII POOL #080416 SER 2030 5.375% DUE 06-20-2030 REG	236,840.87	234,954.76
GNMAII POOL #080453 SER 2030 ADJ RT 09-20-2030	27,457.46	26,501.62
OVERSEAS PVT INVT CORP U S GOVT GTD SER 699-07-12-1G-TRANCHE B 0 DUE 7-12-16 REG	400,312.50	400,312.50
OVERSEAS PVT INVT RP US GOVT GTD SER 6992007 012-IG PARTN CTF TR A 3.98 7-12-10	338,714.68	351,697.97
PEMEX PROJ FDG MASTER TR GTD BD 6.625% DUE 06-15-2035 REG	89,713.60	76,185.00
UNITED STATES TREAS BDS 1.75 DUE 1-15-2028 REG	23,086.10	23,453.53
UNITED STATES TREAS BDS 7.5% 11/15/2016 USD1000 7.5% DUE 11-15-2016 REG	25,328.84	27,340.62
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	888,283.90	1,085,508.98
UNITED STATES TREAS BDS INFL IX BOND 2.00 DUE 01-15-2026 REG	348,115.35	329,014.39
UNITED STATES TREAS BDS INFLATION INDEX LINKED 3.875% 04-15-2029	221,116.33	227,868.93
UNITED STATES TREAS BILLS 01-08-2009 DTD00418	24,972.50	24,999.63
UNITED STATES TREAS BILLS 01-15-2009 DTD00419	199,830.89	199,992.80
UNITED STATES TREAS BILLS 02-26-2009 DTD00425	199,964.10	199,981.60
UNITED STATES TREAS BILLS 02-26-2009 DTD00425	249,937.50	249,989.00
UNITED STATES TREAS BILLS 03-05-2009 DTD00426	279,982.11	279,953.24
UNITED STATES TREAS BILLS 03-19-2009 DTD00428	94,471.70	94,985.94
UNITED STATES TREAS BILLS 07-02-2009 DTD00468	399,497.22	399,497.20
UNITED STATES TREAS NT STRIPPED PRIN PMT097 08-15-2009 (UNDDATE) BEO	19,744.20	19,953.12
UNITED STATES TREAS NTS DTD 00109 4.5% DUE 11-15-2015 REG	40,072.60	47,462.52
UNITED STATES TREAS NTS DTD 00139 4.5% DUE 09-30-2011 REG	19,963.88	21,940.62
UNITED STATES TREAS NTS DTD 00171 4.125%DUE 08-31-2012 REG	34,807.90	38,707.83
UNITED STATES TREAS NTS INFLATION INDEX 3.875 DUE 01-15-2009 REG	1,347.59	1,310.68
UNITED STATES TREAS NTS T-NOTE 4.375 DUE 12-15-2010 REG	39,937.04	42,943.76

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
UNITED STATES TREAS NTS T-NT 4.25% DUE 01-15-2011 REG	26,230.03	26,878.90
UNITED STATES TREAS SEC STRIPPED INT PMT00522 11-15-2029 (UNDDATE) REG	14,818.90	15,581.25
UNITED STATES TREAS SEC STRIPPED INT PMT02-15-2019 (UNDDATE) REG	30,655.25	36,937.50
UNITED STATES TREAS SEC STRIPPED INT PMT08-15-2011 (UNDDATE) REG	29,738.50	49,101.55
US TREAS BDS 00202 4.75 DUE 02-15-2037 REG	81,402.20	111,475.04
US TREAS BDS INFL IX 2.375 DUE 01-15-2027 REG	198,426.97	215,846.27
US TREAS BDS INFL IX 2.375 DUE 01-15-2027 REG	27,675.81	28,783.49
US TREAS BDS INFLATION INDEXED 3.625 DUE4-15-2028 REG	530,858.97	749,996.02
US TREAS INFL INDEXED BONDS 2.375 DUE 01-15-2025 BEO	810,441.64	903,660.25
US TREAS INFL INDEXED BONDS 2.375 DUE 01-15-2025 BEO	10,796.05	11,116.18
US TREAS INFL IX NT 2.375 DUE 04-15-2011REG	53,289.23	53,320.50
US TREAS NTS INDEX LINKED 2.00 DUE 01-15-2016 REG	19,413.18	20,855.06
US TREAS NTS INFL IX 2 DUE 04-15-2012 REG	52,129.70	51,896.85
US TREAS NTS INFL IX 2.375 DUE 01-15-2017 REG	14,559.26	14,875.43
US TREAS NTS INFLATION INDEXED 2.00 DUE 07-15-2014 REG	53,523.33	54,242.95
US TREAS NTS INFLATION-INDEXED NT 3.5 DUE 01-15-2011 BEO	30,405.65	30,520.93
US TREAS NTS TREAS INFL INDEXED NOTES 2 DUE 01-15-2014 REG	5,173.82	5,541.80

U.S. Government Securities Total	63,655,836.59	65,875,693.99

COLTV SHORT TERM INVT FD	48,718.77	48,718.77
COLTV SHORT TERM INVT FD	188,060.12	188,060.12
COLTV SHORT TERM INVT FD	939,281.42	939,281.42
COLTV SHORT TERM INVT FD	274,262.61	274,262.61
COLTV SHORT TERM INVT FD	226,193.27	226,193.27
COLTV SHORT TERM INVT FD	690,048.52	690,048.52
COLTV SHORT TERM INVT FD	370,379.99	370,379.99
COLTV SHORT TERM INVT FD	134,107.08	134,107.08
COLTV SHORT TERM INVT FD	145,063.73	145,063.73
COLTV SHORT TERM INVT FD	12,691,649.37	12,691,649.37
COLTV SHORT TERM INVT FD	11,697.58	11,697.58
COLTV SHORT TERM INVT FD	222,153.15	222,153.15

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
COLTV SHORT TERM INVT FD	4,359,650.50	4,359,650.50
COLTV SHORT TERM INVT FD	445,639.18	445,639.18
COLTV SHORT TERM INVT FD	205,638.86	205,638.86
COLTV SHORT TERM INVT FD	82,694.16	82,694.16
COLTV SHORT TERM INVT FD	233,720.73	233,720.73
COLTV SHORT TERM INVT FD	292,289.28	292,289.28
COLTV SHORT TERM INVT FD	6,493,815.37	6,493,815.37
COLTV SHORT TERM INVT FD	3,241,247.60	3,241,247.60
COLTV SHORT TERM INVT FD	652,850.09	652,850.09
COLTV SHORT TERM INVT FD	1,378,674.59	1,378,674.59
COLTV SHORT TERM INVT FD	5,891,152.81	5,891,152.81
COLTV SHORT TERM INVT FD	8,552,892.62	8,552,892.62
COLTV SHORT TERM INVT FD	660,114.38	660,114.38
MFB SL- CORE USA SUB FUND	19,157.17	13,262.79
MFB SL- CORE USA SUB FUND	4,716.58	3,265.28
MFB SL- CORE USA SUB FUND	2,475.74	1,714.02
MFB SL- CORE USA SUB FUND	6,600.04	4,569.25
MFB SL- CORE USA SUB FUND	5,453.03	3,775.03
MFB SL- CORE USA SUB FUND	4,234.08	2,931.31
MFB SL- CORE USA SUB FUND	401.25	277.75
MFO RTC CONCENTRATED EQTY	7,773,189.60	5,008,297.57
MFO RTC EMERGING MARKETS	6,000,000.00	6,000,000.42
MFO RTC EMERGING MARKETS	12,787,857.22	7,344,187.69
MFO RTC GLOBAL REAL ESTATE SEC	18,517,113.47	11,869,444.61
MFO RTC INFLATION PROTECTED SEC	10,275,597.23	10,181,517.51
MFO RTC QUANTITATIVE BD	54,561,708.27	53,968,114.06
MFO RTC WORLD EQTY	12,276,612.84	7,702,866.61
MFO RUSSELL SHORT-TERM INVT FD CL F	522,052,739.40	522,052,739.40

Value of Interest in Common/Collective Trusts Total	692,719,851.70	672,588,959.08

MFO AMERN CENTY TR TARGET MATS TR 2015 INVSCL CERT OF OWN EVID	85,033.99	101,951.19

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
Value of Interest in Master Trusts Total	85,033.99	101,951.19

ADVISORS INNER CIRCLE FD II INC NEW CHAMPLAIN SMALL CO FD	7,765.74	5,219.95
ALLIANZ FDS CCM MID-CAP FD CL D	43,708.05	25,045.22
ALLIANZ FDS NACM PAC RIM FD CL D	231,770.62	146,203.38
AMERN BEACON FDS FORMERLY AMERN A BALANCED FD PLANAHEAD CL	4,648.85	3,241.74
B2B INTERNET HOLDRS TR DEPOS RCPT ISIN US0560331037	4,976.18	460.00
BRIDGEWAY FDS INC FORMERLY BRIDGEWAY FD BALANCED PORTFOLIO	22,025.91	17,140.88
ENERVEST DIVSFD IN TRUST UNITS	7,909.10	4,520.00
ETF- ISHARES BARCLAYS 20+ YR TREAS BD FD	160,466.30	186,437.95
ETF ISHARES BARCLAYS AGGREGATE BD FD	1,322,979.61	1,376,344.98
ETF- ISHARES BARCLAYS BARCLAYS 7-10 YR TREAS BD FD	219,971.16	248,615.53
ETF ISHARES S&P DEVELOPED EX-US PROP	5,755.00	2,753.03
ETF WISDOM TREE DEFA EQUITY INCOME FUND B	8,025.26	4,350.02
ETF WISDOMTREE EMERGING MARKETS EQUITY INC	19,280.30	13,016.00
ETF WISDOMTREE EQUITY INCOME FUND INC	24,995.87	19,302.99
ING GLOBAL ADVANTAGE & PREM OPPORTUNITY	6,070.20	3,554.30
ISHARES BARCLAYS 1-3 YR TREAS BD FD	1,701,560.14	1,744,367.08
ISHARES BARCLAYS 3-7 YR TREAS BD	7,692.43	8,230.79
ISHARES BARCLAYS SHORT TREAS BD FD	20,409.91	20,422.15
ISHARES MSCI MEX INVT MKT INDEX FD	100,794.36	57,860.11
ISHARES MSCI NETH INVESTABLE MKT INDEX FD	11,024.26	6,654.32
ISHARES TR DOW JONES U S INDL SECTOR INDEX FD	7,797.30	6,506.11
ISHARES TR RUSSELL 1000 INDEX FD	15,211.50	16,018.90
ISHARES TR S&P GLOBAL 100 INDEX FD	45,661.25	32,591.00
ISHARES TR S&P GLOBAL HEALTHCARE SECTOR INDEX FD	26,422.90	20,821.56
JENNISON SECTOR FDS INC HLTH SCIENCES FD CL A	30,460.80	23,874.10
MF SCHWAB CHARLES FAMILY FDS TX EXMP FD	757,975.49	757,975.49
MFB NORTHERN FDS INCOME EQUITY FD	14,982.78	9,924.18
MFB NORTHERN FDS SMALL CAP VALUE FD	364,410.19	257,275.14
MFB NORTHN HI YIELD FXD INC FD	27,345.43	19,171.92

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFB NORTHN INTL EQTY INDEX FD	17,472.20	9,740.05
MFC 1ST ISR FD INC CLOSED END FD	12,249.07	4,651.60
MFC ABERDEEN ASIA-PAC INC FD	80,077.37	65,807.28
MFC ABERDEEN AUSTRALIA EQTY FD	2,666.30	1,448.00
MFC ABERDEEN GLOBAL INC FD	17,079.85	10,985.13
MFC ADVENT CLAYMORE CONV SECS & INC FD COM	11,420.35	6,022.50
MFC ALLIANCEBERNSTEIN GLOBAL HI INC FD INC	173,348.35	107,815.95
MFC ALLIANCEBERNSTEIN NATIONAL MUN	8,881.19	51.89
MFC ALPINE GLOBAL DYNAMIC DIVID FD COM	27,094.39	9,091.89
MFC ALPINE GLOBAL PREMIER PPTYS FD COM SHS OF BEN INT	30,032.71	9,796.00
MFC ALPINE TOTAL DYNAMIC DIVID FD COM SHBEN INT	108,711.43	78,112.78
MFC AMERISTOCK ETF TR AMERISTOCK/RYAN 2 YR TREAS ETF	10,372.95	—
MFC BARCLAYS BK PLC	12,549.94	8,054.00
MFC BARCLAYS BK PLC IPATH DOW JONES AIG GRAINS TOTAL	7,750.90	8,332.00
MFC BARCLAYS BK PLC IPATH ETNS LKD MSCI INDIA TOTAL	68,487.63	29,709.96
MFC BARCLAYS BK PLC IPATH INDEX LKD SECSLKD TO GSCI COMMODITY	92,839.37	74,464.00
MFC BARCLAYS BK PLC IPATH INDEX LKD SECSLKD TO GSCI COMMODITY SEE SEC 3190327	5,437.60	2,741.00
MFC BEAR STEARNS COS INC NT LKD TO PERFORMANCE OF ALERIAN	51,770.45	32,667.00
MFC BLACKROCK CORE BD TR SHS BEN INT	9,296.85	7,858.41
MFC BLACKROCK DEBT STRATEGIES FD INC COM	81,185.57	36,803.72
MFC BLACKROCK DIVERSIFIED INCOME STRATEGIES FD INC COM	34,674.58	17,878.43
MFC BLACKROCK DIVID ACHIEVERS TM TR COM	6,710.47	4,348.88
MFC BLACKROCK ENHANCED CAPITAL & INCOME FUND INC	1,093.15	1,163.76
MFC BLACKROCK GLOBAL EQUITY INCOME TRUSTCOM	32,612.86	24,047.21
MFC BLACKROCK GLOBAL FLOATING RATE INCOME TR COM	10,294.17	4,683.27
MFC BLACKROCK GLOBAL OPPORTUNITIES EQUITY TR COM	14,061.74	8,453.94
MFC BLACKROCK INC OPPORTUNITY TR INC.	56,260.27	48,190.00
MFC BLACKROCK INCOME TR INC COM	25,594.95	25,284.00
MFC BLACKROCK INTL GROWTH & INCOME TR COM	4,543.76	2,366.37
MFC BLACKROCK LTD DURATION INCOME TR COMSHS	1,548.53	1,341.25
MFC BLACKROCK PFD & EQUITY ADVANTAGE TR	1,107.95	835.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC BLACKROCK PFD INCOME STRATEGIES FD INC COM	10,049.95	3,230.00
MFC BLACKROCK SR HIGH INCOME FD INC COM	47,035.76	20,546.42
MFC BLDRS INDEX FDS TR DEVELOPED MKTS 100 ADR INDEX FD	9,979.50	5,625.75
MFC BOULDER TOTAL RETURN FD INC COM	6,774.00	5,423.00
MFC CALAMOS CONV & HIGH INCOME FD COM SHS	44,836.98	28,510.16
MFC CENTRAL EUROPE AND RUSSIA FD	43,433.80	18,880.45
MFC CENTRAL FD CDA LTD CL A CLOSED-END FUND	699,287.95	830,235.12
MFC CHILE FD INC COM CLOSED END FD	4,858.95	4,910.00
MFC CHINA FD INC	4,230.45	2,216.36
MFC CLAYMORE EXCHANGE TRADED FD TR 2 CLAYMORE/ALPHASHARES CHINA REAL	8,002.51	4,900.50
MFC CLAYMORE EXCHANGE TRADED FD TR 2 CLAYMORE/BNY MELLON FRONTIER MKTS ETF	13,377.70	6,980.50
MFC CLAYMORE EXCHANGE TRADED FD TR 2 CLAYMORE/SWM CANADIAN ENERGY INCOME	3,052.83	1,166.41
MFC CLAYMORE EXCHANGE-TRADED FD TR CLAYMORE/MAC GLOBAL SOLAR ENERGY	4,807.21	4,507.78
MFC CLAYMORE EXCHANGE-TRADED FD TR CLAYMORE/RAYMOND JAMES SB-1 EQUITY	3,429.95	2,112.00
MFC CLAYMORE EXCHANGE-TRADED FD TR BNY BRAZIL RUSSIA INDIA & CHINA	259,799.62	119,904.75
MFC CLAYMORE EXCHANGE-TRADED FD TR ZACKSSECTOR ROTATION PORT	77,934.08	45,994.87
MFC CLAYMORE EXCHANGE-TRADED FD TR ZACKSYIELD HOG PORT	1,253.95	1,275.00
MFC CLAYMORE S&P GLOBAL WTR ETF CLAYMORES&P GLOBAL WATER ETF	54,063.80	32,556.50
MFC COHEN & STEERS DIVID MAJORS FD INC COM	12,555.10	11,348.01
MFC COHEN & STEERS GLOBAL INCOME BLDR INC COM	1,708.95	1,572.00
MFC COHEN & STEERS REIT & PFD INC FD INCCOM	1,761.83	507.54
MFC COHEN & STEERS REIT & UTIL INC FD INC COM	9,745.71	3,520.08
MFC CREDIT SUISSE ASSET MGMT INCOME FD INC COM	56,664.70	40,381.47
MFC CURRENCYSHARES AUSTRALIAN DLR TR AUSTRALIAN DOLLAR SHS	51,196.77	45,372.24
MFC CURRENCYSHARES CDN DLR TR CDN DOLLARSHS	13,930.12	11,948.00
MFC CURRENCYSHARES JAPANESE YEN TR JAPANESE YEN SHS	83,025.99	88,072.00
MFC DIREXION FDS DYNAMIC HY BD INV CL	52,980.00	52,944.59
MFC DIREXION SHS ETF TR ENERGY BEAR 3X SHS	58,588.22	42,952.62
MFC DIREXION SHS ETF TR ENERGY BULL 3X SHS	21,311.09	23,388.00
MFC DIREXION SHS ETF TR FINL BEAR 3X SHS	83,025.34	51,051.00
MFC DIREXION SHS ETF TR FINL BULL 3X SHS	29,816.77	25,470.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC DIREXION SHS ETF TR LARGE CAP BEAR 3X SHS	124,809.68	96,360.00
MFC DIREXION SHS ETF TR LARGE CAP BULL 3X SHS	94,861.33	101,920.97
MFC DIREXION SHS ETF TR SMALL CAP BEAR 3X SHS	169,856.18	139,838.80
MFC DIREXION SHS ETF TR SMALL CAP BULL 3X SHS	114,122.45	125,076.21
MFC DIVIDEND CAP RLTY INCOME ALLOCATION FD COM	6,213.17	2,054.00
MFC DNP SELECT INC FD INC COM	18,639.01	12,300.00
MFC DOW 30SM ENHANCED PREM & INCOME FD INC COM	22,912.63	25,111.07
MFC DREYFUS STRATEGIC MUNS INC COM	16,044.95	11,280.00
MFC DWS DREMAN VALUE INCOME EDGE FD INC COM	44,517.70	25,024.50
MFC DWS HIGH INCOME TR SHS DO NOT USE SEE SEC4-796561	30,355.82	12,679.66
MFC DWS MULTI MKT INCOME TR SHS	22,173.78	12,636.57
MFC DWS RREEF REAL ESTATE FD II INC COM	9,168.90	383.22
MFC EATON VANCE ENHANCED EQTY INC FD II	64,905.90	39,465.47
MFC EATON VANCE ENHANCED EQUITY INCOME FD COM	11,990.79	8,210.71
MFC EATON VANCE RISK-MANAGED DIVERSIFIEDEQUITY INCOME FD COM	3,643.57	3,420.95
MFC EATON VANCE TX-ADVANTAGED GLOBAL DIVID OPPORTUNITIES FD COM	12,139.83	5,321.25
MFC ETF FID NASDAQ COMP INDX TS	11,299.81	12,650.53
MFC EVERGREEN INCOME ADVANTAGE FD COM SHS COM SHS	7,604.95	2,755.00
MFC EVERGREEN MULTI-SECTOR INC FD	5,975.90	3,468.00
MFC FIRST TR / FOUR CORNERS SR FLOATING RATE INCOME FD II COM	42,874.20	17,334.19
MFC FIRST TR EXCHANGE-TRADED FD NASDAQ CLEAN EDGE GREEN ENERGY INDEX	2,490.95	2,258.00
MFC FIRST TR ISE CHINDIA INDEX FD COM	5,518.70	3,642.50
MFC FIRST TR ISE GLOBAL WIND ENERGY INDEX FD COM SHS	13,046.32	5,383.60
MFC FIRST TR MORNINGSTAR DIVID LEADERS INDEX FD SHS	4,236.30	2,638.00
MFC FIRST TR NASDAQ-100 EQUAL WEIGHTED INDEX FD SHS	21,800.72	14,208.96
MFC FIRST TR STRATEGIC HIGH INCOME FD COM SHS	9,462.85	5,316.68
MFC FIRST TR VALUE LINE 100 EXCHANGE TRADED FD COM SHS	27,269.85	15,757.67
MFC FORUM FDS AUXIER FOCUS FD INVS SHS	9,386.81	8,942.42
MFC FRANKLIN TEMPLETON LTD DURATION INCOME TR COM	101.14	67.01
MFC GABELLI CONV & INC SECS FD INC COM	24,127.21	15,232.32
MFC GABELLI DIVID & INC TR COM	54,770.65	34,452.50

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC HANCOCK JOHN INC SECS TR SH BEN INT	19,608.95	19,540.00
MFC HANCOCK JOHN PATRIOT PREM DIVID FD II COM SH BEN INT	1,678.91	1,784.61
MFC HANCOCK JOHN PFD INC FD II COM	14,820.30	14,520.00
MFC HEALTHSHARES INC DIAGNOSTICS INDEX FD	620.00	404.57
MFC HEALTHSHARES INC DRUG DISCOVERY TOOLS	3,337.95	2,402.00
MFC INDIA FD INC COM	230,388.82	106,030.46
MFC ING CLARION GLOBAL REAL ESTATE INC FD	107,513.35	39,545.43
MFC ING GLOBAL EQTY DIVID & PREM OPPTY FD COM	60,008.42	44,908.13
MFC ING INTL HIGH DIVID EQUITY INCOME FDCOM	19,220.90	16,963.33
MFC ING PRIME RATE TR SH BEN INT	15,321.57	7,205.61
MFC ING RISK MANAGED NAT RES FD COM	11,091.42	7,576.00
MFC ING SR INCOME FD CL Q	19,305.49	10,152.30
MFC ISHARES DOW JONES US INDEX FUND	90,025.66	71,871.30
MFC ISHARES IBOXX INVT GRADE GROUP BD FD	180,990.67	194,987.47
MFC ISHARES INC MSCI AUSTRALIA INDEX FD	308,821.41	155,247.36
MFC ISHARES INC MSCI BRAZIL FREE INDEX FD	1,311,061.53	634,420.28
MFC ISHARES INC MSCI CDA INDEX FD	184,480.76	117,942.85
MFC ISHARES INC MSCI EMU INDEX FD	26,743.04	15,161.96
MFC ISHARES INC MSCI GERMANY INDEX FD	33,695.69	20,353.98
MFC ISHARES INC MSCI HONG KONG INDEX FD	114,862.28	64,405.14
MFC ISHARES INC MSCI JAPAN INDEX FD	174,248.93	129,634.45
MFC ISHARES INC MSCI MALAYSIA FREE INDEXFD	88,371.73	56,242.04
MFC ISHARES INC MSCI PAC EX-JAPAN INDEX FD	63,774.72	35,477.59
MFC ISHARES INC MSCI S KOREA INDEX FD	94,681.95	40,467.58
MFC ISHARES INC MSCI SINGAPORE INDEX FD	121,987.92	68,842.62
MFC ISHARES INC MSCI SWEDEN INDEX FD	6,464.81	2,863.04
MFC ISHARES INC MSCI SWITZ INDEX FD	3,910.52	3,244.50
MFC ISHARES INC MSCI TAIWAN INDEX FD	16,408.68	7,779.75
MFC ISHARES INC MSCI UK INDEX FD	14,152.29	7,693.00
MFC ISHARES S&P GSCI COMMODITY-IND	23,822.00	10,013.50
MFC ISHARES TR BARCLAYS INTER CR BD FD LEHMAN INTER CR BD FD	16,013.83	16,174.99

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC ISHARES TR BARCLAYS TIPS BD FD	1,975,346.30	1,896,655.93
MFC ISHARES TR COHEN & STEERS REALTY MAJORS INDEX FD CLOSE END	137,901.78	67,100.01
MFC ISHARES TR DOW JONES EPAC SELECT DIVIDEND INDEX FD	6,536.18	3,100.42
MFC ISHARES TR DOW JONES SELECT DIVID INDEX FD	505,521.63	365,452.75
MFC ISHARES TR DOW JONES TRANSN AVERAGE INDEX FD	25,600.83	20,363.34
MFC ISHARES TR DOW JONES U S BASIC MATERIALS SECTOR	123,101.40	62,193.07
MFC ISHARES TR DOW JONES U S CONSUMER GOODS SECTOR	5,010.18	4,756.10
MFC ISHARES TR DOW JONES U S ENERGY SECTOR INDEX FD	47,441.00	34,265.73
MFC ISHARES TR DOW JONES U S FINL SECTORINDEX FD	48,045.28	24,210.20
MFC ISHARES TR DOW JONES U S HEALTHCARE SECTOR	109,939.38	89,932.68
MFC ISHARES TR DOW JONES U S REAL ESTATEINDEX FD	38,470.41	21,731.60
MFC ISHARES TR DOW JONES U S TECHNOLOGY SECTOR	10,285.40	5,863.65
MFC ISHARES TR DOW JONES U S UTILS SECTOR INDEX FD	8,971.48	8,668.75
MFC ISHARES TR DOW JONES US BROKER-DEALERS INDEX	12,684.63	4,982.50
MFC ISHARES TR DOW JONES US HOME CONSTN INDEX FD	29,184.73	22,784.52
MFC ISHARES TR DOW JONES US OIL & GAS EXPL &	19,933.05	13,081.50
MFC ISHARES TR DOW JONES US OIL EQUIP & SVCS INDEX FD	49,750.04	22,913.28
MFC ISHARES TR FTSE DEVELOPED SMALL CAP EX- NORTH	7,485.17	3,919.26
MFC ISHARES TR FTSE XINHUA HK CHINA 25 INDEX FD	854,431.28	544,306.54
MFC ISHARES TR IBOXX $ HIGH YIELD CORP BD FD	13,934.63	15,367.02
MFC ISHARES TR LARGE GROWTH INDEX FD	52,622.94	33,298.11
MFC ISHARES TR MORNINGSTAR LARGE VALUE INDEX FD	50,407.74	34,425.54
MFC ISHARES TR MORNINGSTAR SMALL GROWTH INDEX FD	26,773.83	16,651.16
MFC ISHARES TR MORNINGSTAR SMALL VALUE INDEX FD	27,697.78	18,056.71
MFC ISHARES TR MSCI EAFE GROWTH INDEX FD	350,383.29	242,352.94
MFC ISHARES TR MSCI EAFE INDEX FD	1,377,333.22	921,133.48
MFC ISHARES TR MSCI EAFE SMALL CAP INDEXFD	33,046.15	27,766.80
MFC ISHARES TR MSCI EAFE VALUE INDEX FD	565,410.65	358,757.65
MFC ISHARES TR MSCI EMERGING MKTS INDEX FD	787,326.69	465,240.04
MFC ISHARES TR RUSSELL 1000 GROWTH INDEXFD	890,722.59	609,942.49
MFC ISHARES TR RUSSELL 1000 VALUE INDEX FD	1,177,511.80	796,597.19

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC ISHARES TR RUSSELL 2000 GROWTH INDEXFD	1,050,808.02	710,739.05
MFC ISHARES TR RUSSELL 2000 GROWTH INDEXFD	223,013.37	185,232.12
MFC ISHARES TR RUSSELL 2000 INDEX FD	303,456.71	232,113.03
MFC ISHARES TR RUSSELL 2000 VALUE INDEX FD	1,009,023.22	739,569.95
MFC ISHARES TR RUSSELL 3000 INDEX FD	28,204.31	22,782.40
MFC ISHARES TR RUSSELL MICROCAP INDEX FD	29,520.42	17,517.50
MFC ISHARES TR RUSSELL MIDCAP GROWTH INDEX FD	137,323.91	93,933.43
MFC ISHARES TR RUSSELL MIDCAP INDEX FD	50,960.81	33,777.09
MFC ISHARES TR RUSSELL MIDCAP VALUE INDEX FD	198,099.57	121,310.08
MFC ISHARES TR S & P	22,453.80	20,532.00
MFC ISHARES TR S&P 100 INDEX FD	9,930.58	7,733.36
MFC ISHARES TR S&P 1500 INDEX FD	6,901.00	6,070.50
MFC ISHARES TR S&P 500 GROWTH INDEX FD	111,223.08	80,019.88
MFC ISHARES TR S&P 500 INDEX FD S&P 500 INDEX FD COM STK ISIN# US4642872000	463,277.05	343,366.48
MFC ISHARES TR S&P 500 VALUE INDEX FD	126,226.28	82,663.99
MFC ISHARES TR S&P EUROPE 350 S&P EURO PLUS INDEX FD	43,006.06	25,070.32
MFC ISHARES TR S&P GLOBAL ENERGY SECTOR INDEX FD	58,599.37	44,738.39
MFC ISHARES TR S&P GLOBAL FINLS SECTOR INDEX FD	21,708.87	8,795.00
MFC ISHARES TR S&P GLOBAL INFO TECH SECTOR	21,047.97	15,160.79
MFC ISHARES TR S&P GLOBAL INFRASTRUCTUREINDEX FD	17,935.26	11,964.00
MFC ISHARES TR S&P GLOBAL MATERIALS INDEX FD	45,839.43	24,706.29
MFC ISHARES TR S&P GLOBAL TIMBER & FORESTRY INDEX FD	9,823.15	5,878.00
MFC ISHARES TR S&P GLOBAL UTILITIES INDEX FD	17,048.35	12,668.40
MFC ISHARES TR S&P LATIN AMER 40 INDEX FD	486,113.90	230,769.00
MFC ISHARES TR S&P MIDCAP 400 GROWTH INDEX FD GROWTH INDEX FD	230,055.80	152,859.68
MFC ISHARES TR S&P MIDCAP 400 INDEX FD	181,573.28	124,439.37
MFC ISHARES TR S&P MIDCAP 400 VALUE INDEX FD	155,522.97	111,719.70
MFC ISHARES TR S&P NATL MUN BD FD	31,385.26	31,205.99
MFC ISHARES TR S&P SMALLCAP 600 GROWTH INDEX FD	162,348.04	141,170.67
MFC ISHARES TR S&P SMALLCAP 600 INDEX FD	128,094.76	92,952.58
MFC ISHARES TR S&P SMALLCAP 600/BARRA VALUE INDEX FD	172,268.23	129,387.79

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC ISHARES TR S&P U S PFD STK INDEX FD	51,908.13	54,038.50
MFC KAYNE ANDERSON ENERGY TOTAL RETURN FD INC COM	10,205.95	4,600.00
MFC KOREA EQTY FD INC	25,629.70	12,966.68
MFC LATIN AMER DISCOVERY FD INC CLOSED END	14,438.90	4,355.00
MFC MACQUARIE / 1ST TR GLOBAL INFRASTRUCTU COM	13,951.76	13,017.87
MFC MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FD INC COM	24,977.71	17,773.75
MFC MACROSHARES 100 OIL UP TR UNIT	137.00	67.05
MFC MARKET VECTORS ETF TR AGRIBUSINESS ETF	138,896.91	84,914.65
MFC MARKET VECTORS ETF TR COAL ETF	52,634.83	20,101.50
MFC MARKET VECTORS ETF TR GLOBAL ALTERNATIVE ENERGY ETF	110,456.14	70,750.50
MFC MARKET VECTORS ETF TR GOLD MINERS ETF FD	1,795,578.00	1,386,093.58
MFC MARKET VECTORS ETF TR NUCLEAR ENERGYETF	20,335.40	16,286.76
MFC MARKET VECTORS ETF TR RUSSIA ETF	30,012.23	18,063.82
MFC MARKET VECTORS ETF TR STEEL ETF	46,335.17	18,140.82
MFC MFS MULTIMARKET INCOME TR SH BEN INT	57,311.35	48,890.17
MFC MID-CAP GROWTH INDEX VIPER SHS	56,344.23	30,272.70
MFC MIDCAP SPDR TR UNIT SER 1 STANDARD &POORS	297,160.78	208,877.09
MFC MORGAN STANLEY CHINA A SH FD INC COM	6,716.45	3,169.75
MFC MORGAN STANLEY EASTN EUROPE FD INC	7,524.35	1,666.00
MFC MORGAN STANLEY MKT VECTORS BASED PERFORMANCE OF DOUBLE	12,770.48	11,607.50
MFC NEUBERGER BERMAN INCOME OPPORTUNITY FD INC COM SHS	9,278.95	10,500.00
MFC NEW GERMANY FD INC COM	490.25	258.81
MFC NFJ DIVID INT & PREM STRATEGY FD COMSHS	18,085.13	18,874.69
MFC NICHOLAS-APPLEGATE CONV & INC FD	18,742.62	5,894.67
MFC NICHOLAS-APPLEGATE GLOBAL EQUITY & CONV INCOME FD COM	7,868.95	10,300.00
MFC NICHOLAS-APPLEGATE INTL & PREM STRATEGY FD COM	8,497.94	11,010.00
MFC NUVEEN CAL QUAL INC MUN FD INC COM	8,421.70	5,474.22
MFC NUVEEN DIVERSIFIED DIVID & INCOME FDCOM	10,793.77	5,380.79
MFC NUVEEN DIVID ADVANTAGE MUN FD	101.71	69.82
MFC NUVEEN EQUITY PREM & GROWTH FD COM	11,880.75	10,770.00
MFC NUVEEN EQUITY PREM INCOME FD	27,696.95	32,220.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC NUVEEN FLOATING RATE INCOME OPPORTUNITY FD COM SHS	28,729.23	14,561.23
MFC NUVEEN GLOBAL GOVT ENHANCED INCOME FD COM	15,432.93	15,704.16
MFC NUVEEN INSD DIVID ADVANTAGE MUN FD COM	48.25	38.39
MFC NUVEEN MULTI-CURRENCY SHORT- TERM GOVT INCOME FD COM	2,191.36	1,889.89
MFC NUVEEN MULTI-STATEY INC & GROWTH FD II	37,878.20	16,264.22
MFC NUVEEN MULTI-STRATEGY INC & GROWTH FD	53,460.64	21,393.80
MFC NUVEEN QUAL PFD INC FD	4,687.13	1,696.72
MFC NUVEEN QUAL PFD INC FD 2	8,832.04	3,280.33
MFC NUVEEN QUALITY INCOME MUN FD INC COM	2,555.44	2,318.60
MFC OIL SVC HOLDRS TR OIL SVC HOLDRS DEPOSITARY RCPT	98,495.51	95,875.00
MFC PARNASSUS INCOME TR FIXED INCOME FD	22,236.25	22,475.88
MFC PCM FD INC	33,015.52	14,825.63
MFC PENN WEST ENERGY TR TR UNIT	480,612.35	308,124.08
MFC PETRO & RES CORP CAP CLOSED END FD	9,925.80	8,734.50
MFC PIMCO CORP INC FD COM	2,984.75	3,450.00
MFC PIMCO CORPORATE OPPORTUNITY FD COM	5,615.59	4,184.00
MFC PIMCO FLOATING RATE INCOME FD COM	44,048.44	20,981.86
MFC PIMCO FLOATING RATE STRATEGY FD COM	1,033.85	6.15
MFC PIMCO HIGH INCOME FD COM SHS	55,173.61	38,964.21
MFC PIMCO MUN INCOME FD II COM	201.74	96.25
MFC PIMCO STRATEGIC GLOBAL GOVT FD INC COM	120,038.02	96,570.23
MFC PIONEER FLOATING RATE TR COM CORP PFD	7,472.99	2,875.21
MFC POWERSHARES DB G10 CURRENCY HARVEST FD COM UNIT BEN INT	14,930.85	10,738.68
MFC POWERSHARES DB MULTI-SECTOR COMM TR PWR SH DB PRECIOUS METAL FDCOM	188,999.74	192,051.64
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR POWER SH DB OIL FD COM UNIT	6,464.13	2,893.52
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR PWR SH DB ENERGY FD COM UIT	24,134.67	9,865.58
MFC POWERSHARES DB U S DLR INDEX TR POWERSHARES DB US$ INDEX BEARISH	140,535.06	141,022.94
MFC POWERSHARES DB U S DLR INDEX TR POWERSHARES DB US$ INDEX BULLISH	13,068.01	12,872.77
MFC POWERSHARES EXCHANGE-TRADED FD TR	257,645.54	124,149.12
MFC POWERSHARES EXCHANGE-TRADED FD TR AEROSPACE & DEFENSE PORT	12,868.03	8,461.49
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC AGGRESSIVE GROWTH PORT	5,017.95	3,376.00

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC BUYBACK ACHIEVERS PORT	15,972.38	10,253.55
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC CLEANTECH PORTFOLIO	10,038.95	10,702.60
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC ENERGY EXPL & PRODTN PORTFOLIO	43,017.01	26,526.37
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC LARGE CAP GROWTH PORT	143,830.94	90,814.40
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC MARKET PORT	10,817.45	6,666.26
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC MID CAP VALUE PORT	10,911.18	6,786.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC OIL SVC PORTFOLIO	7,108.36	3,345.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC PHARMACEUTICALS PORTFOLIO	3,769.26	3,250.68
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC RETAIL PORTFOLIO	10,581.15	8,247.95
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC SMALL CAP VALUE PORT	1,639.26	1,123.79
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC SOFTWARE PORTFOLIO	28,140.87	19,565.70
MFC POWERSHARES EXCHANGE-TRADED FD TR FINL PFD PORTFOLIO	21,715.73	17,134.00
MFC POWERSHARES EXCHANGE-TRADED FD TR FTSE RAFI US 1000 PORT	121,235.25	79,088.80
MFC POWERSHARES EXCHANGE-TRADED FD TR FTSE RAFI US 1500 SMALL-MID PORTFOLIO	40,263.55	42,168.90
MFC POWERSHARES EXCHANGE-TRADED FD TR HIGH YIELD EQUITY DIVID ACHIEVERS	10.40	10.75
MFC POWERSHARES EXCHANGE-TRADED FD TR INTL DIVID ACHIEVERS PORTFOLIO	30,474.01	20,545.41
MFC POWERSHARES EXCHANGE-TRADED FD TR LUX NANOTECH PORTFOLIO	5,308.40	2,283.00
MFC POWERSHARES EXCHANGE-TRADED FD TR VALUE LINE PORT	11,348.28	7,000.00
MFC POWERSHARES EXCHANGE-TRADED FD TR WATER RES PORT	117,858.36	80,903.82
MFC POWERSHARES EXCHANGE-TRADED FD TR WILDER HILL CLEAN ENERGY PORTFOLIO	263,567.58	111,607.14
MFC POWERSHARES EXCHANGE-TRADED FD TR WILDERHILL PROGRESSIVE ENERGY PORTFOLIO	3,487.91	2,297.76
MFC POWERSHARES EXCHANGE-TRADED FD TR ZACKS MICRO CAP PORTFOLIO	10,227.73	5,298.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC BIOTECHNOLOGY & GENOME PORTFOLIO	25,935.21	19,208.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IIGLOBAL WIND ENERGY PORTFOLIO	8,013.70	5,849.95
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR AGGREGATE PFD PORTFOLIO	19,348.95	12,430.00
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI DEV MARKETS EX U.S PORT	182,862.95	113,253.70
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI EMERGING MARKETS PORT	206,319.91	148,798.43
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI INTL REAL ESTATE PRTFLO	15,970.15	15,706.50
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR GLOBAL CLEAN ENERGY PORT	45,163.39	19,607.50
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR I-30 LADDERED TREASURY PORTFOLIO	5,999.38	6,842.16
MFC POWERSHARES INDIA EXCHANGE TRADED FDTR POWER SHS INDIA PORT	1,912.31	1,238.20

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC POWERSHARES QQQ TR UNIT SER 1	1,220,856.78	904,870.82
MFC PROSHARES TR II PROSHARES ULTRA EURO	25,010.74	23,857.33
MFC PROSHARES TR II PROSHARES ULTRA YEN	11,809.20	11,035.64
MFC PROSHARES TR PROSHARES SHORT RUSSELL2000	2,079.88	1,320.20
MFC PROSHARES TR PROSHARES SHORT DOW30	57,488.40	49,218.90
MFC PROSHARES TR PROSHARES SHORT FINLS	14,642.43	11,967.65
MFC PROSHARES TR PROSHARES SHORT QQQ	31,499.45	26,699.77
MFC PROSHARES TR PROSHARES SHORT S&P500	13,886.25	11,163.10
MFC PROSHARES TR PROSHARES ULTRA MIDCAP400	123,552.50	48,134.20
MFC PROSHARES TR PROSHARES ULTRA RUSSELL1000 GROWTH	256,651.75	75,402.08
MFC PROSHARES TR PROSHARES ULTRA RUSSELL1000 VALUE	1,820.95	1,843.40
MFC PROSHARES TR PROSHARES ULTRA RUSSELL2000	254,555.44	242,805.02
MFC PROSHARES TR PROSHARES ULTRA RUSSELL2000 VALUE	31.63	15.25
MFC PROSHARES TR PROSHARES ULTRA SEMICONDUCTORS	38,574.68	14,206.00
MFC PROSHARES TR PROSHARES ULTRA SMALLCAP600	314,353.54	124,300.00
MFC PROSHARES TR PROSHARES ULTRA TECHNOLOGY	223,373.31	138,137.50
MFC PROSHARES TR PROSHARES ULTRA BASIC MATERIALS	113,368.78	117,157.80
MFC PROSHARES TR PROSHARES ULTRA DOW30	264,097.22	266,675.88
MFC PROSHARES TR PROSHARES ULTRA FINLS	773,061.22	715,325.61
MFC PROSHARES TR PROSHARES ULTRA HEALTH CARE	57,749.40	56,466.50
MFC PROSHARES TR PROSHARES ULTRA INDLS	6,370.42	6,681.00
MFC PROSHARES TR PROSHARES ULTRA OIL & GAS	327,848.72	349,713.45
MFC PROSHARES TR PROSHARES ULTRA QQQ	310,391.11	291,890.95
MFC PROSHARES TR PROSHARES ULTRA REAL ESTATE	59,659.86	66,240.00
MFC PROSHARES TR PROSHARES ULTRA RUSSELLMIDCAP GROWTH	16,535.35	9,882.06
MFC PROSHARES TR PROSHARES ULTRA S&P500	34,366,123.19	30,132,794.18
MFC PROSHARES TR PROSHARES ULTRA UTILS	3,151.95	3,350.60
MFC PROSHARES TR PROSHARES ULTRASHORT 20+ YR TREAS	193,686.06	153,749.75
MFC PROSHARES TR PROSHARES ULTRASHORT 7-10 YR TREAS	52,258.95	52,660.00
MFC PROSHARES TR PROSHARES ULTRASHORT CONSUMER SERVICES	77,710.01	49,596.30
MFC PROSHARES TR PROSHARES ULTRASHORT DOW30	355,428.62	258,480.56

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC PROSHARES TR PROSHARES ULTRASHORT FINL	195,827.24	172,541.75
MFC PROSHARES TR PROSHARES ULTRASHORT FTSE/XINHUA CHINA 25	148,926.98	80,774.75
MFC PROSHARES TR PROSHARES ULTRASHORT INDUSTRIALS	6,112.45	2,705.00
MFC PROSHARES TR PROSHARES ULTRASHORT MSCI EAFE	15,856.50	11,055.99
MFC PROSHARES TR PROSHARES ULTRASHORT QQQ	339,564.70	280,884.18
MFC PROSHARES TR PROSHARES ULTRASHORT REAL ESTATE	584,929.01	313,849.67
MFC PROSHARES TR PROSHARES ULTRASHORT S&P 500	836,647.01	697,127.38
MFC PROSHARES TR PROSHARES ULTRASHORT SMALLCAP600	23,616.70	9,817.60
MFC PROSHARES TR ULTRASHORT RUSSELL 2000 PROSHARES	181,888.80	99,538.00
MFC PROSHARES ULTRASHORT OIL & GAS	41,450.36	32,453.44
MFC PUTNAM MUN OPPORTUNITIES TR SH BEN INT	351.41	256.19
MFC PUTNAM PREMIER INC TR	4,874.95	2,902.50
MFC ROYCE FOCUS TR INC	25,923.02	13,999.64
MFC ROYCE OTC MICRO CAP TR INC	10,175.35	6,359.36
MFC RYDEX ETF TR INVERSE S&P 500 2X STRATEGY ETF	102,553.11	87,381.25
MFC RYDEX ETF TR RUSSELL 2000 2X STRATEGY ETF	45,184.04	46,748.40
MFC RYDEX ETF TR RUSSELL TOP 50 ETF FD	39,005.42	28,548.00
MFC RYDEX ETF TR RYDEX S&P MIDCAP 400 PURE VALUE ETF	3,684.43	1,808.00
MFC RYDEX ETF TR S&P 500 2X STRATEGY ETF	53,789.45	35,521.20
MFC RYDEX ETF TR S&P 500 EQUAL WEIGHTED INDEX FD	127,070.75	76,934.47
MFC S & P 500 COVERED CALL FD INC COM	28,862.17	24,220.12
MFC SECTOR SPDR TR SHS BEN INT-HLTH CARE	11,519,088.62	9,718,272.02
MFC SELECT SECTOR SPDR TR CONSUMER STAPLES	21,297.47	20,771.77
MFC SELECT SECTOR SPDR TR ENERGY	292,712.15	242,478.66
MFC SELECT SECTOR SPDR TR FINANCIAL	345,297.95	251,435.08
MFC SELECT SECTOR SPDR TR SHS BEN INT-MATERIALS	9,269.72	7,731.60
MFC SELECT SECTOR SPDR TR TECHNOLOGY	192,292.37	138,415.44
MFC SELECT SECTOR SPDR TR UTILS	67,633.11	54,197.12
MFC SPDR INDEX SHS FDS DJ EURO STOXX 50 ETF	13,310.84	7,558.48
MFC SPDR INDEX SHS FDS DJ WILSHIRE INTL REAL ESTATE ETF	400,808.96	222,979.94
MFC SPDR INDEX SHS FDS MSCI ACWI EX-US ETF	4,316.17	2,379.85

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC SPDR INDEX SHS FDS RUSSELL / NOMURA SMALL CAP JAPAN ETF	18,535.81	12,783.82
MFC SPDR INDEX SHS FDS S&P BRIC 40 ETF	30,353.45	13,826.55
MFC SPDR INDEX SHS FDS S&P CHINA ETF	53,067.00	29,645.30
MFC SPDR INDEX SHS FDS S&P EMERGING EUROPE ETF	6,001.56	2,434.00
MFC SPDR INDEX SHS FDS S&P EMERGING MIDDLE EAT & AFRICA	35,208.00	23,509.20
MFC SPDR INDEX SHS FDS S&P EMERGING MKTSSM CAP ETF	19,681.90	12,455.00
MFC SPDR INDEX SHS FDS S&P INTL DIVIDENDETF	7,294.10	3,495.40
MFC SPDR INDEX SHS FDS S&P INTL SMALL CAP ETF	55,287.90	30,722.34
MFC SPDR INDEX SHS FDS S&P WORLD EX-US ETF	1,937.79	2,007.32
MFC SPDR S&P METALS & MINING ETF	57,350.02	32,174.43
MFC SPDR SER TR BARCLAYS CAP 1-3 T BILL ETF	49,818.55	49,453.20
MFC SPDR SER TR BARCLAYS CAP INTER TERM TREAS ETF	17,713.38	18,075.66
MFC SPDR SER TR BARCLAYS CAP INTL TREAS BD ETF	56,123.72	56,284.09
MFC SPDR SER TR BARCLAYS CAP TIPS ETF	48,668.50	47,310.00
MFC SPDR SER TR DB INTL GOVT INFLATION- PROTECTED	128,647.65	120,125.00
MFC SPDR SER TR DJ GLOBAL TITANS ETF	21,680.61	14,472.88
MFC SPDR SER TR DJ WILSHIRE SMALL CAP ETF	97,579.17	64,035.52
MFC SPDR SER TR DJ WILSHIRE TOTAL MKT ETF	30,402.96	22,608.19
MFC SPDR SER TR MORGAN STANLEY TECHNOLOGY ETF	54,332.95	27,136.00
MFC SPDR SER TR S&P BIOTECH ETF	25,039.51	23,056.60
MFC SPDR SER TR S&P DIVID ETF	4,052.13	3,269.59
MFC SPDR SER TR S&P HOMEBUILDERS ETF	60,659.93	38,030.21
MFC SPDR SER TR S&P OIL & GAS EQUIP & SVCS ETF	62,979.94	28,043.50
MFC SPDR SER TR S&P OIL & GAS EXPL & PRODTN ETF	11,117.04	7,410.00
MFC SPDR TR UNIT SER 1 STANDARD & POORS UNIT SER 1	1,924,220.86	1,908,811.89
MFC SWEDISH EXPT CR CORP ELEMENTS LKD ROGERS INTL	50,220.59	48,670.00
MFC SWEDISH EXPT CR CORP ELEMENTS LKD TOROGERS INTL	36,718.73	24,651.00
MFC TDAX FDS INC TDAX INDEPENDENCE 2030 EXCHANGE	2,548.29	1,809.00
MFC TEMPLETON DRAGON FD INC COM	24,151.33	21,867.52
MFC TEMPLETON EMERGING MKTS INC FD DE	54,963.00	36,413.92
MFC TEMPLETON GLOBAL INCOME FD	116,615.82	107,224.62

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC TEMPLETON RUSSIA & E EUROPEAN FD	115,846.60	13,260.17
MFC TURKISH INVT FD INC COM	5,516.40	3,292.20
MFC UNIT	196,847.64	144,071.06
MFC UNITED STATES OIL FUND LPUNITS	947,549.86	843,023.90
MFC UTILITIES HOLDRS TR DEPOSITARY RCPT	10,953.95	9,551.00
MFC VAN KAMPEN MUN TR COM	4,789.31	3,548.00
MFC VAN KAMPEN SR INC TR	403,334.13	150,707.32
MFC VANGUARD BD INDEX FD INC VANGUARD INTERMEDIATE TERM BD ETF	133,112.34	138,507.18
MFC VANGUARD BD INDEX FD INC VANGUARD LONG TERM BD ETF	17,961.26	19,505.61
MFC VANGUARD BD INDEX FD INC VANGUARD SHORT TERM BD ETF	37,409.51	38,526.42
MFC VANGUARD BD INDEX FD INC VANGUARD TOTAL BD MARKET ETF	731,643.88	757,520.36
MFC VANGUARD CNSMR STAPLES EFT	282,515.71	239,105.50
MFC VANGUARD ENERGY ETF	184,825.09	146,392.88
MFC VANGUARD EUROPEAN ETF	321,719.75	174,997.21
MFC VANGUARD EXTD MKT ETF	33,172.09	21,060.77
MFC VANGUARD FINANCIALS ETF	45,442.93	24,412.43
MFC VANGUARD FTSE ALL WORLD EX US ETF	243,009.77	152,022.52
MFC VANGUARD GROWTH ETF	92,507.67	71,277.94
MFC VANGUARD HLTH CARE ETF	89,262.46	70,433.57
MFC VANGUARD INFORMATION TECH ETF	121,468.62	76,356.61
MFC VANGUARD INTL EQUITY INDEX FDS TOTALWORLD STK INDEX FD ETF SHS	14,057.10	13,521.80
MFC VANGUARD LARGE-CAP ETF	243,212.08	177,343.71
MFC VANGUARD MATERIALS ETF	10,757.04	6,038.20
MFC VANGUARD MID-CAP ETF	351,979.34	213,176.49
MFC VANGUARD MID-CAP VALUE ETF	21,161.95	13,092.00
MFC VANGUARD PAC ETF	263,537.56	180,642.95
MFC VANGUARD REIT ETF	1,162,915.83	765,258.31
MFC VANGUARD SMALL-CAP ETF	622,522.40	423,080.62
MFC VANGUARD SMALL-CAP GROWTH ETF	69,874.69	42,688.56
MFC VANGUARD SMALL-CAP VALUE ETF	536,382.53	332,157.93
MFC VANGUARD SPECIALIZED PORTFOLIOS VANGUARD DIVIDEND APPRECIATION ETF	35,690.12	28,896.14

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFC VANGUARD TAX-MANAGED INTL FD EUROPE PACIFIC ETF	449,223.30	272,510.92
MFC VANGUARD TOTAL STK	2,839,336.15	1,972,536.31
MFC VANGUARD UTILS ETF	50,742.39	38,683.72
MFC VANGUARD VALUE ETF	572,452.34	381,277.55
MFC VANGUARD WHITEHALL FDS HIGH DIVIDENDYIELD ETF SHS	77,668.37	66,625.41
MFC VANGUARD WORLD FD VANGUARD MEGA CAP 300 ETF	9,694.07	10,151.39
MFC WESTERN ASSET EMERGING MKTS DEBT FD INC COM	11,208.37	12,590.00
MFC WESTERN ASSET EMERGING MKTS FLOATINGRATE FD INC COM	26,617.72	14,891.86
MFC WESTERN ASSET GLOBAL HIGH INCOME FD INC COM	44,460.29	30,214.51
MFC WESTERN ASSET GLOBAL PARTNERS INCOMEFD INC COM	61,555.10	33,715.00
MFC WESTERN ASSET MANAGED HIGH INCOME FDINC	24,566.44	21,300.00
MFC WESTERN ASSET VAR RATE STRATEGIC FD INC COM	875.40	973.25
MFC WISDOMTREE TR	44,124.75	39,252.40
MFC WISDOMTREE TR DEFA FD	28,308.17	15,440.00
MFC WISDOMTREE TR DREYFUS BRAZILIAN REALFD	2,430.08	2,001.00
MFC WISDOMTREE TR DREYFUS CHINESE YUAN FD	11,502,544.83	11,293,729.63
MFC WISDOMTREE TR EMERGING MKTS SMALLCAPDIVID FD	7,971.62	3,839.74
MFC WISDOMTREE TR EUROPE SMALLCAP DIVID FD	6,590.62	3,012.63
MFC WISDOMTREE TR INDIA EARNINGS FD	23,480.63	12,437.15
MFC WISDOMTREE TR INTL BASIC MATERIALS SECTOR FD	6,332.37	3,189.49
MFC WISDOMTREE TR INTL ENERGY SECTOR FD	28,622.79	16,543.38
MFC WISDOMTREE TR INTL MIDCAP DIVID FD	69,067.39	39,071.50
MFC WISDOMTREE TR INTL REAL ESTATE SECTOR FD	33,346.11	18,012.05
MFC WISDOMTREE TR INTL SMALLCAP DIVID FD	353,256.56	203,029.24
MFC WISDOMTREE TR INTL UTILITIES SECTOR FD	7,740.86	6,223.71
MFC WISDOMTREE TR LARGECAP DIVID FD	93,654.02	58,451.58
MFC WISDOMTREE TR MIDCAP DIVID FD	53,368.78	32,636.01
MFC WISDOMTREE TR PACIFIC EX-JAPAN EQUITY INCOME FD	7,995.36	3,964.28
MFC WISDOMTREE TR PACIFIC EX-JAPAN TOTALDIVID FD	45,568.83	22,715.44
MFC WISDOMTREE TR SMALLCAP DIVID FD	39,648.02	24,260.02
MFC WORLD FDS INC NEW THIRD MILLENNIUM RUSSIA FD CL A	12,955.59	3,561.07

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO 1ST EAGLE FDS INC FORMERLY 1ST EAGL	161,916.62	109,531.63
MFO 1ST EAGLE FUNDS OVERSEAS FD CL A	834,928.27	729,163.44
MFO 1ST EAGLE SOGEN FDS INC GLOBAL FD CL	261,573.07	199,528.93
MFO 1ST EAGLE SOGEN FDS INC GOLD FD	179,065.26	162,614.49
MFO 1ST EAGLE SOGEN FDS INC U S VALUE FD CL A	13,463.89	11,552.89
MFO 3RD AVE TR SMALL-CAP VALUE FD	446,260.13	288,107.21
MFO ABERDEEN FDS EQUITY LONG SHORT FD CLA	133,904.00	127,705.56
MFO ABERDEEN FDS GLOBAL FINL SVC FD CL A	71,468.86	42,879.28
MFO ABERDEEN FDS INTL EQUITY FD CL A	31,661.15	18,410.18
MFO ABERDEEN FDS NATURAL RES FD CL A	79,377.98	38,248.23
MFO ABERDEEN FDS NATURAL RES FD INSTL SVC CL	47,762.40	21,848.14
MFO ABERDEEN FDS SMALL CAP FD CL A	15,663.69	7,234.85
MFO ACCESS ONE TR FLEX BEAR HIGH YIELD FD INVESTOR	2,431.91	2,323.58
MFO ADVISORONE FDS AMERIGO FD CL N	508,585.90	376,810.63
MFO ADVISORONE FDS CLERMONT FD CL N	34,531.31	33,871.56
MFO ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	96,994.18	43,393.46
MFO ADVISORS INNER CIRCLE FD ANALYTIC DEFENSIVE EQTY INSTL CL	16,622.07	11,362.19
MFO ADVISORS INNER CIRCLE FD CAMBIAR CONQUISTADOR FD INV CL	49,000.00	34,002.33
MFO ADVISORS INNER CIRCLE FD CAMBIAR OPPORTUNITY INV CL	140,314.14	83,655.71
MFO ADVISORS INNER CIRCLE FD EDGEWOOD GROWTH FD RETAIL CL	7,800.00	4,948.11
MFO ADVISORS INNER CIRCLE FD FMA SMALL CO INVESTOR CL	10,948.92	6,676.66
MFO ADVISORS SER TR AI FRANK FD	659,050.94	417,479.16
MFO ADVISORS SER TR CHASE GROWTH FD MFO CHASE GROWTH FUND	51,927.20	36,914.30
MFO AEGIS VALUE FD INC COM	10,528.02	3,948.72
MFO AIG SER TR SUNAMERICA ALTERNATIVE	23,088,980.64	23,401,374.58
MFO AIM CONSTELLATION FD OPEN END FD	45,745.57	44,622.24
MFO AIM EQTY FD INC CHARTER FD RETAIL CLDBTFL	8,114.77	8,862.27
MFO AIM EQUITY FDS CAP DEVELOPMENT FD CLA SHS	44,149.35	22,326.45
MFO AIM INTL GROWTH FD CL A	59,397.19	60,412.78
MFO AIM INVT FDS CHINA FD CL A	336,982.70	190,413.36
MFO AIM INVT FDS GLOBAL HEALTH CARE FD INV CL	19,052.47	12,132.44

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO AIM INVT SECS FDS FORMERLY AIM PRIMERA DYNAMICS FD INV CL	1,522.99	979.69
MFO AIM SECTOR FDS ENERGY FD CL A	13,360.01	6,945.79
MFO AIM SECTOR FDS TECHNOLOGY FD INV CL	10,962.20	3,385.81
MFO ALGER CHINA U S GROWTH FD ALGER CHINA US GROWTH FD CL A	15,224.97	7,699.88
MFO ALGER FDS II ALGER SPECTRA FD CL A	14,403.39	11,677.72
MFO ALGER INSTL FD CAP APPREC INSTL PORTFOLIO CL I	22,745.16	14,476.35
MFO ALGER INSTL FD MIDCAP GROWTH INSTL PORTFOLIO CL I	13,050.87	5,954.83
MFO ALGER SMIDCAP GROWTH CL A	12,082.17	7,455.85
MFO ALLEGIANT FDS LARGE CAP VALUE FD CL I	18,840.41	10,092.43
MFO ALLEGIANT FDS MID CAP VALUE FD CL A	29,372.55	15,861.22
MFO ALLIANCE BERNSTEIN GROWTH & INC FD CL A	24,218.36	16,216.45
MFO ALLIANCE INTERNATIONAL GROWTH FUND CL A	21,893.43	11,607.67
MFO ALLIANCEBERNSTEIN INTL VALUE FD CL A	44,833.57	26,395.85
MFO ALLIANCEBERNSTEIN SMALL/MID CAP VALUE FD CL A	26,253.65	15,512.54
MFO ALLIANCEBERNSTEIN VALUE FD CL A	15,647.38	7,772.47
MFO ALLIANZ FDS NACM FLEX-CAP VALUE FD CL D	6,041.38	2,485.77
MFO ALLIANZ FDS NFJ DIVID VALUE FD CL D	379,186.61	231,344.43
MFO ALLIANZ FDS NFJ INTL VALUE FD CL D	181,515.02	109,022.47
MFO ALLIANZ FDS NFJ LARGE CAP VALUE FD CL D	116,532.69	63,002.42
MFO ALLIANZ FDS NFJ SMALL-CAP VALUE FD CL D	15,800.04	15,675.21
MFO ALLIANZ FDS RCM GLOBAL SMALL-CAP FD CL D	96,522.51	46,940.44
MFO ALLIANZ FDS RCM TECHNOLOGY FD CL D	4,044.33	2,806.51
MFO ALLIANZ FDS RCM WELLNESS FD CL D	24,333.81	20,230.23
MFO ALPINE EQUITY TR INTL REAL ESTATE EQUITY FD CL Y	602,656.49	166,574.79
MFO ALPINE EQUITY TR RLTY INCOME & GROWTH FD CL Y	105,076.04	49,060.22
MFO ALPINE EQUITY TR U S REAL ESTATE EQUITY FD CL Y	15,042.20	4,739.77
MFO ALPINE SER TR DYNAMIC DIVIDEND FD	94,090.78	38,428.01
MFO ALPINE SER TR DYNAMIC INNOVATORS FD	52,000.00	24,507.34
MFO AMANA MUT FDS TR GROWTH FD	1,201,438.82	912,630.57
MFO AMANA MUT FDS TR INCOME FD	948,232.66	755,194.47
MFO AMCAP FD INC CL A	54,119.55	31,540.10

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO AMCAP FD INC CL R-5	184.06	120.17
MFO AMER AADVANTAGE FDS INTL EQTY FD PLANAHEAD CL	69,253.94	42,196.74
MFO AMER CENTURY QUANTITATIVE EQTY FDS EQTY GROWTH FD INV CL	550,163.12	352,808.84
MFO AMER CENTY CAP PORTFOLIOS INC REAL ESTATE FD	133,278.51	80,245.06
MFO AMER CENTY CAP PORTFOLIOS INC VALUE FD INV	28,309.43	17,468.03
MFO AMER CENTY GLOBAL GOLD EQUITIES I	281,350.11	261,294.75
MFO AMER CENTY GOVT INC TR BENHAM ADJ RATE GOVT SECS FD	30,501.80	30,676.17
MFO AMER CENTY MUT FDS INC 20TH CENTY GROWTH FD INV	50,177.60	34,916.55
MFO AMER CENTY MUT FDS INC 20TH CENTY VISTA FD INV	35,024.33	18,739.55
MFO AMER CENTY QUANTITATIVE EQTY FDS UTILS FD INV CL	25,371.66	18,673.45
MFO AMER CENTY WORLD MUT FDS INC 20TH CENTY INTL DISCOVERY FD INV	10,342.79	4,885.71
MFO AMERICAN BALANCED FD INC CL F-1	8,590.18	6,196.08
MFO AMERICAN BALANCED FD INC CL R-5	58,674.61	41,346.52
MFO AMERICAN CENTY CAP PORTFOLIOS INC EQUITY INCOME FD INV	651,856.24	486,449.42
MFO AMERICAN CENTY CAP PORTFOLIOS INC MID CAP VALUE FD INV CL	11,096.59	6,896.95
MFO AMERICAN CENTY GOVT INCOME TR INFLATION-ADJ BD FD INVS CL	762,472.96	739,173.97
MFO AMERICAN CENTY MUT FDS INC CAPITAL VALUE FD INV SHS	34,232.98	22,393.92
MFO AMERICAN CENTY MUT FDS INC HERITAGE FD INSTL	21,425.61	11,944.58
MFO AMERICAN CENTY MUT FDS INC HERITAGE FD INV	365,300.78	212,475.64
MFO AMERICAN CENTY MUT FDS INC VEEDOT FDINV CL	1,500.00	948.28
MFO AMERICAN CENTY QUANTITATIVE EQUITY FDS LONG-SHORT MKT NEUTRAL FD INVS CL	16,438.26	16,301.27
MFO AMERICAN CENTY QUANTITATIVE EQUITY FDS SMALL CO FD INV CL	4,134.51	2,321.07
MFO AMERICAN CENTY TARGET MATS TR TARGET2010 FD INVS CL	14,464.97	14,663.12
MFO AMERICAN CENTY TARGET MATS TR TARGET2020 FD INVS CL	17,121.42	21,330.34
MFO AMERICAN CENTY TARGET MATS TR TARGET2025 FD INVS CL	37,351.10	39,638.23
MFO AMERICAN CENTY WORLD MUT FDS INC EMERGING MKTS FD INV	115,365.17	47,279.13
MFO AMERICAN CENTY WORLD MUT FDS INC INTL OPPTYS FD INVS CL	20,585.23	9,508.07
MFO AMERICAN CENTY WORLD MUT FDS INC INTL STK FD INVESTOR CLASS	4,618.42	3,447.77
MFO AMERICAN CENTY WORLD MUT FDS INC LIFE SCIENCES FD INV CL	2,564.67	2,295.45
MFO AMERICAN CENTY WORLD MUT FDS INC TECHNOLOGY FD INV CL TECH FD INV CL	15,400.40	9,253.33
MFO AMERICAN FDS INCOME SER U S GOVT SECS FD CL R-5	39,237.26	42,063.72

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO AMERICAN HIGH INCOME TR CL R-5	134,309.18	87,599.64
MFO AMERISTOCK MUT FD INC COM	43,228.16	28,427.78
MFO AMERN AADVANTAGE FDS GROWTH & INC FDPLANAHEAD CL	558,763.99	359,819.03
MFO AMERN AADVANTAGE FDS LARGE CAP VALUEFD INSTL CL	74,928.06	48,818.18
MFO AMERN BEACON FDS SMALL CAP VALUE SMALL CAP VALUE FD	22,611.35	14,103.89
MFO AMERN CAP WORLD GROWTH & INC FD CL F	437,944.81	283,295.63
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT AGGRESSIVE INV CL	4,991.74	3,769.40
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT VERY AGGRESSIV INV CL	6,443.72	4,221.97
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2025 PORTFOLIO INV CL	1,666.22	1,330.31
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2035 PORTFOLIO INV CL	3,014.87	2,127.70
MFO AMERN CENTY GOVT INC TR BENHAM	11,355.68	11,731.05
MFO AMERN CENTY INTL BD FDS INTL BD FD INVS CL	178,123.92	173,611.74
MFO AMERN CENTY STATEGIC AST ALLOCATIONSINC STRATEGIC ALLOCATION AGGRESSVE INV	46,667.16	29,327.28
MFO AMERN CENTY ULTRA INV FD	119,565.49	75,138.11
MFO AMERN CENTY WORLD MUT FDS INC 20TH CENTY INTL GROWTH FD INV	60,998.43	38,329.59
MFO AMERN HI INC TR CL F	131,700.97	90,223.93
MFO AMERN INVT CO OF AMER CL F	6,065.35	3,766.21
MFO AMERN WA MUT INVESTORS CL F	100,127.75	65,894.98
MFO AMIDEX FDS INC AMIDEX35 ISR MUT FD	12,705.28	8,031.61
MFO ARIEL FUND	159,273.30	76,868.74
MFO ARIEL GROWTH APPRECIATION FD	128,712.25	65,868.12
MFO ARTIO GLOBAL INVESTMENTCLASS -A INTLEQTY FD II EFFECTIVE FROM 10/13/08	118,373.29	75,289.40
MFO ARTIO GLOBAL INVESTMENTCLASS-I INTL EQTY FD EFFECTIVE FROM 10/13/08	11,243.86	6,474.68
MFO ARTIO INTL EQTY FUN INTL EQTY FD CL A	1,573,673.06	1,106,894.20
MFO ARTISAN FDS INC ARTISAN OPPORTUNISTIC VALUE FD INV SHS	82,399.02	49,832.62
MFO ARTISAN FDS INC GLOBAL VALUE FD INV SHS	11,957.01	11,484.20
MFO ARTISAN FDS INC INTERNATIONAL VALUE FD INV SHS	99,475.48	71,148.53
MFO ARTISAN FDS INC INTL FD INV SHS	966,011.12	519,817.90
MFO ARTISAN FDS INC INTL SMALL CAP FD INVESTOR SHS	65,135.67	42,979.65
MFO ARTISAN FDS INC MID CAP FD INV SHS	116,746.22	69,282.22
MFO ARTISAN FDS INC MID CAP VALUE FD INVSHS	143,239.26	99,878.34

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO ARTISAN FDS INC SMALL CAP VALUE FD	27,776.03	23,804.88
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y MONTAG & CALDWELL GROWTH FD CL N	126,046.89	82,742.17
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y OPTIMUM MID CAP FD CL N	49,961.33	28,582.05
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y RIVER RD DYNAMIC EQTY INC FDCL N	4,013.61	2,437.85
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y RIVER RD SMALL CAP VALUE FD CL N	1,579.29	1,058.19
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y TAMRO SMALL CAP FD CL N	40,173.42	25,572.29
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y VEREDUS AGGRESSIVE GROWTH FD CL N	7,385.34	3,216.63
MFO ASTON FDS FORTIS GLOBAL REAL ESTATE FD CL N	3,000.00	1,503.14
MFO BAIRD FDS INC AGGREGATE BD FD INV CLSHS	6,445.98	6,214.13
MFO BARCLAYS LIFEPATH 2030	12,339.82	8,015.72
MFO BARON AST FD SH BEN INT	96,461.72	64,083.48
MFO BARON AST FD SMALL CAP FD	586,320.06	375,613.85
MFO BARON AST GROWTH FD	893,115.76	572,637.19
MFO BARON INVT FDS TR IOPPORTUNITY FD #580	3,888.01	2,858.28
MFO BARON PARTNERS FD	1,665,571.99	937,485.59
MFO BASIC MATLS ULTRASECTOR PROFUN INV CL	67,367.68	20,672.93
MFO BD FD AMER INC COM STK OPEN END FD	111,911.00	91,141.35
MFO BERWYN FD INC	14,184.60	11,038.86
MFO BERWYN FDS INCOME FD	14,000.00	13,815.92
MFO BIOTECHNOLOGY ULTRASECTOR PROFUND	151,504.86	115,770.54
MFO BJURMAN FDS MICRO-CAP FD CL D	23,644.46	7,725.36
MFO BLACKROCK EQUITY DIVID FD CL A	25,338.46	17,088.73
MFO BLACKROCK FDS ALL-CAP GLOBAL RES PORTFOLIO INV A	7,229.58	3,170.06
MFO BLACKROCK FDS HLTHSC OP A	116,839.18	98,415.39
MFO BLACKROCK FDS II FOR ADDL ISSUES SEE09 LOW DURATION PORTFOLIO SVC CL	21,836.76	19,878.45
MFO BLACKROCK FDS II U S OPPORTUNITIES PORTFOLIO CL A	20,752.60	14,533.42
MFO BLACKROCK FDS INTL OPPORTUNITIES PORTFOLIO SVC SHS	48,834.98	31,370.11
MFO BLACKROCK GLOBAL ALLOCATION FD INC CL A	63,780.59	49,117.86
MFO BLAIR WILLIAM FDS EMERGING MKTS GROWTH FD CL N	372,372.11	153,322.29
MFO BLAIR WILLIAM FDS INTL EQUITY FD CL N	71,850.83	40,297.99
MFO BLAIR WILLIAM FDS INTL GROWTH FD CL I	42,441.08	19,694.13

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO BLAIR WILLIAM FDS SMALL CAP GROWTH FD CL N	208,723.91	100,817.96
MFO BOND FD AMER INC CL F-1	58,546.51	48,317.92
MFO BOND FD AMER INC CL R-5	293,495.65	242,991.19
MFO BRANDYWINE BLUE FD INC ADVISORS MIDCAP GROWTH FD	43,554.45	25,913.74
MFO BRANDYWINE BLUE FD INC COM	1,498,354.14	1,246,743.86
MFO BRANDYWINE FD INC COM OPEN END FD	104,666.92	60,929.46
MFO BRIDGEWAY FD INC AGGRESSIVE INVESTORS 1 FD	27,025.55	13,566.39
MFO BRIDGEWAY FD INC AGGRESSIVE INVS II	158,036.18	82,782.63
MFO BRIDGEWAY FDS INC FORMERLY BRIDGEWAYFD SMALL-CAP VALUE FD CL N	114,811.97	70,948.32
MFO BRIDGEWAY FDS INC LARGE-CAP VALUE FDCL R	8,975.23	7,408.36
MFO BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	51,156.18	29,315.27
MFO BRIDGEWAY FDS INC ULTRA SMALL COMPANY MARKET FUND	140,382.90	78,591.28
MFO BRIDGEWAY LARGE-CAP GROWTH FD	20,266.40	18,743.28
MFO BROWN CAP MGMT SMALL CO FD	336,630.62	273,990.24
MFO BRYCE CAP FDS VALUE FD	10,407.61	6,440.65
MFO BSTN CO S/C TX SEN (SDCEX US)	14,077.94	8,271.79
MFO BUFFALO BALANCED FD INC COM	60,880.86	46,725.81
MFO BUFFALO FDS MID CAP FD	10,328.96	6,634.60
MFO BUFFALO FDS SCIENCE & TECHNOLOGY FD	96,370.63	62,105.16
MFO BUFFALO SMALL CAP FD INC COM	407,434.12	307,406.19
MFO BUFFALO USA GLOBAL FD INC COM	82,730.23	57,440.90
MFO BURNHAM FINL SERVICES FD CL A	17,300.27	11,830.62
MFO CALAMOS GROWTH & INC FD CL A	120,277.35	83,784.99
MFO CALAMOS INVT TR NEW GROWTH FD CL A #606	637,745.83	340,627.38
MFO CALAMOS INVT TR NEW MARKET NEUTRAL FD FORMERLY STRATEGIC	193,409.70	170,724.41
MFO CALAMOS INVT TR NEW VALUE FD CL A	40.02	27.27
MFO CALVERT FD INCOME PORTFOLIO CL A	94,961.52	78,584.96
MFO CALVERT IMPACT FD INC GLOBAL ALTERNATIVE ENERGY FD CL A	5,000.00	2,512.32
MFO CAP INC BLDR FD SH BEN INT OPEN END FD	94,660.11	63,195.70
MFO CAP WORLD GROWTH & INC FD INC OPEN END FD	100,489.35	58,729.66
MFO CAPITAL INCOME BLDR FD CL F-1 AMERICAN CAPITAL INCOME BLDR FD	525,676.40	365,938.02

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO CAPITAL INCOME BLDR FD CL R-5	729,110.12	535,233.78
MFO CAPITAL WORLD BD FD CL F-1	38,600.02	35,647.70
MFO CAPITAL WORLD BD FD CL R-5	119,459.29	114,247.96
MFO CAUSEWAY CAP MGMT TR INTL VALUE FD INV CL	93,236.59	52,755.60
MFO CAUSEWAY EMERGING MKTS FD INV CLASS	24,899.42	9,973.34
MFO CENTURY CAP MGMT TR SMALL CAP SELECTFD INV SHS	25,636.76	14,659.60
MFO CGM FOCUS FD	31,703,849.74	19,750,708.38
MFO CL A	842.79	852.42
MFO CL A	191,718.10	131,481.81
MFO CL A SHS	23,684.26	13,845.51
MFO CL A SHS	11,503.07	7,121.99
MFO CL R-5 AMERN CAP WORLD GROWTH & INCOME FD	131,116.31	85,146.38
MFO CLIPPER FD INC COM OPEN END FD	191,484.03	92,847.87
MFO COHEN & STEERS ASIA PAC RLTY SHS INCCL A	11,577.03	5,366.70
MFO COHEN & STEERS INSTL GLOBAL RLTY SHSINC COM	62,095.88	33,961.06
MFO COHEN & STEERS INTL RLTY FD INC CL A	27,669.15	14,244.56
MFO COHEN & STEERS INTL RLTY FD INC CL I	28,342.18	13,738.24
MFO COHEN & STEERS RLTY FOCUS FD INC CL A	5,306.19	2,983.57
MFO COHEN & STEERS RLTY INC FD INC NEW FO CL A	12,050.77	5,203.54
MFO COHEN & STEERS UTIL FD INC CL A SHS	13,050.32	7,667.60
MFO COLUMBIA ACORN INTL FD-Z	131,092.33	75,312.67
MFO COLUMBIA ACORN TR FD CL Z FUND CL Z	334,000.30	224,703.28
MFO COLUMBIA ACORN TR SELECT CL Z	3,000.00	3,313.19
MFO COLUMBIA ACORN TR USA CL Z	3,692.53	2,607.26
MFO COLUMBIA FDS SER TR I EMERGING MKTS FD CL Z	529,954.35	251,839.65
MFO COLUMBIA FDS SER TR I ENERGY & NAT RES FD CL Z	461,985.75	251,004.53
MFO COLUMBIA FDS SER TR I FORMERLY COLUMBIA STRATEGIC INC FD CL Z	25,912.09	22,868.97
MFO COLUMBIA FDS SER TR I SELECT LARGE CAP GROWTH FD CL Z	237,663.14	169,376.56
MFO COLUMBIA FDS SER TR I SELECT SMALL CAP FD CL Z	82,842.14	49,613.27
MFO COLUMBIA FDS SER TR I TECHNOLOGY FD CL Z	209,168.28	113,529.81
MFO COLUMBIA FDS SER TR I VALUE & RESTRUCTURING FD CL Z	2,811,897.06	1,671,453.99

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO COLUMBIA FDS SER TR MARSICO 21ST CENTURY FD CL Z	327,976.68	200,065.43
MFO COLUMBIA FDS SER TR MARSICO GROWTH FD CL Z	212,814.85	145,450.69
MFO COLUMBIA FDS SER TR MARSICO INTL OPPORTUNITIES FD CL Z	61,499.24	33,729.23
MFO COLUMBIA FDS SER TR MID CAP VALUE FDCL Z	333,249.78	195,580.68
MFO CONSTELLATION FDS CIP SHORT DURATIONFXD INC FD	1,250.88	1,207.75
MFO CONSTELLATION FDS CIP ULTRA SHORT DURATION FXD INC FD	102,313.46	98,301.36
MFO CONSTELLATION FDS CLOVER CORE VALUE FD CL I	20,976.65	13,944.76
MFO CONSTELLATION FDS CLOVER SMALL CAP VALUE FD CL I	8,639.49	3,905.35
MFO CONSTELLATION FDS SANDS CAP SELECT GROWTH FD CL II	10,250.92	5,959.34
MFO CONSTELLATION FDS TIP HEALTHCARE & BIOTECHNOLOGY FD CL II	2,964.62	2,190.65
MFO COVENTRY GROUP 1ST SOURCE MONOGRAM INCOME EQUITY FD	297,937.48	221,075.73
MFO CRM MID CAP VALUE INV SH	317,654.29	209,347.03
MFO CSI EQTY FD	5,916.13	4,636.95
MFO CULLEN FDS TR HIGH DIVIDEND EQUITY FD	6,408.42	4,906.48
MFO CULLEN FDS TR INTL HIGH DIVIDEND FD RETAIL CL	38,539.95	21,587.57
MFO CULLEN FDS TR VALUE FD	104,807.99	77,940.48
MFO DAVIS N.Y VENTURE FD INC CL A	864,952.16	552,949.51
MFO DELAFIELD FD INC COM INST CL	48,498.67	28,979.38
MFO DFA EMERGING MARKETS VALUE	108,672.15	52,919.22
MFO DFA GLOBAL BD FD OPEN END FD	115,566.74	119,219.53
MFO DFA INTL SMALL CO PORTFOLIO FD	126,248.58	80,547.96
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS CORE EQUITY PORT	154,463.52	99,733.49
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS PORTFOLIO	63,068.89	47,718.52
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS SMALL CAP PORTFOLIO	115,387.86	62,038.18
MFO DFA INVT DIMENSIONS GROUP INC LWAS/DFA INTL HIGH BOOK TO MKT PORTFOLIO	33,280.87	17,044.83
MFO DFA INVT DIMENSIONS GROUP INC ASIA PACIFIC RIM SMALL CO PORT	52,961.90	23,156.15
MFO DFA INVT DIMENSIONS GROUP INC FIVE YR GOVT PORTFOLIO	43,057.67	45,126.90
MFO DFA INVT DIMENSIONS GROUP INC FXD INCOME PORTFOLIO	17,471.37	17,579.86
MFO DFA INVT DIMENSIONS GROUP INC INTER GOVT BD PORTFOLIO	116,953.80	130,910.77
MFO DFA INVT DIMENSIONS GROUP INC INTL CORE EQUITY PORTFOLIO	480,145.16	299,978.68
MFO DFA INVT DIMENSIONS GROUP INC INTL REAL ESTATE SECS PORT	95,981.57	39,874.77

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO DFA INVT DIMENSIONS GROUP INC INTL SMALL CAP VALUE PORTFOLIO	211,191.88	120,110.96
MFO DFA INVT DIMENSIONS GROUP INC INTL VECTOR EQUITY PORTFOLIO	14,000.00	14,331.95
MFO DFA INVT DIMENSIONS GROUP INC LARGE CAP HI BOOK MKT PORTFOLIO	532,340.93	348,372.87
MFO DFA INVT DIMENSIONS GROUP INC LARGE CAP INTL PORTFOLIO	118,878.66	88,462.42
MFO DFA INVT DIMENSIONS GROUP INC REAL ESTATE SECS PORTFOLIO	301,221.66	165,854.35
MFO DFA INVT DIMENSIONS GROUP INC TWO YRGLOBAL FXD INCOME PORTFOLIO	220,245.73	218,359.52
MFO DFA INVT DIMENSIONS GROUP INC U S CORE EQUITY 1 PORT	32,844.98	21,118.94
MFO DFA INVT DIMENSIONS GROUP INC U S CORE EQUITY 2 PORT	360,011.94	216,123.29
MFO DFA INVT DIMENSIONS GROUP INC U S LARGE CO PORTFOLIO	426,257.17	295,290.89
MFO DFA INVT DIMENSIONS GROUP INC U S MICRO CAP PORTFOLIO	228,580.51	131,051.43
MFO DFA INVT DIMENSIONS GROUP INC U S TARGETED VALUE PORTFOLIO	15,181.59	10,754.27
MFO DFA INVT DIMENSIONS GROUP INC U S VECTOR EQUITY PORT	35,278.25	21,644.18
MFO DFA US SMALL CAP PORTFOLIO	174,275.50	107,202.29
MFO DFA US SMALL CAP VALUE PORTFOLIO	388,347.19	224,449.07
MFO DIAMOND HILL FDS FINL LONG-SHORT FD CL A	10,731.28	4,577.72
MFO DIAMOND HILL FDS LARGE CAP FD CL A	28,331.70	18,751.15
MFO DIAMOND HILL FDS LONG-SHORT FD	117,491.09	92,142.06
MFO DIAMOND HILL FDS SMALL CAP FD	31,220.29	22,504.57
MFO DIMENSIONAL FD ADVISORS INTL VALUE PORTFOLIO	203,417.85	138,835.98
MFO DIMENSIONAL INVT GROUP INC DFA INTL VALUE PORTFOLIO III	22,674.67	12,494.19
MFO DIMENSIONAL INVT GROUP INC LWAS/DFA TWO YR FXD INCOME PORTFOLIO	33,785.69	33,781.29
MFO DIMENSIONAL INVT GROUP INC LWAS/DFA U S HIGH BOOK TO MKT PORTFOLIO	27,282.59	18,417.11
MFO DIMENSIONAL INVT GROUP INC US LARGE CAP VALUE PORTFOLIO III	57,608.33	32,840.18
MFO DIREXION FDS 10 YR NT BEAR 2.5X FD	16,000.00	10,907.01
MFO DIREXION FDS COMMODITY BULL 2X FD	3,138.67	2,335.58
MFO DIREXION FDS DEVELOPED MKTS BEAR 2X FD	60,000.00	58,524.24
MFO DIREXION FDS DOLLAR BULL 2.5X FD INVCL	73,028.62	62,950.93
MFO DIREXION FDS EMERGING MKTS BEAR 2X FD	83,431.23	65,708.06
MFO DIREXION FDS EMERGING MKTS BULL 2X FD	12,783.11	9,082.17
MFO DIREXION FDS LATIN AMERN BULL 2X FD INV CL	24,768.45	30,917.81
MFO DIREXION FDS NASDAQ-100 BEAR 2.5X FDINV CL	131,004.91	127,013.76

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO DIREXION FDS S&P 500 BULL 2.5X FD INV CL	2,000.69	10,083.25
MFO DODGE & COX BALANCED FD COM	883,980.97	612,548.70
MFO DODGE & COX FDS GLOBAL STK FD	15,173.52	12,293.51
MFO DODGE & COX INC FD	2,088,204.25	1,949,821.61
MFO DODGE & COX INTL STK FD	4,374,938.08	2,430,282.20
MFO DODGE & COX STOCK FD OPEN END FD	1,684,775.70	1,030,751.02
MFO DOMINI SOCIAL INVT TR PACASIA SOCIALEQUITY FD INV SH	25,199.32	18,166.48
MFO DREMAN CONTRARIAN FDS CONTRARIAN SMALL CAP VALUE FD RETAIL CL	25,825.28	19,133.91
MFO DREYFUS / LAUREL FDS INC BD MKT INDEX FD INV SHS	161,060.14	161,819.60
MFO DREYFUS APPRECIATION FD INC	25,105.20	17,434.51
MFO DREYFUS GNMA FD INC COM	10,256.23	10,493.68
MFO DREYFUS GREATER CHINA FD CL A	36,000.10	15,401.35
MFO DREYFUS INDEX FDS INTL STK FD	70,272.70	43,283.82
MFO DREYFUS INDEX FDS S&P 500 INDEX FD	22,051.43	15,124.43
MFO DREYFUS INDEX FDS SMALL CAP STK FD	252,454.81	166,285.56
MFO DREYFUS INVT GRADE FDS INC FORMERLY DRE INFLATION ADJ SECS FD INV SHS	4,000.00	4,058.76
MFO DREYFUS MIDCAP INDEX FD	80,216.47	51,549.74
MFO DREYFUS THIRD CENTY FD INC CL Z	374.19	269.52
MFO DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	901,640.17	451,491.60
MFO DRIEHAUS MUT FDS INTERNATIONAL DISCOVERY FD	166,202.87	80,972.15
MFO DRIEHAUS MUT FDS INTL SMALL CAP GROWTH FD	15,706.51	8,042.13
MFO DWS ADVISOR SHORT DURATION PLUS FD CL S	15,129.36	13,265.08
MFO DWS GLOBAL / INTL FD INC EMERGING MKTS FIXED INCOME FD CL S	8,392.59	5,716.99
MFO DWS GLOBAL / INTL FD INC GLOBAL THEMATIC FD CL S	8,534.04	4,038.17
MFO DWS INVESTMENT TRUST CAP GROWTH FD CL S	14,620.00	14,815.62
MFO DWS INVESTMENT TRUST CAP GROWTH FD INSTL CL	68,502.92	48,295.58
MFO DWS INVTS TR RREEF REAL ESTATE SECS FD CL A	4,772.23	1,921.17
MFO DWS VALUE SER INC SMALL CAP VALUE FDCL A	27,787.37	20,550.46
MFO EATON VANCE GROWTH TR WORLDWIDE HLTHSCIENCES FD CL A	2,257.04	1,821.57
MFO EATON VANCE MUT FDS TR FLTG RATE & HIGH INCOME FD ADVISERS	10,937.00	6,759.20
MFO EATON VANCE MUT FDS TR FLTG RATE FD ADVISERS CL	32.57	20.42

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO EATON VANCE MUT FDS TR STRATEGIC INCFD CL A	20,072.07	134,272.07
MFO EATON VANCE SPL INVT TR DIVIDEND BUILDER FD CL A	80,810.43	51,703.07
MFO EATON VANCE SPL INVT TR GREATER INDIA FD CL A	70,423.78	33,217.75
MFO EATON VANCE SPL INVT TR LARGE CAP VALUE FD CL I	28,162.47	21,255.31
MFO EATON VANCE SPL INVT TR LARGE-CAP VALUE FD CL A	1,515.32	1,044.51
MFO EATON VANCE SPL INVT TR SMALL-CAP A	50,000.00	29,353.23
MFO EATON VANCE SPL INVT TR SPL EQUITIESFD CL A	25,000.00	15,325.18
MFO ECLIPSE FDS INC MAINSTAY S&P 500 INDEX FD CL A	31,528.47	26,494.22
MFO EUROPAC GROWTH FD CL F-1	1,375,526.16	919,936.45
MFO EUROPAC GROWTH FD CL R-5	271,898.41	170,297.25
MFO EUROPACIFIC GROWTH FD OPEN END FD	45,132.14	26,181.23
MFO EUROPEAN PORTFOLIO	271,439.39	169,202.74
MFO EVERGREEN ENHANCED S&P 500 CL A	18,742.75	11,299.07
MFO FAIRHOLME FDS INC COM	6,354,137.20	4,882,885.10
MFO FALLING U S DOLLAR PROFUND INV CL	28,503.92	26,421.66
MFO FBR FDS SMALL CAP FINL FD INV CL	117,801.08	101,144.18
MFO FBR FOCUS FD	217,866.61	150,122.50
MFO FEDERATED EQUITY FDS KAUFMAN SMALL CAP FD CL A	10,352.96	6,270.01
MFO FEDERATED EQUITY FDS KAUFMANN FD CL A SHS	6,983.42	5,422.15
MFO FEDERATED EQUITY FDS KAUFMANN FD CL K SHS	87,303.50	52,535.27
MFO FEDERATED INCOME SECS TR SHORT-TERM INCOME FD INSTL SHS	2,217.18	2,160.50
MFO FEDERATED INCOME TR SH BEN INT INSTLSH	144,416.33	147,692.50
MFO FEDERATED INDEX TR FEDERATED MID-CAPINDEX FD	25,717.36	15,684.59
MFO FEDERATED PRUDENT BEAR FD CL A SHS	4,299,413.15	4,169,295.61
MFO FEDERATED U S GOVT SECS FD 1-3 YRS SH BEN INT INSTL SHS	10.49	10.73
MFO FEDT ARMS FD SH BEN INT INSTL SHS	1,008.96	1,009.06
MFO FEDT EQTY FDS CAP APPREAC FD CL A	23,025.68	21,794.16
MFO FENIMORE ASSET MGMT TR FAM EQUITY INCOME FD	42,084.45	27,336.90
MFO FENIMORE ASSET MGMT TR FAM VALUE FD	31,965.56	22,372.09
MFO FID ADVISOR HI INC ADVANTAGE I	5,181.33	3,239.48
MFO FID ADVISOR HI INC ADVANTAGE T	8,910.41	4,701.70

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO FID CAP & INC FD SH BEN INT	61,683.57	38,459.85
MFO FID CHINA REGION FD	20,168.74	11,942.43
MFO FID DIVERSIFIED INTL FD OPEN END FD	150,677.27	128,342.25
MFO FID EQTY INC FD SH BEN INT	145,590.66	100,826.39
MFO FID FINL TR CONV SEC FD	84,527.79	45,689.14
MFO FID FXD INC TR INFLATION-PROTECTED BD FD	55,404.28	52,816.39
MFO FID GINNIE MAE FD	50,420.27	51,517.58
MFO FID INDEPENDENCE FD	190,366.24	101,638.86
MFO FID INVT TR EMERGING MKTS FD	76,360.01	33,093.70
MFO FID INVT TR EUROPE CAP APRRECIATION FD	15,627.24	8,128.74
MFO FID MID CAP STK FD	18,257.38	11,527.56
MFO FID SELECT AMER GOLD PORTFOLIO FD OPEN END FD	132,308.20	116,943.65
MFO FID SELECT BIOTECHNOLOGY	192,096.80	179,469.43
MFO FID SELECT MATERIALS	51,270.56	27,417.50
MFO FID SELECT MATERIALS	14,006.74	11,508.65
MFO FID SELECT PORTFOLIOS CHEMS PORTFOLIO	11,607.68	5,976.80
MFO FID SELECT PORTFOLIOS COMPUTERS PORTFOLIO	10,780.00	6,090.56
MFO FID SELECT PORTFOLIOS DEFENSE & AEROSPACE PORTFOLIO	25,876.67	15,022.58
MFO FIDELITY ADVISOR SER I DYNAMIC CAP APPRECIATION FD INSTL CL	5,078.31	3,198.38
MFO FIDELITY ADVISOR SER I LEVERAGED CO STOCK FD INSTL CL	74,210.77	32,903.13
MFO FIDELITY ADVISOR SER VII UTILS FD INSTL CL	26,124.25	17,097.24
MFO FIDELITY ADVISOR SER VIII EMERGING MARKETS FD INSTL CL	41,494.58	16,462.05
MFO FIDELITY BALANCED FD OPEN END FD	65,330.99	45,518.79
MFO FIDELITY COMWLTH TR ADVISOR STRATEGIC REAL RETURN FD INSTL	21,418.61	15,424.46
MFO FIDELITY COMWLTH TR LARGE CAP STK FD	24,757.77	13,148.52
MFO FIDELITY COMWLTH TR STRATEGIC REAL RETURN FD	75,910.01	52,140.92
MFO FIDELITY CONCORD STR TR SPARTAN TOTAL MKT INDEX FD INV CL	88,927.57	58,474.27
MFO FIDELITY CONCORD STR TR SPARTAN INTLINDEX FD INV CL	37,219.72	23,302.57
MFO FIDELITY CONTRAFUND ADVISOR NEW INSIGHTS FD INSTL CL	215,276.44	146,611.76
MFO FIDELITY CONTRAFUND INC OPEN END FD	907,083.38	612,557.17
MFO FIDELITY EQTY INC FD REAL ESTATE INVT PORTFOLIO OPEN END FD	63,500.38	44,208.49

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO FIDELITY GROWTH COMPANY FUND	301,816.09	288,306.59
MFO FIDELITY HASTINGS STR TR FIFTY FD	3,990.52	2,338.21
MFO FIDELITY HASTINGS STR TR GROWTH DISCOVERY FD	108,315.95	71,158.15
MFO FIDELITY HASTINGS STR TR MEGA CAP STOCK FD	118,136.74	87,895.10
MFO FIDELITY INSTL INVS TR FREEDOM 2020 FD	43,318.56	26,222.58
MFO FIDELITY INVT TR ADVISOR CANADA FD CL A	2,502.81	1,331.98
MFO FIDELITY INVT TR CDA FD	315,347.80	197,295.21
MFO FIDELITY INVT TR INTL DISCOVERY FD	334,615.95	200,195.84
MFO FIDELITY INVT TR INTL SMALL CAP	54,845.61	20,063.82
MFO FIDELITY INVT TR NEW MKTS INCOME FD	26,576.66	20,235.52
MFO FIDELITY INVT TR S.E ASIA FD	125,623.99	61,383.68
MFO FIDELITY INVT TR WORLDWIDE FD OPEN END FD	105,990.43	60,653.65
MFO FIDELITY LOW PRICED STOCK FUND	401,080.79	287,473.32
MFO FIDELITY MAGELLAN FD INC OPEN END FD	255,103.81	130,085.10
MFO FIDELITY NEW LATIN AMER FD OPEN END FD	188,051.91	86,687.80
MFO FIDELITY OTC PORTFOLIO OPEN END FD	41,237.79	42,491.41
MFO FIDELITY OVERSEAS FD OPEN END FD	13,961.36	9,564.28
MFO FIDELITY PURITAN FD OPEN END FD	219,060.81	160,355.84
MFO FIDELITY PURITAN TR VALUE DISCOVERY FD	26,277.67	14,732.51
MFO FIDELITY SCH STR TR STRATEGIC INCOMEFD	57,151.89	47,274.34
MFO FIDELITY SECS FD BLUE CHIP GROWTH FD	73,998.37	70,128.15
MFO FIDELITY SECS FD INTL REAL ESTATE FD	23,690.47	11,559.27
MFO FIDELITY SECS FD LEVERAGED CO STOCK FD	118,100.76	55,662.47
MFO FIDELITY SECS FD SMALL CAP GROWTH FD	9,355.65	4,952.10
MFO FIDELITY SELECT PORTFOLIOS AUTOMOTIVE PORTFOLIO	51,481.81	16,020.81
MFO FIDELITY SELECT PORTFOLIOS BOKERAGE & INVT MGMT PORTFOLIO	22,101.32	9,662.99
MFO FIDELITY SELECT PORTFOLIOS ELECTRS PORTFOLIO	5,874.10	3,188.46
MFO FIDELITY SELECT PORTFOLIOS ENERGY PORTFOLIO	116,359.61	65,946.49
MFO FIDELITY SELECT PORTFOLIOS ENERGY SVC PORTFOLIO	6,149.73	2,540.37
MFO FIDELITY SELECT PORTFOLIOS HLTH CARE PORTFOLIO	22,070.27	22,827.03
MFO FIDELITY SELECT PORTFOLIOS MED DELIVER OPEN END FD	89,922.24	52,580.96

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO FIDELITY SELECT PORTFOLIOS MEDICAL EQUIPMENT & SYS PORTFOLIO	181,219.25	136,264.60
MFO FIDELITY SELECT PORTFOLIOS NAT GAS PORTFOLIO	300,701.37	117,280.54
MFO FIDELITY SELECT PORTFOLIOS NATURAL RES PORTFOLIO	26,444.12	12,391.04
MFO FIDELITY SELECT PORTFOLIOS SELECT ITSERVICES	170,683.15	138,468.02
MFO FIDELITY SELECT PORTFOLIOS TECH FD	33,570.72	24,624.30
MFO FIDELITY SELECT PORTFOLIOS TRANSN PORTFOLIO	6,626.45	6,034.52
MFO FIDELITY SPARTAN 500 INDEX FD	40,853.04	27,877.70
MFO FIDELITY UN STR TR EXPORT & MULTINATIONAL FD	47,574.32	28,370.28
MFO FIDELITY VALUE FD OPEN END FD	86,973.23	54,906.39
MFO FIRST AMERN INVT FDS INC REAL ESTATESECS FD CL A	8,512.08	5,236.18
MFO FIRST AMERN INVT FDS INC SMALL CAP SELECT FD CL A	20,151.91	16,658.08
MFO FIRST EAGLE OVERSEAS I SHARE	75,412.40	50,146.16
MFO FLEMING CAP MUT FD GROUP J P MORGAN MID CAP VALUE FD CL A	147,263.20	98,166.15
MFO FMI COM STK FD INC COM	213,529.50	176,635.62
MFO FMI FDS INC	1,760,750.76	1,307,621.41
MFO FORESTER FDS INC VALUE FD	27,203.26	25,722.88
MFO FORUM FDS ABSOLUTE STRATEGIES FD INSTL SHS	51,968.93	44,261.75
MFO FORUM FDS MERK ASIAN CURRENCY FD INVSHS	20,000.00	19,999.99
MFO FORUM FDS MERK HARD CURRENCY FD INVSSHS	215,797.18	197,793.74
MFO FORUM FDS POLARIS GLOBAL VALUE FD	206,650.89	109,691.69
MFO FORWARD FDS ACCESSOR SMALL TO FD MIDCAP ADVISOR	18,877.62	12,454.28
MFO FOUNDERS FDS INC PASSPORT FD	5,042.10	2,846.30
MFO FPA CAP FD INC COM STK OPEN END FD	5,538.72	3,342.30
MFO FPA FDS TR FPA CRESCENT PORTFOLIO INSTL CL SHS	19,158.81	17,251.23
MFO FPA NEW INCOME INC COM	351,792.56	348,600.23
MFO FPA PERENNIAL FD INC COM	19,821.72	12,293.59
MFO FRANKLIN / TEMPLETON GLOBAL TR HARD CURRENCY FD ADVISOR CL	11,905.25	11,924.11
MFO FRANKLIN / TEMPLETON GLOBAL TR HARD CURRENCY FD CL A	60,901.00	57,149.51
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN INCOME FD ADVISOR CL	740,846.02	496,903.89
MFO FRANKLIN HIGH INCOME TR FD ADVISOR CL	7,415.74	5,213.86
MFO FRANKLIN MANAGED TR RISING DIVIDS FDCL A RISING DIVIDEND FUND CL I	42,930.89	33,450.22

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO FRANKLIN MUT SER FD INC FINL SVC FD CL A	11,010.92	5,267.43
MFO FRANKLIN VALUE INVS TR SMALL CAP VALUE FD CL A	25,721.94	16,127.89
MFO FREMONT MUT FDS INC U S MICRO-CAP FD	10,419.56	9,170.43
MFO FRKLN GOLD & PRECIOUS METALS FD F/K/A FRKLN GOLD FD SH BEN INT CL A	14,542.25	8,742.87
MFO FRKLN MICROCAP FD CL 1	7,565.00	4,795.45
MFO FRKLN MUT SHARES-1	105,385.81	63,930.44
MFO FUNDAMENTAL INVS INC CL F-1	155,351.78	110,344.80
MFO FUNDAMENTAL INVS INC CL R-5	9,342.97	5,499.85
MFO FUNDX UPGRADER FDS STK UPGRADER FD	11,752.54	6,669.01
MFO FWD FDS INC INTL SMALL COS FD INV CL	161,566.21	83,537.41
MFO GABELLI AST FD SH BEN INT OPEN END FD	407,976.98	265,623.01
MFO GABELLI EQTY INC FD	318,097.04	220,667.78
MFO GABELLI SMALL CAP GROWTH FD OPEN ENDFD	284,424.52	186,603.78
MFO GABELLI VALUE FD INC COM OPEN END FD	42,367.87	23,510.29
MFO GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	87,963.78	54,241.57
MFO GAMCO GOLD FD INC CL AAA	413,054.86	415,962.99
MFO GAMCO GROWTH FD	11,402.39	6,747.10
MFO GATEWAY TR FD CL A	180,646.51	166,007.25
MFO GNMA PORTFOLIO	1,517,491.04	1,562,875.57
MFO GOLDMAN SACHS TR BRIC FD CL A	2,923.96	1,279.59
MFO GOLDMAN SACHS TR HI YIELD FD CL A SHS	29,695.30	19,844.74
MFO GOLDMAN SACHS TR MID CAP EQUITY FD CL A	90,710.72	52,684.31
MFO GREENSPRING FD OPEN END FD	126,766.17	117,479.36
MFO GROWTH FD AMER INC CAP OPEN END FD	109,143.29	63,619.62
MFO GROWTH FD AMER INC CL F-1	800,908.59	510,094.17
MFO GROWTH FD AMER INC CL R-4	25,202.64	15,806.52
MFO GROWTH FD AMER INC CL R-5	309,432.54	187,384.89
MFO GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	125,498.17	46,813.43
MFO GUINNESS ATKINSON FDS ASIA FOCUS FD	15,026.49	6,932.98
MFO GUINNESS ATKINSON FDS ASIA PACIFIC DIV FD	3,512.87	1,655.21
MFO GUINNESS ATKINSON FDS CHINA & HONG KONG FD	242,831.69	113,487.30

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO GUINNESS ATKINSON FDS GLOBAL ENERGY FD	32,060.87	14,653.98
MFO HANCOCK JOHN INVT TR LARGE CAP EQUITY FD CL A	73,008.35	45,445.47
MFO HARBOR FD BD FD INSTL CL	335,570.50	316,925.60
MFO HARBOR FD CAP APPRECIATION FD INV CL	98,428.06	79,387.28
MFO HARBOR FD INTL FD INV CL	280,883.15	181,732.09
MFO HARBOR FD LARGE CAP VALUE FD INV CL	20,812.16	14,270.90
MFO HARBOR FD MID CAP GROWTH FD INV CL	15,768.12	9,340.30
MFO HARDING LOEVNER FDS INC EMERGING MKTS PORTFOLIO	1,538,417.55	1,013,696.69
MFO HARTFORD MUT FDS INC CAP APPRECIATION II FD CL A	44,268.85	28,098.18
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 CAP APPREC FD CL A	194,116.94	104,731.58
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 GLOBAL HEALTH FD CL A	15,866.96	10,374.68
MFO HARTFORD MUT FDS INC S DIVID & GROWTH FD CL A	16,075.97	9,865.48
MFO HBR FD CAP APPRECIATION FD	83,119.39	70,675.59
MFO HBR FD INTL FD	389,364.00	241,150.29
MFO HEARTLAND GROUP INC SELECT VALUE FD INVESTOR FD	5,316.40	3,462.16
MFO HEARTLAND GROUP INC VALUE PLUS FUND INVESTOR CL	400,119.58	303,552.69
MFO HEARTLAND VALUE FD OPEN END FD	80,950.99	43,162.47
MFO HENDERSON GLOBAL FDS INTL OPPORTUNITIES FD CL A SHS	28,626.10	15,575.22
MFO HENNESSY FDS TR CORNERSTONE GROWTH FD SER II	21,061.36	7,641.37
MFO HENNESSY MUT FDS INC CORNERSTONE GROWTH FD	339,777.40	148,615.64
MFO HENNESSY MUT FDS INC FOCUS 30 FD	114,455.00	79,921.53
MFO HIGHLAND FLOATING RATE FD CL Z	13,568.28	7,799.88
MFO HOOVER SMALL CAP EQUITY	324,447.39	183,116.98
MFO HOTCHKIS & WILEY FDS CORE VALUE FD CL A	40,610.48	19,342.25
MFO HUSSMAN INVT TR STRATEGIC GROWTH FD	684,867.14	570,619.32
MFO HUSSMAN INVT TR STRATEGIC TOTAL RETURN FD	199,586.62	194,664.25
MFO ICAP FDS INC EQTY PORTFOLIO	41,241.24	23,697.99
MFO ICAP FDS INC MAINSTAY INTL FD CL I	213,023.68	129,234.65
MFO ICAP FDS INC MAINSTAY SELECT EQUITY FD CL I	310,347.63	191,532.24
MFO ICON FDS ASIA-PACIFIC REGION FD	16,229.16	8,485.45
MFO ICON FDS ENERGY FD	417,592.14	246,010.90

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO ICON FDS EQUITY INCOME FD CL I	19,421.21	14,044.72
MFO ICON FDS HEALTHCARE FD	27,263.78	18,113.89
MFO ICON FDS LONG/SHORT FD CL I	33,819.80	21,558.35
MFO ICON FDS MATERIALS FD	85,631.46	41,549.39
MFO INCOME FD AMER INC CL A	57,981.29	38,787.66
MFO INCOME FD AMER INC CL F-1	25,860.45	17,026.99
MFO INCOME FD AMER INC CL R-5	265,140.74	202,907.24
MFO ING INTL SMALL CAP FD CL Q	23,821.50	11,670.28
MFO ING MUT FDS FOR FUTURE ISSUES SEE 44980Q RUSSIA FD CL A	474.32	150.38
MFO ING MUT FDS GLOBAL REAL ESTATE FD CL	48,232.66	26,772.78
MFO ING MUT FDS GLOBAL REAL ESTATE FD CLI	27,720.70	28,458.95
MFO ING MUT FDS VALUE CHOICE FD CL A	22,645.62	14,254.35
MFO ING SER FD INC INDEX PLUS MID CAP FDCL A	19,128.12	9,743.26
MFO ING SER FD INC INDEX PLUS SMALL CAP FD CL A	12,133.89	6,163.01
MFO INST’L S & P 500 INDEX FD	83,673.41	50,176.34
MFO INTER TERM U S TREAS PORTFOLIO	212,479.04	216,819.84
MFO INTERACTIVE INVTS TECH VALUE FD	31,364.41	10,421.34
MFO INTER-TERM INVT GRADE FD INV SHS	83,844.71	74,447.76
MFO INTREPID CAP MGMT FDS TR SH BEN INT	12,240.29	11,853.68
MFO INTREPID CAP MGMT FDS TR SMALL CAP FD	14,343.69	13,482.39
MFO INTRINSIC WORLD EQUITY FUND CL A	40,595.95	18,952.91
MFO INVESCO ENERGY FDINV CL	3,942.37	3,462.67
MFO INVESTMENT CO AMER CL R-5	59,908.89	38,779.33
MFO IVY FD CL-A INTL GROWTH FD	29,277.25	21,378.80
MFO IVY FDS DIVID OPPORTUNITIES FD CL A	105,683.56	69,803.93
MFO IVY FDS EUROPEAN OPPORTUNITIES FD CLA	76,164.67	35,407.38
MFO IVY FDS GLOBAL NAT RES FD CL A	209,149.07	78,215.34
MFO IVY FDS GLOBAL NAT RES FD CL Y	63,021.96	22,558.94
MFO IVY FDS INC ASSET STRATEGY FD CL A	661,587.25	511,498.13
MFO IVY FDS INC ASSET STRATEGY FD CL I	10,879.59	7,440.71
MFO IVY FDS INC CAPITAL APPRECIATION FD CL A	163,356.79	92,228.61

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO IVY FDS PAC OPPORTUNITIES FD CL A	71,206.62	38,366.79
MFO JACOB INTERNET FD INC SHS	10,409.31	5,317.82
MFO JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FD CL A	55,034.11	54,484.85
MFO JAMES ADVANTAGE FDS SMALL CAP FD CL A	30,829.32	19,117.53
MFO JANUS 20 FD OPEN END FD	118,156.93	114,516.59
MFO JANUS ADVISER SER ADVISER CONTRARIANFD CL I SHS	11,571.45	6,135.75
MFO JANUS ADVISER SER LONG/SHORT FD CL I	20,242.62	15,054.10
MFO JANUS CONTRARIAN FD	1,782,541.59	967,474.03
MFO JANUS FD INC CAP OPEN END FD	54,011.85	36,292.22
MFO JANUS FLEXIBLE BD	20,257.61	20,370.14
MFO JANUS FUNDAMENTAL EQTY RETAIL	413,637.34	236,165.61
MFO JANUS GROWTH & INC FD	617,522.58	369,183.54
MFO JANUS INVT FD BALANCED FD	166,145.72	142,095.43
MFO JANUS INVT FD ENTERPRISE FD	124,302.70	75,419.52
MFO JANUS INVT FD GLOBAL LIFE SCIENCES FD	200,229.15	157,148.74
MFO JANUS INVT FD GLOBAL OPPORTUNITIES FD	3,954.83	2,637.52
MFO JANUS INVT FD GLOBAL RESH FD	164,585.25	96,235.07
MFO JANUS INVT FD GLOBAL TECH FD	69,114.70	40,596.04
MFO JANUS INVT FD HIGH-YIELD	71,063.30	51,658.63
MFO JANUS INVT FD INTECH RISK-MANAGED STK FD	17,513.07	11,285.36
MFO JANUS INVT FD ORION FD	649,523.66	361,664.03
MFO JANUS INVT FD OVERSEAS FD	2,654,838.73	1,373,414.99
MFO JANUS INVT FD PERKINS MID CAP VALUE FD INV SHS	2,361,188.12	1,741,091.11
MFO JANUS INVT FD SMART PORT GROWTH	72,823.82	50,387.19
MFO JANUS INVT FD TRITON FD	70,150.22	47,718.24
MFO JANUS INVT FD WORLDWIDE FD	122,866.25	67,751.49
MFO JANUS RESEARCH FUND	450,606.54	276,509.31
MFO JAPAN FD INC CL S COM	36,177.11	30,120.10
MFO JENNISON MID CAP GROWTH FD INC FORMERLY CL A	21,930.02	16,141.14
MFO JENNISON NAT RES FD INC CL A	17,430.41	8,286.39
MFO JENNISON SECTOR FDS INC UTIL FD CL A	9,526.26	4,484.74

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO JENNISON SMALL CO FD INC CL A	24,245.32	15,566.75
MFO JENSEN PORTFOLIO INC CL J SHS	617,252.24	494,554.48
MFO JENSEN PORTFOLIO INC CL R SHS	29,172.34	23,408.77
MFO JOHN HANCOCK CLASSIC VALUE-A	118,408.22	51,497.29
MFO JPMORGAN TR I BD FD SELECT CL	130,254.18	93,899.53
MFO JPMORGAN TR I DISCIPLINED EQUITY FD SELECT CL	4,286.53	2,621.66
MFO JPMORGAN TR I EMERGING MKTS DEBT FD SELECT CL	63,778.80	40,172.69
MFO JPMORGAN TR I HIGHBRIDGE STATISTICALMKT NEUTRAL	104.73	105.52
MFO JPMORGAN TR I INTREPID EUROPEAN FD CL A	126,024.47	64,821.84
MFO JPMORGAN TR I RUSSIA FD CL A	1,900.00	416.48
MFO JULIUS BAER INVT FDS GLOBAL HIGH INCOME FD CL A	77,122.45	53,922.89
MFO KEELEY FDS INC MID CAP VALUE FD CL A	58,064.00	33,996.27
MFO KEELEY FDS INC SMALL CAP VALUE FD CLA SHS	301,719.98	185,941.37
MFO KENSINGTON STRATEGIC RLTY FD CL A	32,117.33	9,326.92
MFO KINETICS MUT FDS INC SMALL CAP OPPORTUNITIES FD	55,574.94	25,918.68
MFO KINETICS NEW PARADIGM FD	1,062,611.13	651,845.74
MFO LAUDUS TR ROSENBERG INTL DISCOVERY FD INVS SHS	117,846.68	71,858.02
MFO LAUDUS TR ROSENBERG INTL EQUITY FD INS SHS	23,445.42	13,274.02
MFO LAUDUS TR ROSENBERG INTL EQUITY FD SELECT	70,431.08	39,806.95
MFO LAUDUS TR ROSENBERG INTL SMALL	45,331.10	22,188.50
MFO LAUDUS TR ROSENBERG INTL SMALL CAP FUND	377,260.87	188,125.48
MFO LAUDUS TR ROSENBERG LONG/SHORT EQUITY FD INV	6,059.29	6,046.75
MFO LAUDUS TR ROSENBERG U S DISCOVERY FDINV SHS	37,504.42	21,755.39
MFO LAUDUS TR ROSENBERG U S LARGE	69,618.14	43,251.14
MFO LAZARD FDS INC EMERGING MKTS PORTFOLIO OPEN SHS	1,147,895.16	581,473.82
MFO LAZARD FDS INC INTL SMALL CAPITALIZATION PORT OPEN SHS	55,933.26	18,524.79
MFO LAZARD FDS INC MID CAP PORTFOLIO OPEN SHS	22,738.22	11,135.37
MFO LEGG MASON GROWTH TR INC FORMERLY LEGG FINL INTERMEDIARY CL	5,561.90	2,801.16
MFO LEGG MASON OPPORTUNITY TR FINANCIAL INTERMEDIARY CL	5,974.04	1,819.39
MFO LEND LEASE FDS U S REAL ESTATE SECS FD CL K	13,577.73	5,374.54
MFO LEUTHOLD CORE INVT FD	165,831.82	126,500.08

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO LEUTHOLD FDS INC ASSET ALLOCATIO FD	167,930.16	120,549.77
MFO LEUTHOLD FDS INC SELECT INDS FD	103,226.32	68,097.27
MFO LKCM SMALL CAP EQTY PORTFOLIO	21,643.17	11,790.25
MFO LONGLEAF PARTNERS FDS TR INTL FD	107,428.14	70,475.53
MFO LONGLEAF PARTNERS FDS TR SH BEN INT	656,815.82	330,730.44
MFO LONGLEAF PARTNERS FDS TR SMALL CAP FD	153,452.48	77,788.98
MFO LOOMIS SAYLES FDS II	431,170.14	316,336.48
MFO LOOMIS SAYLES FDS II FORMERLY LOOMISSA INVT GRADE BD FD CL Y	158,254.38	133,272.45
MFO LOOMIS SAYLES FDS II VALUE FD CL A	51,044.01	40,641.28
MFO LOOMIS SAYLES FDS MID CAP GROWTH FD RETAIL CL	21,973.46	13,894.74
MFO LOOMIS SAYLES FDS SMALL CAP GROWTH FD RETAIL CL	9,880.92	6,466.90
MFO LOOMIS SAYLES INVT TR	1,065,914.13	826,491.14
MFO LOOMIS SAYLES INVT TR FORMERLY LOOMIS SAYLES INVT TR TO 07/01/2003	4,884,421.92	3,611,407.30
MFO LOOMIS SAYLES INVT TR GLOBAL BD FD RETAIL CL	333,877.34	293,859.57
MFO LOOMIS SAYLES INVT TR SMALL CAP VALUE FD RETAIL CL	79,940.19	52,142.42
MFO LORD ABBETT SECS TR ALL VALUE FD CL A	31,773.62	25,810.00
MFO MADISON MOSAIC EQUITY TR INVS FD	10,248.70	5,890.00
MFO MADISON MOSAIC EQUITY TR MIDCAP FD	10,721.61	7,426.49
MFO MAINSTAY FDS HI YIELD CORP BD FD CL A	142,097.64	104,918.74
MFO MANAGERS FDS BD FD BOND FUND	91,797.70	73,525.13
MFO MANAGERS FDS EMERGING MKTS EQUITY FD	67,181.39	37,131.18
MFO MANAGERS FDS FREMONT BD FD	35,322.37	32,279.18
MFO MANAGERS FDS INTERMEDIATE DURATION GOVT FD	31,462.54	30,220.19
MFO MANAGERS FDS INTL EQUITY FD	4,107.78	3,646.67
MFO MANAGERS FDS SPL EQTY FD	12,712.42	5,374.00
MFO MANAGERS TR I MANAGERS AMG FQ GLOBAL	5,374.78	4,894.33
MFO MANNING & NAPIER FD INC NEW EQUITY SER	102,575.43	67,558.83
MFO MANNING & NAPIER FD INC NEW PRO BLEND EXTENDED TERM SER CL S	38,178.46	32,292.28
MFO MANNING & NAPIER FD INC NEW PRO BLEND MAXIMUM TERM SER CL S	102,708.52	63,073.91
MFO MANNING & NAPIER FD INC NEW PRO BLEND MODERATE TERM SER CL S	13,373.25	10,514.73
MFO MANNING & NAPIER FD INC NEW WORLD OPPTYS SER CL A	252,668.93	168,593.12

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO MARKETOCRACY FDS MASTERS 100 FD	6,904.45	3,641.90
MFO MARSHALL SMALL CAP GROWTH FDS INC	4,773.39	2,227.42
MFO MARSICO INVT FD 21ST CENTURY FD	1,547,024.68	963,257.89
MFO MARSICO INVT FD FOCUS FD	258,802.43	168,364.77
MFO MARSICO INVT FD GLOBAL FD	36,198.57	25,600.61
MFO MARSICO INVT FD GROWTH FD	364,441.95	225,303.70
MFO MARSICO INVT FD INTL OPPORTUNITIES FD	218,683.69	121,910.30
MFO MASSACHUSETTS INVS GROWTH STK FD INCSH BEN INT CL A	34,047.81	27,918.88
MFO MASTERS CONCENTRATED SELECT TR MASTERS SELECT EQTY FD	196,096.71	112,601.49
MFO MASTERS SELECT FDS TR INTERNATIONAL FD	256,007.07	150,992.14
MFO MASTERS SELECT FDS TR SMALLER COS FD	44,764.93	25,020.70
MFO MASTERS SELECT FDS TR VALUE FD	103,232.84	61,024.04
MFO MATTHEWS ASIAN FDS ASIA PAC EQUITY INCOME FD	35,739.72	27,830.57
MFO MATTHEWS INTL FDS ASIAN GROWTH & INCOME FD	448,734.81	335,354.46
MFO MATTHEWS INTL FDS ASIAN TECHNOLOGY FD CL I	173,525.64	102,997.74
MFO MATTHEWS INTL FDS ASIA-PACIFIC FD	53,213.00	38,392.97
MFO MATTHEWS INTL FDS CHINA FD CL I	1,868,639.95	906,325.91
MFO MATTHEWS INTL FDS INDIA FDS	434,169.89	218,648.24
MFO MATTHEWS INTL FDS JAPAN FD CL I	64,415.43	37,769.74
MFO MATTHEWS INTL FDS PAC TIGER FD CL I	868,119.09	543,787.25
MFO MATTHEWS KOREA FD	91,873.24	43,374.34
MFO MERGER SH BEN INT	119,801.93	115,254.16
MFO MERIDIAN FD INC COM OPEN END FD	866,807.60	588,827.39
MFO MERIDIAN FD INC VALUE FD	259,646.03	162,501.26
MFO METROPOLITAN WEST FDS HIGH YIELD BD FD CL M	17,637.43	13,417.07
MFO METROPOLITAN WEST FDS LOW DURATION BD FD	67,821.87	53,839.79
MFO METROPOLITAN WEST FDS TOTAL RETURN BD FD CL I	193,238.35	188,903.51
MFO METROPOLITAN WEST FDS ULTRA SHORT BDFD CL M	5,769.79	4,210.41
MFO METROPOLITIAN W TOTAL RETURN BD	334,630.62	311,038.73
MFO METZLER / PAYDEN INVT GROUP EUROPEANEMERGING MKTS FD	363,173.92	137,363.02
MFO MFS SER TR I RESH INTL FD CL A	47,513.73	24,750.85

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO MFS SER TR IV MID CAP GROWTH FD CL A	47,920.38	26,968.81
MFO MFS UTILS FD CL A	73,121.31	74,547.55
MFO MFS VALUE FD CL A	62,378.27	42,835.59
MFO MIDAS FD INC COM	102,997.08	55,543.21
MFO MORGAN J P INSTL FDS JPMORGAN GLOBALSTRATEGIC INC FD	76,963.79	64,023.37
MFO MORGAN STANLEY FX SER FDS ALPHA PLUSSTRATEGY PORTFOLIO CL I	20,416.28	19,394.00
MFO MORGAN STANLEY INSTITUTIONAL FD TR MID CAP GROWTH PORTFOLIO CL I FUND	13,289.61	9,376.56
MFO MORGAN STANLEY INSTL FD INC GLOBAL REAL ESTATE PORT CL I	61,082.43	29,819.86
MFO MUNDER MIDCAP CORE GROWTH FD CL Y	20,020.21	13,192.71
MFO MUNDER SER TR FORMERLY MUNDER FDS TRTO MIDCAP CORE GROWTH FD CL A	109,920.53	68,312.98
MFO MUT SER FD INC DISCOVERY FD CL Z	112,355.07	85,574.62
MFO MUTUAL SER FD INC DISCOVERY FD CL A	25,569.21	19,446.09
MFO MUTUAL SER FD INC SHS FD CL Z	63,117.47	40,245.44
MFO MUTUALS COM VICE FD	146,042.75	103,669.09
MFO N E INVS TR SH BEN INT	157,762.58	137,558.54
MFO NASDAQ 100 INV	74,397.70	52,417.49
MFO NATIONWIDE MUT FDS NEW MICRO CAP EQUITY FD CL A	8,426.34	2,589.90
MFO NATIXIS FDS TR I CGM ADVISOR TARGETED EQUITY FD CL A	1,145.25	653.80
MFO NAVELLIER PERFORMANCE FDS FUNDAMENTAL A PORTFOLIO	12,616.79	11,219.32
MFO NEEDHAM FDS INC GROWTH FD	38,610.86	21,602.43
MFO NEUBERGER & BERMAN EQTY FDS GENESIS FD	53,428.26	38,532.32
MFO NEUBERGER & BERMAN PARTNERS EQTY FDSPARTNER FD OPEN END FD	226,723.44	128,213.44
MFO NEUBERGER BERMAN EQUITY FDS INTL FD	188,454.59	95,409.76
MFO NEUBERGER BERMAN EQUITY FDS REGENCY FD	20,601.32	10,754.31
MFO NEUBERGER BERMAN EQUITY FDS SMALL CAP GROWTH FD INV CL	126,963.22	87,460.55
MFO NEUBERGER BERMAN EQUITY FDS SOCIALLYRESPONSIVE FD	99,827.49	74,516.77
MFO NEUBERGER BERMAN HIGH INCOME BD FD -INVS CL	56,680.35	40,446.95
MFO NEW ALTERNATIVES FD INC COM	15,056.15	9,812.67
MFO NEW ECONOMY FD CL R-5	9,137.82	5,581.00
MFO NEW PERSPECTIVE FD INC CL F-1	65,538.05	44,708.98
MFO NEW PERSPECTIVE FD INC CL R-5	114,957.89	70,394.61

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO NEW WORLD FD INC NEW CL A	18,890.54	9,873.47
MFO NEW WORLD FD INC NEW CL F-1	141,523.85	96,740.97
MFO NEW WORLD FD INC NEW CL R-4	53,283.95	36,777.64
MFO NICHOLAS II INC CL N SHS	72,610.32	71,672.81
MFO NORTH TRACK FDS INC GENEVA GROWTH FDCL A	4,123.29	2,699.10
MFO NWQ MULTI-CAP VALUE FD CL A	16,434.38	7,570.40
MFO OAK ASSOCS FDS RED OAK TECH SELECT PORTFOLIO	2,613.36	1,034.10
MFO OAKMARK EQTY & INC FD CL I	1,579,324.13	1,395,199.00
MFO OAKMARK FD CL I	350,376.03	222,248.61
MFO OAKMARK GLOBAL FD CL I	955,185.78	580,270.03
MFO OAKMARK INTL FD OPEN END FD	526,094.83	283,418.04
MFO OAKMARK INTL SMALL CAP FD CL I	142,135.46	63,196.41
MFO OAKMARK SELECT FD CL I	2,291,890.48	1,287,409.25
MFO OBERWEIS FDS CHINA OPPTYS FD	685,647.12	267,275.09
MFO OBERWEIS FDS INTL OPPTYS FD	40,156.12	17,734.95
MFO OBERWIES FDS EMERGING GROWTH PORTFOLIO	23,481.69	9,121.30
MFO OIL & GAS ULTRASECTOR PROFUND INV CL	274,209.26	125,611.94
MFO OLD MUT ADVISOR FDS ASSET ALLOCATIONGROWTH PORT CL A SHS	371,776.65	201,507.67
MFO OLSTEIN FDS ALL CAP VALUE FD ADVISERCL	90,308.42	47,373.33
MFO OPPENHEIMER CAP APPRECIATION CL A FD	4,137.53	3,015.10
MFO OPPENHEIMER COMMODITY STRATEGY TOTALRETURN FD CL A	105,064.99	41,393.16
MFO OPPENHEIMER DEVELOPING MKTS FDS CL A	359,133.67	207,360.54
MFO OPPENHEIMER GLOBAL FD CL A	109,197.75	64,488.02
MFO OPPENHEIMER GLOBAL GROWTH & INC FD CL A FORMERLY SH BEN INT TO 11 /01/1993	56,360.45	28,341.56
MFO OPPENHEIMER INTL BD FD CL A	179,159.68	170,316.19
MFO OPPENHEIMER INTL BD FD CL Y	10,741.00	9,820.10
MFO OPPENHEIMER INTL SMALL CO FD CL A	167,571.43	59,458.60
MFO OPPENHEIMER MAIN STR SMALL CAP FD CLA	84,366.47	47,195.86
MFO OPPENHEIMER QUEST FOR VALUE FDS OPPORTUNITY VALUE FD CL A	4,121.12	3,177.30
MFO OPPENHEIMER QUEST FOR VALUE FDS SMALL- & MID- CAP VALUE FD CL A	80,044.49	38,902.48
MFO OPPENHEIMER SERS FD INC VALUE FD CL A	29,232.49	18,361.30

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO OPPENHEIMER SR FLOATING RATE FD CL A	110,288.73	68,252.48
MFO OPPENHEIMER STRATEGIC INC FD SH BEN INT OPEN END FD	105,933.80	84,269.27
MFO PARADIGM FDS VALUE FD	9,418.30	6,070.27
MFO PARNASSUS INCOME TR EQUITY INCOME FD	1,141,684.43	941,303.47
MFO PAX WORLD FDS SER TR I BALANCED FD INDIVIDUAL INVS CL	25,010.73	17,213.42
MFO PAX WORLD FDS SER TR I GROWTH FD INDIVIDUAL INVS CL	821.96	526.70
MFO PAYDEN & RYGEL INVT GROUP EMERGING MARKET BD FD	48,746.48	41,377.14
MFO PAYDEN & RYGEL INVT GROUP GNMA FD	25,126.35	25,613.73
MFO PAYDEN & RYGEL INVT GROUP HIGH INCOME FD	17,992.00	12,752.66
MFO PAYDEN & RYGEL INVT GROUP US GROWTH LEADERS FD	135,744.60	91,804.40
MFO PBHG FDS INC TECH & COMMUNICATIONS FD	2,800.00	1,795.17
MFO PBHG MID CAP VALUE FD	174,239.22	86,814.03
MFO PBHG SMALL CAP FD	3,827.99	3,739.60
MFO PERM PORTFOLIO FD INC	28,164,259.34	24,872,435.99
MFO PERRITT FDS INC EMERGING OPPORTUNITIES FD	27,597.65	10,588.93
MFO PERRITT MICROCAP OPPORTUNITIES FD INC COM	184,842.65	90,308.41
MFO PIMCO AST BACKED SEC PORTFOLIO FD #460	1,126,559.27	858,766.40
MFO PIMCO FDS DEVELOPING LOC MKT FD C	6,446.15	4,989.44
MFO PIMCO FDS DEVELOPING LOCAL MKT FD INSTL CL	65,528.65	50,922.41
MFO PIMCO FDS FGN FD INSTL	62,518.03	54,891.06
MFO PIMCO FDS GLOBAL MULTI-ASSET FD INSTL CL	30,000.00	32,162.96
MFO PIMCO FDS MULTI MANAGER SER OPCAP RENAISSANCE FD CL D	13,218.97	6,806.91
MFO PIMCO FDS PAC INVT MGMT SER COMMODITY REAL RETURN STRATEGY FD CL D	249,814.70	113,374.28
MFO PIMCO FDS PAC INVT MGMT SER COMMODITY REALRETURN STRATEGY FD INSTL	130,211.59	64,808.12
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM FD CL D	10,807.31	10,017.16
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO II INSTL CL	1,508,150.07	1,265,461.22
MFO PIMCO FDS PAC INVT MGMT SER ALL AST FD INSTL CL	26,092.10	20,588.88
MFO PIMCO FDS PAC INVT MGMT SER E I MTG BKD SECS FD INSTL CL	15,000.00	13,875.30
MFO PIMCO FDS PAC INVT MGMT SER EMERGINGMKTS BD FD CL D	91,545.95	72,000.04
MFO PIMCO FDS PAC INVT MGMT SER EMERGINGMKTS BD FD INSTL CL	40,823.01	32,155.76
MFO PIMCO FDS PAC INVT MGMT SER FGN BD FD INSTL UNHEDGED	95,768.11	81,976.13

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I ALL AST ALL AUTH FD CL D	10,475.06	10,756.66
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005	32,214.56	28,641.13
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005 ALL AST FD CL D	96,144.29	76,516.07
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005 GNMA FD CL D	71,731.86	71,871.51
MFO PIMCO FDS PAC INVT MGMT SER FOREIGN BD FD CL D UNHEDGED	11,123.41	9,139.57
MFO PIMCO FDS PAC INVT MGMT SER HI YIELDFD CL D	478,302.81	399,331.37
MFO PIMCO FDS PAC INVT MGMT SER HI YIELDFD INSTL CL	22,700.00	15,603.12
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP BD FD INSTL CL	30,727.54	30,259.71
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORTFOLIO INSTL CL	9,126,251.41	7,972,455.07
MFO PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	62,087.47	57,657.35
MFO PIMCO FDS PAC INVT MGMT SER PVT ACCTPORTFOLIO SER MUN SECTOR	1,263,372.18	1,100,759.32
MFO PIMCO FDS PAC INVT MGMT SER REAL RETURN FD INSTL CL	66,192.89	56,829.70
MFO PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	2,774,327.00	2,662,495.45
MFO PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD INSTL CL	797,790.71	768,721.68
MFO PIMCO FDS PAC INVT MGMT SER U S GOVTSECTOR PORTFOLIO INSTL CL	9,223,891.37	8,450,863.20
MFO PIMCO FDS PAPS EMERGING MKTS PORTFOLIO INSTL CL	1,402,429.27	1,219,504.30
MFO PIMCO FDS PAPS INTL PORTFOLIO INSTL CL	4,380,896.68	4,055,945.68
MFO PIMCO HI YIELD PORTFOLIO FD #477	1,077,067.79	738,731.38
MFO PIMCO PAPS MORTGAGE PORTFOLIO INSTL CL	30,313,122.71	28,787,693.41
MFO PIMCO REAL ESTATE REAL RETURN STRATEGY FD D	46,200.37	16,543.78
MFO PIMCO REAL RETURN BD FD CL D	279,958.82	239,850.31
MFO PIONEER HI YIELD FD CL A	88,024.82	49,799.59
MFO PIONEER SER TR II GROWTH LEADERS FD CL A SHS	6,137.95	2,386.99
MFO PIONEER SER TR III CULLEN VALUE FD CL Y	71,692.83	52,403.17
MFO PIONEER STRATEGIC INCOME FD CL A	4,349.89	3,524.71
MFO PRECIOUS METALS ULTRASECTOR PROFUND	11,406.81	4,978.73
MFO PREMIER INTER TERM INC CL A	109,623.81	97,346.17
MFO PRESIDIO FDS COM	39,465.79	27,302.18
MFO PRICE T ROWE GROWTH STK FD INC COM	162,375.50	101,227.60
MFO PRICE T ROWE HI YIELD FD	320,906.21	297,269.10
MFO PRICE T ROWE HLTH SCI FD INC COM	96,724.64	70,093.45

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO PRICE T ROWE MEDIA & TELECOMMUNICATIONS FD INC COM	89,797.55	46,865.76
MFO PRICE T ROWE RETIREMENT FDS INC 2015FD	10,842.90	7,107.57
MFO PRICE T ROWE RETIREMENT FDS INC 2020FD	302,808.30	209,298.08
MFO PRICE T ROWE RETIREMENT FDS INC 2025FD	27,026.65	16,220.13
MFO PRICE T ROWE RETIREMENT FDS INC 2030FD	417,146.60	264,790.89
MFO PRICE T ROWE RETIREMENT FDS INC 2035FD	103,811.19	67,520.91
MFO PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	7,242.96	4,849.86
MFO PRIMECAP ODYSSEY FDS GROWTH FD	35,099.94	23,778.41
MFO PRINCIPAL FDS INC HIGH YIELD FD CL A	49,670.11	40,511.66
MFO PROFESSIONALLY MANAGED FD ASTERICK XUPGRADER	701,537.38	395,841.12
MFO PROFESSIONALLY MANAGED PORTFOLIOS CAN SLIM SELECT GROWTH FD	115,427.25	102,943.52
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX ETF AGGRESSIVE UPGRADER FD	212,238.56	132,608.51
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX ETF UPGRADER FD	9,500.00	7,409.43
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX TACTICAL UPGRADER FD	52,683.25	36,136.35
MFO PROFESSIONALLY MANAGED PORTFOLIOS HODGES FD	220,961.76	125,043.20
MFO PROFESSIONALLY MANAGED PORTFOLIOS OSTERWEIS FD OSTERWEIS FD	46,950.59	32,568.07
MFO PROFESSIONALLY MANAGED PORTFOLIOS PORTFOLIO 21	27,880.24	18,996.77
MFO PROFESSIONALLY MANAGED PORTFOLIOS WINSLOW GREEN GROWTH FD	45,787.50	19,755.33
MFO PROFESSIONALLY MANAGED PORTFOLIOS WINSLOW GREEN SOLUTIONS FD	20,351.30	15,280.45
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X AGGRESSIVE UPGRADER	647,644.75	374,530.78
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X CONSERVATIVE UPGRADER	86,004.99	63,995.27
MFO PROFESSIONALLY MANAGED PORTFOLIOS X FLEXIBLE INC FD	119,161.36	115,531.12
MFO PROFUNDS BEAR PROFUND INVS	103,854.07	95,373.54
MFO PRUDENT GLOBAL INC FD CL A SHS	199,537.18	186,383.67
MFO PUTNAM INTL EQUITY FD CL A	10,309.90	5,200.93
MFO QUAKER INVT TR MID-CAP VALUE FD CL A	24,878.78	13,711.18
MFO QUAKER INVT TR STRATEGIC GROWTH FD CL A	387,606.06	204,803.83
MFO QUANTITATIVE GROUP FDS QUANT EMERGING MKTS FD ORD SHS	19,953.67	8,742.00
MFO QUANTITATIVE GROUP FDS QUANT FOREIGNVALUE FD ORD SHS	111,456.73	53,504.78
MFO RAINIER FDS MID CAP EQUITY PORTFOLIO	369,404.96	208,998.58
MFO RBB FD INC FREE MARKET INTL EQUITY FD	126,210.48	71,439.34

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO RBB FD INC FREE MARKET US EQUITY FD	139,963.46	91,847.42
MFO RBB FD INC ROBECO BOSTON PARTNERS SMALL CAP VALUE	70,280.39	32,952.03
MFO RIDGEWORTH FDS HIGH INCOME FD CL I	39,072.33	28,552.41
MFO RIDGEWORTH FDS INTERMEDIATE BD FD CLI	46,902.86	47,465.04
MFO RIM CORE EQUITY PORTFOLIO PORTFOLIO	1,808,486.16	1,216,094.63
MFO RIM SMALL/MID EQUITY PORTFOLIO MID/CAP EQTY PORTFOLIO	372,499.07	220,360.52
MFO RISING RATES OPPORTUNITY 10 PROFUND	8,000.00	6,756.21
MFO RISING RATES OPPORTUNITY INV CL RISING RATES OPPORTUNITY	116,413.52	70,801.68
MFO RIVERNORTH FDS CORE OPPORTUNITY FD	10,804.71	8,659.98
MFO RIVERSOURCE INVT SER INC DIVERSIFIEDEQUITY INCOME FD CL R4	82,374.72	43,480.22
MFO ROBERTSON STEPHENS INVT TR CONTRARIAN FD	136,242.57	79,816.77
MFO ROBERTSON STEPHENS INVT TR GROWTH & INC FD	7,129.51	3,616.09
MFO ROBERTSON STEPHENS INVT TR INFO AGE FD	7,032.63	3,767.10
MFO ROBERTSON STEPHENS INVT TR MICROCAP GROWTH FD	18,717.89	11,197.39
MFO ROWE PRICE NEW ERA FD INC	400,777.34	245,072.87
MFO ROWE PRICE SMALL CAP VALUE FD	21,055.59	16,168.49
MFO ROWE T PRICE BLUE CHIP GROWTH FD	128,727.83	90,692.90
MFO ROWE T PRICE CAP APPRECIATION FD ADVISOR CLASS	16,484.36	10,948.67
MFO ROWE T PRICE EQTY INC FD SH BEN INT OPEN END FD	277,946.03	175,011.57
MFO ROWE T PRICE INTL FD INC DISCOVERY FD OPEN END FD	231,095.84	117,845.33
MFO ROWE T PRICE INTL FD INC INTL BD FD OPEN END FD	109,452.45	104,146.30
MFO ROWE T PRICE INTL FD INC NEW ASIA FDOPEN END FD	399,696.75	176,458.37
MFO ROWE T PRICE INTL FDS EMERGING MKTS STK FD	528,568.86	297,291.92
MFO ROWE T PRICE INTL FDS INC	297,156.24	148,510.50
MFO ROWE T PRICE INTL FDS INC AFRICA ANDTHE MIDDLE EAST FD	35,915.33	16,152.24
MFO ROWE T PRICE INTL FDS INC GROWTH & INCOME FD	3,310.92	1,627.72
MFO ROWE T PRICE INTL FDS INC LATIN AMERFD	783,628.01	415,933.84
MFO ROWE T PRICE MID-CAP GROWTH FD INC COM	80,919.68	57,666.90
MFO ROWE T PRICE MID-CAP VALUE FD COM	112,393.13	71,792.16
MFO ROWE T PRICE NEW AMER GROWTH FD SH BEN INT OPEN END FD	28,455.49	15,912.81
MFO ROWE T PRICE NEW HORIZONS FD INC COM	6,050.42	3,545.35

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO ROWE T PRICE PERS STRATEGY FDS INC	94,216.47	58,749.02
MFO ROWE T PRICE SCI & TECH FD INC CAP STK	1,087.90	656.27
MFO ROWE T PRICE SPECTRUM FD GROWTH FD	345,408.04	210,205.18
MFO ROWE T PRICE SPECTRUM FD INC INC FD OPEN END FD	39,562.46	33,417.49
MFO ROYCE FD 100 FD SVC CL	67,022.30	50,504.52
MFO ROYCE FD GLOBAL VALUE FD SVC CL	5,010.78	2,844.15
MFO ROYCE FD HERITAGE FD SVC CL	81,559.98	68,704.88
MFO ROYCE FD LOW PRICED STK FD SVC CL	559,096.00	383,109.68
MFO ROYCE FD MICRO-CAP FD INVT CL	168,523.51	101,656.05
MFO ROYCE FD OPPORTUNITY FD	216,252.78	104,712.97
MFO ROYCE FD PA MUT FD INVT CL	333,387.31	220,485.79
MFO ROYCE FD PREMIER FD INVT CL	112,846.42	83,745.47
MFO ROYCE FD PREMIER FD SVC CL	11,858.41	8,764.84
MFO ROYCE FD SPL EQTY FD INVT CL	32,068.21	30,939.25
MFO ROYCE FD TECHNOLOGY VALUE FD SVC CL	35,081.28	19,415.57
MFO ROYCE FD TOTAL RETURN FD	372,983.66	288,334.09
MFO ROYCE FD VALUE FD SVC CL	769,234.16	499,899.58
MFO ROYCE FD VALUE PLUS FD SVC CL	1,124,362.32	687,521.16
MFO RS EMERGING GROWTH FD	3,431.95	1,365.93
MFO RS INVT TR GLOBAL NATURAL RES FD	286,450.84	183,577.78
MFO RS INVT TR PARTNERS FD	627,420.90	392,601.15
MFO RUSSELL TR CO COMMINGLED EMP BENEFI INTL INDEX FD SER I	28,337,567.46	18,774,269.84
MFO RYDEX OTC 2X STRATEGY FUND CL H	4,012.31	4,158.93
MFO RYDEX S&P 500 2X STRATEGY FUND FD CL	50,192.72	14,084.12
MFO RYDEX SER FDS	1,987.38	1,085.21
MFO RYDEX SER FDS ABSOLUTE RETURN STRATEGIES FD CL H	48,146.86	38,488.79
MFO RYDEX SER FDS ENERGY SVCS FD INVS CL	21,902.60	8,891.42
MFO RYDEX SER FDS EUROPE 1.25X STRATEGY FD CL H	11,825.38	5,256.94
MFO RYDEX SER FDS GOVT LONG BD 1.2X STRATEGY FD INVS CL	142,519.00	146,705.50
MFO RYDEX SER FDS HEDGED EQUITY FD CL H	5,000.00	3,428.32
MFO RYDEX SER FDS INVERSE GOVT LONG BD STRATEGY FD INV CL JUNO	24,687.30	21,664.35

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO RYDEX SER FDS INVERSE NASDAQ-100 STRATEGY FD INV CL	2,388.05	3,054.54
MFO RYDEX SER FDS MANAGED FUTURES STRATEGY FD CL H	168,436.39	165,779.54
MFO RYDEX SER FDS NASDAQ-100 FD INV CL	437,017.38	302,557.96
MFO RYDEX SER FDS PRECIOUS METALS FD #16	14,251.00	14,879.51
MFO RYDEX SER FDS SECTOR ROTATION FD CL H SHS	154,612.78	93,264.08
MFO RYDEX SER TR URSA FD	41,487.51	48,091.38
MFO RYDEX STRENGTHENING DOLLAR 2X FD CL H	1,298.85	1,075.88
MFO SCHRODER CAP FDS DEL U S OPPTYS FD INV SHS COMP-INV	257,151.41	193,752.98
MFO SCHWAB CAP TR ASSET DIRECTOR CONSERVATIVE INV SHS	23,223.25	19,201.04
MFO SCHWAB CAP TR ASSET DIRECTOR HIGH GROWTH FD INV SHS	329,154.28	235,311.41
MFO SCHWAB CAP TR AST DIRECTOR-AGGRESSIVE GROWTH FD	555,748.64	339,668.40
MFO SCHWAB CAP TR AST DIR BALANCED GROWTH FD	325,105.24	243,761.47
MFO SCHWAB CAP TR BALANCED FD INV SHS	59,036.22	44,904.55
MFO SCHWAB CAP TR CORE EQUITY FD	944,522.89	687,404.79
MFO SCHWAB CAP TR DIVID EQTY FD INV SHS	534,096.35	399,381.50
MFO SCHWAB CAP TR DIVIDEND EQUITY FD SELECT SHS	68,494.99	48,160.19
MFO SCHWAB CAP TR FINL SVCS FD	361,979.10	246,977.27
MFO SCHWAB CAP TR FUNDAMENTAL INTL LARGECO INDEX FD	3,324.05	1,857.45
MFO SCHWAB CAP TR FUNDAMENTAL INTL LARGECO INDEX FD	30,584.85	21,485.23
MFO SCHWAB CAP TR FUNDAMENTAL INTL LARGECO INDEX FD	86,472.80	47,716.57
MFO SCHWAB CAP TR FUNDAMENTAL US SMALL-MID CO INDEX FD	9,668.89	6,460.78
MFO SCHWAB CAP TR FUNDAMENTAL US SMALL-MID CO INDEX FD	12,288.47	7,794.27
MFO SCHWAB CAP TR FUNDAMENTAL US LARGE CO INDEX FD TM	14,460.18	8,314.44
MFO SCHWAB CAP TR FUNDAMENTAL US LARGE CO INDEX FD TM	13,553.06	8,284.78
MFO SCHWAB CAP TR HEALTH CARE FD	889,487.44	727,937.94
MFO SCHWAB CAP TR HEDGED EQTY FD SELECT SH	188,753.19	166,011.49
MFO SCHWAB CAP TR HEDGED EQUITY FD INV SHS	111,397.84	91,878.42
MFO SCHWAB CAP TR INTL CORE EQUITY FD INVESTOR CL	756.75	503.43
MFO SCHWAB CAP TR INTL INDEX FD INV SHS	287,821.07	184,127.09
MFO SCHWAB CAP TR INTL INDEX FD SELECT SHS	98,522.52	60,168.83
MFO SCHWAB CAP TR LARGE CAP GROWTH FD SELECT SHS	28,185.64	18,146.72

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO SCHWAB CAP TR LAUDUS INTL MARKETMASTERS FD INV SHS	1,013,429.78	556,182.57
MFO SCHWAB CAP TR LAUDUS SMALL-CAP MARKETMASTERS FD INV	45,766.16	32,684.95
MFO SCHWAB CAP TR PREMIER EQUITY FD SELECT SHS	170,364.39	110,509.86
MFO SCHWAB CAP TR PREMIER EQUITY FD INV SHS	279,075.62	184,636.13
MFO SCHWAB CAP TR S&P 500 INDEX FD SELECT SHS	166,040.79	113,927.54
MFO SCHWAB CAP TR S&P 500 INDEX FD INV SHS	624,663.70	474,270.56
MFO SCHWAB CAP TR SMALL CAP EQTY FD INV SHS	550,994.43	309,193.42
MFO SCHWAB CAP TR SMALL CAP INDEX FD INVSHS	113,574.52	62,767.42
MFO SCHWAB CAP TR TARGET 2010 FD	135,606.28	103,161.83
MFO SCHWAB CAP TR TARGET 2020 FD	340,331.52	247,816.59
MFO SCHWAB CAP TR TARGET 2025 FD	67,135.75	64,778.12
MFO SCHWAB CAP TR TARGET 2030 FD	39,834.58	28,061.40
MFO SCHWAB CAP TR TARGET 2040 FD	37,433.97	28,745.51
MFO SCHWAB CHARLES FAMILY FDS ADVISOR CASH RESVS PREMIER SWEEP SHS	64,853.86	64,853.86
MFO SCHWAB CHARLES FAMILY FDS ADVISOR CASH RESVS SWEEP SHS	724,592.93	724,592.93
MFO SCHWAB CHARLES FAMILY FDS INV MONEY FD	846,052.74	846,052.74
MFO SCHWAB CHARLES FAMILY FDS VALUE ADVANTAGE MONEY FD	8,410,127.26	8,410,127.26
MFO SCHWAB FAMILY FD MONEY MKT FD	232,700,371.85	232,712,258.57
MFO SCHWAB GOVT SEC FD	488,028.55	488,028.55
MFO SCHWAB INVTS 1000 INDEX FD INV SHS	303,777.57	216,195.45
MFO SCHWAB INVTS 1000 INDEX FD SELECT SHS	132,452.23	89,419.08
MFO SCHWAB INVTS GLOBAL REAL ESTATE FD INV SHS	79,586.01	42,279.89
MFO SCHWAB INVTS GLOBAL REAL ESTATE FD SELECT SHS	393,577.67	176,892.22
MFO SCHWAB INVTS GNMA FD SELECT SHS	43,767.88	44,668.82
MFO SCHWAB INVTS INFLATION PROTECTED FD INVS SHS	157,889.23	142,168.53
MFO SCHWAB INVTS INFLATION PROTECTED FD SELECT SHS PROTECTED FD SEL	153,588.50	144,933.54
MFO SCHWAB INVTS U S GOVT BD FD SHORT TERM BOND MARKET INDEX FUND	116,126.64	105,446.06
MFO SCHWAB SMALL CAP INDEX SELECT	186,068.06	105,157.67
MFO SCHWAB TOTAL BOND MKT INDEX FD	51,816.60	47,448.78
MFO SCHWAB TOTAL STOCK MARKET INDEX FUND	531,921.18	350,366.00
MFO SCHWAB U.S TREAS MONEY FD	7,004,539.10	7,004,539.10

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO SCHWAB YIELD PLUS FD YIELDPLUS FD INV SHS	78,224.39	46,439.90
MFO SCHWARTZ INVT TR	15,120.66	10,889.80
MFO SCHWARTZ INVT TR AVE MARIA CATHOLIC VALUES FD	37,024.20	20,627.44
MFO SELECTED AMER SH INC CAP STK OPEN END FD	859,147.29	573,642.98
MFO SELECTED AMERN SHS INC CL D	58,349.35	38,387.51
MFO SELECTED SPL SHS INC	3,945.59	2,033.83
MFO SELECTED SPL SHS INC CL D	11,193.99	5,542.54
MFO SELIGMAN COMMUNICATIONS & INFORMATION FD INC CL A	17,000.00	14,408.06
MFO SELIGMAN VALUE FD SER INC LARGE-CAP VALUE FD CL A	33,242.27	21,992.91
MFO SELIGMAN VALUE FD SER INC SMALLER CAP VALUE FD CL A	37,699.65	19,983.42
MFO SENTINEL FDS SUSTAINABLE CORE OPPORTUNITIES CD CL A	30,279.51	20,162.84
MFO SENTINEL FDS SUSTAINABLE GROWTH OPPTYS FD CL A	81,436.84	43,665.79
MFO SEQUOIA FD INC COM STK OPEN END FD	189,097.62	155,352.60
MFO SER TR X NEW ENDEAVOR FD CL A	8,291.48	4,294.29
MFO SHORT REAL ESTATE PROFUND INVESTOR	11,641.09	10,219.85
MFO SIT LARGE CAP GROWTH FD	181,628.92	127,557.35
MFO SIT MID CAP GROWTH FD INC	27,364.90	17,048.24
MFO SMALL CAPITLIZATION GROWTH PORT INV	105,350.74	66,316.39
MFO SMALL-CAP PROFUND INV CL	34,653.40	28,494.13
MFO SMALLCAP WORLD FD INC CL F-1	90,436.45	44,436.19
MFO SMALLCAP WORLD FD INC CL R-5	19,275.78	10,348.66
MFO SMALLCAP WORLD FD INC OPEN END FD	23,310.45	11,561.64
MFO SOUND SHORE FD INC COM	561,998.67	351,554.53
MFO STRATTON FDS INC SMALL-CAP VALUE FD	108,040.80	81,098.07
MFO STRATTON MULTI-CAP GROWTH FD	31,501.27	20,332.42
MFO STRONG ADVISOR COM STK Z	10,608.23	6,395.44
MFO STRONG ASIA PAC FD INC INV SER	160,066.53	83,932.28
MFO STRONG EQUITY FDS II INC SMALL CO VALUE FD	38,591.94	23,035.37
MFO T ROWE PRICE CAP APPRECIATION FD OPEN END FD	1,471,279.70	1,027,338.10
MFO T ROWE PRICE FINL SVCS FD INC COM #117	1,486.52	673.64
MFO T ROWE PRICE INTL FDS INC EMERGING MKTS FD #110	28,991.75	21,261.96

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO T ROWE PRICE NEW INC FD INC	9,277.92	9,086.26
MFO TAMARACK FDS TR ENTERPRISE FD CL S	24,690.89	14,981.39
MFO TAMARACK FDS TR MICROCAP VALUE FD CL	100,341.33	52,964.98
MFO TARGET RETIREMENT 2020 FD	546,765.19	486,899.04
MFO TARGET RETIREMENT 2030 FD	41,248.63	27,204.74
MFO TCW FDS INC FORMERLY TCW GALILEO FDSIN DIVERSIFIED VALUE FD CL N	42,928.96	25,584.62
MFO TCW FUNDS INC VALUE OPPORTUNITES FD	36,332.34	20,476.92
MFO TCW GALILEO FDS INC DIVIDEND FOCUSEDFD	172,466.56	97,849.89
MFO TCW GALILEO FDS INC OPPORTUNITY FD CL N	9,611.65	4,616.47
MFO TCW GALILEO FDS INC SELCT EQUITIES FD CL N	3,606.03	2,152.01
MFO TCW GALILEO FDS INC TOTAL RETURN BD FD CL N SHS	46,330.57	44,627.85
MFO TCW TOTAL RETURN BD FD CL I SHS	215,800.78	208,219.89
MFO TEMPLETON CHINA WORLD FD FORMERLY TEMPL ADVISOR CL	54,100.05	54,078.93
MFO TEMPLETON DEVELOPING MKTS TR SH BEN INT CL A	19,186.01	15,019.82
MFO TEMPLETON GLOBAL INVT TR BRIC FD CL A	82,885.38	33,194.47
MFO TEMPLETON GROWTH FD INC CL A	29,671.61	16,052.15
MFO TEMPLETON INC TR GLOBAL BD FD CL A GLOBAL BD FD A	95,537.57	95,443.78
MFO TFS CAP INVT TR MKT NEUTRAL FD	236,708.96	226,082.92
MFO THIRD AVE TR INTL VALUE FD	125,661.86	77,664.89
MFO THIRD AVE TR VALUE TR	1,344,963.37	770,716.51
MFO THOMAS WHITE INTL FD	94,321.43	59,359.55
MFO THOMPSON PLUMB FDS INC BD FD	2,942.65	2,714.89
MFO THOMPSON PLUMB FDS INC GROWTH FD	84,569.39	38,998.66
MFO THORNBURG INC TR LTD TERM US GOVT FD	2,903.21	3,075.68
MFO THORNBURG INTL VALUE FD	935,909.44	787,593.54
MFO THORNBURG INVT TR GROWTH FUND CL A SHS	108,260.62	64,232.12
MFO THORNBURG INVT TR INTL VALUE FD CL A	219,088.84	141,833.00
MFO THORNBURG INVT TR INVT INCOME BUILDER FD CL A SHS	134,012.22	111,469.80
MFO THORNBURG INVT TR INVT INCOME BUILDER FD CL I	34,820.64	23,783.42
MFO THORNBURG INVT TR VALUE FD CL A	48,398.71	26,014.50
MFO TIAA-CREF MUT FDS GROWTH & INCOME FDRETAIL CL	10,482.01	7,047.85

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO TIP FDS TURNER NEW ENTERPRISE FD CL I	3,528.90	1,562.15
MFO TOCQUEVILLE GOLD FD	689,637.12	479,222.57
MFO TOCQUEVILLE INTL VALUE FD CL F	9,586.73	5,115.44
MFO TOCQUEVILLE TR TOCQUEVILLE FD CL A	410,702.04	246,101.66
MFO TORRAY FD SH BEN INT	148,791.60	80,374.99
MFO TOTAL RETURN BD FD CL A	103,978.54	99,118.20
MFO TOUCHSTONE FDS GROUP TR MID CAP FD CL Z	5,000.00	2,892.90
MFO TOUCHSTONE FDS GROUP TR SMALL CAP VALUE OPPTYS FD	209,618.58	130,610.06
MFO TOUCHSTONE STRATEGIC TR LARGE CAP GROWTH FD CL A	15,813.89	10,919.16
MFO TOUCHSTONE STRATEGIC TR MID CAP GROWTH FD CL A	236,560.10	146,966.70
MFO TRANSAMERICA INVS INC PREMIER BALANCED FD INV SHS	11,186.28	7,871.16
MFO TRANSAMERICA INVS INC PREMIER DIVDERSIFIED EQUITY FD INVS CL	42,654.38	29,172.86
MFO TRANSAMERICA INVS INC PREMIER EQUITYFD INV SHS	209,098.09	128,068.09
MFO TURNER FDS LARGE CAP GROWTH FD INV CL	13,633.84	8,573.53
MFO TURNER FDS MIDCAP FD INSTL CL	1,836,559.25	1,053,084.26
MFO TURNER FDS SMALL CAP GROWTH FD	55,200.50	36,110.73
MFO TWEEDY BROWNE FD INC AMERICAN VALUE FD	19,888.35	14,380.29
MFO TWEEDY BROWNE FD INC GLOBAL VALUE FD	469,723.23	338,245.49
MFO U S GLOBAL ACCOLADE FDS EASTN EUROPEAN FD	552,066.68	182,385.97
MFO U S GLOBAL INVESTORS FDS FORMERLY UNITE U S ALL AMERN EQTY FD	5,873.03	3,493.76
MFO U S GLOBAL INVESTORS FDS FORMERLY UTD SVCS FDS TO 02/25/1997 PROSPECTOR FD	985,776.98	374,722.58
MFO ULTRA EMERGING MKTS PROFUND INVS CL	189,556.91	35,365.09
MFO ULTRA MID CAP PROFUND INVS CL	60,108.02	20,346.69
MFO ULTRA NASDAQ 100 INV	37,438.07	10,324.61
MFO ULTRA SHORT JAPAN PROFUND INVS CL	63,161.12	62,984.41
MFO ULTRA SHORT NASDAQ 100 INV	4,100.63	5,082.56
MFO ULTRABEAR PROFUND INVS CL	5,485.51	4,089.61
MFO ULTRABULL PROFUND INVS CL	100,742.68	102,923.13
MFO ULTRACHINA PROFUND INV CL	7,125.00	6,592.74
MFO ULTRADOW 30 PROFUND INV CL	20,479.83	7,728.58
MFO ULTRASHORT INTL PROFUND INVS CL	8,787.80	7,887.73

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO ULTRASHORT MID-CAP FD INV CL	6,239.02	4,454.89
MFO ULTRASHORT SMALL-CAP FD INV CL	7,535.54	5,448.84
MFO ULTRASMALLCAP PROFUND INV CL	4,671.51	2,008.82
MFO UMB SCOUT FDS INTL DISCOVERY FD	3,000.00	2,972.09
MFO UMB SCOUT FDS INTL FD	1,537,670.09	1,070,858.61
MFO UMB SCOUT FDS SMALL CAP FD	139,718.43	90,959.14
MFO UMB SCOUT FDS STOCK FD	177,977.73	148,538.65
MFO UNIFIED SER TR AUER GROWTH FD	4,000.00	2,051.28
MFO UNIFIED SER TR IMS CAP VALUE FD	20,943.22	13,098.27
MFO UNIFIED SER TR ROOSEVELT MULTI-CAP FD	3,028.82	2,408.56
MFO UNIFIED SER TR SYMONS ALPHA VALUE INSTL FD	12,141.38	12,317.90
MFO US GLOBAL ACCOLADE GLOBAL MEGA TRENDS FD	12,798.32	8,676.90
MFO US GLOBAL INVESTORSGOLD & PRECIOUS METALS FD	78,122.68	68,162.79
MFO US TREAS BD PORTFOLIO	14,572.45	16,496.26
MFO USGI WOLD PRECIOUS MINERAL FUND	872,739.51	363,351.65
MFO UTD SVCS FDS CHINA REGION OPPORTUNITY FD	13,500.00	9,583.90
MFO VALUE LINE INC FD INC COM	50,291.90	37,725.29
MFO VALUE LINE LARGER COMPANIES	39,598.96	33,558.67
MFO VALUE LINE PREMIER GROWTH FD INC	381,063.11	269,895.93
MFO VALUE LINE SMALL-CAP GROWTH FD INC COM	391,472.53	261,634.25
MFO VAN ECK FDS INTL INVS FD A	17,201.57	13,903.87
MFO VAN ECK GLOBAL HARD AST CL A	5,400.76	3,889.09
MFO VAN KAMPEN AMERN CAP COMSTOCK FD CL A	149,965.43	91,343.86
MFO VAN KAMPEN AMERN CAP EQTY INC FD CL A	199,962.04	140,425.57
MFO VAN KAMPEN CAP GROWTH CL A	32,205.66	20,183.93
MFO VANGUARD 500 INDEX FUND SIGNAL	587,740.73	444,319.90
MFO VANGUARD AST ALLOCATION FD INC COM	12,519.24	8,129.56
MFO VANGUARD AST ALLOCATION FD INC U S VALUE FD	30,797.72	18,113.60
MFO VANGUARD BD INDEX FD INC COM	242,299.69	245,997.40
MFO VANGUARD BD INDEX FD INC INTER TERM PORTFOLIO FD VANGUARD BD INDEX FD	367,661.80	367,256.15
MFO VANGUARD BD INDEX FD INC LONG TERM PORTFOLIO FD	164,863.59	170,169.60

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO VANGUARD BD INDEX FD INC SHORT TERM PORTFOLIO FD	196,689.31	199,390.07
MFO VANGUARD BD INDEX FD INC TOTAL BD MKT INDEX FD SIGNAL SHS	38,825.81	38,787.71
MFO VANGUARD CONV SECS FD SH BEN INT	21,446.43	14,392.99
MFO VANGUARD DEVELOPED MKTS INDEX FD	47,244.72	27,393.96
MFO VANGUARD EMERGING MKTS STOCK IDX VEIEX	446,157.44	262,866.23
MFO VANGUARD EQTY INC FD INC COM	49,337.39	35,817.71
MFO VANGUARD EQTY INC FD INC GROWTH EQTYFD	36,100.33	24,591.54
MFO VANGUARD EXPLORER FD / VANGUARD EXPLORER FD INC TO 6/30/1998 COM	44,491.28	24,173.77
MFO VANGUARD FENWAY FDS PRIMECAP CORE FDINVS SHS	194,909.13	150,311.86
MFO VANGUARD FIXED INCOME SECS FD INC HIGH YIELD BD PORTFOLIO	194,199.73	136,558.18
MFO VANGUARD FXD INC SECS FD INC INFLATION-PROTECTED SECS FD #119	1,102,979.49	1,022,991.19
MFO VANGUARD FXD INC SECS FD INC SHORT TERM U S TREAS PORTFOLIO	43,755.71	46,085.73
MFO VANGUARD GROWTH & INC FD	86,685.94	54,361.51
MFO VANGUARD GROWTH & INC FD ADMIRAL SH FD#593	120,099.90	65,285.72
MFO VANGUARD GROWTH INDEX	93,585.61	63,030.54
MFO VANGUARD HORIZON FDS INC CAP OPPORTUNITY PORTFOLIO	112,938.14	83,452.11
MFO VANGUARD HORIZON GLOBAL EQTY FD #129	988,803.58	528,254.33
MFO VANGUARD INDEX TR - 500 PORTFOLIO SHBEN INT OPEN END FD	609,282.50	438,323.76
MFO VANGUARD INDEX TR EXTD MKT PORTFOLIOOPEN END FD	44,377.19	31,734.11
MFO VANGUARD INDEX TR MID CAPITALIZATION STK PORT INV SH	344,944.03	242,278.90
MFO VANGUARD INTL VALUE FD	346,255.09	211,335.60
MFO VANGUARD INTM TERM INVT GRADE ADMR	229,971.34	205,419.34
MFO VANGUARD LARGE-CAP INDEX FD INV SHS	347,643.38	257,518.75
MFO VANGUARD LIFE STRATEGY INC FD PORTFOLIO	47,434.99	42,466.90
MFO VANGUARD LONG-TERM INVT GRADE FD	55,504.78	52,732.26
MFO VANGUARD MID-CAP GROWTH FD INVS SHS	64,528.15	48,290.26
MFO VANGUARD MORGAN GROWTH FD /VANGUARD MORGAN GROWTH FD INC 06/30/1998 COM	14,634.73	15,105.61
MFO VANGUARD PAC STK INDEX FD.	75,014.37	57,934.79
MFO VANGUARD PRIMECAP FUND	46,327.70	40,545.43
MFO VANGUARD SHORT TERM INVT GRADE INV.	651,795.88	596,250.92
MFO VANGUARD SMALL-CAP INDEX FD	279,398.79	206,531.44

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO VANGUARD SMALL-CAP VALUE INDEX FUND	236,125.39	154,437.71
MFO VANGUARD SPECIALIZED PORTFOLIOS DIVID GROWTH FD	50,602.29	43,091.82
MFO VANGUARD SPECIALIZED PORTFOLIOS ENERGY FD	941,297.35	651,410.74
MFO VANGUARD SPECIALIZED PORTFOLIOS HEALTH CARE FD	798,861.31	667,988.59
MFO VANGUARD SPECIALIZED PORTFOLIOS PRECIOUS METALS & MNG FD	553,224.51	256,877.76
MFO VANGUARD STAR FD LIFESTRATEGY GROWTHFD	11,087.25	8,767.87
MFO VANGUARD STAR FD STAR FD	23,717.34	17,472.12
MFO VANGUARD STRATEGIC EQTY FD	40,575.42	20,619.67
MFO VANGUARD TARGET RET FD 2015 #303	26,003.45	25,909.30
MFO VANGUARD TARGET RET FD 2025 #304	448,255.30	328,466.97
MFO VANGUARD TARGET RET FD 2035	29,337.58	19,679.55
MFO VANGUARD TARGET RET FD 2045 #306	39,504.22	24,129.34
MFO VANGUARD TOTAL INTL STK INDX FD	512,280.84	348,327.07
MFO VANGUARD TOTAL STK MKT INDEX FD INV SH	1,873,410.62	1,317,756.74
MFO VANGUARD TX-MANAGED FD TX-MANAGED INTL FD #127	10,767.21	6,935.13
MFO VANGUARD VALUE INDEX	345,553.43	223,160.12
MFO VANGUARD WELLESLEY INCOME FD COM	718,105.92	617,989.91
MFO VANGUARD WELLINGTON FD COM	617,224.42	478,561.40
MFO VANGUARD WHITEHALL FDS INTL EXPLORERFD INVS SHS	106,712.57	59,532.57
MFO VANGUARD WHITEHALL FDS SELECTED VALUE FD INVS SHS	73,585.27	44,146.12
MFO VANGUARD WINDSOR II FD	336,417.70	198,349.53
MFO VANGUARD WINDSOR MUT FD VWNDX	240,761.19	124,445.47
MFO VANGUARD WORLD FD FTSE SOCIAL INDEX FD INV SHS	11,513.16	6,346.87
MFO VANGUARD WORLD FD INTL GROWTH FD	625,356.19	348,328.09
MFO VIRTUS OPPORTUNITIES TR VIRTUS FOREIGN OPPORTUNITIES	27,942.60	17,396.06
MFO WASATCH ADVISORS FDS INC INCOME FD	48,710.34	62,268.46
MFO WASATCH ADVISORS FDS INC MICRO CAP FD	486,949.71	220,084.17
MFO WASATCH ADVISORS FDS INC ULTRA GROWTH FD	17,834.76	8,084.69
MFO WASATCH CORE GROWTH FD	188,373.13	97,124.88
MFO WASATCH FDS INC GLOBAL OPPORTUNITIESFD	12,000.00	13,380.00
MFO WASATCH FDS INC GLOBAL SCI & TECHNOLOGY FD	76,709.80	38,718.57

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO WASATCH FDS INC INTL GROWTH FD	29,545.65	14,953.28
MFO WASATCH FDS INC INTL OPPORTUNITIES FD	5,410.34	2,710.51
MFO WASATCH FDS INC MICRO CAP VALUE FD	48,038.53	28,436.41
MFO WASATCH FDS INC SMALL CAP VALUE FD	156,138.87	65,936.08
MFO WASATCH SMALL CAP GROWTH FD	126,456.53	77,773.78
MFO WASH MUT INVESTORS FD INC CAP OPEN END FD	140,463.02	90,678.16
MFO WASHINGTON MUT INVS FD INC CL R-5	57,436.38	35,251.40
MFO WEITZ FDS HICKORY FD	8,073.98	3,926.99
MFO WEITZ FDS PARTNERS VALUE FD	58,111.08	32,474.04
MFO WEITZ FDS VALUE FD	169,838.22	84,310.06
MFO WELLS FAMILY REAL ESTATE FDS WELLS DOW JONES WILSHIRE US REIT	4,160.34	1,954.34
MFO WELLS FARGO ADVANTAGE FDS INTL EQUITY FD INV CL	2,468.12	1,286.15
MFO WELLS FARGO C&B LARGE CAP VALUE INVESTORS	49,111.64	29,741.98
MFO WELLS FARGO C&B MID CAP VALUE INVESTORS	47,950.06	25,699.33
MFO WELLS FARGO FDS TR ADVANTAGE DISCOVERY FD INV CL	43,846.50	29,000.69
MFO WELLS FARGO FDS TR ADVANTAGE ENTERPRISE FD INV CL	1,225.67	916.73
MFO WELLS FARGO FDS TR ADVANTAGE OPPORTUNITY FD INV CL	151,047.52	82,546.86
MFO WELLS FARGO FDS TR ADVANTAGE SMALL/MID CAP VALUE FD INV CL	12,672.29	6,618.12
MFO WELLS FARGO FDS TR ADVANTAGE CAP GROWTH FD ADMIN INV CL	3,602.60	2,110.16
MFO WELLS FARGO FDS TR ADVANTAGE GOVT SECS FD INV CL	27,602.54	28,847.74
MFO WELLS FARGO FDS TR ADVANTAGE GROWTH & INCOME FD INV CL	6,916.20	3,719.11
MFO WELLS FARGO FDS TR ADVANTAGE GROWTH FD INV CL	253,245.34	148,465.09
MFO WELLS FARGO FDS TR ADVANTAGE LARGE CAP GROWTH FD INV CL	28,041.60	19,721.63
MFO WELLS FARGO FDS TR ADVANTAGE MID CAPDISCIPLINED FD INV CL	80,058.25	50,939.06
MFO WELLS FARGO FDS TR ADVANTAGE ULTRA SHORT TERM INCOME FD	3,564.87	3,125.72
MFO WELLS FARGO FDS TR INCOME PLUS FD INVESTOR CL	89,673.96	87,738.91
MFO WELLS FARGO SMALL CAP VALUE INVESTOR	24,151.62	14,725.00
MFO WESTCORE PLUS BD FD	41,052.57	38,270.59
MFO WESTCORE TR FLEXIBLE INCOME FD RETAIL CL	51,306.09	31,330.28
MFO WESTERN ASSET FDS INC CORE PLUS BD PORT FINL INTER CL	34,490.05	28,579.27
MFO WESTERN ASSET FDS INC NON-US OPPORTUNITY BD PORT INSTL CL	1,319,050.51	1,166,259.61

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
MFO WESTPORT SELECT CAP EQTY CL I	49,902.54	30,018.26
MFO WESTPORT SELECT CAP FD CL R	15,955.43	12,066.67
MFO WEXFORD TR MUHLENKAMP FD	193,967.13	98,622.04
MFO WHITE OAKS GROWTH FD	41,465.09	16,422.79
MFO WILLIAM BLAIR INTL GROWTH FD GROWTH SHS	447,721.30	273,250.14
MFO WILSHIRE TARGET FDS INC 5000 INDEX PORTFOLIO INVT CL	233,693.72	171,461.58
MFO WILSHIRE TARGET FDS INC LARGE CO GROWTH PORTFOLIO INVT CL	11,314.08	6,574.15
MFO WINTERGREEN FD INC COM	379,530.16	247,034.58
MFO YACKTMAN FD INC COM	152,671.41	141,425.42
MFO YACKTMAN FD INC FOCUSED FD	37,792.37	31,274.13
MFO YELLOW PAGES INCOME FD	5,154.54	2,330.26
MORGAN STANLEY GLOBAL OPPORTUNITY BD	9,845.20	5,422.68
MORGAN STANLEY INDIA INVT FD INC	50,350.14	14,258.45
NUVEEN EQTY PREM OPPORTUNITY FD COM	67,590.79	58,740.00
OLD MUT ADVISOR FDS II FOCUSED FD CL	141,663.18	109,606.05
REORG MFO COLUMBIA FDS TR VIII INC FD CL Z CUSIP MERGER AS OF 3-27-06	17,172.40	13,972.09
REORG MFO SCHWAB CAP TR TOTAL STK MKT INDEX FD MERGER CU 808509756 EFF 8/6/07	273,692.65	211,212.26
REORG MFO SCUDDER GD & PRECIOUS METALS FD CL S N/C TO DWS 2021242 EFF 02-06-06	48,544.75	42,478.22
REORG/COLUMBIA REAL ESTATE EQTY TO COLUMBIA REAL ESTATE 2021984 EFF 3/27/06	34,944.42	14,655.82
REORG/HYPERION BROOKFIELD N/C WITH CUSIP CHANGE SEC 2049103 EFF 12/29/2008	898.21	824.74
REORG/MFO GLOBAL MERGER NFJ LARGE CAP VALUE D 2028334 01/16/09	7,828.46	3,205.01
REORG/RMK STRATEGIC N/C TO RMK STRATEGIC INCOME FUND 2049098 12/29/08	621.03	584.00
S&P N AMERN NAT RES SECTOR INDEX FD	104,118.07	60,724.47
S&P N AMERN TECH SECTOR INDEX FD	14,509.96	8,044.80
SCHWAB CAP TR LARGE CAP GROWTH FD INV SHS	234,447.72	160,504.48
SCHWAB CAP TR LAUDUS INTL MARKETMASTERS FD SELECT	125,715.20	62,397.74
SCHWAB CAP TR SMALL CAP EQTY FD SELECT SHS	345,235.97	193,212.81
SCHWAB CHARLES FAMILY FDS CASH RESVS	3,390,772.67	3,390,772.67
SEMICONDUCTOR HOLDRS TR DEPOS RCPT	28,008.95	17,610.00
SPDR DJ WILSHIRE REIT ETF	43,970.97	21,779.20
SPDR KBW BK ETF	74,062.36	48,478.70

SUPPLEMENTAL SCHEDULE
FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2008
* Denotes party-in-interest investment

Identity of Issue/Description of Investment	Historical Cost	Current Value
SPDR KBW REGL BKG ETF	17,177.80	14,288.40
TEMPLETON EMERGING MARKETS FD CLOSED ENDFD ST CHANGED FROM MD TO DE	82,821.13	57,177.97
UNI SER TR SOUND MIND INVESTING FD	110,863.05	84,720.95
VANGUARD EMERGING MARKETS ETF	1,115,694.19	638,843.80
VANGUARD INDUSTRIALS ETF	3,323.63	3,080.45
VERMILION ENERGY TRUST UNITS	7,664.86	6,121.47

Value of Interest in Registered Investment Companies Total	760,357,339.17	639,651,996.07

Grand Total	2,730,329,488.34	2,314,752,877.54

Reconciliation	(in millions)
Investments per Statement of Net assists Available for Benefits	$2,346
less: Pending trade payables—net	(31)

Assets per schedule of assets held for investment purposes (above)	$2,315

SIGNATURES
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

United Airlines Pilot Directed Account Plan
Date: June 29, 2009	/s/ R. Douglas Rose
R. Douglas Rose
Member Retirement and Welfare Administration Committee, the Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

23	Consent of Independent Registered Public Accounting Firm